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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 15, 2012

No. 333-181650

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Radiation Therapy Services, Inc.

Additional Registrants Listed on Schedule A Hereto
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	8011 (Primary Standard Industrial Classification Code Number)	65-0768951 (I.R.S. Employer Identification No.)

2270 Colonial Boulevard
Fort Myers, Florida 33907
(239) 931-7275
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Bryan J. Carey
Chief Financial Officer
2270 Colonial Boulevard
Fort Myers, Florida 33907
(239) 931-7275
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, Esq.
Christopher A. Kitchen, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022-4675
(212) 446-4800

Approximate date of commencement of proposed sale of the securities to the public:
The exchange will occur as soon as practicable after the effective date of this Registration Statement.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

8 7/8% Senior Secured Second Lien Notes due 2017	350,000,000	350,000,000	$40,110

Guarantees of 8 7/8% Senior Secured Second Lien Notes due 2017	350,000,000	—	(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act.

(2)
Previously paid.

(3)
Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

           The registrants hereby amend this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Radiation Therapy Services Holdings, Inc.	DE	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	26-1747745
21st Century Oncology Of Alabama, LLC	AL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	55-0853649
Arizona Radiation Therapy Management Services, Inc.	AZ	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-2743876
California Radiation Therapy Management Services, Inc.	CA	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	56-2377222
21st Century Oncology Of Jacksonville, LLC	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-8754308
Devoto Construction Of Southwest Florida, Inc.	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-1343949
Radiation Therapy Services International, Inc.	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	26-0257575
21st Century Oncology Management Services, Inc.	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-8087211
Jacksonville Radiation Therapy Services, LLC	FL	2270 Colonial Boulevard	8011	26-2326266
Financial Services Of Southwest Florida, LLC	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	65-0633717
21st Century Oncology, LLC	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	59-2485899
21st Century Oncology Of Harford County Maryland, LLC	MD	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-4916540
Berlin Radiation Therapy Treatment Center, LLC	MD	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-1993712
21st Century Oncology Of Prince Georges County, Maryland, LLC	MD	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-8142750
Maryland Radiation Therapy Management Services, LLC	MD	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	52-2110079
American Consolidated Technologies, LLC	MI	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	38-2924024
Michigan Radiation Therapy Management Services, Inc.	MI	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-5623965
Nevada Radiation Therapy Management Services, Incorporated	NV	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	86-0874204

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
21st Century Oncology Of New Jersey, Inc.	NJ	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-1049875
New York Radiation Therapy Management Services, LLC	NY	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	65-0768868
North Carolina Radiation Therapy Management Services, LLC	NC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	56-2274741
21st Century Oncology Of South Carolina, LLC	SC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-8971654
West Virginia Radiation Therapy Services, Inc.	WV	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	26-1810691
Phoenix Management Company, LLC	MI	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	38-3488644
Carolina Regional Cancer Center, LLC	SC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	57-0956164
Atlantic Urology Clinics, LLC	SC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	51-0570029
Derm-Rad Investment Company, LLC	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	26-3494111
21st Century Oncology Of Pennsylvania, Inc.	PA	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-5400463
Gettysburg Radiation, LLC	PA	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-2648771
Carolina Radiation and Cancer Treatment Center, LLC	NC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	56-1805493
21st Century Oncology Of Kentucky, LLC	KY	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	56-2383667
New England Radiation Therapy Management Services, Inc.	MA	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-2726448
Radiation Therapy School For Radiation Therapy Technology, Inc.	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	65-0377840
Aurora Technology Development, LLC	DE	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	27-4405383
21st Century Oncology Services, Inc.	DE	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	45-3456866
Goldsboro Radiation Therapy Services, Inc.	NC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	56-1902589
AHLC, LLC	NC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	45-4859353

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Ashville CC, LLC	DE	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	45-4859175
Sampson Accelerator, LLC	NC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	Not Assigned
Sampson Simulator, LLC	NC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	Not Assigned

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not solicitig an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus
Subject to Completion, Dated June 15, 2012

Prospectus

Radiation Therapy Services, Inc.
350,000,000
Exchange Offer for 8 7/8% Senior Secured Second Lien Notes due 2017

         Offer for outstanding 8 7/8% Senior Secured Second Lien Notes due 2017, in the aggregate principal amount of $350,000,000 (which we refer to as the "Old Notes") in exchange for up to $350,000,000 in aggregate principal amount of 8 7/8% Senior Secured Second Lien Notes due 2017 which have been registered under the Securities Act of 1933, as amended (which we refer to as the "Exchange Notes" and, together with the Old Notes, the "notes").

Terms of the Exchange Offer

  •
  Expires 5:00 p.m., New York City time,                        , 2012, unless extended.

  •
  You may withdraw tendered outstanding Old Notes any time before the expiration or termination of the exchange offer.

  •
  Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

  •
  We can amend or terminate the exchange offer.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Terms of the Exchange Notes

  •
  The Exchange Notes will accrue interest at a rate per annum equal to 8 7/8% and will be payable semi-annually on each May 15 and November 15, beginning on November 15, 2012.

  •
  The Exchange Notes will mature on January 15, 2017.

  •
  We may redeem the Exchange Notes in whole or in part from time to time. See "Description of Exchange Notes."

  •
  The Exchange Notes will be our senior obligations, will be secured by a second priority lien on substantially all of our assets securing indebtedness under our senior secured revolving credit facility, subject to certain specified exceptions and permitted liens, and will rank equally in right of payment to all of our existing and future senior indebtedness.

  •
  The Exchange Notes will be guaranteed on a second lien senior secured basis by Radiation Therapy Services Holdings, Inc. and each of our existing and future direct and indirect domestic subsidiaries that is a guarantor under our senior secured revolving credit facility, and such guarantees will rank equally in right of payment to all other senior indebtedness of such guarantor.

  •
  The Exchange Notes will be effectively subordinated to our existing and future first priority secured indebtedness, including our senior secured revolving credit facility, to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all indebtedness and obligations of our subsidiaries that do not guarantee the Exchange Notes.

  •
  If we experience certain changes of control, we must offer to purchase the Exchange Notes at 101% of their aggregate principal amount, plus accrued and unpaid interest.

  •
  The terms of the Exchange Notes are substantially identical to those on the outstanding Old Notes, except the transfer restrictions, registration rights and additional interest provisions related to the Old Notes do not apply to the Exchange Notes.

         For a discussion of the specific risks that you should consider before tendering your outstanding Old Notes in the exchange offer, see "Risk Factors" beginning on page 26 of this prospectus.

         There is no established trading market for the Old Notes or the Exchange Notes.

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2012.

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See "Plan of Distribution."

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 8 7/8% Senior Secured Second Lien Notes due 2017.

i

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E in the Exchange Act. These statements may be identified by the use of forward-looking terminology such as "anticipate", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "plan", "potential", "predict", "should", or "will" or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus are forward-looking statements.

        We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings "prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

        Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

PRESENTATION OF FINANCIAL INFORMATION

        As more fully described in this prospectus, on February 21, 2008, we consummated the merger of a wholly-owned subsidiary of Radiation Therapy Services Holdings, Inc. ("Parent") with and into Radiation Therapy Services, Inc. with Radiation Therapy Services, Inc. as the surviving corporation and as a wholly-owned subsidiary of Parent (the "Merger"). The term "Predecessor" refers to our predecessor company, Radiation Therapy Services, Inc. prior to the Merger. The term "Successor" refers to Radiation Therapy Services Holdings, Inc. and its subsidiaries following the Merger.

        The Merger was accounted for under the purchase method of accounting in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, "Business Combinations" ("ASC 805"). Under the purchase method of accounting, the Merger was treated as a purchase and the assets so acquired were valued on our books at our assessments of their fair market value. Therefore, the results of operations, other comprehensive income (loss), changes in equity and cash flow for the Predecessor and Successor periods are not comparable. Accordingly, our audited consolidated financial statements, included elsewhere in this prospectus include the consolidated accounts of the Successor as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011.

MARKET AND INDUSTRY DATA

        In this prospectus, we rely on and refer to information and statistics regarding the radiation therapy services industry as well as the cancer treatment industry and, unless otherwise specified, our market share is based on our revenue rank among public and private radiation therapy services companies based on public filings with the SEC, industry presentations and industry research reports. Where possible, we obtained this information and these statistics from third-party sources, such as independent industry publications, government publications or reports by market research firms, including company research, trade interviews, and public filings with the SEC. Additionally, we have supplemented third-party information where necessary with management estimates based on our review

ii

of internal surveys, information from our customers and vendors, trade and business organizations and other contacts in markets in which we operate, and our management's knowledge and experience. However, these estimates are subject to change and are uncertain due to limits on the availability and reliability of primary sources of information and the voluntary nature of the data gathering process. As a result, you should be aware that industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable.

OTHER DATA

        Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

COPYRIGHTS

        We have filed an application to own the rights to a copyright that protects the content of our "Gamma Function" software technology. Solely for convenience, the copyright referred to in this prospectus is listed without the © symbol, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our right to this copyright.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus and may not contain all of the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading "Risk Factors" and our audited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. References in this prospectus to "we", "us", "our" and "the Company" are references to Radiation Therapy Services, Inc. and its subsidiaries, consolidated professional corporations and associations and unconsolidated affiliates, unless the context requires otherwise. References in this prospectus to "our treatment centers" refer to owned, managed and hospital-based treatment centers. Additionally, references in this prospectus to "our radiation oncologists" refer to both those professionals employed by us and those employed by professional corporations in those treatment centers we manage, unless the context requires otherwise.

 Our Company

        We are a leading provider of advanced radiation therapy and other clinical services to cancer patients primarily in the United States and Latin America. Our core line of business is offering a comprehensive range of radiation treatment alternatives, where we focus on delivering academic quality, cost-effective patient care in a personal and convenient community setting. Our first radiation treatment center opened in 1983, and as of March 31, 2012, we operated 126 radiation treatment centers, 121 of which are freestanding facilities with the five remaining facilities operated in partnership with hospitals and other groups. Our cancer treatment centers in the United States are strategically clustered in 28 local markets across 15 states. We also operate 30 radiation treatment centers in South America, Central America, Mexico and the Caribbean as well as one center located in India where we have been able to uniquely disseminate advanced technology in a cost-effective manner to a growing healthcare population. The majority of our centers in Latin America are operated together with local minority partners. We hold market leading positions in most of our local markets in the United States and abroad.

        In order to respond to the changing healthcare landscape, where providers across medical specialties collaborate to provide patient care, we are in the process of evolving from a freestanding radiation oncology centric model to an Integrated Cancer Care ("ICC") model. This new approach to focus on growing our network of employed or affiliated physicians is providing our patients with a more comprehensive treatment team to better target and treat tumors and improving our patients' experience. We currently employ or affiliate with over 415 physicians in the fields of medical oncology, breast, gynecological and general surgery, urology as well as primary care in certain key markets. In many cases, these physicians are co-located with our radiation oncologists. Our ICC model will enable us to collaborate with a broader group of physicians in other medical specialties, integrate services for related medical needs, and disseminate best practices across facilities, all of which should help us generate a stronger presence in each market we serve. In addition, we have been proactively pursuing partnership arrangements with hospitals, other providers and payers to further the mission of improving the continuum of services and clinical resources available to cancer patients. Examples of our successes in these efforts include our selection as the developer and operating partner in the first proton beam therapy center in New York as well as in our success in developing relationships where we can provide value-added services in the field of informatics, technical services and clinical research to other providers.

        Our leadership in the transition to the ICC model stems from our position as the largest radiation therapy provider in the United States, by number of centers, as well as our long history of clinical innovation. Our scale along with the systems and processes we have developed to manage a large network of radiation oncology providers afford us many competitive advantages including the advanced medical and technological resources that we are able to leverage. Our physicians are able to access the latest advances in treatment protocols and approaches allowing them to deliver the most effective and clinically appropriate treatments to our patients in a community setting. Our nationwide presence also enables us to implement best practices by sharing new approaches and recently developed findings across our network. We leverage our size by recruiting, developing and training key clinical personnel. For instance, we operate our own certified dosimetry and certified radiation therapy schools and have an affiliated accredited physics program. These capabilities combined with senior physician leadership, a premier medical board and substantive training and mentoring programs, have allowed us to deliver superior and innovative patient care with the highest quality standards across our centers and disciplines. Furthermore, our operational infrastructure and our network size afford us advantages in areas such as purchasing, recruiting, billing, compliance, quality assurance and clinical information systems.

        Our operating philosophy is centered upon using the latest available and most advanced technology and employing or affiliating with leading physicians to deliver a variety of treatment options to our patients in each local market. To implement this philosophy, we invest in new software, training and equipment with the goal of equipping each local market with state-of-the-art technology that facilitates better clinical results. Through the use of advanced tools and comprehensive clinical protocols, we can improve therapeutic outcomes by determining the right course of treatment at the outset allowing us to precisely target and eradicate cancerous cells and tumors while sparing healthy surrounding tissues and organs. We attract and retain talented physicians and staff by providing opportunities to work in an environment that has a clinical and research focus, superior end-to-end resources and high quality patient care. We have built a national platform of cancer treatment centers while increasing both the revenue and profitability of the Company. Since the beginning of 2003, we have internally developed 24 treatment centers, acquired 70 existing treatment centers, transitioned two treatment centers from hospital-based treatment centers to freestanding treatment centers, and from 2008 to 2011, we increased our revenues at a compound annual growth rate of approximately 9.0%. We believe that as our scale continues to increase, our physician-led ICC model along with our operational and financial resources will not only differentiate us from many of our competitors, but will also enhance our attractiveness to patients, referral sources, physicians, hospital partners, employees and acquisition targets. For the year ended December 31, 2011, our total revenue was $644.7 million.

Our Industry

        Although we are migrating to an ICC model in appropriate markets and circumstances, our primary focus and relevant industry remains related to the provision of radiation therapy for patients with cancer in the United States and Latin America.

        We believe the United States radiation therapy market was approximately $8 billion in 2010. The market's growth is driven by the growing number of cancer diagnoses and the development and use of increasingly effective technologies that enable more types of cancer related tumors to be treated with radiation therapy. The American Cancer Society estimates that approximately 1.6 million new cancer cases are expected to be diagnosed in the United States in 2012. As the U.S. population ages, the number of cancer diagnoses is expected to continue to increase, as approximately 77% of all cancers are currently diagnosed in persons 55 years of age and older. Radiation therapy is a primary treatment method for cancer and, according to the American Society for Therapeutic Radiology and Oncology ("ASTRO") nearly two-thirds of patients diagnosed with cancer receive radiation therapy during their illness. Radiation therapy's share of the cancer treatment market has increased as a result of new radiation therapy technologies that better target cancerous tumors and lead to fewer side effects as compared to other forms of treatment and to previous radiation therapy treatments.

        The Latin American radiation therapy market is also expected to continue to grow due to an increase in the number of cancer diagnoses as a result of the aging population. Argentina, Mexico, and Brazil represent approximately 60% of new cancer cases in Latin America and all three markets are less developed than the U.S. market. As a result, mortality rates in Latin America for those diagnosed with cancer are higher than rates in the United States, indicating an opportunity to further improve the availability and type of treatment throughout Latin America. We currently operate in six countries in Latin America, including Argentina, Dominican Republic, Mexico, Guatemala, El Salvador and Costa Rica, with each country demonstrating varied payer and demographic characteristics and levels of competition and technological advancement. We have recently expanded our Latin America business into a seventh country, having executed a construction agreement to modify an existing building in Bolivia to provide radiation therapy services. Argentina, with 73% of our Latin American sales, is our largest international market and one of the most developed markets in Latin America. However, while it has an attractive payer base for our services, its penetration of developed technologies is still significantly below the U.S. levels. The underserved population is substantial across all payer levels in less developed markets like Mexico and Bolivia and therefore provides a significant opportunity. Latin American payers are highly diversified in serving the middle and lower class populations and include government, commercial and union plans as well as self pay, all of which are increasingly covering advanced technologies, such as 3D conformal and intensity modulated radiation therapy ("IMRT"), and as such, the access to more advanced technology should continue to expand.

        Radiation therapy is used to treat the most common types of cancer, including prostate, breast and lung cancer. Radiation therapy uses high-energy particles or waves, such as x-rays, to destroy cancer cells by delivering high doses of radiation to the tumor through a special piece of equipment, known as a linear accelerator. In addition, when a cure is not possible, radiation therapy is often able to shrink tumors and reduce pressure thereby reducing pain while also relieving other symptoms of the cancer to enhance a patient's quality of life.

        Although a significant majority of cancer patients receive radiation therapy treatment, additional treatments for cancer patients include surgery, chemotherapy and/or biological therapy often in conjunction with radiation therapy. Physicians generally choose the appropriate treatment or combination of treatments based upon the type of cancer, its stage of development and where the cancer is located. Radiation therapy patients are usually referred to a treatment center or a radiation oncologist by urologists, breast surgeons, general oncologists and general surgeons, among other sources.

        Recent research and technological advances have produced new, advanced methods for radiation treatment. These advanced methods result in more effective treatments that deliver the necessary doses of radiation while minimizing the harm to healthy tissues and organs that surround the tumor. This is accomplished by modulating the intensity across the tumor and reducing the amount of radiation leakage resulting in fewer side effects and complications as well as an enhanced quality of life. For instance, the development of more intense delivery methods such as stereotactic radiosurgery ("SRS") combined with tumor tracking or respiratory gating techniques, allow cancers located in the lung and liver to be treated with significantly fewer but higher dose radiation treatments and higher control rates. This results in less dosage to normal lung or liver tissue and leads to fewer side effects than before and can present a more effective therapy than surgery. With the discovery of new, innovative means to deliver radiation therapy and the increasing awareness of advanced treatments with reduced side effects among patients and physicians, radiation therapy is expected to be a preferred method for treating cancer.

        The radiation therapy competitive landscape is highly fragmented. In 2010, there were over 2,200 locations providing radiation therapy in the United States, of which approximately 960 were freestanding, or non-hospital based treatment centers. Approximately 30% of freestanding treatment centers are affiliated with the largest four provider networks, which includes Radiation Therapy Services, Inc. The Latin American radiation therapy market is similarly fragmented with most competition coming primarily from hospitals and some smaller local groups. In Argentina we are the largest of four well-established radiation therapy providers, with particularly strong market positions in

Buenos Aires, Cordoba and Mendoza. In other Latin American markets, we are the number one or number two provider in the majority of local markets where we operate.

        The physician services industry is currently undergoing consolidation of smaller independent physician practices by larger hospital and physician practice groups. A 2010 survey conducted by the Medical Group Management Association indicated that capital investments and ongoing operating costs have pushed physicians to seek a more secure work environment at larger hospitals and physician groups. More critically, however, consolidation activity is also driven by the capabilities that strong performing hospitals and physician groups can provide. Such services include high quality facilities, state-of-the-art technology, more favorable payer contracts, consistent use of patient protocols, capital and operational support as well as greater IT capabilities. It is estimated that the current consolidation trends will help create new opportunities for physicians to deliver better care coordination to patients and reduce any existing variations in care that do not offer value. In addition, consolidation is expected to lessen the administrative burdens that physician practices face, allowing doctors to focus more on patient care and clinical outcomes. As the largest radiation therapy provider in the United States, we feel that we are well-positioned to take advantage of the current consolidation trends and lead the industry's migration to an ICC model due to the vast scale of our network, our advanced infrastructure and clinical talent as well as our successful track record of educating and disseminating advanced technology to physicians in a cost-effective manner.

Our Services

        We believe our radiation treatment centers, and in many markets our comprehensive cancer care centers, are distinguishable from those of many of our competitors because we offer patients an enhanced patient experience and a full spectrum of radiation therapy and cancer treatment alternatives, including many advanced radiation treatment options that are not otherwise available in certain local geographies or offered by other providers. Our radiation treatment services include external beam therapies, such as 3D conformal radiation therapy, IMRT and stereotactic radiosurgery as well as internal radiation therapy such as high-dose and low-dose rate brachytherapy. In addition, we utilize various supplementary technologies, including image guided radiation therapy, Gamma Function and respiratory gating to improve the effectiveness and safety of the radiation treatments. Finally, we provide an array of complementary support services in the areas of psychological and nutritional counseling as well as transportation assistance, consistent with applicable regulatory guidelines.

        Radiation therapy is administered in one of two ways: externally or internally, with some cancers treated utilizing both approaches. External beam radiation therapy involves directing a high-energy x-ray beam generated from a linear accelerator to the patient's tumor. Most patients undergoing radiation therapy for cancer are treated with external beam radiation therapy. A course of external beam radiation therapy typically ranges from 20 to 40 treatments. Treatments are generally performed once per day with each session lasting approximately 15 minutes. Internal radiation therapy, also called brachytherapy, involves the placement of a radiation-emitting element within or adjacent to the patient's tumor. Brachytherapy usually requires an operating room procedure for either insertion of the radiation source to remain permanently in the cancerous organ or insertion of thin plastic tubes to allow for temporary placement of a radiation source within the tumor after which both the source and tubes are removed from the body.

        We were recently selected as the developer and managing partner of the first medical proton beam therapy center in New York. Our partners include five of the largest cancer care programs at key academic institutions in New York including Memorial Sloan-Kettering, NYU Langone, Mt. Sinai, Continuum and Montefiore. We anticipate the proton center to be operational and treating its first patients in early 2016. In addition, we have started beta testing for adaptive radiotherapy and have developed an internal advanced development group, Aurora Development Group ("Aurora"), to focus on refining and commercializing both of these technologies which we believe will be critical treatment alternatives for cancer patients in the future.

        The following table sets forth the forms of radiation therapy treatments and advanced services that we currently offer:

Technologies	Description
External Beam Therapy
3D Conformal Radiation Therapy	Enables radiation oncologists to utilize medical linear accelerator x-ray machines to direct radiation beams at the cancer.
Intensity Modulated Radiation Therapy ("IMRT")

Enables radiation oncologists to adjust the intensity of the radiation beam and shape the radiation dose to match the size and shape of the treated tumor with a higher degree of precision than 3D conformal therapy. The net clinical result of this technology is the delivery of higher, more effective radiation doses to tumors while reducing radiation exposure of the surrounding normal, healthy organs.

Stereotactic Radiosurgery ("SRS")

Enables delivery of highly precise, high-dose radiation to small tumors. SRS utilizes additional treatment technologies to deliver treatment with greater precision and accuracy than either IMRT or 3D therapy. Historically, SRS was used primarily for brain tumors but recent advancements in imaging and radiation delivery technologies have allowed for expanding applications of this technology to the treatment of extra cranial cancers.

Internal Radiation Therapy
High-Dose Rate Remote Brachytherapy	Enables radiation oncologists to treat cancer by internally delivering high doses of radiation directly to the cancer using temporarily implanted radioactive elements.
Low-Dose Rate Brachytherapy

Enables radiation oncologists to treat cancer by internally delivering doses of radiation directly to the cancer over an extended period of time using permanently implanted radioactive elements (e.g., prostate seed implants).

Advanced Services Used with External Beam Treatment Therapies
Image Guided Radiation Therapy ("IGRT")

Enables radiation oncologists to utilize x-ray imaging at the time of treatment to identify the exact position of the tumor within the patient's body and adjust the radiation beam to that position for better accuracy.

Technologies	Description
Gamma Function

Proprietary capability that for the first time enables measurement of the actual amount of radiation delivered during a treatment. Gamma Function also enables the verification of radiation delivery and the comparison to physician prescription and treatment plans. Further, it provides the physician with information to adjust for changes in tumor size and location, and ensures immediate feedback for adaption of future treatments as well as for quality assurance.

Respiratory Gating

Coordinates treatment beam activation with the respiratory motion of the patient, thereby permitting accurate delivery of radiation dosage to a tumor that moves with breathing, such as lung and liver cancers.

Operating Technologies Under Development
Proton Therapy	Form of radiation treatment that utilizes subatomic particles instead of x-rays and can achieve better radiation sparing of surrounding normal organs for certain tumor types.
Adaptive Radiotherapy

A novel approach to radiation therapy that is currently under development at our Company and a small number of academic medical centers, adaptive radiotherapy is a process that will automatically trigger a new more informed treatment plan during the course of therapy in order to adapt to anatomic changes that occur to the tumor. For example, as a tumor shrinks during treatment, adaptive radiotherapy will respond by generating a new treatment plan customized to the smaller tumor and further spare radiation exposure of nearby healthy tissue and organs.

Our Business Strengths

        We believe that the following competitive strengths have allowed us to achieve and maintain our position as a leading provider of radiation therapy and provide us with the necessary tools to become the leading ICC model in the United States and Latin America:

        International Platform with Strong Local Market Positions—As of March 31, 2012, we serve patients in 28 domestic markets across 15 states, including Alabama, Arizona, California, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, South Carolina, Rhode Island and West Virginia, and we recently expanded into international markets,—primarily Latin America. Most of our cancer treatment centers are strategically clustered into regional networks (which we refer to as our local markets) in order to leverage our clinical and operational expertise and resources over a larger patient population and maximize our investment in advanced technologies. For example, our local markets enable us to share scarce and expensive medical physicists, who are critical in the process of developing the radiation treatment plan for each patient as well as making sure the equipment is properly calibrated. By staffing two physicists at three to four treatment centers in each of our local markets, as opposed to each treatment center, we are able to increase resource utilization and provide enhanced and consistent treatment in a cost effective manner. Another example is our ability to provide our patients with a full set of clinical alternatives through our ICC relationships in certain markets, as well as our ability to offer them the full technological spectrum in radiation therapy, including less common treatment alternatives, by equipping each of our local markets, as opposed to each treatment center, with the necessary technology and know-how and thus doing so on a more cost-effective basis. Our scale also allows us to serve as a center for leading clinical research and technological advances, which help us attract and retain talented radiation oncologists, physicians, physicists and other professionals. Furthermore, our large platform in the United States and Latin America, and our reputation, recruiting ability and market knowledge enable us to respond quickly and efficiently to new acquisition as well as internally developed ("de novo") and joint venture opportunities. Since the beginning of 2003, we have acquired or developed 94 treatment centers, transitioned two treatment centers from hospital-based treatment centers to freestanding treatment centers, entered into 16 new local markets and expanded into international markets including Latin America and India as of March 31, 2012. Finally, our centralized approach to business functions such as purchasing, engineering and service, accounting, administration, billing and information technology enables us to leverage economies of scale in various direct and indirect costs.

        Best in Class Clinical and Technological Platform—We believe that we have the best in class technology, which allows us to provide the highest quality of care and clinically advanced treatment options to our patients. We consistently upgrade our equipment and technology and we believe they will require minimal maintenance capital expenditures in the near future. We believe we are the market leader in the utilization of advanced technologies, such as IMRT, IGRT and our recently developed Gamma Function. These technologies are more effective at treating many forms of cancer than other, older technologies such as conformal beam. Our continuous and early adoption of technology platforms has allowed us to implement and share technology across centers very quickly and therefore enhance clinical expertise within the Company and the industry overall. Our Chief Technology Officer, who is certified in radiotherapy physics, has received numerous awards, serves as an adjunct professor, is a published author in a variety of fields and has spent 20 years in his current role with the Company managing 80 physicists in the United States and an internal radiation equipment development and maintenance team. He also leads our Aurora team which is recognized as a leader in establishing and disseminating advancements in radiation therapy, including important developments in proton beam therapy and adaptive radiotherapy. Our Chief Medical Officer has been with the Company for 10 years and is a leading radiation oncologist who conducts radiation therapy research projects, publishes professional journal articles and presents at national cancer treatment meetings. These members of management and the teams that they lead provide both technical and clinical expertise throughout our network, enhancing the level of patient care, safety and quality control. In addition, as we have grown our field of other cancer care specialists, we have added experts in the field of urology, medical oncology and surgery, among others. These professionals have a national platform for sharing best practices and clinical outcomes, thereby improving the full continuum of care from diagnosis to discharge. We feel our clinical and technological platform provides us with a significant competitive advantage in attracting new professional talent, upgrading equipment, clinical services and operations of acquired centers and the opportunity to distinguish ourselves with referral sources, physicians, payers and patients.

        Leading Radiation Oncologists—We have been successful in recruiting, acquiring practices from, and retaining radiation oncologists with excellent academic and clinical backgrounds who we believe have potential for professional growth. Our approximately 115 radiation oncologists in the domestic United States have an average of over 16 years of experience and we believe our most senior clinical leadership are regarded as industry leaders. As a physician-led organization, we value superior training, research capabilities and mentoring. In addition to being educated and trained at some of the world's most prestigious and well recognized medical training centers and universities, our physicians have held positions in radiation oncology's elite research institutes, societies and regulatory bodies. These institutions and societies include ASTRO, American College of Radiation Oncology ("ACRO"), Association of Freestanding Radiation Oncology Centers ("AFROC") and Radiation Therapy Oncology Group. Our clinical leadership also publishes frequently as academic contributors, having co-authored numerous white papers, radiation therapy research projects and empirical studies in a wide range of international and domestic medical journals. We attract and retain our existing physicians by:

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  offering them the opportunity to join an ICC model that includes an established team of leaders in the fields of radiation oncology and other cancer services;

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  providing them advanced electronic tools that facilitate complex treatment planning in an efficient manner while also enabling collaboration and peer review;

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  enabling them to maximize clinical results through the sharing of best practices;

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  providing them access to advanced technologies and resources, including superior clinical personnel;

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  offering them the opportunity to develop expertise in advanced treatment procedures;

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  enabling them to conduct research and encouraging them to publish their results;

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  providing them with a vast history and amount of data to study protocols and outcomes of various treatment alternatives;

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  providing them with the opportunity to earn above the national average compensation for radiation oncologists together with the benefits associated with an employment based model; and

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  offering them administrative and support services to assist in the management and operation of practices.

        Favorable Industry Dynamics—Cancer treatment is a large and growing market. In 2008, there were approximately 12.0 million people living with cancer or with a history of cancer in the United States. The market has been growing with approximately 1.6 million new cases expected to be diagnosed in the United States in 2012. Radiation therapy remains a core treatment for cancer with nearly two-thirds of cancer patients receiving radiation therapy during their illness. The U.S. radiation therapy market was estimated to be approximately $8 billion in 2010. We believe the Latin American market exceeds $1.0 billion in value for radiation therapy treatments and is growing 2-4% per year. Compared to the U.S. market, the Latin American radiation therapy market is less developed, with higher mortality rates for those diagnosed with cancer, leading to more favorable dynamics as countries seek to improve their clinical offerings. We believe that several factors will contribute to the continued expansion of the cancer treatment market and increased utilization of radiation therapy as one of the primary treatment methods, including:

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  the increased life expectancy and aging of the population, which is likely to drive an increase in the incidence of the disease as approximately 77% of all cancers are diagnosed in persons 55 years of age and older;

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  the advent of advanced radiation treatment technologies, including stereotactic radiosurgery, that expand the base of cancers that are treatable with radiation therapy;

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  the increase in availability of more advanced radiation treatment technologies in Latin America by educating the market on the capabilities and usage of these technologies;

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  radiation therapy being less invasive than surgery;

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  radiation therapy having fewer side effects than chemotherapy; and

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  increasing patient knowledge and awareness of various treatment alternatives leading to higher utilization of advanced procedures that more effectively spare healthy tissue, reduce complications and side effects and improve quality of life.

        Stable and Growing Business with Strong Operating Cash Flow—There are several underlying factors that we believe contribute to the stability and growing performance of our business; most notably, the aging of the population and resultant rise in cancer cases, the opportunity for profitable growth in the Latin American radiation therapy market and that radiation therapy remains a primary tool used to treat cancer. Additionally, our growth is attributable to our utilization of more advanced treatment technologies, which typically generates higher revenue and margins. In addition to stable and growing revenues, our base business includes characteristics that produce significant operating cash flow such as low operating costs and minimal working capital needs. The generation of operating cash flow allows us to either reinvest in our business through capital expenditures and growth initiatives and/or reduce indebtedness, each as determined by our business and financial strategies.

        Strong Track Record of Successful Acquisitions and De Novo Facility Development—We have grown at a measured pace through a focused strategy of acquisitions, development of freestanding centers and hospital based joint ventures. Since the beginning of 2003, we have acquired 70 treatment centers and transitioned two treatment centers from hospital-based treatment centers to freestanding treatment centers, and have a successful track record of integrating our acquisitions as a result of our ability to leverage regional resources and technology, improve the mix of treatments and put in place more favorable contracts for insurance and medical supplies that take advantage of our size and scale. We have also been successful at identifying opportunities where we can deploy our ICC model and drive improved financial and clinical stability through a comprehensive service offering. We have a deep corporate development team and unique market analysis software that enables us to proactively identify and prioritize acquisition targets based on demographics, payer landscape, ICC opportunity and competition, among other factors. In 2010, approximately 30% of the U.S. market's freestanding centers were affiliated with the four largest provider networks, which include Radiation Therapy Services, Inc. In addition, a significant number of hospitals and hospital management companies are looking to build or expand comprehensive cancer offerings and are interested in joint ventures with providers such as our Company. As a result, we believe our pipeline of potential targets is robust and acquisitions will remain a significant part of our core growth strategy. As a leading national platform company in the industry, we believe we are a preferred acquirer in light of the services and benefits we can offer.

        Since the beginning of 2003, we have also developed 24 de novo treatment centers, including joint ventures with hospitals as of March 31, 2012, and we continue to seek opportunities to develop additional de novo treatment centers as a means to strengthen our local market share. De novo treatment centers allow us to penetrate underserved markets, partner with hospitals which have significant market presence or extend our local network and typically require lower initial capital expenditures. De novo treatment centers typically generate positive cash flow within six months after opening in an existing market and twelve to fifteen months after opening in a new market.

        Experienced and Committed Management Team and Equity Sponsor—Our senior management team, several of whom are practicing radiation oncologists, has extensive public and private sector experience in healthcare, in particular radiation oncology. 11 of our senior management team have been with us for an average of 14 years and average approximately 17 years in the radiation therapy industry. In addition, our recently appointed Chief Financial Officer, Chief Operating Officer, Senior Vice President of Managed Care and Senior Vice President of Marketing have deep functional expertise in relevant organizations including positions at our sponsor Vestar Capital Partners, DaVita Inc., United Health Group and Bravo Health. This new talent is augmenting a successful management team that has since 1999, led the Company in growing from $56.4 million in total revenues to $644.7 million of total revenues for the year ended December 31, 2011 and creates both management breadth and depth in a team that combines outstanding clinical and medical experience with significant operational and financial expertise. Management has over $120 million currently invested in the Company. In addition, our equity sponsor, Vestar, which along with its affiliates has over $500 million currently invested in the Company, has considerable experience making successful investments in a wide variety of industries, including healthcare.

Our Business Strategy

        We believe we are in a superior position relative to our competitors to capitalize on the opportunities in our markets given our size, market locations, access to capital and clinical expertise as well as our experienced physician base and management team. The key elements to our strategy are:

        Maintain Emphasis on Service and Quality of Care—We focus on providing our patients with an environment that minimizes the stress and uncertainty of being diagnosed with and treated for cancer. We aim to enhance patients' overall quality of life by providing technologically advanced radiation treatment alternatives that deliver more effective radiation directly to cancerous cells while minimizing harm to surrounding tissues and organs in order to reduce side effects. As an example, one of our most recent technologies, Gamma Function, provides enhanced quality control during treatment delivery. Gamma Function effectively measures the radiation byproduct, or throughput, as the beam exits the body, thereby measuring the accuracy of the radiation delivery to the prescribed tumor site and giving the physician more frequent opportunities to re-design and improve treatment plans during a course of an overall treatment regimen. Additionally, we verify every accelerator's output daily and voluntarily re-calibrate each machine annually using the services provided by the M.D. Anderson Radiation Physics Center at the University of Texas to ensure that our stringent quality control standards are met. Over 80% of our facilities have been accredited, or are in the process of being accredited, by an independent third party, which we believe is unique in the industry. Accreditation requires centers to meet stringent and consistent quality measures over a three year period. We have a compliance program that is consistent with guidelines issued by the Office of Inspector General ("OIG") of the Department of Health and Human Services ("DHHS"). Our compliance team, led by a senior officer who has been with the Company since 2004, coupled with our in-house physics and engineering departments, complements our front-end focus on employing the best physicians and using the most advanced technologies to provide our patients with superior care in a safe and quality controlled environment.

        Our treatment centers are designed to deliver high-quality radiation therapy in a patient friendly environment and are generally located in convenient, community based settings. We make every effort to see patients within 24 hours of a referral and to begin treatment as soon as possible thereafter. In addition, our physicians are available to patients at any time to discuss proposed treatments, possible side effects and expected results of treatment. Finally, we offer support services in the areas of psychological and nutritional counseling as well as transportation assistance, consistent with applicable regulatory guidelines, each of which serves to improve the patient experience. We believe our focus on patient service enhances the quality of care provided, differentiates us from other ICC providers and sole radiation therapy providers and strengthens our relationships with both our referring and affiliated physicians.

        Increase Revenue and Profitability of Our Existing Treatment Centers—We plan to continue to provide capital, support and technology to our existing centers to drive increased census, improve treatment mix and leverage our strong market presence to generate operating efficiencies. We believe our scale and strategy of clustering treatment centers in local markets provide unique advantages for driving referrals, improving payer relationships and enhancing our clinical reputation, all of which lead to growth in patient volume. In the beginning of 2011, we successfully initiated a physician liaison program to educate referring physicians, patients, and caregivers about our clinical and technological offerings as well as our commitment to providing a positive patient experience. Since that time, we have grown from three physician liaisons to 19 today. This program was a major contributor to improved same practice volume growth over the course of fiscal 2011 including the 3% same practice volume increase in the fourth quarter. In addition, during 2012, we plan to embark on a rebranding effort at the center level. Most of our centers today operate under the name 21st Century Oncology which is no longer reflective of our ICC model, our increased technological and clinical sophistication and our focus on providing a superior patient experience. As a result, we plan to commence the rebranding of the Company to SaviaCare to highlight our patient centric focus on the "wise path to care" and the broader platform of cancer services we now offer. As part of this effort, we are revamping our marketing materials, web site and clinical information to better introduce referral sources, patients and affiliated physicians to our philosophy of care and related clinical and technological offerings, all of which should contribute to continued census growth. In addition, we have been aggressively consolidating and renegotiating our payer contracts to improve the pricing and stability of the relationships with our commercial payers while also aligning objectives through innovative payment approaches. Our early efforts in several markets have yielded encouraging results, and we expect to expand this program to new markets in 2012.

        We have also restructured our operations into eight domestic regions with separate directors all reporting to our new Chief Operating Officer. We have consolidated talent at these senior positions to provide a more experienced level of business leadership and provide greater visibility for improved results while also allowing us to streamline positions at the state and center level. Currently we believe that there is an opportunity to reduce operating expense by approximately $10 million in 2012 though improved physician contracting, purchasing and reduction in other operating expenses. In addition, greater integration between our operations team and our clinical and corporate development leadership has led to enhanced market opportunities. We are now better able to target attractive ICC opportunities to improve market dynamics as well as identify a number of centers for closure where the existing patient volume could be serviced with a smaller, lower cost configuration of centers. As a result in 2011 and the beginning of 2012, we entered into 21 new ICC practice relationships including a critical arrangement with approximately 250 affiliated accredited doctors in Michigan. We also closed nine centers, including five underperforming centers in Las Vegas, Maryland, Delaware and Pennsylvania. Going forward, we believe this dual operating and clinical structure will not only continue to help us focus on increasing operating leverage but also more quickly facilitate the rollout of the ICC model and penetration of advanced technology and treatment methods across our centers.

        Continue to Lead in Clinical Excellence—For more than 20 years, we believe we have differentiated ourselves from other industry participants by proactively investing in a superior, research driven clinical and technological infrastructure that has advanced our clinical treatment capabilities. In 1989, we founded and continue to run the only fully accredited privately owned radiation therapy and dosimetry schools in the country. In addition, we have an affiliated physics program with the University of Pennsylvania. As a result, we have recruited, trained, certified and retained many highly talented medical physicists, dosimetrists and radiation therapists. Further, we have consistently invested in industry leading and revolutionary technologies, through partnerships with renowned research institutes, proprietary experimental research entities and other for-profit businesses. An example of this partnership, is our selection as the developer and managing director of the first proton beam therapy center in New York in concert with academic institutions including Memorial Sloan-Kettering, NYU Langone, Mt. Sinai, Continuum and Montefiore medical centers. We have also, through our own research initiatives and resources, developed and implemented treatment technologies exclusive to the Company. For example, Gamma Function is an in-house developed software tool that we use to measure the quality of radiation therapy delivered to our patients. Our internal advanced development group, Aurora, is continuing to investigate and advance the field of radiation therapy through projects such as Gamma Function, proton beam therapy and adaptive radiotherapy as well as develop applications which can be licensed to other providers.

        As a result of our history and reputation for clinical excellence, we are exploring more formalized initiatives to use the scale and depth of our unique technological and clinical resources to develop new lines of "value added services". To date, we have been able to commercialize our data to lead and support studies and programs measuring quality outcomes of various treatment protocols and are currently investigating opportunities with a number of providers to license and implement our technologies at their centers.

        Expand Through Acquisitions—Acquisitions are an important part of our expansion plan, and we have invested in unique tools and a substantial infrastructure to capitalize on acquisition opportunities. We seek to target centers that have certificates of need (CON), provide entry into new markets with significant market share or shore up our existing markets and have opportunities to expand our ICC model. We seek to employ the leading radiation oncologists at these centers and meaningfully enhance the business through technology migration. The foundation of our acquisition strategy is the implementation of our proven operating model at each of our newly acquired treatment centers. This includes upgrading existing equipment and technologies where applicable, enhancing treatment mix, developing ICC relationships, introducing advanced therapies and services, providing clinical expertise and enabling our new physicians and patients to access our broad network of centers, contracts and resources. For example, our existing physicians and clinical experts are often able to educate the physicians at our acquired centers on the clinical benefits of using advanced technologies such as IMRT, IGRT and Gamma Function, thereby increasing the penetration of these services in the center's overall treatment mix and resulting in higher average revenue per treatment, increased census, increased profitability and improved patient care. We are currently considering a number of acquisition opportunities, some of which could be material.

        Develop New Treatment Centers in Existing and New Markets—We plan to develop treatment centers to expand our existing local markets and selectively enter new local markets. As of March 31, 2012, we had two de novo treatment centers under development in the United States and three de novo treatment centers under development in Latin America. We have significant experience in the design and construction of radiation treatment centers, having internally developed 24 treatment centers since the beginning of 2003. In 2009, we opened de novo treatment centers in Hammonton, New Jersey; Indio, California; Fort Myers, Florida; Southbridge, Massachusetts; Providence, Rhode Island and Yucca Valley, California. In 2010, we opened de novo treatment centers in Pembroke Pines, Florida and Los Angeles, California. In 2011, we opened one de novo treatment center in Andalusia, Alabama. We evaluate potential expansion into new and existing local markets based on demographic characteristics, pre-existing or potential relationships with ICC physicians or hospitals, the competitive landscape and the payer and regulatory environments. Our newly developed treatment centers typically achieve positive cash flow within six to fifteen months after opening, depending upon whether it is an existing or new market, and the use of third party leasing minimizes our up front capital requirements. We may also from time to time enter new local markets through strategic alliances and joint ventures.

        Continue to Develop and Expand Our ICC Model—In select local markets, it may be advantageous to affiliate with physicians in medical specialties that are not primarily focused on radiation therapy, but are involved in the continuum of care for cancer patients. We may pursue these affiliations when opportunities arise to provide our patients with a more comprehensive treatment team to better target and treat tumors as well as coordinate in the provision of care. In these instances, we believe we can further strengthen both our clinical working relationships and our standing within the local medical community. We currently operate as an ICC practice in 14 markets and have affiliations with over 415 of such physicians in the field, including medical oncology, breast, gynecological, urological and general surgical oncology as well as primary care.

        We also look for similar arrangements with hospitals where we can generate greater awareness of our services with patients in the local markets while capitalizing on census already in the market.

        Seek Greater Alignment As Well As Pricing Stability Through Alternative Payment Structures —The Company, through its leadership in the development of the Radiation Therapy Alliance ("RTA"), an organization representing freestanding, for-profit radiation providers, has been at the forefront of discussions on payment reform in the radiation therapy space since the RTA's inception in 2009. In 2010, after working with a pre-eminent consulting firm, the RTA drafted a proposal on a prostate cancer bundle that was well received for its quality and cost metrics. On February 22, 2012, President Obama signed into law H.R. 3630, which mandated that the Department of Health and Human Services conduct a study examining, among other things, bundled payments for cancer services. This report is due to Congress by January 1, 2013. We believe we are well positioned as the government begins to innovate with payment reform due to our proactive discussions in this area.

        In addition we have begun discussions on alternative payment structures and other contracting arrangements with key commercial payers. Our early initiatives in this area have yielded positive results in preferred provider arrangements and increased volume as well as in longer dated contracts. As a national provider of radiation therapy and other cancer services, we are uniquely positioned in these discussions with public and private payers and believe alignment with payers will be critical for long-term success in our markets.

        Selectively Expand in Latin America—Outside of the United States we continue to look for opportunities to selectively expand our presence in Latin America by further developing existing markets and entering new markets through either de novo treatment centers, joint ventures or acquisitions. There are several markets outside of our current Latin America footprint, such as Brazil, Mexico, Bolivia and Uruguay, which have very attractive demographic, payer and competitive characteristics and we believe we are positioned to capitalize on opportunities in these markets. Our significant foothold in the regions in which we operate, positions us to take advantage of the growing pipeline of opportunities for further acquisitions. The Latin American radiation therapy market is largely under-developed and fragmented, with physicians frequently utilizing older generation equipment and technologies. In addition, there are significant opportunities to transport equipment, which is not being utilized in the United States, to our Latin American centers and thereby increase our overall equipment utilization. Our existing physicians and clinical experts are beginning to educate the physicians at our acquired centers on the clinical benefits of using advanced technologies such as IMRT, IGRT and Gamma Function, thereby increasing the penetration of these services in the center's overall treatment mix and resulting in higher average revenue per treatment, increased profitability and improved patient care.

        Our Latin American leadership team has significant experience working in the Latin American markets, having grown our Latin American business from 21 to 30 centers from 2009 to the end of 2011. Most recently in November 2011, we acquired a five facility practice with operations in five cities in Argentina to further expand our presence in that market. We will continue to utilize our Latin American leadership team's market knowledge and relationships to selectively grow in the region.

Our Sponsor

        Founded in 1988, Vestar is a leading global private equity firm specializing in management buyouts and growth capital investments. Vestar's investment in the Company was funded by Vestar Capital Partners V, L.P., a $3.7 billion fund which closed in 2005, and affiliates.

        Since the firm's founding, Vestar has completed 69 investments in the United States and Europe in companies with total value of over $40 billion. These companies have varied in size and geography and span a broad range of industries including healthcare, an area in which Vestar's principals have had meaningful experience. The firm's strategy is to invest behind incumbent management teams, family owners or corporations in a creative, flexible and entrepreneurial way with the overriding goal of building long-term investment value.

        Vestar currently manages funds totaling $8 billion and has offices in New York, Denver and Boston. See "Certain Relationships and Related Party Transactions," "Security Ownership of Certain Beneficial Owners and Management" and the documents referred to herein for more information with respect to our relationship with Vestar.

 Organizational Structure

        The following chart summarizes our organizational structure and our principal indebtedness.

(1)
Vestar and its affiliates beneficially own approximately 56% of the outstanding Class A voting equity units of Radiation Therapy Investments, LLC ("Holdings"), the sole stockholder of Parent, and its co-investors beneficially own approximately 25% of the outstanding Class A voting equity units of Holdings. Vestar and its affiliates control, and may be deemed to beneficially own, approximately 81% of the Class A voting equity units of Holdings through its ability to directly or indirectly control its co-investors. In addition, management as a group, including a former director and executive officers, beneficially owns approximately 19% of the outstanding Class A voting equity units of Holdings. See "Security Ownership of Certain Beneficial Owners and Management". We refer to limited liability company interests in Holdings as "equity units".

(2)
The Exchange Notes will be guaranteed on a second lien senior secured basis by Parent and each existing and future direct and indirect domestic subsidiary that is a guarantor under our senior secured revolving credit facility, subject to certain exceptions as described in this prospectus.

(3)
Our senior secured credit facilities consist of a senior secured term loan facility and a senior secured revolving credit facility. As of December 31, 2011, there was $265.4 million aggregate principal amount outstanding under our senior secured term loan facility net of an original issue discount of $1.0 million and $10.0 million in aggregate principal amount outstanding under our senior secured revolving credit facility (excluding issued but undrawn letters of credit). See "Description of Other Indebtedness".

The Exchange Offer

        On May 10, 2012, we sold, through a private placement exempt from the registration requirements of the Securities Act, $350,000,000 of our 8 7/8% Senior Secured Second Lien Notes due 2017, CUSIP No. 750323 AC1 and U7493A AB99, all of which are eligible to be exchanged for Exchange Notes. We refer to these notes as "Old Notes" in this prospectus.

        Simultaneously with the private placement, we entered into the Registration Rights Agreement with the initial purchasers of the Old Notes. Under the Registration Rights Agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be filed with the United States Securities and Exchange Commission (the "SEC") and to complete the exchange offer within 365 days after the issue date of the Old Notes. We refer to the notes to be registered under this exchange offer registration statement as "Exchange Notes" and collectively with the Old Notes, we refer to them as the "notes" in this prospectus. You may exchange your Old Notes for Exchange Notes in this exchange offer. You should read the discussion under the headings "—Summary of Exchange Offer," "Exchange Offer" and "Description of Exchange Notes" for further information regarding the Exchange Notes.

Securities Offered	$350.0 million aggregate principal amount of 8 7/8% Senior Secured Second Lien Notes due 2017.
Exchange Offer

We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in minimum principal denominations of $2,000 and integral principal multiples of $1,000 thereafter. The exchange offer is being made pursuant to the Registration Rights Agreement which grants holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender

The exchange offer will expire 5:00 p.m., New York City time, on                        , 2012, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales

We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

• you acquire the Exchange Notes in the ordinary course of business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;
• you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act; and
• you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the exchange offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "Exchange Offer—Conditions to the Exchange Offer.

Procedures for Tendering Old Notes held in the Form of Book-Entry Interests

The Old Notes were issued as global securities and were deposited upon issuance with Wilmington Trust, National Association, which represent a 100% interest in those Old Notes, to The Depositary Trust Company ("DTC").

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under "Exchange Offer." Your outstanding Old Notes must be tendered in minimum denominations of $2,000 and multiples of $1,000 thereafter.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent's account at DTC, under the procedure described in this prospectus under the heading "Exchange Offer," on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

United States Federal Income Tax Considerations

The exchange offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.
Exchange Agent	Wilmington Trust, National Association is serving as the exchange agent for the exchange offer.
Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

Consequences of Not Exchanging Old Notes

        If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see "Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of Exchange Notes—Registration Rights."

 Description of Exchange Notes

Issuer	Radiation Therapy Services, Inc., a Florida corporation.
Notes Offered	$350.0 million aggregate principal amount of 8 7/8% Senior Secured Second Lien Notes due 2017.
Maturity Date	The Exchange Notes will mature on January 15, 2017.
Interest Payment Dates	May 15 and November 15, beginning on November 15, 2012.
Guarantees

The Exchange Notes will be guaranteed, subject to certain limitations described herein, on a second lien senior secured basis by Parent and each of our existing and future direct and indirect domestic subsidiaries that is a guarantor under our senior secured revolving credit facility. If we fail to make payments on the Exchange Notes, our guarantors must make them instead.

Ranking	The Exchange Notes will be our second lien senior secured obligations and will:
• rank equally in right of payment to our existing and future senior indebtedness, including our senior secured revolving credit facility;
• be effectively junior to our indebtedness that is either
(i) secured by senior priority liens on the collateral, including our senior secured revolving credit facility or
(ii) secured by assets that are not part of the collateral securing the Exchange Notes, to the extent of the value of such collateral;

•

be effectively senior to our senior unsecured indebtedness to the extent of the value of the collateral securing the Exchange Notes, after giving effect to first priority liens on the collateral and certain permitted liens; and

•

rank senior in right of payment to all of our existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Exchange Notes, including our senior subordinated indebtedness.

Similarly, the Exchange Notes guarantees will be second lien senior secured obligations of the guarantors and will:

•

rank equally in right of payment to all of the applicable guarantor's existing and future senior indebtedness, including such guarantor's guarantee under our senior secured revolving credit facility;

•

be effectively junior to all indebtedness of the applicable guarantor that is either (i) secured by senior priority liens on the collateral, including our senior secured revolving credit facility or (ii) secured by assets that are not part of the collateral securing the Exchange Notes, to the extent of the value of such collateral;

•

be effectively senior to all of the applicable guarantor's senior unsecured indebtedness to the extent of the value of the collateral securing the Exchange Notes, after giving effect to first priority liens on the collateral and certain permitted liens; and

•

rank senior in right of payment to all of the applicable guarantor's existing and future subordinated indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Exchange Notes, including such guarantor's guarantee under our senior subordinated indebtedness.

As of December 31, 2011, after giving effect to the completion of this offering and the application of the proceeds therefrom as described under "Use of Proceeds", (1) the Exchange Notes and related guarantees would have ranked junior to our approximately $30.6 million of senior secured indebtedness, and (2) we would have had an additional up to $140 million of unutilized capacity under our new secured revolving credit facility (excluding issued but undrawn letters of credit).

Collateral

The Exchange Notes and the related guarantees will be secured by a second priority lien on substantially all of our and each guarantor's assets (whether now owned or hereafter acquired) that secure our and the guarantors' obligations under our senior secured revolving credit facility, subject to certain exceptions and permitted liens. These liens will be junior in priority to the liens on the same collateral that secure our senior secured revolving credit facility (and permitted replacements thereof) and to certain other permitted liens. The liens securing first priority lien obligations will be held by the collateral agent under our senior secured revolving credit facility. For more details, see "Description of Exchange Notes—Security".

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of the Exchange Notes if collateral is disposed of in a transaction that complies with the indenture governing the notes and the related security documents or the intercreditor agreement to be entered into relating to the collateral securing the notes and the senior secured revolving credit facility. See "Risk Factors—The value of the collateral is uncertain, and may not be sufficient to pay all or any of the notes" and "Description of Exchange Notes—Security".

Intercreditor Agreement

The trustee and the collateral agent under the indenture governing the notes and the collateral agent under our senior secured revolving credit facility have entered into an intercreditor agreement as to the relative priorities of their respective security interests in our assets securing the notes and borrowings under our senior secured revolving credit facility and certain other matters relating to the administration of such security interests. Certain terms of the intercreditor agreement are described under "Description of Exchange Notes—Security—Intercreditor Agreement".

Optional Redemption

We may redeem some or all of the Exchange Notes at any time on or after May 15, 2014, at the redemption prices set forth under "Description of Notes—Redemption—Optional Redemption" plus accrued interest on the Exchange Notes to the date of redemption.

At any time prior to May 15, 2014, we may redeem the Exchange Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Exchange Notes redeemed, plus accrued and unpaid interest to the redemption date and a "make-whole" premium. See "Description of Exchange Notes—Redemption—Optional Redemption".

In addition, we may redeem up to 35% of the original principal amount of the Exchange Notes using the new cash proceeds of certain equity offerings completed on or before May 15, 2014. See "Description of Exchange Notes—Redemption—Optional Redemption".

Change of Control

Upon the occurrence of a change of control, you will have the right, as holders of the Exchange Notes, to require us to repurchase some or all of your Exchange Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See "Description of Exchange Notes—Change of Control".

Certain Covenants	The indenture governing the Exchange Notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to:
• incur additional debt or issue preferred shares;
• pay dividends on or make distributions in respect of our equity interest or make other restricted payments;
• sell certain assets;
• create liens on certain assets to secure debt;
• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
• enter into certain transactions with our affiliates; and
• designate our subsidiaries as unrestricted subsidiaries.
These covenants are subject to a number of important limitations and exceptions. See "Description of Exchange Notes—Certain Covenants".
No Public Market

The Exchange Notes will be new securities for which there is currently no market. We do not intend to apply for the Exchange Notes to be listed on any securities exchange or included in any automated quotation system.

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes pursuant to the exchange offer.
Risk Factors	See "Risk Factors" for a discussion of factors you should consider carefully before deciding to invest in any of the Exchange Notes.

Corporate Information

        Our principal executive offices are located at 2270 Colonial Boulevard, Fort Myers, Florida 33907 and our telephone number is (239) 931-7275. Our website can be found on the Internet at www.rtsx.com. Information on our website is not deemed to be a part of this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables set forth our summary historical consolidated financial and other data as of and for the dates indicated. The summary historical consolidated financial and other data presented below as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 are derived from our audited consolidated financial statements, included elsewhere in this prospectus. The summary historical consolidated financial and other data presented below for the three months ended March 31, 2012 and 2011 are derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus. The summary historical consolidated financial and other data presented below as of December 31, 2009 were derived from our audited consolidated financial statements, which are not included in this prospectus. All adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal recurring nature. Interim results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2012.

        The following summary historical consolidated financial and other data are qualified in their entirety by reference to, and should be read in conjunction with, our audited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus, and the information under "Selected Historical Consolidated Financial Data", "Management's Discussion and Analysis of

Financial Condition and Results of Operations" and other financial information included in this prospectus.

	Year Ended December 31,			Three Months Ended March 31, (unaudited)
	2009	2010	2011	2011	2012
	(dollars in thousands)
Statement of Operations Data:
Net patient service revenue	$517,646	$535,913	$638,690	$155,083	$175,548
Other revenue	6,838	8,050	6,027	1,454	1,897

Total revenues	524,484	543,963	644,717	156,537	177,445
Salaries and benefits	259,532	282,302	326,782	80,899	93,843
Medical supplies	45,361	43,027	51,838	12,491	15,460
Facility rent expense	22,106	27,885	33,375	7,823	9,590
Other operating expenses	24,398	27,103	33,992	7,458	8,701
General and administrative expenses	54,537	65,798	81,688	17,836	19,682
Depreciation and amortization	46,416	46,346	54,084	12,455	15,196
Provision for doubtful accounts	12,871	8,831	16,117	3,801	5,061
Interest expense, net	62,502	58,505	60,656	14,493	17,555
Loss on sale of assets of a radiation treatment center	—	1,903	—	—	—
Loss on investments	—	—	250	—	—
Gain on fair value adjustment of previously held equity investment	—	—	(234)	(234)	—
Loss on foreign currency translations	—	—	106	10	49
Loss on forward currency derivative contracts	—	—	672	116	594
Early extinguishment of debt	—	10,947	—	—	—
Impairment loss	3,474	97,916	360,639	—	—

Total expenses	531,197	670,563	1,019,965	157,148	185,731
Loss before income taxes	(6,713)	(126,600)	(375,248)	(611)	(8,286)
Income tax expense (benefit)	1,002	(12,810)	(25,365)	2,466	110

Net loss	(7,715)	(113,790)	(349,883)	(3,077)	(8,396)
Net income attributable to non-controlling interest	(1,835)	(1,698)	(3,558)	(1,439)	(1,153)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(9,550)	$(115,488)	$(353,441)	$(4,516)	$(9,549)

	As of December 31,			As of March 31, (unaudited)
	2009	2010	2011	2011	2012
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$32,958	$13,977	$10,177	$23,455	$12,407
Working capital(1)	49,970	19,076	19,929	31,441	4,674
Total assets	1,379,225	1,236,330	998,592	1,367,291	1,036,534
Total debt	549,059	598,831	679,033	663,355	704,762
Total equity	622,007	508,208	177,294	530,451	166,946

	Year Ended December 31,			Three Months Ended March 31, (unaudited)
	2009	2010	2011	2011	2012
	(dollars in thousands)
Cash Flow Data:
Cash flows provided by (used in)
Operating activities	$71,392	$48,994	$44,764	$18,380	$18,837
Investing activities	(54,172)	(92,511)	(96,782)	(53,377)	(30,632)
Financing activities	(33,430)	24,536	48,236	44,478	14,030
Capital expenditures(2)	37,506	43,781	41,313	11,413	7,598

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(unaudited)
Other Data:
Treatment centers-freestanding, at period end	90	89	118	112	121
Treatment centers-hospital/other groups, at period end	7	6	9	6	5

	97	95	127	118	126

Number of regions, at period end	8	8	9	9	9

Number of local markets, at period end	28	28	28	28	28

Number of treatment days	255	254	255	64	64
Total treatments-freestanding centers	480,871	478,952	491,902	122,556	125,316
Treatments per day-freestanding centers	1,886	1,886	1,929	1,915	1,958

(1)
Working capital is calculated as current assets minus current liabilities.

(2)
Capital expenditures include cash paid for purchases of property and equipment from our investing activities, amounts financed through capital lease arrangements, exclusive of the purchase of radiation treatment centers and other medical practices.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in the notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

 Risks Related to Our Business

We depend on payments from government Medicare and, to a lesser extent, Medicaid programs for a significant amount of our revenue. Our business could be materially harmed by any changes that result in reimbursement reductions.

        Our payer mix is concentrated with Medicare patients due to the high proportion of cancer patients over the age of 65. We estimate that approximately 44%, 48%, 48% and 47% of our net patient service revenue for the years ended December 31, 2009, 2010, 2011 and for the three months ended March 31, 2012, respectively, consisted of payments from Medicare and Medicaid. Only a small percentage of that revenue resulted from Medicaid payment. These government programs generally reimburse us on a fee-for-service basis based on predetermined government reimbursement rate schedules. As a result of these reimbursement schedules, we are limited in the amount we can record as revenue for our services from these government programs. The Centers for Medicare & Medicaid Services ("CMS") can change these schedules and therefore the prices that the agency pays for these services. In addition, if our operating costs increase, we will not be able to recover these costs from government payers. As a result, our financial condition and results of operations may be adversely affected by changes in reimbursement for Medicare reimbursement. Various state Medicaid programs also have recently reduced Medicaid payments to providers based on state budget reductions. Although Medicaid reimbursement encompasses only a small portion of our business, there can be no certainty as to whether Medicaid reimbursement will increase or decrease in the future and what affect, if any, this will have on our business.

        In the final Medicare 2012 Physician Fee Schedule, CMS indicated that the primary impacts to specialties were due to the third year of the four-year transition to the utilization of the new Physician Practice Information Survey (PPIS) data and the rebasing of the Medicare Economic Index. However, changes also occurred between the 2012 Proposed and Final Physician Fee Schedule that relate to American Medical Association Relative Value Scale Update Committee, ("AMA RUC") recommendations on certain radiation oncology codes. Because these changes were not included in the 2012 Proposed Physician Fee Schedule, CMS listed the updated values for these codes as "interim" and provided a 60-day period for comment. To date, subsequent CMS notices and updates have not addressed this issue. CMS is expected to include the final transitional year of PPIS data in the CY 2013 Physician Fee Schedule Rule.

        The 2012 Physician Fee Schedule includes reductions in RVUs for many of the Company's treatment codes. As a result, payment rates are expected to decline approximately 7% for the Company's Medicare and Medicare linked revenues which were approximately $220 million in 2011. Reductions beyond the amounts scheduled in 2012 and 2013 could have a material adverse effect to the Company's operations and financial condition.

        Medicare reimbursement rates for all procedures under Medicare also are determined by a formula which takes into account a conversion factor ("CF") which is updated on an annual basis based on the sustainable growth rate ("SGR"). On January 1, 2010, the CF was scheduled to decrease 21.2%, but Congress postponed this decrease throughout the year by passing several pieces of legislation. Additionally, in June 2010, Congress passed a 2.2% increase. The CF was again scheduled to decrease 24.9% as of January 1, 2011, but Congress delayed the scheduled cut until the end of 2011. The final Medicare 2012 Physician Fee Schedule, released by CMS on November 1, 2011, would have resulted in a reimbursement decrease of 27.4% as of January 1, 2012. However, Congress again delayed the implementation of this payment cut, first through February 29, 2012 under the Temporary Payroll Tax Cut Continuation Act of 2011, and then through the end of 2012 under the Middle Class Tax Relief and Job Creation Act of 2012. If future reductions are not suspended, and if a permanent "doc fix" is not signed into law, the reimbursement decrease currently scheduled to take effect on January 1, 2013, will have a significant adverse impact on our business.

        In addition, the Joint Select Committee on Deficit Reduction ("JSC") was created under the Budget Control Act of 2011 and signed into law on August 2, 2011. Under the law, unless the JSC could achieve $1.2 trillion in savings, an across-the-board sequestration would occur on January 2, 2013, and each subsequent year through 2021, to achieve $1.2 trillion in savings. On November 21, 2011, the JSC released a statement indicating the committee would be unable to reach agreement, thereby clearing the way for the sequestration process. Unless Congress acts to reverse the cuts, Medicare providers would be cut under the sequestration process by 2 percent each year relative to baseline spending through 2021, which could have an adverse impact on our business.

Reforms to the United States healthcare system may adversely affect our business.

        National healthcare reform remains a focus at the federal level. On March 21, 2010, the House of Representatives passed the Patient Protection and Affordable Care Act, and the corresponding reconciliation bill. President Obama signed the larger comprehensive bill into law on March 23, 2010 and the reconciliation bill on March 30, 2010 (collectively, the "Health Care Reform Act"). The comprehensive $940 billion dollar overhaul is expected to extend coverage to approximately 32 million previously uninsured Americans.

        A significant portion of our patient volume is derived from government healthcare programs, principally Medicare, which are highly regulated and subject to frequent and substantial changes. We anticipate the Health Care Reform Act will significantly affect how the healthcare industry operates in relation to Medicare, Medicaid and the insurance industry. The Health Care Reform Act contains a number of provisions, including those governing fraud and abuse, enrollment in federal healthcare programs, and reimbursement changes, which will impact existing government healthcare programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program. We can give no assurance that the Health Care Reform Act will not adversely affect our business and financial results, and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform would affect our business.

        On March 26, 27 and 28, 2012, the United States Supreme Court heard oral arguments on three consolidated cases challenging the Health Care Reform Act on various grounds. Two key issues being considered by the Supreme Court are (i) the constitutionality of the "individual mandate" that would require individuals to purchase health insurance as of 2014 or be penalized and (ii) the expansion of Medicaid. The Supreme Court is expected to issue its ruling in the summer of 2012. A repeal of all or part of the Health Care Reform Act could have a major effect across all health care industry sectors depending on the nature of the Court's ruling, such as affecting the number of patients with private health insurance in the future and current and proposed Medicare and Medicaid reimbursement programs. It may further prompt new Congressional efforts to reduce health care costs or to otherwise reform the country's health care system. Consequently, we cannot predict the impact that the Court's ruling or any future reforms may have on our business.

If payments by managed care organizations and other commercial payers decrease, our revenue and profitability could be adversely affected.

        We estimate that approximately 55%, 51%, 51% and 52% of our net patient service revenue for the years ended December 31, 2009, 2010, 2011 and for the three months ended March 31, 2012, respectively, was derived from commercial payers such as managed care organizations and private health insurance programs as well as individuals. As of December 31, 2011, we have over 1,300 contracts with commercial payers. These commercial payers generally pay us for the services rendered to an insured patient based upon predetermined rates. Managed care organizations typically pay at lower rates than private health insurance programs. While commercial payer rates are generally higher than government program reimbursement rates, approximately fifteen percent of our commercial payer rates are based in part on Medicare reimbursement rates and when Medicare rates are lowered, commercial rates are often lowered as well. If managed care organizations and other private insurers reduce their rates or we experience a significant shift in our revenue mix toward certain additional managed care payers or Medicare or Medicaid reimbursements, then our revenue and profitability may decline and our operating margins will be reduced. Nongovernment payers, including managed care payers, continue to demand discounted fee structures, and the trend toward consolidation among nongovernment payers tends to increase their bargaining power over fee structures. Our future success will depend, in part, on our ability to retain and renew our managed care contracts as well as enter into new managed care contracts on terms favorable to us. Any inability to maintain suitable financial arrangements with commercial payers could have a material adverse impact on our business.

        Increasingly, commercial payers are turning to third-party benefits managers to pre-certify radiation oncology services or develop payment-based treatment protocols. The failure to obtain such pre-certifications and adhere to such protocols can result in the payers' denial of payment in whole or in part. While we are working with such benefits managers to assure compliance with their policies or to obtain modification of what we believe to be inappropriate policies, there can be an assurance that they will not have a material adverse effect on our business.

Our overall business results may suffer from the economic downturn.

        The United States economy has weakened significantly. Depressed consumer spending and higher unemployment rates continue to pressure many industries and geographic locations. During economic downturns, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits may force federal, state and local government entities to decrease spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our treatment centers. Other risks we face from general economic weakness include potential declines in the population covered under managed care agreements, patient decisions to postpone or cancel elective procedures as well as routine diagnostic examinations, potential increases in the uninsured and underinsured populations and further difficulties in our collecting patient co-payment and deductible receivables.

Due to the rising costs of managed care premiums and co-pay amounts, coupled with the current economic environment, we may realize an increased exposure to bad debt due to patients' inability to pay for certain forms of cancer treatment.

        As more patients become uninsured as a result of job losses or receive reduced coverage as a result of cost-control measures by employers to offset the increased costs of managed care premiums, patients are becoming increasingly responsible for the rising costs of treatment, which is increasing our exposure to bad debt. This also relates to patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and co-payments) remain outstanding. The shifting responsibility to pay for care has, in some instances, resulted in patients electing not to receive certain forms of cancer treatment.

        In response to this environment, we have improved our processes associated with verification of insurance eligibility and patient responsibility payment programs. In addition, we have improved our patient financial counseling efforts and developed tools to monitor our progress in this area. However, a continuation of the trends that have resulted in an increasing proportion of accounts receivable being comprised of uninsured accounts and a deterioration in the collectability of these accounts will adversely affect our cash flows and results of operations.

We depend on recruiting and retaining radiation oncologists and other qualified healthcare professionals for our success.

        Our success is dependent upon our continuing ability to recruit, train and retain or affiliate with radiation oncologists, ICC physicians, physicists, dosimetrists and radiation therapists. While there is currently a national shortage of certain of these healthcare professionals, we have not experienced significant problems attracting and retaining key personnel and professionals in the recent past. We face competition for such personnel from other healthcare providers, research and academic institutions, government entities and other organizations. In the event we are unable to recruit and retain these professionals, such shortages could have a material adverse effect on our ability to grow. Additionally, many of our senior radiation oncologists, due to their reputations and experience, are very important in the recruitment and education of radiation oncologists. The loss of any such senior radiation oncologists or ICC physicians could negatively impact us.

        Most of our radiation oncologists and other ICC physicians in the domestic U.S. are employed under employment agreements which, among other things, provide that they will not compete with us (or the professional corporations contracting with us) for a period of time after their employment terminates. Such covenants not to compete are enforced to varying degrees from state to state. In most states, a covenant not to compete will be enforced only to the extent that it is necessary to protect the legitimate business interest of the party seeking enforcement, that it does not unreasonably restrain the party against whom enforcement is sought and that it is not contrary to the public interest. This determination is made based upon all the facts and circumstances of the specific case at the time enforcement is sought. It is unclear whether our interests under our administrative services agreements will be viewed by courts as the type of protected business interest that would permit us or the professional corporations to enforce a non-competition covenant against the radiation oncologists. Since our success depends in substantial part on our ability to preserve the business of our radiation oncologists and other ICC physicians, a determination that these provisions are unenforceable could have a material adverse effect on us.

We depend on our senior management and we may be materially harmed if we lose any member of our senior management.

        We are dependent upon the services of our senior management, especially Daniel E. Dosoretz, M.D., our Chief Executive Officer, President and a director on the Company's board of directors, Daniel H. Galmarini, our Chief Technology Officer and Alejandro Dosoretz, President and Chief Executive Officer of Medical Developers, LLC ("MDLLC"). We have entered into executive employment and non-competition agreements with certain members of our senior management, including Dr. Dosoretz. Because many members of our senior management team have been with us for over 10 years and have contributed greatly to our growth, their services would be very difficult, time consuming and costly to replace. We carry key-man life insurance on Dr. Daniel Dosoretz. The loss of key management personnel or our inability to attract and retain qualified management personnel could have a material adverse effect on us. A decision by any of these individuals to leave our employ, to compete with us or to reduce their involvement, could have a material adverse effect on our business.

We may not be able to grow our business effectively or successfully implement our growth plans if we are unable to recruit additional management and other personnel.

        Our ability to continue to grow our business effectively and successfully implement our growth strategy is highly dependent upon our ability to attract and retain qualified management employees and other key employees. We believe there are a limited number of qualified people in our business and the industry in which we compete. As such, there can be no assurance that we will be able to identify and retain the key personnel that may be necessary to grow our business effectively or successfully implement our growth strategy. If we are unable to attract and retain talented personnel it could limit our ability to grow our business.

The radiation therapy market is highly competitive.

        Radiation therapy is a highly competitive business in each market in which we operate. Our treatment centers face competition from hospitals, other medical practitioners and other operators of radiation treatment centers. There is a growing trend by hospitals to employ medical oncologists and other ICC physicians which generally results in such physicians referring their patients to the hospitals' radiation facilities, rather than other free-standing facilities. There is also a growing trend of physicians in specialties other than radiation oncology, such as urology, entering the radiation treatment business. If these trends continue it could harm our referrals and our business. Certain of our competitors have longer operating histories and greater financial and other resources than us. In addition, in states that do not require a certificate of need for the purchase, construction or expansion of healthcare facilities or services, competition in the form of new services, facilities and capital spending is more prevalent. If our competitors are better able to attract patients, recruit physicians, expand services or obtain favorable managed care contracts at their facilities than our centers, we may experience an overall decline in patient volume. In the event that we are not able to compete successfully, our business may be adversely affected and competition may make it more difficult for us to affiliate with or employ additional radiation oncologists on terms that are favorable to us.

We could be the subject of governmental investigations, claims and litigation.

        Healthcare companies are subject to numerous types of investigations by various governmental agencies. Further, under the False Claims Act, private parties have the right to bring "qui tam", or "whistleblower", suits against companies that knowingly submit false claims for payments to, or improperly retain overpayments from, the government. The False Claims Act imposes penalties of not less than $5,500 and not more than $11,000, plus three times the amount of damages which the government sustains because of the submission of a false claim. In addition, if we are found to have violated the False Claims Act, we could be excluded from participation in Medicare, Medicaid and other federal healthcare programs. Some states have adopted similar state whistleblower and false claims provisions. Certain of our individual facilities have received, and other facilities may receive, inquiries from federal and state agencies related to potential False Claims Act liability. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material, adverse effect on our financial position, results of operations and liquidity.

        Governmental agencies and their agents, such as the Medicare Administrative Contractors, as well as the OIG, CMS and state Medicaid programs, conduct audits of our healthcare operations. Private payers may conduct similar post-payment audits, and we also perform internal audits and monitoring. Depending on the nature of the conduct found in such audits and whether the underlying conduct could be considered systemic, the resolution of these audits could have a material adverse effect on our financial position, results of operations and liquidity.

        The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 established the Recovery Audit Contractor ("RAC") three-year demonstration program to conduct post-payment reviews to detect and correct improper payments in the fee-for-service Medicare program. The Tax Relief and Health Care Act of 2006 made the RAC program permanent and mandated its nationwide expansion by 2010. CMS awarded contracts to four RACs that have implemented the permanent RAC program on a nationwide basis. In addition, the Health Care Reform Act mandated the expansion of the RAC program to Medicaid. State Medicaid agencies have also increased their review activities. Should we be found out of compliance with any of these laws, regulations or programs, depending on the nature of the findings, our business, our financial position and our results of operations could be negatively impacted.

We may be subject to actions for false claims, which could harm our business, if we do not comply with government coding and billing rules.

        If we fail to comply with federal and state documentation, coding and billing rules, we could be subject to criminal and/or civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs, which could harm us. We estimate that approximately 44%, 48%, 48% and 47% of our net patient service revenue for the years ended December 31, 2009, 2010, 2011 and the three months ended March 31, 2012, respectively, consisted of payments from Medicare and Medicaid programs. In billing for our services to third-party payers, we must follow complex documentation, coding and billing rules. These rules are based on federal and state laws, rules and regulations, various government pronouncements, and on industry practice. Failure to follow these rules could result in potential civil liability under the False Claims Act, under which extensive financial penalties can be imposed. It could further result in criminal liability under various federal and state criminal statutes. We submit thousands of claims for Medicare and other payments and there can be no assurance that there have not been errors. While we carefully and regularly review our documentation, coding and billing practices as part of our compliance program, the rules are frequently vague and confusing and we cannot assure that governmental investigators, private insurers or private whistleblowers will not challenge our practices. Such a challenge could result in a material adverse effect on our business.

If we fail to comply with the federal anti-kickback statute, we could be subject to criminal and civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs, which could materially harm us.

        A provision of the Social Security Act, commonly referred to as the federal anti-kickback statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid or any other federally funded healthcare program. The federal anti-kickback statute is very broad in scope, as remuneration includes the transfer of anything of value, in cash or in kind, directly or indirectly, overtly or covertly. Financial relationships covered by this statute can include any relationship where remuneration is provided for referrals including payments not commensurate with fair market value, whether in the form of space or equipment leases, professional or technical services or anything else of value. As it is an "intent-based" statute, as detailed in federal court precedent, one or both parties must intend the remuneration to be in exchange for or to induce referrals. Violations of the federal anti-kickback statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000, imprisonment of up to five years, civil penalties under the Civil Monetary Penalties Law of up to $50,000 for each violation, plus three times the remuneration involved, civil penalties under the federal False Claims Act of up to $11,000 for each claim submitted, plus three times the amounts paid for such claims and exclusion from participation in the Medicare and Medicaid programs. This participation exclusion, if applied to us or one or more of our subsidiaries or affiliates, could result in significant reductions in our revenues and could have a material adverse effect on our business.

        In addition, most of the states in which we operate, including Florida, have also adopted laws, similar to the federal anti-kickback statute, that prohibit payments to physicians in exchange for referrals, some of which apply regardless of whether the source of payment is a government payer or a private payer. These statutes typically impose criminal and civil penalties as well as loss of licenses.

        Under a provision of the federal Civil Monetary Penalties Law, civil monetary penalties (and exclusion) may be imposed on any person who offers or transfers remuneration to any patient who is a Medicare or Medicaid beneficiary, when the person knows or should know that the remuneration is likely to induce the patient to receive medical services from a particular provider. This broad provision applies to many kinds of inducements or benefits provided to patients, including complimentary items, services or transportation that are of more than a nominal value. We have reviewed our practices of providing services to our patients, and have structured those services in a manner that we believe complies with the law and its interpretation by government authorities. We cannot provide assurances, however, that government authorities will not take a contrary view and impose civil monetary penalties and exclude us for past or present practices.

If we fail to comply with physician self-referral laws as they are currently interpreted or may be interpreted in the future, or if other legislative restrictions are issued, we could incur a significant loss of reimbursement revenue.

        We are subject to the federal Stark Law, as well as similar state statutes and regulations, which bans payments for designated health services ("DHS") rendered as a result of referrals by physicians to DHS entities with which the physicians (or immediate family members) have a financial relationship. DHS includes, but is not limited to, radiation therapy, radiology and laboratory services. A "financial relationship" includes investment and compensation arrangements, both direct and indirect. The regulatory framework of the Stark Law is to first prohibit all referrals from physicians to entities for Medicare DHS and then to except certain types of arrangements from that broad general prohibition.

        State self-referral laws and regulations vary significantly based on the state and, in many cases, have not been interpreted by courts or regulatory agencies. These state laws and regulations can encompass not only services reimbursed by Medicaid or government payers but also private payers. Violation of these federal and state laws and regulations may result in prohibition of payment for services rendered, loss of licenses, $15,000 civil monetary penalties for specified infractions, $100,000 for a circumvention scheme, criminal penalties, exclusion from Medicare and Medicaid programs, and potential false claims liability, including via "qui tam" action, of not less than $5,500 and not more than $11,000 per claim, plus three times the amount of damages that the government sustains because of an improperly submitted claim. The repayment provisions in the Stark Law are not dependent on the parties having an improper intent; rather, the Stark Law is a strict liability statute and any violation is subject to repayment of all "tainted" referrals.

        Our compensation and other financial arrangements with physicians are governed by the federal Stark Law. We rely on certain exceptions to the Stark Law, including those covering employees and in-office ancillary services, and the exclusion of certain requests by radiation oncologists for radiation therapy services from the definition of "referral". Under our ICC model, we have relationships with non-radiation oncology physicians such as medical oncologists, surgeons and urologists that are members of a group practice with our radiation oncologists and we rely on the Stark group practice definition and rules with respect to such relationships.

        The Health Care Reform Act also imposes new disclosure requirements, including one such requirement on referring physicians under the federal Stark Law to inform patients that they may obtain certain imaging services (e.g. MRI, CT and PET) or other designated health services as specified by the Secretary in the future from a provider other than that physician, his or her group practice, or another physician in his or her group practice. To date, CMS has not applied these disclosure requirements to radiation therapy referrals but could do so in the future.

        While we believe that our financial relationships with physicians and referral practices are in compliance with applicable laws and regulations, we cannot guarantee that government authorities might take a different position. If we were found to be in violation of the Stark Law, we could be subject to civil and criminal penalties, including fines as specified above, exclusion from participation in government and private payer programs and requirements to refund amounts previously received from government and private payers.

        In addition, expansion of our operations to new jurisdictions, or new interpretations of laws in our existing jurisdictions, could require structural and organizational modifications of our relationships with physicians to comply with that jurisdiction's laws. Such structural and organizational modifications could result in lower profitability and failure to achieve our growth objectives.

        Certain states have proposed statutory or regulatory enactments that would prohibit the use of the Stark Law "in office ancillary exception" ("IOAE") for ICC physicians to obtain any financial benefit from radiation oncology and other DHS services even if they are part of a group practice. To date, only the state of Maryland has enacted such prohibition. Similarly, ASTRO is proposing federal legislation that would eliminate radiation oncology from the IOAE exception to the Stark Law. If any of these state or ASTRO initiatives are promulgated, this could have a material adverse impact on our ICC model and our business.

If a federal or state agency asserts a different position or enacts new laws or regulations regarding illegal payments under the Medicare, Medicaid or other governmental programs, we may be subject to civil and criminal penalties, experience a significant reduction in our revenue or be excluded from participation in the Medicare, Medicaid or other governmental programs.

        Any change in interpretations or enforcement of existing or new laws and regulations could subject our current business practices to allegations of impropriety or illegality, or could require us to make changes in our treatment centers, equipment, personnel, services, pricing or capital expenditure programs, which could increase our operating expenses and have a material adverse effect on our operations or reduce the demand for or profitability of our services.

        Additionally, new federal or state laws may be enacted that would cause our relationships with our radiation oncologists or other physicians to become illegal or result in the imposition of penalties against us or our treatment centers. If any of our business arrangements with our radiation oncologists or other physicians in a position to make referrals of radiation therapy services were deemed to violate the federal anti-kickback statute or similar laws, or if new federal or state laws were enacted rendering these arrangements illegal, our business would be adversely affected.

Our costs and potential risks have increased as a result of the regulations relating to privacy and security of patient information.

        There are numerous federal and state laws and regulations addressing patient information privacy and security concerns, including state laws related to identity theft. In particular, the federal regulations issued under the Health Insurance Portability and Accountability Act of 1996, as modified by Title XIII, subtitle D of the Health Information Technology for Economic and Clinical Health Act (collectively, "HIPAA") contain provisions that:

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  protect individual privacy by limiting the uses and disclosures of patient information;

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  require notifications to individuals, and in certain cases to government agencies and the media, in the event of a breach of unsecured protected health information;

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  require the implementation of security safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form; and

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  prescribe specific transaction formats and data code sets for certain electronic healthcare transactions.

        Compliance with these regulations requires us to spend money and substantial time and resources. We believe that we are in material compliance with the HIPAA regulations with which we are currently required to comply. If we fail to comply with the HIPAA regulations, we could suffer civil penalties up to $50,000 per violation, not to exceed $1.5 million per calendar year and criminal penalties with fines up to $250,000 per violation and possible imprisonment. Our facilities could be subject to a periodic audit by the federal government, and enforcement of HIPAA violations may occur by either federal agencies or state attorneys general. In 2011, the government launched a HIPAA audit initiative that will likely result in greater HIPAA enforcement activity.

State law limitations and prohibitions on the corporate practice of medicine may materially harm our business and limit how we can operate.

        State governmental authorities regulate the medical industry and medical practices extensively. Many states have corporate practice of medicine laws which prohibit us from:

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  employing physicians;

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  practicing medicine, which, in some states, includes managing or operating a radiation treatment center;

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  certain types of fee arrangements with physicians;

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  owning or controlling equipment used in a medical practice;

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  setting fees charged for physician services;

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  controlling the content of physician advertisements;

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  billing and coding for services;

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  pursuing relationships with physicians and other referral sources; or

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  adding facilities and services.

        In addition, many states impose limits on the tasks a physician may delegate to other staff members. We have administrative services agreements in states that prohibit the corporate practice of medicine such as California, Massachusetts, Michigan, Nevada, New York and North Carolina. Corporate practice of medicine laws and their interpretation vary from state to state, and regulatory authorities enforce them with broad discretion. We have structured our agreements and services in those states in a manner that we believe complies with the law and its interpretation by government authorities. If, however, we are deemed to be in violation of these laws, we could be required to restructure or terminate our agreements which could materially harm our business and limit how we operate. In the event the corporate practice of medicine laws of other states would adversely limit our ability to operate, it could prevent us from expanding into the particular state and impact our growth strategy.

In certain states we depend on administrative services agreements with professional corporations, including related party professional corporations, and if we are unable to continue to enter into them or they are terminated, we could be materially harmed.

        Certain states, including California, Massachusetts, Michigan, Nevada, New York and North Carolina, have laws prohibiting business corporations from employing physicians. Our treatment centers in California, Massachusetts, Michigan, Nevada, New York and North Carolina, operate through administrative services agreements with professional corporations that employ the radiation oncologists who provide professional services at the treatment centers in those states. In 2009, 2010, 2011 and for the three months ended March 31, 2012, $122.2 million, $118.4 million, $114.7 million and $32.1 million, respectively, of our net patient service revenue was derived from administrative services agreements, as opposed to $395.4 million, $417.5 million, $524.0 million and $143.4 million, respectively, from all of our other centers. The professional corporations in these states are currently owned by certain of our directors, executive officers and equityholders, who are licensed to practice medicine in those states. As we enter into new states that will require an administrative services agreement, there can be no assurance that a related party professional corporation, or any professional corporation, will be willing or able to enter into an administrative services agreement. Furthermore, if we enter into an administrative services agreement with an unrelated party there could be an increased risk of differences arising or future termination. We cannot assure you that a professional corporation will not seek to terminate an agreement with us on any basis, including on the basis of state laws prohibiting the corporate practice of medicine nor can we assure you that governmental authorities in those states will not seek termination of these arrangements on the same basis. While we have not been subject to such proceedings in the past, nor are we currently aware of any other corporations that are subject to such proceedings, we could be materially harmed if any state governmental authorities or the professional corporations with which we have an administrative services agreement were to succeed in such a termination.

Our business could be materially harmed by future interpretation or implementation of state laws regarding prohibitions on fee-splitting.

        Many states prohibit the splitting or sharing of fees between physicians and non-physicians, as well as between treating physicians and referral sources. These laws vary from state to state and are enforced by courts and regulatory agencies, each with broad discretion. Some states have interpreted certain types of fee arrangements in practice management agreements between entities and physicians as unlawful fee-splitting. We believe our arrangements with physicians comply in all material respects with the fee-splitting laws of the states in which we operate. Nevertheless, if government regulatory authorities were to disagree, we and our physicians could be subject to civil and criminal penalties, and we could be required to restructure or terminate our contractual and other arrangements, which would result in a loss of revenue and could result in less input into the business decisions of such practices. In addition, expansion of our operations to other states with certain types of fee-splitting prohibitions may require structural and organizational modification to the form of relationships that we currently have with physicians, professional corporations and hospitals.

If we fail to comply with the laws and regulations applicable to our treatment center operations, we could suffer penalties or be required to make significant changes to our operations.

        Our treatment center operations are subject to many laws and regulations at the federal, state and local government levels. These laws and regulations require that our treatment centers meet various licensing, certification and other requirements, including those relating to:

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  qualification of medical and support persons;

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  pricing of services by healthcare providers;

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  the adequacy of medical care, equipment, personnel, operating policies and procedures;

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  clinic licensure and certificates of need;

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  maintenance and protection of records; or

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  environmental protection, health and safety.

        While we have structured our operations in a manner that we believe complies in all material respects with all applicable laws and regulations, we cannot assure you that government regulators will agree, given the breadth and complexity of such laws. If a government agency were to find that we are not in compliance with these laws, we could suffer civil or criminal penalties, including becoming the subject of cease and desist orders, rejection of the payment of our claims, the loss of our licenses to operate and our ability to participate in government or private healthcare programs.

Our business may be harmed by technological and therapeutic changes.

        The treatment of cancer patients is subject to potential revolutionary technological and therapeutic changes. Future technological developments could render our equipment obsolete. We may incur significant costs in replacing or modifying equipment in which we have already made a substantial investment prior to the end of its anticipated useful life. In addition, there may be significant advances in other cancer treatment methods, such as chemotherapy, surgery, biological therapy, or in cancer prevention techniques, which could reduce demand or even eliminate the need for the radiation therapy services we provide.

Our growth strategy depends in part on our ability to acquire and develop additional treatment centers on favorable terms. If we are unable to do so, our future growth could be limited and our operating results could be adversely affected.

        We may be unable to identify, negotiate and complete suitable acquisition and development opportunities on reasonable terms. We began operating our first radiation treatment center in 1983, and provide radiation therapy at all of our treatment centers. We expect to continue to add additional treatment centers in our existing and new local markets. Our growth, however, will depend on several factors, including:

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  our ability to obtain desirable locations for treatment centers in suitable markets;

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  our ability to identify, recruit and retain or affiliate with a sufficient number of radiation oncologists and other healthcare professionals;

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  our ability to obtain adequate financing to fund our growth strategy; and

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  our ability to successfully operate under applicable government regulations.

        Growth through acquisitions is a primary component of our business strategy. We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which could be material. Future acquisitions could be financed by internally generated funds, bank borrowings, public offerings or private placements of equity or debt securities, or a combination of the foregoing. There can be no assurance that we will be able to make acquisitions on terms favorable to us or at all. If we complete acquisitions, we will encounter various associated risks, including the possible inability to integrate an acquired business into our operations, goodwill impairment, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our operations and financial performance. See "Risk Factors—We may encounter numerous business risks in acquiring and developing additional treatment centers, and may have difficulty operating and integrating those treatment centers".

We may encounter numerous business risks in acquiring and developing additional treatment centers, and may have difficulty operating and integrating those treatment centers.

        Over the past three years we have acquired 37 treatment centers, and transitioned 2 treatment centers from hospital-based treatment centers to freestanding treatment centers and developed 7 treatment centers. When we acquire or develop additional treatment centers, we may:

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  be unable to successfully operate the treatment centers;

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  have difficulty integrating their operations and personnel;

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  be unable to retain radiation oncologists or key management personnel;

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  acquire treatment centers with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations;

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  experience difficulties with transitioning or integrating the information systems of acquired treatment centers;

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  be unable to contract with third-party payers or attract patients to our treatment centers; and/or

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  experience losses and lower gross revenues and operating margins during the initial periods of operating our newly-developed treatment centers.

        Larger acquisitions can substantially increase our potential exposure to business risks. Furthermore, integrating a new treatment center could be expensive and time consuming, and could disrupt our ongoing business and distract our management and other key personnel.

        We may continue to explore acquisition opportunities outside of the United States when favorable opportunities are available to us. In addition to the risks set forth herein, foreign acquisitions involve unique risks including the particular economic, political and regulatory risks associated with the specific country, currency risks, the relative uncertainty regarding laws and regulations and the potential difficulty of integrating operations across different cultures and languages.

        We currently plan to continue to acquire and develop new treatment centers in existing and new local markets. We may not be able to structure economically beneficial arrangements in new markets as a result of healthcare laws applicable to such market or otherwise. If these plans change for any reason or the anticipated schedules for opening and costs of development are revised by us, we may be negatively impacted. There can be no assurance that these planned treatment centers will be completed or that, if developed, will achieve sufficient patient volume to generate positive operating margins. If we are unable to timely and efficiently integrate an acquired or newly-developed treatment center, our business could suffer. In addition, we may incur significant transaction fees and expenses even for potential transactions that are not consummated.

        We cannot assure you that we will achieve the revenue and benefits identified in this prospectus from completed acquisitions or that we will achieve synergies and cost savings or benefits in connection with future acquisitions. In addition, many of the businesses that we have acquired and will acquire have unaudited financial statements that have been prepared by the management of such companies and have not been independently reviewed and audited. We cannot assure that the financial statements of companies we have acquired or will acquire would not be materially different if such statements were audited. Finally, we cannot assure you that we will continue to acquire businesses at valuations consistent with our prior acquisitions or that we will complete acquisitions at all.

Efforts to regulate the construction, acquisition or expansion of healthcare treatment centers could prevent us from developing or acquiring additional treatment centers or other facilities or renovating our existing treatment centers.

        Many states have enacted certificate of need laws which require prior approval for the construction, acquisition or expansion of healthcare treatment centers. In giving approval, these states consider the need for additional or expanded healthcare treatment centers or services. In the states of Kentucky, Massachusetts, Michigan, North Carolina, Rhode Island, South Carolina and West Virginia in which we currently operate, certificates of need must be obtained for capital expenditures exceeding a prescribed amount, changes in capacity or services offered and various other matters. Other states in which we now or may in the future operate may also require certificates of need under certain circumstances not currently applicable to us. We cannot assure you that we will be able to obtain the certificates of need or other required approvals for ongoing, additional or expanded treatment centers or services in the future. In addition, at the time we acquire a treatment center, we may agree to replace equipment or expand the acquired treatment center. If we are unable to obtain required approvals, we may not be able to acquire additional treatment centers or other facilities, expand the healthcare services we provide at these treatment centers or replace equipment or expand acquired treatment centers.

We are exposed to local business risks in different countries, which could have a material adverse effect on our financial condition or results of operations.

        We have recently commenced significant operations in foreign countries. Currently, we operate through 22 legal entities in Argentina, the Dominican Republic, Costa Rica, Mexico and El Salvador, in addition to our operations in the United States. Our offshore operations are subject to risks inherent in doing business in foreign countries, including, but not necessarily limited to:

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  new and different legal and regulatory requirements in local jurisdictions, which may conflict with U.S. laws;

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  local economic conditions;

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  potential staffing difficulties and labor disputes;

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  increased costs of transportation or shipping;

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  credit risk and financial conditions of government, commercial and patient payers;

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  risk of nationalization of private enterprises by foreign governments;

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  potential imposition of restrictions on investments;

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  potential declines in government and/or private payer reimbursement amounts for our services;

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  potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

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  foreign currency exchange restrictions and fluctuations; and

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  local political and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries.

        We may not be successful in developing and implementing policies and strategies to address the foregoing factors in a timely and effective manner at each location where we do business. Consequently, the occurrence of one or more of the foregoing factors could have a material adverse effect on our international operations or upon our financial condition and results of operations.

        Further, our international operations require us to comply with a number of United States and international regulations. For example, we must comply with U.S. economic sanctions and export control laws in connection with exports of products and services, and we must comply with the Foreign Corrupt Practices Act ("FCPA"), which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official or agent thereof for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to ensure that our employees and agents comply with the FCPA, economic sanctions and export controls, and applicable laws and regulations in foreign jurisdictions could result in substantial penalties or restrictions on our ability to conduct business in certain foreign jurisdictions, and our results of operations and financial condition could be materially and adversely affected.

        In addition, local governments may take actions that are adverse to our interests and our business. For example, in April 2012 Argentina's president announced a proposal to nationalize the country's largest oil and gas company via taking a 51% stake. Subsequently a law seeking approval for such nationalization was approved by the Argentine Congress. While no such proposal has been made or threatened with respect to any businesses in the Argentine healthcare sector, we have significant operations in Argentina and any such development could have a material adverse effect on our international operations or upon our financial condition and results of operations.

        Our international subsidiaries accounted for $60.5 million, or 9.4%, of our revenues for the year ended December 31, 2011.

Fluctuations in currency exchange rates may significantly impact our results of operations and may significantly affect the comparability of our results between financial periods.

        Some of our operations are conducted by subsidiaries in foreign countries. The results of the operations and the financial position of these subsidiaries are reported in the relevant foreign currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements. The main currency to which we are exposed, besides the U.S. dollar, is the Argentine peso. The exchange rate between the Argentine peso and the U.S. dollar in recent years has fluctuated significantly and may continue to do so in the future. A depreciation of this currency against the U.S. dollar will decrease the U.S. dollar equivalent of the amounts derived from these operations reported in our consolidated financial statements and an appreciation of this currency will result in a corresponding increase in such amounts. In addition, currency fluctuations may affect the comparability of our results of operations between financial periods.

        We incur currency transaction risk whenever we enter into a transaction using a currency other than the local currency of the transacting entity. Given the volatility of exchange rates, there can be no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have a material adverse effect on our financial condition or results of operations.

Our financial results may suffer if we have to write-off goodwill or other intangible assets.

        A significant portion of our total assets consist of goodwill and other intangible assets. Goodwill and other intangible assets, net of accumulated amortization, accounted for approximately 60%, 69% and 59% of the total assets on our balance sheet as of December 31, 2011, 2010 and March 31, 2012, respectively. We may not realize the value of our goodwill or other intangible assets. We expect to engage in additional transactions that will result in our recognition of additional goodwill or other intangible assets. We evaluate on a regular basis whether events and circumstances have occurred that indicate that all or a portion of the carrying amount of goodwill or other intangible assets may no longer be recoverable, and is therefore impaired. Under current accounting rules, any determination that impairment has occurred would require us to write-off the impaired portion of our goodwill or the unamortized portion of our intangible assets, resulting in a charge to our earnings. Such a write-off could have a material adverse effect on our financial condition and results of operations. For the year ended December 31, 2010, we wrote-off approximately $91.2 million in goodwill as a result of our annual impairment test and an additional $2.5 million as a result of closing certain radiation treatment centers. For the year ended December 31, 2011, we wrote-off approximately $360.6 million in goodwill, trade name, leasehold improvements and other investments as a result of our annual impairment testing of our goodwill and indefinite-lived intangible assets and rebranding initiatives relating to our trade name.

Our information systems are critical to our business and a failure of those systems could materially harm us.

        We depend on our ability to store, retrieve, process and manage a significant amount of information, and to provide our radiation treatment centers with efficient and effective accounting and scheduling systems. Our information systems require maintenance and upgrading to meet our needs, which could significantly increase our administrative expenses. We are currently upgrading multiple systems and migrating to other systems within our organization.

        Furthermore, any system failure that causes an interruption in service or availability of our systems could adversely affect operations or delay the collection of revenues. Even though we have implemented network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. The occurrence of any of these events could result in interruptions, delays, the loss or corruption of data, or cessations in the availability of systems, all of which could have a material, adverse effect on our financial position and results of operations and harm our business reputation.

        The performance of our information technology and systems is critical to our business operations. Our information systems are essential to a number of critical areas of our operations, including:

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  accounting and financial reporting;

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  billing and collecting accounts;

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  coding and compliance;

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  clinical systems;

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  medical records and document storage;

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  inventory management;

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  negotiating, pricing and administering managed care contracts and supply contracts; and

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  monitoring quality of care and collecting data on quality measures necessary for full Medicare payment updates.

If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.

        As required by the American Recovery and Reinvestment Act of 2009, the DHHS has developed and is implementing an incentive payment program for eligible healthcare professionals that adopt and meaningfully use certified electronic health record ("EHR") technology. If our radiation treatment centers are unable to meet the requirements for participation in the incentive payment program, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, beginning in 2015, eligible healthcare professionals that fail to demonstrate meaningful use of certified EHR technology will be subject to reduced payments from Medicare. Failure to implement EHR systems effectively and in a timely manner could have a material, adverse effect on our financial position and results of operations.

We are addressing a previous material weakness with respect to our internal controls.

        In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2009, we identified a material weakness in internal controls relating to the preparation of the income tax accounts. We have taken steps since then to remediate the internal control weakness such that at December 31, 2010, our controls over income taxes operated effectively. During 2010, we continued remediation over the preparation of the income tax accounts and as of December 31, 2010, we remediated and implemented certain processes and procedures to improve our calculation of our tax provision and our reconciliation of the tax balance sheet accounts. We have continued to improve our processes and procedures related to the preparation of the income tax accounts throughout 2011. As we further optimize and refine our income tax provision processes, we will review the related controls and may take additional steps to ensure that they remain effective and are integrated appropriately. While we have implemented the procedures described above and will continue to take further steps in the near future to strengthen further our internal controls, there can be no assurance that we will not identify control deficiencies in the future or that such deficiencies will not have a material impact on our operating results or financial statements.

A significant number of our treatment centers are concentrated in certain states, particularly Florida, which makes us sensitive to regulatory, economic and other conditions in those states.

        Our Florida treatment centers accounted for approximately 46%, 45%, 40% and 39% of our freestanding radiation revenues during the years ended December 31, 2009, 2010, 2011and the three months ended March 31, 2012, respectively. Our treatment centers are also concentrated in the states of Michigan and North Carolina, which accounted for approximately 3.5% and 6.5%, respectively, of our freestanding radiation revenues for the year ended December 31, 2011. This concentration makes us particularly sensitive to regulatory requirements in those locations, including those related to false and improper claims, anti-kickback laws, self-referral laws, fee-splitting, corporate practice of medicine, anti-trust, licensing and certificates of need, as well as economic and other conditions which could impact us. If our treatment centers in these states are adversely affected by changes in regulatory, economic and other conditions, our revenue and profitability may decline.

Our treatment centers in Florida and other areas that could be disrupted or damaged by hurricanes.

        Florida is susceptible to hurricanes and we currently have 30 radiation treatment centers located in Florida. Our Florida centers accounted for approximately 46%, 45%, 40% and 39% of our freestanding radiation revenues during the years ended December 31, 2009, 2010, 2011 and the three months ended March 31, 2012, respectively. In 2005, 21 of our treatment centers in South Florida were disrupted by Hurricane Wilma which required us to close all of these centers for one business day. Although none of these treatment centers suffered structural damage as a result of the hurricane, their utility services were disrupted. While Hurricane Wilma did not have any long-term impact on our business, our Florida treatment centers and any of our other treatment centers located in other areas that are in the path of a hurricane could be subject to significant hurricane-related disruptions and/or damage in the future and could have an adverse affect on our business and financial results. We carry property damage and business interruption insurance on our facilities, but there can be no assurance that it would be adequate to cover all of our hurricane-related losses.

We have potential conflicts of interest relating to our related party transactions which could harm our business.

        We have potential conflicts of interest relating to existing agreements we have with certain of our directors, executive officers and equityholders. In 2009, 2010, 2011 and the three months ended March 31, 2012, we paid an aggregate of $17.1 million, $19.9 million, $21.5 million and $5.3 million, respectively, under certain of our related party agreements, including leases, and we received

$89.3 million, $85.6 million, $82.7 million and $10.0 million, respectively, pursuant to our administrative services agreements with related parties. Potential conflicts of interest can exist if a related party has to make a decision that has different implications for us and the related party. If a dispute arises in connection with any of these agreements, if not resolved satisfactorily to us, our business could be harmed. These agreements include:

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  administrative services agreements with professional corporations that are owned by certain of our directors, executive officers and equityholders;

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  leases we have entered into with entities owned by certain of our directors, executive officers and equityholders; and

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  medical malpractice insurance which we acquire from an entity owned by certain of our directors, executive officers and equityholders.

        In California, Maryland, Massachusetts, Michigan, Nevada, New York and North Carolina, we have administrative services agreements with professional corporations that are owned by certain of our directors, executive officers and equityholders who own interests in these professional corporations. While we have transition services agreements corresponding to our administrative services agreements in place in all states except New York that provide us with the ability to designate qualified successor physician owners of the shares held by the physician owners of these professional corporations upon the occurrence of certain events, there can be no assurance that we will be able to enforce them under the laws of the respective states or that they will not be challenged by regulatory agencies. Potential conflicts of interest may arise in connection with the administrative services agreements that may have materially different implications for us and the professional corporations and there can be no assurance that it will not harm us. For example, we bill for such services either on a fixed basis percentage of net collections basis, or on a per treatment basis, depending on the particular state requirements and certain of these arrangements are subject to renegotiation on an annual basis. We may be unable to renegotiate acceptable fees, in which event many of the administrative services agreements provide for binding arbitration. If we are unsuccessful in renegotiations or arbitration this could negatively impact our operating margins or result in the termination of our administrative services agreements.

        Additionally, we lease 34 of our properties from ownership groups that consist of certain of our directors, executive officers and equityholders. Our lease for the Broadway office in Fort Myers, Florida is on a month-to-month basis and there can be no assurance that it will continue in the future. We may be unable to renegotiate these leases when they come up for renewal on terms acceptable to us, if at all.

        In October 2003, we replaced our existing third-party medical malpractice insurance coverage with coverage we obtained from an insurance entity, which is owned by certain of our directors, executive officers and equityholders. We renewed this coverage in 2009, 2010 and 2011, with the approval of the Audit/Compliance Committee of the Company's board of directors. We may be unable to renegotiate this coverage at acceptable rates and comparable coverage may not be available from third-party insurance companies. If we are unsuccessful in renewing our malpractice insurance coverage, we may not be able to continue to operate without being exposed to substantial risks of claims being made against us for damage awards we are unable to pay.

        Related party transactions between us and any related party are reviewed periodically by outside appraisers to be sure they remain set at fair market value. Moreover, such related party transactions are subject to approval by the Audit/Compliance Committee on behalf of the Company's board of directors or by the Company's board of directors, and disputes are handled by the Company's board of directors. There can be no assurance that the above or any future conflicts of interest will be resolved in our favor. If not resolved, such conflicts could harm our business. For a further description of our related party transactions, see "Certain Relationships and Related Party Transactions".

Our failure to comply with laws related to hazardous materials could materially harm us.

        Our treatment centers provide specialized treatment involving the use of radioactive material in the treatment of the lungs, prostate, breasts, cervix and other organs. The materials are obtained from, and, if not permanently placed in a patient or consumed, returned to, a third-party provider of supplies to hospitals and other radiation therapy practices, which has the ultimate responsibility for its proper disposal. We, however, remain subject to state and federal laws regulating the protection of employees who may be exposed to hazardous material and regulating the proper handling, storage and disposal of that material. Although we believe we are in compliance in all material respects with all applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability, or require us to incur costs that could have a material adverse effect on us.

In response to a number of articles concerning the risk of significant (sometimes fatal) errors in radiation therapy, especially relating to linear radiation, accreditation of facilities and the establishment of a national error reporting database are under consideration.

        Several articles have been published discussing the risks of (sometimes fatal) errors in radiation therapy treatment, especially those relating to linear accelerators. In response, ACRO has called for required accreditation of all facilities which bill Medicare for advanced medical imaging and radiation oncology services, including those in hospitals. In addition, the American Society for Radiation Oncology called for the establishment of the nation's first central database for the reporting of errors involving linear accelerators and computed tomography ("CT") scanners. Federal legislation in these areas is under consideration and a congressional hearing was recently held.

        Of our 95 domestic U.S. treatment centers, 81 have received or are in process of receiving ACRO accreditation. In addition to a deep physics infrastructure and internal maintenance department, we have recently begun to utilize Gamma Function as a broad application radiation safety monitoring tool to minimize potential errors in our radiation therapy treatments. While we continue to improve upon safety measures aimed at minimizing errors in radiation therapy treatment in accordance with our internal protocols as well as the mandates of organizations like ACRO, we cannot assure you that any further critical press and government scrutiny will not adversely affect our business and results of operations.

We may be subject to liabilities from claims brought against our facilities.

        We could be subject to litigation relating to our business practices, including claims and legal actions by patients and others in the ordinary course of business alleging malpractice, product liability or other legal theories.

        If payments for claims exceed actuarially determined estimates, are not covered by insurance, or reinsurers, if any, fail to meet their obligations, our results of operations and financial position could be adversely affected.

Our financial results could be adversely affected by the increasing costs of professional liability insurance and by successful malpractice claims.

        We are exposed to the risk of professional liability and other claims against us and our radiation oncologists and other physicians and professionals arising out of patient medical treatment at our treatment centers. Our risk exposure as it relates to our non-radiation oncology physicians could be greater than with our radiation oncologists to the extent such non-radiation oncology physicians are engaged in diagnostic activities. Malpractice claims, if successful, could result in substantial damage awards which might exceed the limits of any applicable insurance coverage. Insurance against losses of this type can be expensive and insurance premiums may increase in the near future. Insurance rates vary from state to state, by physician specialty and other factors. The rising costs of insurance premiums, as well as successful malpractice claims against us or one of our physicians, could have a material adverse effect on our financial position and results of operations.

        It is also possible that our excess liability and other insurance coverage will not continue to be available at acceptable costs or on favorable terms. In addition, our insurance does not cover all potential liabilities arising from governmental fines and penalties, indemnification agreements and certain other uninsurable losses. For example, from time to time we agree to indemnify third parties, such as hospitals and clinical laboratories, for various claims that may not be covered by insurance. As a result, we may become responsible for substantial damage awards that are uninsured.

        If payment for claims exceed actuarially determined estimates, are not covered by insurance, or reinsurers, if any, fail to meet their obligations, our results of operations and financial position could be adversely affected.

Risks Related to Our Indebtedness and the Notes

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        As of December 31, 2011, after giving effect to this offering and the use of proceeds therefrom, we would have had approximately $752.9 million of total debt outstanding and would have had approximately up to $140 million of additional borrowing available under our senior secured revolving credit facility (excluding issued and undrawn letters of credit). Subject to the limits contained in the indenture governing the notes and our senior secured revolving credit facility, we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

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  making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

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  requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

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  increasing our vulnerability to general adverse economic and industry conditions;

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  limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

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  placing us at a disadvantage compared to other, less leveraged competitors; and

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  increasing our cost of borrowing.

        Our ability to make scheduled payments on and to refinance our indebtedness, including the notes, depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the international banking and capital markets. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, to refinance our debt or to fund our other liquidity needs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the notes, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We will have the right to incur substantial additional indebtedness in the future. The terms of our senior secured revolving credit facility and the indenture governing our notes restrict, but do not in all circumstances, prohibit us from doing so. All existing and future borrowings under our senior secured revolving credit facility will rank senior to the notes. Under the instruments governing our debt, we are permitted to incur substantial additional debt that ranks equal with the notes. Any additional debt may be governed by indentures or other instruments containing covenants that could place restrictions on the operation of our business and the execution of our business strategy in addition to the restrictions on our business already contained in the agreements governing our existing debt. Because any decision to issue debt securities or enter into new debt facilities will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future debt financings and whether we may be required to accept unfavorable terms for any such financings.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are also certain other categories of property that are also excluded from the collateral.

        The indenture will permit liens in favor of third parties to secure certain additional debt, including purchase money indebtedness and capitalized lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the guarantees to the extent the agreements governing such indebtedness prohibit additional liens. Our ability to incur purchase money indebtedness and capitalized lease obligations is subject to the limitations described in "Description of Notes". In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees. See "Description of Notes—Security." If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally in right with the holders of other unsubordinated and unsecured indebtedness and other obligations (including trade payables) of the relevant entity with respect to such excluded property.

The collateral securing the notes is subject to control by creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the notes.

        The notes will be secured on a second priority basis by substantially all of the collateral securing our senior secured revolving credit facility on a first priority basis. In addition, under the terms of the indenture governing the notes, we will be permitted in the future to incur additional indebtedness and other obligations that may share in the second priority liens on the collateral securing the notes and in the first priority liens on the collateral securing our senior secured revolving credit facility.

        The holders of obligations secured by the first priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens and our other unsecured senior indebtedness.

        Under the indenture governing the notes, we could also incur additional indebtedness secured by first priority liens and second priority liens so long as such first and second priority liens are securing indebtedness permitted to be incurred by the covenants described under "Description of Notes" and certain other conditions are met. Our ability to designate future debt as either first priority secured or second priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or a pari passu basis with holders of the notes and our senior secured revolving credit facility, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

The lenders under our senior secured revolving credit facility will have the discretion to release the guarantors under the senior secured revolving credit facility in a variety of circumstances which will cause those guarantors to be released from their guarantees of the notes.

        While any obligations under our senior secured revolving credit facility remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes offered hereby if the related guarantor is no longer a guarantor of the obligations under the senior secured revolving credit facility. See "Description of Notes—Guarantees". The lenders under the senior secured revolving credit facility will have the discretion to release the guarantees under the senior secured revolving credit facility in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes.

The notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

        The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes. The indenture governing the notes and our senior secured revolving credit facility will permit our non-guarantor subsidiaries to incur additional indebtedness, and under certain circumstances such indebtedness could be substantial. In addition, the indenture will not limit the transfer of funds to, or the making of investments in, our non-guarantor subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. For the three months ended March 31, 2012, the subsidiaries that are not guaranteeing the notes had total revenues of approximately $59.0 million, held $207.0 million of our total assets and had $54.6 million of liabilities. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

        Our non-guarantor subsidiaries accounted for $59.0 million, or 33.3%, of our revenues for the three months ended March 31, 2012.

The indenture governing the notes, the indenture governing our existing notes and our senior secured revolving credit facility impose significant operating and financial restrictions on our company and our subsidiaries, which may prevent us from capitalizing on business opportunities.

        The indenture governing the notes, the indenture governing our existing notes and our senior secured revolving credit facility imposes significant operating and financial restrictions on us. These restrictions will limit our ability, among other things, to:

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  incur additional indebtedness or enter into sale and leaseback obligations;

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  pay certain dividends or make certain distributions on our capital stock or repurchase our capital stock;

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  make certain capital expenditures;

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  make certain investments or other restricted payments;

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  place restrictions on the ability of subsidiaries to pay dividends or make other payments to us;

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  engage in transactions with equityholders or affiliates;

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  sell certain assets or merge with or into other companies;

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  guarantee indebtedness; and

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  create liens.

        As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from subsidiary guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the debt evidenced by its guarantee:

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  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

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  was insolvent or rendered insolvent by reason of such incurrence;

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  was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

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  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The value of the collateral is uncertain, and may not be sufficient to pay all or any of the notes.

        The notes are secured by a second priority lien on substantially all of the assets, other than certain excluded assets, directly owned by us and each guarantor. The liens securing the notes secure our senior secured revolving credit facility and, accordingly the security interests securing the notes and the note guarantees will rank junior in priority, pursuant to the intercreditor agreement, to the security interests securing the senior secured revolving credit facility and any other senior priority lien indebtedness we may incur. The indenture governing the notes will allow us to incur additional obligations secured by liens in amounts that may be significant. Any additional indebtedness or obligations secured by a lien on the collateral securing the notes (whether senior to or on parity with the liens securing the notes) will adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.

        The collateral may be subject to exceptions, defects, encumbrances, liens and other imperfections. No appraisal of the fair market value of the collateral has been made in connection with this offering. Further, the value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under any senior priority lien obligations and any other obligations secured by a senior priority lien on the collateral.

        Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. Additionally in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

        In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, is subject to the provisions of the security documents. The security documents set out a number of limitations on the rights of the holders of the notes offered hereby to require security in certain circumstances, which may result in, among other things, the amount recoverable under any security provided by any subsidiary being limited and/or security not being granted over a particular type or class of assets. Accordingly, this may affect the value of the security provided by us and our subsidiaries. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement the claims of the holders of the notes offered hereby to the proceeds of such enforcement will rank behind claims of the holders of obligations under our senior secured revolving credit facility, which are first priority obligations, and holders of additional secured indebtedness (to the extent permitted to have a senior priority lien by the indenture).

        The security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease. In addition, if the collateral agent forecloses on our assets, including our stock or the stock of our subsidiaries, it may constitute a change of control or assignment under our long-term contracts with our customers, and the counterparties may be entitled to amend or terminate the contracts, which could adversely affect the value of the collateral.

Security over certain collateral and title insurance policies with respect thereto, including real property, may not be in place prior to closing, may not be perfected prior to closing and may be invalidated following closing.

        Certain security interests, including mortgages on certain of our owned and leased real properties and liens on amounts contained in our bank accounts and some of our intellectual property, will neither be in place nor perfected on the closing date of this offering. We do not expect that mortgages on the properties intended to secure the notes will be in place at the time of the issuance of the notes. The properties constitute a significant portion of the value of the collateral intended to secure the notes and the guarantees. In addition, mortgagee title insurance policies will not be in place at the time of the issuance of the notes to insure, among other things, (i) loss resulting from the entity represented by us to be the fee owner thereof not holding valid fee title to the properties or such fee being encumbered by unpermitted liens and (ii) the validity and first lien priority of the mortgage granted to the collateral agent for its benefit, and for the benefit of the trustee and the holders of the notes. There will be no independent assurance prior to issuance of the notes that all properties contemplated to be mortgaged as security for the notes will be mortgaged, or that we hold the real property interests we represent we hold or that we may mortgage such interests, or that there will be no lien encumbering such real property interests other than those permitted by the indenture. Moreover, land surveys will not be completed at the time of the issuance of the notes. As a result, there is no independent assurance that, among other things, no encroachments, adverse possession claims, zoning or other restricts exist with respect to the properties intended to be mortgaged which could result in a material adverse effect on the value or utility of such properties.

        The title insurance process and surveys could reveal certain issues that we will not be able to resolve. If we are unable to resolve any issues raised by the surveys or that are otherwise raised in connection with obtaining the mortgages or title insurance policies, the mortgages and title insurance policies will be subject to such issues. Such issues could have a significant impact on the value of the collateral or any recovery under the title insurance policies. If we are unable to obtain any mortgage or title insurance policy on any of the real property intended to constitute collateral for the notes and guarantees, the value of the collateral securing the notes and the guarantees will be significantly reduced.

        We will be required to file or cause to be filed financing statements under the Uniform Commercial Code to perfect the security interests that can be perfected by such filings. In the case of certain collateral requirements, we will be required to use commercially reasonable efforts to have the security interests related thereto that are required to be perfected by the security documents to be perfected within a customary period of time after the date of the issuance of the notes. We are required to use commercially reasonable efforts to put such mortgages in place, obtain title insurance and deliver surveys on the real properties within 90 days following the issuance of the notes. To the extent a mortgage or other security interest in certain collateral is perfected following the closing date, that security interest would remain at risk of having been granted within 90 days of a bankruptcy filing (in which case it might be voided as a preferential transfer by a trustee in bankruptcy) even after the security interests perfected on the closing date were no longer subject to such risk. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of such mortgage or security interest.

State law may limit the ability of the collateral agent for the holders of the notes to foreclose on the real property and improvements included in the collateral located in Florida, New York and Nevada.

        The notes will be secured by, among other things, liens on owned real property and improvements located in the states of Florida, New York and Nevada. The laws of Florida, New York and Nevada may limit the ability of the trustee and the holders of the notes to foreclose on the improved real property collateral located in that state. Laws of Florida, New York and Nevada govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

        The holders of the notes and the trustee also may be limited in their ability to enforce a breach of the covenant described under "Description of Notes—Certain Covenants—Limitation on Liens". Some decisions of state courts have placed limits on a lender's ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender's security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral.

        Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing obligations under the notes from time to time owned by us or the guarantors may not be perfected if the actions necessary to perfect any of those liens are not taken upon or prior to the issuance of the notes. The inability or failure to create properly perfected security interests in the collateral may result in the loss of the priority, or a defect in the perfection, of the security interest for the benefit of the noteholders to which they would have been otherwise entitled.

        In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We and the guarantors will have limited obligations to perfect the security interest of the noteholders in specified collateral. The collateral agent has no obligation to monitor nor can we assure you that we or the guarantors will inform such collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes and the note guarantees against third parties.

The lien ranking provisions of the intercreditor agreement will limit the ability of noteholders to exercise rights and remedies with respect to the collateral.

        At any time when any first priority lien obligations are outstanding, the holders of the first priority lien obligations will control substantially all matters related to the collateral. Holders of notes may not exercise rights or remedies with respect to the collateral until after the first priority lien obligations have been discharged. The collateral agent will act in accordance with the terms of the intercreditor agreement, including the lien ranking provisions contained therein, with respect to all collateral held by it on behalf of the holders of the second priority lien obligations, including the notes. Pursuant to the terms of the intercreditor agreement, the holders of the first priority lien obligations may, under certain circumstances, cause the collateral agent under the senior secured revolving credit facility to take actions with respect to the collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. Additionally, the intercreditor agreement will contain provisions that restrict the collateral agent on behalf of the noteholders from objecting to a number of important matters involving the collateral following a bankruptcy filing by us. After such a filing, the value of the collateral could materially deteriorate. To the extent collateral is released from securing the first priority lien obligations, the intercreditor agreement will provide that the second priority liens securing the notes will also be released. In addition, the intercreditor agreement will generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents governing such first priority liens without the consent of the holders of the notes (provided that any such amendment or supplement does not reduce, impair or adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner) and that the security documents governing the second priority liens will be automatically changed, waived and modified in the same manner. The intercreditor agreement will prohibit second priority lienholders from foreclosing on the collateral until payment in full of the first priority lien obligations. See "Description of Notes—Security—Intercreditor Agreement".

There are circumstances, other than repayment or discharge of the notes, under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

        Under various circumstances, all or a portion of the collateral may be released, including:

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  in whole or in part, as applicable, as to all or any portion of property subject to such liens which have been taken by eminent domain, condemnation or other similar circumstances;

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  in whole upon satisfaction and discharge of the indenture, or a legal defeasance or covenant defeasance of the indenture, as described below under "Description of Notes—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge;"

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  in part, as to any property that (a) is sold, transferred or otherwise disposed of by us or any guarantor, other than to us or another guarantor, in a transaction not prohibited by the indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a subsidiary guarantor that has been released from its guarantee in accordance with the indenture, concurrently with the release of such guarantee;

  •
  in part, in accordance with the applicable provisions of the security documents; and

  •
  as otherwise set forth in the intercreditor agreement.

        In addition, the guarantee of a guarantor will be released in connection with a sale or merger of such guarantor in a transaction not prohibited by the indenture. The indenture for the notes will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See "Description of Notes—Guarantees".

The ability of the collateral agent to realize upon the capital stock securing the second lien notes will be automatically limited to the extent the pledge of such capital stock would require the filing with the SEC of separate financial statements for any of our subsidiaries.

        Under Rule 3-16 of Regulation S-X, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock of any subsidiary of the Company pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding that are then registered or being registered, such subsidiary would be required to provide separate financial statements to the SEC. As a result, the Indenture and the related security documents provide that to the extent that separate financial statements of any of the Company's subsidiaries would be required by the rules of the SEC due to the fact that such subsidiary's capital stock secures registered notes, the pledge of such capital stock constituting collateral securing such registered notes will automatically be limited such that the value of the portion of such capital stock that the trustee of the registered notes may realize upon will, in the aggregate, be less than 20% of the aggregate principal amount of the then outstanding registered notes. See "Description of Notes—Security—Release of Liens." As a result, holders of the notes could lose the benefit of a portion or all of the security interest securing the notes in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for the collateral agent to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

The collateral is subject to casualty risks.

        The indenture and the security documents governing the notes require us and the guarantors to maintain adequate insurance or otherwise insure against risks to the extent customary with companies in the same or similar businesses operating in the same or similar locations as us. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the notes we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy our obligations, including the notes.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

        The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the United States Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have "undersecured claims" as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case. Additionally, the trustee's ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the trustee's security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally, 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we or a guarantor became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor's ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that we become subject to a U.S. bankruptcy proceeding.

        In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or the guarantors, noteholders will be entitled to post-petition interest under the United States Bankruptcy Code only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Noteholders that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the United States Bankruptcy Code.

Under certain circumstances a court could cancel the notes or the related guarantees and the security interests that secure the notes and any guarantees under fraudulent conveyance laws.

        Our issuance of the notes and the related guarantees may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the United States Bankruptcy

Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the notes. The court might do so, if it found that, when we issued the notes, (i) we received less than reasonably equivalent value or fair consideration and (ii) we either (1) were rendered insolvent, (2) were left with inadequate capital to conduct our business or (3) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the notes, without regard to factors (i) and (ii), if it found that we issued the notes with actual intent to hinder, delay or defraud our creditors.

        Similarly, if one of our guarantors becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such guarantor issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (i) and (ii) above applied to such guarantor, such guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

        In addition, a court could avoid any payment by us or any guarantor pursuant to the notes or a guarantee or any realization on the pledge of assets securing the notes or the guarantees, and require the return of any payment or the return of any realized value to us or the guarantor, as the case may be, or to a fund for the benefit of the creditors of us or the guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the notes, the guarantees or the pledges. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from another guarantor or from any other source.

        The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets' present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, "debts" includes contingent and unliquidated debts.

        The indenture governing the notes limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due.

        If a court avoided our obligations under the notes and the obligations of all of the guarantors under their guarantees, you would cease to be our creditor or creditor of the guarantors and likely have no source from which to recover amounts due under the notes. Even if the guarantee of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor's other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor's other debt.

We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the indenture.

        Upon the occurrence of specific kinds of change of control events, the indenture governing the notes requires us to make an offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest (and additional interest, if any) to the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the notes. In addition, restrictions under our senior secured revolving credit facility and our other senior debt may not allow us to repurchase the notes upon a change of control. If we could not refinance such senior debt or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the notes, which would constitute an event of default under the indenture. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Notes—Change of Control".

        It is also possible that the events that constitute a change of control under the indenture could also be an event of default under our senior secured revolving credit facility. These events may permit the lenders under our s senior secured revolving credit facility to accelerate the indebtedness outstanding thereunder. If we are required to repurchase the notes pursuant to a change of control offer and repay certain amounts outstanding under our senior secured revolving credit facility if such indebtedness is accelerated, we would probably require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all.

There is no established trading market and we do not know if a market will develop for the notes, which may reduce their market price.

        The notes are a new issue of securities and there is no established trading market for them. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making in the notes at any time, in their sole discretion. You may not be able to sell your notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the notes. Accordingly, you may be required to bear the financial risk of your investment in the notes indefinitely. If a trading market were to develop, future trading prices of the notes may be volatile and will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the notes for the exchange notes;

  •
  the interest of securities dealers in making a market for them; and

  •
  the market for similar securities.

        In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions that could adversely affect their value.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

        If a bankruptcy petition were filed by or against us under Title 11 of the United States Code, as amended (the "Bankruptcy Code") after the issuance of the notes, the claims by any holder of notes for the principal amount of the notes may be limited to an amount equal to the sum of: the original issue price for the notes and that unpaid portion of any original issue discount ("OID") that does not constitute "unmatured interest" for purposes of the Bankruptcy Code.

        Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

We are indirectly owned and controlled by Vestar and its interests may conflict with yours as a creditor.

        Vestar indirectly controls approximately 81% of the Class A voting equity units of Holdings, which controls Parent, and which in turn controls the Company. As a result, they have the power to elect a majority of the Company's board of directors and effectively have control over major decisions regardless of whether noteholders believe that any such decisions are in their own best interests. The interests of Vestar as an equity holder may conflict with your interests as a noteholder. Vestar may have an incentive to increase the value of their investment or cause us to distribute funds at the expense of our financial condition and affect our ability to make payments on the notes. In addition, Vestar may have an interest in pursuing acquisitions, divestitures, financings or other transactions that it believes could enhance its equity investments even though such transactions might involve risks to you as a noteholder.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes, except as otherwise described in this prospectus. The Old Notes surrendered in exchange for the Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange offer. We will bear the expense of the exchange offer.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma financial statements are based on our historical consolidated financial statements, included in this registration statement, and adjusted to give effect to the issuance of the Old Notes on May 10, 2012. The unaudited pro forma consolidated statements of comprehensive loss for the three months ended March 31, 2012 and the year ended December 31, 2011 give effect to the issuance of the Old Notes as if it had occurred on January 1, 2011. The unaudited pro forma consolidated balance sheet as of March 31, 2012 gives effect to the issuance of the Old Notes as if it had occurred on March 31, 2012.

RADIATION THERAPY SERVICES HOLDINGS, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
(unaudited)

	Actual Year Ended December 31, 2011	Adjustments	Pro Forma Year Ended December 31, 2011
Revenues:
Net patient service revenue	$638,690		$638,690
Other revenue	6,027	—	6,027

Total revenues	644,717	—	644,717
Expenses:
Salaries and benefits	326,782		326,782
Medical supplies	51,838		51,838
Facility rent expense	33,375		33,375
Other operating expenses	33,992		33,992
General and administrative expenses	81,688		81,688
Depreciation and amortization	54,084		54,084
Provision for doubtful accounts	16,117		16,117
Interest expense, net	60,656	14,405 (1)	75,061
Impairment loss	360,639		360,639
Loss on investments	250		250
Gain on fair value adjustment of previously held equity investment	(234)		— (234)
Foreign currency transaction loss	106		106
Loss on foreign currency derivative contracts	672	—	672

Total expenses	1,019,965	14,405	1,034,370

Loss before income taxes	(375,248)	(14,405)	(389,653)
Income tax benefit	(25,365)	—	(25,365)

Net loss	(349,883)	(14,405)	(364,288)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	(3,558)	—	(3,558)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(353,441)	(14,405)	(367,846)
Other comprehensive loss:
Unrealized gain on derivative interest rate swap agreements, net of tax	2,428	—	2,428
Unrealized loss on foreign currency translation	(4,909)	—	(4,909)

Other comprehensive loss	(2,481)	—	(2,481)

Comprehensive loss:	(352,364)	(14,405)	(366,769)

Comprehensive income attributable to noncontrolling interests—redeemable and non-redeemable	(2,914)	—	(2,914)

Comprehensive loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(355,278)	$(14,405)	$(369,683)

(1)
Pro forma interest for the inclusion of the $350.0 million in notes at an interest rate of 8.875%, including the amortization of original issue discount of approximately $1.7 million, deferred financing costs of approximately $13.0 million less the interest expense related to the senior secured revolving credit facility and Term Loan B and $2.1 million in early extinguishment of debt related to certain lenders. The additional interest expense generated above will create additional tax losses which the Company will be unable to benefit from due to the full valuation allowance that the Company has recorded against its net operating losses.

Note:
Early extinguishment write-off of deferred financing costs associated with a portion of our senior secured revolving credit facility and our Term Loan B portion of our senior secured credit facilities and the write-off of our original issue discount on our Term Loan B portion have a one-time impact and are reflected in the pro forma balance sheet as a pro forma adjustment to equity.

RADIATION THERAPY SERVICES HOLDINGS, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
(in thousands, except share and per share amounts)
(unaudited)

	Actual March 31, 2012	Adjustments		Pro Forma March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$12,407	$38,942	(6)	$51,349
Accounts receivable, net	101,169			101,169
Prepaid expenses	5,889			5,889
Inventories	4,927			4,927
Deferred income taxes	2,969			2,969
Other	4,457	—		4,457

Total current assets	131,818	38,942		170,760
Equity investments in joint ventures	522			522
Property and equipment, net	244,292			244,292
Real estate subject to finance obligation	13,735			13,735
Goodwill	569,901			569,901
Intangible assets, net	45,809			45,809
Other assets	30,457	6,512	(3)	36,969

Total assets	$1,036,534	$45,454		$1,081,988

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$39,402			$39,402
Accrued expenses	53,923	—		53,923
Income taxes payable	5,484			5,484
Current portion of long-term debt	22,777	(8,365	)(2)	14,412
Current portion of finance obligation	184			184
Other current liabilities	5,374	—		5,374

Total current liabilities	127,144	(8,365)		118,779
Long-term debt, less current portion	681,985	(286,116	)(2)	395,869
Pro forma new notes	—	348,344	(1)	348,344
Finance obligation, less current portion	14,133			14,133
Other long-term liabilities	23,142	(1,042	)(4)	22,100
Deferred income taxes	10,259	—		10,259

Total liabilities	856,663	52,821		909,484
Noncontrolling interests—redeemable	12,925			12,925
Commitments and Contingencies
Equity:
Common stock, $0.01 par value, 1,025 shares authorized, issued and outstanding at March 31, 2012	—			—
Additional paid-in capital	648,798			648,798
Retained deficit	(493,364)	(7,367	)(5)	(500,731)
Notes receivable from shareholder	(125)			(125)
Accumulated other comprehensive loss, net of tax	(5,859)	—		(5,859)

Total Radiation Therapy Services Holdings, Inc. shareholder's equity	149,450	(7,367)		142,083
Noncontrolling interests—nonredeemable	17,496	—		17,496

Total equity	166,946	(7,367)		159,579

Total liabilities and equity	$1,036,534	$45,454		$1,081,988

(1)
Issuance of $350.0 million in notes with an original issue discount of $1.7 million.

(2)
Payment of $30.0 million aggregate principal amount of the existing senior secured revolving credit facility and $265.4 million aggregate principal amount of the Term Loan B portion of our senior secured credit facilities excluding original issue discount of $0.9 million.

(3)
Estimated transaction fees and expenses of approximately $13.0 million including estimated legal, accounting, and other fees less the early extinguishment write-off of deferred financing costs associated with a portion of our senior secured revolving credit facility and our Term Loan B portion of our senior secured credit facilities of approximately $6.5 million.

(4)
Termination and payment of interest rate swap derivative agreement under the existing Term Loan B portion of our senior secured credit facilities.

(5)
Early extinguishment write-off of deferred financing costs associated with a portion of our senior secured revolving credit facility and our Term Loan B portion of our senior secured credit facilities of approximately $6.5 million and the write-off of our original issue discount of $0.9 million on our Term Loan B portion. No tax impact due to the full valuation allowance that the Company has recorded against its net operating losses. A deferred tax asset and offsetting valuation allowance would result in no tax benefit.

(6)
Net proceeds for the issuance of the $350.0 million in notes.

RADIATION THERAPY SERVICES HOLDINGS, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
(unaudited)

	Actual Year Ended March 31, 2012	Adjustments	Pro Forma Year Ended March 31, 2012
Revenues:
Net patient service revenue	$175,548		$175,548
Other revenue	1,897	—	1,897

Total revenues	177,445	—	177,445
Expenses:
Salaries and benefits	93,843		93,843
Medical supplies	15,460		15,460
Facility rent expense	9,590		9,590
Other operating expenses	8,701		8,701
General and administrative expenses	19,682		19,682
Depreciation and amortization	15,196		15,196
Provision for doubtful accounts	5,061		5,061
Interest expense, net	17,555	1,798 (1)	19,353
Foreign currency transaction loss	49		49
Loss on foreign currency derivative contracts	594	—	594

Total expenses	185,731	1,798	187,529

Loss before income taxes	(8,286)	(1,798)	(10,084)
Income tax benefit	110	—	110

Net loss	(8,396)	(1,798)	(10,194)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	(1,153)	—	(1,153)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(9,549)	(1,798)	(11,347)
Other comprehensive loss:
Unrealized loss on derivative interest rate swap agreements, net of tax	(333)	—	(333)
Unrealized loss on foreign currency translation	(528)	—	(528)

Other comprehensive loss:	(861)	—	(861)

Comprehensive loss:	(9,257)	(1,798)	(11,055)

Comprehensive income attributable to noncontrolling interests—redeemable and non-redeemable	(1,177)	—	(1,177)

Comprehensive loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(10,434)	$(1,798)	$(12,232)

(1)
Pro forma interest for the inclusion of the $350.0 million in notes at an interest rate of 8.875%, including the amortization of original issue discount of approximately $1.7 million, deferred financing costs of approximately $13.0 million less the interest expense related to the senior secured revolving credit facility and Term Loan B and $2.1 million in early extinguishment of debt related to certain lenders. The additional interest expense generated above will create additional tax losses which the Company will be unable to benefit from due to the full valuation allowance that the Company has recorded against its net operating losses.

Note:
Early extinguishment write-off of deferred financing costs associated with a portion of our senior secured revolving credit facility and our Term Loan B portion of our senior secured credit facilities and the write-off of our original issue discount on our Term Loan B portion have a one-time impact and are reflected in the pro forma balance sheet as a pro forma adjustment to equity.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected historical consolidated financial data as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 (Successor) were derived from our audited consolidated financial statements, included elsewhere in this prospectus. The selected historical consolidated financial data for the three months ended March 31, 2011 and 2012 were derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus. All adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal recurring nature. The selected historical consolidated financial data as of December 31, 2008 and 2009 (Successor) and as of December 31, 2007 and for the year then ended (Predecessor) and for the period from January 1 to February 21, 2008 (Predecessor), and the period from February 22 to December 31, 2008 (Successor) were derived from our audited consolidated financial statements, which are not included in this prospectus. As a result of the purchase accounting treatment applied in the Merger, our audited consolidated financial statements include the consolidated accounts of the Successor as of December 31, 2011, 2010 and 2009. For the period prior to February 22, 2008, our audited consolidated financial statements are of the Predecessor. These statements have been prepared using the Predecessor's basis in the assets and liabilities and the historical results of operations for periods prior to the Merger. Periods subsequent to February 22, 2008 have been prepared using our basis in the assets and liabilities acquired in the purchase transaction. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read the following data in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited historical consolidated financial statements and the accompanying notes and our unaudited condensed consolidated financial statements, included elsewhere in this prospectus, and other financial information included in this prospectus.

	Predecessor		Successor
		Period From January 1 to February 21, 2008	Period From February 22 to December 31, 2008				Three Months Ended March 31, (unaudited)
				Year Ended December 31,
	Year Ended December 31, 2007
(in thousands)				2009	2010	2011	2011	2012
Consolidated Statements of Operations Data:
Net patient service revenue	$381,586	$76,927	$413,305	$517,646	$535,913	$638,690	$155,083	$175,548
Other revenue	8,595	1,179	5,864	6,838	8,050	6,027	1,454	1,897

Total revenues	390,181	78,106	419,169	524,484	543,963	644,717	156,537	177,445
Salaries and benefits	203,408	42,209	206,159	259,532	282,302	326,782	80,899	93,843
Medical supplies	12,982	2,924	32,545	45,361	43,027	51,838	12,491	15,460
Facility rent expense	10,877	2,269	13,783	22,106	27,885	33,375	7,823	9,590
Other operating expenses	17,896	3,102	17,027	24,398	27,103	33,992	7,458	8,701
General and administrative expenses	45,656	20,340	43,393	54,537	65,798	81,688	17,836	19,682
Depreciation and amortization	25,776	5,347	32,609	46,416	46,346	54,084	12,455	15,196
Provision for doubtful accounts	9,648	3,789	17,896	12,871	8,831	16,117	3,801	5,061
Interest expense, net	19,726	4,721	55,100	62,502	58,505	60,656	14,493	17,555
Gain on sale of interest in a radiation practice	—	—	(3,113)	—	—	—	—	—
Loss on sale of assets of a radiation treatment center	—	—	—	—	1,903	—	—	—
Termination of professional services agreement	—	—	7,000	—	—	—	—	—
Loss on sale of real estate	—	—	1,036	—	—	—	—	—
Loss on investments	—	—	—	—	—	250	—	—
Gain on fair value adjustment of previously held equity investment	—	—	—	—	—	(234)	(234)	—
Loss on foreign currency translations	—	—	—	—	—	106	10	49
Loss on forward currency derivative contracts	—	—	—	—	—	672	116	594
Early extinguishment of debt	—	3,688	—	—	10,947	—	—	—
Impairment loss	1,568	—	—	3,474	97,916	360,639	—	—

Total expenses	347,537	88,389	423,435	531,197	670,563	1,019,965	157,148	185,731
Income (loss) before income taxes	42,644	(10,283)	(4,266)	(6,713)	(126,600)	(375,248)	(611)	(8,286)
Income tax expense (benefit)	15,525	570	(1,413)	1,002	(12,810)	(25,365)	2,466	110

Net income (loss)	27,119	(10,853)	(2,853)	(7,715)	(113,790)	(349,883)	(3,077)	(8,396)
Net income attributable to non-controlling interests	(1,211)	(19)	(2,483)	(1,835)	(1,698)	(3,558)	(1,439)	(1,153)

Net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder	$25,908	$(10,872)	$(5,336)	$(9,550)	$(115,488)	$(353,441)	(4,516)	(9,549)

	Predecessor		Successor
		Period From January 1 to February 21, 2008	Period From February 22 to December 31, 2008				Three Months Ended March 31,
				Year Ended December 31,
	Year Ended December 31, 2007
(dollars in thousands)				2009	2010	2011	2011	2012
Balance Sheet Data (at end of period):
Cash and cash equivalents	$10,310		$49,168	$32,958	$13,977	$10,177	$23,455	$12,407
Working capital(1)	67,946		93,935	49,970	19,076	19,929	31,441	4,674
Total assets	582,096		1,405,940	1,379,225	1,236,330	998,592	1,367,291	1,036,534
Finance obligations	34,146		60,605	77,230	8,568	14,266	10,130	14,317
Total debt	305,159		577,444	549,059	598,831	679,033	663,355	704,762
Total equity	176,492		629,171	622,007	508,208	177,294	530,451	166,946
Other Financial Data:
Ratio of earnings to fixed charges(2)	2.95x	—	—	—	—	—	—	—
Deficiency to cover fixed charges(3)	—	10,341	6,631	9,127	128,292	377,137	1,500	9,049
Pro forma Ratio of earnings to fixed charges(4)						—		—
Deficiency to cover pro forma fixed charges(5)						385,354		9,642

(1)
Working capital is calculated as current assets minus current liabilities.

(2)
For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as pretax income (loss) from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries plus/minus income or loss from equity investees plus fixed charges and (ii) fixed charges is defined as interest expense (including capitalized interest, of which we have none, and any amortization of debt issuance costs) and the estimated portion of operating lease expense deemed by management to represent the interest component of rent expense.

(3)
Coverage deficiency represents the amount by which earnings were insufficient to cover fixed charges.

(4)
For purposes of calculating the pro forma ratio of earnings to fixed charges for the year ended December 31, 2011 and three months ended March 31, 2012, (i) earnings is defined as pretax income (loss) from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries plus/minus income or loss from equity investees plus fixed charges and (ii) fixed charges is defined as interest expense, on a pro forma basis, taking into consideration the notes (including capitalized interest, of which we have none, and any amortization of debt issuance costs) and the estimated portion of operating lease expense deemed by management to represent the interest component of rent expense.

(5)
Coverage deficiency represents the amount by which earnings were insufficient to cover pro forma fixed charges for the year ended December 31, 2011 and three months ended March 31, 2012.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with our unaudited condensed consolidated financial statements and accompanying notes and our audited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. This section of the prospectus contains forward-looking statements that involve substantial risks and uncertainties, such as statements about our plans, objectives, expectations and intentions. These statements may be identified by the use of forward-looking terminology such as "anticipate", "believe", "continue", "could", "estimate", "intend", "may", "might", "plan", "potential", "predict", "should", or "will" or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in the section titled "Risk Factors" may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which apply on and as of the date of this prospectus.

 Overview

        We own, operate and manage treatment centers focused principally on providing comprehensive radiation treatment alternatives ranging from conventional external beam radiation, IMRT, as well as newer, more technologically-advanced procedures. We believe we are the largest company in the United States focused principally on providing radiation therapy. We opened our first radiation treatment center in 1983 and, as of March 31, 2012 we provided radiation therapy services in 126 treatment centers. Most of our treatment centers are strategically clustered into 28 local markets in 15 states, including Alabama, Arizona, California, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, South Carolina, Rhode Island, and West Virginia and 30 treatment centers are operated in South America, Central America, Mexico and the Caribbean and one center located in India. Of these 126 treatment centers, 37 treatment centers were internally developed, 82 were acquired, two were transitioned from hospital-based treatment centers to freestanding treatment centers and five involve hospital-based treatment centers and other groups. We have continued to expand our affiliation with physician specialties in closely related areas including gynecological and surgical oncology and urology in a limited number of our local markets to strengthen our clinical working relationships and to evolve from a freestanding radiation oncology centric model to an Integrated Cancer ("ICC") model.

        On October 19, 2007, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Holdings, Parent and RTS MergerCo, Inc., a wholly owned subsidiary of Parent, pursuant to which we consummated the Merger. Upon completion of the Merger, each share of the Company's common stock outstanding immediately prior to the effective time of the Merger (other than certain shares held by members of Holdings' management team and certain employees) was converted into $32.50 in cash without interest. The Merger was consummated on February 21, 2008 (the "Closing"). Immediately following the Closing, Parent became the owner of all of the outstanding common stock of the Company, which in turn, became a wholly-owned indirect subsidiary of Holdings, and Vestar and its affiliates became the beneficial owners of approximately 57% of the outstanding Class A voting equity units of Holdings and its co-investors became the beneficial owners of approximately 26% of the outstanding Class A voting equity units of Holdings. At March 31, 2012, Vestar and its affiliates currently control approximately 81% of the Class A voting equity units of Holdings through its ability to directly or indirectly control its co-investors. In addition, at the Closing, the management investors, including current and former directors and executive officers, either exchanged certain shares of the Company's common stock or invested cash in the Company, in each case, in exchange for Class A voting equity units and non-voting preferred equity units of Holdings. See "Certain Relationships and Related Party Transactions". At the Closing, these management investors as a group became the beneficial owners of approximately 17% of the outstanding Class A voting equity units of Holdings. Holdings also adopted a management incentive equity plan pursuant to which certain employees are eligible to receive incentive unit awards (Class B and C non-voting equity units) from an equity pool representing up to 13% (as of immediately following the Closing) of the common equity value (as defined in the Merger Agreement) of Holdings, which as of March 31, 2012 was 12.1%. In connection with the Closing, Vestar, its affiliates and these management investors invested approximately $627.3 million in equity units of Holdings.

        We use a number of metrics to assist management in evaluating financial condition and operating performance, and the most important follow:

  •
  The number of relative value units (RVU) delivered per day in our freestanding centers;

  •
  The percentage change in RVUs per day in our freestanding centers;

  •
  The number of treatments delivered per day in our freestanding centers;

  •
  The average revenue per treatment in our freestanding centers;

  •
  The ratio of funded debt to pro-forma adjusted earnings before interest, taxes, depreciation and amortization (leverage ratio); and

  •
  Facility gross profit.

Revenue Drivers

        Our revenue growth is primarily driven by expanding the number of our centers, optimizing the utilization of advanced technologies at our existing centers and benefiting from demographic and population trends in most of our local markets. New centers are added or acquired based on capacity, demographics, and competitive considerations.

        The average revenue per treatment is sensitive to the mix of services used in treating a patient's tumor. The reimbursement rates set by Medicare and commercial payers tend to be higher for more advanced treatment technologies, reflecting their higher complexity. A key part of our business strategy is to make advanced technologies available once supporting economics exist. For example, we have been utilizing IGRT and Gamma Function, a proprietary capability to enable measurement of the actual amount of radiation delivered during a treatment and to provide immediate feedback for adaption of future treatments as well as for quality assurance, where appropriate, now that reimbursement codes are in place for these services.

Operating Costs

        The principal costs of operating a treatment center are (1) the salary and benefits of the physician and technical staff, and (2) equipment and facility costs. The capacity of each physician and technical position is limited to a number of delivered treatments, while equipment and facility costs for a treatment center are generally fixed. These capacity factors cause profitability to be very sensitive to treatment volume. Profitability will tend to increase as resources from fixed costs including equipment and facility costs are utilized.

Sources of Revenue By Payer

        We receive payments for our services rendered to patients from the government Medicare and Medicaid programs, commercial insurers, managed care organizations and our patients directly.

Generally, our revenue is determined by a number of factors, including the payer mix, the number and nature of procedures performed and the rate of payment for the procedures. The following table sets forth the percentage of our net patient service revenue we earned based upon the patients' primary insurance by category of payer in our last three fiscal years and the three months ended March 31, 2011 and 2012.

	Year Ended December 31,			Three Months Ended March 31
Payer (Domestic U.S.)	2009	2010	2011	2011	2012
Medicare	42.0%	44.6%	44.9%	47.3%	43.8%
Commercial	54.7	50.9	50.9	48.4	52.2
Medicaid	2.4	3.0	2.8	2.7	3.0
Self pay	0.9	1.5	1.4	1.6	1.0

Total net patient service revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Medicare and Medicaid

        Medicare is a major funding source for the services we provide and government reimbursement developments can have a material effect on operating performance. These developments include the reimbursement amount for each Current Procedural Terminology ("CPT") service that we provide and the specific CPT services covered by Medicare. CMS, the government agency responsible for administering the Medicare program, administers an annual process for considering changes in reimbursement rates and covered services. We have played, and will continue to play, a role in that process both directly and through the radiation oncology professional societies.

        Since cancer disproportionately affects elderly people, a significant portion of our net patient service revenue is derived from the Medicare program, as well as related co-payments. Medicare reimbursement rates are determined by CMS and are lower than our normal charges. Medicaid reimbursement rates are typically lower than Medicare rates; Medicaid payments represent approximately 3.0% of our net patient service revenue for the for the three months ended March 31, 2012.

        Medicare reimbursement rates are determined by a formula which takes into account an industry wide CF multiplied by Relative Value Units ("RVUs") determined on a per procedure basis. The CF and RVUs may change on an annual basis. In 2009, the CF decreased by 5.3%. The net result of changes to the CF and RVUs over the last several years prior to 2009 has had an immaterial impact on our business, with the CF percentage decrease in 2009 having a significant impact on our business. It is difficult, however, to forecast the future impact of any changes. We depend on payments from government sources and any changes in Medicare or Medicaid programs could result in a decrease in our total revenues and net income.

        On January 1, 2010, the CF was scheduled to decrease 21.2%, but Congress postponed this decrease through the end of 2010 by passing several pieces of legislation. Additionally, in June 2010, Congress passed a 2.2% increase. The CF was again scheduled to decrease 24.9% as of January 1, 2011, but Congress further delayed the scheduled cut until the end of 2011. The final Medicare 2012 Physician Fee Schedule, released by CMS on November 1, 2011, would have resulted in a reimbursement decrease of 27.4% as of January 1, 2012. However, Congress again delayed the implementation of this payment cut, first through February 29, 2012 under the Temporary Payroll Tax Cut Continuation Act of 2011, and then through the end of 2012 under the Middle Class Tax Relief and Job Creation Act of 2012.

        In the final Medicare 2012 Physician Fee Schedule, CMS indicated that the primary impacts to specialties were due to the third year of the four-year transition to the utilization of the new Physician Practice Information Survey (PPIS) data and the rebasing of the Medicare Economic Index. However, changes also occurred between the 2012 Proposed and Final Physician Fee Schedule that relate to American Medical Association Relative Value Scale Update Committee, ("AMA RUC") recommendations on certain radiation oncology codes. Because these changes were not included in the 2012 Proposed Physician Fee Schedule, CMS listed the updated values for these codes as "interim" and provided a 60-day period for comment. To date, subsequent CMS notices and updates have not addressed this issue. CMS is expected to include the final transitional year of PPIS data in the CY 2013 Physician Fee Schedule Rule.

        The 2012 Physician Fee Schedule includes reductions in RVUs for many of the Company's treatment codes. As a result, payment rates are expected to decline approximately 7% for the Company's Medicare and Medicare linked revenues and it is anticipated that a similar decline will occur in 2013.

        Medicare reimbursement rates for all procedures under Medicare also are determined by a formula which takes into account a conversion factor ("CF") which is updated on an annual basis based on the sustainable growth rate ("SGR"). On January 1, 2010, the CF was scheduled to decrease 21.2%, but Congress postponed this decrease throughout the year by passing several pieces of legislation. Additionally, in June 2010, Congress passed a 2.2% increase. The CF was again scheduled to decrease 24.9% as of January 1, 2011, but Congress delayed the scheduled cut until the end of 2011. The final Medicare 2012 Physician Fee Schedule, released by CMS on November 1, 2011, would have resulted in a reimbursement decrease of 27.4% as of January 1, 2012. However, Congress again delayed the implementation of this payment cut, first through February 29, 2012 under the Temporary Payroll Tax Cut Continuation Act of 2011, and then through the end of 2012 under the Middle Class Tax Relief and Job Creation Act of 2012. If future reductions are not suspended, and if a permanent "doc fix" is not signed into law, the reimbursement decrease is currently scheduled to take effect on January 1, 2013.

        In addition, the Joint Select Committee on Deficit Reduction ("JSC") was created under the Budget Control Act of 2011 and signed into law on August 2, 2011. Under the law, unless the JSC could achieve $1.2 trillion in savings, an across-the-board sequestration would occur on January 2, 2013, and each subsequent year through 2021, to achieve $1.2 trillion in savings. On November 21, 2011, the JSC released a statement indicating the committee would be unable to reach agreement, thereby clearing the way for the sequestration process. Unless Congress acts to reverse the cuts, Medicare providers would be cut under the sequestration process by 2 percent each year relative to baseline spending through 2021.

Commercial

        Commercial sources include private health insurance as well as related payments for co-insurance and co-payments. We enter into contracts with private health insurance and other health benefit groups by granting discounts to such organizations in return for the patient volume they provide.

        Most of our commercial revenue is from managed care business and is attributable to contracts where a set fee is negotiated relative to services provided by our treatment centers. We do not have any contracts that individually represent over 10% of our total net patient service revenue. We receive our managed care contracted revenue under two primary arrangements. Approximately 98% of our managed care business is attributable to contracts where a fee schedule is negotiated for services provided at our treatment centers. Approximately 2% of our net patient service revenue is attributable to contracts where we bear utilization risk. Although the terms and conditions of our managed care contracts vary considerably, they are typically for a one-year term and provide for automatic renewals.

If payments by managed care organizations and other private third-party payers decrease, then our total revenues and net income would decrease.

Self Pay

        Self pay consists of payments for treatments by patients not otherwise covered by third-party payers, such as government or commercial sources. Because the incidence of cancer is much higher in those over the age of 65, most of our patients have access to Medicare or other insurance and therefore the self-pay portion of our business is less than it would be in other circumstances.

        We grant a discount on gross charges to self pay payers not covered under other third party payer arrangements. The discount amounts are excluded from patient service revenue. To the extent that we realize additional losses resulting from nonpayment of the discounted charges, such additional losses are included in the provision for doubtful accounts.

Other Material Factors

        Other material factors that we believe will also impact our future financial performance include:

  •
  Patient volume and census;

  •
  Continued advances in technology and the related capital requirements;

  •
  Continued affiliation with physician specialties other than radiation oncology;

  •
  Changes in accounting for business combinations requiring that all acquisition-related costs be expensed as incurred;

  •
  Our ability to achieve identified cost savings and operational efficiencies;

  •
  Increased costs associated with development and optimization of our internal infrastructure; and

  •
  Healthcare reform.

Results of Operations

        The following summary results of operations data are qualified in their entirety by reference to, and should be read in conjunction with our audited consolidated financial statements and the accompanying notes, included in this prospectus, and other financial information included in this prospectus.

Three Months Ended March 31, 2011 and 2012

        The following table summarizes key operating statistics of our results of operations for our domestic U.S. operations for the three months ended March 31, 2011 and 2012:

	Three Months Ended March 31,
Domestic U.S.	2011*	2012	% Change
Number of treatment days	64	64
Total RVU's—freestanding centers	3,093,311	2,932,832	(5.2)%
RVU's per day—freestanding centers	48,333	45,826	(5.2)%
Percentage change in RVU's per day—freestanding centers—same practice basis	7.4%	(5.4)%	—
Total treatments—freestanding centers	122,556	125,316	2.3%
Treatments per day—freestanding centers	1,915	1,958	2.3%
Percentage change in revenue per treatment—freestanding centers—same practice basis	3.0%	(2.8)%
Percentage change in treatments per day—freestanding centers—same practice basis	(1.5)%	2.1%
Number of regions at period end (global)	9	9

Number of local markets at period end	28	28

Treatment centers—freestanding (global)	112	121	8.0%
Treatment centers—hospital / other groups (global)	6	5	(16.7)%

	118	126	6.8%

Days sales outstanding at quarter end	40	39
Percentage change in freestanding revenues—same practice basis	3.1%	(0.8)%
Net patient service revenue—professional services only (in thousands)	$42,097	$48,735

*
Excludes the impact of the termination of a capitated contract in Las Vegas, Nevada

        The following table summarizes key operating statistics of our results of operations for our international operations for the three months ended March 31, 2011 and 2012:

	Three Months Ended March 31,
International	2011**	2012	% Change
Number of treatments
2-D treatments	1,354	1,359
3-D treatments	1,588	2,023
IMRT / IGRT treatments	312	436

Total	3,254	3,818	17.3%

**
includes full period operating statistics, including period prior to our acquisition on March 1, 2011

International

        Medical Developers' net patient service revenue were $20.2 million for the three months ended March 31, 2012 which represents a $4.9 million or 32.0.% increase from the $15.3 million for the same period in 2011 (including the two months prior to our acquisition on March 1, 2011). Total revenue was positively impacted by $1.5 million of revenue from the acquisition of four radiation treatment facilities in November 2011, and the opening of new treatment centers in San Juan, Argentina and San Salvador, El Salvador in February and March 2011, respectively. In addition, we experienced growth in the number of new patient treatments initiated during the quarter by 564 versus the same three months in 2011, of which 303 pertained to the acquired operations in November 2011. The trend toward more clinically-advanced treatments continued during the quarter with an increase in the number of higher-revenue 3D and IMRT treatments.

        Facility gross profit increased $2.8 million, or 32.2% from $8.7 million to $11.5 million for the three months ended March 31, 2012 as compared to the same period in 2011. Facility-level gross profit as a percentage of net patient service revenue increased from 56.9% to 57.1%. Increases in compensation and incremental depreciation expense relating to our continued growth and investment in Latin America was offset by decreases in repairs, maintenance and other operating costs, to include lower outsourcing of scans as a result of recent equipment purchases.

        The following table presents summaries of our results of operations for the three months ended March 31, 2011 and 2012.

	Three Months Ended March 31, 2011		Three Months Ended March 31, 2012
Revenues:
Net patient service revenue	$155,083	99.1%	$175,548	98.9%
Other revenue	1,454	0.9	1,897	1.1

Total revenues	156,537	100.0	177,445	100.0
Expenses:
Salaries and benefits	80,899	51.7	93,843	52.9
Medical supplies	12,491	8.0	15,460	8.7
Facility rent expenses	7,823	5.0	9,590	5.4
Other operating expenses	7,458	4.8	8,701	4.9
General and administrative expenses	17,836	11.4	19,682	11.1
Depreciation and amortization	12,455	8.0	15,196	8.6
Provision for doubtful accounts	3,801	2.4	5,061	2.9
Interest expense, net	14,493	9.3	17,555	9.9
Gain on fair value adjustment of previously held equity investment	(234)	(0.1)	—	—
Foreign currency transaction loss	10	—	49	—
Loss on foreign currency derivative contracts	116	0.1	594	0.3

Total expenses	157,148	100.6	185,731	104.7

Loss before income taxes	(611)	(0.6)	(8,286)	(4.7)
Income tax expense	2,466	1.6	110	0.1

Net loss	(3,077)	(2.2)	(8,396)	(4.8)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	(1,439)	(0.9)	(1,153)	(0.6)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(4,516)	(3.1)%	$(9,549)	(5.4)%

Comparison of the Three Months Ended March 31, 2011 and 2012

Revenues

        Net patient service revenue.    For the three months ended March 31, 2012 and 2011, net patient service revenue comprised 98.9% and 99.1%, respectively, of our total revenues. In our net patient service revenue for the three months ended March 31, 2012 and 2011, revenue from the professional-only component of radiation therapy where we do not bill globally and revenue from the practices of medical specialties other than radiation oncology, comprised approximately 27.5% and 26.9%, respectively, of our total revenues.

        Other revenue.    For the three months ended March 31, 2012 and 2011, other revenue comprised approximately 1.1% and 0.9%, respectively, of our total revenues. Other revenue is primarily derived from management services provided to hospital radiation therapy departments, technical services provided to hospital radiation therapy departments, billing services provided to non-affiliated physicians, gain and losses from sale/disposal of medical equipment, equity interest in net earnings/losses of unconsolidated joint ventures and income for equipment leased by joint venture entities.

        Total revenues.    Total revenues increased by $20.9 million, or 13.4%, from $156.5 million for the three months ended March 31, 2011 to $177.4 million for the three months ended March 31, 2012. Total revenue was positively impacted by $24.2 million due to our expansion into new practices and treatments centers in existing local markets and new local markets during 2011 and 2012 through the acquisition of several urology, medical oncology and surgery practices in Florida, North and South Carolina, California and the acquisition of physician radiation practices in California, Florida, North Carolina and the acquisition of 30 physician practices in Latin America, Central America and the Caribbean, the opening of one de novo center and an outpatient radiation therapy management services agreement with a medical group to manage its radiation oncology treatment site and two hospital professional services arrangements transitioned to freestanding as follows:

Date	Sites	Location	Market	Type
March 2011	26	Latin America, Central America, Mexico and the Caribbean	International	Acquisition
June 2011	1	London, Kentucky	Central Kentucky	Hospital-based / other groups
August 2011	1	Andalusia, Alabama	Southeastern Alabama	De Novo
August 2011	1	Redding, California	Northern California	Acquisition
September 2011	2	Broward County—Florida	Broward County—Florida	Hospital-based / other groups
November 2011	4	Latin America	International	Acquisition
December 2011	2	Goldsboro and Sampson, North Carolina	Eastern North Carolina	Acquisition
February 2012	1	Asheville, North Carolina	Western North Carolina	Acquisition
March 2012	2	Broward County—Florida	Broward County—Florida	Transition from Hospital-based to freestanding
March 2012	1	Lakewood Ranch—Florida	Sarasota/Manatee Counties—Florida	Acquisition

        Revenue from CMS for the 2012 PQRI program increased approximately $0.5 million offset by a decrease in our existing local markets and practices by approximately $3.8 million, including a $1.6 million reduction relating to non-renewal of the capitated contracts in our Las Vegas, Nevada market. The decrease in revenue in our existing local markets is predominately due to the reductions in RVUs for many of our treatment codes effective with the 2012 physician fee schedule which were partially offset by increased managed care pricing and organic growth. We continue to see stable patient volumes for the period and our percentage change in treatments per day at our freestanding centers on a same practice basis (excluding the impact of the termination of a capitated contract in Las Vegas, Nevada) was 2.1%.

Expenses

        Salaries and benefits.    Salaries and benefits increased by $12.9 million, or 16.0%, from $80.9 million for the three months ended March 31, 2011 to $93.8 million for the three months ended March 31, 2012. Salaries and benefits as a percentage of total revenues increased from 51.7% for the three months ended March 31, 2011 to 52.9% for the three months ended March 31, 2012. Additional staffing of personnel and physicians due to our expansion in urology, medical oncology and surgery practices in southwest Florida, North and South Carolina and California, the acquisitions of treatment centers in existing local markets during the latter part of 2011 and 2012, and the expansion into a new region internationally in 2011 contributed $12.8 million to our salaries and benefits. For existing practices and centers within our local markets, salaries and benefits increased $0.1 million due to increased salaries related to our physician liaison program and the expansion of our executive team offset by decreases in our compensation arrangements with certain radiation oncologists.

        Medical supplies.    Medical supplies increased by $3.0 million, or 23.8%, from $12.5 million for the three months ended March 31, 2011 to $15.5 million for the three months ended March 31, 2012. Medical supplies as a percentage of total revenues increased from 8.0% for the three months ended March 31, 2011 to 8.7% for the three months ended March 31, 2012. Medical supplies consist of patient positioning devices, radioactive seed supplies, supplies used for other brachytherapy services, pharmaceuticals used in the delivery of radiation therapy treatments and chemotherapy-related drugs and other medical supplies. Approximately $1.9 million of the increase was related to our expansion in urology, medical oncology and surgery practices in southwest Florida, North and South Carolina and California, the acquisitions of treatment centers in existing local markets during the latter part of 2011 and 2012, and the expansion into a new region internationally in 2011. In our remaining practices and centers in existing local markets, medical supplies increased by approximately $1.1 million as we continue to see stable patient volumes and treatment counts in our existing local markets. These pharmaceuticals and chemotherapy medical supplies are principally reimbursable by third-party payers.

        Facility rent expenses.    Facility rent expenses increased by $1.8 million, or 22.6%, from $7.8 million for the three months ended March 31, 2011 to $9.6 million for the three months ended March 31, 2012. Facility rent expenses as a percentage of total revenues increased from 5.0% for the three months ended March 31, 2011 to 5.4% for the three months ended March 31, 2012. Facility rent expenses consist of rent expense associated with our treatment center locations. Approximately $1.1 million of the increase was related to our expansion in urology, medical oncology and surgery practices in southwest Florida, North and South Carolina and California, the acquisitions of treatment centers in existing local markets during the latter part of 2011 and 2012, and the expansion into a new region internationally in 2011. In March 2012 we paid approximately $0.4 million to terminate a lease for our Beverly Hills, California office we closed in March 2011. Facility rent expense in our remaining practices and centers in existing local markets increased by approximately $0.3 million.

        Other operating expenses.    Other operating expenses increased by $1.2 million or 16.7%, from $7.5 million for the three months ended March 31, 2011 to $8.7 million for the three months ended March 31, 2012. Other operating expense as a percentage of total revenues increased from 4.8% for the three months ended March 31, 2011 to 4.9% for the three months ended March 31, 2012. Other operating expenses consist of repairs and maintenance of equipment, equipment rental and contract labor. Approximately $1.4 million of the increase was related to our expansion in urology, medical oncology and surgery practices in southwest Florida, North and South Carolina and California, the acquisitions of treatment centers in existing local markets during the latter part of 2011 and 2012, and the expansion into a new region internationally in 2011, offset by a decrease of approximately $0.2 million in our remaining practices and centers in existing local markets, primarily as a result of a decrease in operating leases on certain of our medical equipment and contract labor for radiation therapists.

        General and administrative expenses.    General and administrative expenses increased by $1.9 million or 10.3%, from $17.8 million for the three months ended March 31, 2011 to $19.7 million for the three months ended March 31, 2012. General and administrative expenses principally consist of professional service fees, office supplies and expenses, insurance and travel costs. General and administrative expenses as a percentage of total revenues decreased from 11.4% for the three months ended March 31, 2011 to 11.1% for the three months ended March 31, 2012. The increase of $1.8 million in general and administrative expenses was due to an increase of approximately $2.7 million relating to our expansion in urology, medical oncology and surgery practices in southwest Florida, North and South Carolina and California, the acquisitions of treatment centers in existing local markets during the latter part of 2011 and 2012. An increase of approximately $0.5 million in litigation settlements with certain physicians offset by a decrease of approximately $1.0 million in diligence costs relating to acquisitions and potential acquisitions of physician practices and a decrease of approximately $0.3 million in our remaining practices and treatments centers in our existing local markets.

        Depreciation and amortization.    Depreciation and amortization increased by $2.7 million, or 22.0%, from $12.5 million for the three months ended March 31, 2011 to $15.2 million for the three months ended March 31, 2012. Depreciation and amortization expense as a percentage of total revenues increased from 8.0% for the three months ended March 31, 2011 to 8.6% for the three months ended March 31, 2012. The increase of $2.7 million in depreciation and amortization was due to an increase of approximately $1.0 million relating to our expansion in urology, medical oncology and surgery practices in southwest Florida, North and South Carolina and California, the acquisitions of treatment centers in existing local markets during the latter part of 2011 and 2012. An increase in capital expenditures related to our investment in advanced radiation treatment technologies in certain local markets increased our depreciation and amortization by approximately $0.8 million and $0.9 million increase due to the amortization of our trade name.

        Provision for doubtful accounts.    The provision for doubtful accounts increased by $1.3 million, or 33.1%, from $3.8 million for the three months ended March 31, 2011 to $5.1 million for the three months ended March 31, 2012. The provision for doubtful accounts as a percentage of total revenues increased from 2.4% for the three months ended March 31, 2011 to 2.9% for the three months ended March 31, 2012. The increase in our provision for doubtful accounts as a percentage of revenue is primarily due to the increase in revenues from our integrated cancer care practices as well as continued increases in the patient responsibility portion of our revenues as a result of higher co-pays and deductibles.

        Interest expense, net.    Interest expense, increased by $3.1 million, or 21.1%, from $14.5 million for the three months ended March 31, 2011 to $17.6 million for the three months ended March 31, 2012. The increase is primarily attributable to an increase of approximately $2.0 million of interest as a result of the additional senior subordinated notes issued in March 2011 and the additional amortization of deferred financing costs and original issue discount costs of approximately $0.3 million related thereto and approximately $0.3 million of interest related to international debt, and an increase in our interest rate swap expense of approximately $0.4 million.

        Gain on fair value adjustment of previously held equity investment.    As result of the acquisition of MDLLC, in which we acquired an effective ownership interest of approximately 91.0% on March 1,

2011, we recorded a gain of approximately $0.2 million to adjust our initial investment in the joint venture to fair value.

        Loss on foreign currency derivative contracts.    We are exposed to a significant amount of foreign exchange risk, primarily between the U.S. dollar and the Argentine peso. This exposure relates to the provision of radiation oncology services to patients at our Latin American operations and purchases of goods and services in foreign currencies. We maintain four foreign currency derivative contracts which mature on a quarterly basis. For the three months ended March 31, 2012 and 2011, the expiration of the March 31, 2011 foreign currency derivative contract and the mark to market valuation of the remaining contracts resulted in a loss of approximately $0.6 million and $0.1 million, respectively.

        Income taxes.    Our effective tax rate was (1.3)% in the first quarter of fiscal 2012 and (403.6)% in the first quarter of fiscal 2011. The change in the effective rate for the first quarter of 2012 compared to the same period of the year prior is primarily the result of the reduction of the deferred tax liability on the amount of goodwill and trade name impaired in the third quarter of 2011, the benefit related to the termination of the interest swap, the Company's application of ASC 740-270 to exclude certain jurisdictions (U.S. and certain states) for which the Company is unable to benefit from losses that are not more likely than not to be realized. On an absolute dollar basis, the expense for income taxes decreased to $0.1 million for the first quarter of 2012 compared to an income tax expense of $2.5 million in the same period of 2011. Our tax expense decreased primarily due to the reduction of the deferred tax liability on amount of goodwill and trade name impaired in the third quarter of 2011, the benefit related to the termination of the interest swap and the expense resulting from the non-US tax expense associated with foreign subsidiaries acquired in March 2011.

        Our future effective tax rates could be affected by changes in the relative mix of taxable income and taxable loss jurisdictions, changes in the valuation of deferred tax assets or liabilities, or changes in tax laws or interpretations thereof. We monitor the assumptions used in estimating the annual effective tax rate and make adjustments, if required, throughout the year. If actual results differ from the assumptions used in estimating our annual effective tax rates, future income tax expense (benefit) could be materially affected.

        In addition, we are periodically under audit by federal, state, or local authorities in the areas of income taxes and other taxes. These audits include questioning the timing and amount of deductions and compliance with federal, state, and local tax laws. We regularly assess the likelihood of adverse outcomes from these audits to determine the adequacy of our provision for income taxes. To the extent we prevail in matters for which accruals have been established or is required to pay amounts in excess of such accruals, the effective tax rate could be materially affected.

        Net loss.    Net loss increased by $5.3 million, from $3.1 million in net loss for the three months ended March 31, 2011 to $8.4 million net loss for the three months ended March 31, 2012. Net loss represents 2.2% of total revenues for the three months ended March 31, 2011 and 4.8% of total revenues for the three months ended March 31, 2012.

Years Ended December 31, 2009, 2010 and 2011

        For the year ended December 31, 2011, our total revenues grew by 18.5%, over the prior year, while our total revenues for the year ended December 31, 2010 grew by 3.7% over the prior year. For the years ended December 31, 2011, 2010 and 2009, we had total revenues of $644.7 million, $544.0 million and $524.5 million, respectively.

        For the years ended December 31, 2011, 2010 and 2009, net patient service revenue comprised 99.1%, 98.5% and 98.7%, respectively, of our total revenues. In states where we employ radiation oncologists, we derive our net patient service revenue through fees earned from the provision of the professional and technical component fees of radiation therapy services. In states where we do not employ radiation oncologists, we derive our administrative services fees principally from administrative services agreements with professional corporations. As of December 31, 2011, we employed the physicians in 86 of our treatment centers and operated pursuant to administrative services agreements in 41 of our treatment centers. In accordance with ASC 810, we consolidate the operating results of certain of the professional corporations for which we provide administrative services into our own operating results. In 2011, 2010 and 2009, 18.0%, 22.1% and 23.6%, respectively, of our net patient service revenue was generated by professional corporations with which we have administrative services agreements.

        In our net patient service revenue for the years ended December 31, 2011, 2010, and 2009, revenue from the professional-only component of radiation therapy and revenue from the practices of medical specialties other than radiation oncology, comprised approximately 25.8%, 26.4%, and 24.8%, respectively, of our total revenues.

        For the years ended December 31, 2011, 2010 and 2009, other revenue comprised approximately 0.9%, 1.5% and 1.3%, respectively, of our total revenues. Other revenue is primarily derived from management services provided to hospital radiation therapy departments, technical services provided to hospital radiation therapy departments, billing services provided to non-affiliated physicians, gain and losses from sale/disposal of medical equipment, equity interest in net earnings/losses of unconsolidated joint ventures and income for equipment leased by joint venture entities.

        The following table summarizes key operating statistics of our results of operations for the periods presented:

	Year Ended December 31,			Year Ended December 31,
			% Change			% Change
	2009	2010		2010	2011
Domestic U.S.
Number of treatment days	255	254		254	255
Total RVU's—freestanding centers	10,818,119	10,833,260	0.1%	10,833,260	12,366,538	14.2%
RVU's per day—freestanding centers	42,424	42,651	0.5%	42,651	48,496	13.7%
Percentage change in RVU's per day—freestanding centers—same practice basis	2.7%	(2.1)%		(2.1)%	11.6%
Total treatments—freestanding centers	480,871	478,952	(0.4)%	478,952	491,902	2.7%
Treatments per day—freestanding centers	1,886	1,886	0.0%	1,886	1,929	2.3%
Percentage change in revenue per treatment—freestanding centers—same practice basis	(0.3)%	0.7%		0.7%	1.9%
Percentage change in treatments per day—freestanding centers—same practice basis	(1.9)%	(4.3)%		(4.3)%	0.4%
Number of regions at period end (global)	8	8		8	9
Number of local markets at period end	28	28		28	28
Treatment centers—freestanding (global)	90	89	(1.1)%	89	118	32.6%
Treatment centers—hospital / other groups (global)	7	6	(14.3)%	6	9	50.0%
	97	95	(2.1)%	95	127	33.7%
Days sales outstanding at quarter end	44	41		41	39
Percentage change in freestanding revenues—same practice basis	(3.1)%	(3.6)%		(3.6)%	2.7%
Net patient service revenue—professional services only (in thousands)	$129,909	$143,487		$143,487	$166,090

        The following table summarizes key operating statistics of our results of operations for our international operations for the three months and year ended December 31, 2010 and 2011:

	Three Months Ended December 31,			Years Ended December 31,
			% Change			% Change
International	2010*	2011		2010*	2011*
Number of treatments
2-D treatments	1,331	1,404		5,646	5,411
3-D treatments	1,634	1,875		6,010	6,888
IMRT treatments	319	453		1,047	1,478

Total	3,284	3,732	13.6%	12,703	13,777	8.5%

*
Includes full period operating statistics, including period prior to our acquisition on March 1, 2011.

International

        MDLLC's net patient service revenue increased $2.6 million, or 14.7%, from $17.7 million to $20.3 million for the three months ended December 31, 2011 as compared to the three months ended September 30, 2011. Total revenue was positively impacted by $1.0 million of revenue from the acquisition of four radiation treatment facilities in November 2011, and the opening of new treatment centers in San Juan, Argentina and San Salvador, El Salvador in February and March 2011, respectively. The continued ramp-up in operations at our Centro de Radiaciones de La Costa and Centro de Radioterapia Siglo XXI subsidiaries in Argentina which opened in May and July 2010, respectively, also favorably impacted revenue growth. In addition, we experienced growth in the number of new patient treatments initiated during the quarter by 233 versus the September quarter and 448 versus the prior year's quarter, of which 250 pertained to the acquired operations in November 2011. The trend toward more clinically-advanced treatments continued during the quarter with an increase in the number of higher-revenue 3D and IMRT treatments.

        Facility gross profit increased $0.9 million, or 9.0% from $10.0 million to $10.9 million for the three months ended December 31, 2011 as compared to the three months ended September 30, 2011. Facility-level gross profit as a percentage of net patient service revenue decreased to 53.7% from 56.5%, primarily due to an increase in physician compensation, incremental depreciation expense relating to our continued growth and investment in Latin America, facility rent expense from our November 2011 acquisition in Argentina, and expenses from the outsourcing of scans.

        The following table presents summaries of results of operations for the years ended December 31, 2009, 2010 and 2011 (dollars in thousands). This information has been derived from the consolidated statements of comprehensive loss included elsewhere in this prospectus.

	Years Ended December 31,
	2009		2010		2011
	(in thousands)
Revenues:
Net patient service revenue	$517,646	98.7%	$535,913	98.5%	$638,690	99.1%
Other revenue	6,838	1.3	8,050	1.5	6,027	0.9

Total revenues	524,484	100.0	543,963	100.0	644,717	100.0
Salaries and benefits	259,532	49.5	282,302	51.9	326,782	50.7
Medical supplies	45,361	8.6	43,027	7.9	51,838	8.0
Facility rent expenses	22,106	4.2	27,885	5.1	33,375	5.2
Other operating expenses	24,398	4.7	27,103	5.0	33,992	5.3
General and administrative expenses	54,537	10.4	65,798	12.1	81,688	12.7
Depreciation and amortization	46,416	8.8	46,346	8.5	54,084	8.4
Provision for doubtful accounts	12,871	2.5	8,831	1.6	16,117	2.5
Interest expense, net	62,502	11.9	58,505	10.8	60,656	9.4
Loss on sale of assets of a radiation treatment center	—	—	1,903	0.3	—	—
Early extinguishment of debt	—	—	10,947	2.0	—	—
Impairment loss	3,474	0.7	97,916	18.0	360,639	55.9
Loss on investments	—	—	—	—	250	—
Gain on fair value adjustment of previously held equity investment	—	—	—	—	(234)	—
Loss on foreign currency transactions	—	—	—	—	106	—
Loss on foreign currency derivative contracts	—	—	—	—	672	0.1

Total expenses	531,197	101.3	670,563	123.2	1,019,965	158.2
Loss before income taxes	(6,713)	(1.3)	(126,600)	(23.2)	(375,248)	(58.2)
Income tax expense (benefit)	1,002	(0.2)	(12,810)	(2.4)	(25,365)	(3.9)

Net loss	(7,715)	(1.5)	(113,790)	(20.8)	(349,883)	(54.3)
Net income attributable to non-controlling interest	(1,835)	(0.3)	(1,698)	(0.3)	(3,558)	(0.6)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(9,550)	(1.8)%	$(115,488)	(21.1)%	$(353,441)	(54.9)%

Comparison of the Years Ended December 31, 2010 and 2011

        Total revenues.    Total revenues increased by $100.7 million, or 18.5%, from $544.0 million in 2010 to $644.7 million in 2011. Total revenue was positively impacted by $98.7 million due to our expansion into new practices and treatments centers in existing local markets and new local markets during 2010 and 2011 through the acquisition of several urology, medical oncology and surgery practices in Florida, Arizona, North and South Carolinas, California and the acquisition of physician radiation practices in South Carolina, West Virginia, California, North Carolina and the acquisition of 30 physician practices in South America, Central America, Mexico and the Caribbean, the opening of three de novo centers and an outpatient radiation therapy management services agreement with a medical group to manage its radiation oncology treatment site and two hospital professional services arrangements as follows:

Date	Sites	Location	Market	Type
March 2010	1	El Segundo, California	Los Angeles, California	De Novo
May 2010	1	Pembroke Pines, Florida	Broward County—Florida	De Novo
May 2010	1	Myrtle Beach, South Carolina	South Carolina	Acquisition
December 2010	1	Princeton West Virginia	Central Maryland	Acquisition
March 2011	26	South America, Central America, Mexico and the Caribbean	International	Acquisition
June 2011	1	London, Kentucky	Central Kentucky	Hospital-based / other groups
August 2011	1	Andalusia, Alabama	Southeastern Alabama	De Novo
August 2011	1	Redding, California	Northern California	Acquisition
September 2011	2	Broward County—Florida	Broward County—Florida	Hospital-based / other groups
November 2011	4	South America	International	Acquisition
December 2011	2	Goldsboro and Sampson, North Carolina	Eastern North Carolina	Acquisition

        Revenue from CMS for the 2011 PQRI program decreased approximately $2.5 million offset by an increase in our existing local markets and practices by approximately $4.5 million, net of a $1.6 million reduction relating to non-renewal of the capitated contracts in our Las Vegas, Nevada market.

Expenses

        Salaries and benefits.    Salaries and benefits increased by $44.5 million, or 15.8%, from $282.3 million in 2010 to $326.8 million in 2011. Salaries and benefits as a percentage of total revenues decreased from 51.9% in 2010 to 50.7% in 2011. Additional staffing of personnel and physicians due to our expansion in urology and surgery practices in southwest Florida, Arizona, North and South Carolinas and California, the acquisitions of treatment centers in existing and new local markets during the latter part of 2010 and the expansion into a new region internationally in 2011 contributed $46.8 million to our salaries and benefits. Stock compensation expense included in our salaries and benefits increased $0.4 million as a result of a repurchase of vested units from an executive for use in future reissuance to other executives. For existing practices and centers within our local markets, salaries and benefits decreased $3.6 million, predominately related to our cost reduction program implemented during the third quarter of 2011 offset by additional staffing in our research and development group developing software for our medical equipment of approximately $0.9 million.

        Medical supplies.    Medical supplies increased by $8.8 million, or 20.5%, from $43.0 million in 2010 to $51.8 million in 2011. Medical supplies as a percentage of total revenues increased from 7.9% in 2010 to 8.0% in 2011. Medical supplies consist of patient positioning devices, radioactive seed supplies, supplies used for other brachytherapy services, pharmaceuticals used in the delivery of radiation therapy treatments and chemotherapy-related and other medical supplies. Approximately $4.9 million of the increase was related to our expansion in urology and surgery practices in southwest Florida, Arizona, North and South Carolinas and California, the acquisitions of treatment centers in existing and new local markets during the latter part of 2010 and the expansion into a new region internationally in 2011. In our remaining practices and centers in existing local markets, medical supplies increased by approximately $3.9 million as we continue to see stable and improving patient volumes and treatment counts in our existing local markets. These pharmaceuticals and chemotherapy medical supplies are principally reimbursable by third-party payers.

        Facility rent expenses.    Facility rent expenses increased by $5.5 million, or 19.7%, from $27.9 million in 2010 to $33.4 million in 2011. Facility rent expenses as a percentage of total revenues increased from 5.1% in 2010 to 5.2% in 2011. Facility rent expenses consist of rent expense associated with our treatment center locations. Approximately $3.5 million of the increase was related to our expansion in urology and surgery practices in southwest Florida, Arizona, North and South Carolinas and California, the acquisitions of treatment centers in existing and new local markets during the latter part of 2010 and the expansion into a new region internationally in 2011. On March 31, 2010, the related party lessors completed the refinancing of certain of their respective mortgages to remove the personal guarantees of the debt related thereto. As a result of the refinancing of the landlords' mortgages on these respective properties, we derecognized approximately $64.8 million in real estate subject to finance obligation. As a result of the derecognition, our facility rent expense increased by approximately $2.0 million in 2011.

        Other operating expenses.    Other operating expenses increased by $6.9 million or 25.4%, from $27.1 million in 2010 to $34.0 million in 2011. Other operating expense as a percentage of total revenues increased from 5.0% in 2010 to 5.3% in 2011. Other operating expenses consist of repairs and maintenance of equipment, equipment rental and contract labor. Approximately $8.4 million of the increase was related to our expansion in urology and surgery practices in southwest Florida, Arizona, North and South Carolinas and California, the acquisitions of treatment centers in existing and new local markets during the latter part of 2010 and the expansion into a new region internationally in 2011, offset by a decrease of approximately $1.5 million in our remaining practices and centers in existing local markets, primarily as a result of a decrease in operating leases on certain of our medical equipment and contract labor for radiation therapists.

        General and administrative expenses.    General and administrative expenses increased by $15.9 million or 24.1%, from $65.8 million in 2010 to $81.7 million in 2011. General and administrative expenses principally consist of professional service fees, office supplies and expenses, insurance and travel costs. General and administrative expenses as a percentage of total revenues increased from 12.1% in 2010 to 12.7% in 2011. The increase of $15.9 million in general and administrative expenses was due to an increase of approximately $9.6 million relating to our expansion in urology and surgery practices in southwest Florida, Arizona, North and South Carolinas and California, the acquisitions of treatment centers in existing and new local markets during the latter part of 2010 and the expansion into a new region internationally in 2011. An increase of approximately $4.8 million in our remaining practices and treatments centers in our existing local markets, an increase of approximately $1.3 million in diligence costs relating to acquisitions and potential acquisitions of physician practices, an increase in costs of $0.7 million associated with improvements in our income tax provision process offset by a decrease of approximately $0.5 million in litigation settlements with certain physicians.

        Depreciation and amortization.    Depreciation and amortization increased by $7.7 million, or 16.7%, from $46.3 million in 2010 to $54.1 million in 2011. Depreciation and amortization expense as a percentage of total revenues decreased from 8.5% in 2010 to 8.4% in 2011. The increase of $7.7 million in depreciation and amortization was primarily due to an increase of approximately $4.4 million relating to our expansion in urology and surgery practices in southwest Florida, Arizona,

North and South Carolinas and California, the acquisitions of treatment centers in existing and new local markets during the latter part of 2010 and the expansion into a new region internationally in 2011. An increase in capital expenditures related to our investment in advanced radiation treatment technologies in certain local markets increased our depreciation and amortization by approximately $4.3 million, $0.9 million increase due to the amortization of our trade name offset by a decrease of approximately $1.5 million predominately due to the expiration of certain non-compete agreements. On March 31, 2010, we derecognized approximately $64.8 million in real estate subject to finance obligation. As a result of the derecognition, our depreciation and amortization expense decreased by approximately $0.4 million.

        Provision for doubtful accounts.    The provision for doubtful accounts increased by $7.3 million, or 82.5%, from $8.8 million in 2010 to $16.1 million in 2011. The provision for doubtful accounts as a percentage of total revenues increased from 1.6% in 2010 to 2.5% in 2011. In 2010 we reduced our provision for doubtful accounts as we made efforts to improve the overall collection process, including a replacement of our claims clearinghouse agent, to provide more efficient and timely claims processing, upgraded certain billing processes, including the electronic transmission of secondary claims and improved processes at the treatment centers to collect co-pay amounts at the time of service. These actions have resulted in improved collections and lower bad debt expense in 2010.

        Interest expense, net.    Interest expense, increased by $2.2 million, or 3.7%, from $58.5 million in 2010 to $60.7 million in 2011. The increase is primarily attributable to an increase of approximately $7.2 million of interest and fees as a result of the additional senior subordinated notes issued in April 2010 and March 2011 and the additional amortization of deferred financing costs and original issue discount cost of approximately $1.2 million related thereto, and approximately $0.2 million of interest related to international debt, offset by the decrease of approximately $2.1 million in interest expense in 2010 associated with the pro-rata write-off of our deferred financing costs and original issue discount costs resulting from our prepayment of $74.8 million in our Term Loan B in April 2010, the derecognition of approximately $64.8 million in real estate subject to finance obligation on March 31, 2010. As a result of the derecognition, our interest expense relating to the finance obligation decreased by approximately $1.4 million. In addition, our interest rate swap payments decreased by approximately $2.9 million.

        Loss on sale of assets of a radiation treatment center.    In January 2007, we acquired a 67.5% interest in Gettysburg Radiation,  LLC ("GR"), which at that time was in the final stages of developing a free-standing radiation therapy treatment center in Gettysburg, Pennsylvania. Approximately a year later, GR expanded its operations to a second location in Littlestown, Pennsylvania. Due to the poor local economy, as well as the opening of a radiation therapy center by a nearby hospital, the performance of both the Gettysburg and Littlestown facilities deteriorated significantly. During the fourth quarter of 2009, the Littlestown facility was closed. On April 30, 2010, we sold certain assets of the Gettysburg facility to one of GR's minority equity-holders for approximately $925,000 and incurred a loss on the sale of approximately $1.9 million.

        Early extinguishment of debt.    In 2010 we incurred approximately $10.9 million from the early extinguishment of debt as a result of the prepayment of the $175.0 million in senior subordinated notes, which included the call premium payment of approximately $5.3 million, the write-offs of $2.5 million in deferred financing costs and $3.1 million in original issue discount costs.

        Impairment loss.    During the third quarter of 2011, we completed an interim impairment test for goodwill and indefinite-lived intangible assets as a result of our review of growth expectations and the release of the final rule issued on the physician fee schedule for 2012 by CMS on November 1, 2011, which included certain rate reductions on Medicare payments to freestanding radiation oncology providers. In performing this test, we assessed the implied fair value of our goodwill and intangible assets. During the third quarter of 2011 we incurred an impairment loss of approximately $237.6 million primarily relating to goodwill and trade name impairment in certain of our reporting units, including North East United States (New York, Rhode Island, Massachusetts and southeast Michigan), California, Southwest U.S. (Arizona and Nevada), the Florida east coast, Northwest Florida and Southwest Florida of approximately $234.9 million and an impairment loss incurred of approximately $2.7 million in 2011 related to our write-off of our 45% investment interest in a radiosurgery center in Rhode Island due to continued operating losses since its inception in 2008.

        During the fourth quarter of 2011, we decided to rebrand our current trade name of 21st Century Oncology. As a result of the rebranding initiative and concurrent with our annual impairment test for goodwill and indefinite-lived intangible assets, we incurred an impairment loss of approximately $121.6 million. Approximately $49.8 million of the $121.6 million related to the trade name impairment as a result of our rebranding initiative. The remaining $71.8 million of impairment related to goodwill in certain of our reporting units, including North East United States (New York, Rhode Island, Massachusetts and southeast Michigan), California and Southwest U.S. (Arizona and Nevada). The remaining domestic U.S. trade name of approximately $4.6 million will be amortized over its remaining useful life through December 31, 2012. We incurred approximately $0.9 million in amortization expense during the fourth quarter. In addition, we impaired certain deposits on equipment of approximately $0.7 million and $0.8 million in leasehold improvements relating to a planned radiation treatment facility office closing in Baltimore, Maryland.

        Loss on investments.    During the fourth quarter of 2011, we incurred a loss on our 50% investment in an unconsolidated joint venture in a freestanding radiation facility in West Palm Beach Florida. We plan on withdrawing from the joint venture and are currently in negotiations to accomplish this. As a result, we expect to incur a loss on our investment of approximately $0.5 million. The loss on our investment in the joint venture was offset by a gain on the sale of an investment in a primary care physician practice of approximately $0.3 million. Proceeds from the sale of the investment was approximately $1.0 million.

        Gain on fair value adjustment of previously held equity investment.    As result of the acquisition of MDLLC, in which we acquired an effective ownership interest of approximately 91.0% on March 1, 2011, we recorded a gain of approximately $0.2 million to adjust our initial investment in the joint venture to fair value.

        Loss on foreign currency derivative contracts.    We are exposed to a significant amount of foreign exchange risk, primarily between the U.S. dollar and the Argentine peso. This exposure relates to the provision of radiation oncology services to patients at our Latin American operations and purchases of goods and services in foreign currencies. We maintain four forward currency derivative contracts which mature on a quarterly basis. In 2011, the expiration of four forward currency derivative contracts and the mark to market valuation of the remaining contracts resulted in a loss of approximately $0.7 million.

        Income taxes.    Our effective tax rate was 6.8% in fiscal 2011 and 10.1% in fiscal 2010. The decrease in the benefit reflected in the effective tax rate in the 2011 calendar year is primarily the result of goodwill impairment recognized in the 2011 calendar year which is not deductible for tax purposes, the increase in the valuation allowance against federal and state deferred tax assets and adjustments to deferred income tax items and unrecognized tax positions that were recorded in the 2011 calendar year. The income tax benefit of $25.4 million in 2011 compared to an income tax benefit of $12.8 million in 2010, represents an increase of $12.6 million on an absolute dollar basis.

        Our future effective tax rates could be affected by changes in the relative mix of taxable income and taxable loss jurisdictions, changes in the valuation of deferred tax assets or liabilities, or changes in tax laws or interpretations thereof. We monitor the assumptions used in estimating the annual effective tax rate and make adjustments, if required, throughout the year. If actual results differ from the assumptions used in estimating our annual effective tax rates, future income tax expense (benefit) could be materially affected.

        In addition, we are periodically under audit by federal, state, or local authorities in the areas of income taxes and other taxes. These audits include questioning the timing and amount of deductions and compliance with federal, state, and local tax laws. We regularly assess the likelihood of adverse outcomes from these audits to determine the adequacy of our provision for income taxes. To the extent we prevail in matters for which accruals have been established or is required to pay amounts in excess of such accruals, the effective tax rate could be materially affected. We are currently undergoing a Federal income tax audit for tax years 2007 through 2008 and New York State audit for tax years 2006 through 2008. Subsequent to the end of the year, we closed the Federal audit for tax years 2005 and 2006, the Alabama audit for tax years 2009 and 2010 and Florida audit for tax years 2007 through 2009.

        Net loss.    Net loss increased by $236.1 million, from $113.8 million in net loss in 2010 to $349.9 million net loss in 2011 primarily as a result of the impairment loss incurred for the write down of goodwill, trade name and other investments of approximately $360.6 million. Net loss represents 20.8% of total revenues in 2010 and 54.3% of total revenues in 2011.

Comparison of the Years Ended December 31, 2009 and 2010

        Total revenues.    Total revenues increased by $19.5 million, or 3.7%, from $524.5 million in 2009 to $544.0 million in 2010. Total revenue was positively impacted by $45.5 million due to our expansion into new practices and treatment centers in existing local markets and new local markets during 2009 and 2010 through the acquisition of several urology, medical oncology and surgery practices in Florida and Arizona, and the acquisition of a physician practice in South Carolina, the opening of nine de novo centers, the transition of one hospital-based arrangement to freestanding and the acquisition of two centers as follows:

Date	Sites	Location	Market	Type
January 2009	1	Hammonton, New Jersey	South New Jersey	De Novo
January 2009	1	Indio, California	Palm Springs, California	De Novo
January 2009	1	Bronx, New York	Westchester/Bronx—New York	Transition to Freestanding
May 2009	1	Fort Myers, Florida	Lee County—Florida	De Novo
June 2009	1	Southbridge, Massachusetts	Central Massachusetts	De Novo
June 2009	1	Gilbert, Arizona	Central Arizona	De Novo
July 2009	1	Providence, Rhode Island	Rhode Island	De Novo
October 2009	1	Yucca Valley, California	Palm Springs, California	De Novo
March 2010	1	El Segundo, California	Los Angeles, California	De Novo
May 2010	1	Pembroke Pines, Florida	Broward County—Florida	De Novo
May 2010	1	Myrtle Beach, South Carolina	South Carolina	Acquisition
December 2010	1	Princeton, West Virginia	Central Maryland	Acquisition

        Approximately $6.2 million of the increase was due to recognition of additional reimbursement from CMS. The Tax Relief and Health Care Act of 2006 required the establishment of a physician quality reporting system, including an incentive payment for eligible professionals who satisfactorily report data on quality measures for covered professional services furnished to Medicare beneficiaries. The program under the Medicare system is known as the Physician Quality Reporting Initiative ("PQRI"). We received $3.2 million in payments from CMS for the 2009 claims and data submitted for the PQRI program and expect to receive approximately $3.0 million for the 2010 PQRI program. Offsetting the increases from expansion into new practices and the PQRI program was a $36.7 million decline in revenue due to decreases in volume and pricing in our existing local markets. The volume decrease was predominantly in certain local markets in Florida, Michigan, Las Vegas and Arizona. The declines in Las Vegas and Arizona were predominately related to certain office consolidations and transitions of new physicians covering these markets that impacted our patient volume. In addition to the PQRI and volume items noted above, during the third quarter of 2009 total revenues were reduced by an increase in contractual allowances of approximately $4.5 million offset by a corresponding decrease in bad debt allowance for the final assessment of our accounts receivable balances within our billing system. In addition, during the current year, we strategically reallocated a number of radiation therapy treatment machines in certain of our local markets in order to meet anticipated demand patterns. During this large scale reorganization, treatment volumes experienced a delay as the machines were being reallocated to new facilities. A portion of the decline in treatment volumes during the current year was due to the machine reallocation, although we continued to experience lower volumes in certain markets as a result of the challenging economic environment.

        Salaries and benefits.    Salaries and benefits increased by $22.8 million, or 8.8%, from $259.5 million in 2009 to $282.3 million in 2010. Salaries and benefits as a percentage of total revenues increased from 49.5% in 2009 to 51.9% in 2010. The increase of $22.8 million included $7.6 million of physician contracting expenses as result of reassessing certain urology and medical oncology physician groups' compensation arrangements. Additional staffing of personnel and physicians due to our expansion in certain practices in southwest Florida and Arizona and acquisitions of treatment centers in existing local markets during the latter part of 2009 and in 2010 contributed $23.3 million to our increase in salaries and benefits. Salaries and benefits decreased $8.1 million in our existing practices and centers within our local markets. The decrease in our existing local markets was due to the reduction of physician compensation as a result of our revenue declines as well as cost-cutting initiatives implemented during the second half of 2009.

        Medical supplies.    Medical supplies decreased by $2.4 million, or 5.1%, from $45.4 million in 2009 to $43.0 million in 2010. Medical supplies as a percentage of total revenues decreased from 8.6% in 2009 to 7.9% in 2010. Approximately $4.3 million was related to our expansion into new practices and centers in existing local markets during 2009 and 2010, offset by an approximately $6.7 million decrease in our remaining practices and centers in existing local markets primarily due to cost savings efforts to reduce the per unit costs of medical supplies, including pharmaceuticals used in connection with the delivery of radiation therapy treatments, pharmaceuticals used in urology services, and chemotherapy-related medical supplies as well as a result of the decline in services.

        Facility rent expenses.    Facility rent expenses increased by $5.8 million, or 26.1%, from $22.1 million in 2009 to $27.9 million in 2010. Facility rent expenses as a percentage of total revenues increased from 4.2% in 2009 to 5.1% in 2010. Facility rent expenses consist of rent expense associated with our treatment center locations. Approximately $3.7 million of the increase was related to our expansion in new practices and centers in existing local markets. On March 31, 2010, the related party lessors completed the refinancing of certain of their respective mortgages to remove the personal guarantees of the debt related thereto. As a result of the refinancing of the landlords' mortgages on these respective properties, we derecognized approximately $64.8 million in real estate subject to finance obligation. As a result of the derecognition, our facility rent expense increased by approximately $2.1 million in 2010 as compared to 2009.

        Other operating expenses.    Other operating expenses increased by $2.7 million or 11.1%, from $24.4 million in 2009 to $27.1 million in 2010. Other operating expense as a percentage of total revenues increased from 4.7% in 2009 to 5.0% in 2010. Other operating expenses consist of repairs and maintenance of equipment, equipment rental and contract labor. Approximately $2.7 million of the increase was related to our expansion in new practices and centers in existing local markets.

        General and administrative expenses.    General and administrative expenses increased by $11.3 million or 20.6%, from $54.5 million in 2009 to $65.8 million in 2010. General and administrative expenses principally consist of professional service fees, office supplies and expenses, insurance and travel costs. General and administrative expenses as a percentage of total revenues increased from 10.4% in 2009 to 12.1% in 2010. The increase of $11.3 million in general and administrative expenses was due to an increase of approximately $3.2 million relating to the growth in the number of new practices and treatment centers in our existing local markets, an increase of approximately $2.8 million related to litigation settlements with certain physicians, an increase of approximately $2.9 million in our remaining practices and treatment centers in our existing local markets including professional services relating to our remediation of a material weakness of approximately $0.3 million and an increase of approximately $2.4 million in diligence costs relating to acquisitions of radiation oncology practices in South Carolina, West Virginia and several urology practices and potential acquisitions of physician practices, including diligence costs associated with the MDLLC Acquisition in 2011.

        Depreciation and amortization.    Depreciation and amortization remained at approximately $46.4 million in 2009 and 2010. Depreciation and amortization expense as a percentage of total revenues decreased from 8.8% in 2009 to 8.5% in 2010. An increase in capital expenditures related to our investment in advanced radiation treatment technologies in certain local markets increased our depreciation and amortization by approximately $2.4 million, offset by a decrease of approximately $1.6 million predominately due to the expiration of certain non-compete agreements. On March 31, 2010, we derecognized approximately $64.8 million in real estate subject to finance obligation. As a result of the derecognition, our depreciation and amortization expense decreased by approximately $0.8 million.

        Provision for doubtful accounts.    The provision for doubtful accounts decreased by $4.1 million, or 31.4%, from $12.9 million in 2009 to $8.8 million in 2010. The provision for doubtful accounts as a percentage of total revenues decreased from 2.5% in 2009 to 1.6% in 2010. In the latter part of 2009, we made efforts to improve the overall collection process, including a replacement of our claims clearinghouse agent, to provide more efficient and timely claims processing, upgraded certain billing processes, including the electronic transmission of secondary claims and improved processes at the treatment centers to collect co-pay amounts at the time of service. These actions have resulted in improved collections and lower bad debt expense.

        Interest expense, net.    Interest expense, net of interest income of approximately $0.6 million, decreased by $4.0 million, or 6.4%, from $62.5 million in 2009 to $58.5 million in 2010. The decrease is primarily attributable to a pay down of approximately $15 million in our senior secured revolving credit facility during the fourth quarter of 2009, along with amortization of our senior secured term loan facility during 2010, principal payments of our capital leases and the refinancing of our debt in April 2010 by replacing the $175.0 million senior subordinated notes due March 2015 at an interest rate of 13.5% with senior subordinated notes due April 2017 at an interest rate of 9.875%. In addition, we incurred an additional $2.1 million in interest expense associated with the pro-rata write-off of our deferred financing costs and original issue discount costs resulting from our prepayment of $74.8 million in our Term Loan B. On March 31, 2010, we derecognized approximately $64.8 million in real estate subject to finance obligation. As a result of the derecognition, our interest expense relating to the finance obligation decreased by approximately $4.3 million.

        Loss on sale of assets of a radiation treatment center.    In January 2007, we acquired a 67.5% interest in Gettysburg Radiation,  LLC (GR), which at that time was in the final stages of developing a free-standing radiation therapy treatment center in Gettysburg, Pennsylvania. Approximately one year later, GR expanded its operations to a second location in Littlestown, Pennsylvania. Due to the poor local economy, as well as the opening of a radiation therapy center by a nearby hospital, the performance of both the Gettysburg and Littlestown facilities deteriorated significantly. During the fourth quarter of 2009, the Littlestown facility was closed. On April 30, 2010, we sold certain assets of the Gettysburg facility to one of GR's minority equity-holders for approximately $925,000 and incurred a loss on the sale of approximately $1.9 million.

        Early extinguishment of debt.    We incurred approximately $10.9 million from the early extinguishment of debt as a result of the prepayment of the $175.0 million in senior subordinated notes, which included the call premium payment of approximately $5.3 million, write-offs of $2.5 million in deferred financing costs and $3.1 million in original issue discount costs.

        Impairment loss.    Impairment loss of approximately $3.5 million in 2009 primarily relating to an impairment loss incurred of approximately $1.8 million for the write down to fair value of certain of our linear accelerators and CT machines due to technological obsolescence. The adjustment to machine inventories was due to several considerations, including the planned use of RapidArc technology on 3-D digital machines for which this technology can not be implemented on 2-D digital machines or analog machines. RapidArc radiotherapy technology is an effective cancer treatment representing an advanced new form of image-guided IMRT. This technology enables clinicians to program a linear accelerator to deliver precise forms of IMRT up to eight times faster than other IMRT systems. It does this by delivering the complete IMRT treatment to the patient in fewer rotations than traditional IMRT. Impairment loss of approximately $97.9 million in 2010 related to our write-off of our investment in a 50% interest in an international freestanding radiation center in Mohali, India of approximately $0.7 million, certain planned office closings in California and Michigan of approximately $3.5 million and goodwill impairment in certain of our reporting units, including California, Southwest U.S. (Arizona and Nevada) and the Florida east coast of approximately $91.2 million and an additional $2.5 million relating to the office closings of certain of our radiation treatment centers.

        Income taxes.    Our effective tax rate was 10.1% in fiscal 2010 and (14.9%) in fiscal 2009. The increase in the effective tax rate in the 2010 calendar year is primarily the result of goodwill impairment recognized in the 2010 calendar year which is not deductible for tax purposes, the establishment of a valuation allowance against federal and state deferred tax assets and adjustments to deferred income tax items and unrecognized tax positions that were recorded in the 2010 calendar year. The income tax benefit $12.8 million in 2010 compared to an income tax expense of $1.0 million in 2009, represents an increase of $13.8 million on an absolute dollar basis.

        The effective tax rate differed from the U.S. federal statutory rate of 35% during 2010 primarily as a result of the effect of the goodwill impairment which is not deductible for tax purposes and the establishment of a valuation allowance against federal deferred tax assets and an increase in the valuation allowance related to state deferred tax assets.

        Our future effective tax rates could be affected by changes in the relative mix of taxable income and taxable loss jurisdictions, changes in the valuation of deferred tax assets or liabilities, or changes in tax laws or interpretations thereof. We monitor the assumptions used in estimating the annual effective tax rate and makes adjustments, if required, throughout the year. If actual results differ from the assumptions used in estimating our annual effective tax rates, future income tax expense (benefit) could be materially affected.

        In addition, we are periodically under audit by federal, state, or local authorities in the areas of income taxes and other taxes. These audits include questioning the timing and amount of deductions and compliance with federal, state, and local tax laws. We regularly assess the likelihood of adverse outcomes from these audits to determine the adequacy our provision for income taxes. To the extent that we prevail in matters for which accruals have been established or we are required to pay amounts in excess of such accruals, the effective tax rate could be materially affected.

        Net loss.    Net loss increased by $106.1 million, from $7.7 million in net loss in 2009 to $113.8 million net loss in 2010. Net loss represents 1.5% and 20.8% of total revenues in 2009 and 2010, respectively.

 Liquidity and Capital Resources

        Our principal capital requirements are for working capital, acquisitions, medical equipment replacement and expansion and de novo treatment center development. Working capital and medical equipment are funded through cash from operations, supplemented, as needed, by five-year fixed rate lease lines of credit. Borrowings under these lease lines of credit are recorded on our balance sheets. The construction of de novo treatment centers is generally funded directly by related party lessors and then leased to us. We finance our operations, capital expenditures and acquisitions through a combination of borrowings and cash generated from operations.

Cash Flows From Operating Activities

        Net cash provided by operating activities for the three month periods ended March 31, 2011 and 2012 was $18.4 million and $18.8 million, respectively.

        Net cash provided by operating activities increased by $0.4 million from $18.4 million in the three month period ended March 31, 2011 to $18.8 million for the three month period ended March 31, 2012 predominately due to our cash management procedures and improvements in our accounts payable administration. We continue to see improvements in our cash collections from our accounts receivable with our days sales outstanding improving from 40 days to 39 days.

        Cash at March 31, 2012 held by our foreign subsidiaries was $4.9 million. We consider these cash flows to be permanently invested in our foreign subsidiaries and therefore do not anticipate repatriating any excess cash flows to the U.S. We anticipate we can adequately fund our domestic operations from cash flows generated solely from our U.S. business. We believe that the magnitude of our growth opportunities outside of the U.S. will cause us to continuously reinvest foreign earnings. We do not require access to the earnings and cash flow of our international subsidiaries to fund our U.S. operations.

        Net cash provided by operating activities for the years ended December 31, 2009, 2010 and 2011 was $71.4 million, $49.0 million and $44.8 million, respectively.

        Net cash provided by operating activities decreased by $4.2 million from $49.0 million in 2010 to $44.8 million in 2011 predominately due to timing and amount of interest payments. In 2011 we issued an additional $66.25 million in senior subordinated notes due 2017 with interest payments due in April and October of each year. In October 2011, we paid approximately $18.6 million of interest on the $360.0 million in senior subordinated notes due 2017 including interest on the $16.25 million senior subordinated notes due to the seller in the MDLLC transaction. In 2011, we wrote-off approximately $360.6 million in goodwill, trade name, leasehold improvements and other investments as a result of our interim testing of our goodwill and indefinite-lived intangible assets and our rebranding initiatives. We continue to see improvements in our cash collections from our accounts receivable with our days sales outstanding improving from 41 days to 39 days.

        Cash at December 31, 2011 held by our foreign subsidiaries was $5.2 million. We consider these cash flows to be permanently invested in our foreign subsidiaries and therefore do not anticipate repatriating any excess cash flows to the U.S. We anticipate we can adequately fund our domestic operations from cash flows generated solely from our U.S. business. Of the $5.2 million of cash held by our foreign subsidiaries at December 31, 2011, $0.4 million is held in U.S. dollars, $0.1 million of which is held at banks in the United States, with the remaining held in foreign currencies in foreign banks. We believe that the magnitude of our growth opportunities outside of the U.S. will cause us to continuously reinvest foreign earnings. We do not require access to the earnings and cash flow of our international subsidiaries to fund our U.S. operations.

        Net cash provided by operating activities decreased by $22.4 million from $71.4 million in 2009 to $49.0 million in 2010. The decrease in cash was predominately due to the refinancing in April 2010, whereby we paid cash from operations, accrued and unpaid interest of approximately $14.9 million on the senior subordinated notes due April 2017 in October 2010. With respect to our prior senior subordinated notes due in 2015 accrued and unpaid interest was paid semi-annually on January 15th and July 15th of each year. In addition, we received approximately $10.8 million in tax refunds in 2009 compared to payments of approximately $0.4 million in 2010. The Company made net tax payments of $0.4 million in U.S. and state taxes and $5.4 million in foreign taxes.

Cash Flows From Investing Activities

        Net cash used in investing activities for the three month periods ended March 31, 2011 and 2012 was $53.4 million and $30.6 million, respectively.

        Net cash used in investing activities decreased by $22.8 million from $53.4 million for the three month period ended March 31, 2011 to $30.6 million for the three month period ended March 31, 2012. In 2012, net cash used in investing activities was impacted by approximately $0.9 million in cash paid for the assets of a radiation oncology practice and a urology group located in Asheville, North Carolina in February 2012 and approximately $21.9 million in cash paid for the assets of a radiation oncology practice and two urology groups located in Sarasota/Manatee counties in Southwest Florida in March 2012. During 2012, we entered into foreign exchange option contract expiring on March 27, 2013 to convert a significant portion of our forecasted foreign currency denominated net income into U.S. dollars to limit the adverse impact of a weakening Argentine peso against the U.S. dollar. The cost of the option contract, was approximately $0.3 million. In 2011, net cash used in investing activities was impacted by approximately $42.1 million (net of acquired cash of approximately $5.4 million) related to the purchase of the remaining (i) 67% interest in a joint venture that holds a majority equity interest in and manages 25 radiation therapy treatment centers in South America, Central America and the Caribbean (including the purchase of equity units in the underlying operating subsidiaries) and (ii) a 61% interest in a joint venture that operates a treatment center in Guatemala, on March 1, 2011. During 2011, we entered into foreign exchange option contracts expiring at the end of the four consecutive quarterly periods to convert a significant portion of our forecasted foreign currency denominated net income into U.S. dollars to limit the adverse impact of a weakening Argentine peso against the U.S. dollar. The cost of the option contracts, were approximately $0.6 million.

        Net cash used in investing activities for 2009, 2010, and 2011 was $54.2 million, $92.5 million, and $96.8 million, respectively.

        Net cash used in investing activities increased by $4.3 million from $92.5 million in 2010 to $96.8 million in 2011. Net cash used in investing activities was impacted by approximately $42.1 million (net of acquired cash of approximately $5.4 million) related to the purchase of the remaining (i) 67% interest in a joint venture that holds a majority equity interest in and manages 25 radiation therapy treatment centers in South America, Central America, Mexico and the Caribbean (including the purchase of equity units in the underlying operating subsidiaries) and (ii) a 61% interest in a joint venture that operates a treatment center in Guatemala, on March 1, 2011, the purchase of a radiation therapy treatment center and a physician group practice in Northern California for approximately $9.6 million and the purchase of other physician practices of approximately $0.4 million in North Carolina and Florida. In May 2010 we purchased a radiation treatment center and several physician practices in South Carolina for a combined purchase price of approximately $34.5 million. Additional acquisition during the fourth quarter included the purchase of four radiation treatment facilities in Argentina for approximately $6.8 million including cash of approximately $2.1 million and the purchase of two radiation treatment facilities in North Carolina in December, 2011 for approximately $6.3 million. During 2011, we entered into foreign exchange option contracts expiring at the end of the four consecutive quarterly periods to convert a significant portion of our forecasted foreign currency denominated net income into U.S. dollars to limit the adverse impact of a weakening Argentine peso against the U.S. dollar. The cost of the option contracts, was approximately $1.5 million.

        Net cash used in investing activities increased by $38.3 million from $54.2 million in 2009 to $92.5 million in 2010. Net cash used in investing activities was impacted by approximately $10.4 million related to the purchase of (i) a 33% interest in MDLLC, a joint venture that holds a majority equity interest in and manages 26 radiation therapy treatment centers in South America and Central America and (ii) a 19% interest in a joint venture that operates a treatment center in Guatemala, both of which occurred in January 2009. In May 2010 we purchased a radiation treatment center and several physician practices in South Carolina for a combined purchase price of approximately $34.5 million, in cash, and purchased a radiation treatment center in Princeton West Virginia in December 2010 for approximately $8.0 million, in cash. In December 2010, we contributed an initial $1.0 million for a 28.5% interest in a proton beam therapy joint venture with a consortium of five leading New York academic medical centers to be constructed in Manhattan.

        Historically, our capital expenditures have been primarily for equipment, leasehold improvements and information technology equipment. Total capital expenditures, inclusive of amounts financed through capital lease arrangements, outstanding accounts payable relating to the acceptance and delivery of medical equipment and exclusive of the purchase of radiation treatment centers, were $37.5 million, $43.8 million and $41.3 million in 2009, 2010 and 2011, respectively. Historically, we have funded our capital expenditures with cash flows from operations, borrowings under our senior secured credit facilities and borrowings under lease lines of credit.

Cash Flows From Financing Activities

        Net cash provided by financing activities for the three month periods ended March 31, 2011 and 2012 was $44.5 million and $14.0 million, respectively.

        Net proceeds from revolving credit facility during the first quarter of 2012 of $20.0 million was predominately used for the purchase of the assets of a radiation oncology practice and two urology groups located in Sarasota/Manatee counties in Southwest Florida in March 2012. In January 2011, we received the Commitment Letter from DDJ Capital Management, LLC to purchase an aggregate principal amount of $50 million of 9 7/8% Senior Subordinated Notes due 2017 to be issued by RTS. On March 1, 2011, we issued $50 million of the new notes. The proceeds of $48.5 million were used (i) to fund the MDLLC acquisition and (ii) to fund transaction costs associated with the MDLLC Acquisition. We incurred approximately $1.5 million in transaction fees and expenses, including legal, accounting and other fees and expenses in connection with the new notes, and an initial purchasers' discount of $0.6 million. We also had partnership distributions from non-controlling interests of approximately $0.9 million in 2011 and 2012.

        Net cash used in financing activities for 2009 was $33.4 million and net cash provided by financing activities for 2010 and 2011 was $24.5 million and $48.2 million, respectively.

        In January 2011, we received the Commitment Letter from DDJ Capital Management, LLC to purchase an aggregate principal amount of $50 million of 9 7/8% Senior Subordinated Notes due 2017 to be issued by RTS. On March 1, 2011, we issued $50 million of the new notes. The proceeds of $48.5 million were used (i) to fund the MDLLC Acquisition and (ii) to fund transaction costs associated with the MDLLC Acquisition. We incurred approximately $1.6 million in transaction fees and expenses, including legal, accounting and other fees and expenses in connection with the new notes, and an initial purchasers' discount of $0.6 million. On April 1, 2011 we received approximately $6.7 million in capital lease financing from a financial institution to fund previously purchased medical equipment. The terms of the capital lease financing are for five years at an average interest rate of approximately 8%. We also had partnership distributions from non-controlling interests of approximately $3.2 million and $4.4 million in 2010 and 2011, respectively.

        On September 29, 2011, we amended our senior secured credit facility. Under the terms of the amendment, the definition of applicable margin was modified, along with financial covenant levels and several modification to the permitted investment baskets and permitted indebtedness. The amendment also extended the revolving credit facility maturity by one year solely for the extended revolving loans, such that they will mature on February 21, 2014, whereas the non-extended revolving loans will continue to mature on February 21, 2013. As a result of the amendment, we paid down approximately $18.0 million in our Revolver loans and incurred approximately $1.3 million in transaction fees and expenses, including legal, accounting and other fees and expenses in connection with the amendment.

        On September 30, 2011, we entered into an incremental amendment with a financial institution which agreed to lend an aggregate amount up to $50 million, which will be used for general corporate purposes. As a result of the incremental amendment, we incurred approximately $1.7 million in transaction fees and expenses, including legal, accounting and other fees and expenses in connection with the incremental amendment.

        In November 2011, we registered approximately $16.25 million in notes and incurred approximately $0.2 million in transaction fees and expenses, including legal, accounting and other fees and expenses.

        Net cash provided by financing activities in 2010 included $308.1 million of proceeds received from the issuance of $310.0 million in aggregate principal amount of senior subordinated notes due 2017. The $308.1 million in proceeds was used to repay the existing $175.0 million in senior subordinated notes due 2015, including accrued and unpaid interest and a call premium of approximately $5.3 million. The remaining proceeds from the offering were used to pay down $74.8 million of the senior secured term loan facility and $10.0 million of the senior secured revolving credit facility and to finance the acquisitions of a radiation treatment center and physician practices in South Carolina, which were consummated on May 3, 2010. In addition, we paid approximately $11.9 million of loan costs relating to transaction fees and expenses incurred in connection with the issuance of the $310.0 million senior subordinated notes. We borrowed approximately $8.5 million in December 2010 for the purchase of a radiation treatment center in Princeton West Virginia. Further, we paid approximately $0.9 million in fees and expenses related to our S-4 registration statement filing for the Existing Notes. The change in net cash provided by financing activities included cash provided by non-controlling interest holders in the El Segundo joint venture who contributed approximately $0.6 million in cash for a 22.75% interest in the joint venture. We also had partnership distributions from non-controlling interests of approximately $3.2 million in 2010.

        Net cash used in financing activities for 2009 was approximately $33.4 million. Of the cash used in financing, approximately $29.7 million related to principal repayments of debt, including $3.5 million on our senior secured term loan facility, $15.0 million on our senior secured revolving credit facility and approximately $11.2 million for capital lease obligations. In addition we had partnership distributions from non-controlling interests of approximately $2.9 million in 2009.

Senior Secured Credit Facilities and Senior Subordinated Notes

        In connection with the Merger, we entered into our current senior secured credit facilities, which consist of a senior secured term loan facility and a senior secured revolving credit facility. At the Closing, we borrowed $307.0 million under the senior secured term loan facility, utilized $3.1 million of the senior secured revolving credit facility and obtained a $175.0 million senior subordinated interim loan agreement. We incurred expenses of approximately $3.7 million for early extinguishment of debt relating to the termination of certain capital lease obligations, termination of our interest rate swap agreement and the write-off of deferred financing costs relating to the extinguishment of our previous senior secured credit facility. On March 25, 2008, we issued $175.0 million senior subordinated notes due 2015 at an annual interest rate of 13.5%, and repaid the $175.0 million senior subordinated interim loan agreement including any accrued and unpaid interest.

        On April 1, 2010, we amended our senior secured credit facility to, among other things, (i) under certain circumstances, allow us to issue permitted additional subordinated debt to fund certain future acquisitions; (ii) disregard, for purposes of calculating compliance with the financial covenants, certain provisions of GAAP that would require us to treat leased properties as owned by us; and (iii) provide for certain other modifications to permit the incurrence of additional indebtedness in connection with certain future acquisitions and the ability to make additional investments, subject to pro forma compliance with certain performance-based incurrence covenants, and other restrictions.

        On April 20, 2010, we consummated a debt offering ("Offering") in an aggregate principal amount of $310.0 million of 9 7/8% senior subordinated notes due 2017, and repaid our existing $175.0 million in aggregate principal amount 13.5% senior subordinated notes due 2015, including accrued and unpaid interest of approximately $6.4 million and the call premium of approximately $5.3 million. The remaining proceeds from the Offering were used to pay down $74.8 million of the Term Loan B and $10.0 million of the Revolver. A portion of the proceeds of the Offering was placed in a restricted account pending application to finance certain acquisitions, including the acquisitions of a radiation treatment center and physician practices in South Carolina, which were consummated on May 3, 2010. We incurred approximately $11.9 million in transaction fees and expenses, including legal, accounting and other fees and expenses in connection with the Offering, including the initial purchasers' discount of $1.9 million.

        In April 2010, we incurred approximately $10.9 million in early extinguishment of debt as a result of the prepayment of the $175.0 million in senior subordinated notes, which included the call premium payment of approximately $5.3 million, the write-offs of $2.5 million in deferred financing costs and $3.1 million in original issue discount costs.

        On April 22, 2010, affiliates of certain of the initial purchasers of the $310.0 million in aggregate principal amount 9 7/8% senior subordinated notes due 2017, as lenders under our senior secured revolving credit facility, provided an additional $15.0 million of commitments to the revolving credit portion of our senior secured credit facility increasing the available commitment from $60.0 million to $75.0 million. We paid $2.0 million to Vestar Capital Partners V, L.P. for additional transaction advisory services in respect to the incremental amendments to our existing senior secured revolving credit facility, the additional $15.0 million of commitments to the revolver portion, and the complete refinancing of the senior subordinated notes.

        On May 3, 2010, we entered into Amendment No. 3 to our senior secured credit facilities, dated February 21, 2008 (as amended by Amendment No. 1, dated August 15, 2008, Amendment No. 2, dated April 1, 2010, Incremental Amendments dated April 22, 2010, Amendment No. 3, dated May 3, 2010, and as otherwise amended from time to time, the "Credit Agreement"), by and among the Company, RTS, the subsidiaries of RTS identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein, pursuant to which we revised certain administrative matters, including to permit us to provide to the lenders thereunder the consolidated financial statements of Parent, in lieu of those of the borrower, RTS.

        Our senior secured credit facilities:

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  is secured by a pledge of substantially all our tangible and intangible assets, including accounts receivable, inventory and capital stock of its existing and future subsidiaries, and requires that borrowings and other amounts due under it will be guaranteed by its existing and future subsidiaries;

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  requires us to make mandatory prepayments of outstanding borrowings, with a corresponding reduction in the maximum amount of borrowings available under the senior secured credit facility, with net proceeds from insurance recoveries and asset sales, and with the net proceeds from the issuance of equity or debt securities, subject to specified exceptions;

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  includes a number of restrictive covenants including, among other things, limitations on leverage, capital and acquisitions expenditures, and requirements that we maintain minimum ratios of cash flow to interest;

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  limits our ability to pay dividends on its capital stock; and

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  contains customary events of default, including an event of default upon a change in control.

        The senior secured credit facility requires that we comply with certain financial covenants, including:

	Requirement at March 31, 2012	Level at March 31, 2012
Maximum permitted consolidated leverage ratio	<5.75 to 1.00	5.36 to 1.00
Minimum permitted consolidated interest coverage ratio	>2.00 to 1.00	2.35 to 1.00

        The maximum permitted consolidated leverage ratio required is <6.00 to 1.00 from July 1, 2011 through December 31, 2011, <5.75 to 1.00 from January 1, 2012 to June 30, 2012, <5.50 to 1.00 from July 1, 2012 to June 30, 2013 and <5.25 to 1.00 thereafter.

        The minimum permitted consolidated interest coverage ratio required is >2.00 to 1.00 through June 30, 2012, >2.05 to 1.00 from July 1, 2012 through December 31, 2012, >2.10 to 1.00 from January 1, 2013 to June 30, 2013 and >2.20 to 1.00 thereafter.

        The senior secured credit facility also requires that we comply with various other covenants, including, but not limited to, restrictions on new indebtedness, asset sales, capital expenditures, acquisitions and dividends, with which we were in compliance as of March 31, 2012.

        In January 2011, we received the Commitment Letter from DDJ Capital Management, LLC to purchase an aggregate principal amount of $50 million of 9 7/8% Senior Subordinated Notes due 2017 to be issued by RTS. On March 1, 2011, we issued $50 million of the New Notes. The proceeds of $48.5 million were used (i) to fund the MDLLC Acquisition and (ii) to fund transaction costs associated with the MDLLC Acquisition. We incurred approximately $1.6 million in transaction fees and expenses, including legal, accounting and other fees and expenses in connection with the new notes, and an initial purchasers' discount of $0.6 million.

        On April 1, 2011, we received approximately $6.7 million in capital lease financing from a financial institution to fund previously purchased medical equipment. The terms of the capital lease financing are for five years at an average interest rate of approximately 8%.

        In August 2011, we entered into a lease line of credit with a financial institution for the purpose of obtaining financing for medical equipment purchases in the commitment amount of $12.5 million. The commitment, subject to various restrictions, is scheduled to be available through November 2011. We had utilized approximately $8.7 million under the lease line of credit.

        On September 29, 2011, we amended our senior secured credit facility. Under the terms of the amendment, the definition of Applicable Margin was modified to increase the rate on both the senior secured term loan and extended revolving loans under the revolving credit facility provided for under the senior secured credit facility by 50 basis points. Both the senior secured term loan and amounts borrowed under the revolving credit facility will now bear interest based (i) with respect to extended revolving loans and the senior secured term loans, on either (A) LIBOR plus a spread of 475 basis points, or (B) the ABR plus a spread of 375 basis points, and (ii) with respect to non-extended revolving loans, on either (A) LIBOR plus a spread of 425 basis points, or (B) the ABR plus a spread of 325 basis points, in each case depending on whether the Company elects Eurodollar loans or ABR loans, respectively. The amendment also extended the revolving credit facility maturity by one year solely for the extended revolving loans, such that they will mature on February 21, 2014, whereas the non-extended revolving loans will continue to mature on February 21, 2013.

        The amendment modified the financial covenant levels, including to modify (x) the total leverage ratio to 6.00 to 1.00 for the Company's fiscal quarters ending September 30, 2011 and December 31, 2011, decreasing thereafter as specified therein, and (y) the consolidated interest coverage ratio to 2.00 to 1.00 for the Company's fiscal quarters ending March 31, 2011 through June 30, 2012 and increasing thereafter as specified therein.

        The amendment also made several modifications to the permitted investments baskets, the permitted indebtedness baskets and several definitions in the senior secured credit facility.

        On September 30, 2011, we entered into an incremental amendment (the "Incremental Amendment") with Wells Fargo Bank, National Association, in its capacity as administrative agent for the lenders and SunTrust Bank, as incremental lender. The Incremental Amendment amends the senior secured credit facility. Under the terms of the Incremental Amendment, SunTrust Bank agreed to lend an aggregate amount up to $50 million, which will be used for general corporate purposes.

Senior Secured Second Lien Notes

        On May 10, 2012, we completed our previously announced offering of $350.0 million in aggregate principal amount of its 8 7/8% Senior Secured Second Lien Notes due 2017 (the "Notes") by issuing the Notes in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act.

        The Notes were issued pursuant to an indenture, dated May 10, 2012 (the "Indenture"), the Company, the guarantors signatory thereto and Wilmington Trust, National Association, governing the Notes. The Notes are senior secured second lien obligations of the Company and are guaranteed on a senior secured second lien basis by the Company, and each of our domestic subsidiaries to the extent such guarantor is a guarantor of the Company's obligations under the Revolving Credit Facility (as defined below).

        In connection with the issuance of the Notes, on May 10, 2012, we also entered into a registration rights agreement relating to the Notes, pursuant to which we have agreed to use our reasonable best efforts to file with the Securities and Exchange Commission and cause to become effective a registration statement with respect to a registered offer to exchange the Notes for new notes, with terms substantially identical in all material respects to the Notes.

        Interest is payable on the Notes on each May 15 and November 15, commencing November 15, 2012. We may redeem some or all of the Notes at any time prior to May 15, 2014 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, and an applicable make-whole premium. On or after May 15, 2014, we may redeem some or all of the Notes at redemption prices set forth in the Indenture. In addition, at any time prior to May 15, 2014, we may redeem up to 35% of the aggregate principal amount of the Notes, at a specified redemption price with the net cash proceeds of certain equity offerings.

        The Indenture contains covenants that, among other things, restrict the ability for us, and certain of our subsidiaries to incur, assume or guarantee additional indebtedness; pay dividends or redeem or repurchase capital stock; make other restricted payments; incur liens; redeem debt that is junior in right of payment to the Notes; sell or otherwise dispose of assets, including capital stock of subsidiaries; enter into mergers or consolidations; and enter into transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications. In addition, in certain circumstances, if the Company sells assets or experiences certain changes of control, it must offer to purchase the Notes.

        We used the proceeds to repay our existing senior secured revolving credit facility and the Term Loan B portion of our senior secured credit facilities, which were prepaid in their entirety, cancelled and replaced with the new Revolving Credit Facility described below, and to pay related fees and expenses. Any remaining net proceeds will be used for general corporate purposes.

Credit Agreement

        On May 10, 2012, we also entered into the Credit Agreement (the "Credit Agreement") among Wells Fargo Bank, National Association, as administrative agent (in such capacity, the "Administrative Agent"), collateral agent, issuing bank and as swingline lender, the other agents party thereto and the lenders party thereto.

        The credit facilities provided under the Credit Agreement consist of a revolving credit facility providing for up to $140 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the "Revolving Credit Facility"). We may increase the aggregate amount of revolving loans by an amount not to exceed $10 million in the aggregate. The Revolving Credit Facility will mature in 4-years and 5-months.

        Loans under the Revolving Credit Facility are subject to the following interest rates:

          (a)   for loans which are Eurodollar loans, for any interest period, at a rate per annum equal to a percentage equal to (i) the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such interest period commencing on the first day of such interest period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two business days prior to the beginning of such interest period divided by (ii) 1.0 minus the then stated maximum rate of all reserve requirements applicable to any member bank of the Federal Reserve System in respect of eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), plus (ii) an applicable margin based upon a total leverage pricing grid; and

          (b)   for loans which are base rate loans, (i) the greatest of (A) the Administrative Agent's prime lending rate at such time, (B) the overnight federal funds rate at such time plus 1/2 of 1%, and (C) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1.00%, plus (ii) an applicable margin based upon a total leverage pricing grid.

        We will pay certain recurring fees with respect to the Revolving Credit Facility, including (i) fees on the unused commitments of the lenders under the Revolving Credit Facility, (ii) letter of credit fees on the aggregate face amounts of outstanding letters of credit and (iii) administration fees.

        The Credit Agreement contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting the ability (subject to various exceptions) for us and certain of our subsidiaries to: incur additional indebtedness (including guarantee obligations); incur liens; engage in mergers or other fundamental changes; sell certain property or assets; pay dividends of other distributions; consummate acquisitions; make investments, loans and advances; prepay certain indebtedness, including the Notes; change the nature of their business; engage in certain transactions with affiliates; and incur restrictions on the ability of our subsidiaries to make distributions, advances and asset transfers. In addition, under the Revolving Credit Facility, we will be required to comply with a specific first lien leverage ratio not to exceed 1.25 to 1.00.

        The Revolving Credit Facility contains customary events of default, including with respect to nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; failure to perform or observe covenants; cross-default to other material indebtedness; bankruptcy and insolvency events; inability to pay debts; monetary judgment defaults; actual or asserted invalidity or impairment of any definitive loan documentation and a change of control.

        As of the Closing Date, the obligations under the Revolving Credit Facility are guaranteed by us and each direct and indirect, domestic subsidiaries.

        The Revolving Credit Facility and any interest rate protection and other hedging arrangements provided by any lender party to the Revolving Credit Facility or any affiliate of such a lender are secured on a first priority basis by a perfected security interest in substantially all of the Company's and each guarantor's tangible and intangible assets (subject to certain exceptions).

        We believe available borrowings under our credit facilities, together with our cash flows from operations, will be sufficient to fund our currently anticipated operating requirements. To the extent available borrowings and cash flows from operations are insufficient to fund future requirements, we may be required to seek additional financing through additional increases in our senior secured credit facilities, negotiate additional credit facilities with other lenders or institutions or seek additional capital through private placements or public offerings of equity or debt securities. No assurances can be given that we will be able to extend or increase our senior secured credit facilities, secure additional bank borrowings or lease line of credit or complete additional debt or equity financings on terms favorable to us or at all. Our ability to meet our funding needs could be adversely affected if we experience a decline in our results of operations, or if we violate the covenants and other restrictions to which we are subject under our senior secured credit facilities.

Finance Obligation

        We lease certain of our treatment centers (each, a "facility" and, collectively, the "facilities") and other properties from partnerships that are majority-owned by related parties (each, a "related party lessor" and, collectively, the "related party lessors"). See "Certain Relationships and Related Party Transactions." The related party lessors construct the facilities in accordance with our plans and specifications and subsequently lease these facilities to us. Due to the related party relationship, we are considered the owner of these facilities during the construction period pursuant to the provisions of Accounting Standards Codification ("ASC") 840-40, "Sale-Leaseback Transactions" ("ASC 840-40"). In accordance with ASC 840-40, we record a construction in progress asset for these facilities with a corresponding finance obligation during the construction period. These related parties guarantee the debt of the related party lessors, which is considered to be "continuing involvement" pursuant to ASC 840-40. Accordingly, these leases did not qualify as a normal sale-leaseback at the time that construction was completed and these facilities were leased to us. As a result, the costs to construct the facilities and the related finance obligation are recorded on our consolidated balance sheets after construction was completed. The construction costs are included in "Real Estate Subject to Finance Obligation" in the condensed consolidated balance sheets and the accompanying notes, included in this prospectus. The finance obligation is amortized over the lease during the construction period term based on the payments designated in the lease agreements.

        As of March 31, 2010, the related party lessors completed the refinancing of certain of their respective mortgages to remove the personal guarantees of the debt related thereto. As a result, we derecognized approximately $64.8 million in real estate subject to finance obligation, $67.7 million in finance obligation and recorded approximately $2.9 million of deferred gains that will be amortized as a reduction of rent expense over 15 years. In addition, we entered into a new master lease arrangement with the landlord on 28 properties. The initial term of the master lease is 15 years with four 5 year renewal options. Annual payments, including executory costs, total approximately $13.4 million pursuant to the master lease. The lease payments are scheduled to increase annually based on increases in the consumer price index. During 2011 the related party lessors completed construction of 2 properties. Upon completion we entered into a new master lease arrangement with the related party lessors for these 2 properties as well as an existing property. The initial term of the new master lease arrangement is 15 years with four 5 year renewal options. Annual payments, including executory costs, total approximately $0.7 million pursuant to the master lease. The lease payments are scheduled to increase annually based on increases in the consumer price index. The amount of finance obligations related to properties that have not been derecognized as well as one property under development as of March 31, 2012, December 31, 2011 and December 31, 2010 was $14.3 million, $14.3 million and $8.6 million, respectively.

Billing and Collections

        Our billing system in the U.S. utilizes a fee schedule for billing patients, third-party payers and government sponsored programs, including Medicare and Medicaid. Fees billed to government sponsored programs, including Medicare and Medicaid, and fees billed to contracted payers and self pay patients (not covered under other third party payer arrangements) are automatically adjusted to the allowable payment amount at time of billing. In 2009, we updated our billing system to include fee schedules on approximately 85% of all payers and developed a blended rate allowable amount on the remaining payers. As a result of this change in 2009, fees billed to all payers are automatically adjusted to the allowable payment at time of billing.

        Insurance information is requested from all patients either at the time the first appointment is scheduled or at the time of service. A copy of the insurance card is scanned into our system at the time of service so that it is readily available to staff during the collection process. Patient demographic information is collected for both our clinical and billing systems.

        It is our policy to collect co-payments from the patient at the time of service. Insurance benefit information is obtained and the patient is informed of their deductible and co-payment responsibility prior to the commencement of treatment.

        Charges are posted to the billing system by coders in our offices or in our central billing office. After charges are posted, edits are performed, any necessary corrections are made and billing forms are generated, then sent electronically to our clearinghouse whenever electronic submission is possible. Any bills not able to be processed through the clearinghouse are printed and mailed from our print mail service. Statements are automatically generated from our billing system and mailed to the patient on a regular basis for any amounts still outstanding from the patient. Daily, weekly and monthly accounts receivable analysis reports are utilized by staff and management to prioritize accounts for collection purposes, as well as to identify trends and issues. Strategies to respond proactively to these issues are developed at weekly and monthly team meetings. Our write-off process is manual and our process for collecting accounts receivable is dependent on the type of payer as set forth below.

Medicare, Medicaid and Commercial Payer Balances

        Our central billing office staff expedites the payment process from insurance companies and other payers via electronic inquiries, phone calls and automated letters to ensure timely payment. Our billing system generates standard aging reports by date of billing in increments of 30 day intervals. The collection team utilizes these reports to assess and determine the payers requiring additional focus and collection efforts. Our accounts receivable exposure on Medicare, Medicaid and commercial payer balances are largely limited to denials and other unusual adjustments. Our exposure to bad debts on balances relating to these types of payers over the years has been insignificant.

        In the event of denial of payment, we follow the payer's standard appeals process, both to secure payment and to lobby the payers, as appropriate, to modify their medical policies to expand coverage for the newer and more advanced treatment services that we provide which, in many cases, is the payer's reason for denial of payment. If all reasonable collection efforts with these payers have been exhausted by our central billing office staff, the account receivable is written-off.

Self-Pay Balances

        We administer self-pay account balances through our central billing office and our policy is to first attempt to collect these balances although after initial attempts we often send outstanding self-pay patient claims to collection agencies at designated points in the collection process. In some cases monthly payment arrangements are made with patients for the account balance remaining after insurance payments have been applied. These accounts are reviewed monthly to ensure payments continue to be made in a timely manner. Once it has been determined by our staff that the patient is not responding to our collection attempts, a final notice is mailed. This generally occurs more than 120 days after the date of the original bill. If there is no response to our final notice, after 30 days the account is assigned to a collection agency and, as appropriate, recorded as a bad debt and written off. We also have payment arrangements with patients for the self-pay portion due in which monthly payments are made by the patient on a predetermined schedule. Balances under $50 are written off but not sent to the collection agency. All accounts are specifically identified for write-offs and accounts are written off prior to being submitted to the collection agency.

Acquisitions and Developments

        The following table summarizes our growth in treatment centers and the local markets in which we operate for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31, 2012
	2009	2010	2011
Treatment centers at beginning of period	97	97	95	127
Internally developed	7	2	1	—
Transitioned to freestanding	1	—	—	2
Internally (consolidated/closed/sold)	(5)	(5)	(5)	(1)
Acquired	—	2	33	2
Hospital-based/other groups	—	(1)	3	(2)
Hospital-based (ended/transitioned)	(3)	—	—	(2)

Treatment centers at period end	97	95	127	126

Number of regions at period end	8	8	9	9

Number of local markets at period end	28	28	28	28

        In 2009, we internally developed seven new radiation centers, transitioned a hospital based arrangement to a freestanding radiation center, consolidated five radiation centers, ended two hospital-based arrangements and acquired the assets of several physician practices as follows:

        In January 2009, we purchased a 33% interest in MDLLC, a joint venture affiliated with the brother and father of Dr. Dosoretz, our Chief Executive Officer, President and a director on the Company's board of directors, that holds a majority equity interest in, and manages, 26 radiation therapy treatment centers through 16 legal entities in South America, Central America, Mexico and the Caribbean (which translates into us owning a 19% indirect ownership interest in the underlying radiation therapy treatment centers), and a 19% interest in a joint venture that operates a treatment center in Guatemala for an aggregate of approximately $10.4 million, subject to final determination of the purchase price based on a multiple of historical earnings before interest, taxes and depreciation and amortization. In January 2010, we finalized the amount due for our 33% interest in the joint venture and paid an additional $1.9 million. The transaction was accounted for under the equity method. We also had a four-year call option to purchase the remaining 67% in the MDLLC joint venture in which we purchased a 33% interest, which would result in an ownership interest of approximately 90% in the underlying radiation oncology business located in South America, Central America, Mexico and the Caribbean, at a price based on a multiple of historical earnings before interest, taxes and depreciation and amortization. See "Certain Relationships and Related Party Transactions."

        In January 2009, we opened our Hammonton, New Jersey and Indio, California treatment centers and began treating patients at the facilities and converted a hospital based arrangement to a freestanding facility in Bronx-Lebanon, New York.

        In May 2009, we opened a cancer center in Lee County, Florida.

        In June 2009, we opened two additional radiation treatment centers, one in Southbridge, Massachusetts and another treatment center in Gilbert, Arizona.

        In July 2009, we opened a radiation treatment center in Providence, Rhode Island in partnership with a hospital to provide stereotactic radiosurgery through the use of a cyberknife. We own approximately 45% of the joint venture.

        In October 2009, we opened our Yucca Valley, California treatment center.

        During 2009, we acquired the assets of several physician practices in Florida for approximately $0.2 million. The physician practices provide synergistic clinical services to our patients in the respective markets in which we treat.

        During the fourth quarter of 2009, we closed five offices including two centers in Florida, one in Pennsylvania, one in Arizona and one in Nevada. We closed these offices to consolidate the number of offices within the market in order to leverage adjacent centers and/or due to excess capacity. The patients treated at these offices will be treated within the same market at other existing radiation treatment centers.

        In 2009, we terminated two professional service agreements, one in Florida in January 2009 and one in New Jersey in June 2009.

        In 2010, we internally developed two new radiation centers, sold one radiation center, closed four radiation centers, acquired two radiation centers, consolidated a hospital-based radiation center and acquired the assets of several physician practices as follows:

        In March 2010, we contributed approximately $3.0 million in tangible assets for a 77.3% interest in a joint venture with a group of physicians to open a radiation treatment center in El Segundo, California. The radiation treatment center expands our presence into the California market.

        On April 30, 2010, we sold certain assets of the Gettysburg facility to one of Gettysburg Radiation, LLC's minority equityholders for approximately $925,000. Due to the poor local economy, as well as the opening of a radiation therapy center by a nearby hospital, the performance of the Gettysburg facility deteriorated significantly.

        In April 2010, we entered into definitive agreements with Carolina Regional Cancer Center, P.A. for the acquisition of a radiation treatment center in Myrtle Beach, South Carolina that holds three certificate of need licenses, and Atlantic Urology Clinics, LLC, Adult & Pediatric Urology Center of the Carolina, P.A., Coastal Urology Center, P.A. and Grand Strand Urology, LLP with respect to the acquisition of the assets of these Myrtle Beach-based physician practices. On May 3, 2010, we consummated these acquisitions for a combined purchase price of approximately $34.5 million in cash. The acquisition of the Myrtle Beach facility expands our presence into a new local market within an existing regional division.

        In May 2010, we opened our Pembroke Pines, Florida treatment center.

        During the fourth quarter of 2010, we closed and consolidated two radiation centers in Michigan and two radiation centers in Nevada and consolidated a hospital-based radiation center in Utica, New York.

        In December 2010, we acquired the assets of a radiation treatment center located in Princeton, West Virginia for approximately $8.0 million. The center purchased in West Virginia further expands our presence into the West Virginia market.

        During 2010, we acquired the assets of several physician practices in Florida and Arizona for approximately $860,000. The physician practices provide synergistic clinical services to our patients in the respective markets in which we treat.

        On March 1, 2011, we purchased the remaining 67% interest in MDLLC from Bernardo Dosoretz as well as interests in the subsidiaries of MDLLC from Alejandro Dosoretz and Bernardo Dosoretz, resulting in an ownership interest of approximately 91% in the underlying radiation oncology practices located in South America, Central America, Mexico and the Caribbean. The Company also purchased an additional 61% interest in Clinica de Radioterapia La Asuncion S.A. from Bernardo Dosoretz, resulting in an ownership interest of 80%. The Company consummated these acquisitions for a combined purchase price of approximately $82.7 million, comprised of $47.5 million in cash, 25 common units of Parent immediately exchanged for 13,660 units of RT Investments' non-voting preferred equity units and 258,955 units of RT Investments' class A equity units totaling approximately $16.25 million, and issuance of a 9 7/8% note payable, due 2017 totaling approximately $16.05 million to the seller and an estimated contingent earn out payment totaling $2.3 million, and issuance of real estate located in Costa Rica totaling $0.6 million. The earn out payment is contingent upon certain acquired centers attaining earnings before interest, taxes, depreciation and amortization targets, is due 18 months subsequent to the transaction closing, and is payable through Company financing and issuance of equity units.

        In June 2011, we entered into an outpatient radiation therapy management services agreement with a medical group to manage its radiation oncology treatment site in London, Kentucky.

        In July 2011, we entered into a revised facility management services agreement with an existing provider in Michigan. The provider will become a subsidiary of a larger medical practice group, in which we will continue the management of the radiation oncology practices in Michigan. This arrangement became effective during the fourth quarter of 2011.

        In August 2011, we completed a replacement de novo radiation treatment facility in Alabama. This facility replaces an existing radiation treatment facility in which we are now providing consult services.

        On August 29, 2011, we acquired the assets of a radiation treatment center located in Redding, California, for approximately $9.6 million. The acquisition of the Redding facility further expands our presence into the Northern California market.

        In September 2011, we entered into a professional services agreement with a hospital district in Broward County, Florida to provide professional services at two sites within the hospital district. In March 2012, we entered into a license agreement with the North Broward Hospital District to license the space and equipment and assume responsibility for the operation of the two radiation therapy departments at Broward General Medical Center and North Broward Medical Center as part of our value added services offering. The license agreement runs for an initial term of ten years, with three separate five year renewal options. We recorded approximately $4.3 million in capital lease obligations relating the portion of the license agreement for the use of the equipment.

        On November 4, 2011, the Company purchased an 80% interest in an operating entity, which operates 1 radiation treatment center in Argentina; an 80% interest in another operating entity, which operates 3 radiation treatment centers in Argentina; and a 96% interest in an operating entity, which operates 1 radiation treatment center in Argentina. The combined purchase price of the ownership interests totals approximately $7.4 million, comprised of $2.1 million in cash, seller financing totaling approximately $4.0 million payable over 24 monthly installments, commencing January 2012, and a purchase option totaling approximately $1.3 million. The acquisition of these operating treatment centers expands the Company's presence in its international markets.

        On December 22, 2011, the Company acquired the interest in an operating entity which operates two radiation treatment centers in located in North Carolina, for approximately $6.3 million, including an earn-out provision of approximately $0.4 million contingent upon maintaining a certain level of patient volume. The acquisition of the two radiation treatment centers further expands the Company's presence into the eastern North Carolina market.

        During 2011, the Company acquired the assets of several physician practices in Florida and the non-professional practice assets of several North Carolina physician practices for approximately $0.4 million. The physician practices provide synergistic clinical services to our patients in the respective markets in which we treat.

        On February 6, 2012, we acquired the assets of a radiation oncology practice and a urology group located in Asheville, North Carolina for approximately $0.9 million. The acquisition of the radiation oncology practice and the urology group, further expands the Company's presence in the Western North Carolina market and builds on the Company's integrated cancer care model.

        In March 2012, we entered into a license agreement with the North Broward Hospital District to license the space and equipment and assume responsibility for the operation of the two radiation therapy departments at Broward General Medical Center and North Broward Medical Center as part of our value added services offering. The license agreement runs for an initial term of ten years, with three separate five year renewal options. We recorded approximately $4.3 million in capital lease obligations relating the portion of the license agreement for the use of the equipment.

        On March 30, 2012, we acquired the assets of a radiation oncology practice for $26.0 million and two urology groups located in Sarasota/Manatee counties in Southwest Florida for approximately $1.6 million, for a total purchase price of approximately $27.6 million, comprised of $21.9 million in cash and assumed capital lease obligation of approximately $5.7 million. The acquisition of the radiation oncology practice and the two urology groups, further expands the Company's presence in the Sarasota/Manatee counties and builds on the Company's integrated cancer care model.

        During 2012, we acquired the assets of several physician practices in Florida for approximately $0.4 million. The physician practices provide synergistic clinical services and an integrated cancer care service to our patients in the respective markets in which we provide radiation therapy treatment services.

        The operations of the foregoing acquisitions have been included in the accompanying consolidated statements of comprehensive loss from the respective dates of each acquisition. When we acquire a treatment center, the purchase price is allocated to the assets acquired and liabilities assumed based upon their respective fair values.

        During the first quarter of 2011, we closed two treatment facilities in California, one in Beverly Hills and the other facility in Corona. In addition we are no longer treating at our Gilbert Arizona facility and we are using the center for our other specialty practices for office visits and consults.

        In July 2011, we closed a radiation treatment facility in Las Vegas, Nevada.

        In January 2012 we ceased provision of professional services at our Lee County—Florida hospital based treatment center.

        In February 2012 we closed a radiation treatment facility in Owings Mills, Maryland.

        In March 2012 we terminated our arrangement to provide professional services at a hospital in Seaford, Delaware.

        As of March 31, 2012, we have one replacement de novo radiation treatment center project in process in Michigan and four additional de novo radiation treatment centers located in New York, Bolivia and two in Argentina. The internal development of radiation treatment centers is subject to a number of risks including but not limited to risks related to negotiating and finalizing agreements, construction delays, unexpected costs, obtaining required regulatory permits, licenses and approvals and the availability of qualified healthcare and administrative professionals and personnel. As such, we cannot assure you that we will be able to successfully develop radiation treatment centers in accordance with our current plans and any failure or material delay in successfully completing planned internally developed treatment centers could harm our business and impair our future growth.

        We have been selected by a consortium of leading New York academic medical centers (including Memorial Sloan-Kettering Cancer Center, Beth Israel Medical Center/Continuum Health System, NYU Langone Medical Center, Mt. Sinai Medical Center, and Montefiore Medical Center) to serve as the developer and manager of a proton beam therapy center to be constructed in Manhattan. The project is in the final stages of certificate of need approval. We expect to invest approximately $10,000,000 in the project and will have an approximate 28.5% ownership interest. We will also receive a management fee of 5% of collected revenues. In connection with our role as manager, we have accounted for our interest in the center as an equity method investment. The center is expected to commence operations in mid-2016.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We continuously evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies are important to the portrayal of our financial condition and results of operations and require our management's subjective or complex judgment because of the sensitivity of the methods, assumptions and estimates used in the preparation of our consolidated financial statements.

Variable Interest Entities

        We evaluate certain of our radiation oncology practices in order to determine if they are variable interest entities ("VIE"). This evaluation resulted in determining that certain of our radiation oncology practices were potential variable interests. For each of these practices, we have determined (1) the sufficiency of the fair value of the entities' equity investments at risk to absorb losses, (2) that, as a group, the holders of the equity investments at risk have (a) the direct or indirect ability through voting rights to make decisions about the entities' significant activities, (b) the obligation to absorb the expected losses of the entity and their obligations are not protected directly or indirectly, and (c) the right to receive the expected residual return of the entity, and (3) substantially all of the entities' activities do not involve or are not conducted on behalf of an investor that has disproportionately fewer voting rights in terms of its obligation to absorb the expected losses or its right to receive expected residual returns of the entity, or both. ASC 810, "Consolidation" ("ASC 810"), requires a company to consolidate VIEs if the company is the primary beneficiary of the activities of those entities. Certain of our radiation oncology practices are variable interest entities and we have a variable interest in certain of these practices through our administrative services agreements. Pursuant to ASC 810, through our variable interests in these practices, we have the power to direct the activities of these practices that most significantly impact the entity's economic performance and we would absorb a majority of the expected losses of these practices should they occur. Based on these determinations, we have included these radiation oncology practices in our consolidated financial statements for all periods presented. All significant intercompany accounts and transactions have been eliminated.

        We adopted updated accounting guidance beginning with the first quarter of 2010, by providing an ongoing qualitative rather than quantitative assessment of our ability to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and our rights or obligations to receive benefits or absorb losses, in order to determine whether those entities will be required to be consolidated in our consolidated financial statements. The adoption of the new guidance had no material impact to our financial position and results of operations.

Net Patient Service Revenue and Allowances for Contractual Discounts

        We have agreements with third-party payers that provide us payments at amounts different from our established rates. Net patient service revenue is reported at the estimated net realizable amounts due from patients, third-party payers and others for services rendered. Net patient service revenue is recognized as services are provided. Medicare and other governmental programs reimburse physicians based on fee schedules, which are determined by the related government agency. We also have agreements with managed care organizations to provide physician services based on negotiated fee schedules. Accordingly, the revenues reported in our consolidated financial statements are recorded at the amount that is expected to be received.

        We derive a significant portion of our revenues from Medicare, Medicaid and other payers that receive discounts from our standard charges. We must estimate the total amount of these discounts to prepare our consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and subject to interpretation and adjustment. We estimate the allowance for contractual discounts on a payer class basis given our interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from our estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating regular review and assessment of the estimation process. Changes in estimates related to the allowance for contractual discounts affect revenues reported in our consolidated statements of operations and comprehensive (loss) income. If our overall estimated allowance for contractual discounts on our revenues for the year ended December 31, 2011 were changed by 1%, our after-tax loss from continuing operations would change by approximately $0.1 million. This is only one example of reasonably possible sensitivity scenarios. A significant increase in our estimate of contractual discounts for all payers would lower our earnings. This would adversely affect our results of operations, financial condition, liquidity and future access to capital.

        During the years ended 2009, 2010 and 2011 and three months ended March 31, 2012, approximately 44%, 48%, 48% and 47%, respectively, of net patient service revenue related to services rendered under the Medicare and Medicaid programs. In the ordinary course of business, we are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that estimates will change by a material amount in the near term.

Accounts Receivable and Allowances for Doubtful Accounts

        Accounts receivable are reported net of estimated allowances for doubtful accounts and contractual adjustments. Accounts receivable are uncollateralized and primarily consist of amounts due from third-party payers and patients. To provide for accounts receivable that could become uncollectible in the future, we establish an allowance for doubtful accounts to reduce the carrying amount of such receivables to their estimated net realizable value. The credit risk for other concentrations (other than Medicare) of receivables is limited due to the large number of insurance companies and other payers that provide payments for our services. We do not believe that there are any other significant concentrations of receivables from any particular payer that would subject us to any significant credit risk in the collection of our accounts receivable.

        The amount of the provision for doubtful accounts is based upon our assessment of historical and expected net collections, business and economic conditions, trends in Federal and state governmental healthcare coverage and other collection indicators. The primary tool used in our assessment is an annual, detailed review of historical collections and write-offs of accounts receivable as they relate to aged accounts receivable balances. The results of our detailed review of historical collections and write-offs, adjusted for changes in trends and conditions, are used to evaluate the allowance amount for the current period. If the actual bad debt allowance percentage applied to the applicable aging categories would change by 1% from our estimated bad debt allowance percentage for the year ended December 31, 2011, our after-tax loss from continuing operations would change by approximately $0.7 million and our net accounts receivable would change by approximately $1.1 million at December 31, 2011. The resulting change in this analytical tool is considered to be a reasonably likely change that would affect our overall assessment of this critical accounting estimate. Accounts receivable are written-off after collection efforts have been followed in accordance with our policies.

Goodwill and Other Intangible Assets

        Goodwill represents the excess purchase price over the estimated fair value of net assets acquired by the Company in business combinations. Goodwill and indefinite life intangible assets are not amortized but are reviewed annually for impairment, or more frequently if impairment indicators arise. Goodwill impairment was recognized for the year ended December 31, 2010 of approximately $91.2 million as a result of our annual review performed during the fourth quarter of 2010 and an additional $2.5 million for certain radiation treatment office closings. During the third quarter of 2011 we recognized goodwill impairment of approximately $226.5 million and trade name impairment of approximately $8.4 million as a result of our review of growth expectations and the release of the final rule issued on the physician fee schedule for 2012 by CMS on November 1, 2011, which included certain rate reductions on Medicare payments to freestanding radiation oncology providers. During the fourth quarter of 2011 we incurred an impairment loss of approximately $121.6 million. Approximately $49.8 million of the $121.6 million related to the trade name impairment as a result of our rebranding initiative. The remaining $71.8 million of impairment relating to goodwill in certain of our reporting units. No goodwill impairment loss was recognized for the year ended December 31, 2009.

        The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. The estimated fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit (including the unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. Based on (i) assessment of current and expected future economic conditions, (ii) trends, strategies and forecasted cash flows at each reporting unit and (iii) assumptions similar to those that market participants would make in valuing the reporting units.

        The estimated fair value measurements were developed using significant unobservable inputs (Level 3). For goodwill, the primary valuation technique used was an income methodology based on estimates of forecasted cash flows for each reporting unit, with those cash flows discounted to present value using rates commensurate with the risks of those cash flows. In addition, a market- based valuation method involving analysis of market multiples of revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") for (i) a group of comparable public companies and

(ii) recent transactions, if any, involving comparable companies. Assumptions used are similar to those that would be used by market participants performing valuations of regional divisions. Assumptions were based on analysis of current and expected future economic conditions and the strategic plan for each reporting unit.

        Intangible assets consist of trade names, non-compete agreements, licenses and hospital contractual relationships. Trade names have an indefinite life and are tested annually for impairment. Non-compete agreements, licenses and hospital contractual relationships are amortized over the life of the agreement (which typically ranges from 2 to 20 years) using the straight-line method. No intangible asset impairment loss was recognized for any period presented.

        During the second quarter of 2011, certain of our regions' patient volume have stabilized in their respective markets. Although we have had a stabilization of patient volume, we reviewed our anticipated growth expectations in certain of our reporting units and are considering adjusting our expectations for the remainder of the year. If our previously projected cash flows for these reporting units are not achieved, it may be necessary to revise these estimated cash flows and obtain a valuation analysis and appraisal that will enable us to determine if all or a portion of the recorded goodwill or any portion of other long-lived assets are impaired.

        During the third quarter of 2011, we completed an interim impairment test for goodwill and indefinite-lived intangible assets. In performing this test, we assessed the implied fair value of our goodwill and intangible assets. We determined that the carrying value of goodwill and trade name in certain U.S. Domestic markets, including North East United States (New York, Rhode Island, Massachusetts and southeast Michigan), California, South West United States (central Arizona and Las Vegas, Nevada), the Florida east coast, Northwest Florida and Southwest Florida regions exceeded their fair value. Accordingly, we recorded noncash impairment charges in the U.S. Domestic reporting segment totaling $234.9 million relating to goodwill and trade name in the consolidated statements of operations for the quarter ended September 30, 2011.

        During the fourth quarter of 2011, we decided to rebrand our current trade name of 21st Century Oncology. As a result of the rebranding initiative and concurrent with our annual impairment test for goodwill and indefinite-lived intangible assets, we incurred an impairment loss of approximately $121.6 million. Approximately $49.8 million of the $121.6 million related to the trade name impairment as a result of our rebranding initiative. The remaining $71.8 million of impairment relating to goodwill in certain of our reporting units, including North East United States, (New York, Rhode Island, Massachusetts and southeast Michigan), and California, Southwest U.S. (Arizona and Nevada). The remaining domestic U.S. trade name of approximately $4.6 million will be amortized over its remaining useful life through December 31, 2012. We incurred approximately $0.9 million in amortization expense during the fourth quarter. In addition, we impaired certain deposits on equipment of approximately $0.7 million and $0.8 million in leasehold improvements relating to a planned radiation treatment facility office closing in Baltimore, Maryland.

Impairment of Long-Lived Assets

        In accordance with ASC 360, "Accounting for the Impairment or Disposal of Long-Lived Assets", we review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. Assessment of possible impairment of a particular asset is based on our ability to recover the carrying value of such asset based on our estimate of its undiscounted future cash flows. If these estimated future cash flows are less than the carrying value of such asset, an impairment charge would be recognized for the amount by which the asset's carrying value exceeds its estimated fair value.

Stock-Based Compensation

        All share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense in the statement of operations and comprehensive loss over the requisite service period.

        For purposes of determining the compensation expense associated with equity grants, we value the business enterprise using a variety of widely accepted valuation techniques, which considered a number of factors such as the financial performance of the Company, the values of comparable companies and the lack of marketability of the Company's equity. The Company then uses the option pricing method to determine the fair value of equity units at the time of grant using the following assumptions: a term of five years, which is based on the expected term in which the units will be realized; a risk-free interest rate of 1.96% and 0.53% for grants issued in 2010 and 2011, respectively, which is the five-year U.S. federal treasury bond rate consistent with the term assumption; and expected volatility of 50% and 55% for grants issued in 2010 and 2011, respectively, which is based on the historical data of equity instruments of comparable companies.

        The estimated fair value of the units, less an assumed forfeiture rate of 2.7%, is recognized in expense in the Company's financial statements on a straight-line basis over the requisite service periods of the awards for Class B Units. For Class B Units, the requisite service period is 48 months, and for Class C Units, the requisite service period is 34 months only if probable of being met. The assumed forfeiture rate is based on an average historical forfeiture rate.

Income Taxes

        We make estimates in recording our provision for income taxes, including determination of deferred tax assets and deferred tax liabilities and any valuation allowances that might be required against the deferred tax assets. ASC 740, "Income Taxes" ("ASC 740") requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In 2009, we determined that a valuation allowance of $3.4 million was appropriate under the provisions of ASC 740. This valuation allowance of $3.4 million was against state deferred tax assets. Primarily because of the current year taxable loss as of December 31, 2010, the Company determined that the valuation allowance should be $17.6 million, consisting of $12.3 million against federal deferred tax assets and $5.3 million against state deferred tax assets. This represents an increase of $14.2 million in valuation allowance. Additional valuation allowance of $27.9 million has been recorded in 2011 consisting of $26.0 million against federal deferred tax assets and $1.9 million against state deferred tax assets.

        ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

        We are subject to taxation in the United States, approximately 22 state jurisdictions and throughout Latin America, namely, Argentina, Bolivia, Costa Rica, Dominican Republic, El Salvador, Guatemala and Mexico. However, the principal jurisdictions for which we are subject to tax are the United States, Florida and Argentina.

        Our future effective tax rates could be affected by changes in the relative mix of taxable income and taxable loss jurisdictions, changes in the valuation of deferred tax assets or liabilities, or changes in tax laws, interpretations thereof. We monitor the assumptions used in estimating the annual effective tax rate and make adjustments, if required, throughout the year. If actual results differ from the assumptions used in estimating our annual effective tax rates, future income tax expense (benefit) could be materially affected.

        In addition, we are routinely under audit by federal, state, or local authorities in the areas of income taxes and other taxes. These audits include questioning the timing and amount of deductions and compliance with federal, state, and local tax laws. We regularly assess the likelihood of adverse outcomes from these audits to determine the adequacy of our provision for income taxes. To the extent we prevail in matters for which accruals have been established or is required to pay amounts in excess of such accruals, the effective tax rate could be materially affected. We are currently undergoing a Federal income tax audit for tax years 2007 through 2008 and New York State audit for tax years 2006 through 2008. Subsequent to the end of the year, we closed the Federal audit for tax years 2005 and 2006, the Alabama audit for tax years 2009 and 2010 and Florida audit for tax years 2007 through 2009.

New Pronouncements

        In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards,(ASU 2011-04), which amends the FASB Accounting Standards Codification to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. ASU 2011-04 is applied prospectively. The amendments are effective for fiscal years, and interim period within those years, beginning after December 15, 2011. We adopted ASU 2011-04 on January 1, 2012 which had no impact on the our condensed consolidated financial position, results of operations or cash flows.

        In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, (ASU 2011-05). ASU 2011-05 amends the FASB Accounting Standards Codification to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with the total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments to the Codification in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, (ASU 2011-12). ASU 2011-12 updates ASU 2011-05 by deferring requirements to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. ASU 2011-05 and ASU 2011-12 should be applied retrospectively. The amendments pursuant to both ASU 2011-05 and 2011-12 are effective for fiscal years, and interim period within those years, beginning after December 15, 2011. We adopted ASU 2011-05 and 2011-12 in 2011.

        In July 2011, the FASB issued ASU 2011-07, Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities, (ASU 2011-07). ASU 2011-07 amends the FASB Accounting Standards Codification to require health care entities that recognize significant amounts of patient service revenue at the time services are rendered even though they do not assess the patient's ability to pay to present the provision for bad debts related to patient service revenue as a deduction from patient service revenue (net of contractual allowances and discounts) on their statement of operations. Additionally, those health care entities are required to provide enhanced disclosure about their policies for recognizing revenue and assessing bad debts. The amendments also require disclosures of patient service revenue (net of contractual allowances and discounts) as well as qualitative and quantitative information about changes in the allowance for doubtful accounts. ASU 2011-07 is applied retrospectively and disclosures relating to ASU 2011-07 are applied prospectively. The amendments are effective for fiscal years, and interim period within those years, beginning after December 15, 2011. We have evaluated ASU 2011-07 and determined that the requirements of this ASU are not applicable to us as the ultimate collection of patient service revenue is generally determinable at the time of service, and therefore, the ASU had no impact on the our condensed consolidated financial position, results of operations or cash flows.

Reimbursement, Legislative And Regulatory Changes

        Legislative and regulatory action has resulted in continuing changes in reimbursement under the Medicare and Medicaid programs that will continue to limit payments we receive under these programs.

        Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to legislative and regulatory changes, administrative rulings, interpretations, and discretion which may further affect payments made under those programs, and the federal and state governments may, in the future, reduce the funds available under those programs or require more stringent utilization and quality reviews of our treatment centers or require other changes in our operations. Additionally, there may be a continued rise in managed care programs and future restructuring of the financing and delivery of healthcare in the United States. These events could have an adverse effect on our future financial results.

Inflation

        While inflation was not a material factor in either revenue or operating expenses during the periods presented, the healthcare industry is labor- intensive. Wages and other expenses increase during periods of inflation and labor shortages, such as the nationwide shortage of dosimetrists and radiation therapists. In addition, suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures to curb increases in operating costs and expenses. We have to date offset increases in operating costs by increasing reimbursement or expanding services. However, we cannot predict our ability to cover, or offset, future cost increases.

Commitments

        The following table sets forth our contractual obligations as of December 31, 2011.

	Payments due by period
Contractual Cash Obligations	Total	Less than 1 year	2 - 3 years	4 - 5 years	After 5 years
	(in thousands)
Senior secured credit facilities(1)	$307,503	$15,448	$292,055	$—	$—
Senior subordinated notes(2)	580,600	37,155	74,309	74,309	394,827
Other notes and capital leases(3)	34,305	15,786	12,869	5,535	115
Operating lease obligations(4)	381,930	34,392	63,054	57,510	226,974
Finance Obligations(5)	18,053	1,264	2,837	2,888	11,064

Total contractual cash obligations	$1,322,391	$104,045	$445,124	$140,242	$632,980

(1)
As of December 31, 2011, there was $265.4 million aggregate principal amount outstanding under our senior secured term loan facility (excluding original issue discount of $1.0 million) and $10.0 million in aggregate principal amount outstanding under our senior secured revolving credit facility (excluding issued but undrawn letters of credit). Interest expense and fees on our senior secured term loan facility is based on an assumed interest rate of the three-month LIBOR rate as of December 31, 2011 plus 475 basis points plus unused commitment fees on our $112.1 million senior secured revolving credit facility. The proceeds from the issuance of the senior secured second lien notes due 2017 were used to pay down and cancel the senior secured credit facillities. The senior secured second lien notes of $350.0 million have an issue price of 99.527% and a 4.5 year maturity. Interest expense is based on an interest rate of 8 7/8%. The contractual obligation due in less than 1 year is $31,063, in 2-3 years is $62,125 and in 4-5 years is $396,594.

(2)
Senior subordinated notes of $376.3 million excluding original issue discount of $2.2 million, with a 7 year maturity. Interest expense is based on 9 7/8%.

(3)
Other notes and capital leases includes leases relating to medical equipment.

(4)
Operating lease obligations includes certain land and buildings, and equipment.

(5)
Finance obligations includes real estate under the failed sale-leaseback accounting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Finance Obligation."

Off-Balance Sheet Arrangements

        We do not currently have any off-balance sheet arrangements with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity

        We are exposed to various market risks as a part of our operations, and we anticipate that this exposure will increase as a result of our planned growth. In an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments. These derivative financial instruments may take the form of forward sales contracts, option contracts, and interest rate swaps. We have not and do not intend to engage in the practice of trading derivative securities for profit. Because our borrowings under our senior secured credit facilities will bear interest at variable rates, we are sensitive to changes in prevailing interest rates. We currently manage part of our interest rate risk under an interest rate swap agreement.

Interest Rate Swap

        We are exposed to changes in interest rates as a result of our outstanding variable rate debt. To reduce the interest rate exposure, we entered into an interest rate swap agreement whereby we fixed the interest rate on the notional amount of approximately $290.6 million of our senior secured term loan facility, effective as of June 30, 2008. The rate and maturity of the interest rate swap is 3.67% plus a margin, which is currently 425 basis points, and expires on March 31, 2012. The amount of our senior secured term loan facility subject to the interest rate swap agreement will reduce from $290.6 million to $116.0 million by the end of the term. In December 2011, we terminated the interest rate swap agreement and paid approximately $1.9 million representing the fair value of the interest rate hedge at time of termination. At December 31, 2011, no amount of the floating rate senior debt was subject to an interest rate swap. At December 31, 2010, the amount of the floating rate senior debt subject to the interest rate swap was $174.2 million.

        In July 2011, we entered into two interest rate swap agreements whereby we fixed the interest rate on the notional amounts totaling approximately $116.0 million of our senior secured term loan facility, effective as of March 30, 2012. The rate and maturity of the interest rate swap agreements are 0.923% plus a margin, which is currently 475 basis points, and expires on December 31, 2013.

        The swaps are derivatives and are accounted for under ASC 815, "Derivatives and Hedging" ("ASC 815"). The fair value of the swap agreements, representing the estimated amount that we would pay to a third party assuming our obligations under the interest rate swap agreements terminated at March 31, 2012, December 31, 2011 and December 31, 2010, was approximately $1.0 million, $0.7 million and $5.0 million, respectively. The estimated fair value of our interest rate swaps were determined using the income approach that considers various inputs and assumptions, including LIBOR swap rates, cash flow activity, yield curves and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The fair value also incorporates valuation adjustments for credit risk.

        Since we have the ability to elect different interest rates on the debt at each reset date, and our senior secured credit facility contains certain prepayment provisions, the hedging relationship does not qualify for use of the shortcut method under ASC 815. Therefore, the effectiveness of the hedge relationships are assessed on a quarterly basis during the life of the hedge through regression analysis. The entire change in fair market value is recorded in equity, net of tax, as other comprehensive income (loss).

Interest Rates

        Outstanding balances under our senior secured credit facility bear interest based on either LIBOR plus an initial spread, or an alternate base rate plus an initial spread, at our option. Accordingly, an adverse change in interest rates would cause an increase in the amount of interest paid. As of March 31, 2012, we have interest rate exposure on $179.4 million of our senior secured credit facility. A 100 basis point change in interest rates on our senior secured credit facility would result in an increase of $1.8 million in the amount of annualized interest paid and annualized interest expense recognized in our consolidated financial statements.

Foreign Currency Derivative Contracts

        Foreign currency risk is the risk that fluctuations in foreign exchange rates could impact our results of operations. We are exposed to a significant amount of foreign exchange risk, primarily between the U.S. dollar and the Argentine peso. This exposure relates to the provision of radiation oncology services to patients at our Latin American operations and purchases of goods and services in foreign currencies. On March 18, 2011, we entered into foreign exchange option contracts expiring at the end of the four consecutive quarterly periods beginning April 1, 2011 to convert a significant portion of our forecasted foreign currency denominated net income into U.S. dollars to limit the adverse impact of a weakening Argentine peso against the U.S. dollar. On March 30, 2012, we entered into a foreign exchange option contract maturing on March 27, 2013 to replace the contract maturing on March 30, 2012. Because our Argentine forecasted foreign currency denominated net income is expected to increase commensurate with inflationary expectations, the adverse impact on net income from a weakening Argentine peso against the U.S. dollar is limited to the cost of the option contracts, which was approximately $1.2 million. With respect to a strengthening Argentine peso against the U.S. dollar versus inflationary expectations, the estimated favorable impact on net income for an Argentine peso that is 5%, 10% and 15% stronger than inflationary expectations, will be $(0.3) million, $0.3 million and $1.0 million to our consolidated results, respectively, which includes the cost of the option contracts. Under our foreign currency management program, we expect to monitor foreign exchange rates and periodically enter into forward contracts and other derivative instruments. Currently, we are targeting to cover approximately 70% of our forecasted Latin American operating income over the next twelve months through the use of forward contracts and other derivatives with the actual percentage determined by management based on the changing exchange rate environment. We do not use derivative financial instruments for speculative purposes.

        These programs reduce, but do not entirely eliminate, the impact of currency exchange movements. Foreign currency forward and option contracts are sensitive to changes in foreign currency exchange rates. Our current practice is to use currency derivatives without hedge accounting designation. The maturity of these instruments generally occurs within twelve months. Gains or losses resulting from the fair valuing of these instruments are reported in loss on forward currency derivative contracts on the consolidated statements of comprehensive loss. For the three months ended March 31, 2012 and 2011, we incurred a loss of approximately $594,000 and $116,000, respectively relating to the fair market valuation of our foreign currency derivative program. For the year ended December 31, 2011 we incurred a loss of approximately $672,000 relating to the fair market valuation of our foreign currency derivative program.

Controls and Procedures

        We maintain disclosure controls and procedures to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, and is accumulated and communicated to management, including the President and Chief Executive Officer and the Chief Financial Officer, to allow for timely decisions regarding required disclosure. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. As of December 31, 2011, our management, with the participation of our principal executive officers and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act. Based on that evaluation, our principal executive officers and principal financial officer concluded that our disclosure controls and procedures were effective as of December 31, 2011.

BUSINESS

Our Company

        We are a leading provider of advanced radiation therapy and other clinical services to cancer patients primarily in the United States and Latin America. Our core line of business is offering a comprehensive range of radiation treatment alternatives, where we focus on delivering academic quality, cost-effective patient care in a personal and convenient community setting. Our first radiation treatment center opened in 1983, and as of March 31, 2012, we operated 126 radiation treatment centers, 121 of which are freestanding facilities with the five remaining facilities operated in partnership with hospitals and other groups. Our cancer treatment centers in the United States are strategically clustered in 28 local markets across 15 states. We also operate 30 radiation treatment centers in South America, Central America, Mexico and the Caribbean as well as one center located in India where we have been able to uniquely disseminate advanced technology in a cost-effective manner to a growing healthcare population. The majority of our centers in Latin America are operated together with local minority partners. We hold market leading positions in most of our local markets in the United States and abroad.

        In order to respond to the changing healthcare landscape, where providers across medical specialties collaborate to provide patient care, we are in the process of evolving from a freestanding radiation oncology centric model to an ICC model. This new approach to focus on growing our network of employed or affiliated physicians is providing our patients with a more comprehensive treatment team to better target and treat tumors and improving our patients' experience. We currently employ or affiliate with over 415 physicians in the fields of medical oncology, breast, gynecological and general surgery, urology as well as primary care in certain key markets. In many cases, these physicians are co-located with our radiation oncologists. Our ICC model will enable us to collaborate with a broader group of physicians in other medical specialties, integrate services for related medical needs, and disseminate best practices across facilities, all of which should help us generate a stronger presence in each market we serve. In addition, we have been proactively pursuing partnership arrangements with hospitals, other providers and payers to further the mission of improving the continuum of services and clinical resources available to cancer patients. Examples of our successes in these efforts include our selection as the developer and operating partner in the first proton beam therapy center in New York as well as in our success in developing relationships where we can provide value-added services in the field of informatics, technical services and clinical research to other providers.

        Our leadership in the transition to the ICC model stems from our position as the largest radiation therapy provider in the United States, by number of centers, as well as our long history of clinical innovation. Our scale along with the systems and processes we have developed to manage a large network of radiation oncology providers afford us many competitive advantages including the advanced medical and technological resources that we are able to leverage. Our physicians are able to access the latest advances in treatment protocols and approaches allowing them to deliver the most effective and clinically appropriate treatments to our patients in a community setting. Our nationwide presence also enables us to implement best practices by sharing new approaches and recently developed findings across our network. We leverage our size by recruiting, developing and training key clinical personnel. For instance, we operate our own certified dosimetry and certified radiation therapy schools and have an affiliated accredited physics program. These capabilities combined with senior physician leadership, a premier medical board and substantive training and mentoring programs, have allowed us to deliver superior and innovative patient care with the highest quality standards across our centers and disciplines. Furthermore, our operational infrastructure and our network size afford us advantages in areas such as purchasing, recruiting, billing, compliance, quality assurance and clinical information systems.

        Our operating philosophy is centered upon using the latest available and most advanced technology and employing or affiliating with leading physicians to deliver a variety of treatment options to our patients in each local market. To implement this philosophy, we invest in new software, training and equipment with the goal of equipping each local market with state-of-the-art technology that facilitates better clinical results. Through the use of advanced tools and comprehensive clinical protocols, we can improve therapeutic outcomes by determining the right course of treatment at the outset allowing us to precisely target and eradicate cancerous cells and tumors while sparing healthy surrounding tissues and organs. We attract and retain talented physicians and staff by providing opportunities to work in an environment that has a clinical and research focus, superior end-to-end resources and high quality patient care. We have built a national platform of cancer treatment centers while increasing both the revenue and profitability of the Company. Since the beginning of 2003, we have internally developed 24 treatment centers and acquired 70 existing treatment centers, transitioned two treatment centers from hospital-based treatment centers to freestanding treatment centers, and from 2008 to 2011, we increased our revenues at a compound annual growth rate of approximately 9.0%. We believe that as our scale continues to increase, our physician-led ICC model along with our operational and financial resources will not only differentiate us from many of our competitors, but will also enhance our attractiveness to patients, referral sources, physicians, hospital partners, employees and acquisition targets. For the year ended December 31, 2011, our total revenue was $644.7 million.

Our Industry

        Although we are migrating to an ICC model in appropriate markets and circumstances, our primary focus and relevant industry remains related to the provision of radiation therapy for patients with cancer in the United States and Latin America.

        We believe the United States radiation therapy market was approximately $8 billion in 2010. The market's growth is driven by the growing number of cancer diagnoses and the development and use of increasingly effective technologies that enable more types of cancer related tumors to be treated with radiation therapy. The American Cancer Society estimates that approximately 1.6 million new cancer cases are expected to be diagnosed in the United States in 2012. As the U.S. population ages, the number of cancer diagnoses is expected to continue to increase, as approximately 77% of all cancers are currently diagnosed in persons 55 years of age and older. Radiation therapy is a primary treatment method for cancer and, according to the ASTRO nearly two-thirds of patients diagnosed with cancer receive radiation therapy during their illness. Radiation therapy's share of the cancer treatment market has increased as a result of new radiation therapy technologies that better target cancerous tumors and lead to fewer side effects as compared to other forms of treatment and to previous radiation therapy treatments.

        The Latin American radiation therapy market is also expected to continue to grow due to an increase in the number of cancer diagnoses as a result of the aging population. Argentina, Mexico, and Brazil represent approximately 60% of new cancer cases in Latin America and all three markets are less developed than the U.S. market. As a result, mortality rates in Latin America for those diagnosed with cancer are higher than rates in the United States, indicating an opportunity to further improve the availability and type of treatment throughout Latin America. We currently operate in six countries in Latin America, including Argentina, Dominican Republic, Mexico, Guatemala, El Salvador and Costa Rica, with each country demonstrating varied payer and demographic characteristics and levels of competition and technological advancement. We have recently expanded our Latin America business into a seventh country, having executed a construction agreement to modify an existing building in Bolivia to provide radiation therapy services. Argentina, with 73% of our Latin American sales, is our largest international market and one of the most developed markets in Latin America. However, while it has an attractive payer base for our services, its penetration of developed technologies is still significantly below the U.S. levels. The underserved population is substantial across all payer levels in less developed markets like Mexico and Bolivia and therefore provides a significant opportunity. Latin American payers are highly diversified in serving the middle and lower class populations and include government, commercial and union plans as well as self pay, all of which are increasingly covering advanced technologies, such as 3D conformal and IMRT, and as such, the development of more advanced technology should continue to expand.

        Radiation therapy is used to treat the most common types of cancer, including prostate, breast and lung cancer. Radiation therapy uses high-energy particles or waves, such as x-rays, to destroy cancer cells by delivering high doses of radiation to the tumor through a special piece of equipment, known as a linear accelerator. In addition, when a cure is not possible, radiation therapy is often able to shrink tumors and reduce pressure thereby reducing pain while also relieving other symptoms of the cancer to enhance a patient's quality of life.

        Although a significant majority of cancer patients receive radiation therapy treatment, additional treatments for cancer patients include surgery, chemotherapy and/or biological therapy often in conjunction with radiation therapy. Physicians generally choose the appropriate treatment or combination of treatments based upon the type of cancer, its stage of development and where the cancer is located. Radiation therapy patients are usually referred to a treatment center or a radiation oncologist by urologists, breast surgeons, general oncologists and general surgeons, among other sources.

        Recent research and technological advances have produced new, advanced methods for radiation treatment. These advanced methods result in more effective treatments that deliver the necessary doses of radiation while minimizing the harm to healthy tissues and organs that surround the tumor. This is accomplished by modulating the intensity across the tumor and reducing the amount of radiation leakage resulting in fewer side effects and complications as well as an enhanced quality of life. For instance, the development of more intense delivery methods such as SRS combined with tumor tracking or respiratory gating techniques, allow cancers located in the lung and liver to be treated with significantly fewer but higher dose radiation treatments and higher control rates. This results in less dosage to normal lung or liver tissue and leads to fewer side effects than before and can present a more effective therapy than surgery. With the discovery of new, innovative means to deliver radiation therapy and the increasing awareness of advanced treatments with reduced side effects among patients and physicians, radiation therapy is expected to be a preferred method for treating cancer.

        The radiation therapy competitive landscape is highly fragmented. In 2010, there were over 2,200 locations providing radiation therapy in the United States, of which approximately 960 were freestanding, or non-hospital based treatment centers. Approximately 30% of freestanding treatment centers are affiliated with the largest four provider networks, which includes Radiation Therapy Services, Inc. The Latin American radiation therapy market is similarly fragmented with most competition coming primarily from hospitals and some smaller local groups. In Argentina we are the largest of four well-established radiation therapy providers, with particularly strong market positions in Buenos Aires, Cordoba and Mendoza. In other Latin American markets, we are the number one or number two provider in the majority of local markets where we operate.

        The physician services industry is currently undergoing consolidation of smaller independent physician practices by larger hospital and physician practice groups. A 2010 survey conducted by the Medical Group Management Association indicated that capital investments and ongoing operating costs have pushed physicians to seek a more secure work environment at larger hospitals and PPMs. More critically, however, consolidation activity is also driven by the capabilities that strong performing hospitals and PPMs can provide. Such services include high quality facilities, state-of-the-art technology, more favorable payer contracts, consistent use of patient protocols, capital and operational support as well as greater IT capabilities. It is estimated that the current consolidation trends will help create new opportunities for physicians to deliver better care coordination to patients and reduce any existing variations in care that do not offer value. In addition, consolidation is expected to lessen the administrative burdens that physician practices face, allowing doctors to focus more on clinical outcomes. As the largest radiation therapy provider in the United States, we feel that we are well-positioned to take advantage of the current consolidation trends and lead the industry's migration to an ICC model due to the vast scale of our network, our advanced infrastructure and clinical talent as well as our successful track record of educating and disseminating advanced technology to physicians in a cost-effective manner.

Our Business Strengths

        We believe that the following competitive strengths have allowed us to achieve and maintain our position as a leading provider of radiation therapy and provide us with the necessary tools to become the leading ICC model in the United States and Latin America:

        International Platform with Strong Local Market Positions—As of March 31, 2012, we serve patients in 28 domestic markets across 15 states, including Alabama, Arizona, California, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, South Carolina, Rhode Island and West Virginia, and we recently expanded into international markets,—primarily Latin America. Most of our cancer treatment centers are strategically clustered into regional networks (which we refer to as our local markets) in order to leverage our clinical and operational expertise and resources over a larger patient population and maximize our investment in advanced technologies. For example, our local markets enable us to share scarce and expensive medical physicists, who are critical in the process of developing the radiation treatment plan for each patient as well as making sure the equipment is properly calibrated. By staffing two physicists at three to four treatment centers in each of our local markets, as opposed to each treatment center, we are able to increase resource utilization and provide enhanced and consistent treatment in a cost effective manner. Another example is our ability to provide our patients with a full set of clinical alternatives through our ICC relationships in certain markets, as well as our ability to offer them the full technological spectrum in radiation therapy, including less common treatment alternatives, by equipping each of our local markets, as opposed to each treatment center, with the necessary technology and know-how and thus doing so on a more cost-effective basis. Our scale also allows us to serve as a center for leading clinical research and technological advances, which help us attract and retain talented radiation oncologists, physicians, physicists and other professionals. Furthermore, our large platform in the United States and Latin America, and our reputation, recruiting ability and market knowledge enable us to respond quickly and efficiently to new acquisition as well as internally developed ("de novo") and joint venture opportunities. Since the beginning of 2003, we have acquired or developed 94 treatment centers, transitioned two treatment centers from hospital-based treatment centers to freestanding treatment centers, entered into 16 new local markets and expanded into international markets including Latin America and India as of March 31, 2012. Finally, our centralized approach to business functions such as purchasing, engineering and service, accounting, administration, billing and information technology enables us to leverage economies of scale in various direct and indirect costs.

        Best in Class Clinical and Technological Platform—We believe that we have the best in class technology, which allows us to provide the highest quality of care and clinically advanced treatment options to our patients. We consistently upgrade our equipment and technology and we believe they will require minimal maintenance capital expenditures in the near future. We believe we are the market leader in the utilization of advanced technologies, such as IMRT, IGRT and our recently developed Gamma Function. These technologies are more effective at treating many forms of cancer than other, older technologies such as conformal beam. Our continuous and early adoption of technology platforms has allowed us to implement and share technology across centers very quickly and therefore enhance clinical expertise within the Company and the industry overall. Our Chief Technology Officer, who is certified in radiotherapy physics, has received numerous awards, serves as an adjunct professor, is a published author in a variety of fields and has spent 20 years in his current role with the Company managing 80 physicists in the United States and an internal radiation equipment development and maintenance team. He also leads our Aurora team which is recognized as a leader in establishing and disseminating advancements in radiation therapy, including important developments in proton beam therapy and adaptive radiotherapy. Our Chief Medical Officer has been with the Company for 10 years and is a leading radiation oncologist who conducts radiation therapy research projects, publishes professional journal articles and presents at national cancer treatment meetings. These members of management and the teams that they lead provide both technical and clinical expertise throughout our network, enhancing the level of patient care, safety and quality control. In addition, as we have grown our field of other cancer care specialists, we have added experts in the field of urology, medical oncology and surgery, among others. These professionals have a national platform for sharing best practices and clinical outcomes, thereby improving the full continuum of care from diagnosis to discharge. We feel our clinical and technological platform provides us with a significant competitive advantage in attracting new professional talent, upgrading equipment, clinical services and operations of acquired centers and the opportunity to distinguish ourselves with referral sources, physicians, payers and patients.

        Leading Radiation Oncologists—We have been successful in recruiting, acquiring practices from, and retaining radiation oncologists with excellent academic and clinical backgrounds who we believe have potential for professional growth. Our approximately 115 radiation oncologists in the domestic United States have an average of over 16 years of experience and we believe our most senior clinical leadership are regarded as industry leaders. As a physician-led organization, we value superior training, research capabilities and mentoring. In addition to being educated and trained at some of the world's most prestigious and well recognized medical training centers and universities, our physicians have held positions in radiation oncology's elite research institutes, societies and regulatory bodies. These institutions and societies include ASTRO, ACRO, AFROC and Radiation Therapy Oncology Group. Our clinical leadership also publishes frequently as academic contributors, having co-authored numerous white papers, radiation therapy research projects and empirical studies in a wide range of international and domestic medical journals. We attract and retain our existing physicians by:

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  offering them the opportunity to join an ICC model that includes an established team of leaders in the fields of radiation oncology and other cancer services;

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  providing them advanced electronic tools that facilitate complex treatment planning in an efficient manner while also enabling collaboration and peer review;

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  enabling them to maximize clinical results through the sharing of best practices;

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  providing them access to advanced technologies and resources, including superior clinical personnel;

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  offering them the opportunity to develop expertise in advanced treatment procedures;

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  enabling them to conduct research and encouraging them to publish their results;

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  providing them with a vast history and amount of data to study protocols and outcomes of various treatment alternatives;

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  providing them with the opportunity to earn above the national average compensation for radiation oncologists together with the benefits associated with an employment based model; and

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  offering them administrative and support services to assist in the management and operation of practices.

        Favorable Industry Dynamics—Cancer treatment is a large and growing market. In 2008, there were approximately 12.0 million people living with cancer or with a history of cancer in the United States.

The market has been growing with approximately 1.6 million new cases expected to be diagnosed in the United States in 2012. Radiation therapy remains a core treatment for cancer with nearly two-thirds of cancer patients receiving radiation therapy during their illness. The U.S. radiation therapy market was estimated to be approximately $8 billion in 2010. We believe the Latin American market exceeds $1.0 billion in value for radiation therapy treatments and is growing 2-4% per year. Compared to the U.S. market, the Latin American radiation therapy market is less developed, with higher mortality rates for those diagnosed with cancer, leading to more favorable dynamics as countries seek to improve their clinical offerings. We believe that several factors will contribute to the continued expansion of the cancer treatment market and increased utilization of radiation therapy as one of the primary treatment methods, including:

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  the increased life expectancy and aging of the population, which is likely to drive an increase in the incidence of the disease as approximately 77% of all cancers are diagnosed in persons 55 years of age and older;

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  the advent of advanced radiation treatment technologies, including stereotactic radiosurgery, that expand the base of cancers that are treatable with radiation therapy;

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  the increase in availability of more advanced radiation treatment technologies in Latin America by educating the market on the capabilities and usage of these technologies;

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  radiation therapy being less invasive than surgery;

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  radiation therapy having fewer side effects than chemotherapy; and

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  increasing patient knowledge and awareness of various treatment alternatives leading to higher utilization of advanced procedures that more effectively spare healthy tissue, reduce complications and side effects and improve quality of life.

        Stable and Growing Business with Strong Operating Cash Flow—There are several underlying factors that we believe contribute to the stability and growing performance of our business; most notably, the aging of the population and resultant rise in cancer cases, the opportunity for profitable growth in the Latin American radiation therapy market and that radiation therapy remains a primary tool used to treat cancer. Additionally, our growth is attributable to our utilization of more advanced treatment technologies, which typically generates higher revenue and margins. In addition to stable and growing revenues, our base business includes characteristics that produce significant operating cash flow such as low operating costs and minimal working capital needs. The generation of operating cash flow allows us to either reinvest in our business through capital expenditures and growth initiatives and/or reduce indebtedness, each as determined by our business and financial strategies.

        Strong Track Record of Successful Acquisitions and De Novo Facility Development—We have grown at a measured pace through a focused strategy of acquisitions, development of freestanding centers and hospital based joint ventures. Since the beginning of 2003, we have acquired 70 treatment centers and transitioned two treatment centers from hospital-based treatment centers to freestanding treatment centers and have a successful track record of integrating our acquisitions as a result of our ability to leverage regional resources and technology, improve the mix of treatments and put in place more favorable contracts for insurance and medical supplies that take advantage of our size and scale. We have also been successful at identifying opportunities where we can deploy our ICC model and drive improved financial and clinical stability through a comprehensive service offering. We have a deep corporate development team and unique market analysis software that enables us to proactively identify and prioritize acquisition targets based on demographics, payer landscape, ICC opportunity and competition, among other factors. In 2010, approximately 30% of the U.S. market's freestanding centers were affiliated with the four largest provider networks, which include Radiation Therapy Services, Inc. In addition, a significant number of hospital management companies are looking to build or expand comprehensive cancer offerings and are interested in joint ventures with providers such as our Company. As a result, we believe our pipeline of potential targets is robust and acquisitions will remain a significant part of our core growth strategy. As a leading national platform company in the industry, we believe we are a preferred acquirer in light of the services and benefits we can offer.

        Since the beginning of 2003, we have also developed 24 de novo treatment centers, including joint ventures with hospitals as of March 31, 2012, and we continue to seek opportunities to develop additional de novo treatment centers as a means to strengthen our local market share. De novo treatment centers allow us to penetrate underserved markets, partner with hospitals which have significant market presence or extend our local network and typically require lower initial capital expenditures. De novo treatment centers typically generate positive cash flow within six months after opening in an existing market and twelve to fifteen months after opening in a new market.

        Experienced and Committed Management Team and Equity Sponsor—Our senior management team, several of whom are practicing radiation oncologists, has extensive public and private sector experience in healthcare, in particular radiation oncology. 11 of our senior management team have been with us for an average of 14 years and average approximately 17 years in the radiation therapy industry. In addition, our recently appointed Chief Financial Officer, Chief Operating Officer, Senior Vice President of Managed Care and Senior Vice President of Marketing have deep functional expertise in relevant organizations including positions at our sponsor Vestar Capital Partners, DaVita Inc., United Health Group and Bravo Health. This new talent is augmenting a successful management team that has since 1999, led the Company in growing from $56.4 million in total revenues to $644.7 million of total revenues for the year ended December 31, 2011 and creates both management breadth and depth in a team that combines outstanding clinical and medical experience with significant operational and financial expertise. Management has over $120 million currently invested in the Company. In addition, our equity sponsor, Vestar, which along with its affiliates has over $500 million currently invested in the Company, has considerable experience making successful investments in a wide variety of industries, including healthcare.

Our Business Strategy

        We believe we are in a superior position relative to our competitors to capitalize on the opportunities in our markets given our size, market locations, access to capital and clinical expertise as well as our experienced physician base and management team. The key elements to our strategy are:

        Maintain Emphasis on Service and Quality of Care—We focus on providing our patients with an environment that minimizes the stress and uncertainty of being diagnosed with and treated for cancer. We aim to enhance patients' overall quality of life by providing technologically advanced radiation treatment alternatives that deliver more effective radiation directly to cancerous cells while minimizing harm to surrounding tissues and organs in order to reduce side effects. As an example, one of our most recent technologies, Gamma Function, provides enhanced quality control during treatment delivery. Gamma Function effectively measures the radiation byproduct, or throughput, as the beam exits the body, thereby measuring the accuracy of the radiation delivery to the prescribed tumor site and giving the physician more frequent opportunities to re-design and improve treatment plans during a course of an overall treatment regimen. Additionally, we verify every accelerator's output daily and voluntarily re-calibrate each machine annually using the services provided by the M.D. Anderson Radiation Physics Center at the University of Texas to ensure that our stringent quality control standards are met. Over 80% of our facilities have been accredited or are in the process of being accredited, by an independent third party, which we believe is unique in the industry. Accreditation requires centers to meet stringent and consistent quality measures over a three year period. We have a compliance program that is consistent with guidelines issued by the OIG of the DHHS. Our compliance team, led by a senior officer who has been with the Company since 2004, coupled with our in-house physics and engineering departments, complements our front-end focus on employing the best physicians and using the most advanced technologies to provide our patients with superior care in a safe and quality controlled environment.

        Our treatment centers are designed to deliver high-quality radiation therapy in a patient friendly environment and are generally located in convenient, community based settings. We make every effort to see patients within 24 hours of a referral and to begin treatment as soon as possible thereafter. In addition, our physicians are available to patients at any time to discuss proposed treatments, possible side effects and expected results of treatment. Finally, we offer support services in the areas of psychological and nutritional counseling as well as transportation assistance, consistent with applicable regulatory guidelines, each of which serves to improve the patient experience. We believe our focus on patient service enhances the quality of care provided, differentiates us from other ICC providers and sole radiation therapy providers and strengthens our relationships with both our referring and affiliated physicians.

        Increase Revenue and Profitability of Our Existing Treatment Centers—We plan to continue to provide capital, support and technology to our existing centers to drive increased census, improve treatment mix and leverage our strong market presence to generate operating efficiencies. We believe our scale and strategy of clustering treatment centers in local markets provide unique advantages for driving referrals, improving payer relationships and enhancing our clinical reputation, all of which lead to growth in patient volume. In the beginning of 2011, we successfully initiated a physician liaison program to educate referring physicians, patients, and caregivers about our clinical and technological offerings as well as our commitment to providing a positive patient experience. Since that time, we have grown from three physician liaisons to 19 today. This program was a major contributor to improved same practice volume growth over the course of fiscal 2011 including the 3% same practice volume increase in the fourth quarter. In addition, during 2012, we plan to embark on a rebranding effort at the center level. Most of our centers today operate under the name 21st Century Oncology which is no longer reflective of our ICC model, our increased technological and clinical sophistication and our focus on providing a superior patient experience. As a result we plan to commence the rebranding of the Company to SaviaCare to highlight our patient centric focus on the "wise path to care" and the broader platform of cancer services we now offer. As part of this effort, we are revamping our marketing materials, web site and clinical information to better introduce referral sources, patients and affiliated physicians to our philosophy of care and related clinical and technological offerings, all of which should contribute to continued census growth. In addition, we have been aggressively consolidating and renegotiating our payer contracts to improve the pricing and stability of the relationships with our commercial payers while also aligning objectives through innovative payment approaches. Our early efforts in several markets have yielded encouraging results, and we expect to expand this program to new markets in 2012.

        We have also restructured our operations into eight domestic regions with separate directors all reporting to our new Chief Operating Officer. We have consolidated talent at these senior positions to provide a more experienced level of business leadership and provide greater visibility for improved results while also allowing us to streamline positions at the state and center level. Currently we believe that there is an opportunity to reduce operating expense by approximately $10 million in 2012 though improved physician contracting, purchasing and reduction in other operating expenses. In addition, greater integration between our operations team and our clinical and corporate development leadership has led to enhanced market opportunities. We are now better able to target attractive ICC opportunities to improve market dynamics as well as identify a number of centers for closure where the existing patient volume could be serviced with a smaller, lower cost configuration of centers. As a result in 2011 and the beginning of 2012, we entered into 21 new ICC practice relationships including a critical arrangement with approximately 250 affiliated accredited doctors in Michigan. We also closed nine centers, including five underperforming centers in Las Vegas, Maryland, Delaware and Pennsylvania. Going forward, we believe this dual operating and clinical structure will not only continue to help us focus on increasing operating leverage but also more quickly facilitate the rollout of the ICC model and penetration of advanced technology and treatment methods across our centers.

        Continue to Lead in Clinical Excellence—For more than 20 years, we believe we have differentiated ourselves from other industry participants by proactively investing in a superior, research driven clinical and technological infrastructure that has advanced our clinical treatment capabilities. In 1989, we founded and continue to run the only fully accredited privately owned radiation therapy and dosimetry schools in the country. In addition, we have an affiliated physics program with the University of Pennsylvania. As a result, we have recruited, trained, certified and retained many highly talented medical physicists, dosimetrists and radiation therapists. Further, we have consistently invested in industry leading and revolutionary technologies, through partnerships with renowned research institutes, proprietary experimental research entities and other for-profit businesses. An example of this partnership, is our selection as the developer and managing director of the first proton beam therapy center in New York in concert with academic institutions including Memorial Sloan-Kettering, NYU Langone, Mt. Sinai, Continuum and Montefiore medical centers. We have also, through our own research initiatives and resources, developed and implemented treatment technologies exclusive to the Company. For example, Gamma Function is an in-house developed software tool that we use to measure the quality of radiation therapy delivered to our patients. Our internal advanced development group, Aurora, is continuing to investigate and advance the field of radiation therapy through projects such as Gamma Function, proton beam therapy and adaptive radiotherapy as well as develop applications which can be licensed to other providers.

        As a result of our history and reputation for clinical excellence, we are exploring more formalized initiatives to use the scale and depth of our unique technological and clinical resources to develop new lines of "value added services". To date, we have been able to commercialize our data to lead and support studies and programs measuring quality outcomes of various treatment protocols and are currently investigating opportunities with a number of providers to license and implement our technologies at their centers.

        Expand Through Acquisitions—Acquisitions are an important part of our expansion plan, and we have invested in unique tools and a substantial infrastructure to capitalize on acquisition opportunities. We seek to target centers that have certificates of need (CON), provide entry into new markets with significant market share or shore up our existing markets and have opportunities to expand our ICC model. We seek to employ the leading radiation oncologists at these centers and meaningfully enhance the business through technology migration. The foundation of our acquisition strategy is the implementation of our proven operating model at each of our newly acquired treatment centers. This includes upgrading existing equipment and technologies where applicable, enhancing treatment mix, developing ICC relationships, introducing advanced therapies and services, providing clinical expertise and enabling our new physicians and patients to access our broad network of centers, contracts and resources. For example, our existing physicians and clinical experts are often able to educate the physicians at our acquired centers on the clinical benefits of using advanced technologies such as IMRT, IGRT and Gamma Function, thereby increasing the penetration of these services in the center's overall treatment mix and resulting in higher average revenue per treatment, increased census, increased profitability and improved patient care. We are currently considering a number of acquisition opportunities, some of which could be material.

        Develop New Treatment Centers in Existing and New Markets—We plan to develop treatment centers to expand our existing local markets and selectively enter new local markets. As of March 31, 2012, we had two de novo treatment centers under development in the United States and three de novo treatment centers under development in Latin America. We have significant experience in the design and construction of radiation treatment centers, having internally developed 24 treatment centers since the beginning of 2003. In 2009, we opened de novo treatment centers in Hammonton, New Jersey;

Indio, California; Fort Myers, Florida; Southbridge, Massachusetts; Providence, Rhode Island and Yucca Valley, California. In 2010, we opened de novo treatment centers in Pembroke Pines, Florida and Los Angeles, California. In 2011, we opened one de novo treatment center in Andalusia, Alabama. We evaluate potential expansion into new and existing local markets based on demographic characteristics, pre-existing or potential relationships with ICC physicians or hospitals, the competitive landscape and the payer and regulatory environments. Our newly developed treatment centers typically achieve positive cash flow within six to fifteen months after opening, depending upon whether it is an existing or new market, and the use of third party leasing minimizes our up front capital requirements. We may also from time to time enter new local markets through strategic alliances and joint ventures.

        Continue to Develop and Expand Our ICC Model—In select local markets, it may be advantageous to affiliate with physicians in medical specialties that are not primarily focused on radiation therapy, but are involved in the continuum of care for cancer patients. We may pursue these affiliations when opportunities arise to provide our patients with a more comprehensive treatment team to better target and treat tumors as well as coordinate in the provision of care. In these instances, we believe we can further strengthen both our clinical working relationships and our standing within the local medical community. We currently operate as an ICC practice in 14 markets and have affiliations with over 415 of such physicians in the field, including medical oncology, breast, gynecological, urological and general surgical oncology as well as primary care.

        We also look for similar arrangements with hospitals where we can generate greater awareness of our services with patients in the local markets while capitalizing on census already in the market.

        Seek Greater Alignment As Well As Pricing Stability Through Alternative Payment Structures —The Company, through its leadership in the development of the RTA, an organization representing freestanding, for-profit radiation providers, has been at the forefront of discussions on payment reform in the radiation therapy space since the RTA's inception in 2009. In 2010, after working with a pre-eminent consulting firm, the RTA drafted a proposal on a prostate cancer bundle that was well received for its quality and cost metrics. On February 22, 2012, President Obama signed into law H.R. 3630, which mandated that the Department of Health and Human Services conduct a study examining, among other things, bundled payments for cancer services. This report is due to Congress by January 1, 2013. We believe we are well positioned as the government begins to innovate with payment reform due to our proactive discussions in this area.

        In addition we have begun discussions on alternative payment structures and other contracting arrangements with key commercial payers. Our early initiatives in this area have yielded positive results in preferred provider arrangements and increased volume as well as in longer dated contracts. As a national provider of radiation therapy and other cancer services, we are uniquely positioned in these discussions with public and private payers and believe alignment with payers will be critical for long-term success in our markets.

        Selectively Expand in Latin America—Outside of the United States we continue to look for opportunities to selectively expand our presence in Latin America by further developing existing markets and entering new markets through either de novo treatment centers, joint ventures or acquisitions. There are several markets outside of our current Latin America footprint, such as Brazil, Mexico, Bolivia and Uruguay, which have very attractive demographic, payer and competitive characteristics and we believe we are positioned to capitalize on opportunities in these markets. Our significant foothold in the regions in which we operate, positions us to take advantage of the growing pipeline of opportunities for further acquisitions. The Latin American radiation therapy market is largely under-developed and fragmented, with physicians frequently utilizing older generation equipment and technologies. In addition, there are significant opportunities to transport equipment, which is not being utilized in the United States, to our Latin American centers and thereby increase our overall equipment utilization. Our existing physicians and clinical experts are beginning to educate the physicians at our acquired centers on the clinical benefits of using advanced technologies such as IMRT, IGRT and Gamma Function, thereby increasing the penetration of these services in the center's overall treatment mix and resulting in higher average revenue per treatment, increased profitability and improved patient care.

        Our Latin American leadership team has significant experience working in the Latin American markets, having grown our Latin American business from 21 to 30 centers from 2009 to the end of 2011. Most recently in November 2011, we acquired a five facility practice with operations in five cities in Argentina to further expand our presence in that market. We will continue to utilize our Latin American leadership team's market knowledge and relationships to selectively grow in the region.

Operations

        We have 29 years of experience operating radiation treatment centers and over time have increasingly affiliated with physicians and other cancer care specialists. We have developed an integrated operating model, which is comprised of the following key elements:

        Treatment Center Operations.    Our treatment centers are designed specifically to deliver high-quality radiation therapy in a patient-friendly environment. A treatment center typically has one or two linear accelerators, with additional rooms for simulators, CT scans, physician offices, film processing and physics functions. In addition, treatment centers include a patient waiting room, dressing rooms, exam rooms and hospitality rooms, all of which are designed to minimize patient discomfort. In 14 of our treatment centers other cancer care specialists are co-located with our radiation therapy specialists. The remainder of our affiliated or employed non-radiation therapy physicians operate their practice with the relevant technical and clinical resources necessary to their disciplines.

        Cancer patients referred to one of our radiation oncologists are provided with an initial consultation, which includes an evaluation of the patient's condition to determine if radiation therapy is appropriate, followed by a discussion of the effects of the therapy. If radiation therapy is selected as a method of treatment, the medical staff engages in clinical treatment planning. Clinical treatment planning utilizes x-rays, CT imaging, ultrasound, positron emission tomography ("PET") imaging and, in many cases, advanced computerized 3-D conformal imaging programs, in order to locate the tumor, determine the best treatment modality and the treatment's optimal radiation dosage, and select the appropriate treatment regimen.

        Our radiation treatment centers typically range from 5,000 to 12,000 square feet, have a radiation oncologist and a staff ranging between ten and 25 people, depending on treatment center capacity and patient volume. The typical radiation therapy treatment center staff includes: radiation therapists, who deliver the radiation therapy, medical assistants or medical technicians, an office financial manager, receptionist, transcriptionist, block cutter, file clerk and van driver. In markets where we have more than one treatment center, we can more efficiently provide certain specialists to each treatment center, such as physicists, dosimetrists and engineers who service the treatment centers within that local market.

        During 2011 we began efforts to improve the aesthetic environment of our centers as part of our overall effort to enhance our patient's experience. These efforts include color schemes, carpet, and lighting which helped to improve the experience.

        Standardized Operating Procedures.    We have developed standardized operating procedures for our treatment centers in order to ensure that our professionals are able to operate uniformly and efficiently. Our manuals, policies and procedures are refined and modified as needed to increase productivity and efficiency and to provide for the safety of our employees and patients. We believe that our standard operating procedures facilitate the interaction of physicians, physicists, dosimetrists, radiation therapists and other employees and permit the interchange of employees among our treatment centers. In addition, standardized procedures facilitate the training of new employees.

        Coding and Billing.    Coding involves the translation of data from a patient's medical chart to our billing system for submission to third-party payers. Our treatment centers provide radiation therapy services under approximately 60 different professional and technical codes, which determine reimbursement. Our Medical Director and Chief Compliance Officer along with our certified professional coders work together to establish coding and billing rules and procedures to be utilized at our radiation treatment centers providing consistency across centers. In each radiation treatment center, our certified coders are in charge of executing these rules and procedures with the trained personnel located at each treatment center. To provide an external check on the integrity of the coding process, we conduct internal audits and have also retained the services of a third-party consultant to review and assess our coding procedures and processes on a periodic basis. Billing and collection functions are centrally performed by staff at our executive offices. This allows us to acquire and develop radiation oncology as well as other ICC practices with limited additional resources. Additionally, in an effort to improve collection of patient receivables, we have increased efforts to confirm patient eligibility with payers, verify specific insurance coverage, and facilitate individual payment plans.

        Management Information Systems.    We utilize centralized management information systems to closely monitor data related to each treatment center's operations and financial performance. Our management information systems are used to track patient data, physician productivity and coding, as well as billing functions. Our management information systems also provide monthly budget analyses, financial comparisons to prior periods and comparisons among treatment centers, thus enabling management to evaluate the individual and collective performance of our treatment centers. We developed a proprietary image and text retrieval system referred to as the Oncology Wide-Area Network ("OWAN"), which facilitates the storage and review of patient medical charts and films. We periodically review our management information systems for possible refinements and upgrading. Our management information systems personnel install and maintain our system hardware, develop and maintain specialized software and are able to integrate the systems of the practices we acquire.

        Maintenance and Physics Departments.    We have established maintenance and physics departments which implement standardized procedures for the acquisition, installation, calibration, use, maintenance and replacement of our linear accelerators, simulators and related equipment, as well as to the overall operation of our treatment centers. Our engineers, in conjunction with manufacturers' representatives, perform preventive maintenance, repairs and installations of our linear accelerators. This enables our treatment centers to ensure quality, maximize equipment productivity and minimize downtime. In addition, the maintenance department maintains a warehouse of linear accelerator parts in order to provide equipment backup. Our physicists monitor and test the accuracy and integrity of each of our linear accelerators on a regular basis to ensure the safety and effectiveness of patient treatment. This testing also helps ensure that the linear accelerators are uniformly and properly calibrated. Independent machine verifications are done annually using the services provided by the M.D. Anderson Radiation Physics Center to confirm proper calibrations. This allows us to reduce down time, complete preventative maintenance, and improve reliability in a cost effective manner, including in our Latin American operations.

        Total Quality Management Program.    We strive to achieve total quality management throughout our organization. Our treatment centers, either directly or in cooperation with the appropriate professional corporation or hospital, have a standardized total quality management program consisting of programs to monitor the design of the individual treatment of the patient via the evaluation of charts by radiation oncologists, physicists, dosimetrists and radiation therapists and for the ongoing validation of radiation therapy equipment. Each of our new radiation oncologists is assigned to a senior radiation oncologist who reviews each patient's course of treatment through the patient's medical chart using our

OWAN. Furthermore, the data in our patient database is used to evaluate patient outcomes and to modify treatment patterns as necessary to improve patient care. We also utilize patient questionnaires to monitor patient satisfaction with the radiation therapy they receive. Using the data from these questionnaires, as well as third-party data, we assign each of our physicians and centers a patient satisfaction score, which helps us identify opportunities for improvement and better understand best practices within our treatment centers.

        Clinical Research.    We believe that a well-managed clinical research program enhances the reputation of our radiation oncologists and our ability to recruit new radiation oncologists. Our treatment centers participate in national cooperative group trials and we have a full-time, in-house research staff to assure compliance with such trials and to perform related outcome analyses. We maintain a proprietary database of information on over 129,000 patients. The data collected includes tumor characteristics such as stage, histology and grade, radiation treatment parameters, other treatments delivered and complications. This data can be used by the radiation oncologists and others to conduct research, measure quality outcomes and improve patient care. We have also been able to capitalize on the sale of our data to other related disciplines. These research and outcome studies often are presented at international conferences and published in trade journals. Through 2011, our radiation oncologists have published approximately 670 articles in peer reviewed journals and related periodicals.

        Payer Contracting.    In an effort to enhance and improve our relationships with managed care and commercial payers, we have added management resources with experience in payer contracting. As a result, we have been able to improve contract terms and increase payment rates in many cases. In addition, we are working with some of these payers to develop an episode of care or bundle payment. We believe these innovative payment approaches will improve alignment and increase our business opportunities with these payers.

        Educational Initiatives.    In 1989, we founded The Radiation Therapy School for Radiation Therapy Technology, which is accredited by the Joint Review Committee on Education in Radiologic Technology. The school trains individuals to become radiation therapists. Upon graduation, students become eligible to take the national registry examination administered by the American Registry of Radiologic Technologists. Radiation therapists are responsible for administering treatments prescribed by radiation oncologists and monitoring patients while under treatment. Since opening in 1989, the school has produced 138 graduates, 69 of whom are currently employed by us.

        Recognizing a growing need for individuals trained in treatment planning, we founded a Training Program for Medical Dosimetry in 2005. A total of 20 trainees/prospective students have completed or are in the process of completing the program in dosimetry. As of December 31, 2011, 16 trainees have completed the program with one senior in progress and three students matriculated effective January 2012. Two students successfully passed the certifying exam administered by the Medical Dosimetry Certification Board in September 2011, with five eligible trainees scheduled to sit for the exam in March 2012. In June 2011, the program applied for initial accreditation via the Joint Review Committee on Education in Radiologic Technology (JRCERT; www.jrcert.org) effective with the matriculation in January 2012 of the four prospective students as members of the January 2012—December 2012 class.

        In addition, we have an affiliated physics program with the University of Pennsylvania.

        In addition, we have affiliated with the University of Pennsylvania to provide externship training sites for their Masters and PhD programs in Medical Physics.

        Privacy of Medical Information.    We focus on being compliant with regulations under HIPAA, regarding privacy, security and transmission of health information. We have implemented such regulations into our existing systems, standards and policies to ensure compliance.

        Compliance Program.    We have a compliance program that is consistent with guidelines issued by the OIG of the DHHS. As part of this compliance program, we adopted a code of ethics and have a full-time compliance officer at the corporate level. Our program includes an anonymous hotline reporting system, compliance training programs, auditing and monitoring programs and a disciplinary system to enforce our code of ethics and other compliance policies. It also includes a process for screening all employees through applicable federal and state databases of sanctioned individuals. Auditing and monitoring activities include claims preparation and submission and also cover issues such as coding, billing, regulatory compliance and financial arrangements with physicians. These areas are also the focus of our specialized training programs.

Service and Treatment Offerings

        We believe our radiation treatment centers, and in many markets our comprehensive cancer care centers, are distinguishable from those of many of our competitors because we offer patients a full spectrum of radiation therapy and cancer treatment alternatives, including many advanced radiation treatment options that are not otherwise available in certain local geographies or offered by other providers. Our radiation treatment services include external beam therapies, such as 3D conformal radiation therapy, intensity modulated radiation therapy and stereotactic radiosurgery, as well as internal radiation therapy such as high-dose and low-dose rate brachytherapy. In addition, we utilize various supplementary technologies, including image guided radiation therapy, Gamma Function, and respiratory gating to improve the effectiveness of the radiation treatments. Finally, we provide an array of complementary support services in the areas of psychological and nutritional counseling as well as transportation assistance, consistent with applicable regulatory guidelines.

        External Beam Therapy.    External beam radiation therapy involves directing a high-energy x-ray beam generated from a linear accelerator to the patient's tumor. Equipment utilized for external beam radiation therapy vary as some are better for treating cancers near the surface of the skin and others are better for treating cancers deeper in the body. A linear accelerator, the most common type of equipment used for external beam radiation therapy, can create both high-energy and low-energy radiation. High-energy radiation is used to treat many types of cancer while low-energy radiation is used to treat some forms of skin cancer. A course of external beam radiation therapy typically ranges from 20 to 40 treatments. Treatments generally are given to a patient once each day with each session lasting for approximately 15 minutes.

        Internal Radiation Therapy.    Internal radiation therapy, also called brachytherapy, involves the placement of a radiation-emitting element within or adjacent to the patient's tumor. Brachytherapy usually requires an operating room procedure for either insertion of the radiation source to remain permanently in the cancerous organ or insertion of thin plastic tubes to allow for temporary placement of a radiation source within the tumor after which both source and tubes are removed from the body. Internal radiation therapy delivers a higher dose of radiation in a shorter time than is possible with external beam treatments. Internal radiation therapy is typically used for cancers of the lung, esophagus, breast, uterus, thyroid, cervix and prostate. Implants may be removed after a short time or left in place permanently (with the radioactivity of the implant dissipating over a short time frame). Temporary implants may be either low-dose rate or high-dose rate. Low-dose rate implants are left in place for several days; high-dose rate implants are removed after a few minutes.

        Since all of our treatment centers are clustered into local markets, our treatment centers are distinguished from those of many of our competitors by our ability to offer advanced radiation therapy and integrated cancer care services. Our advanced radiation treatment services include: image guided radiation therapy, intensity modulated radiation therapy, 3-D conformal treatment planning, stereotactic radiosurgery Gamma Function, respiratory gating and high-dose and low-dose rate brachytherapy.

        We were recently selected as the developer and managing partner of the first proton beam therapy center in New York. Our partners include five of the largest cancer care programs at key academic institutions in New York including Memorial Sloan-Kettering, NYU Langone, Mt. Sinai, Continuum and Montefiore. We anticipate the proton center to be operational and treating its first patients in early 2016. In addition, we have started beta testing for adaptive radiotherapy and have developed an internal development group, Aurora, to focus on refining and commercializing both of these technologies which we believe will be critical treatment alternatives for cancer patients in the future.

        The following table sets forth the forms of radiation therapy treatments and advanced services that we currently offer:

Technologies	Description
External Beam Therapy
3D Conformal Radiation Therapy	Enables radiation oncologists to utilize medical linear accelerator x-ray machines to direct radiation beams at the cancer.
Intensity Modulated Radiation Therapy ("IMRT")

Enables radiation oncologists to adjust the intensity of the radiation beam and shape the radiation dose to match the size and shape of the treated tumor with a higher degree of precision than 3D conformal therapy. The net clinical result of this technology is the delivery of higher, more effective radiation doses to tumors while reducing radiation exposure of the surrounding normal, healthy organs.

Stereotactic Radiosurgery ("SRS")

Enables delivery of highly precise, high-dose radiation to small tumors. Stereotactic radiosurgery utilizes additional treatment technologies to deliver treatment with greater precision and accuracy than either IMRT or 3D therapy. Historically, stereotactic radiosurgery was used primarily for brain tumors but recent advancements in imaging and radiation delivery technologies have allowed for expanding applications of this technology to the treatment of extra cranial cancers.

Internal Radiation Therapy
High-Dose Rate Remote Brachytherapy	Enables radiation oncologists to treat cancer by internally delivering high doses of radiation directly to the cancer using temporarily implanted radioactive elements.
Low-Dose Rate Brachytherapy

Enables radiation oncologists to treat cancer by internally delivering doses of radiation directly to the cancer over an extended period of time using permanently implanted radioactive elements (e.g., prostate seed implants).

Technologies	Description
Advanced Services Used with External Beam Treatment Therapies
Image Guided Radiation Therapy ("IGRT")

Enables radiation oncologists to utilize x-ray imaging at the time of treatment to identify the exact position of the tumor within the patient's body and adjust the radiation beam to that position for better accuracy.

Gamma Function

Proprietary capability that for the first time enables measurement of the actual amount of radiation delivered during a treatment. Gamma Function also enables the verification of radiation delivery and the comparison to the physician prescription and treatment plans. Further, it provides the physician with information to adjust for changes in tumor size and location, and ensures immediate feedback for adaption of future treatments as well as for quality assurance.

Respiratory Gating

Coordinates treatment beam activation with the respiratory motion of the patient, thereby permitting accurate delivery of radiation dosage to a tumor that moves with breathing, such as lung and liver cancers.

Operating Technologies Under Development
Proton Therapy	Form of radiation treatment that utilizes subatomic particles instead of x-rays and can achieve better radiation sparing of surrounding normal organs for certain tumor types.
Adaptive Radiotherapy

A novel approach to radiation therapy that is currently under development at our Company and a small number of academic medical centers, adaptive radiotherapy is a process that will automatically trigger a new treatment plan during the course of therapy in order to adapt to anatomic changes that occur to the tumor. For example, as a tumor shrinks during treatment, adaptive radiotherapy will respond by generating a new treatment plan customized to the smaller tumor and further spare radiation exposure of nearby healthy organs.

        Conformal Beam Treatment.    This technology allows the radiation oncologist to utilize a linear accelerator machine to direct radiation beams at the cancer. Utilization of specialized equipment and planning systems allow 3D computer images to be accessed to develop complex plans to deliver highly-conformed (focused) radiation while sparing normal adjacent tissue.

        Intensity Modulated Radiation Therapy.    With IMRT, radiation can be focused at thousands of pinpoints and delivered by varying levels of beam intensity directly to a tumor. Because IMRT uses variable intensity beams, it can be used to treat tumors to higher doses and better spare normal tissue. IMRT technology can be programmed to actually wrap and angle beams of radiation around normal tissue and organs, protecting healthy tissue as it destroys the tumor. As such, IMRT patients typically experience fewer side effects, which helps them to maintain their strength and lead more normal lifestyles during treatment.

        Stereotactic Radiosurgery/Stereotactic Radiotherapy.    Stereotactic radiosurgery/radiotherapy involves a single or a few intense high-dose fraction(s) of radiation to a small area. This form of therapy typically is used to treat tumors that cannot be treated by other means, such as surgery or chemotherapy. Precise calculations for radiation delivery are required. Treatment also requires extensive clinical planning and is provided in conjunction with the referring surgeon and under the direct supervision of a radiation oncologist and a physicist. Stereotactic radiosurgery often involves very careful immobilization of the patient. For example, cranial radiosurgery might involve the use of a neurosurgical head frame to assure precise tumor localization. With recent advances in imaging technologies, stereotactic radiosurgery can now be used to treat extra-cranial cancers to a higher dose with target localization and image verifications. These advances broaden the types of cancers that can be successfully treated with stereotactic radiosurgery.

        Brachytherapy.    Brachytherapy involves the use of surgical and fiberoptic procedures to place high-dose rate or low-dose rate sources of radiation in the patient's body. This technique is used for implantation of sources into the prostate, intraluminal therapy within the esophagus and endobronchial therapy within the lungs, among other places within the body. Prostate seed implants involve the permanent placement of radioactive pellets within the prostate gland.

        High-Dose Rate Remote Brachytherapy.    In high-dose rate remote brachytherapy, a computer sends the radioactive source through a tube to a catheter or catheters that have been placed near the tumor by the specialist working with the radiation oncologist. The radioactivity remains at the tumor for only a few minutes. In some cases, several remote treatments may be required, and the catheters may stay in place between treatments. High-dose rate remote brachytherapy is available in most of our local markets and patients receiving this treatment are able to return home after each treatment. This form of brachytherapy has been used to treat cancers of the cervix, breast, lung, biliary tree, prostate and esophagus. MammoSite® Radiation Therapy is used for partial breast irradiation and works by delivering radiation from inside the lumpectomy cavity directly to the tissue where the cancer is most likely to recur.

        Low-Dose Rate Brachytherapy.    We are actively involved in radioactive seed implantation for prostate cancer, the most frequent application of low-dose rate brachytherapy. There are several advantages to low-dose rate brachytherapy in the treatment of prostate cancer, including convenience to the patient as the patient generally can resume normal daily activities within hours after the procedure. This procedure is performed by a team of physicians and staff with nearly a decade of experience in prostate brachytherapy. During the procedure, radioactive sources or "seeds" are inserted directly into the prostate, minimizing radiation exposure to surrounding tissues while permitting an escalation of the dose concentrated in the area of the cancer.

        Advanced Services.    We also offer advanced services, such as IGRT, Gamma Function testing, respiratory gating and conformal treatment planning.

        Image Guided Radiation Therapy.    This technology provides the radiation oncologist with a mechanism to achieve increased precision in radiation therapy targeting. The technique utilizes high-resolution x-rays, CT scans or ultrasound imaging to pinpoint internal tumor sites before treatment and overcomes the limitations of conventional skin marking traditionally used for patient positioning. IGRT represents the convergence of medical imaging and high precision external beam therapy.

        Gamma Function.    Gamma Function is a proprietary capability that for the first time enables measurement of the actual amount of radiation delivered during a treatment. This technology consists of an x-ray detector that measures the output of a radiation beam as it exits from the patient, and software that calculates the dose received by the patient from this output measurement. Additional software then performs a statistical comparison of the calculated dose with the planned radiation dose and notifies the radiation oncologist of any significant deviations between the treatment plan and the actual dose delivery. This provides the physician with information to adjust for changes in tumor size and location and ensures immediate feedback for adaption of future treatments as well as for quality assurance.

        Respiratory Gating.    This noninvasive technique allows radiation targeting and delivery to account for respiratory motion in the treatment of cancers in the lung and upper abdomen, protecting healthy structures while directing higher doses of radiation to the tumor. Respiratory gating matches radiation treatment to a patient's respiratory pattern. When a person breathes, the chest wall moves in and out, and any structures inside the chest and upper abdomen also move. In the past, when radiation beams were aimed at a target inside those areas of the body, movement had to be accounted for by planning a large treatment area. With respiratory gating, radiation treatment is timed to an individual's breathing pattern with the beam delivered only when the tumor is in the targeted area.

        3-D Conformal Treatment Planning.    3-D conformal treatment planning and computer simulation produces an accurate image of the tumor and surrounding organs so that multiple radiation beams can be shaped exactly to the contour of the treatment area. Because the radiation beams are precisely focused, nearby normal tissue is spared from radiation. In 3-D conformal treatment planning, state-of-the-art radiation therapy immobilization devices and computerized dosimetric software are utilized so that CT scans can be directly incorporated into the radiation therapy plan.

        All of our markets provide external beam treatments and following is a list of the advanced services and treatments that we offer within each of our 28 domestic local markets as of March 31, 2012:

								Stereotactic		Brachytherapy
Local market	Year Established	Number of Centers	IMRT	3-D	Gamma	Gating	IGRT	Cranial	Extra- Cranial	High Dose	Low Dose
Lee County—Florida	1983	6	✓	✓	✓	✓	✓	✓	✓	✓	✓
Charlotte/Desoto Counties—Florida	1986	1	✓	✓	✓	✓	✓	✓	✓	✓
Sarasota/Manatee Counties—Florida	1992	6	✓	✓	✓	✓	✓	✓	✓	✓
Collier County—Florida	1993	3	✓	✓	✓	✓	✓	✓	✓	✓
Broward County—Florida	1993	7	✓	✓	✓	✓	✓	✓	✓	✓
Miami/Dade County—Florida	1996	1	✓	✓	✓	✓	✓	✓	✓	✓
Las Vegas, Nevada	1997	4	✓	✓	✓	✓	✓	✓	✓	✓	✓
Westchester/Bronx—New York	1997	3	✓	✓	✓		✓		✓	✓
Mohawk Valley, New York	1998	2	✓	✓	✓		✓	✓	✓	✓
Delmarva Peninsula	1998	2	✓	✓	✓		✓	✓	✓	✓
Northwest Florida	2001	3	✓	✓	✓	✓	✓	✓	✓	✓
Western North Carolina	2002	7	✓	✓	✓		✓	✓	✓	✓	✓
Palm Beach County—Florida	2002	1	✓		✓		✓			✓
Central Kentucky	2003	4	✓	✓	✓	✓	✓	✓	✓	✓
Florida Keys	2003	1	✓	✓	✓		✓	✓	✓	✓
Southeastern Alabama	2003	2	✓	✓	✓	✓	✓	✓	✓	✓
Central Maryland	2003	6	✓	✓	✓	✓	✓	✓	✓	✓
South New Jersey	2004	4	✓	✓	✓		✓			✓
Rhode Island	2004	4	✓	✓	✓		✓
Central Arizona	2005	5	✓	✓	✓		✓	✓	✓	✓	✓
Central Massachusetts	2005	2	✓	✓	✓		✓
Palm Springs, California	2005	4	✓	✓	✓	✓	✓	✓	✓	✓	✓
Los Angeles, California	2006	2	✓	✓	✓		✓		✓	✓	✓
Southeastern Michigan	2006	6	✓	✓	✓		✓	✓	✓	✓
Northern California	2007	3	✓	✓	✓	✓	✓			✓
Eastern North Carolina	2007	4	✓	✓	✓		✓		✓	✓
Northeast Florida	2008	1	✓				✓		✓
South Carolina	2010	1	✓	✓			✓	✓	✓

		95

        All of our international markets provide external beam treatments and following is a list of the advanced services and treatments that we offer within international markets as of March 31, 2012:

								Stereotactic		Brachytherapy
International	Year Established	Number of Centers	IMRT	3-D	Gamma	Gating	IGRT	Cranial	Extra- Cranial	High Dose	Low Dose
India	2008	1	✓	✓
Argentina	2011	23	✓	✓				✓	✓	✓	✓
Costa Rica	2011	2	✓	✓
Dominican Republic	2011	2	✓	✓				✓		✓
El Salvador	2011	1	✓	✓
Guatemala	2011	1	✓	✓				✓
Mexico	2011	1	✓	✓

		31

Properties

        Our executive and administrative offices are located in Fort Myers, Florida. These offices contain approximately 79,000 square feet of space. We also lease approximately 5,600 square feet of administrative office space in Florence, Kentucky pursuant to an operating lease that expires April 30, 2012. These offices will be adequate for our current primary needs, we also believe that we will require significant additional space to meet our future needs and such future expansion is in the preliminary stages.

        Our radiation treatment centers typically range in size from 5,000 to 12,000 square feet. We currently operate 126 radiation treatment centers in Alabama, Arizona, California, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Rhode Island, South Carolina, West Virginia and in international markets in South America, Central America, Mexico and the Caribbean located in Argentina, Mexico, Costa Rica, Dominican Republic, Guatemala and El Salvador. We own the real estate on which four of our treatment centers are located. We lease land and space at 117 treatment center locations, of which in 34 of these locations, certain of our directors, executive officers and equityholders have an ownership interest. These leases expire at various dates between 2012 and 2044 and 73 of these leases have one or more renewal options of five or 10 years. Also, nine of our treatment center locations are in hospital-based and other group facilities. We consider all of our offices and treatment centers to be well-suited to our present requirements. However, as we expand to additional treatment centers, or where additional capacity is necessary in a treatment center, additional space will be obtained where feasible. For further information relating to our properties and treatment centers, see "Business—Treatment Centers" below.

Treatment Centers

        As of March 31, 2012, we owned, operated and managed 121 freestanding and five hospital-based treatment centers in our 28 domestic local markets and our international markets of which:

  •
  37 were internally developed;

  •
  84 were acquired (including two which were transitioned from hospital-based to freestanding); and

  •
  five are hospital-based/other group.

        Internally Developed.    As of March 31, 2012, we operated 37 internally developed treatment centers located in Alabama, Arizona, California, Florida, Maryland, Massachusetts, Nevada, New Jersey, New York, Rhode Island and Mohali, India. In 2009, we developed new treatment centers in Hammonton, New Jersey; Indio, California; Fort Myers, Florida; Southbridge, Massachusetts; Gilbert, Arizona; Providence, Rhode Island and Yucca Valley, California and in the first half of 2010, we opened de novo treatment centers in Pembroke Pines, Florida and Los Angeles, California. In August 2011 we completed a replacement de novo radiation treatment facility in Alabama. Our team is experienced in the design and construction of radiation treatment centers, having developed 7 treatment centers in the past three years. Our newly-developed treatment centers typically achieve positive cash flow within six to fifteen months after opening. The following table sets forth the locations and other information regarding each of our internally developed radiation treatment centers in our local markets as of March 31, 2012:

Treatment Center	Year
Lee County—Florida
Broadway	1983
Cape Coral	1984
Lakes Park	1987

Treatment Center	Year
Bonita Springs	2002
Lehigh Acres	2003
Lee Cancer Center	2009
Charlotte/Desoto Counties—Florida
Port Charlotte	1986
Sarasota/Manatee Counties—Florida
Englewood	1992
Sarasota	1996
Venice	1998
Bradenton	2002
Lakewood Ranch	2008
Collier County—Florida
South Naples	1993
North Naples	1999
Northwest—Florida
Destin	2004
Crestview	2004
Miami-Dade County—Florida
Aventura	2007
Palm Beach County—Florida
West Palm Beach(1)	2002
Northeast—Florida
Jacksonville	2008
Las Vegas, Nevada
Henderson*	2000
Fort Apache*	2008
Westchester/Bronx—New York
Bronx/Lebanon*	2009
South New Jersey
Hammonton	2009
Rhode Island
Woonsocket(2)	2004
South County(3)	2005
Providence(4)	2007
Providence(5)	2009
Central Arizona
Scottsdale	2007
Palm Springs, California
Palm Desert*	2005
Rancho Mirage*	2008
Yucca Valley*	2009
Indio*	2009
Central Massachusetts
Southbridge(6)*	2009
Los Angeles, California
El Segundo*	2010
International—India
Mohali(7)	2008
Broward County—Florida
Pembroke Pines	2010

Treatment Center	Year
Southeastern Alabama
Andalusia	2011

*
These radiation therapy treatment centers are operated through an administrative services agreement.

(1)
We own a 50.0% ownership interest in the limited liability company (LLC) that provides radiation oncologists and operates the treatment center; we also provide physics and dosimetry services to the LLC.

(2)
We have a 62.0% ownership interest in this treatment center.

(3)
We have a 65.0% ownership interest in this treatment center.

(4)
We have a 51.0% ownership interest in this treatment center.

(5)
We have a 45.0% ownership interest in this treatment center.

(6)
We have a 72.5% ownership interest in this treatment center.

(7)
We have a 50.0% ownership interest in this treatment center.

        Acquired Treatment Centers.    As of March 31, 2012, we operated 84 acquired treatment centers (including two which were transitioned from a hospital-based to freestanding) located in Alabama, Arizona, California, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, South Carolina and West Virginia, including 30 acquired treatment centers in South America, Central America, Mexico and the Caribbean. Over the past three years, we have acquired 35 treatment centers of which none were acquired in 2009, two were acquired in 2010, 33 in 2011, two were acquired and two were transitioned from hospital-based to acquired freestanding in 2012. We plan to continue to enter new markets through the acquisition of established treatment centers from time to time. As part of our ongoing acquisition strategy, we continually evaluate potential acquisition opportunities.

        The following table sets forth the locations and other information regarding each of the acquired radiation treatment centers in our local markets and international markets as of March 31, 2012:

Treatment Center	Year
Broward County—Florida
Plantation	1993
Deerfield Beach	1994
Coral Springs	1994
Tamarac	1999
Broward General Hospital**	2012
North Broward Hospital**	2012
Collier County—Florida
South Naples	2008
Northwest Florida
Fort Walton Beach	2001
Florida Keys
Key West	2003
Las Vegas, Nevada
Las Vegas (2 locations)*	2005
Westchester/Bronx—New York
Riverhill*	1998

Treatment Center	Year
Delmarva Peninsula
Berlin, Maryland	1998
Salisbury, Maryland	2007
Western North Carolina
Clyde*	2002
Brevard*	2002
Franklin*	2002
Marion*	2002
Rutherford*	2002
Park Ridge*	2003
Asheville*	2012
Central Kentucky
Danville	2003
Louisville(1)	2003
Frankfort	2003
Southeastern Alabama
Dothan	2003
South New Jersey
Woodbury	2004
Voorhees	2004
Willingboro	2004
Central Maryland
Martinsburg, West Virginia(2)*	2005
Greenbelt, Maryland	2005
Belcamp, Maryland	2005
Bel Air, Maryland	2006
Fairlea, West Virginia	2008
Princeton, West Virginia	2010
Central Arizona
Casa Grande	2007
Sun City (2 locations)	2008
Phoenix	2008
Central Massachusetts
Holyoke*	2005
Los Angeles, California
Santa Monica*	2006
Southeastern Michigan
Pontiac*	2006
Madison Heights*	2006
Clarkson*	2006
Monroe*	2006
Macomb*	2006
Farmington Hills*	2006
Northern California
Redding (2 locations)(3)*	2007
Mt. Shasta(3)*	2008
Eastern North Carolina
Greenville*	2007
Goldsboro*	2011
Sampson*	2011

Treatment Center	Year
South Carolina
Myrtle Beach	2010
Argentina (23 locations)	2011
Costa Rica (2 locations)	2011
Dominican Republic (2 locations)	2011
El Salvador	2011
Guatemala	2011
Mexico	2011
Sarasota/Manatee Counties—Florida
Lakewood Ranch	2012

*
These radiation therapy treatment centers are operated through an administrative services agreement.

**
These radiation therapy treatment centers were transitioned from hospital-based to freestanding.

(1)
We have a 90.0% ownership interest in this treatment center.

(2)
We have a 60.0% ownership interest in this treatment center.

(3)
We have a 57.3% ownership interest in this treatment center.

        Hospital-Based and Other Group Treatment Centers.    As of March 31, 2012, we operated four hospital-based treatment centers and one center with an outside group. We provide services at all of our hospital-based treatment centers pursuant to written agreements with the hospitals. We also manage certain of these treatment centers pursuant to an agreement with the hospital. A professional corporation owned by certain of our equityholders provides the radiation oncologists for the treatment centers in Mohawk Valley—New York. In connection with certain of our hospital-based treatment center services, we provide technical and administrative services. Professional services in North Carolina are provided by physicians employed by a professional corporation owned by certain of our officers, directors and equityholders. Professional services consist of services provided by radiation oncologists to patients. Technical services consist of the non-professional services provided by us in connection with radiation treatments administered to patients. Administrative services consist of services provided by us to the hospital-based center. The contracts under which the hospital based treatment centers are provided service are generally three to seven years with terms for renewal. The following table sets forth the locations and other information regarding each of our hospital-based and other radiation treatment centers in our local markets as of March 31, 2012:

Treatment Center	Year	Professional	Technical	Administrative
Westchester/Bronx—New York
Northern Westchester(1)	2005		✓	✓
Mohawk Valley—New York
Utica(1)	1998	✓	✓	✓
Rome(1)	1999	✓	✓	✓
Eastern North Carolina
Kinston(2)	2007	✓
Kentucky
London, Kentucky	2011	✓	✓	✓

(1)
Professional services are provided by physicians employed by a professional corporation owned by certain of our officers and directors. Our wholly-owned New York subsidiary contracts with the hospital through an administrative services agreement for the provision of technical and administrative services.

(2)
Professional services are provided by physicians employed by a professional corporation owned by certain of our officers and directors.

Treatment Center Structure

        Arizona, Florida, Kentucky, Maryland, New Jersey and Rhode Island Treatment Centers.    In Arizona, Florida, Kentucky, Maryland, New Jersey and Rhode Island we employ or contract with radiation oncologists and other healthcare professionals. Substantially all of our Florida, Kentucky, Maryland, New Jersey, and Rhode Island radiation oncologists have employment agreements or other contractual arrangements with us. While we exercise legal control over radiation oncologists we employ, we do not exercise control over, or otherwise influence, their medical judgment or professional decisions. Such radiation oncologists typically receive a base salary, fringe benefits and may be eligible for an incentive performance bonus. In addition to compensation, we provide our radiation oncologists with uniform benefit plans, such as disability, retirement, life and group health insurance and medical malpractice insurance. The radiation oncologists are required to hold a valid license to practice medicine in the jurisdiction in which they practice and, with respect to inpatient or hospital services, to become a member of the medical staff at the contracting hospital with privileges in radiation oncology. We are responsible for billing patients, hospitals and third-party payers for services rendered by our radiation oncologists. Most of our employment agreements prohibit the physician from competing with us within a defined geographic area and prohibit solicitation of our radiation oncologists, other employees or patients for a period of one to two years after termination of employment.

        California, Massachusetts, Michigan, Nevada, New York and North Carolina Treatment Centers.    Many states, including California, Massachusetts, Michigan, Nevada, New York and North Carolina prohibit us from employing radiation oncologists. As a result, we operate our treatment centers in such states pursuant to administrative services agreements between professional corporations and our wholly-owned subsidiaries. In the states of California, Massachusetts, Michigan, Nevada, New York and North Carolina, our treatment centers are operated as physician office practices. We typically provide technical services to these treatment centers in addition to our administrative services. For the years ended December 31, 2009, 2010, and 2011 approximately 23.6%, 22.1% and 18.0% of our net patient service revenue, respectively, was generated by professional corporations with which we have administrative services agreements. The professional corporations with which we have administrative services agreements in California, Massachusetts, Michigan, Nevada, New York and North Carolina are owned by certain of our directors, physicians and equityholders, who are licensed to practice medicine in the respective state.

        Our administrative services agreements generally obligate us to provide certain treatment centers with equipment, staffing, accounting services, billing and collection services, management, technical and administrative personnel and assistance in managed care contracting. Our administrative services agreements provide for the professional corporations to pay us a monthly service fee, which represents the fair market value of our services. It also provides for the parties to meet annually to reevaluate the value of our services and establish the fair market value. In California and Nevada, we are paid a fee based upon a fixed percentage of global revenue. In Michigan, we are paid a fee based upon a fixed percentage of net income. In New York and North Carolina, we are paid a fixed fee per procedure. The terms of our administrative services agreements with professional corporations range from 20 to 25 years and typically renew automatically for additional five-year periods. Under related agreements in certain states, we have the right to designate purchases of shares held by the physician owners of the professional corporations to qualified individuals under certain circumstances.

        Our administrative services agreements contain restrictive covenants that preclude the professional corporations from hiring another management services organization for some period after termination. The professional corporations are parties to employment agreements with the radiation oncologists. The terms of these employment agreements typically range from three to five years depending on the physician's experience.

Networking

        Our radiation oncologists are primarily referred to patients by: primary care physicians, medical oncologists, surgical oncologists, urologists, pulmonologists, neurosurgeons and other physicians within the medical community. Our radiation oncologists are expected to actively develop their referral base by establishing strong clinical relationships with referring physicians. Our radiation oncologists develop these relationships by describing the variety and advanced nature of the therapies offered at our treatment centers, by providing seminars on advanced treatment procedures and by involving the referring physicians in those advanced treatment procedures. Patient referrals to our radiation oncologists also are influenced by managed care organizations with which we actively pursue contractual agreements.

        In 2010, we implemented a physician liaison program to capture new referrals from physicians currently not referring patients to RTS or splitting referrals. Our physician liaisons act as intermediaries between our radiation oncologists and potential referring physicians. Liaisons utilize the marketing materials we have developed, which highlight the variety and advanced nature of the therapies at our treatment centers. Our physician liaison program has grown from three physician liaisons in 2010 to 19 as of December 31, 2011.

Employees

        As of March 31, 2012, we employed approximately 3,080 employees, including approximately 700 employees in our international markets. As of December 31, 2011, we were affiliated with 115 radiation oncologists in the domestic U.S. that were employed or under contract with us or our affiliated professional corporations. We do not employ any radiation oncologists in California, Massachusetts, Michigan, Nevada, New York or North Carolina due to the laws and regulations in effect in these states. None of our employees in our U.S. domestic markets are a party to a collective bargaining agreement and we consider our relationships with our employees to be good. Approximately 400 employees in our international markets are covered by a collective bargaining agreement with the Health Care Providers Union corresponding to the agreement N° 108/75. The agreement does not have a fixed term, although payment increase is negotiated every year by the labor union. There currently is a nationwide shortage of radiation oncologists and other medical support personnel, which makes recruiting and retaining these employees difficult. We provide competitive wages and benefits and offer our employees a professional work environment that we believe helps us recruit and retain the staff we need to operate and manage our treatment centers. In addition to our radiation oncologists, we currently employ in the domestic U.S., 97 urologists, 32 surgeons and surgical oncologists, 19 medical oncologists and four gynecological and other oncologists, three pathologists, a pulmonologist and four primary care physicians whose practices complement our business in eight markets in Florida as well as our Arizona, North Carolina and Michigan local markets.

Seasonality

        Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. Many of the patients of our Florida treatment centers are part-time residents in Florida during the winter months. Hence, these treatment centers have historically experienced higher utilization rates during the winter months than during the remainder of the year. In addition, volume is typically lower in the summer months due to traditional vacation periods. 30 of our 126 radiation treatment centers are located in Florida.

Insurance

        We are subject to claims and legal actions in the ordinary course of business. To cover these claims, we maintain professional malpractice liability insurance and general liability insurance in amounts we believe are sufficient for our operations. We maintain professional malpractice liability insurance that provides primary coverage on a claims-made basis per incident and in annual aggregate amounts. Our professional malpractice liability insurance coverage is provided by an insurance company owned by certain of our directors, executive officers and equityholders. The malpractice insurance provided by this insurance company varies in coverage limits for individual physicians. The insurance company also carries excess claims-made coverage through Lloyd's of London. In addition, we currently maintain multiple layers of umbrella coverage through our general liability insurance policies. We maintain Directors and Officers liability insurance.

Competition

        The radiation therapy market is highly fragmented and our business is highly competitive. Competition may result from other radiation oncology practices, solo practitioners, companies in other healthcare industry segments, large physician group practices or radiation oncology physician practice management companies, hospitals and other operators of other radiation treatment centers, some of which may have greater financial and other resources than us. We believe our radiation treatment centers are distinguishable from those of many of our competitors because we offer patients a full spectrum of advanced radiation therapy options that are not otherwise available in certain geographies or offered by other providers, and which are administered by highly trained personnel and leading radiation oncologists.

Intellectual Property

        We have not registered our service marks or any of our logos with the United States Patent and Trademark Office. However, some of our service marks and logos may be subject to other common law intellectual property rights. We do not hold any patents. Recently, we filed an application to own the rights to a copyright that protects the content of our Gamma Function software code and are awaiting a registration certificate.

        To date, we have not relied heavily on patents or other intellectual property in operating our business. Nevertheless, some of the information technology purchased or used by us may be patented or subject to other intellectual property rights. As a result, we may be found to be, or actions may be brought against us alleging that we are, infringing on the trademark, patent or other intellectual property rights of others, which could give rise to substantial claims against us. In the future, we may wish to obtain or develop trademarks, patents or other intellectual property. However, other practices and public entities, including universities, may have filed applications for (or have been issued) trademarks, patents or other intellectual property rights that may be the same as or similar to those developed or otherwise obtained by us or that we may need in the development of our own intellectual property. The scope and validity of such trademark, patent and other intellectual property rights, the extent to which we may wish or need to acquire such rights and the cost or availability of such rights are presently unknown. In addition, we cannot provide assurance that others will not obtain access to our intellectual property or independently develop the same or similar intellectual property to that developed or otherwise obtained by us.

Government Regulations

        The healthcare industry is highly regulated and the federal and state laws that affect our business are extensive and subject to frequent changes. Federal law and regulations are based primarily upon the Medicare and Medicaid programs, each of which is financed, at least in part, with federal money. State jurisdiction is based upon the state's authority to license certain categories of healthcare professionals and providers, the state's interest in regulating the quality of healthcare in the state, regardless of the source of payment, and state healthcare programs. The significant federal and state regulatory laws that could affect our ability to conduct our business include without limitation those regarding:

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  false and other improper claims;

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  HIPAA;

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  civil monetary penalties law;

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  privacy, security and code set regulations;

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  anti-kickback laws;

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  the Stark Law and other self-referral and financial inducement laws;

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  fee-splitting;

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  corporate practice of medicine;

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  anti-trust;

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  licensing; and

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  certificates of need.

        A violation of these laws could result in significant civil and criminal penalties, the refund of monies paid by government and/or private payers, exclusion of the physician, the practice or us from participation in Medicare and Medicaid programs and/or the loss of a physician's license to practice medicine. We exercise care in our efforts to structure our arrangements and our practices to comply with applicable federal and state laws. We have a Medicare Compliance Committee and a Corporate Compliance Program in place to review our practices and procedures. Although we believe we are in material compliance with all applicable laws, these laws are complex and a review of our practices by a court, or law enforcement or regulatory authority could result in an adverse determination that could harm our business. Furthermore, the laws applicable to us are subject to change, interpretation and amendment, which could adversely affect our ability to conduct our business. No assurance can be given that we will be able to comply with any future laws or regulations.

        We estimate that approximately 44%, 48%, 48% and 47% of our net patient service revenue for 2009, 2010 and 2011 and for the three months ended March 31, 2012, respectively, consisted of reimbursements from Medicaid and Medicare government programs. In order to be certified to participate in the Medicare and Medicaid programs, each provider must meet applicable conditions of participation and regulations of the DHHS relating to, among other things, operating policies and procedures, maintenance of equipment, personnel, standards of medical care and compliance with applicable federal, state and local laws. Our radiation treatment centers are certified to participate in the Medicare and Medicaid programs.

Federal Law

        Unless otherwise specified, the federal healthcare laws described in this section apply in any case in which we are providing an item or service that is reimbursable under Medicare or Medicaid. The principal federal laws that affect our business include those that prohibit the filing of false or improper claims with the Medicare or Medicaid programs, those that prohibit unlawful inducements for the referral or generation of business reimbursable under Medicare or Medicaid and those that prohibit the provision of certain services by an entity that has a financial relationship with the referring physician.

        False and Other Improper Claims.    Under the federal False Claims Act, the government may fine us if we knowingly submit, or participate in submitting, any claims for payment that are false or fraudulent, or that contain false or misleading information, or if we knowingly conceal or knowingly and improperly avoid or decrease an obligation to pay or transmit money or property to the government. An "obligation" includes an established duty arising from an express or implied contractual arrangement, from statute or regulation, or from the retention of an overpayment. Knowingly making or using a false record or statement to receive payment from the federal government or to improperly retain payment is also a violation. The False Claims Act does not require proof of specific intent to defraud: a provider can be found liable for submitting false claims with actual knowledge or with reckless disregard or deliberate ignorance of such falseness.

        A False Claims lawsuit may be brought by the government or by a private individual by means of a "qui tam" action. A whistleblower shares in the proceeds of the case, typically being awarded between 15 and 25 percent of the proceeds. Such lawsuits have increased significantly in recent years. In addition, the federal government has engaged a number of nongovernmental-audit organizations to assist it in tracking and recovering false claims for healthcare services.

        If we were ever found to have violated the False Claims Act, we would likely be required to make significant payments to the government (including treble damages and per claim penalties in addition to the reimbursements previously collected) and could be excluded from participating in Medicare, Medicaid and other government healthcare programs. Many states have similar false claims statutes. Healthcare fraud is a priority of the United States Department of Justice, the OIG and the Federal Bureau of Investigation which continue to devote a significant amount of resources to investigating healthcare fraud. State Medicaid agencies also have similar fraud and abuse authority, and many states have enacted laws similar to the federal False Claims Act.

        While the criminal statutes generally are reserved for instances evidencing fraudulent intent, the civil and administrative penalty statutes are applied to an increasingly broad range of circumstances. Examples of activities giving rise to false claims liability include, without limitation, billing for services not rendered, misrepresenting services rendered (i.e., miscoding) and application for duplicate reimbursement. Additionally, the federal government has taken the position that claiming reimbursement for unnecessary or substandard services violates these statutes if the claimant should have known that the services were unnecessary or substandard. An entity may also be subjected to False Claims Act liability for violations of the federal anti-kickback statute and the Stark Law.

        Criminal penalties also are available in the case of claims filed with private insurers if the federal government shows that the claims constitute mail fraud or wire fraud or violate a number of federal criminal healthcare fraud statutes.

        We believe our billing and documentation practices comply with applicable laws and regulations in all material respects. We submit thousands of reimbursement claims to Medicare and Medicaid each year, however, and therefore can provide no assurance that our submissions are free from errors. Although we monitor our billing practices for compliance with applicable laws, such laws are very complex and the regulations and guidance interpreting such laws are subject to frequent changes and differing interpretations.

        HIPAA Criminal Penalties.    HIPAA imposes criminal penalties for fraud against any healthcare benefit program and for obtaining money or property from a healthcare benefit program through false pretenses. HIPAA also provides for broad prosecutorial subpoena authority and authorizes certain property forfeiture upon conviction of a federal healthcare offense. Significantly, the HIPAA provisions apply not only to federal programs, but also to private health benefit programs. HIPAA also broadened the authority of the OIG to exclude participants from federal healthcare programs. If the government were to seek any substantial penalties against us pursuant to these provisions, such an action could have a material adverse effect on us.

        HIPAA Civil Penalties.    HIPAA broadened the scope of certain fraud and abuse laws by adding several civil statutes that apply to all healthcare services, whether or not they are reimbursed under a federal healthcare program. HIPAA established civil monetary penalties for certain conduct, including upcoding and billing for medically unnecessary goods or services.

        HIPAA Administrative Simplifications.    The federal regulations issued under HIPAA contain provisions that:

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  protect individual privacy by limiting the uses and disclosures of individually identifiable health information;

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  require notifications to individuals, and in certain cases to government agencies and the media, in the event of a breach of unsecured protected health information;

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  require the implementation of administrative, physical and technological safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form; and

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  prescribe specific transaction formats and data code sets for certain electronic healthcare transactions.

        If we fail to comply with HIPAA, we may be subject to civil monetary penalties up to $50,000 per violation, not to exceed $1.5 million per calendar year and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. State attorneys general can bring a civil action to enjoin a HIPAA violation or to obtain statutory damages up to $25,000 per violation on behalf of residents of his or her state.

        The DHHS has discretion in setting the amount of a civil monetary penalty, and may waive it entirely for violations due to reasonable cause and not willful neglect if the payment would be excessive relative to the violation. The regulations also provide for an affirmative defense if a covered entity can show that the violation was not due to willful neglect and was corrected within 30 days or an additional period deemed appropriate by the DHHS. Reasonable cause means circumstances that would make it unreasonable for the covered entity, despite the exercise of ordinary business care and prudence, to comply. Willful neglect is defined as conscious, intentional failure or reckless indifference to the obligation to comply. The factors to be considered in determining the amount of the penalty include the nature and circumstances of the violation, the degree of culpability, the history of other violations, and the extent of the resulting harm.

        The HIPAA regulations related to privacy establish comprehensive federal standards relating to the use and disclosure of protected health information. The privacy regulations establish limits on the use and disclosure of protected health information, provide for patients' rights, including rights to access, request amendment of, and receive an accounting of certain disclosures of protected health information, and require certain safeguards to protect protected health information. In general, the privacy regulations do not supersede state laws that are more stringent or grant greater privacy rights to individuals. We believe our operations are in material compliance with the privacy regulations, but there can be no assurance that the federal government would agree.

        Effective September 23, 2009, HIPAA requires that individuals be notified without unreasonable delay and within 60 days of their protected health information having been inappropriately accessed, acquired or disclosed. Depending on the number of individuals affected by such a breach, notification may be required to the media and federal government as well. The regulations prescribe the method and form of the required notices. Civil penalties up to $50,000 per violation with a maximum of $1.5 million per year may attach to failures to notify.

        The HIPAA security regulations establish detailed requirements for safeguarding protected health information that is electronically transmitted or electronically stored. Some of the security regulations are technical in nature, while others may be addressed through policies and procedures. We believe our operations are in material compliance with the security regulations, but there can be no assurance that the federal government would agree.

        The HIPAA transaction standards regulations are intended to simplify the electronic claims process and other healthcare transactions by encouraging electronic transmission rather than paper submission. These regulations provide for uniform standards for data reporting, formatting and coding that we must use in certain transactions with health plans. We believe our operations comply with these standards, but there can be no assurance that the federal government would agree.

        Although we believe that we are in material compliance with these HIPAA regulations with which compliance is currently required, we cannot guarantee that the federal government would agree. Furthermore, additional changes to the HIPAA regulations are expected to be forthcoming in the next few years, which will require additional efforts to ensure compliance.

        Anti-Kickback Law.    Federal law commonly known as the "Anti-kickback Statute" prohibits the knowing and willful offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind) which is intended to induce:

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  the referral of an individual for a service for which payment may be made by Medicare and Medicaid or certain other federal healthcare programs; or

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  the ordering, purchasing, leasing, or arranging for, or recommending the purchase, lease or order of, any service or item for which payment may be made by Medicare, Medicaid or certain other federal healthcare programs.

        The Anti-kickback Statute has been broadly interpreted by a number of courts to prohibit remuneration which is offered or paid for otherwise legitimate purposes if the circumstances show that one purpose of the arrangement is to induce referrals. Even bona fide investment interests in a healthcare provider may be questioned under the Anti-kickback Statute if the government concludes that the opportunity to invest was offered as an inducement for referrals. The penalties for violations of this law include criminal sanctions including fines and/or imprisonment and exclusion from federal healthcare programs.

        Our compensation and other financial arrangements, including leases, with physicians implicate the Anti-kickback Statute. The federal government has published regulations that provide "safe-harbors" that protect certain arrangements under the Anti-kickback Statute so long as certain requirements are met. We believe that our employment and leasing arrangements comply with applicable safe harbors. Failure to meet the requirements of a safe harbor, however, does not necessarily mean a transaction violates the Anti-kickback Statute. There are several aspects of our relationships with physicians to which the Anti-kickback Statute may be relevant. We claim reimbursement from Medicare or Medicaid for services that are ordered, in some cases, by our radiation oncologists who hold shares of our common stock. Although neither the existing nor potential investments in us by physicians qualify for protection under the safe harbor regulations, we do not believe that these activities fall within the type of activities the Anti-kickback Statute was intended to prohibit. We also claim reimbursement from Medicare and Medicaid for services referred from other healthcare providers with whom we have financial arrangements, including compensation for employment and professional services. While we believe that these arrangements generally fall within applicable safe harbors or otherwise do not violate the law, there can be no assurance that the government will agree, in which event we could be harmed.

        We believe our operations are in material compliance with applicable Medicare and Medicaid and fraud and abuse laws and seek to structure arrangements to comply with applicable safe harbors where reasonably possible. There is a risk however, that the federal government might investigate such arrangements and conclude they violate the Anti-kickback Statute. Violations of the Anti-kickback Statute also subjects an entity to liability under the False Claims Act, including via "qui tam" action. If our arrangements were found to be illegal, we, the physician groups and/or the individual physicians would be subject to civil and criminal penalties, including exclusion from the participation in government reimbursement programs, and our arrangements would not be legally enforceable, which could materially adversely affect us.

        Additionally, the OIG issues advisory opinions that provide advice on whether proposed business arrangements violate the anti-kickback law. In Advisory Opinion 98-4, the OIG addressed physician practice management arrangements. In Advisory Opinion 98-4, the OIG found that administrative services fees based on a percentage of practice revenue may violate the Anti-kickback Statute under certain circumstances. While we believe that the fees we charge for our services under the administrative services agreements are commensurate with the fair market value of the services and our arrangements are in material compliance with applicable law and regulations, we cannot guarantee that the OIG would agree. Any such adverse finding could have a material adverse impact on us.

        Federal Self-Referral Law (The Stark Law).    We are also subject to federal and state statutes banning payments and assigning penalties for referrals by physicians to healthcare providers with whom the physicians (or close family members) have a financial relationship. The Stark Law prohibits a physician from referring a patient to a healthcare provider for certain designated health services reimbursable by Medicare if the physician (or close family members) has a financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. The designated health services covered by the law include radiology services, infusion therapy, radiation therapy and supplies, clinical laboratory, diagnostic imaging, outpatient prescription drugs and hospital services, among others. In addition to the conduct directly prohibited by the law, the statute also prohibits "circumvention schemes", that are designed to obtain referrals indirectly that cannot be made directly. The regulatory framework of the Stark Law is to first prohibit all referrals from physicians to entities for Medicare DHS and then to except certain types of arrangements from that broad general prohibition.

        Violation of these laws and regulations may result in prohibition of payment for services rendered, a refund of any Medicare or Medicaid payments for services that resulted from an unlawful referral, $15,000 civil monetary penalties for specified infractions, $100,000 for a circumvention scheme, criminal penalties, exclusion from Medicare and Medicaid programs, and potential false claims liability, including via "qui tam" action, of not less than $5,500 and not more than $11,000, plus three times the amount of damages that the government sustains because of an improperly submitted claim. The repayment provisions in Stark are not dependent on the parties having an improper intent; rather, Stark is a strict liability statute and any violation is subject to repayment of all "tainted" referrals.

        Our compensation and other financial arrangements, including leases, with physicians implicate the Stark Law. The Stark Law, however, contains exceptions applicable to our operations. We rely on exceptions covering employees, leases, and in-office ancillary services, as well as the "group practice" definition that allows for certain compensation and profit sharing methodologies. Additionally, the definition of "referral" under the Stark Law excludes referrals of radiation oncologists for radiation therapy if (1) the request is part of a consultation initiated by another physician; and (2) the tests or services are furnished by or under the supervision of the radiation oncologist. We believe the services rendered by our radiation oncologists will comply with this exception to the definition of referral.

        Some physicians who are not radiation oncologists are employed by companies owned by us or by professional corporations owned by certain of our directors, executive officers and equityholders with which we have administrative services agreements. To the extent these professional corporations employ such physicians, and they are deemed to have made referrals for radiation therapy, their referrals will be permissible under the Stark Law if they meet the employment exception, which requires, among other things, that the compensation be consistent with the fair market value of the services provided and that it not take into account (directly or indirectly) the volume or value of any referrals by the referring physician. Another Stark exception applicable to our financial relationships with physicians who are not radiation oncologists is the in-office ancillary services exception and accompanying group practice definition which permits profit distributions to physicians within a qualifying group practice structure. The Stark Law imposes detailed requirements in order to qualify for the in-office ancillary services exception, all of which are highly technical and many of which have to date not been subject to any judicial review or other agency interpretation. In the event that the Stark Law were to be amended to modify or otherwise limit the in-office ancillary services exception, this could have a material adverse impact on our business.

        In addition, the Health Care Reform Act requires referring physicians under Stark to inform patients that they may obtain certain imaging services (e.g., magnetic resonance imaging ("MRI"), CT and PET) or other designated health services as specified by the Secretary of the DHHS from a provider other than that physician, his or her group practice, or another physician in his or her group practice. To date, DHHS has not included radiation oncology as a service subject to this requirement.

        We believe that our current operations comply in all material respects with the Stark Law, due to, among other things, various exceptions therein and implementing regulations that exempt either the referral or the financial relationship involved. Nevertheless, to the extent physicians affiliated with us make referrals to us and a financial relationship exists between the referring physicians and us, the government might take the position that the arrangement does not comply with the Stark Law. Any such finding could have a material adverse impact on us.

State Law

        State Anti-Kickback Laws.    Many states in which we operate have laws that prohibit the payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under the state Medicaid program. However, a number of these laws apply to all healthcare services in the state, regardless of the source of payment for the service. Although we believe that these laws prohibit payments to referral sources only where a principal purpose for the payment is for the referral, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation and, therefore, no assurances can be given that our activities will be found to be in compliance. Noncompliance with such laws could have a material adverse effect upon us and subject us and the physicians involved to penalties and sanctions.

        State Self-Referral Laws.    A number of states in which we operate, such as Florida, have enacted self-referral laws that are similar in purpose to the Stark Law. However, each state law is unique. The state laws and regulations vary significantly from state to state, are often vague and, in many cases, have not been widely interpreted by courts or regulatory agencies. State statutes and regulations affecting the referral of patients to healthcare providers range from statutes and regulations that are substantially the same as the federal laws and safe harbor regulations to a simple requirement that physicians or other healthcare professionals disclose to patients any financial relationship the physicians or healthcare professionals have with a healthcare provider that is being recommended to the patients. Some states only prohibit referrals where the physician's financial relationship with a healthcare provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services. For example, in Maryland (where we operate 6 facilities), state law prohibits physicians other than radiologists or radiation oncologists from being part of a group practice or otherwise benefitting from MRI, CT or radiation oncology services.

        These statutes and regulations generally apply to services reimbursed by both governmental and private payers. Violations of these laws may result in prohibition of payment for services rendered, refund of any monies received pursuant to a prohibited referral, loss of licenses as well as fines and criminal penalties.

        We believe that we are in compliance with the self-referral law of each state in which we have a financial relationship with a physician. However, we cannot guarantee that the government would agree, and adverse judicial or administrative interpretations of any of these laws could have a material adverse effect on our operating results and financial condition. In addition, expansion of our operations into new jurisdictions, or new interpretations of laws in existing jurisdictions, could require structural and organizational modifications of our relationships with physicians to comply with that jurisdiction's laws. Such structural and organizational modifications could have a material adverse effect on our operating results and financial condition.

        Fee-Splitting Laws.    Many states in which we operate prohibit the splitting or sharing of fees between physicians and referral sources and/or between physicians and non-physicians. These laws vary from state to state and are enforced by courts and regulatory agencies, each with broad discretion. Some states have interpreted management agreements between entities and physicians as unlawful fee-splitting. In most cases, it is not considered to be fee-splitting when the payment made by the physician is reasonable, fair market value reimbursement for services rendered on the physician's behalf.

        In certain states, we receive fees from professional corporations owned by certain of our directors, executive officers and equityholders under administrative services agreements. We believe we structure these fee provisions to comply with applicable state laws relating to fee-splitting. However, there can be no certainty that, if challenged, either we or the professional corporations will be found to be in compliance with each state's fee-splitting laws, and, a successful challenge could have a material adverse effect upon us.

        In certain states we operate integrated cancer care practices and share ancillary profits within the practice. We believe we have structured these financial arrangements to comply with state fee-splitting laws. However, there can be no certainty that, if challenged, we will be found to be in compliance with each state's fee-splitting provisions and a successful challenge could have a material adverse effect on us.

        We believe our arrangements with physicians comply in all material respects with the fee-splitting laws of the states in which we operate. Nevertheless, it is possible regulatory authorities or other parties could claim we are engaged in fee-splitting. If such a claim were successfully asserted in any jurisdiction, our radiation oncologists and other physicians could be subject to civil and criminal penalties, professional discipline and we could be required to restructure or terminate our contractual and other arrangements. Any restructuring of our contractual and other arrangements with physician practices could result in lower revenue from such practices, increased expenses in the operation of such practices and reduced input into the business decisions of such practices. Termination of such contracts would result in loss of revenue. In addition, expansion of our operations to other states with fee-splitting prohibitions may require structural and organizational modification to the form of relationships that we currently have with physicians, affiliated practices and hospitals. Any modifications could result in less profitable relationships with physicians, affiliated practices and hospitals, less influence over the business decisions of physicians and affiliated practices and failure to achieve our growth objectives.

        Corporate Practice of Medicine.    We are not licensed to practice medicine. The practice of medicine is conducted solely by our licensed radiation oncologists and other licensed physicians. The manner in which licensed physicians can be organized to perform and bill for medical services is governed by the laws of the state in which medical services are provided and by the medical boards or other entities authorized by such states to oversee the practice of medicine. Most states prohibit any person or entity other than a licensed professional from holding him, her or itself out as a provider of diagnoses, treatment or care of patients. Many states extend this prohibition to bar companies not wholly-owned by licensed physicians from employing physicians, a practice commonly referred to as the "Corporate Practice of Medicine", in order to maintain physician independence and clinical judgment.

        Business corporations are generally not permitted under certain state laws to exercise control over the medical judgments or decisions of physicians, or engage in certain practices such as fee-splitting with physicians. Particularly in states where we are not permitted to own a medical practice, we perform only non-medical and administrative and support services, do not represent to the public or clients that we offer professional medical services and do not exercise influence or control over the practice of medicine.

        Corporate Practice of Medicine laws vary widely by state regarding the extent to which a licensed physician can affiliate with corporate entities for the delivery of medical services. In Florida, it is not uncommon for business corporations to own medical practices. New York, by contrast, prohibits physicians from sharing revenue received in connection with the furnishing of medical care, other than with a partner, employee or associate in a professional corporation, subcontractor or physician consultant relationship. We have developed arrangements which we believe are in compliance with the Corporate Practice of Medicine laws in the states in which we operate.

        We believe our operations and contractual arrangements as currently conducted are in material compliance with existing applicable laws. However, we cannot assure you that we will be successful if our existing organization and our contractual arrangements with the professional corporations are challenged as constituting the unlicensed practice of medicine. In addition, we might not be able to enforce certain of our arrangements, including non-competition agreements and transition and stock pledge agreements. While the precise penalties for violation of state laws relating to the corporate practice of medicine vary from state to state, violations could lead to fines, injunctive relief dissolving a corporate offender or criminal felony charges. There can be no assurance that review of our business and the professional corporations by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or their expansion. In the event of action by any regulatory authority limiting or prohibiting us or any affiliate from carrying on our business or from expanding our operations and our affiliates to certain jurisdictions, we may be required to implement structural and organizational modifications, which could adversely affect our ability to conduct our business.

        Antitrust Laws.    In connection with the Corporate Practice of Medicine laws referred to above, certain of the physician practices with which we are affiliated are necessarily organized as separate legal entities. As such, the physician practice entities may be deemed to be persons separate both from us and from each other under the antitrust laws and, accordingly, subject to a wide range of laws that prohibit anticompetitive conduct among separate legal entities. These laws may limit our ability to enter into agreements with separate practices that compete with one another. In addition, where we also are seeking to acquire or affiliate with established and reputable practices in our target geographic markets, any market concentration could lead to antitrust claims.

        We believe we are in material compliance with federal and state antitrust laws and intend to comply with any state and federal laws that may affect the development of our business. There can be no assurance, however, that a review of our business by courts or regulatory authorities would not adversely affect our operations and the operations of our affiliated physician practice entities.

        State Licensing.    As a provider of radiation therapy services in the states in which we operate, we must maintain current occupational and use licenses for our treatment centers as healthcare facilities and machine registrations for our linear accelerators and simulators. Additionally, we must maintain radioactive material licenses for each of our treatment centers which utilize radioactive sources. We believe that we possess or have applied for all requisite state and local licenses and are in material compliance with all state and local licensing requirements.

        Certificate of Need.    Many states have enacted certificate of need laws, including, but not limited to, Kentucky, Massachusetts, Michigan, North Carolina, Rhode Island, South Carolina and West Virginia, which require prior approval for a number of actions, including for the purchase, construction, acquisition, renovation or expansion of healthcare facilities and treatment centers, to make certain capital expenditures or to make changes in services or bed capacity. In deciding whether to approve certain requests, these states consider the need for additional or expanded healthcare facilities or services. The certificate of need program is intended to prevent unnecessary duplication of services and can be a competitive process whereby only one proposal among competing applicants who wish to provide a particular health service is chosen or a proposal by one applicant is challenged by another provider who may prevail in getting the state to deny the addition of the service.

        In certain states these certificate of need statutes and regulations apply to our related physician corporations and in others it applies to hospitals where we have management agreements or joint venture relationships.

        We believe that we have applied for all requisite state certificate of need approvals or notified state authorities as required by statute and are in material compliance with state requirements. There can be no assurance, however, that a review of our business or proposed new practices by regulatory authorities would not limit our growth or otherwise adversely affect the operations of us and our affiliated physician practice entities.

Other Laws and Regulations

        Hazardous Materials.    We are subject to various federal, state and local laws and regulations governing the use, discharge and disposal of hazardous materials, including medical waste products. We believe that all of our treatment centers comply with these laws and regulations in all material respects and we do not anticipate that any of these laws will have a material adverse effect on our operations.

        Although our linear accelerators and certain other equipment do not use radioactive or other hazardous materials, our treatment centers do provide specialized treatment involving the implantation of radioactive material in the prostate and other organs. The radioactive sources generally are obtained from, and returned to, the suppliers, which have the ultimate responsibility for their proper disposal. We, however, remain subject to state and federal laws regulating the protection of employees who may be exposed to hazardous material and the proper handling, storage and disposal of that material.

Reimbursement and Cost Containment

Reimbursement

        We provide a full range of both professional and technical services. Those services include the initial consultation, clinical treatment planning, simulation, medical radiation physics, dosimetry, treatment devices, special services and clinical treatment management procedures.

        The initial consultation is charged as a professional fee for evaluation of the patient prior to the decision to treat the patient with radiation therapy. The clinical treatment planning also is reimbursed as a technical and professional component. Simulation of the patient prior to treatment involves both a technical and a professional component, as the treatment plan is verified with the use of a simulator accompanied by the physician's approval of the plan. The medical radiation physics, dosimetry, treatment devices and special services also include both professional and technical components. The basic dosimetry calculation is accomplished, treatment devices are specified and approved, and the physicist consults with the radiation oncologist, all as professional and technical components of the charge. Special blocks, wedges, shields, or casts are fabricated, all as a technical and professional component.

        The delivery of the radiation treatment from the linear accelerator is a technical charge. The clinical treatment administrative services fee is the professional fee charged weekly for the physician's management of the patient's treatment. Global fees containing both professional and technical components also are charged for specialized treatment such as hyperthermia, clinical intracavitary hyperthermia, clinical brachytherapy, interstitial radioelement applications, and remote after-loading of radioactive sources.

        Coding and billing for radiation therapy is complex. We maintain a staff of certified coding professionals responsible for interpreting the services documented on the patients' charts to determine the appropriate coding of services for billing of third-party payers. This staff provides coding and billing services for all of our treatment centers except for four treatment centers in New York. In addition, we do not provide coding and billing services to hospitals where we are providing only the professional component of radiation treatment services. We provide training for our coding staff and believe that our coding and billing expertise result in appropriate and timely reimbursement. Given the complexity of the regulations and guidance governing coding and billing, we cannot guarantee that the government will not challenge any of our practices. Any such challenge could have a material adverse effect on us.

Cost Containment

        We derived approximately 44%, 48%, 48% and 47% of our net patient service revenue for the years ended December 31, 2009, 2010 and 2011 and for the three months ended March 31, 2012, respectively, from payments made by government sponsored healthcare programs, principally Medicare. These programs are subject to substantial regulation by the federal and state governments. Any change in payment regulations, policies, practices, interpretations or statutes that place limitations on reimbursement amounts, or changes in reimbursement coding, or practices could materially and adversely affect our financial condition and results of operations.

        In recent years, the federal government has sought to constrain the growth of spending in the Medicare and Medicaid programs. Through the Medicare program, the federal government has implemented a resource-based relative value scale ("RBRVS") payment methodology for physician services. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. Changes in the RBRVS may result in reductions in payment rates for procedures provided by the Company. RBRVS-type payment systems also have been adopted by certain private third-party payers and may become a predominant payment methodology. Broader implementation of such programs could reduce payments by private third-party payers and could indirectly reduce our operating margins to the extent that the cost of providing management services related to such procedures could not be proportionately reduced. To the extent our costs increase, we may not be able to recover such cost increases from government reimbursement programs. In addition, because of cost containment measures and market changes in non-governmental insurance plans, we may not be able to shift cost increases to non-governmental payers. Changes in the RBRVS could result in a reduction from historical levels in per patient Medicare revenue received by us; however, we do not believe such reductions would, if implemented, result in a material adverse effect on us.

        In addition to current governmental regulation, both federal and state governments periodically propose legislation for comprehensive reforms affecting the payment for and availability of healthcare services. Aspects of certain of such healthcare proposals, such as reductions in Medicare and Medicaid payments, if adopted, could adversely affect us. Other aspects of such proposals, such as universal health insurance coverage and coverage of certain previously uncovered services, could have a positive impact on our business. On March 21, 2010, the House of Representatives passed the Patient Protection and Affordable Care Act, and the corresponding reconciliation bill. President Obama signed the larger comprehensive bill into law on March 23, 2010 and the reconciliation bill on March 30, 2010.

The comprehensive $940 billion dollar overhaul is expected to extend coverage to approximately 32 million previously uninsured Americans. We anticipate that the Health Care Reform Act will significantly affect how the healthcare industry operates in relation to Medicare, Medicaid and the insurance industry. The Health Care Reform Act contains a number of provisions, including those governing fraud and abuse, enrollment in federal health care programs, and reimbursement changes, which will impact existing government health care programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program. It is not possible at this time to predict what, if any, additional reforms will be adopted by Congress or state legislatures, or when such reforms would be adopted and implemented. As healthcare reform progresses and the regulatory environment accommodates reform, it is likely that changes in state and federal regulations will necessitate modifications to our agreements and operations. While we believe we will be able to restructure in accordance with applicable laws and regulations, we cannot assure that such restructuring in all cases will be possible or profitable.

        Although governmental payment reductions have not materially affected us in the past, it is possible that such changes implemented in connection with the Health Care Reform Act and any future changes could have a material adverse effect on our financial condition and results of operations. In addition, Medicare, Medicaid and other government sponsored healthcare programs are increasingly shifting to some form of managed care. Additionally, funds received under all healthcare reimbursement programs are subject to audit with respect to the proper billing for physician services. Retroactive adjustments of revenue from these programs could occur. We expect that there will continue to be proposals to reduce or limit Medicare and Medicaid payment for services.

        Rates paid by private third-party payers, including those that provide Medicare supplemental insurance, are based on established physician, clinic and hospital charges and are generally higher than Medicare payment rates. Changes in the mix of our patients between non-governmental payers and government sponsored healthcare programs, and among different types of non-government payer sources, could have a material adverse effect on us.

Reevaluations and Examination of Billing

        Payers periodically reevaluate the services they cover. In some cases, government payers such as Medicare and Medicaid also may seek to recoup payments previously made for services determined not to be covered. Any such action by payers would have an adverse effect on our revenue and earnings.

        Due to the uncertain nature of coding for radiation therapy services, we could be required to change coding practices or repay amounts paid for incorrect practices either of which could have a materially adverse effect on our operating results and financial condition.

Other Regulations

        In addition, we are subject to licensing and regulation under federal, state and local laws relating to the collecting, storing, handling and disposal of infectious and hazardous waste and radioactive materials as well as the safety and health of laboratory employees. We believe our operations are in material compliance with applicable federal and state laws and regulations relating to the collection, storage, handling, treatment and disposal of all infectious and hazardous waste and radioactive materials. Nevertheless, there can be no assurance that our current or past operations would be deemed to be in compliance with applicable laws and regulations, and any noncompliance could result in a material adverse effect on us. We utilize licensed vendors for the disposal of such specimen and waste.

        In addition to our comprehensive regulation of safety in the workplace, the federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for healthcare employees, whose workers may be exposed to blood-borne pathogens, such as HIV and the hepatitis B virus. These regulations require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens.

  Healthcare Reform

        National healthcare reform remains a focus at the federal level. On March 21, 2010, the House of Representatives passed the Patient Protection and Affordable Care Act, and the corresponding reconciliation bill. President Obama signed the larger comprehensive bill into law on March 23, 2010 and the reconciliation bill on March 30, 2010. The comprehensive $940 billion dollar overhaul is expected to extend coverage to approximately 32 million previously uninsured Americans.

        A significant portion of our patient volume is derived from government healthcare programs, principally Medicare, which are highly regulated and subject to frequent and substantial changes. We anticipate the Health Care Reform Act will significantly affect how the healthcare industry operates in relation to Medicare, Medicaid and the insurance industry. The Health Care Reform Act contains a number of provisions, including those governing fraud and abuse, enrollment in federal healthcare programs, and reimbursement changes, which will impact existing government healthcare programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program. We can give no assurance that the Health Care Reform Act will not adversely affect our business and financial results, and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform would affect our business.

        On March 26, 27 and 28, 2012, the United States Supreme Court heard oral arguments on three consolidated cases challenging the Health Care Reform Act on various grounds. Two key issues being considered by the Supreme Court are (i) the constitutionality of the "individual mandate" that would require individuals to purchase health insurance as of 2014 or be penalized and (ii) the expansion of Medicaid. The Supreme Court is expected to issue its ruling in the summer of 2012. A repeal of all or part of the Health Care Reform Act could have a major effect across all health care industry sectors depending on the nature of the Court's ruling, such as affecting the number of patients with private health insurance in the future and current and proposed Medicare and Medicaid reimbursement programs. It may further prompt new Congressional efforts to reduce health care costs or to otherwise reform the country's health care system. Consequently, we cannot predict the impact that the Court's ruling or any future reforms may have on our business.

        In addition, the Joint Select Committee on Deficit Reduction ("JSC") was created under the Budget Control Act of 2011 and signed into law on August 2, 2011. Under the law, unless the JSC could achieve $1.2 trillion in savings, an across-the-board sequestration would occur on January 2, 2013, and each subsequent year through 2021, to achieve $1.2 trillion in savings. On November 21, 2011, the JSC released a statement indicating the committee would be unable to reach agreement, thereby clearing the way for the sequestration process. Unless Congress acts to reverse the cuts, Medicare providers would be cut under the sequestration process by 2 percent each year relative to baseline spending through 2021, which could have an adverse impact on our business.

Legal Proceedings

        We are involved in certain legal actions and claims that arise in the ordinary course of our business and are generally covered by insurance. It is the opinion of management, based on advice of legal counsel, that such litigation and claims will be resolved without material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        On September 16, 2010, we were served with a civil complaint that was filed against us in the United States District Court for the Southern District of New York by TPTCC NY, Inc., The Proton Institute of NY, LLC and NY Medscan LLC. The complaint alleged, among other things, that in connection with a failed business venture between plaintiffs and the Company to provide proton beam therapy ("PBT") services in New York City, the Company, certain of our subsidiaries and Norton Travis, our general counsel, misappropriated confidential information and trade secrets of the plaintiffs and conspired in restraint of trade, engaged in unfair competition, and conspired to fix prices in seeking to establish a PBT services business in New York City. The plaintiffs sought to recover at least $350 million in damages, plus punitive damages of up to three times the amount of damages awarded. The Company intends to vigorously defend this suit. In the opinion of the Company's management, the case is without merit. By Order dated February 24, 2011, Judge Jed S. Rakoff granted the Company's motion to dismiss in its entirety dismissing all claims against all defendants including the Company and Mr. Travis. The United States Court of Appeals for the Second Circuit has subsequently upheld Judge Rakoff's dismissal of the federal claims raised in the lawsuit but ruled that Judge Rakoff should not have exercised jurisdiction over the state law claims included in the complaint.

MANAGEMENT

Directors, Executive Officers and Key Employees

        Our executive officers, directors and key employees and their ages and position are as follows:

Name	Age	Position
Daniel E. Dosoretz, M.D.	59	President, Chief Executive Officer and Director
Bryan J. Carey	51	Vice Chairman and Chief Financial Officer
Joseph M. Garcia	43	Chief Operating Officer
Eduardo Fernandez, M.D., Ph.D	48	Senior Vice President, Physician Management
Constantine A. Mantz, M.D.	44	Chief Medical Officer
Norton L. Travis	60	Executive Vice President and General Counsel
Madlyn Dornaus	59	Senior Vice President, Chief Compliance Officer
Joseph Biscardi	43	Vice President, Assistant Treasurer, Controller and Chief Accounting Officer
Frank G. English, IV	51	Vice President International Finance and Treasurer
Daniel H. Galmarini	56	Chief Technology Officer
Kurt L. Janavitz	44	Senior Vice President of Managed Care and Network Development
Gary Delanois	59	Senior Vice President of Multispecialty Operations
James L. Elrod, Jr.	55	Director
Anil Shrivastava	43	Director
Erin L. Russell	38	Director
James H. Rubenstein, M.D.	57	Secretary, Medical Director and Director
Howard M. Sheridan, M.D.	68	Director
Robert L. Rosner	52	Director

        Daniel E. Dosoretz, M.D., F.A.C.R., F.A.C.R.O. is one of our founders and has served as a director since 1988 and as our President and Chief Executive Officer since April 1997. Dr. Dosoretz is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, LLC. Prior to founding the Company, Dr. Dosoretz served as attending physician at the Massachusetts General Hospital. He also was an Instructor and Assistant Professor of Radiation Medicine at Harvard Medical School and Research Fellow of the American Cancer Society. Upon moving to Fort Myers, Florida, he was appointed to the Clinical Faculty as Associate Professor at the University of Miami School of Medicine. He also has been a visiting Professor at Duke University Medical School and is a Distinguished Alumni Visiting Professor in Radiation Oncology at Massachusetts General Hospital, Harvard Medical School. Dr. Dosoretz is board certified in Therapeutic Radiology by the American Board of Radiology. He is a Fellow of ACRO and of the American College of Radiology and is a member of the International Stereotactic Radiosurgery Society, the American Society for Therapeutic Radiology and Oncology and the American Society of Clinical Oncology. Dr. Dosoretz graduated from the University of Buenos Aires School of Medicine with the Gold medal for being top of his class, and served his residency in Radiation Oncology at the Department of Radiation Medicine at the Massachusetts General Hospital, Harvard Medical School, where he was selected Chief Resident of the department. Dr. Dosoretz's role as founder, President and Chief Executive Officer of the Company,

history with the Company and significant operating experience in the health care industry and extensive board experience led to the conclusion that Dr. Dosoretz should serve as a director of the Company.

        Bryan J. Carey has been a member of our board of directors since April 2009 and Chief Financial Officer since January 2012. He was previously our interim Chief Financial Officer from September 2009 to March 2010 and May 2011 to December 2011. Mr. Carey is a Senior Advisor at Vestar, primarily focused on Healthcare investments. He joined Vestar in 2000, having been Executive Vice President, Chief Financial Officer and Managing Director of the European operations of Aearo Corporation, a Vestar portfolio company. Mr. Carey is currently a director and member of the audit committee of Sunrise Medical, Inc. and DeVilbiss Healthcare, LLC. Mr. Carey was a director of Joerns Healthcare, LLC until August 2010. He received his A.B. in economics from Georgetown University and his M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Carey's experience in the health care industry and collective board experience, experience as the Company's interim Chief Financial Officer and background including his personal involvement in the healthcare field led to the conclusion that Mr. Carey should serve as a director of the Company.

        Joseph M. Garcia joined us in February 2011 as our Chief Operating Officer. From 2007 to 2011, prior to joining the Company, Mr. Garcia was a Vice President of Operations at DaVita, the leading dialysis company in the United States. Mr. Garcia was responsible for three divisions with 135 dialysis centers and over 40 hospital contracts. Collectively, these divisions represented approximately $425.0 million in revenue. Prior to DaVita, Mr. Garcia was the Senior Vice President of Operations at Sterling Healthcare from 2004 to 2007. Sterling was a hospital Emergency Room management company with 250 contracts across the United States. From 2000 to 2004 Mr. Garcia was a founder and Senior Vice President in both Health Network One and iHealth Technologies. Health Network One is a specialty network business that contracts with large insurance companies and is a licensed Third Party Administrator (TPA). iHealth Technologies a healthcare technology company, whose primary product is a proprietary software that is purchased by insurance companies to process and filter their claims prior to payment. From 1998 to 2000 Mr. Garcia was a Senior Vice President of Operations at Vivra, a dialysis provider, until its sale to Gambro and Magellan Behavior Health. From 1996 to 1998 Mr. Garcia was the Vice President of Corporate Development at FPA Medical Management. Mr. Garcia graduated with a B.S.B.A. and M.B.A. from Creighton University in Omaha, Nebraska.

        Eduardo Fernandez M.D., Ph.D. joined us in 1998 and has served in his current capacity since February 2011 and formerly as Director of Regional Operations from March 2009 to February 2011. Dr. Fernandez is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Dr Fernandez, Board Certified in Radiation Oncology, was awarded his medical degree from the University of Malaga, Spain, in 1987. He was Assistant and Associate Professor of Radiology and Medical Physics in his home university. Since 1989 he was in close cooperation with the Department of Biochemical Oncology and Experimental Radiotherapy at Case Western Reserve University in Cleveland, Ohio, including several sabbatical visits. In 1991 he defended a Doctoral Thesis on the molecular biology aspects of Photodynamic Therapy, and was awarded a Ph.D. degree from the University of Malaga. He completed his Radiation Oncology Residency at the Cleveland Clinic Foundation (Callahan Center for Radiation Oncology and Robotics) and served as the Head of Radiation Oncology at the Cleveland Clinic, Florida, where he was directly responsible for the development of the External Beam Radiation Oncology and Prostate Seed Brachytherapy Programs. Simultaneously he had an Assistant Professorship of Radiology at Ohio State University. He was Chief of Radiation Oncology at the Aventura Comprehensive Cancer Center from 2000 to 2007, Medical Director of the East Coast Operations from 2000 to 2009 and Co-VP of Medical Operations from 2008 to 2009. Dr. Fernandez is a director of 21st Century C.A.R.E., a non-profit dedicated to cancer patient assistance, research and education.

        Constantine A. Mantz, M.D. joined us in 2000 and has served in his current capacity since February 2011 and formerly as Senior Vice President of Clinical Operations from March 2009 to February 2011.

Dr. Mantz is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Dr. Mantz received a Bachelor of Science Degree in Biology from Loyola University of Chicago. He earned his medical degree from the University of Chicago's Pritzker School of Medicine and did a surgical internship at the Hennepin County Medical Center in Minneapolis. Dr. Mantz completed his radiation oncology residency at the University of Chicago Hospitals, is Board Certified in Radiation Oncology by the American Board of Radiology and is a member of ACRO, the American Medical Association, ASTRO and AFROC. During the course of his career, Dr. Mantz has been involved in numerous radiation therapy research projects, published professional journal articles and given lectures and presented abstracts and poster sessions at national meetings concerning cancer treatment. Dr. Mantz has a special interest in the study and treatment of prostate cancer and breast cancer.

        Norton L. Travis has been our Executive Vice President and General Counsel since February 2008 after having served as our outside general counsel for the prior five years. As outside counsel, Mr. Travis oversaw all legal aspects of our expansion transactions, as well as our legal compliance program. Prior to joining us, Mr. Travis served as a partner and the Chair of the Business Practice Group of Garfunkel, Wild & Travis, P.C., a specialty health-care law firm he co-founded in 1980. Mr. Travis is currently a director and a member of the compensation committee and the nominating committee of CareCore National, LLC. Mr. Travis received his B.A. from the University of Massachusetts and his J.D. from Hofstra University School of Law.

        Madlyn Dornaus joined us in 2004 and has served in her current capacity as Senior Vice President and Chief Compliance Officer since September 2009. Ms. Dornaus received her B.S. degree from Illinois State University and her M.B.A. from the University of Illinois. Prior to joining the Company, Ms. Dornaus was National Vice President for Per Se Technologies and held operational leadership roles as Regional Vice President at Curative Health Services and Concentra. She is a Certified Healthcare Compliance Officer and a member of the Medical Group Management Association.

        Joseph Biscardi joined us in June 1997 as our Vice President, Assistant Treasurer, Controller and Chief Accounting Officer. Prior to joining us, Mr. Biscardi worked for PricewaterhouseCoopers, LLP from 1993 to June 1997. Mr. Biscardi holds a B.B.A. in accounting from Hofstra University. He is a Certified Public Accountant in New York and a member of the American Institute of Certified Public Accountants, a member of the Healthcare Financial Management Association and a member of the Financial Executives International.

        Frank G. English, IV began working with the Company as an international acquisition and finance consultant in March 2009 in conjunction with our investment in Medical Developers. He joined the Company full time in August 2011, as Vice President, International Finance. In April, 2012 Mr. English assumed the additional responsibility of Corporate Treasurer. During 2010 Mr. English was Acting Treasurer of Community Education Centers. Prior to joining us in 2009, Frank worked for Banco Santander's Global Corporate and Investment Bank in New York Branch as Managing Director, U.S. Energy and Power Group, assisting U.S. multi-nationals globally, but primarily in Latin America. Mr. English received his B.A. from Washington and Lee University and his M.B.A. from Duke University, Fuqua School of Business.

        Daniel H. Galmarini has served as our Chief Technology Officer since August 1990. Mr. Galmarini received his degree in Physics from the School of Exact Sciences of University of La Plata, Argentina. In 1983, Mr. Galmarini obtained his certification of Specialist in Physics from the National Energy Commission of Argentina. Between 1983 and 1990, he became Director of Physics of multiple institutions. He has a certification in Radiotherapy Physics from the American Board of Radiology. He has held several teaching positions in universities in Argentina, and was instructor of theoretical physics in Central America and Lecturer of Medical Physics at the University of Miami in Florida. He has received several awards including the Best Scientific Work in Oncology in 1985 by the National Academy of Medicine in Argentina on the subject of Neuro- Oncological Stereotaxy. Mr. Galmarini is the author of several publications in a variety of fields including teletherapy and brachytherapy physics of radiation therapy, neurosurgery, radiobiology and computers applied to radiation therapy. Mr. Galmarini is a member of the American Association of Physics in Medicine and the American Brachytherapy Society.

        Kurt L. Janavitz joined us in March 2011 as our Senior Vice President of Managed Care and Network Development. Prior to joining us, Mr. Janavitz worked for Assurant Health as Vice President, Provider Management from September 2009 to March 2011 and UnitedHealth Group as Vice President, Network Management from May 2003 to September 2009. Previously, Mr. Janavitz spent a number of years working in various consulting and management roles for Ernst & Young, Tiber Group (now Navigant Consulting), Sachs Group (now Thomson Reuters Healthcare) and Dimension Data. Mr. Janavitz holds a Masters in Business Administration in Finance and Marketing with distinction from the Kellogg Graduate School of Management at Northwestern University and a Bachelor of Arts in Psychology summa cum laude from Tufts University. He is also an active member of Rotary International and a past board member of the American Heart Association of Southeastern Wisconsin.

        Gary Delanois joined us in May of 2009 as our Senior Vice President of Multispecialty Operations. Prior to joining us, Mr. Delanois was the Administrator for a large urology group practice that was one of the first multispecialty groups to join the Company. Mr. Delanois has over twenty-four years of experience in the healthcare field, including assisting large integrated healthcare delivery systems establish Primary and Specialty Care Physician networks. Mr. Delanois began his career in business as a certified public accountant with Ernst and Young in Indianapolis, Indiana, and later progressed to a Senior Manager position with Coopers and Lybrand in Southwest Florida before leaving to become Chief Operating Officer with a diversified and multi-divisional private company. Mr. Delanois is a certified public accountant and is a member of the American Institute and the Florida Institute of Public Accountants.

        James L. Elrod, Jr. has been a member of our board of directors and the Chairman of our board of directors since February 2008. Mr. Elrod is a Managing Director of Vestar and is currently the Co-Head of its Global Healthcare Group. Prior to joining Vestar in 1998, Mr. Elrod was Executive Vice President, Finance and Operations for Physicians Health Service, a public managed care company. Prior to that, he was a Managing Director and Partner of Dillon, Read & Co. Inc. Mr. Elrod is currently a director of National Mentor Holdings, Inc. and was a director of Joerns Healthcare, LLC until August 2010 and Essent Healthcare, Inc. until November 2011. Mr. Elrod received his A.B. from Colgate University and his M.B.A. from Harvard Business School. Mr. Elrod's experience in the health care industry and collective board experience, financial experience, and diverse personal background led to the conclusion that Mr. Elrod should serve as a director of the Company.

        Anil Shrivastava has been a member of our board of directors since February 2008. Mr. Shrivastava is a Managing Director of Vestar, primarily focused on Healthcare investments. Mr. Shrivastava joined Vestar in 2007. Previously, he was a partner at Bain & Company, Inc., the global consulting firm, as a leader in their healthcare practice. Mr. Shrivastava is currently a director of MediMedia USA, LLC, Sunrise Medical, Inc. and DeVilbiss Healthcare, LLC. Mr. Shrivastava received his B.A. from Harvard University and his M.B.A. from Harvard Business School. Mr. Shrivastava's experience in the health care industry and collective board experience, financial experience, and diverse personal background led to the conclusion that Mr. Shrivastava should serve as a director of the Company.

        Erin L. Russell has been a member of our board of directors since February 2008. Ms. Russell is a Principal of Vestar, and is primarily focused on Healthcare investments. Ms. Russell joined Vestar in 2000. Previously, she was a member of the mergers and acquisitions group at PaineWebber, Inc. Ms. Russell is currently a director of DynaVox Inc. In addition, she serves on the National Advisory Board of the Jefferson Scholars Foundation at the University of Virginia. Ms. Russell received a B.S. from the McIntire School of Commerce at the University of Virginia and her M.B.A. from Harvard

Business School. Ms. Russell's experience in the health care industry board experience and diverse personal background led to the conclusion that Ms. Russell should serve as a director of the Company.

        James H. Rubenstein, M.D. joined us in 1989 as a physician and has served as Secretary, Medical Director and as a director since 1993. Dr. Rubenstein is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, LLC. Prior to joining us, Dr. Rubenstein was an Assistant Professor of Radiation Oncology at the University of Pennsylvania and later became Co-Director of its Radiation Oncology Residency Program. He also served as Chairman of the Department of Medicine for Columbia Regional Medical Center in Southwest Florida and became a Clinical Assistant Professor at the University of Miami School of Medicine's Department of Radiology. He is board certified in Internal Medicine by the American Board of Internal Medicine and in Radiation Oncology by the American Board of Radiology. He graduated from New York University School of Medicine and completed his internship and residency in internal medicine at Beth Israel Hospital in Boston, at the same time working as an Assistant Instructor in internal medicine for Harvard University's School of Medicine. Dr. Rubenstein's years of experience in the health care industry career, particularly in radiation oncology and with the Company, as well as his familiarity with all aspects of its business led to the conclusion that Dr. Rubenstein should serve as a director of the Company.

        Howard M. Sheridan, M.D. is one of our founders and has served as a director since 1988. Dr. Sheridan planned and developed our first radiation treatment center. Prior to joining us, Dr. Sheridan served as President of the medical staff at Southwest Florida Regional Medical Center as well as chairman of the Department of Radiology. Dr. Sheridan currently serves as Chairman of Edison Bancshares, Inc. He previously served on the Advisory Board of Southeast Bank, N.A., and also served as a founding Director and member of the Executive Compensation and Loan Committee of Heritage National Bank from 1989 until September 1996, when Heritage was acquired by SouthTrust Corporation. Dr. Sheridan has practiced interventional radiology and diagnostic radiology in Fort Myers, Florida from 1975 until accepting the chairmanship in April 2004. Dr. Sheridan is a member of the American Medical Association, the Florida Medical Association, and the American College of Radiology. Dr. Sheridan is the Vice President of 21st Century C.A.R.E., a non-profit dedicated to cancer patient assistance, research and education. Dr. Sheridan is also on the Dean's Counsel of Tulane Medical School. He graduated from Tulane Medical School and completed his residency at the University of Colorado Medical Center. Dr. Sheridan is board certified by the American Board of Radiology and the American Board of Nuclear Medicine. Dr. Sheridan's board experience, years of experience in the health care industry career, particularly in radiation oncology and with the Company, as well as his familiarity with all aspects of its business since its founding led to the conclusion that Dr. Sheridan should serve as a director of the Company.

        Robert L. Rosner has been a member of our board of directors since February 2012. Mr. Rosner was a founding partner of Vestar in 1988 and was previously with the Management Buyout Group at The First Boston Corporation. Mr. Rosner is currently a director of Seves S.p.a. and Group OGF and was previously a director of AZ Electronic Materials S.A. until November 2010. He serves as a member of the Graduate Executive Board of The Wharton School and is a Trustee of The Lawrenceville School. Mr. Rosner received a B.A. in Economics from Trinity College and an M.B.A. with Distinction from The Wharton School at the University of Pennsylvania. Mr. Rosner's experience in the health care industry and collective board experience, financial experience, and diverse personal background led to the conclusion that Mr. Rosner should serve as a director of the Company.

Board Composition

        Our Bylaws provide that our board of directors shall consist of the number of directors so determined by its board of directors. Each director serves for annual terms and until his or her successor is elected and qualified. Vestar indirectly controls a majority of the capital stock of Parent, which in turn holds 100% of the capital stock of the Company, and as such, Vestar has the ability to elect all of the members of our board of directors. The Company is also subject to certain agreements, which provide Vestar with the ability to designate a specified number of members of our board of directors and RT Investments' board of managers. The Company's board of directors presently consists of seven members.

        We are indirectly controlled by RT Investments, the direct owner of 100% of the capital stock of Parent. RT Investments does not have a formal policy regarding the procedures by which equityholders may recommend nominees to its board of managers. However, any recommendations received from equityholders pursuant to our submission procedures are generally evaluated in the same manner that potential nominees suggested by board members are evaluated. RT Investments is party to an Amended and Restated Securityholders Agreement, pursuant to which the parties thereto must cause the board of managers of RT Investments to consist of four managers designated by Vestar and its affiliates, two independent managers designated by an affiliate of Vestar after consultation with Dr. Dosoretz, and two managers that are executives of the Company designated by Dr. Dosoretz after consultation with Vestar, for so long as Dr. Dosoretz is the Chief Executive Officer of the Company, subject to a reduction of the number of managers that are executives of the Company upon a decrease in the ownership interests in RT Investments held by certain management holders or failure by the Company to achieve certain performance targets. In addition, RT Investments is governed by an Amended and Restated Limited Liability Company Agreement, pursuant to which Vestar and its affiliates shall determine the number of persons comprising the board of managers of RT Investments in accordance with the Amended and Restated Securityholders Agreement, all of whom shall be individuals as determined pursuant to the Amended and Restated Securityholders Agreement. See "Certain Relationships and Related Party Transactions, and Director Independence."

Board Committees

        RTS's board of directors has the authority to appoint committees to perform certain management and administration functions. RTS's board of directors has provided for an Audit/Compliance Committee, a Capital Allocation Committee and a Compensation Committee.

Audit/Compliance Committee

        Ms. Russell serves as Chair of the Audit/Compliance Committee. The Audit/Compliance Committee is responsible for reviewing and monitoring our accounting controls, related party transactions, internal audit functions and compliance with federal and state laws that affect our business and recommending to the board of directors the engagement of our outside auditors. The Audit/Compliance Committee met eight times during 2010 and seven times during 2011. The Audit/Compliance Committee operates under a written charter effective as of May 16, 2008 adopted by our board of directors in May 2008. Our board of directors has determined that each of its members is financially literate. However, as we are now privately held and controlled by affiliates of Vestar, our board of directors has determined that it is not necessary to designate one or more of its Audit/Compliance Committee members as an "audit committee financial expert" at this time.

Capital Allocation Committee

        Messrs. Elrod and Rosner, and Ms. Russell serve on the Capital Allocation Committee, with Mr. Elrod serving as the Chair. The Capital Allocation Committee reviews and either approves, on behalf of the board of directors, or recommends to the Company's board of directors for approval all material expenditures related to equipment, acquisitions and de novo development, among others. The Capital Allocation Committee met one time during 2010 and six times during 2011. The Capital Allocation Committee operates under a written charter effective as of May 16, 2008 adopted by our board of directors in May 2008.

Compensation Committee

        Messrs. Sheridan and Elrod serve on the Compensation Committee, with Mr. Elrod serving as the Chair. The Compensation Committee reviews and either approves, on behalf of our board of directors, or recommends to our board of directors for approval the annual salaries and other compensation of our executive officers and individual unit incentive awards. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. The Compensation Committee met one time during 2010 and one time during 2011. The Compensation Committee operates under a written charter effective as of May 16, 2008 adopted by our board of directors in May 2008.

Compensation Committee Interlocks and Insider Participation

        Messrs. Sheridan and Elrod serve on the Compensation Committee. No executive officer of the Company served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Company's other directors are affiliated.

        Dr. Sheridan has certain related party relationships with us requiring disclosure under the rules and regulations of the SEC. These related party relationships include, among other things, ownership interests held by Dr. Sheridan in real estate partnerships, which own treatment centers and properties leased by the Company, a medical services provider, to which we provide billing and collections services and an insurance company which provides us with malpractice insurance coverage. See "Item 13. Certain Relationships and Related Transactions, and Director Independence." Dr. Sheridan is one of our founders and previously served as Chairman of our board of directors until February 2008.

Code of Ethics

        RTS's board of directors expects its members, as well as its officers and employees, to act ethically at all times and to acknowledge in writing their adherence to the policies comprising its code of conduct and as applicable, in RTS's Code of Ethics for Senior Financial Officers and Chief Executive Officer. The code of ethics is posted on our website located at www.rtsx.com under the heading "Code of Conduct for Principal Executive Officers and Senior Financial Officers" We intend to disclose any amendments to RTS's code of ethics and any waiver from a provision of such code, as required by the SEC, on our website within five business days following such amendment or waiver. Copies of the Code of Ethics are available upon request, without charge, by writing or telephoning us at Radiation Therapy Services, Inc, 2270 Colonial Boulevard, Fort Myers, Florida 33907, Attn: Corporate Secretary, (239) 931-7275.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures with respect to our current plans, considerations, expectations and determinations regarding compensation.

Executive Summary

        The primary objectives of our executive compensation policies are to attract and retain talented executives to effectively manage and lead our Company and create value for our equityholders. Through our executive compensation policies, we seek to align the level of our executive compensation with the achievement of our corporate objectives, thereby aligning the interests of our management with those of our equityholders.

        The compensation of our named executive officers generally consists of base salary, annual cash incentive payments, long-term equity incentives and other benefits and perquisites. In addition, our named executive officers are eligible to receive severance or other benefits upon termination of their employment with us. In setting an individual executive officer's initial compensation package and the relative allocation among different types of compensation, we consider the nature of the position being filled, the scope of associated responsibilities, the individual's qualifications, as well as Vestar's experience with other companies in its investment portfolio and general market knowledge regarding executive compensation.

        The discussion below explains our compensation decisions with respect to fiscal year 2011, our last fiscal year. Our named executive officers are Daniel E. Dosoretz, M.D., our President and Chief Executive Officer since April 1997, Joseph M. Garcia, our Chief Operating Officer since March 2011, Constantine A. Mantz, M.D. who joined us in 2000 and has served as our Chief Medical Officer since February 2011 and formerly as Senior Vice President of Clinical Operations from March 2009 to February 2011, Kerrin E. Gillespie, who served as our Senior Vice President and Chief Financial Officer from March 2010 until May 2011 and Norton L. Travis who has been our Executive Vice President and General Counsel since joining us in February 2008. Our named executive officers also include Bryan J. Carey, our Vice Chairman and Chief Financial Officer since January 2012, who has served as our Interim Chief Financial Officer previously from September 2009 until March 2010 and May 2011 to December 2011.

Executive Compensation Philosophy

        The compensation policies for our named executive officers have been designed based upon our view that the ownership by management of equity interests in our business is the most effective mechanism for providing incentives for management to maximize gains for equityholders, that annual cash incentive compensation should be linked to metrics that create value for our equityholders and that other elements of executive compensation should be set at levels that are necessary, within reasonable parameters, to successfully attract, retain and motivate optimally talented and experienced executives.

Role of Our Compensation Committee

        Our Compensation Committee evaluates and determines the levels and forms of individual compensation for our named executive officers. Under the term of its charter, our Compensation Committee reviews and either approves, on behalf of the Company's board of directors, or recommends to the Company's board of directors for approval the annual salaries and other compensation for our executive officers and individual unit incentive awards. The Compensation

Committee develops and determines all components of executive officer compensation, as well as provides assistance and recommendations to the Company's board of directors with respect to our incentive-compensation plans, equity-based plans, compensation policies and practices and assists with the administration of our compensation and benefit plans. Messrs. Sheridan and Elrod serve on the Compensation Committee, which met one time during 2011.

Compensation Determination Process

        Our Compensation Committee determines or recommends to the board of directors for determination the compensation of each of our named executive officers and solicits input from our Chief Executive Officer in determining the compensation (particularly base salary and annual cash incentive payments) of our named executive officers. The Compensation Committee does not retain compensation consultants to review our policies and procedures with respect to executive officer compensation

Effect of Accounting and Tax Treatment on Compensation Decisions

        In the review and establishment of our compensation program, we consider the anticipated accounting and tax implications to us and our named executive officers. While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Risk Considerations in Determining Compensation

        We regularly assess our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by corporations. We have concluded that our compensation program does not motivate imprudent risk taking and any risks involved in compensation are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we believe that the following risk oversight and compensation design features guard against excessive risk-taking:

  •
  Establishing base salaries consistent with executives' responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

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  Determining cash and equity incentive awards based on achievement of performance metrics that provide a simple, but encompassing and powerful, performance goal that aligns the strategies and efforts of the enterprise across operational groups and geographies, and also helps ensure that extraordinary compensation is tied to creation of enhanced value for stockholders;

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  Designing long-term compensation, including vesting provisions for equity compensation awards, to reward executives for driving sustainable, profitable, growth for stockholders; and

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  Ensuring oversight of the Compensation Committee in the operation of our compensation plans.

Elements of Compensation

        We generally deliver executive compensation through a combination of annual base salary, annual cash incentive payments, long-term equity incentives and other benefits and perquisites. We believe that this mix of elements is useful in achieving our primary compensation objectives. The payment of executive compensation is determined by the Compensation Committee, and we do not target any particular form of compensation to encompass a majority of annual compensation provided to our executive officers.

        Base Salary and Production Incentive Bonuses.    Base salaries are intended to provide a fixed level of compensation sufficient to attract and retain an effective management team when considered in combination with other performance- based components of our executive compensation program. We believe that the base salary element is required to provide our named executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. Annual base salaries are established on the basis of market conditions at the time we hire an executive. Any subsequent modifications to annual base salaries are influenced by the performance of the executive, the increased/decreased duties of the executive and by significant changes in market conditions. We do not align compensation for our executive officers with market pay percentile benchmarks. In addition, we are party to physician employment agreements with our physician named executive officers, who provide significant clinical leadership in the Company beyond their executive management roles in their capacities as physicians. These physician employment agreements provide for production and ancillary incentive bonus arrangements generally based on achievement of a certain level of collections or revenues by such individuals.

        The current base salaries described below were negotiated in connection with the Merger and are based in part on salaries paid prior to the Merger. A summary of the base salary and production incentive bonus arrangements with our named executive officers is as follows, except for Mr. Gillespie who joined the Company in March 2010 and left the Company in May 2011 and Joseph Garcia who joined the Company in March 2011:

  •
  Daniel E. Dosoretz, M.D.—We entered into an executive and a physician employment agreement with Dr. Dosoretz in connection with the Merger, dated effective as of February 21, 2008, which were amended and restated effective as of June 11, 2012, which provide for annual base salaries of $1,500,000 and $500,000, respectively. Dr. Dosoretz is also eligible to participate in certain production and ancillary bonus arrangements associated with the Company's Lee County, Florida radiation oncology centers and certain other ancillary services provided in the Lee County, Florida local market.

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  Joseph M. Garcia—We entered into an executive employment agreement with Mr. Garcia, dated effective as of March 1, 2011, which was amended effective as of June 11, 2012, which provides for an annual base salary of $400,000.

  •
  Constantine A. Mantz, M.D.—We entered into a physician employment agreement with Dr. Mantz, dated effective as of July 1, 2003 and as amended, which provides for an annual base salary of $1,100,000 and an annual production incentive bonus arrangement based on a percentage of the professional component collections associated with the Company's Lee and Monroe County, Florida radiation oncology centers and certain other ancillary services provided in the Lee County, Florida local market.

  •
  Kerrin E. Gillespie—We entered into an executive employment agreement with Mr. Gillespie, dated effective as of February 8, 2010, which provides for an annual base salary of $400,000. Mr. Gillespie's employment ended on May 16, 2011.

  •
  Norton L. Travis—We entered into an executive employment agreement with Mr. Travis in connection with the Merger, dated effective as of February 21, 2008, which was amended effective as of June 11, 2012, which provides for an annual base salary of $900,000.

  •
  Bryan J. Carey—In June 2012 we entered into an executive employment agreement with Mr. Carey, effective as of January 1, 2012, which provides for an annual base salary of $475,000.

        Annual Cash Incentive Payments.    In addition to annual base salaries, our Compensation Committee and Company's board of directors generally award annual cash incentive payments to our named executive officers. The annual cash incentive payments are intended to compensate our named executive officers for achieving operating performance objectives in the current year that are important to our success.

        Cash incentive payments are awarded pursuant to individual bonus arrangements with each named executive officer for each fiscal year. This bonus arrangement is designed to motivate, reward and acknowledge achievement by our employees by explicitly tying annual cash bonus payments to the achievement of annual performance targets based upon our consolidated financial results, as adjusted based upon individual performance objectives. Our performance-based bonus plan is administered jointly by our Chief Financial Officer, who is responsible for monitoring the financial performance measurements, and, in respect of our executive officers, our Chief Executive Officer, who is responsible for monitoring individual performance measurements for such individuals. Our Compensation Committee approves all targets set by the Company's board of directors and payouts under our bonus arrangements. Executives are generally eligible for payments under our performance-based bonus arrangement if they have earned such payments for the prior fiscal year.

        Pursuant to the terms of their executive employment agreements, certain named executive officers were eligible to earn a target annual cash incentive payment for fiscal year 2011 equal to either a defined minimum amount or a percentage of that named executive officer's annual base salary, as further described below:

  •
  For fiscal year 2011, Dr. Dosoretz was eligible to earn an annual cash performance incentive bonus award with a target bonus amount not less than $1,500,000 pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of pro forma adjusted earnings before interest, taxes, depreciation and amortization ("PF Adjusted EBITDA"), net debt targets and achievement of specified objectives. The relative weight of each factor in determining the cash performance incentive bonus award was determined by the Company's board of directors. PF Adjusted EBITDA also includes certain adjustments, such as loss on extinguishment of debt, non-cash impairment losses and gains/losses on disposal of assets, minority interest, equity-based compensation, employee severance and other costs, acquisition costs, management fee to Vestar, adjustment related to sale-leaseback accounting, litigation expenses, non-cash rent expense and other adjustments.

  •
  For fiscal year 2011, Mr. Garcia is eligible to earn an annual cash performance incentive bonus award with a target bonus amount up to 60% of his base salary pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA, net debt targets and achievement of specified objectives.

  •
  For fiscal year 2011, Mr. Gillespie is eligible to earn an annual cash performance incentive bonus award with a target bonus amount up to 60% of his base salary pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA, net debt targets and achievement of specified objectives.

  •
  For fiscal year 2011, Mr. Travis was eligible to earn an annual cash performance incentive bonus award with a target bonus amount not less than $300,000 pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA, net debt targets and achievement of specified objectives.

        After target bonus award amounts are established as a defined minimum amount or percentage of each named executive officer's base salary, the Company's board of directors establishes overall Company performance targets as the next step in determining annual cash bonus payments. For fiscal year 2011, the Company's board of directors assigned a 60% weighting to PF Adjusted EBITDA performance measure, a 40% weighting to net debt performance measure to encourage management to focus more on making long-term investments to grow our business and a discretionary bonus for the achievement of specified objectives.

        At the on-target level of achievement for the PF Adjusted EBITDA performance metric, a named executive officer's bonus payment is equal to 100% of his or her target bonus amount. At the maximum target level of achievement, a named executive officer's bonus payment is equal to 200% of his target bonus amount. At the minimum target level of achievement for PF Adjusted EBITDA and Net Debt performance measures, a named executive officer's bonus payment is equal to 25% and 15%, respectively, of his target bonus amount. Bonus payments for actual results that fall between the minimum and maximum target performance levels are adjusted on a linear basis.

        The following table illustrates our overall performance in relation to our targets for PF Adjusted EBITDA and net debt targets as well as achievement of specified objectives for fiscal year 2011:

Type of Financial Performance Metric	Minimum Target Level of Achievement	On-Target Level of Achievement	Maximum Target Level of Achievement	Actual Level of Achievement	Level of Target Achieved
PF Adjusted EBITDA	$129.0	$139.0	$145.0	$128.1	Not Achieved
Net Debt	$656.3	$668.7	$—	$675.3	Not Achieved
Specified Objectives					Achieved

        Our bonus plan for fiscal year 2011 is structured in the same manner as it was for fiscal year 2010, with financial performance being evaluated against PF Adjusted EBITDA and net debt targets and achievement of specified objectives. The timing of payments under the bonus plan for fiscal year 2011 is expected to be consistent with that for fiscal year 2010.

        Discretionary Cash Bonuses.    The compensation committee awarded a discretionary cash bonus to the executive management team for the achievement of certain milestone accomplishments. The 2011 discretionary cash bonus amounts awarded to the executive management team are noted in the following summary compensation table under the caption "non-equity incentive plan compensation.

        The compensation committee determined the discretionary bonus awards based on the 2011 milestone accomplishments which included the following:

  •
  Closing, integration and value added initiatives to the Medical Developers Acquisition.

  •
  Closing the MHP transaction, developing a group practice model in the state of Michigan.

  •
  Closing the radiation treatment center acquisitions in Redding, California and Goldsboro North Carolina and entering into a letter of intent for the purchase of a radiation treatment center in Sarasota, Florida.

  •
  Strengthening the Company's clinical working relationships through 20 physician liaisons.

  •
  Managed care pricing strategy and implementation.

  •
  Expansion of medical group practices through hiring and acquisitions of approximately 17 physicians.

  •
  September 30, 2011 credit agreement amendment to provide flexibility for growth and covenant modifications. Increase in the Revolver by $50.0 million.

  •
  International acquisition of five radiation treatment centers in Argentina in November 2011.

        Discretionary Cash Bonuses.    In addition to the amounts described above that were awarded under our Annual Cash Incentive Payments in 2011, the Company's board of directors awarded a discretionary cash bonus in fiscal year 2011 to Mr. Travis in the amount of $50,000 in recognition of his work related to our business development activities and a relocation cash bonus in fiscal year 2011 to Mr. Garcia in the amount of $50,000 associated with his employment with the Company. Although the Compensation Committee does not anticipate that discretionary cash bonuses will be routinely awarded, it reserves the right to make such awards in the future as circumstances warrant.

        Long-Term Equity Incentives.    We believe that our long-term financial success is achieved in part through an ownership culture that encourages our named executive officers to focus on our long-term performance through the use of equity-based compensation incentives.

        The capital structure of RT Investments consists of four different classes of limited liability company units: non-voting preferred equity units, Class A voting equity units, Class B non-voting equity units and Class C non-voting equity units.

        On February 21, 2008, in connection with the Merger, we allowed our management to invest in RT Investments by exchanging all or a portion of their shares in the predecessor Company's common stock into non-voting preferred equity units of RT Investments and Class A voting equity units of RT Investments and the number of non-voting preferred equity units and Class A voting equity units of RT Investments held by our named executive officers is set forth in "Security Ownership of Certain Beneficial Owners and Management."

        Also, on February 21, 2008, in connection with the Merger, RT Investments adopted a new equity-based plan and authorized for issuance under the plan approximately 1,494,111 units of limited liability company interests consisting of 526,262 Class B non-voting equity units and 967,849 Class C non-voting equity units. The Class B non-voting equity units time vest over 48 months and the Class C non-voting equity units vest annually for 34 months based on certain performance conditions and/or investment performance conditions being met or achieved and, in all cases, assuming continued employment. The performance conditions relate to the Company achieving PF Adjusted EBITDA and net debt targets that were established in connection with the Merger. The vesting schedule for the units described above was designed to motivate our named executive officers and other members of management to enhance our financial and operational performance and equity value over the long-term as well as to promote executive retention. The following table presents the outstanding grants of Class B non-voting equity units and Class C non-voting equity units to our named executive officers as of December 31, 2011:

Name	Class B Units	Class C Units
Daniel E. Dosoretz, M.D., President and Chief Executive Officer	282,428	337,235
Joseph M. Garcia, Chief Operating Officer	20,831	53,874
Constantine A. Mantz, M.D., Chief Medical Officer	8,420	21,777
Kerrin E. Gillespie, former Senior Vice President and Chief Financial Officer	4,166	—
Norton L. Travis, Executive Vice President and General Counsel	42,101	108,883
Bryan J. Carey, Chief Financial Officer	—	—

        Effective as of June 11, 2012, RT Investments entered into the Third Amended and Restated Limited Liability Company Agreement of RT Investments (the "Amended LLC Agreement"). The Amended LLC Agreement establishes new classes of equity units in RT Investments in the form of Class MEP Units, Class EMEP Units, Class L Units and Class G Units for issuance to employees, officers, directors and other service providers, establishes new distribution entitlements related thereto, and modifies the distribution entitlements for holders of preferred units and Class A Units of RT Investments. The Amended LLC Agreement also provides that any forfeited or repurchased Class EMEP Units may be reallocated by Dr. Dosoretz, in his sole discretion, for so long as he is Chief Executive Officer of the Company. The Amended LLC Agreement provides for the cancellation of RT Investments' existing Class B and Class C incentive equity units.

        Deferred Compensation Plan.    We offer our named executive officers the opportunity to participate in our 401(k) Profit Sharing Plan ("401(k) Plan"), which is a tax-qualified plan. Our discretionary contributions to the 401(k) Plan are based upon our annual financial performance.

        Other Benefits.    We also provide various other benefits to certain of our named executive officers that are intended to be part of a competitive compensation program. These benefits include:

  •
  medical and life insurance;

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  flexible spending accounts;

  •
  vacation time;

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  reimbursement for tax preparation and legal services;

  •
  relocation benefits; and

  •
  utilization of Company aircraft.

        We believe that these benefits are comparable to those offered by other companies.

Severance and Change in Control Benefits

        Our named executive officers are entitled to certain severance benefits as set forth in their respective employment agreements in the event of termination of employment. We believe these benefits are an essential element of our compensation program for our named executive officers and assist us in recruiting and retaining talented individuals. Our Compensation Committee believes that these benefits are valuable as they address the valid concern that it may be difficult for our named executive officers to find comparable employment in a short period of time in the event of termination. The severance benefits may differ for named executive officers depending on the positions they hold and how difficult it might be or how long it might take for them to find comparable employment. The employment agreements of our named executive officers do not contain change in control benefit provisions providing for payments but the Management Unit Subscription Agreements for Class B non-voting equity units of RT Investments and Class C non-voting equity units of RT Investments to contain certain acceleration provisions in the event of a sale of the Company.

Summary Compensation Table

        The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us during the prior three fiscal years.

	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards	Non-Equity Incentive Plan Compensation ($)	Other Annual Compensation ($)		Total ($)
Daniel E. Dosoretz M.D.	2011	2,000,000	25,065	—	600,000	22,047	(2)	2,647,112
President, Chief Executive	2010	2,000,000	29,479	—	600,000	87,154	(2)	2,716,633
Officer and Director	2009	2,000,000	22,937	—	600,000	116,536	(2)	2,739,473
Joseph M. Garcia,	2011	346,154	50,000	—	200,000	—		596,154
Chief Operating Officer	2010	—	—	—	—	—		—
	2009	—	—	—	—	—		—
Constantine A. Mantz, M.D.	2011	961,000	570,895	—	—	30	(4)	1,531,925
Chief Medical Officer	2010	840,000	637,479	—	—	—		1,477,479
	2009	689,346	809,095	—	—	—		1,498,441
Norton L. Travis	2011	900,000	50,000	—	200,000	129	(4)	1,150,129
Executive Vice President and	2010	900,000	60,000	—	120,000	2,450	(3)	1,082,450
General Counsel	2009	900,000	180,000	—	120,000	2,450	(3)	1,202,450
Kerrin Gillespie(5)	2011	161,981	—	—	—	29	(4)	162,010
former Chief Financial Officer	2010	307,692	60,000	—	76,000	—		443,692
Bryan J. Carey(6)	2011	—	—	—	—	100,000		—
Chief Financial Officer	2010	—	—	—	—	—		—
	2009	—	—	—	—	—		—

(1)
The amounts set forth in this column represent discretionary bonuses approved by the Company's board of directors except for Dr. Dosoretz's 2011 - 2009 bonuses and Dr Mantz's 2011-2009 bonuses, which were based on production and ancillary bonus arrangements set forth in their respective physician employment agreements.

(2)
These amounts consist of: (i) compensation associated with the personal use of the Company's corporate aircraft in 2011, 2010 and 2009 in the amounts of $21,918, $84,575 and $111,377, respectively; (ii) discretionary company profit-sharing contributions to our Profit Sharing 401(k) and Retirement Plan in 2010 and 2009 in the amounts of $2,450 and $2,450, respectively; and (iii) life insurance premiums paid by the Company in 2011, 2010 and 2009 of $129, $129 and $2,709, respectively.

(3)
These amounts consist of discretionary company profit-sharing contributions to our Profit Sharing 401(k) and Retirement Plan in 2010 and 2009.

(4)
These amounts consist of life insurance premiums paid by the Company in 2011.

(5)
Mr. Gillespie's employment commenced on March 15, 2010 and ended on May 16, 2011.

(6)
Mr. Carey's employment commenced on January 1, 2012. Mr. Carey has served as our Interim Chief Financial Officer since May 2011 and previously served as our interim Chief Financial Officer from August 2009 until March 14, 2010. In 2011 we recruited Mr. Carey and awarded Mr. Carey $100,000 for his interim services as Chief Financial Officer.

Grants of Plan-Based Awards in Fiscal 2011

        The following table provides supplemental information relating to grants of plan-based awards to our named executive officers in fiscal 2011.

	Payout Levels Under Non-Equity Incentive Plan Awards(1)
	Minimum ($)	Target ($)	Maximum ($)
Daniel E. Dosoretz, M.D.	300,000	1,500,000	3,000,000
Joseph M. Garcia	48,000	240,000	480,000
Constantine A. Mantz, M.D.	—	—	—
Kerrin E. Gillespie	48,000	240,000	480,000
Norton L. Travis	60,000	300,000	600,000
Bryan J. Carey	—	—	—

(1)
Thresholds under our non-equity performance incentive bonus plan are determined annually by the Company's board of directors. Amounts represent potential payouts relating to 2011 based on current based compensation. Amounts set forth in this table exclude the achievement of specified objectives, which if achieved could provide an additional 20% bonus based on a named executive officer's base salary.

	Payout Levels Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units(#)
	Grant Date(1)	Target (#)	Unit Class	Grant Date Fair Value of Equity Awards($)(2)
Daniel E. Dosoretz, M.D.	—	—	—	—	—
Joseph M. Garcia	3/01/11	20,831	Class B	114,362	—
	3/01/11	53,874	Class C	262,905	—
Constantine A. Mantz, M.D.	—	—	—	—	—
Kerrin E. Gillespie	—	—	—	—	—
Norton L. Travis	—	—	—	—	—
Bryan J. Carey	—	—	—	—	—

(1)
Date on which the restricted units were transferred to the named executive officer.

(2)
Reflects the grant date fair value computed in accordance with Accounting Standards Codification 718.

Outstanding Equity Awards at 2011 Fiscal-Year End

        The following table provides information regarding outstanding equity awards held by our named executive officers as of the end of fiscal 2011.

	Stock Awards
				Equity Incentive Plan Awards
	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(c)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(c)
Daniel E. Dosoretz, M.D.	70,607	Class B Units(a)	387,632	299,764	Class C Units(a)	1,462,850
Joseph M. Garcia	15,623	Class B Units(b)	85,772	53,874	Class C Units(b)	262,905
Constantine A. Mantz, M.D.	2,105	Class B Units(a)	11,557	19,357	Class C Units(a)	94,462
Kerrin E. Gillespie	—	Class B Units	—	—	Class C Units	—
Norton L. Travis	10,525	Class B Units(a)	57,784	96,785	Class C Units(a)	472,310
Bryan J. Carey	—	Class B Units	—	—	Class C Units	—

(a)
Granted on February 21, 2008 in connection with the initial grants under the RT Investments equity-based incentive plan. The vesting measurement date, as set forth in the relevant subscription agreement, for these units is February 21, 2008. The Class B non-voting equity units of RT Investments time vest over 48 months and the Class C non-voting equity units of RT Investments vest annually for 34 months based on certain performance conditions and/or investment performance conditions being met or achieved and, in all cases, assuming continued employment, as explained in more detail above, under "Compensation Discussion and Analysis—Long-Term Equity Incentives."

(b)
Units granted on March 1, 2011 with a vesting measurement date, as set forth in the relevant subscription agreement. The Class B non-voting equity units of RT Investments time vest over 46 months and the Class C non-voting equity units of RT Investments vest annually for 36 months based on certain performance conditions and/or investment performance conditions being met or achieved and, in all cases, assuming continued employment, as explained in more detail above, under "Compensation Discussion and Analysis—Long-Term Equity Incentives."

(c)
Payout value represents fair market value determined as of fiscal year-end, which is $5.49 per Class B non-voting equity unit of RT Investments and $4.88 per Class C non-voting equity unit of RT Investments.

Option Exercises and Stock Vested

        No options were issued, outstanding or exercised during fiscal 2011. For purposes of this disclosure item, no units were vested during fiscal 2011 such that value was realized, as the Company could repurchase at cost the units of any executive who terminated his or her employment voluntarily during fiscal 2011. However, if an executive officer were terminated without cause or resigned for good reason as of the last day of the fiscal year, he or she would be entitled to receive proceeds for a portion of his or her units. See "Compensation Discussion and Analysis—Treatment of Equity Interests in Radiation Therapy Services Holdings, Inc." below.

Pension Benefits

        The Company has no pension plans.

Nonqualified Deferred Compensation

        The Company does maintain a nonqualified deferred compensation plans. None of the named executives participated in the nonqualified deferred compensation plan in 2011.

Employment Agreements

Executive and Physician Employment Agreements with Daniel E. Dosoretz, M.D.

        Executive Employment Agreement.    We have entered into an Amended and Restated Executive Employment Agreement, dated effective as of June 11, 2012, with Daniel E. Dosoretz, M.D., pursuant to which Dr. Dosoretz serves as our President and Chief Executive Officer. The employment term is a five-year term and provides Dr. Dosoretz with the option to further extend the initial term thereof by an additional two years at any time prior to the second anniversary of the date thereof.

        Dr. Dosoretz is currently entitled to receive an annual base salary of $1,500,000 and entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2010 fiscal year and each full fiscal year during the employment term, Dr. Dosoretz is also eligible to earn an annual cash incentive payment of not less than $1,500,000, the actual amount of the bonus to be determined by the Company's board of directors pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA and net debt targets. PF Adjusted EBITDA also includes certain adjustments, such as loss on extinguishment of debt, non-cash impairment losses and gains/losses on disposal of assets, minority interest, equity-based compensation, employee severance and other costs, acquisition costs, management fee to Vestar, adjustment related to sale-leaseback accounting, litigation expenses, non-cash rent expense and other adjustments.

        Dr. Dosoretz is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. Also, Dr. Dosoretz shall be entitled to use the Company's corporate jet in a manner consistent with past practice, and in addition to use of the plane in connection with the conduct of business on behalf of the Company, he is entitled to 200 hours of usage per year for personal use. We have also agreed to indemnify Dr. Dosoretz in connection with his capacity as our director and officer.

        If Dr. Dosoretz resigns or otherwise voluntarily terminates his employment and the termination is not for good reason during the term of the agreement, he will be entitled to receive his base salary accrued and unpaid through the date of termination and his earned and unpaid annual cash incentive payment, if any, for the fiscal year prior to the termination date. Dr. Dosoretz shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan (all amounts in this section are referred to as "Accrued Compensation").

        If Dr. Dosoretz's employment is terminated by us without "cause" (as defined in his employment agreement) or by Dr. Dosoretz for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, and in addition to the payment of Accrued Compensation, the Company is obligated to make monthly payments to Dr. Dosoretz for a period of 24 months after his termination date. Each monthly payment shall be equal to 1/12th of the sum of (i) Dr. Dosoretz's annual base salary, as in effect at the termination date, plus (ii) the amount equal to the sum of his bonuses for the three prior years divided by three. Dr. Dosoretz shall also be permitted to continue participation at the Company's expense in all benefit and insurance plans, coverage and programs for one year in which he was participating prior to the termination date.

        If Dr. Dosoretz's employment terminates due to a "disability" (as defined in his employment agreement), he will be entitled to receive the Accrued Compensation and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Dr. Dosoretz dies during the term of his employment term, the Company shall pay to his estate a lump sum payment equal to the sum of (i) his Accrued

Compensation and (ii) the board of director's good faith estimated annual cash incentive payment for the fiscal year in which the death occurs (on a pro rate basis for the number whole or partial months in the fiscal year in which the death occurs through the date of death) based on the performance of the Company at the time of his death. In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Dr. Dosoretz in accordance with the terms of the applicable plan.

        Dr. Dosoretz' Executive Employment Agreement also provides that if his Physician Employment Agreement is terminated for any reason, but his Executive Employment Agreement is not, Dr. Dosoretz' annual base salary under the Executive Employment Agreement shall be increased to $2,000,000.

        Dr. Dosoretz is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending on the later of (i) the fifth anniversary of the Executive Employment Agreement and (ii) three years after his termination date, Dr. Dosoretz covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Dr. Dosoretz breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

        Physician Employment Agreement.    In addition, we have entered into an Amended and Restated Physician Employment Agreement, dated as of June 11, 2012, with Dr. Dosoretz, pursuant to which Dr. Dosoretz shall provide medical services as a radiation oncologist at such locations as are mutually agreed. The employment term is a five-year term and provides Dr. Dosoretz with the option to further extend the initial term thereof by an additional two years at any time prior to the second anniversary of the date thereof. For services rendered under the Physician Employment Agreement, Dr. Dosoretz shall receive an annual base salary of $500,000, and the Company shall be obligated to pay all medical malpractice insurance premiums during employment and any "tail" coverage premiums after termination or expiration of this agreement.

        Dr. Dosoretz may voluntarily terminate this agreement prior to the end of the term with or without giving notice and the Company may terminate this agreement without cause at any time. The Company may terminate the agreement due to a "disability" (as defined in the agreement) and the agreement will automatically terminate upon Dr. Dosoretz's death. If the Executive Employment Agreement is terminated for any reason, the Company shall have the right, but not the obligation to terminate the Physician Employment Agreement, without any liability or obligation to him, other than any Accrued Compensation. If the Executive Employment Agreement is terminated for any reason, but the Physician Employment Agreement is not terminated, the Physician Employment Agreement shall remain in full force and effect, except that (i) Dr. Dosoretz's base salary shall be increased to $1,500,000; (ii) Dr. Dosoretz shall be obligated to work five days per week rather than up to two days per week as currently contemplated under the Physician Employment Agreement, and (iii) Dr. Dosoretz shall be eligible to participate in such other bonus and benefit plans afforded other senior physicians of the Company and receive comparable fringe benefits to such other senior physicians.

        Dr. Dosoretz is also subject to covenants not to compete under the Physician Employment Agreement whereby in the event of the termination of this agreement for any reason, Dr. Dosoretz agrees, with certain exceptions, not to directly or indirectly engage in the practice of radiation therapy or oncology, or otherwise compete with us (as defined in the agreement) for a period beginning on the date of the Physician Employment Agreement and ending on the later of (i) the fifth anniversary of the Physician Employment Agreement and (ii) three years after his termination date.

Executive Employment Agreement with Joseph M. Garcia

        We have entered into an executive employment agreement, dated effective as of March 1, 2011, with Joseph M. Garcia, pursuant to which Mr. Garcia serves as Chief Operating Officer. The employment term is a three-year term beginning February 7, 2011 with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement. Pursuant to an amendment dated as of June 11, 2012, the initial term of the agreement was extended to April 1, 2017.

        Mr. Garcia is currently entitled to receive an annual base salary of $400,000 and entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2011 fiscal year and each full fiscal year during the employment term, Mr. Garcia is also eligible to earn an annual cash incentive payment of up to 60% of his base salary, the actual amount of the bonus to be determined by the Company's board of directors pursuant to a bonus plan based on factors including, without limitation, the Company's PF Adjusted EBITDA and net debt targets. Mr. Garcia is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We have also agreed to indemnify Mr. Garcia in connection with his capacity as an officer.

        If Mr. Garcia's employment is terminated by us during the term of the agreement, he is entitled to his Accrued Compensation.

        If Mr. Garcia's employment is terminated by us without "cause" (as defined in his employment agreement) or by Mr. Garcia for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, and in addition to the payment of the Accrued Compensation, the Company is obligated to make monthly payments to Mr. Garcia for a period of 12 months after his termination date. Each monthly payment shall be equal to 1/12th of Mr. Garcia's annual base salary as in effect at the termination date; provided that payments that otherwise would have been made during the 60 day period after the termination date shall be made on the first payroll period after the 60th day following the termination date and shall include payment of any amounts that would have otherwise be due prior thereto.

        If Mr. Garcia resigns or voluntarily terminates the agreement without "good reason", he shall be entitled to receive his Accrued Compensation.

        If Mr. Garcia's employment terminates due to "disability" (as defined in his employment agreement), he will be entitled to receive the Accrued Compensation and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Mr. Garcia dies during the term of his employment term, the Company shall pay to his estate a lump sum payment equal to the sum of (i) his Accrued Compensation and (ii) the estimated annual cash incentive payment for the fiscal year in which the death occurs (on a pro rate basis for the number whole or partial months in the fiscal year in which the death occurs through the date of death). In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Mr. Garcia in accordance with the terms of the applicable plan.

        Mr. Garcia is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending 18 months after his termination date, Mr. Garcia covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Mr. Garcia breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

Physician Employment Agreement with Constantine A. Mantz, M.D.

        We have entered into a physician employment agreement with Constantine A. Mantz, dated effective as of July 1, 2003 and as amended, pursuant to which Dr. Mantz serves as our Senior Vice President of Clinical Operations and provides medical services as a radiation oncologist. The employment term commenced on July 1, 2003 and is a five-year term with automatic one-year extensions thereafter unless either party provides the other 90 days' prior written notice of its intention not to renew the employment agreement. Dr. Mantz is currently entitled to receive an annual base salary of $1,100,000 and the Company shall be obligated to pay all medical malpractice insurance premiums during employment and any "tail" coverage premiums after termination or expiration of this agreement if Dr. Mantz's employment is terminated without cause, or due to death or disability. Further, during Dr. Mantz's employment, the Company will provide basic hospital and major medical insurance coverage to him to the extent obtainable with coverage amounts as the Company shall in its sole discretion determine and subject to the limitations and restrictions of the Company's group health plan.

        In addition, Dr. Mantz is entitled to receive an annual production incentive bonus of up to $1,000,000 based on 22.5% of the collections of professional fees (as defined) greater than $1,025,000 with respect to the Company's Lee and Monroe County, Florida radiation oncology centers and certain other ancillary services provided in the Lee County, Florida local market.

        Dr. Mantz and the Company may terminate this agreement prior to the end of the term by giving 90 days notice. If an event of termination occurs for any reason, Dr. Mantz shall be entitled to (i) receive his Accrued Compensation determined as of the effective date of termination and not theretofore paid and (ii) receive or continue to receive benefits due or payable under any pension or profit sharing plan and any disability, medical and life insurance plans maintained by the Company.

        Dr. Mantz is also subject to a covenant not to disclose our confidential information during his employment term and at all times during his employment term and ending two years after his termination date, Dr. Mantz is agrees (i) not to practice radiation oncology at any center in Lee, Collier or Charlotte County, Florida or at those hospitals in Lee, Collier or Charlotte County, Florida where physicians employed by the Company or an affiliate of the Company are, at the time of such termination, practicing radiation oncology, and (ii) not to solicit or hire any of our employees.

Executive Employment Agreement with Kerrin E. Gillespie

        We had entered into an executive employment agreement, dated effective as of February 8, 2010, with Kerrin E. Gillespie, pursuant to which Mr. Gillespie previously served as Senior Vice President and Chief Financial Officer. The employment term was a three-year term beginning March 15, 2010 with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement.

        Mr. Gillespie was entitled to receive an annual base salary of $400,000 and was entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2010 fiscal year and each full fiscal year during the employment term, Gillespie is also eligible to earn an annual cash incentive payment of up to 60% of his base salary, the actual amount of the bonus to be determined by the Company's board of directors pursuant to a bonus plan based on factors including, without limitation, the Company's PF Adjusted EBITDA and net debt targets. Mr. Gillespie was also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We have also agreed to indemnify Mr. Gillespie in connection with his capacity as an officer.

        Effective May 16, 2011, Mr. Gillespie resigned without "good reason", and was entitled to receive his Accrued Compensation.

        Mr. Gillespie is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending 18 months after his termination date, Mr. Gillespie covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Mr. Gillespie breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

        Mr. Gillespie's employment ended on May 16, 2011.

Executive Employment Agreement with Norton L. Travis

        We have entered into an executive employment agreement, dated effective as of February 21, 2008, with Norton L. Travis, pursuant to which Mr. Travis serves as our Executive Vice President and General Counsel. The employment term is a five-year term with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement. On February 3, 2011, the employment agreement was amended to provide for a termination date of February 3, 2016 with automatic extensions thereafter unless either party provides the other 120 days prior written notice not to renew the agreement. Pursuant to an amendment dated as of June 11, 2012, Mr. Travis has the option to extend the initial term of his employment by an additional two years at any time prior to the second anniversary of the date of execution the amendment.

        Mr. Travis is currently entitled to receive an annual base salary of $900,000 and entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2010 fiscal year and each full fiscal year during the employment term, Mr. Travis is also eligible to earn an annual cash incentive payment of not less than $300,000, (as the Company's board of directors may, but not be obligated to adjust from time to time, the "Travis Target Bonus"), the actual amount of the bonus to be determined by the Company's board of directors pursuant to a bonus plan based on factors including, without limitation, the Company's PF Adjusted EBITDA and net debt targets. Mr. Travis is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We have also agreed to indemnify Mr. Travis in connection with his capacity as an officer.

        If Mr. Travis' employment is terminated by us during the term of the agreement, he will be entitled to receive his Accrued Compensation.

        If Mr. Travis' employment is terminated by us without "cause" (as defined in his employment agreement) or by Mr. Travis for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, and in addition to the payment of the Accrued Compensation, the Company is obligated to make monthly payments to Mr. Travis for a period of 24 months after his termination date. Each monthly payment shall be equal to 1/12th of the sum of (i) Mr. Travis' annual base salary, as in effect at the termination date, plus (ii) the Travis Target Bonus for the year immediately prior to the year during which termination occurs.

        If Mr. Travis resigns or voluntarily terminates the agreement without "good reason", he will be entitled to receive his Accrued Compensation.

        If Mr. Travis' employment terminates due to his "disability" (as defined in his employment agreement), he will be entitled to receive the Accrued Compensation and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Mr. Travis dies during the term of his employment term, the Company shall pay to his estate a lump sum payment equal to the sum of (i) his Accrued Compensation and (ii) the estimated annual cash incentive payment for the fiscal year in which the death occurs (on a pro rate basis for the number whole or partial months in the fiscal year in which the death occurs through the date of death). In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Mr. Travis in accordance with the terms of the applicable plan.

        Mr. Travis is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending three years after his termination date, Mr. Travis covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Mr. Travis breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

Executive Employment Agreement with Bryan J. Carey

        We have entered into an executive employment agreement, dated effective as of January 1, 2012, with Bryan J. Carey, pursuant to which Mr. Carey serves as Vice Chairman and Chief Financial Officer. The employment term is a five-year term beginning January 1, 2012 with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement.

        Mr. Carey is currently entitled to receive an annual base salary of at least $475,000 and will have the opportunity to earn an initial annual cash performance incentive bonus equal to 85% of his annual base salary based on criteria as reasonably agreed to between Mr. Carey and the Chief Executive Officer of the Company, with reasonable approval from the Compensation Committee. For each of 2012 and 2013, the minimum amount of the performance bonus payable to Mr. Carey will be $200,000. Mr. Carey also has the opportunity to earn an additional discretionary bonus upon achievement of related operating performance targets. Mr. Carey is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We have also agreed to indemnify Mr. Carey in connection with his capacity as an officer. If Mr. Carey's employment is terminated by us during the term of the agreement, he is entitled to his Accrued Compensation.

        Mr. Carey may terminate his employment at any time for any reason. If Mr. Carey resigns or otherwise voluntarily terminates his employment and the termination is not for "good reason" during the term of his employment (as defined in his employment agreement), he will be entitled to receive his base salary accrued and unpaid through the date of termination and his earned and unpaid annual cash incentive payment, if any, for the fiscal year prior to the termination date. Mr. Carey shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by RTS, payable in accordance with the terms of the applicable plan. If Mr. Carey's employment is terminated by RTS for Cause (as defined in his employment agreement), the amount he shall be entitled to receive will be limited to the Accrued Compensation.

        If Mr. Carey's employment is terminated by us without "Cause" or by Mr. Carey for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants, and in addition to the payment of the Accrued Compensation, We are obligated to make monthly payments to Mr. Carey for a period of 24 months after his termination date. Each monthly payment shall be equal to 1/12th of Mr. Carey's annual base salary, as in effect at the termination date plus the average performance bonus for the three years immediately prior to the termination date. In the event such termination is within six months prior to or after a "Change of Control," Mr. Carey will be entitled to such payments for a period of 36 months instead of 24 months. In addition, if Mr. Carey should elect continued COBRA coverage, we shall pay during the period Mr. Carey actually continues such coverage, the same percentage of monthly premium costs for COBRA continuation coverage as it pays of the monthly premium costs for medical coverage for senior executives generally.

        Mr. Carey is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending 24 months after his termination date, Mr. Carey covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Mr. Carey breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

Potential Payments upon Termination

        The following disclosure indicates the potential payments and benefits to which our named executive officers would be entitled upon termination of employment. All calculations are based on an assumed termination date of December 31, 2011. The disclosure below does not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. Potential payments upon termination attributable to Mr. Watson and Mr. Gillespie are not presented below since they did not receive any such payments as a result of his voluntarily termination of employment with the Company on August 31, 2009 and May 16, 2011, respectively. Potential payments upon termination attributable to Mr. Carey are not presented below since we did not enter into an employment agreement with Mr. Carey and he was not otherwise entitled to such termination payments or benefits.

Potential Payments to Each Named Executive Officer

Daniel E. Dosoretz, M.D., President and Chief Executive Officer(1)

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over Two Years ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	4,200,000	600,000	18,000	4,818,000
Voluntary resignation	—	—	—	—	—
Disability or death(2)	600,000	—	—	—	600,000

(1)
The potential payments and benefits upon termination of employment described above are pursuant to the terms of Dr. Dosoretz's Executive Employment Agreement.

(2)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

Joseph M. Garcia, Chief Operating Officer(1)

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over 18 Months ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	600,000	200,000	—	800,000
Voluntary resignation	—	—	—	—	—
Disability or death(2)	200,000	—	—	—	200,000

(1)
Mr. Garcia's employment commenced on February 7, 2011.

(2)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

Constantine A. Mantz, M.D., Senior Vice President of Clinical Operations

Event	Cash Severance Lump Payment ($)	Cash Severance Payment ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	—	—	—	—
Voluntary resignation	—	—	—	—	—
Disability or death(1)	—	—	—	—	—

(1)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

Norton L. Travis, Executive Vice President and General Counsel

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over Two Years ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	2,200,000	200,000	—	2,400,000
Voluntary resignation	—	—	—	—	—
Disability or death(1)	200,000	—	—	—	200,000

(1)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

Treatment of Equity Interests in RT Investments

        Upon the termination of the executive's employment with the Company for any reason whatsoever, (a) all unvested Class B non-voting equity units of RT Investments held by the executive as of the termination date shall expire and be immediately forfeited and canceled in their entirety as of the termination date and (b) all vested Class B non-voting equity units of RT Investments held by the executive shall remain outstanding, except that if executive's employment is terminated by the Company for cause at any time or by the executive without good reason during the two year period following the grant date, or if executive engages in any non-compete activities prohibited under his employment agreement and as further defined in the Management Unit Subscription Agreement for Class B non-voting equity units of RT Investments and Class C non-voting equity units of RT Investments during the time that such activities are prohibited, then all Class B Units (whether vested or unvested) and all Class C non-voting equity units of RT Investments (whether vested or unvested) held by such terminated executive shall expire and be immediately forfeited and canceled in their entirety as of the earlier of the termination date or the date executive engages in such prohibited activities.

        Upon the termination of the executive's employment with the Company for any reason whatsoever, the Class C non-voting equity units of RT Investments held by the executive shall be treated as follows:

  (i)
  if, as of the termination date, Vestar has not received cash distributions that results in a multiple of investment that is equal to two and one half times Vestar's total capital contributions (the "First Performance Hurdle"), then all of the Class C non-voting equity units of RT Investments held by the executive shall be immediately forfeited and canceled, except that any Class C non-voting equity units of RT Investments that have become vested shall remain outstanding;

  (ii)
  if, as of the termination date, the First Performance Hurdle has been achieved but Vestar has not received cash distributions that results in a multiple of investment that is equal to three times Vestar's total capital contribution (the "Second Performance Hurdle"), than all Class C non-voting equity units of RT Investments held by the executive shall be immediately forfeited and canceled, except that any Class C non-voting equity units of RT Investments that have become vested shall remain outstanding; or

  (iii)
  if, as of the termination date, the Second Performance Hurdle has been achieved, then all Class C non-voting equity units of RT Investments that have become vested shall remain outstanding.

        Notwithstanding the above, if (i) the executive's employment with the Company is terminated for any reason other than (A) by the Company for cause or (B) by the executive without good reason during the two year period subsequent to the grant date of the Class C non-voting equity units of RT Investments and (ii) a sale of the Company occurs within six months following the termination date that results in Vestar receiving proceeds from such sale together with any distributions made at the same time or as or prior to the consummation of the sale, that would have resulted in the executive being entitled to retain a greater number of Class C non-voting equity units of RT Investments if the executive had remained employed by the Company through the date of the sale of the Company that the number of Units retained by the executive pursuant to the foregoing provisions, then (x) such additional Class C non-voting equity units of RT Investments shall be deemed to remain outstanding as of the time of the consummation of the sale of the Company, (y) the amount of any distributions by the Company that the executive shall be entitled to receive with respect to the Class C non-voting equity units of RT Investments held by the executive shall be governed by the applicable section of the Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC and give effect to such additional Class C non-voting equity units of RT Investments , and (z) the amount of the proceeds that the executive shall be entitled to receive with respect to the Class C non-voting equity units of RT Investments held by the executive in such sale of the Company shall be governed by the applicable sections of the Amended and Restated Securityholders Agreement described below. See "Certain Relationships and Related Party Transactions."

        Further, if the executive's employment with the Company terminates for any reasons set forth in clauses (i), (ii) or (iii) below prior to the Company's initial public offering (in any event excluding termination of employment by retirement prior the Company's initial public offering), the Company shall have the right and option to purchase for a period of 90 days following the termination date, and each member of the executive group shall be required to sell to the Company, any of all of such Units then held by such member of the executive group, at a price per unit equal to fair market value, as defined in the Management Unit Subscription Agreement (measured as of the later of (x) the termination date and (y) the six month anniversary of the grant date) of such vested Class B non-voting equity unit or vested Class C non-voting equity unit, as applicable provided that the Company's board of directors shall have the right, in its sole discretion, to increase the purchase price as set forth above if the executive's active employment with the Company is terminated due to: (i) the disability or death of the executive; (ii) (A) by the Company without cause or (B) by the executive with good reason; or (iii) any other reason not set forth in (i) or (ii) above after the second anniversary of the grant date.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Company's board of directors that the Compensation Discussion and Analysis be included in this Registration Statement.

        Submitted by the Compensation Committee of the Company's board of directors:

James L. Elrod, Jr. (Chair)
Howard M. Sheridan, M.D.

Directors Compensation

        The following tables provide information concerning certain of our employees who are not named executive officers but who serve as a director on the Company's board of directors. We do not provide any remuneration to the members of the Company's board of directors other than to the directors listed below and the compensatory arrangements with certain of our directors designated as a named executive office other than for director services. See "Executive Compensation" and "Certain Relationships and Related Party Transactions." Shares and stock options are not included in this table because none were issued during fiscal 2011 and none were outstanding at fiscal year-end. Further, changes in pension value and nonqualified deferred compensation earnings are also not included in this table because the Company does not maintain any pension plans and the Directors did not participate in our nonqualified deferred compensation plans.

	Fees Earned or Paid in Cash($)	Stock Award($)	Non-Equity Incentive Plan Compensation($)(1)	All Other Annual Compensation($)		Total($)
Howard M. Sheridan, M.D.	—	—	—	305,188	(2)	305,188
James H. Rubenstein, M.D.	—	—	—	675,194	(3)	675,194

(1)
Dr. Rubenstein participates in the Company's annual cash incentive bonus award plan. See "Executive Compensation." For fiscal year 2011, Dr. Rubenstein was eligible to earn an annual cash performance incentive bonus award with a target bonus amount not less than $400,000 pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA and net debt targets. The relative weight of each factor in determining the cash performance incentive bonus award was determined by the Company's board of directors. PF Adjusted EBITDA also includes certain adjustments, such as loss on extinguishment of debt, non-cash impairment losses and gains/losses on disposal of assets, minority interest, equity-based compensation, employee severance and other costs, acquisition costs, management fee to Vestar, adjustment related to sale-leaseback accounting, litigation expenses, non-cash rent expense and other adjustments. For fiscal year 2011, the Company's board of directors assigned a 60% weighting to PF Adjusted EBITDA performance measure, a 20% weighting to net debt performance measure to encourage management to focus more on making long-term investments to grow our business, and a 20% weighting to achievement of specified objectives. The specified objectives were achieved in 2010 in addition to the achievement of the PF Adjusted EBITDA and net debt targets at the minimum levels.

(2)
We entered into an Executive Employment Agreement with Dr. Sheridan in connection with the Merger under which Dr. Sheridan provides corporate executive services and support in such areas as strategic planning, mergers and acquisitions, and physician, payor and hospital relationships. This agreement provides for a base salary of $300,000 and a performance incentive bonus at the discretion of the Company's board of directors, or it's Compensation Committee. Compensation associated with the personal use of the Company's corporate aircraft in 2011 of $4,807 and life insurance premiums paid by the Company in 2011 of $381. Dr. Sheridan did not receive a discretionary bonus in fiscal 2011.

(3)
We entered into an Executive Employment Agreement with Dr. Rubenstein in conjunction with the Merger in which Dr. Rubenstein serves as Secretary and Medical Director. This agreement provides for a base salary of $400,000 and participation in the annual cash performance incentive bonus award plan as described above. In addition, we entered into a Physician Employment Agreement with Dr. Rubenstein also in connection with the Merger which provided for an annual base salary of $300,000. The Physician Employment Agreement was amended in February 2010, to reduce the annual base salary to $200,000. In 2011, Dr. Rubenstein received $25,065 pursuant to a production and ancillary bonus arrangement, a $50,000 discretionary bonus for his dedicated services in the field of radiation oncology and life insurance premiums paid by the Company in 2011 of $129.

        In the event that either the Physician Employment Agreement or Executive Employment Agreement is terminated for any reason, Dr. Rubenstein's annual base salary under the respective continuing agreement shall be increased to $700,000.

Grants of Plan-Based Awards in Fiscal 2011

        The following table provides supplemental information relating to grants of plan-based awards to our directors in fiscal 2011.

		Payout Levels Under Non-Equity Incentive Plan Awards			Payout Levels Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)
	Grant Date(1)	Minimum ($)	Target ($)	Maximum ($)	Minimum ($)	Target ($)	Maximum ($)
Howard M. Sheridan, M.D.	—	—	—	—	—	—	—	—
James H. Rubenstein, M.D.	—	80,000	400,000	800,000	—	—	—	—

(1)
Thresholds under non-equity performance incentive bonus plan are determined annually by the Company's board of directors. Amounts set forth in this table exclude the achievement of specified objectives, which if achieved could provide an additional 20% bonus based on the director's base salary.

Outstanding Equity Awards at 2011 Fiscal-Year End

        The following table provides information regarding outstanding equity awards held by our directors as of the end of fiscal 2011. Shares and stock options are not included in this table because none were issued during fiscal 2011 and none were outstanding at fiscal year-end.

								Equity Incentive Plan Awards
	Stock Awards							Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(b)
	Number of Shares or Units of Stock That Have Not Vested(#)			Market Value of Shares or Units of Stock That Have Not Vested($)(b)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)
Howard M. Sheridan, M.D.	1,053	Class B Units	(a)	5,778	9,678	Class C Units	(a)	47,231
James H. Rubenstein, M.D.	3,158	Class B Units	(a)	17,335	29,035	Class C Units	(a)	141,693

(a)
Granted on February 21, 2008 in connection with the initial grants under the Company's equity-based incentive plan. The vesting measurement date, as set forth in the relevant subscription agreement, for these units is February 21, 2008. The Class B non-voting equity units of RT Investments vest over 48 months and the Class C non-voting equity units of RT Investments vest annually for 34 months based on certain performance conditions and/or market conditions being met or achieved and, in all cases, assuming continued employment, as explained in more detail above, under "Compensation Discussion and Analysis—Long-Term Equity Incentives."

(b)
Payout value represents fair market value determined as of fiscal year-end, which is $5.49 per Class B non-voting equity unit of RT Investments and $4.88 per Class C non-voting equity unit of RT Investments.

        As of December 31, 2011, each director held the following total numbers of units of RT Investments (including those not set forth above because they are vested):

  •
  Dr. Sheridan held 3,158 Class B non-voting equity units and 1,210 Class C non-voting equity units; and

  •
  Dr. Rubenstein held 9,473 Class B non-voting equity units and 3,629 Class C non-voting equity units.

Option Exercises and Stock Vested

        No options were issued, outstanding or exercised during fiscal 2011. For purposes of this disclosure item, no units were vested during fiscal 2011 such that value was realized, as the Company could repurchase at cost the units of any executive or director who terminated his or her employment voluntarily during fiscal 2011. However, if an executive or director were terminated without cause or resigned for good reason as of the last day of the fiscal year, he or she would be entitled to receive proceeds for a portion of his or her units. See "Compensation Discussion and Analysis—Treatment of Equity Interests in Radiation Therapy Services Holdings, Inc."

Employment Agreements

Executive and Physician Employment Agreements with James H. Rubenstein, M.D.

Executive Employment Agreement

        We have entered into an Executive Employment Agreement, dated effective as of February 21, 2008, with James H. Rubenstein, M.D., pursuant to which Dr. Rubenstein serves as our Secretary and Medical Director. The employment term is a three-year term with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement.

        Dr. Rubenstein is currently entitled to receive an annual base salary of $400,000 and entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2011 fiscal year and each full fiscal year during the employment term, Dr. Rubenstein is also eligible to earn an annual cash incentive payment of not less than $400,000, (as the Company's board of directors may, but not be obligated to adjust from time to time, the "Rubenstein Target Bonus"), the actual amount of the bonus to be determined by the Company's board of directors pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA and net debt targets.

        Dr. Rubenstein is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We have also agreed to indemnify Dr. Rubenstein in connection with his capacity as a director.

        If Dr. Rubenstein resigns or otherwise voluntarily terminates his employment and the termination is not for good reason during the term of the agreement, he will be entitled to receive his base salary accrued and unpaid through the date of termination and his earned and unpaid annual cash incentive payment, if any, for the fiscal year prior to the termination date. Dr. Rubenstein shall also receive any Accrued Compensation.

        If Dr. Rubenstein's employment is terminated by us without "cause" (as defined in his employment agreement) or by Dr. Rubenstein for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, and in addition to the payment of Accrued Compensation, the Company is obligated to make monthly payments to Dr. Rubenstein for a period of 24 months after his termination date. Each monthly payment shall be equal to 1/12th of the sum of (i) Dr. Rubenstein's annual base salary, as in effect at the termination date, plus (ii) the Rubenstein Target Bonus for the year immediately prior to the year during which termination occurs. Dr. Rubenstein shall also be permitted to continue participation at the Company's expense in all benefit and insurance plans, coverage and programs for one year in which he was participating prior to the termination date.

        If Dr. Rubenstein's employment terminates due to a "disability" (as defined in his employment agreement), he will be entitled to receive the Accrued Compensation and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Dr. Rubenstein dies during the term of his employment term, the Company shall pay to his estate a lump sum payment equal to the sum of (i) his Accrued Compensation and (ii) the board of director's good faith estimated annual cash incentive payment for the fiscal year in which the death occurs (on a pro rate basis for the number whole or partial months in the fiscal year in which the death occurs through the date of death) based on the performance of the Company at the time of his death. In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Dr. Rubenstein in accordance with the terms of the applicable plan.

        Dr. Rubenstein' Executive Employment Agreement also provides that if his Physician Employment Agreement is terminated for any reason, but his Executive Employment Agreement is not, Dr. Rubenstein' annual base salary under the Executive Employment Agreement shall be increased to $700,000.

        Dr. Rubenstein is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending on the later of (i) the fifth anniversary of the Executive Employment Agreement and (ii) three years after his termination date, Dr. Rubenstein covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Dr. Rubenstein breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

Physician Employment Agreement

        In addition, we have entered into a Physician Employment Agreement, dated as of February 21, 2008 and as amended, with Dr. Rubenstein, pursuant to which Dr. Rubenstein shall provide medical services as a radiation oncologist at such locations as are mutually agreed. The employment term is a three-year term with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement. For services rendered under the Physician Employment Agreement, Dr. Rubenstein shall receive an annual base salary of $200,000, and the Company shall be obligated to pay all medical malpractice insurance premiums during employment and any "tail" coverage premiums after termination or expiration of this agreement.

        Dr. Rubenstein may voluntarily terminate this agreement prior to the end of the term with or without giving notice and the Company may terminate this agreement without cause at any time. The Company may terminate the agreement due to a "disability" (as defined in the agreement) and the agreement will automatically terminate upon Dr. Rubenstein's death. If the Executive Employment Agreement is terminated for any reason, the Company shall have the right, but not the obligation to terminate the Physician Employment Agreement, without any liability or obligation to him, other than any Accrued Compensation. If the Executive Employment Agreement is terminated for any reason, but the Physician Employment Agreement is not terminated, the Physician Employment Agreement shall remain in full force and effect, except that (i) Dr. Rubenstein's base salary shall be increased to $700,000; (ii) Dr. Rubenstein shall be obligated to work five days per week rather than up to two days per week as currently contemplated under the Physician Employment Agreement, and (iii) Dr. Rubenstein shall be eligible to participate in such other bonus and benefit plans afforded other senior physicians of the Company and receive comparable fringe benefits to such other senior physicians.

        Dr. Rubenstein is also subject to covenants not to compete under the Physician Employment Agreement whereby in the event of the termination of this agreement for any reason, Dr. Rubenstein agrees not to directly or indirectly engage in the practice of radiation therapy or oncology, or otherwise compete with us (as defined in the agreement) for a period beginning on the date of the Physician Employment Agreement and ending on the later of (i) the fifth anniversary of the Physician Employment Agreement and (ii) three years after his termination date.

Executive Employment Agreements with Howard M. Sheridan, M.D.

Executive Employment Agreement

        We have entered into an Executive Employment Agreement, dated effective as of February 21, 2008, with James H. Sheridan, M.D., pursuant to which Dr. Sheridan provides corporate executive services and support in such areas as strategic planning, mergers and acquisitions, and physician, payor and hospital relationships. The employment term is a three-year term with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement.

        Dr. Sheridan is currently entitled to receive an annual base salary of $300,000 and entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2011 fiscal year and each full fiscal year during the employment term, Dr. Sheridan is eligible to receive a performance incentive bonus at the discretion of the Company's board of directors, or it's Compensation Committee.

        Dr. Sheridan is also entitled to use the Company's corporate jet in connection with the conduct of business on behalf of the Company and he is entitled to 25 hours of usage per year for personal use. We have also agreed to indemnify Dr. Sheridan in connection with his capacity as a director.

        If Dr. Sheridan resigns or otherwise voluntarily terminates his employment and the termination is not for good reason during the term of the agreement, he will be entitled to receive his base salary accrued and unpaid through the date of termination and his earned and unpaid annual cash incentive payment, if any, for the fiscal year prior to the termination date. Dr. Sheridan shall also receive any Accrued Compensation.

        If Dr. Sheridan's employment is terminated by us without "cause" (as defined in his employment agreement) or by Dr. Sheridan for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, and in addition to the payment of Accrued Compensation, the Company is obligated to make monthly payments to Dr. Sheridan for a period of 12 months after his termination date. Each monthly payment shall be equal to 1/12th of the sum of (i) Dr. Sheridan's annual base salary, as in effect at the termination date, plus (ii) his bonus for the year immediately prior to the year during which termination occurs.

        If Dr. Sheridan's employment terminates due to a "disability" (as defined in his employment agreement), he will be entitled to receive the Accrued Compensation and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Dr. Sheridan dies during the term of his employment term, the Company shall pay to his estate a lump sum payment equal to the sum of (i) his Accrued Compensation and (ii) the board of director's good faith estimated annual cash incentive payment for the fiscal year in which the death occurs (on a pro rate basis for the number whole or partial months in the fiscal year in which the death occurs through the date of death) based on the performance of the Company at the time of his death. In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Dr. Sheridan in accordance with the terms of the applicable plan.

        Dr. Sheridan is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending on the later of (i) the fifth anniversary of the Executive Employment Agreement and (ii) three years after his termination date, Dr. Sheridan covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Dr. Sheridan breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

Potential Payments upon Termination

        The following disclosure indicates the potential payments and benefits to which our directors would be entitled upon termination of employment. All calculations are based on an assumed termination date of December 31, 2011. The disclosure below does not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the directors.

Potential Payments to Each Director

James H. Rubenstein, M.D., Director, Secretary and Medical Officer(1)

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over One Year ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	800,000	—	—	800,000
Voluntary resignation	—	—	—	—	—
Disability or death(2)	—	—	—	—	—

(1)
The potential payments and benefits upon termination of employment described above are pursuant to the terms of Dr. Rubenstein's Executive Employment Agreement.

(2)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

Howard M. Sheridan, M.D., Director

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over One Year ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	300,000	—	—	300,000
Voluntary resignation	—	—	—	—	—
Disability or death(1)	—	—	—	—	—

(1)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

Treatment of Equity Interests in RT Investments

        Upon the termination of the director's employment with the Company for any reason whatsoever, (a) all unvested Class B non-voting equity units of RT Investments held by the director as of the termination date shall expire and be immediately forfeited and canceled in their entirety as of the termination date and (b) all vested Class B non-voting equity units of RT Investments held by the director shall remain outstanding, except that if director's employment is terminated by the Company for cause at any time or by the director without good reason during the two year period following the grant date, or if director engages in any non-compete activities prohibited under his employment agreement and as further defined in the Management Unit Subscription Agreement for Class B

non-voting equity units of RT Investments and Class C non-voting equity units of RT Investments during the time that such activities are prohibited, then all Class B non-voting equity units of RT Investments (whether vested or unvested) and all Class C non-voting equity units of RT Investments (whether vested or unvested) held by such terminated director shall expire and be immediately forfeited and canceled in their entirety as of the earlier of the termination date or the date director engages in such prohibited activities.

        Upon the termination of the director's employment with the Company for any reason whatsoever, the Class C non-voting equity units of RT Investments held by the director shall be treated as follows:

  (i)
  if, as of the termination date, Vestar has not received cash distributions that results in the First Performance Hurdle, then all of the Class C non-voting equity units of RT Investments held by the director shall be immediately forfeited and canceled, except that any Class C non-voting equity units of RT Investments that have become vested shall remain outstanding;

  (ii)
  if, as of the termination date, the First Performance Hurdle has been achieved but Vestar has not received cash distributions that results in the Second Performance Hurdle, than all Class C non-voting equity units of RT Investments held by the director shall be immediately forfeited and canceled, except that any Class C non-voting equity units of RT Investments that have become vested shall remain outstanding; or

  (iii)
  if, as of the termination date, the Second Performance Hurdle has been achieved, then all Class C non-voting equity units of RT Investments that have become vested shall remain outstanding.

        Notwithstanding the above, if (i) the director's employment with the Company is terminated for any reason other than (A) by the Company for cause or (B) by the director without good reason during the two year period subsequent to the grant date of the Class C non-voting equity units of RT Investments and (ii) a sale of the Company occurs within six months following the termination date that results in Vestar receiving proceeds from such sale together with any distributions made at the same time or as or prior to the consummation of the sale, that would have resulted in the director being entitled to retain a greater number of Class C non-voting equity units of RT Investments if the director had remained employed by the Company through the date of the sale of the Company that the number of Units retained by the director pursuant to the foregoing provisions, then (x) such additional Class C non-voting equity units of RT Investments shall be deemed to remain outstanding as of the time of the consummation of the sale of the Company, (y) the amount of any distributions by the Company that the director shall be entitled to receive with respect to the Class C non-voting equity units of RT Investments held by the director shall be governed by the applicable section of the Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC and give effect to such additional Class C non-voting equity units of RT Investments, and (z) the amount of the proceeds that the director shall be entitled to receive with respect to the Class C non-voting equity units of RT Investments held by the director in such sale of the Company shall be governed by the applicable sections of the Securityholders Agreement dated as of February 21, 2008 among Vestar, the management investors and the Company, as amended or supplemented thereafter from time to time.
        Further, if the director's employment with the Company terminates for any reasons set forth in clauses (i), (ii) or (iii) below prior to the Company's initial public offering (in any event excluding termination of employment by retirement prior the Company's initial public offering), the Company shall have the right and option to purchase for a period of 90 days following the termination date, and each member of the executive and director group shall be required to sell to the Company, any of all of such Units then held by such member of the executive and director group, at a price per unit equal to fair market value, as defined in the Management Unit Subscription Agreement (measured as of the later of (x) the termination date and (y) the six month anniversary of the grant date) of such vested

Class B non-voting equity unit of RT Investments or vested Class C non-voting equity unit of RT Investments, as applicable' provided that the Company's board of directors shall have the right, in its sole discretion, to increase the purchase price as set forth above if the director's active employment with the Company is terminated due to: (i) the disability or death of the director; (ii) (A) by the Company without cause or (B) by the director with good reason; or (iii) any other reason not set forth in (i) or (ii) above after the second anniversary of the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        RT Investments owns 100% of the capital stock of Parent, which in turn holds 100% of the capital stock of Radiation Therapy Services, Inc., the issuer of the notes in this offering. The following table sets forth certain information with respect to the beneficial ownership of RT Investments' equity units as of June 15, 2012 by: (i) each person or entity who owns of record or beneficially 5% or more of any class of RT Investments' voting securities; (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of equity units subject to options held by that person that are currently exercisable or exercisable within 60 days of June 15, 2012 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The respective percentages of beneficial ownership of Class A voting equity units of RT Investments, Class B non-voting equity units of RT Investments, Class C non-voting equity units of RT Investments and non-voting preferred equity units of RT Investments owned is based on 10,291,972 shares of Class A voting equity units of RT Investments, 1,000,000 shares of Class MEP non-voting equity units of RT Investments, 100,000 shares of Class EMEP non-voting equity units of RT Investments and 542,104 shares of non-voting preferred equity units of RT Investments outstanding as of June 15, 2012. This information has been furnished by the persons named in the table below or in filings made with the SEC. Unless otherwise indicated, the address of each of the directors and executive officers is c/o Radiation Therapy Services, Inc., 2270 Colonial Boulevard, Fort Myers, Florida 33907.

	Class A Units		Class MEP Units(3)		Class EMEP Units(3)		Preferred Units
Name of Beneficial Owner	Number(1)	Percent	Number(1)	Percent	Number(1)	Percent	Number(1)	Percent
Principal shareholder:
Funds affiliated with Vestar(2)	8,286,564	80.5%	—	—	—	—	437,134	80.6%
Directors and named executive officers:
Daniel E. Dosoretz, M.D.(4).	717,107	7.0%	70,000	7.0%	5,000	5.0%	37,829	7.0%
James L. Elrod, Jr.(5)	—	—	—	—	—	—	—	—
Bryan J. Carey(6)	5,625	*	145,455	14.5%	16,667	16.7%	296	*
Anil Shrivastava(7)	—	—	—	—	—	—	—	—
Erin L. Russell(8)	—	—	—	—	—	—	—	—
James H. Rubenstein, M.D.(9)	354,569	3.4%	1,818	*	—	—	18,704	3.5%
Alejandro Dosoretz	258,955	2.5%	30,000	3.0%	—	—	13,660	2.5%
Howard M. Sheridan, M.D.	179,277	1.7%	1,818	*	—	—	9,457	1.7%
Kerrin E. Gillespie	2,392	*	—	—	—	—	126	*
Eduardo Fernandez, M.D., Ph.D.(10)	15,936	*	30,909	3.1%	3,704	3.7%	841	*
Constantine A. Mantz, M.D.	7,968	*	45,455	4.5%	5,556	5.6%	420	*
Joseph Garcia	25,000	*	136,364	13.6%	14,815	14.8%	500	*
Norton L. Travis(11)	15,936	*	127,273	12.7%	13,333	13.3%	841	*
All directors and executive officers as a group (8 persons)	1,582,765	12.9%	589,092	58.9%	59,075	59.1%	82,675	12.9%

*
Represents less than 1%

(1)
Fractional units have been round to the nearest highest integer.

(2)
Includes 4,260,078 shares of Class A voting equity units of RT Investments and 224,728 shares of non-voting preferred equity units of RT Investments held by Vestar Capital Partners V, L.P.,

  1,171,620 shares of Class A voting equity units of RT Investments and 61,806 shares of non-voting preferred equity units of RT Investments held by Vestar Capital Partners V-A, L.P., 70,756 shares of Class A voting equity units of RT Investments and 3,733 shares of non-voting preferred equity units of RT Investments held by Vestar Executives V, L.P. and 234,398 shares of Class A voting equity units of RT Investments and 12,365 shares of non-voting preferred equity units of RT Investments held by Vestar Holdings V, L.P. Vestar Associates V, L.P. is the general partner of Vestar Capital Partners V, L.P., Vestar Capital Partners V-A, L.P., Vestar Executives V, L.P. and Vestar Holdings V, L.P. and Vestar Managers V Ltd. is the general partner of Vestar Associates V, L.P. As such, Vestar Managers V Ltd. has sole voting and dispositive power over the shares held by Vestar and its affiliated funds. Vestar's co-investors, which Vestar controls, own 2,549,712 shares of Class A voting equity units of RT Investments, or approximately 25% of Class A voting equity units of RT Investments, and 134,503 shares of non-voting preferred equity units of RT Investments, or approximately 25% of the preferred equity units of RT Investments. As such, Vestar and its affiliates control, and may be deemed to beneficially own 8,286,564 shares of Class A voting equity units of RT Investments, or approximately 81% of the Class A voting equity units of RT Investments, and 437,134 shares of the non-voting preferred equity units of RT Investments, or approximately 81% of the preferred equity units of RT Investments, through its ability to directly or indirectly control its co-investors. Each of Vestar and its affiliated funds disclaims beneficial ownership of such securities, except to the extent of its pecuniary interest therein. The address for each of Vestar and its affiliated funds is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(3)
Class MEP units and Class EMEP units are non-voting equity units of RT Investments issued under RT Investments' limited liability company agreement pursuant to which certain employees are eligible to receive incentive unit awards from an equity pool representing up to 12% of the common equity value of RT Investments following return of preferred capital, with respect to the Class MEP Units, and up to $13.5 million with respect to the Class EMEP Units.

(4)
These shares are held in trusts for which Dr. Dosoretz and his descendants are beneficiaries. Dr. Dosoretz is the trustee of the trusts and as such, has sole voting and investment power with respect to the shares in the trusts.

(5)
Mr. Elrod is a managing director of Vestar, and therefore may be deemed to beneficially own the Class A voting equity units of RT Investments and the non-voting preferred equity units of RT Investments held by Vestar, its affiliated funds and its co-investors. Mr. Elrod disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address for Mr. Elrod is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(6)
Mr. Carey was a managing director of Vestar, and therefore may have been deemed to beneficially own the Class A voting equity units of RT Investments and the non-voting preferred equity units of RT Investments held by Vestar, its affiliated funds and its co-investors. Mr. Carey disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. Mr. Carey has served as our Interim Chief Financial Officer since May 2011 and previously served as our interim Chief Financial Officer from August 2009 until March 15, 2010. The address for Mr. Carey is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167. Effective January 1, 2012 Mr. Carey became our Chief Financial Officer.

(7)
Mr. Shrivastava is a managing director of Vestar, and therefore may be deemed to beneficially own the Class A voting equity units of RT Investments and the non-voting preferred equity units of RT Investments held by Vestar, its affiliated funds and its co-investors. Mr. Shrivastava disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address for Mr. Shrivastava is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(8)
Ms. Russell is a principal of Vestar, and therefore may be deemed to beneficially own the Class A voting equity units of RT Investments and the non-voting preferred equity units of RT Investments held by Vestar, its affiliated funds and its co-investors. Ms. Russell disclaims beneficial ownership of such securities, except to the extent of her pecuniary interest therein. The address for Ms. Russell is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(9)
These shares are held in trusts for which Dr. Rubenstein and his descendants are beneficiaries. Dr. Rubenstein is the trustee of the trusts and as such, has sole voting and investment power with respect to the shares in the trusts.

(10)
These shares are held in common Angelica Guckes, Dr. Fernandez's spouse. Dr. Fernandez and Mrs. Guckes share voting and investment powers with respect to these shares.

(11)
These shares are pledged as security for a loan. The address for Mr. Travis is c/o Radiation Therapy Services, Inc., 1010 Northern Boulevard, Suite 314, Great Neck, New York 11021.

For information relating to Securities Authorized for Issuance Under Equity Compensation Plans, see "Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities", incorporated by reference herein.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Our Board of Directors has not adopted a written policy or procedure for the review, approval and ratification of related party transactions, as the Audit Compliance Committee Charter already requires the Audit Compliance Committee to review all relationships and transactions in which we and our employees, directors and officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, our Audit Committee will decide whether the related-party transaction is appropriate and will approve only those transactions that are in the best interests of the Company.

        Set forth below are certain transactions and relationships between us and our directors, executive officers and equityholders that have occurred during the last three years.

Administrative Services Agreements

        In California, Delaware, Maryland, Massachusetts, Michigan, Nevada, New York and North Carolina, we have administrative services agreements with professional corporations owned by certain of our directors, executive officers and equityholders, who are licensed to practice medicine in such states. Drs. Dosoretz, Rubenstein and Michael J. Katin, M.D., a former director on the Company's board of directors as well as a director on the boards of directors of several of our subsidiaries and an equityholder of Holdings, own interests in these professional corporations ranging from 0% to 100%.

        We have entered into these administrative services agreements in order to comply with the laws of such states which prohibit us from employing physicians. Our administrative services agreements generally obligate us to provide treatment center facilities, staff and equipment, accounting services, billing and collection services, management and administrative personnel, assistance in managed care contracting and assistance in marketing services. Terms of the agreements are typically 20-25 years and renew automatically for successive five-year periods, with certain agreements having 30 year terms and automatically renewing for successive one-year periods. The administrative services agreements also contain restrictive covenants that preclude the professional corporations from providing substantially similar healthcare services, hiring another management services organization and soliciting our employees, customers and clients for the duration of the agreement and some period after termination, usually three years. Monthly fees for such services may be computed on a fixed basis, percentage of net collections basis, or on a per treatment basis, depending on the particular state requirements. The administrative services fees paid to us by such professional corporations under the administrative services agreements were approximately $9.5 million, $79.7 million, $83.5 million and $87.2 million for the three months ended March 31, 2012 and for the years ended December 31, 2011, 2010 and 2009, respectively.

        In addition, we have transition services agreements with the professional corporations owned by Drs. Dosoretz, Rubenstein and Katin, which correspond to the administrative services agreements. The transition services agreements provide that (i) the term of the agreements corresponds to the respective administrative services agreement and any renewals thereof, (ii) the shareholders grant us a security interest in the shares held by them in the professional corporation, and (iii) the shareholders are prohibited from making any transfer of the shares held by them in the professional corporation, including through intestate transfer, except to qualified shareholders with our approval. Upon certain shareholder events of transfer (as defined in the transition services agreements), including a transfer of shares by any shareholder without our approval or the loss of a shareholder's license to practice radiation therapy in his or her applicable state, for a period of 30 days after giving notice to us of such event, the other shareholders have an opportunity to buy their pro-rata portion of the shares being transferred. If at the end of the 30-day period, any of the transferring shareholder's shares have not been acquired, then, for a period of 30 days, the professional corporation has the option to purchase all or a portion of the shares. If at the end of that 30-day period any of the transferring shareholder's shares have not been acquired, we must designate a transferee to purchase the remaining shares. The purchase price for the shares shall be the fair market value as determined by our auditors. Upon other events relating to the professional corporation, including uncured defaults, we shall designate a transferee to purchase all of the shares of the professional corporation.

Lease Arrangements with Entities Owned by Related Parties

        We lease certain of our treatment centers and other properties from partnerships which are majority-owned by Drs. Dosoretz, Rubenstein, Sheridan, Katin, Fernandez and Mantz, and Mr. Galmarini. As of December 31, 2011, Drs. Dosoretz, Rubenstein, Sheridan, Katin, Fernandez and Mantz and Mr. Galmarini have ownership interests in these entities ranging from 0% to 100%. These leases have expiration dates through December 31, 2026, and provide for annual lease payments and executory costs, ranging from approximately $58,000 to $1.8 million. The aggregate lease payments we made to these entities were approximately $4.1 million, $15.8 million, $14.5 million and $10.2 million for the three months ended March 31, 2012 and for the years ended December 31, 2011, 2010 and 2009, respectively. The rents were determined on the basis of the debt service incurred by the entities and a return on the equity component of the project's funding. Prior to completing our initial public offering in June 2004, we engaged an independent consultant to complete a fair market rent analysis for the real estate leases with the real estate entities owned by our directors, executive officers and other management employees. The consultant determined that, with one exception, the rents were at fair market value. We negotiated a rent reduction for the one exception to bring it to fair market value as determined by the consultant. Since 2004, an independent consultant is utilized to assist the Audit/Compliance Committee in determining fair market rental for any renewal or new rental arrangements with any affiliated party.

        In October 1999, we entered into a sublease arrangement with a partnership, which is 62.4% owned by Drs. Dosoretz, Rubenstein, Sheridan, Katin and Mr. Galmarini as of December 31, 2009, to lease space to the partnership for an MRI center in Mount Kisco, New York. Sublease rentals paid by the partnership to the landlord were approximately $176,000, $733,000, $673,000 and $761,000 for the three months ended March 31, 2012 and for the years ended December 31, 2011, 2010 and 2009, respectively.

        We also maintain a construction company which provides remodeling and real property improvements at certain of our facilities. This construction company builds and constructs leased facilities on the lands owned by Drs. Dosoretz, Rubenstein, Sheridan and Katin. Payments received by us for building and construction fees were approximately $0.0 million, $1.4 million, $0.5 million and $0.5 million for the three months ended March 31, 2012 and for the years ended December 31, 2011, 2010 and 2009, respectively. Amounts due to us for the construction services were approximately $49,000 and $233,000 at December 31, 2011 and 2010, respectively.

        In connection with our plans with respect to future development of new treatment centers on land owned by or contemplated to be acquired by land partnerships owned by certain of our directors, executive officers and equityholders, the terms and conditions of the transactions, including leases of such property and in some instances buildout and equipment reimbursements by us are expected to be on terms and conditions as those of similar historic transactions.

Securityholders Agreement

        Each of our directors and executive officers who is a holder of equity units of Holdings, including Drs. Dosoretz, Sheridan, Rubenstein, Katin, Mantz and Fernandez, Ms. Dornaus, our Senior Vice President and Chief Compliance Officer, and Messrs. Galmarini, Travis and Watson is a party to an Amended and Restated Securityholders Agreement with Holdings governing the rights and obligations of holders of units of Holdings. The Amended and Restated Securityholders Agreement provides, among other things:

  •
  for supermajority voting provisions with respect to certain corporate actions, including certain transactions with Vestar and those that disproportionately alter the rights, preferences or characteristics of Vestar's preferred units of Holdings disproportionately as compared to the other securityholders;

  •
  that Holdings has a right of first refusal to purchase the securities of certain securityholders wishing to sell their interests;

  •
  that if Vestar elects to consummate a transaction resulting in the sale of Holdings, the securityholders must consent to the transaction and take all other actions reasonably necessary to cause the consummation of the transaction;

  •
  that the securityholders must cause the board of managers of Holdings to consist of four managers designated by Vestar and its affiliates, two independent managers designed by an affiliate of Vestar after consultation with Dr. Dosoretz, and two management managers, which currently are Drs. Rubenstein and Sheridan, designated by Dr. Dosoretz after consultation with Vestar, for so long as Dr. Dosoretz is the Chief Executive Officer of the Company, subject to a reduction of the two management managers upon a decrease in the ownership interests in Holdings held by certain management holders or failure by the Company to achieve certain performance targets;

  •
  for restrictions on the transfer of the units of Holdings held by the securityholders;

  •
  for participation rights to certain securityholders so that they may maintain their percentage ownership in Holdings in the event Holdings issues additional equity interests; and

  •
  for registration rights, whereby, upon the request of certain majorities of certain groups of securityholders, Holdings must use its reasonable best efforts to effect the registration of its securities under the Securities Act.

        The Securityholders Agreement also provides for a management agreement to be entered into among the Company, Holdings, Parent and Vestar, which is described below.

Management Agreement

        In connection with the Closing each of the Company, Holdings and Parent entered into a Management Agreement with Vestar relating to certain advisory and consulting services Vestar provides to the Company, Holdings and Parent. Under the Management Agreement, Vestar received a $10.0 million transaction fee upon the Closing for services rendered in connection with the Closing and was reimbursed for its reasonable out of pocket expenses. The Management Agreement also provides for Vestar to receive an annual management fee equal to the greater of (i) $850,000 or (ii) an amount equal to 1.0% of the Company's consolidated EBITDA, which fee will be payable quarterly, in advance. Vestar is also entitled to a fee for any financial advisory or similar services it provides in connection with a sale of the Company or a transaction relating to any acquisition, divestiture or other transaction by or involving Holdings, Parent, the Company or any of their respective subsidiaries, subject to approval by the management managers under the Amended and Restated Securityholders Agreement. Holdings, Parent and the Company must indemnify Vestar and its affiliates against all losses, claims, damages and liabilities arising out of the performance by Vestar of its services pursuant to the Management Agreement, other than those that have resulted primarily from the gross negligence or willful misconduct of Vestar and/or its affiliates.

        The Management Agreement will terminate upon the earlier of (i) such time when Vestar and its affiliates hold, directly or indirectly, less than 20% of the voting power of the Company's outstanding voting stock, (ii) a Public Offering (as defined in the Amended and Restated Securityholders Agreement) or (iii) a sale of Holdings, Parent or the Company in accordance with the Amended and Restated Securityholders Agreement.

        During 2010, we paid $2.0 million to Vestar Capital Partners V, L.P. for additional transaction advisory services in respect to the incremental amendments to our senior secured revolving credit facility, the additional $15.0 million of commitments to the revolver portion, and the complete refinancing of the senior subordinated notes. We paid approximately $0.2 million, $1.3 million, $1.3 million and $1.6 million in management fees to Vestar for the three months ended March 31, 2012 and for the years ended December 31, 2009, 2010 and 2011, respectively.

Management Stock Contribution and Unit Subscription Agreement

        In connection with the Closing, Holdings entered into various Management Stock Contribution and Unit Subscription Agreements with our management employees, including Drs. Dosoretz, Sheridan, Rubenstein, Katin, Mantz and Fernandez, Ms. Dornaus and Messrs. Galmarini and Travis (each, an "Executive"), pursuant to which they exchanged certain shares of the Company's common stock held by them immediately prior to the effective time of the Merger or invested cash in the Company, in each case, in exchange for non-voting preferred equity units and Class A voting equity units of Holdings. Under the Management Stock Contribution and Unit Subscription Agreements, if an Executive's employment is terminated by death or disability, by Holdings and its subsidiaries without "cause" or by the Executive for "good reason" (each as defined in the respective Management Stock Contribution and Unit Subscription Agreement), or by Holdings or its subsidiaries for "cause" or by the Executive for any other reason except retirement, or the Executive violates the non-compete or confidentiality provisions, Holdings has the right and option to purchase, for a period of 90 days following the termination, any and all units held by the Executive or the Executive's permitted transferees, at the fair market value determined in accordance with the applicable Management Stock Contribution and Unit Subscription Agreement, subject to certain exceptions and limitations. Under Dr. Dosoretz's Management Stock Contribution and Unit Subscription Agreement, he also has certain put option rights to require Holdings to repurchase his non-voting preferred equity units and Class A voting equity units if, prior to a sale of Holdings, Parent or the Company in accordance with the Amended and Restated Securityholders Agreement or a Public Offering (as defined in the Amended and Restated Securityholders Agreement), his employment is terminated without cause or he terminates his employment for good reason and at such time Holdings has met certain performance targets.

Amended and Restated Limited Liability Company Agreement

        Each of our directors and executive officers who is a holder of equity units of Holdings, including Drs. Dosoretz, Sheridan, Rubenstein, Katin, Mantz and Fernandez, Ms. Dornaus, and Messrs. Galmarini, Travis and Watson is a party to an Amended and Restated Limited Liability Company Agreement with Holdings governing affairs of Holdings and the conduct of its business. The Amended and Restated Limited Liability Company Agreement sets forth certain terms of the equity units held by members of Holdings, including, among other things, the right of members to receive distributions, the voting rights of holders of equity units and the composition of the board of managers, subject to the terms of the Amended and Restated Securityholders Agreement. Under the Amended and Restated Limited Liability Company Agreement, Vestar's prior written consent is required for Holdings to take engage in certain types of transactions, including mergers, acquisitions, asset sales, and incur indebtedness and make capital expenditures, subject to exceptions and limitations. The Amended and Restated Limited Liability Company Agreement contains customary indemnification provisions relating to holders of units and managers and officers of Holdings.

 Employment Agreement and Certain Employees

        We have entered into employment agreements with certain of our executive officers and directors, which contain compensation, severance, non-compete and confidentiality provisions. In addition, we have employed, and continue to employ, immediate family members of certain of our directors, executive officers and equityholders, including immediate family members of Drs. Dosoretz and Rubenstein.

Indemnification Agreements with Certain Officers and Directors

        We have entered into indemnification agreements with certain of our directors and executive officers prior to the Merger. The indemnification agreements provide, among other things, that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of his or her status as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other enterprise which such person is or was serving at the request of the Company, such indemnitee was, is or is threatened to be made, a party to in any threatened, pending or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, against all expenses (including attorneys' and other professionals' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding. The indemnitee shall not be indemnified unless he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company, or for willful misconduct. In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee in connection with any such proceeding to the fullest extent permitted by applicable law. The indemnification agreements terminate upon the later of five years after the date that the indemnitee ceased to serve as a director and/or executive officer or the date of the final termination of any proceedings subject to the indemnification agreements. The Company agrees not to bring any legal action against the indemnitee or his or her spouse or heirs after two years following the date the indemnitee ceases to be a director and/or executive officer of the Company. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Articles of Incorporation or Bylaws of the Company, or the Florida Business Corporation Act.

Other Related Party Transactions

        We provide billing and collection services to an MRI entity, which is owned by a related party. In addition, we charge the MRI entity for certain allocated cost of certain staff that perform services on behalf of the MRI entity. The fees received by us for the billing and collection services and for reimbursement of certain allocated costs were approximately $0, $0, and $2,000, for the years ended December 31, 2011, 2010 and 2009, respectively.

        We are a participating provider in an oncology network, which is partially owned by a related party. We provide oncology services to members of the network. Payments received by us for the services were $257,000, $884,000, $867,000, and $813,000 for the three months ended March 31, 2012 and for the years ended December 31, 2011, 2010 and 2009, respectively.

        We purchase medical malpractice insurance from an insurance company owned by a related party. The period of coverage runs from October to September. The premium payments made by us were approximately $1.2 million, $5.7 million, $5.4 million, and $6.9 million, for the three months ended March 31, 2012 and for the years ended December 31, 2011, 2010 and 2009, respectively.

        In January 2009, we purchased from family members of a related party (i) a 33% interest in MDLLC, a joint venture which has a 57% interest in the underlying operating entities, and manages 26 radiation therapy treatment centers in South America, Central America, Mexico and the Caribbean and

(ii) a 19% interest in a joint venture, which operates a treatment center in Guatemala for approximately $10.4 million, subject to final determination of the purchase price based on a multiple of historical earnings before interest, taxes, and depreciation and amortization. In January 2010, the Company finalized the amount due for its 33% interest in the joint venture and paid an additional $1.9 million. On March 1, 2011, the Company purchased the remaining 67% interest in MDLLC. The Company also purchased an additional 61% interest in Clinica de Radioterapia La Asuncion S.A., resulting in an ownership interest of 80%. The Company consummated these acquisitions for a combined purchase price of approximately $82.7 million.

        In 2010, we provided medical equipment and parts inventory to MDLLC in the amount of approximately $769,000. As of December 31, 2010, amounts due from the sale of the equipment, including accrued interest were approximately $781,000. In connection with the proposed acquisition of MDLCC, the Company advanced $500,000 for the purchase and implementation of a new accounting software system.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Agreement

        On May 10, 2012, RTS entered into the Credit Agreement (the "Credit Agreement") among RTS, as borrower, the Company, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the "Administrative Agent"), collateral agent, issuing bank and as swingline lender, the other agents party thereto and the lenders party thereto.

        The credit facilities provided under the Credit Agreement consist of a revolving credit facility providing for up to $140 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the "Revolving Credit Facility"). RTS may increase the aggregate amount of revolving loans by an amount not to exceed $10 million in the aggregate. The Revolving Credit Facility will mature in 4-years and 5-months after the date of issuance.

        Loans under the Revolving Credit Facility are subject to the following interest rates:

          (a)   for loans which are Eurodollar loans, for any interest period, at a rate per annum equal to a percentage equal to (i) the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such interest period commencing on the first day of such interest period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two business days prior to the beginning of such interest period divided by (ii) 1.0 minus the then stated maximum rate of all reserve requirements applicable to any member bank of the Federal Reserve System in respect of eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), plus (ii) an applicable margin based upon a total leverage pricing grid; and

          (b)   for loans which are base rate loans, (i) the greatest of (A) the Administrative Agent's prime lending rate at such time, (B) the overnight federal funds rate at such time plus 1/2 of 1%, and (C) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1.00%, plus (ii) an applicable margin based upon a total leverage pricing grid.

        RTS will pay certain recurring fees with respect to the Revolving Credit Facility, including (i) fees on the unused commitments of the lenders under the Revolving Credit Facility, (ii) letter of credit fees on the aggregate face amounts of outstanding letters of credit and (iii) administration fees.

        The Credit Agreement contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting the ability (subject to various exceptions) of RTS and certain of its subsidiaries to: incur additional indebtedness (including guarantee obligations); incur liens; engage in mergers or other fundamental changes; sell certain property or assets; pay dividends of other distributions; consummate acquisitions; make investments, loans and advances; prepay certain indebtedness, including the Notes; change the nature of their business; engage in certain transactions with affiliates; and incur restrictions on the ability of RTS's subsidiaries to make distributions, advances and asset transfers. In addition, under the Revolving Credit Facility, we will be required to comply with a specific first lien leverage ratio.

        The Revolving Credit Facility contains customary events of default, including with respect to nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; failure to perform or observe covenants; cross default to other material indebtedness; bankruptcy and insolvency events; inability to pay debts; monetary judgment defaults; actual or asserted invalidity or impairment of any definitive loan documentation and a change of control.

        The obligations of RTS under the Revolving Credit Facility are guaranteed by the Company and each direct and indirect, domestic subsidiary of RTS.

        The Revolving Credit Facility and any interest rate protection and other hedging arrangements provided by any lender party to the Revolving Credit Facility or any affiliate of such a lender are secured on a first priority basis by a perfected security interest in substantially all of RTS's and each guarantor's tangible and intangible assets (subject to certain exceptions).

Existing Senior Subordinated Notes

        We have issued $360.0 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2017. The senior subordinated notes require semi-annual payments of interest only. The senior subordinated notes rank junior to the senior secured credit facilities. The senior subordinated notes contain certain customary covenants, events of default and redemptions upon a change of control.

 EXCHANGE OFFER

Purpose of the Exchange Offer

        The exchange offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state "blue sky" laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder's business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

        The Old Notes were originally issued and sold on May 10, 2012 pursuant to the Purchase Agreement dated April 25, 2012 by and among Radiation Therapy Services, Inc., Wells Fargo Securities, LLC, Morgan Stanley & Co., LLC and Suntrust Robinson Humphrey, Inc. as the seller's representative. The Old Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

        In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

        Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

        We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

        Each holder of Old Notes that exchanges such Old Notes for Exchange Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Old Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

        Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired by the initial purchasers pursuant to Rule 144A or Regulation S, validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 thereafter.

        The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

  (1)
  the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

  (2)
  the Exchange Notes will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes; and

  (3)
  interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Old Notes.

        The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

        We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

        We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

        If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

        Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "Fees and expenses" and "Transfer taxes" below.

        The exchange offer will remain open for at least 20 full business days. The term "expiration date" will mean 5:00 p.m., New York City time, on                        , 2012, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

        To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

  (1)
  notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

  (2)
  mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

        We reserve the right, in our sole discretion:

  (1)
  if any of the conditions below under the heading "—Conditions to the Exchange Offer" shall have not been satisfied,

  (a)
  to delay accepting any Old Notes,

  (b)
  to extend the exchange offer, or

  (c)
  to terminate the exchange offer, or

  (2)
  to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Old Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Old Notes Through Brokers and Banks

        Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

        The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

        YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

        IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON                        , 2012.

Deemed Representations

        To participate in the exchange offer, we require that you represent to us that:

  (1)
  you or any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is acquiring them in the ordinary course of business;

  (2)
  neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

  (3)
  neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

  (4)
  neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes is our "affiliate" as defined under Rule 405 of the Securities Act; and

  (5)
  if you or another person acquiring Exchange Notes in exchange for your Old Notes is a broker-dealer and you acquired the Old Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

        BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

        Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

        If you are our "affiliate," as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

  (1)
  may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

        You may tender some or all of your Old Notes in this exchange offer. However, your Old Notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 thereafter.

        When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

        The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

        We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

  (1)
  reject any and all tenders of any particular Old Note not properly tendered;

  (2)
  refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

  (3)
  waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

        Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

        In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent's Message as described below.

        The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program ("ATOP") account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC's procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent's Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent's Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

        Each Agent's Message must include the following information:

  (1)
  Name of the beneficial owner tendering such Old Notes;

  (2)
  Account number of the beneficial owner tendering such Old Notes;

  (3)
  Principal amount of Old Notes tendered by such beneficial owner; and

  (4)
  A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under "—Deemed Representations" above.

        BY SENDING AN AGENT'S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTE ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

        The delivery of Old Notes through DTC, and any transmission of an Agent's Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes

        We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

        THE AGENT'S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

        You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

  (1)
  specify the name of the person that tendered the Old Notes to be withdrawn;

  (2)
  identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

        We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions on the Exchange Offer

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

  •
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

  (1)
  seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

  (2)
  resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the exchange offer; or

  (3)
  any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

  •
  any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the

    SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

    (1)
    any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

    (2)
    any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

    (3)
    a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

    (4)
    a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

  •
  any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

  •
  there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

  •
  any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

  •
  we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

        If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

        We have appointed Wilmington Trust, National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

Wilmington Trust, National Association

By facsimile:
(302) 636-4139

For information or confirmation by telephone:
Sam Hamed
(302) 636-6181

By mail, hand or overnight delivery:

Wilmington Trust, National Association
c/o Wilmington Trust Company
Corporate Capital Markets
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1626

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

        The principal solicitation is being made through DTC by Wilmington Trust, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

        Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates' officers employees and by persons so engaged by the exchange agent.

Accounting Treatment

        The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

        If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

        YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

        If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the indenture governing the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture governing the Old Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

        The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

  (1)
  to us upon redemption thereof or otherwise;

  (2)
  so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

        The Registration Rights Agreement also requires that we file a shelf registration statement if:

  (1)
  we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law or SEC policy;

  (2)
  a law or SEC policy prohibits a holder from participating in the exchange offer;

  (3)
  a holder cannot resell the Exchange Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

  (4)
  a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

        We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

        Old Notes may be subject to restrictions on transfer until:

  (1)
  a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

  (2)
  a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

  (3)
  the Old Notes are sold under an effective shelf registration statement that we have filed; or

  (4)
  the Old Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF EXCHANGE NOTES

        The Company issued the Old Notes under an indenture (the "Indenture"), among itself, the Guarantors and Wilmington Trust, National Association, as Trustee (the "Trustee"). The Exchange Notes will also be issued under the Indenture. Any Old Note that remains outstanding after the completion with the exchange offer, together with the Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

        The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the Indenture and the Registration Rights Agreement may be obtained from the Company. You can find definitions of certain capitalized terms used in this description under "—Certain Definitions." For purposes of this section, (i) references to the "Company" include only Radiation Therapy Services, Inc. and not its Subsidiaries and (ii) the terms "we", "our" and "us" each refer to the Company and its consolidated Subsidiaries.

        The Company will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the notes (the "Holders"). The Company will pay principal (and premium, if any) on the notes at the Trustee's corporate trust office. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

Ranking

        The notes will be:

  •
  general senior obligations of the Company, secured by a Second Priority Lien (subject to Permitted Liens) in the Collateral owned by the Company;

  •
  pari passu in right of payment with any existing and future senior Indebtedness (including the Credit Agreement) of the Company;

  •
  effectively subordinated to all secured Indebtedness (including the Credit Agreement) of the Company that is secured by a Lien that is senior or prior to the Second Priority Liens;

  •
  senior in right of payment to any Subordinated Indebtedness (including the Subordinated Notes) of the Company;

  •
  unconditionally guaranteed on a senior secured basis by each Guarantor;

  •
  structurally subordinated to any existing and future Indebtedness and other liabilities, including preferred stock, of any Subsidiary that is not a Guarantor; and

  •
  subject to registration with the SEC pursuant to the Registration Rights Agreement.

        The Guarantee of each Guarantor will be:

  •
  a general senior obligation of such Guarantor, secured by a Second Priority Lien (subject to certain Permitted Liens) on the Collateral owned by such Guarantor;

  •
  pari passu in right of payment with any existing and future senior Indebtedness (including such Guarantor's guarantee of the obligations under the Credit Agreement) of such Guarantor;

  •
  effectively subordinated to all secured Indebtedness of the Guarantor (including such Guarantor's guarantee of the obligations under the Credit Agreement) that is secured by a Lien that is senior or prior to the Second Priority Liens; and

  •
  senior in right of payment to any Subordinated Indebtedness (including such Guarantor's guarantee of the Subordinated Notes) of such Guarantor.

Principal, Maturity and Interest

        The notes are unlimited in aggregate principal amount, of which $350.0 million in aggregate principal amount will be issued in this offering. The notes will mature on January 15, 2017. Additional notes may be issued from time to time, subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness". Interest on the notes will accrue at the rate of 8 7/8% per annum and will be payable semiannually in cash on each May 15 and November 15 commencing on November 15, 2012, to the persons who are registered Holders at the close of business on May 1 and November 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The notes will not be entitled to the benefit of any mandatory sinking fund.

        Additional Interest may accrue and be payable under the circumstances set forth in the Registration Rights Agreement. See "Exchange Offer; Registration Rights". References herein to "interest" shall be deemed to include any such Additional Interest.

Redemption

Optional Redemption

        Except as described below, the notes are not redeemable before May 15, 2014. Thereafter, the Company may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice to the Holders (with a copy to the Trustee), at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve month period commencing on May 15 of the year set forth below:

Year	Percentage
2014	104.438%
2015	102.219%
2016 and thereafter	100.000%

        In addition, the Company must pay accrued and unpaid interest on the notes redeemed. Any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent.

Optional Redemption Upon Equity Offerings

        At any time, or from time to time, on or prior to May 15, 2014, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the notes issued under the Indenture at a redemption price of 108.875% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

          (1)   at least 65% of the principal amount of notes originally issued under the Indenture remains outstanding immediately after any such redemption; and

          (2)   the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

        "Equity Offering" means an offering of Qualified Capital Stock of any direct or indirect parent entity of the Company or the Company; provided that, in the event of an Equity Offering by any direct or indirect parent entity of the Company, such entity contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the notes to be redeemed pursuant to the preceding paragraph.

        At any time on or prior to May 15, 2014, the notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company's option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first class mail to each Holder's registered address (with a copy to the Trustee), not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of such price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on May 15, 2014 (such redemption price being that described in the first paragraph of this "Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through May 15, 2014, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to May 15, 2014; provided, however, that if the period from such Redemption Date to May 15, 2014 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to May 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee either:

          (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

          (2)   on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the notes only on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Guarantees

        The obligations of the Company under the notes and the Indenture will initially be, jointly and severally guaranteed on a senior secured basis by each existing and future wholly owned Domestic Subsidiary of the Company that guarantees the Company's obligations under the Credit Agreement. Following the Issue Date, Restricted Subsidiaries will be required to Guarantee the notes to the extent described in "Certain Covenants—Limitation of Guarantees of Restricted Subsidiaries."

        Each Guarantee will be limited to the maximum amount that would not render the Guarantor's obligations subject to avoidance under applicable laws regarding fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. By virtue of this limitation, a Guarantor's obligation under its Guarantee could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Guarantee. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—Federal and state statues allow courts, under certain circumstances, to void guarantees and require noteholders to return payments received from subsidiary guarantors."

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants—Merger, Consolidation and Sale of Assets".

        The Guarantee of a Guarantor will be automatically and unconditionally released and discharged upon any of the following:

          (1)   any sale, exchange, transfer or other disposition (including by way of consolidation or merger) by the Company or any Restricted Subsidiary to any Person or Persons, as a result of which such Guarantor is no longer a Subsidiary of the Company, of a majority of the Capital Stock of such Guarantor, or of all or substantially all the assets of such Guarantor (other than to the Company or a Restricted Subsidiary), which sale, exchange, transfer or other disposition is permitted by the Indenture,

          (2)   the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary, and

          (3)   defeasance or discharge of the Second Lien Notes, as provided in "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

        Upon release of a Guarantor from its Guarantee, such Guarantor will also be automatically and unconditionally released from its obligations under the Security Documents.

        Claims of creditors of non-Guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries and claims against joint ventures generally will have priority with respect to the assets and earnings of those Subsidiaries and joint ventures over the claims of creditors of the Company, including Holders of the notes. The notes and each Guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of Subsidiaries of the Company (other than the Guarantors) and joint ventures. Although the Indenture limits the incurrence of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness, Disqualified Stock or Preferred Stock under the Second Lien Notes Indenture. See "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

Security

General

        The notes and the Company's and Guarantors' obligations under the Indenture and the Guarantees and any Future Second Lien Indebtedness will be secured by Second Priority Liens granted by the Company, the Guarantors and any future Guarantor on substantially all of the assets of the Company and the Guarantors (whether now owned or hereafter arising or acquired), subject to certain exceptions, Permitted Liens and encumbrances described in the Indenture and the Security Documents.

        In the Security Documents, the Company and the Guarantors, subject to certain exceptions described below or as set forth in the Security Documents, will grant Second Priority Liens in (collectively, excluding the Excluded Property, the "Collateral"):

          (1)   100% of the Capital Stock of certain existing and future wholly owned Domestic Subsidiaries of the Company;

          (2)   65% of the Capital Stock of certain existing and future wholly owned material "first tier" Foreign Subsidiaries of the Company or any Guarantor;

          (3)   substantially all of the other property and assets (including certain fee-owned real property and tangible and intangible personal property such as, among other assets, intellectual property, investment property, accounts receivable, inventory, equipment and contract rights), in each case, that are owned by the Company or any of the Guarantors, to the extent that such assets secure the First Priority Obligations and to the extent that a second priority security interest is able to be granted or perfected therein.

        The Indenture and the Security Documents will exclude certain property from the Collateral (the "Excluded Property"), including:

          (1)   any property or assets owned by any Foreign Subsidiaries;

          (2)   any Capital Stock of Immaterial Subsidiaries (as defined in the Credit Agreement), Capital Stock of Unrestricted Subsidiaries, Capital Stock of Insurance Subsidiaries (as defined in the Credit Agreement), Capital Stock of a non wholly-owned Subsidiary to the extent prohibited by (or requiring consent (other than consent of any Grantor) pursuant to) such non wholly-owned Subsidiary's organizational document and related agreements, and any other Capital Stock if granting a security interest in such Capital Stock is prohibited by (or requiring consent (other than consent of any Grantor) pursuant to) applicable law or to the extent that granting a security interest in such Capital Stock is prohibited by a shareholder, joint-venture or similar agreement, except to the extent that the provision of such shareholder, joint-venture or similar agreement giving rise to such prohibition is ineffective under applicable law;

          (3)   any fee-owned real property with a value of less than the amount provided in the Security Documents held by the Company or any Guarantor and all leasehold interests in real property;

          (4)   any vehicle covered by a certificate of title or ownership, any other assets subject to certificates of title, letter of credit rights and commercial tort claims;

          (5)   any deposit accounts, securities accounts or cash, other than any proceeds of other Collateral;

          (6)   any assets where a pledge and security interest thereon is prohibited by applicable law, rule or regulation;

          (7)   any contract, lease, license, agreement or permit or any property subject to a purchase money security interest, Capitalized Lease Obligations or similar arrangements, in each case, to the extent permitted under the Indenture to the extent that a grant of a security interest therein would constitute a breach or default under or violate or invalidate such contract, lease, license, agreement, permit, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition;

          (8)   any United States intent-to-use trademark application to the extent and for so long as creation by a Grantor of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application; and

          (9)   assets to the extent a security interest in such assets would result in adverse tax consequences as determined by the Company; and

          (10) certain other exceptions described in the Security Documents.

        Notwithstanding anything in the foregoing to the contrary, in addition to other exceptions and limitations described in the Security Documents, in no event shall the Company or any Guarantor be required to (x) perfect a security interest in (A) any foreign Intellectual Property or (y) deliver (A) control agreements, (B) landlord waivers, (C) bailee letters, (D) other similar third-party documents, or (E) foreign security documents.

        Subject to the foregoing, if property that is intended to be Collateral is acquired by the Company or a Guarantor (including property of a Person that becomes a new Guarantor) that is not automatically subject to a perfected security interest under the Security Documents, then the Company or such Guarantor will provide a Second Priority Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the Indenture, the Intercreditor Agreement or the Security Documents.

        As set out in more detail below, upon an enforcement event or insolvency or liquidation proceeding, proceeds from the Collateral will be applied first to satisfy First Priority Obligations and then ratably to satisfy obligations under the notes and Future Second Lien Indebtedness. In addition, the Indenture will permit the Company and the Guarantors to create additional Liens under specified circumstances. See the definition of "Permitted Liens."

        The Collateral will be pledged to (1) the collateral agent under the Credit Agreement, on a first priority basis, for the ratable benefit of the First Priority Secured Parties to secure the First Priority Obligations and (2) the Collateral Agent, on a second priority basis, for the benefit of the Trustee and the Holders of the notes and holders of Future Second Lien Indebtedness. The Second Priority Obligations will constitute claims separate and apart from (and of a different class from) the First Priority Obligations.

        Although the Company and the Guarantors will use commercially reasonable efforts to complete those actions required to perfect the Second Priority Liens in favor of the Collateral Agent on the Collateral (subject to Permitted Liens) by the Issue Date, with respect to the portion of the Collateral comprised of real property interests, under the terms of our new revolving credit facility and the security documents related thereto, the Company will have up to 90 days following the Issue Date to complete the actions required to perfect such Liens on such Collateral. See "Risk Factors—Risks related to Our Indebtedness and the Notes—Security over certain collateral and title insurance policies with respect thereto, including real property, may not be in place prior to closing, may not be perfected prior to closing and may be invalidated following closing."

        After the Discharge of Senior Lender Claims to the extent any Future Second Lien Indebtedness is outstanding, in the case of an Event of Default under the Indenture or an event of default under any agreement or instrument evidencing Future Second Lien Indebtedness, the Collateral Agent will exercise remedies and sell the Collateral at the direction of the holders of the majority in the aggregate outstanding principal amount of all Second Priority Obligations; provided that if the Collateral Agent has asked the holders of Second Priority Obligations for instructions and the applicable holders have not yet responded to such request, the Collateral Agent will be authorized to take such actions which the Collateral Agent believes to be reasonably required to promote and protect the interests of the holders of the Second Priority Obligations and/or to preserve the value of the Collateral; provided that the Collateral Agent shall be fully protected in refraining from taking any action until directed by the applicable Holders of Second Priority Obligations.

        To the extent that Liens (including Permitted Liens), rights or easements granted to third parties encumber assets located on property owned by the Company or the Guarantors, including the Collateral, such third parties may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agent, the Trustee or the Holders of the notes to realize or foreclose on Collateral.

Certain Bankruptcy Limitations

        The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Guarantor prior to the Collateral Agent's having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

        In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of Post-Petition Interest, costs and attorneys' fees to a secured creditor during a debtor's bankruptcy case to the extent the value of such creditor's interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

        Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the notes, the Holders of the notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the notes are entitled, and unsecured claims with respect to such shortfall.

Release of Liens

        The Security Documents, the Intercreditor Agreement and the Indenture provide that the Second Priority Liens securing the Guarantee of any Guarantor will be automatically released when such Guarantor's Guarantee is released in accordance with the terms of the Indenture. In addition, the Second Priority Liens securing the obligations under the notes and the Indenture will be released:

  (a)
  in whole, upon a legal defeasance or a covenant defeasance of the notes as set forth below under "—Legal Defeasance and Covenant Defeasance",

  (b)
  in whole, upon satisfaction and discharge of the Indenture,

  (c)
  in whole, upon payment in full of principal, interest and all other Obligations on the notes issued under the Indenture,

  (d)
  in whole, prior to the Discharge of Senior Lender Claims, any time such Collateral is not secured by a Lien securing First Priority Obligations,

  (e)
  in whole or in part, with the consent of the requisite Holders of the notes in accordance with the provisions under "—Modification of the Indenture," including consents obtained in connection with a tender offer or exchange offer for, or purchase of, notes and

  (f)
  in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of (I) by the Company or any of the Guarantors in a transaction permitted by "—Certain Covenants—Limitation on Asset Sales" and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Security Documents, if all other Liens on that asset securing the First Priority Obligations then secured by that asset (including all commitments thereunder) are released or (II) in connection with the taking of an enforcement action by the First Priority Designated Agent in respect of the First Priority Obligations, (B) that is held by a Guarantor that ceases to be a Guarantor, (C) that becomes Excluded Property or (D) that is otherwise released in accordance with, and as expressly provided for by the terms of, the Indenture, the Intercreditor Agreement or the Security Documents;

provided that, on the date of Discharge of Senior Lender Claims, the Second Priority Liens on the Collateral will not be released, except to the extent that such Collateral or any portion thereof was disposed of in compliance with the terms of the Intercreditor Agreement in order to repay First Priority Obligations secured by such Collateral; provided further that, in no event shall the Second Priority Liens on the Collateral have priority over any First Priority Liens, whether arising prior to or after the date of such Discharge of Senior Lender Claims. See "—Security—Intercreditor Agreement."

        To the extent required under the TIA, the Company will comply with Section 313(b) of the TIA, relating to reports, and, following qualification of the Indenture under the TIA (if required), Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. So long as we do not qualify the Indenture under the TIA, Section 314(d) of the TIA will not apply to the Indenture. In every instance that the Trustee or the Collateral Agent is asked to acknowledge a release, the Company shall deliver an officers' certificate stating that all conditions to the release in the Indenture, the Security Documents and the Intercreditor Agreement have been satisfied.

        The Capital Stock of any Restricted Subsidiary of the Company will constitute Collateral securing the notes and the related Guarantees only to the extent that such Capital Stock can secure such notes and Guarantees without Rule 3-16 of Regulation S-X (or any other law, rule or regulation) requiring separate financial statements of such Restricted Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any such Restricted Subsidiary due to the fact that such Restricted Subsidiary's Capital Stock secures the notes and the Guarantees, then such Capital Stock shall automatically be deemed not to be part of the Collateral securing the notes and Guarantees (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the security interests on the Capital Stock that are so deemed to no longer constitute part of the Collateral.

        In the event that Rule 3-16 of Regulation S-X is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Restricted Subsidiary's Capital Stock to secure the notes and the Guarantees in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of any such Restricted Subsidiary, then the Capital Stock of such Restricted Subsidiary (solely to the extent not constituting Excluded Property) shall automatically be deemed to be a part of the Collateral securing the notes and Guarantees (but only to the extent such Restricted Subsidiary would not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock.

        In accordance with the limitations set forth in the two immediately preceding paragraphs, as of the date the Company files a registration statement with the SEC relating to the notes, the Collateral securing the notes and the Guarantees will include Capital Stock of any Restricted Subsidiaries of the Company (solely to the extent not constituting Excluded Property) only to the extent that the applicable value of such Capital Stock (on an entity-by-entity basis) is less than 20% of the aggregate principal amount of the notes (including any additional notes) outstanding. The applicable value of the Capital Stock of any entity is deemed to be the greatest of its par value, book value or market value. The portion of the Capital Stock of the Restricted Subsidiaries constituting Collateral securing the notes and the related Guarantees may decrease or increase as the value of such Capital Stock changes as described above (but not, for the avoidance of doubt, above the maximum percentage of such Capital Stock required to be pledged as Collateral). See "Risk Factors—Risks Related to Our Indebtedness and the Notes—The ability of the collateral agent to realize upon the capital stock securing the second lien notes will be automatically limited to the extent the pledge of such capital stock would require the filing with the SEC of separate financial statements for any of our subsidiaries".

Intercreditor Agreement

        The Collateral Agent and the First Lien Agent will enter into the Intercreditor Agreement, which may be amended, supplemented, replaced or otherwise modified from time to time to add other parties holding Future Second Lien Indebtedness and other First Priority Obligations permitted to be incurred under the Indenture. Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, except as otherwise provided in the Intercreditor Agreement, each First Lien Agent and the holders of the First Priority Obligations will have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and to make determinations regarding the release, disposition or restrictions with respect to the Collateral without any consultation with, or the consent of, the Trustee, Collateral Agent or the Holders, and the Collateral Agent and Trustee will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such notes, (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the Second Priority Liens, (c) in any insolvency or liquidation proceeding commenced by or against the Company or any Guarantor, the Collateral Agent may file any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any person objecting to or otherwise seeking disallowance of the claim or Lien of the Collateral Agent or the Holders, (d) the Collateral Agent may file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of the Company or any Guarantor arising under any insolvency or liquidation proceeding or applicable non-bankruptcy law and (e) the Collateral Agent or the Holders may vote on any plan of reorganization in any insolvency or liquidation proceeding of the Company or any Guarantor, in each case (a) through (e) above to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of the Intercreditor Agreement. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—The lien ranking provisions of the intercreditor agreement will limit the ability of the noteholders to exercise rights and remedies with respect to the collateral."

        So long as the Discharge of Senior Lender Claims has not occurred, the Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies as a secured party, shall be applied by the First Priority Designated Agent to the First Priority Obligations in such order as specified in the relevant First Priority Documents until the Discharge of Senior Lender Claims has occurred. Upon the Discharge of Senior Lender Claims, the First Priority Designated Agent shall deliver promptly to the Collateral Agent any Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. After the Discharge of Senior Lender Claims, the Collateral Agent in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Collateral Agent, the Trustee and any other second priority agent) of the Collateral received by it ratably to amounts owing to the holders of Second Priority Obligations secured by such Collateral in accordance with the terms of the Security Documents and the Indenture.

        The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Obligations may not be sufficient to satisfy the obligations owed to the Holders. None of the Collateral has been appraised in connection with the offering of the notes. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, our ability to implement our business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the notes. In addition, the fact that the First Priority Lenders will receive proceeds from enforcement of the Collateral before Holders of the notes and that other Persons may have First Priority Liens in respect of Collateral subject to Permitted Liens could have a material adverse effect on the amount that Holders of the notes would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the notes. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

        If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the notes, the Holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company and the Guarantors.

        In the event that the First Priority Designated Agent or the holders of First Priority Obligations enter into any amendment, waiver or consent in respect of or replace any security document securing First Priority Obligations, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Security Document without the consent of the Trustee, the Collateral Agent or the Holders; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the Collateral Agent, Trustee and the Holders or the interests of the Collateral Agent, Trustee and the Holders in the Collateral and not the other creditors of the Company or such Guarantor, as the case may be, that have a security interest in the affected collateral in a like or similar manner (without regard to the fact that the Lien of such security documents securing First Priority Obligations is senior to the Lien of the comparable Security Document). The First Priority Designated Agent shall give written notice of such amendment, waiver or consent to the Collateral Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent.

        In addition, the Intercreditor Agreement will provide that, prior to the Discharge of Senior Lender Claims, the Intercreditor Agreement may be amended, supplemented or otherwise modified, without the consent of the Collateral Agent, the Trustee and the Holders, to add additional secured creditors holding First Priority Obligations or Future Second Lien Indebtedness so long as such First Priority Obligations or Future Second Lien Indebtedness are not prohibited by the provisions of the Indenture. Any provider of additional extensions of credit, the First Priority Designated Agent and the Collateral Agent shall be entitled to rely on the determination of officers of the Company that such modifications do not violate the provisions of the Indenture or the Second Priority Documents if such determination is set forth in an officer's certificate delivered to such party, the First Priority Designated Agent and the Collateral Agent; provided, however, that such determination will not affect whether or not the Company has complied with its undertakings in the Indenture or the Second Priority Documents.

        In addition, if the Company or any Guarantor is subject to any insolvency or liquidation proceeding, the Collateral Agent, the Trustee and the Holders will agree that:

          (1)   if any First Lien Agent shall desire to permit the use of cash collateral or to permit the Company or any Guarantor to obtain financing under Section 363 or Section 364 of the United States Bankruptcy Code or any similar provision in any bankruptcy law ("DIP Financing"), then the Collateral Agent and the Holders agree not to object to, and will not support any objection to, such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by clause (5) below) and, to the extent the Liens securing First Priority Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to (x) the Liens securing such DIP Financing (and all Obligations relating thereto), (y) any adequate protection provided to such First Lien Agent or the holders of First Priority Obligations or (z) any carve-out for fees agreed to by such First Lien Agent or the holders of First Priority Obligations, in each case on the same basis as their Liens are subordinated to the Liens securing the First Priority Obligations;

          (2)   they will not object to, will not support any objection to and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First Priority Obligations made by the First Lien Agent or any holder of such obligations;

          (3)   they will not object to, will not support any objection to and will not otherwise contest any order relating to a sale of assets of the Company or any Guarantor for which the First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing First Priority Obligations and the notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

          (4)   until the Discharge of Senior Lender Claims, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the collateral, without the prior written consent of the First Lien Agent and the required lenders under the Credit Agreement;

          (5)   none of them shall contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First Priority Obligations for adequate protection, (b) any objection by the First Lien Agent or the holders of First Priority Obligations to any motion, relief, action or proceeding based on the First Lien Agent's or the holders of First Priority Obligations' claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the First Lien Agent or the holders of First Priority Obligations. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral and/or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Bankruptcy Code or any similar law, then the Collateral Agent (A) may seek or request adequate protection in the form of (x) a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Priority Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the notes are so subordinated to the Liens securing First Priority Obligations under the Intercreditor Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the holders of First Priority Obligations, and (B) agrees that it will not seek or request, and will not accept, without the express written consent of the First Lien Agent, adequate protection in any other form, and (ii) (A) in the event the Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Collateral Agent and the Holders agree that the holders of the First Priority Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the notes shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Obligations as adequate protection on the same basis as the other Liens securing the notes are so subordinated to such Liens securing First Priority Obligations under the Intercreditor Agreement, and (B) in the event the Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of a superpriority claim, then the Collateral Agent and the Holders agree that the holders of the First Priority Obligations shall also be granted a superpriority claim, which superpriority claim will be senior in all respects to the superpriority claim granted to the Collateral Agent and the Holders. Notwithstanding the foregoing, if the holders of First Priority Obligations are deemed by a court of competent jurisdiction in any insolvency or liquidation proceeding to be entitled to receive adequate protection in the form of payments in the amount of current Post-Petition Interest, incurred fees and expenses or other cash payments, then the Collateral Agent and the Holders shall not be prohibited from seeking or receiving adequate protection in the form of payments in the amount of current Post-Petition Interest, incurred fees and expenses or other cash payments; and

          (6)   until the Discharge of Senior Lender Claims has occurred, the Collateral Agent, on behalf of itself and each Holder, (i) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Obligations for costs or expenses of preserving or disposing of any collateral, and (ii) waives any claim it may have arising out of the election by any holder of First Priority Obligations of the application of Section 1111(b)(2) of the United States Bankruptcy Code.

        Subject to the terms of the Security Documents, the Company and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, instruments and Cash Equivalents constituting part of the Collateral and deposited with the First Priority Designated Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

No Impairment of the Security Interests

        Except as otherwise permitted under the Indenture, the Intercreditor Agreement and the Security Documents, neither the Company nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the notes.

Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The Credit Agreement contains, and other Indebtedness of the Company may contain, prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness be repurchased upon a Change of Control. The exercise by the Holders of their right to require the Company to repurchase the notes upon a Change of Control could cause a default under the Credit Agreement and other Indebtedness even if the Change of Control itself does not. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the notes, the Company could seek the consent of its lenders and the holders of any such other Indebtedness to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of notes under certain circumstances.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

        Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness; provided, however, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor, may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.The foregoing limitations will not apply to:

          (1)   Indebtedness under the notes (and any exchange notes pursuant to the Registration Rights Agreement) issued in the offering in an aggregate principal amount not to exceed $350.0 million and the Guarantees (and the guarantees of any exchange notes pursuant to the Registration Rights Agreement);

          (2)   Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $150 million less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Cash Proceeds from Asset Sales pursuant to clause 3(a) of the covenant described under the caption "—Limitation on Asset Sales";

          (3)   other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (including, without limitation, the Subordinated Notes, Capitalized Lease Obligations and Purchase Money Indebtedness outstanding on the Issue Date);

          (4)   Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries not to exceed the greater of $50.0 million and 4.0% of Total Assets at any one time outstanding;

          (5)   Hedging Obligations of the Company or any Restricted Subsidiary;

          (6)   Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (7)   Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (7) by the issuer of such Indebtedness;

          (8)   Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (8) by the Company;

          (9)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (10) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, completion guarantees, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

          (11) Refinancing Indebtedness;

          (12) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness or other obligations otherwise permitted to be incurred under the Indenture;

          (13) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of assets or a Subsidiary;

          (14) Indebtedness or Disqualified Capital Stock of Persons (other than Indebtedness or Disqualified Capital Stock incurred in anticipation of such acquisition or merger) that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this covenant or (B) the Consolidated Fixed Charge Coverage Ratio would be greater than such Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition;

          (15) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement);

          (16) Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent corporations permitted by the covenant described under the caption "—Limitation on Restricted Payments"; provided that any such obligations shall be explicitly subordinated to the notes;

          (17) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the notes as described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge";

          (18) Indebtedness of non guarantor Subsidiaries of the Company in an aggregate principal amount not to exceed the greater of $15.0 million and 1.25% of Total Assets at any one time outstanding; and

          (19) Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of clauses (1) through (19) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this covenant, the Company shall, in its sole discretion, classify (or on a later date reclassify in whole or in part so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification) such item of Indebtedness in any manner that complies with this covenant (and any portion of an item of Indebtedness to be incurred under clauses (1) through (19) above on a particular date shall not be included in the calculation of the Consolidated Fixed Charge Coverage Ratio in determining the amount of Indebtedness that may be incurred on the same date pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this covenant); provided that all Indebtedness outstanding under the Credit Agreement on the Issue Date shall initially be deemed to have been incurred pursuant to clause (2). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this covenant. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

        The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the notes or such Guarantor's Guarantee, as the case may be, and subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the Indenture, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or secured by different collateral or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

          (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, except any payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, purchase, redemption defeasance, acquisition or retirement and any payment of intercompany Indebtedness to the Company or any of its Restricted Subsidiaries; or

          (4)   make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

  if at the time of such Restricted Payment or immediately after giving effect thereto,

              (i)  a Default or an Event of Default shall have occurred and be continuing; or

             (ii)  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under the second paragraph under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness"); or

            (iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

              (w)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company for the period beginning the first full fiscal quarter during which the Original Issue Date occurs and to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time the Restricted Payment occurs (treating such period as a single accounting period); plus

              (x)   100% of the aggregate Qualified Proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Original Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

              (y)   without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate Qualified Proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to the Original Issue Date and on or prior to the Reference Date; plus

              (z)   without duplication, the sum of:

                (1)   the aggregate amount returned in cash and fair market value of property used or useful in a Similar Business on or with respect to Investments (other than Permitted Investments) made subsequent to the Original Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

                (2)   the net cash proceeds and fair market value of property used or useful in a Similar Business received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

                (3)   upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration or the redemption, repurchase or retirement of Subordinated Indebtedness, if at the date of any irrevocable redemption notice such payment would have complied with this covenant;

          (2)   any Restricted Payment, either (i) in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company (provided such net proceeds are excluded from the calculation set forth under clause (iii) above);

          (3)   the acquisition or prepayment of any Subordinated Indebtedness either (i) in exchange for (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) (provided such net proceeds are excluded from the calculation set forth under clause (iii) above) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

          (4)   repurchases by the Company of Capital Stock of the Company or any direct or indirect parent entity of the Company from current or former officers, directors, consultants, agents and employees of the Company or any of its Subsidiaries or their authorized representatives (including the heirs and estates of such Persons) pursuant to any management equity subscription agreement, stock option plan or agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto, in an aggregate amount not to exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum of $6.0 million in any calendar year); provided that such amount in any fiscal year may be increased in an amount not to exceed (a) the net cash proceeds from the sale of Qualified Capital Stock of the Company and, to the extent contributed to the Company, Capital Stock of any direct or indirect parent entity of the Company, in each case to any officer, director, consultant, agent or employee of the Company or any Restricted Subsidiary of the Company that occurs after the Issue Date (provided such net proceeds, to the extent used to make a Restricted Payment pursuant to this clause (4), are excluded from the calculation set forth under clause (iii) above), plus (b) the net cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries subsequent to the Issue Date;

          (5)   the declaration and payment of dividends by the Company to, or the making of loans to Parent, any direct or indirect parent in amounts required for Parent or any direct or indirect parent companies to pay, in each case without duplication,

            (a)   franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

            (b)   foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) were to pay such taxes separately from any such parent entity;

            (c)   customary salary, bonus, severance and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

            (d)   customary corporate indemnities owing to directors and officers of Parent or any direct or indirect parent company of Parent;

            (e)   general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

            (f)    fees and expenses related to any unsuccessful equity or debt offering or other financing transaction of such parent entity; and

            (g)   obligations under the Management Agreement;

          (6)   the declaration and payment of dividends on the Company's common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity's common stock), following the first public offering of the Company's common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company's common stock registered on Form S-8;

          (7)   cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the exercise or conversion of any warrants, options or other securities of Parent, any direct or indirect parent company of Parent, the Company or any of its Restricted Subsidiaries;

          (8)   the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries and the repurchase or redemption of Disqualified Capital Stock upon any scheduled redemption date; provided that such Disqualified Capital Stock was issued in accordance with "Certain Covenants—Limitation on Incurrence of Additional Indebtedness";

          (9)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (a) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a change of control as defined under such Indebtedness in accordance with provisions similar to the "Change of Control" covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the "Limitation on Asset Sales" covenant; provided that, prior to such purchase, repurchase, redemption, defeasance or acquisition or retirement, the Company has made the Change of Control Offer or Net Proceeds Offer, as applicable, as provided in such covenant, and has completed, if applicable, the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Net Proceeds Offer;

          (10) distributions of Capital Stock or Indebtedness of Unrestricted Subsidiaries (except to the extent of any Permitted Investment under clauses (10), (12) and (19) of the definition thereof in such Unrestricted Subsidiary);

          (11) repurchases of Capital Stock of Parent, any of its direct or indirect parent companies, the Company or any Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or other securities convertible or exchangeable into Capital Stock of Parent, any of its direct or indirect parent companies, the Company or any Restricted Subsidiaries if such Capital Stock represents all or a portion of the exercise price of such options or warrants; and

          (12) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (12) not to exceed $15.0 million.

        In determining the aggregate amount of Restricted Payments made for purposes of clause (iii) of the immediately preceding paragraph, (x) at any time subsequent to the Original Issue Date but prior to the Issue Date only amounts expended pursuant to Section 4.10(a) and clauses (1), (6), (9) and (12) of Section 4.10(b) of the Subordinated Notes Indenture shall be included in such calculation and (y) on or following the Issue Date, only amounts expended pursuant to clauses (1), (6), (9) and (12) shall be included in such calculation.

Limitation on Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

          (2)   at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below) and is received at the time of such disposition; provided that (a) the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or the notes thereto) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets, (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days after the date of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash of Cash Equivalents received in that conversion and (c) Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in connection with a joint venture with a Strategic Investor, provided that the aggregate amount of Designated Non-cash Consideration issued pursuant to this clause 2(c) since the Issue Date shall not exceed the greater of $25.0 million and 2.0% of the Total Assets of the Company at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, each shall be deemed to be cash for the purposes of this provision;

          (3)   upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

            (a)   to prepay, acquire or otherwise retire any (i) First Priority Obligations, (ii) Pari Passu Indebtedness that has a scheduled final maturity prior to the scheduled final maturity of the notes, or (iii) any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; provided that if the Company prepays any Pari Passu Indebtedness pursuant to clause (ii) of this clause (a) or any Indebtedness of a Restricted Subsidiary that is not a Guarantor pursuant to clause (iii) of this clause (a), the Company shall equally and ratably reduce Obligations under the notes by making an offer to all Holders of notes (as set forth below) to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest, if any, on the amount of notes that would otherwise be prepaid;

            (b)   to make an investment or capital expenditure in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); and/or

            (c)   a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b); and

          (4)   if such Asset Sale involves the disposition of Collateral, the Company or such Subsidiary has complied with the provisions of the Indenture and the Security Documents.

        Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility or otherwise use the Net Cash Proceeds in any manner that is not prohibited by the Indenture. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (provided that if prior to such 366th day the Company or a Restricted Subsidiary enters into a binding agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph after such day, such 365-day period will be extended with respect to the amount of Net Cash Proceeds so committed for a period not to exceed 180 days) (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") to all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of notes (and Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

        The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph).

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets", which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amounts of notes and Pari Passu Indebtedness tendered (and the Trustee shall select the tendered notes of tendering Holders on a pro rata basis based on the amount of the notes tendered by lot or such other method deemed fair by the trustee). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

          (1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2)   make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company; or

          (3)   transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:

            (a)   applicable law, rule, regulation or order;

            (b)   the Indenture, the notes and the Guarantees;

            (c)   customary non assignment provisions of any contract or license or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

            (d)   any instrument governing Acquired Indebtedness or Capital Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

            (e)   agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

            (f)    the Credit Agreement;

            (g)   the Subordinated Notes, the Subordinated Notes Indenture and related guarantees;

            (h)   restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

            (i)    customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

            (j)    Purchase Money Indebtedness or Capitalized Lease Obligations that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

            (k)   contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

            (l)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (m)  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

            (n)   Indebtedness or Capital Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Issue Date or (ii) that is incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date;

            (o)   an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e), (g) and (h) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e), (g) and (h); and

            (p)   any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Additional Indebtedness" if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (a) the Company determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Company's ability to make principal or interest payments on the notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness.

Limitation on Liens

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) that secure Indebtedness against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

Merger, Consolidation and Sale of Assets

        The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1)   either:

            (a)   the Company shall be the surviving or continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease,

    conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

              (x)   shall be a corporation or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

              (y)   shall expressly assume, by supplemental indenture (in form satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the Indenture on the part of the Company to be performed or observed;

          (2)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), either (a) the Company or such Surviving Entity, as the case may be shall be able to incur at least $1.00 of additional Indebtedness pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant or (b) the Consolidated Fixed Charge Coverage Ratio for the Company or such Surviving Entity, as the case may be would be greater than such ratio immediately prior to such transaction;

          (3)   immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4)   the Company or the Surviving Entity shall have delivered to the Trustee and the Collateral Agent an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Notwithstanding the foregoing clauses (1), (2) and (3), (a) the Company and any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

        The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such, and the Company shall be released from the obligations under the notes and the Indenture.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Indenture) will not, and the Company will not cause or permit any Guarantor to,

consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2)   such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; and

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

        Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

Limitations on Transactions with Affiliates

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction") involving aggregate consideration in excess of $2.5 million, other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions) involving aggregate payments or other property with a fair market value in excess of $10.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions) that involves an aggregate fair market value of more than $20.0 million, the Company or such Restricted Subsidiary, as the case may be, shall obtain an opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

        (b)   The following shall not be deemed Affiliate Transactions and, therefore, the restrictions set forth in this covenant shall not apply to:

          (1)   reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants or to professional corporations of which they are the owner of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

          (2)   transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

          (3)   the payment of management, consulting, monitoring and advisory fees and related expenses to the Permitted Holders and the termination fees pursuant to the Management Agreement as in effect on the Original Issue Date or any amendment thereto (so long as such amendment is not less favorable to the holders of the notes in any material respect than the Management Agreement on the Original Issue Date);

          (4)   any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

          (5)   Restricted Payments and Permitted Investments permitted by the Indenture;

          (6)   transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or indirectly, Capital Stock of, or controls, such Person; provided such Person does not control the Company;

          (7)   the pledge of Capital Stock of Unrestricted Subsidiaries to support Indebtedness thereof;

          (8)   issuances and sales of Capital Stock of the Company to Affiliates of the Company or the receipt of the proceeds of capital contributions in respect of Capital Stock;

          (9)   payments made by the Company or any Restricted Subsidiary to any Permitted Holder for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members, if any, of the Board of Directors of the Company in good faith;

          (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

          (11) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

          (12) Purchases or payments for professional liability and other insurance by the Company, its Restricted Subsidiaries, their respective employees or any Person that is an Affiliate of the Company to Batan Insurance in the ordinary course of business and at fair market value as determined by the Company in good faith; and

          (13) Leasing of property or equipment from the Company's employees or any person that is an Affiliate of the Company in the ordinary course of business and at fair market values as determined by the Company in good faith.

Limitation of Guarantees by Restricted Subsidiaries

        The Company will not permit any of its Restricted Subsidiaries (other than Foreign Subsidiaries), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to Indebtedness under the Credit Agreement, unless, in any such case:

          (1)   such Restricted Subsidiary within 30 days (or such longer period as may be permitted under the terms of the Indenture or applicable Security Documents) executes and delivers (i) a supplemental indenture to the Indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary and (ii) a supplement or joinder to the applicable Security Documents or new Security Documents, as applicable, and takes all actions required thereunder to perfect the Liens created thereunder (to the extent required to be perfected);

          (2)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under the Indenture; and

          (3)   such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel stating that:

            (a)   such Guarantee has been duly executed and authorized; and

            (b)   such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity.

        Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

          (1)   the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or

          (2)   any transaction after which such Guarantor is no longer a Restricted Subsidiary; provided that such transaction is otherwise in compliance with the terms of the Indenture.

After-Acquired Property

        The Indenture will provide that, from and after the Issue Date, upon the acquisition by the Company or any Guarantor of any First Priority After-Acquired Property, the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as shall be necessary to vest in the Collateral Agent a perfected security interest, subject to Permitted Liens and encumbrances described in the Indenture and the Security Documents, in such First Priority After-Acquired Property and to have such First Priority After- Acquired Property (but subject to certain limitations, if applicable, including as described under "—Security") added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second priority security interest in such First Priority After- Acquired Property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the second priority interest for the benefit of the Collateral Agent; provided further, however, that if such third party does not consent to the granting of such second priority security interest after the use of such commercially reasonable efforts, the Company or such Guarantor, as the case may be, will not be required to provide such security interest.

Conduct of Business

        The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, complementary, reasonably related to, or a reasonable extension of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Registration Rights Agreement unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, if not filed electronically with the SEC through EDGAR (or any successor system), the Company will provide to the Trustee and the registered Holders of the notes, within 15 days of the time periods specified in the relevant forms:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms (but without any requirement to provide separate financial statements of any Subsidiary of the Company), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's independent registered public accounting firm; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

        Additionally, the Company will cause such documents to be filed with the SEC unless the SEC will not accept such documents; provided, that the Company shall not be obligated to file such reports with the SEC at any time prior to becoming subject to Section 13 or Section 15(d) of the Exchange Act. The requirement for the Company to provide information may be satisfied by posting such reports, documents and information on its website within the time periods specified by this covenant; provided, however, that the Company will (upon request) provide one copy of the exhibits of the foregoing to the Trustee and will (upon request) provide additional copies of such exhibits to any Holder or prospective Holder.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management's Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

        In addition, the Company and the Guarantors have agreed that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

        The Company will:

          (1)   hold a quarterly conference call to discuss the information contained in the annual and quarterly reports required under clause (1) of the first paragraph of this covenant (the "Financial Reports") not later than ten business days from the time the Company furnishes such reports to the Trustee;

          (2)   at any time when the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, no fewer than three business days prior to the date of the conference call required to be held in accordance with clause (1) above, issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the beneficial owners of, and prospective investors in, the Notes and securities analysts with respect to debt securities and associated with a nationally recognized financial institution ("Securities Analysts") to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain the Financial Reports and information on how to access such conference call; and

          (3)   (A) (x) maintain a public or non-public website to which beneficial owners of, and prospective investors in, the notes and Securities Analysts are given access and to which the reports required by this covenant are posted along with, as applicable, details on the time and date of the conference call required by clause (1) and (2) of this paragraph and information on how to access that conference call and (y) distribute via electronic mail such reports and conference call details to beneficial owners of, and prospective investors in, the Notes and Securities Analysts who request to receive such distributions or (B) file such reports electronically with the SEC through its Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

        Delivery of such reports, information and documents to the Trustee pursuant to foregoing paragraphs is for informational purposes only, and the Trustee's receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer's compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to officers' certificates).

Events of Default

        The following events are defined in the Indenture as "Events of Default":

          (1)   the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (2)   the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (3)   a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $15.0 million or more at any time;

          (5)   one or more judgments in an aggregate amount in excess of $15.0 million, net of any amount covered by insurance issued by a reputable and creditworthy insurer, shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

          (7)   any Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee, the Indenture or the Intercreditor Agreement) or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture, such Guarantee or the Intercreditor Agreement);

          (8)   unless such Liens have been released in accordance with the provisions of the Intercreditor Agreement or the Security Documents, Second Priority Liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or the Company shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Guarantor, the Company fails to cause such Guarantor to rescind such assertions within 30 days after the Company has actual knowledge of such assertions; or

          (9)   the failure by the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the Holders of the Second Lien Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (8) the "security default provisions").

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

          (1)   shall become immediately due and payable; or

          (2)   if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after receipt by the Company and the First Lien Agent of such Acceleration Notice but only if such Event of Default is then continuing.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium or interest. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to the trustee. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default, the status thereof and the Company's efforts to cure such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

          (2)   the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of investment bankers, appraisers or independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (6)   the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company;

          (7)   the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel (which may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   the Company shall have delivered to the Trustee an opinion of counsel (which may be subject to customary assumptions and exclusions) to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

          (1)   either:

            (a)   all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Company has paid all other sums payable under the Indenture by the Company; and

          (3)   the Company has delivered to the Trustee an officers' certificate and an opinion of counsel (which may be subject to customary assumptions and exclusions) stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors and the Trustee (and/or the Collateral Agent, as applicable), without the consent of the Holders, may amend, supplement or otherwise modify (and with respect to the Intercreditor Agreement and any other intercreditor agreement contemplated in the Indenture, replace or substitute) the Indenture, the Security Documents, the Intercreditor Agreement and any other intercreditor agreement entered into in accordance with the terms of the Indenture, and the Company may direct the Trustee (and/or the Collateral Agent, as applicable) and the Company may direct the Trustee to, and the Trustee (and/or the Collateral Agent, as applicable) shall, enter into an amendment, supplement, modification, replacement or substitution of the Intercreditor Agreement or other intercreditor agreement, as applicable, for certain specified purposes, including:

          (1)   curing ambiguities, defects, mistakes or inconsistencies,

          (2)   conform the text of the Indenture, Guarantees or the notes to any provision of this "Description of Notes",

          (3)   to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the notes, as additional security for the payment and performance of all or any portion of the Second Priority Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise,

          (4)   to provide for the release of Collateral from the Lien pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Security Documents, the Indenture or the Intercreditor Agreement,

          (5)   to secure any Future Second Lien Indebtedness to the extent permitted under the Indenture and the Security Documents,

          (6)   to add a Guarantor,

          (7)   to release a Guarantor from its Guarantee when permitted by the Indenture or the Intercreditor Agreement,

          (8)   make any change that does not adversely affect the rights of any Holder in any material respect,

          (9)   to provide for any Restricted Subsidiary to provide a Guarantee in accordance with the Covenant described under "—Certain Covenants—Limitation on Indebtedness," to add Guarantees with respect to the notes, to add security to or for the benefit of the notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the notes when such release, termination, discharge or retaking is provided for under the Indenture,

          (10) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any of the notes (including any additional notes), the Guarantees, and the Indenture.

        The Trustee will be entitled to receive and rely upon an opinion of counsel given in ac-cordance with the terms of the Indenture prior to executing such amendment, supplement or modification of the Indenture, Security Document or Intercreditor Agreement.

        Other modifications and amendments of the Indenture, the Security Documents and the Intercreditor Agreement may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

          (1)   reduce the amount of notes whose Holders must consent to an amendment;

          (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

          (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

          (4)   make any notes payable in money other than that stated in the notes;

          (5)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

          (6)   after the Company's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

          (7)   modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the notes or any Guarantee in a manner which adversely affects the Holders; or

          (8)   release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

        Without the consent of the Holders of at least two-thirds in aggregate principal amount of the notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Liens securing the notes, other than in accordance with the terms of the Indenture or the Intercreditor Agreement.

        In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First Priority Obligations will apply automatically to the comparable Security Documents.

        From time to time, the Company, the Guarantors and the Trustee (and/or the Collateral Agent, as applicable), without the consent of the Holders, may enter into one or more intercreditor agreements in respect of Junior Priority Indebtedness, and the Company may direct the Trustee (and/or the Collateral Agent, as applicable) and the Trustee (and/or the Collateral Agent, as applicable) shall enter into such intercreditor agreements, in accordance with the terms of the Indenture.

Governing Law

        The Indenture will provide that it, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired EBITDA" means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business.

        "Acquired Entity or Business" means any Person, property, business or asset acquired (other than in the ordinary course of business) during a period (but not the Acquired EBITDA of any related Person, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the acquiring Person or its Subsidiaries during such period.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

        "Additional Interest" means all additional interest owing on the notes pursuant to the Registration Rights Agreement.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the

Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other voluntary transfer for value of any property of the Company or any property of any Restricted Subsidiary of the Company by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company (or a Person who becomes a Restricted Subsidiary of the Company in connection with such transaction) of:

          (1)   any Capital Stock of any Restricted Subsidiary of the Company; or

          (2)   any other property or assets (other than Capital Stock of the Company) of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include:

            (a)   a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

            (b)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company or a Guarantor as permitted under "Merger, Consolidation and Sale of Assets";

            (c)   any Restricted Payment permitted by the "Limitation on Restricted Payments" or Permitted Investment;

            (d)   the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof;

            (e)   disposals or replacements of obsolete, damaged or worn out equipment;

            (f)    any conversion of Cash Equivalents into cash or any form of Cash Equivalents;

            (g)   any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims;

            (h)   any termination or expiration of any lease or sublease of real property in accordance with its terms;

            (i)    creating or granting of Liens (and any sale or disposition thereof or foreclosure thereon) not prohibited by the Indenture;

            (j)    condemnations on or the taking by eminent domain of property or assets; and

            (k)   any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

        "Board of Directors" means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

        "Capital Stock" means:

          (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

          (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6)   investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Cash Management Services" means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

        "Change of Control" means the occurrence of one or more of the following events:

          (1)   any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group")(whether or not otherwise in compliance with the provisions of the Indenture), other than to the Permitted Holders;

          (2)   the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

          (3)   the Company becomes aware (whether by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any Person or Group (other than the Permitted Holders and any entity formed for the purpose of owning Capital Stock of the Company) is or has become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

          (4)   the replacement of a majority of the Board of Directors of the Company over a two year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

        For purposes of this definition (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Capital Stock of the Company shall not itself be considered a Person or Group for purposes of clause (1) or (3) above.

        "Collateral Agent" means the Trustee in its capacity as "Collateral Agent" under the Indenture and under the Security Documents or any successor or assign thereto in such capacity.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income; and

          (2)   to the extent Consolidated Net Income has been reduced thereby:

            (a)   all income, franchise or similar taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

            (b)   Consolidated Fixed Charges; and

            (c)   Consolidated Non-cash Charges less any non cash items increasing Consolidated Net Income (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives) for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

            (d)   any expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated); and

            (e)   the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Permitted Holders (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") for which internal financial statements are available to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any asset sales or other dispositions or Asset Acquisitions that occurred during the Four Quarter Period or after the end of the Four Quarter Period and on or prior to the Transaction Date (including without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition) and the reduction in costs and related adjustments (including, without limitation, the elimination of physician and shareholder compensation, and the normalization of rental expense) that (i) were directly attributable to such Asset Acquisition calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect on the Issue Date or (ii) were actually implemented by the business that was the subject of any such Asset Acquisition prior to the Transaction Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the Company reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition), as if all such reductions in costs had been effected as of the beginning of such period. Notwithstanding the foregoing, pro forma adjustments in respect of any Asset Acquisition of an Acquired Entity or Business for which the actual Acquired EBITDA cannot be determined due to the absence of reliable financial statements, an adjustment equal to the Acquired EBITDA for such Acquired Entity or Business for the relevant period preceding the date of such Asset Acquisition, as estimated in good faith by the chief financial officer of the Company shall be permitted.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator of this "Consolidated Fixed Charge Coverage Ratio":

          (1)   interest on Indebtedness being given a pro forma effect which is determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

          (2)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense; plus

          (2)   the amount of all cash dividend payments on any series of Disqualified Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid during such period.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1)   the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness; and

          (2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

          (1)   after tax gains (or losses) from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

          (2)   after tax extraordinary, unusual or nonrecurring gains (or losses), costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses and non-compete payments);

          (3)   solely for the purpose of determining the amount available for Restricted Payments under clause (iii) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments", the net income (or loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; unless such restriction with respect to the Payment of dividends or similar distributions has been legally waived and except to the extent of cash dividends or distributions paid to the referent Person or to another Restricted Subsidiary of the referent Person by such Person;

          (4)   the net income (or loss) of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

          (5)   net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period);

          (6)   in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (7)   non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs;

          (8)   any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness;

          (9)   the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of ASC 805, 350, or 360 or other accounting pronouncements relating to purchase accounting; and

          (10) any net gain or loss resulting from Hedging Obligations (including pursuant to the application of ASC 815).

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges or expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Consolidated Secured Leverage" means the sum of the aggregate outstanding Secured Indebtedness for borrowed money of the Company and its Restricted Subsidiaries less the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries.

        "Consolidated Secured Leverage Ratio" means, as of any date of determination, the ratio of (x) Consolidated Secured Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available, in each case, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of "Consolidated Fixed Charge Coverage Ratio"; provided that, for the purpose of determining Consolidated Secured Leverage, the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date.

        "Credit Agreement" means the Credit Agreement dated as of the Issue Date by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Wilmington Trust Bank, National Association, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), as may be amended (including any amendment and re-statement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means one or more bank debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, extended, replaced, restructured or refinanced in whole or in part from time to time under the same or any other agent, lender or group of lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default; provided, that any Default that results solely from the taking of any action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers' certificate, setting forth the basis of such valuation, executed by a senior financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Discharge of Senior Lender Claims" means, except to the extent otherwise provided in the Intercreditor Agreement, the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First Priority Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Obligations. In the event the First Priority Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the notes.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "First Lien Agent" means individually and/or collectively, (i) Wells Fargo Bank, N.A., in its capacity as administrative agent and collateral agent under the Credit Agreement, together with its successors in such capacity and (ii) any Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to documents evidencing any First Priority Obligations.

        "First Priority After-Acquired Property" means any property of the Company or any Guarantor subject to a First Priority Lien that is not already subject to the Lien under the Security Documents.

        "First Priority Credit Documents" means the Credit Agreement and each of the other agreements, documents and instruments providing for or evidencing any other First Priority Obligation and any other document or instrument executed or delivered at any time in connection with any First Priority Obligation (including any intercreditor or joinder agreement among holders of First Priority Obligations but excluding documents governing Hedging Obligations), to the extent such are effective at the relevant time, as each may be amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

        "First Priority Designated Agent" has the meaning given to such term in the Intercreditor Agreement.

        "First Priority Documents" means the First Priority Credit Documents and any and all documents governing the Hedging Obligations.

        "First Priority Lenders" means the lenders from time to time party to the Credit Agreement, together with their respective successors and assigns; provided that the term "First Priority Lender" shall in any event also include each letter of credit issuer and swingline lender under the Credit Agreement.

        "First Priority Liens" means all Liens that secure the First Priority Obligations.

        "First Priority Obligations" means (i) any and all amounts payable under or in respect of any Credit Facility and the other Credit Facility Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof, in each case, to the extent secured by a Permitted Lien, (ii) all other Obligations of the Company or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of Cash Management Services in each case owing to a Person that is a holder of Indebtedness described in clause (i) above or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of Cash Management Services, and (iii) Obligations in respect of Indebtedness and the First Priority Credit Documents related thereto, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof, in each case, to the extent secured by Permitted Liens (other than Liens that are, by their terms, expressly pari passu or junior to the Second Priority Liens) and designated as "First Priority Obligations" by the Company.

        "First Priority Secured Party" has the meaning given to such term in the Intercreditor Agreement.

        "Foreign Subsidiary" means (1) a Restricted Subsidiary other than a Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia, (2) any Restricted Subsidiary of a Restricted Subsidiary described in clause (1), and (3) any Subsidiary of the Company that has no material assets other than Capital Stock of entities described in clause (1).

        "Future Second Lien Indebtedness" means other Indebtedness of the Company and/or the Guarantors that is equally and ratably secured with the notes as permitted by the Indenture and is designated by the Company as Future Second Lien Indebtedness; provided that the trustee, agent or other authorized representative for the holders of such Indebtedness executes a joinder to the Security Documents and the Intercreditor Agreement.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Original Issue Date.

        "Guarantee" means a guarantee of the notes by a Guarantor.

        "Guarantor" means: (1) each Restricted Subsidiary of the Company that guarantees the notes on the Issue Date; and (2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred not for speculative purposes under:

          (1)   Interest Swap Obligations;

          (2)   Currency Agreements;

          (3)   any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

          (4)   other agreements or arrangements designed to protect such person against fluctuations in interest rates, currency exchange rates or commodity prices.

        "Indebtedness" means with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money;

          (2)   all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such Person;

          (4)   all indebtedness of such Person issued or assumed as the deferred purchase price of property (but excluding any such indebtedness (a) that constitutes trade accounts payable or other accrued liabilities and (b) in the form of earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

          (5)   all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below, except those incurred in the ordinary course of business and not in respect of borrowed money;

          (7)   all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

          (8)   all Obligations under currency agreements and interest swap agreements of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any;

if and to the extent that any of the foregoing Indebtedness would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Independent Financial Advisor" means a firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Initial Purchasers" means Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc., as applicable, and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the notes.

        "Insurance Subsidiary" means each of Batan Insurance and any future Subsidiary of the Company engaged solely in one or more of the general liability, professional liability, health and benefits and workers compensation and any other insurance businesses, providing insurance coverage for the Company, its Subsidiaries and any of its direct or indirect parents and the respective employees, officers or directors thereof.

        "Intercreditor Agreement" means the intercreditor agreement among Wells Fargo Bank, N.A., as agent under the Credit Facility Documents and the Collateral Agent, as it may be amended, supplemented, replaced, substituted or otherwise modified from time to time in accordance with the Indenture or the Intercreditor Agreement.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means the date of original issuance of the notes.

        "Junior Priority Indebtedness" means other Indebtedness of the Company and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the notes as permitted by the Indenture and is designated by the Company as Junior Priority Indebtedness.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Management Agreement" means the management agreement between certain of the management companies associated with the Permitted Holders and the Company as in effect on the Original Issue Date and any amendment or replacement thereof so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1)   out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2)   taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3)   repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale; and

          (4)   appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Original Issue Date" means April 20, 2010.

        "Parent" means Radiation Therapy Services Holdings, Inc., and its successors.

        "Pari Passu Indebtedness" means any Indebtedness of the Company or any such Guarantor that ranks pari passu in right of payment with the notes or the Guarantee of such Guarantor, as applicable.

        "Permitted Holder(s)" means each of Vestar Capital Partners and each of its Affiliates but not including, however, any portfolio operating companies of any of the foregoing.

        "Permitted Investments" means:

          (1)   Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

          (2)   Investments in the Company by any Restricted Subsidiary of the Company;

          (3)   investments in cash and Cash Equivalents;

          (4)   loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries or to any physician affiliated with the Company or its Restricted Subsidiaries, or to any employee of any such physician, in the ordinary course of business for bona fide business purposes not in excess of $3.0 million at any one time outstanding;

          (5)   Hedging Obligations entered into not for speculative purposes and otherwise in compliance with the Indenture;

          (6)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

          (7)   Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant or any consideration received in connection with a disposition of assets excluded from the definition of "Asset Sale";

          (8)   Investments represented by guarantees that are otherwise permitted under the Indenture;

          (9)   Investments the payment for which is Qualified Capital Stock of the Company;

          (10) Investments by the Company or the Restricted Subsidiaries in Unrestricted Subsidiaries, taken together with all other Permitted Investments pursuant to this clause (10) not to exceed $10.0 million at any one time outstanding;

          (11) Investments relating to Insurance Subsidiaries, up to an aggregate principal amount outstanding at any one time equal to $10.0 million;

          (12) Investments in joint ventures not to exceed $30.0 million at any time outstanding;

          (13) workers' compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

          (14) receivables owing to the Company or a Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary, as the case may be, deems reasonable under the circumstances;

          (15) any Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

          (16) any Investments existing on the Issue Date and any modification, renewal, replacement or extension thereof; provided that the outstanding amount of such Investment may not be increased by any such modification, renewal, replacement or extension thereof unless (x) such modification, renewal, replacement or extension is required by the terms of such Investment as in existence on the Issue Date, (y) the aggregate amount by which all Investments made under this clause (16) may be increased after the Issue Date shall not exceed $20.0 million or (z) as otherwise permitted by the Indenture;

          (17) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

          (18) Investments consisting of earnest money deposits required in connection a purchase agreement or other acquisition; and

          (19) additional Investments not to exceed the greater of (a) $20.0 million and (b) 2.0% of Total Assets at any one time outstanding, provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (19).

        "Permitted Liens" means the following types of Liens:

          (1)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4)   judgment Liens not giving rise to an Event of Default;

          (5)   easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (6)   any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (7)   Liens securing Purchase Money Indebtedness; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and

  (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition;

          (8)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set off;

          (11) Liens securing Hedging Obligations otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness under Currency Agreements;

          (13) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

            (a)   such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

            (b)   such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company.

          (14) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

          (15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

          (16) banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

          (17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

          (19) Liens on assets of any Restricted Subsidiary of the Company that is not a Guarantor;

          (20) Liens on assets or Capital Stock of Unrestricted Subsidiaries;

          (21) Liens securing insurance premium financing; provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof;

          (22) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (2) of the second paragraph under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness"; provided that (A) in the case of Liens securing any Indebtedness constituting First Priority Obligations or Future Second Lien Indebtedness, the holders of such Indebtedness, or their duly appointed agent, shall become party to the Intercreditor Agreement and (B) in the case of Liens securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become party to an intercreditor agreement with the Trustee on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the liens securing the notes;

          (23) Liens on the Collateral in favor of any Collateral Agent for the benefit of the Holders of the notes relating to such Collateral Agent's administrative expenses with respect to the Collateral;

          (24) Liens in respect of the notes issued on the Issue Date, the Indenture or the Security Documents in respect of the notes issued on the Issue Date, including, for the avoidance of doubt, obligations in respect of exchange notes issued in exchange for the notes issued on the Issue Date pursuant to the Registration Rights Agreement and the Guarantees thereof; or

          (25) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25.0 million at any one time outstanding;

          (26) Liens securing Obligations in respect of any Future Second Lien Indebtedness or Junior Priority Indebtedness permitted to be incurred pursuant to the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness"; provided that, with respect to liens securing Obligations permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 3.25 to 1.00; provided further that, for purposes of calculating the Consolidated Secured Leverage Ratio pursuant to this clause, the total amount of Indebtedness permitted to be incurred pursuant to clause (2) of the second paragraph under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" shall be deemed to be outstanding and secured by Liens; provided further that (A) in the case of Liens securing any Indebtedness constituting Future Second Lien Indebtedness, the holders of such Indebtedness, or their duly appointed agent, shall become party to the Intercreditor Agreement and (B) in the case of Liens securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become party to an intercreditor agreement with the Trustee on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the liens securing the notes; and

          (27) Liens incurred to secure obligations in respect of Indebtedness permitted by clause (11) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness;" provided that such Liens do not extend to any additional property or assets other than the liens securing such Indebtedness being refinanced.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment that is used or is useful in a Similar Business (including through the purchase of Capital Stock of any Person owning such assets).

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Proceeds" means any of the following or any combination of the following:

          (1)   cash and Cash Equivalents;

          (2)   the fair market value of assets that are used or useful in a Similar Business; and

          (3)   Capital Stock of a Person engaged in a Similar Business.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14) or (15) of the final paragraph under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness"), in each case that does not:

          (1)   create Indebtedness with an aggregate principal amount in excess of the aggregate principal amount of Indebtedness of such Person being Refinanced (plus accrued interest, premiums paid and the amount of fees and expenses incurred by the Company in connection with such Refinancing); or

          (2)   create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the earlier of (i) the final maturity of the Indebtedness being Refinanced or (ii) the final maturity of the notes plus six months; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company and the Guarantors (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness of the Company and/or the Guarantors and (y) if such Indebtedness being Refinanced is subordinate in right of payment to the notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate in right of payment to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated the Issue Date, among the Company, the Guarantors and the Initial Purchasers.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "SEC" means the United States Securities and Exchange Commission.

        "Second Priority Documents" means all agreements, documents and instruments evidencing Second Priority Obligations and any Liens and security interests securing such obligations.

        "Second Priority Liens" means all Liens in favor of the Collateral Agent on Collateral securing the Second Priority Obligations.

        "Second Priority Obligations" means all Obligations of the Company and the Guarantors under the notes, the Indenture and the Security Documents and all Obligations in respect of the Future Second Lien Indebtedness.

        "Secured Indebtedness" means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Security Documents" means any security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the notes, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

        "Shareholders Agreement" means that certain Amended and Restated Securityholders Agreement, dated as of March 25, 2008, by and among Radiation Therapy Investments, LLC and the securityholders party thereto.

        "Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Similar Business" means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is the same, similar, complementary, reasonably related, incidental or ancillary thereto or a reasonable extension thereof, or other businesses to the extent as would not be material to the Company and its Subsidiaries taken as a whole.

        "Strategic Investors" means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing radiation therapy and related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of radiation therapy facilities purchased by the Company or any of its Restricted Subsidiaries.

        "Subordinated Notes" means the Company's $376.25 million aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2017 issued under an indenture (the "Subordinated Notes Indenture") dated as of April 20, 2010 among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, together with up to $5.0 million aggregate principal amount of such notes issued under the Subordinated Notes Indenture in connection with any purchase price adjustment made pursuant to that certain Membership Interest Purchase Agreement, dated March 1, 2011, by and among the Company, Radiation Therapy Services International, Inc., Main Film B.V., Radiation Therapy Investments, LLC and Alejandro Dosoretz.

        "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or the Guarantee of such Guarantor, as the case may be.

        "Subsidiary", with respect to any Person, means:

          (1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Total Assets" means, as of any date of determination, after giving pro forma effect to any acquisition of assets on such date, the sum of the amounts that would appear on the consolidated balance sheet of the Company and its Restricted Subsidiaries as the total assets of the Company and its Restricted Subsidiaries.

        "Unrestricted Subsidiary" of any Person means:

          (1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

          (1)   the Company delivers an officers' certificate to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (other than the Capital Stock of Unrestricted Subsidiaries).

        For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "Limitation on Restricted Payments" covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "Limitation on Restricted Payments" covenant.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under the second paragraph under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness") in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

        The Exchange will be issued in the form of several registered notes in global form, without interest coupons (the "Global Notes").

        Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each Global Note with DTC's custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the initial purchasers; and

  •
  ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note) and transferred only to non-United States persons under Regulation S, QIBs under Rule 144A or institutional accredited investors.

        Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

        Beneficial interests in one Global Note may generally be exchanged for interests in another Global Note. Depending on which Global Note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the Indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor Global Note, the Trustee may require the buyer to deliver a representation letter in the form provided in the Indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

        A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-Entry Procedures for the Global Notes

        All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

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  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

  •
  will not be entitled to have notes represented by the Global Note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

        As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

        DTC has agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

        Notes in physical certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

  •
  certain other events provided in the Indenture should occur.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Old Notes who hold the Old Notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

  •
  tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

  •
  tax consequences to holders whose "functional currency" is not the United States dollar;

  •
  tax consequences to persons who hold notes through a partnership or similar pass-through entity;

  •
  United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

  •
  any state, local or non-United States tax consequences.

        The discussion below is based upon the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

        The exchange of your Old Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

        The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market- making activities or other trading activities.

        We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date. In addition, until (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of Exchange Notes by broker- dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market;

  •
  in negotiated transactions; or

  •
  through the writing of options on the Exchange Notes or a combination of such methods of resale.

  •
  These resales may be made:

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An "underwriter" within the meaning of the Securities Act includes:

  •
  any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer; or

  •
  any broker or dealer that participates in a distribution of such Exchange Notes.

        Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of not less than 180 days after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker- dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

 LEGAL MATTERS

        Certain legal matters in connection with the exchange of the notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Radiation Therapy Services Holdings, Inc. at December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 appearing in this Prospectus and Registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing herein, as to the year 2011, is based in part on the report of Deloitte & Co. S.R.L., independent registered public accounting firm. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

        The combined special-purpose financial statements (not presented separately herin) of Vidt Centro Médico S.A., Ceditrin—Centro de Diagnóstico y Tratamiento S.A., CITO Centro de Interconsulta y Tratamiento Oncológico S.A., Instituto Médico Dean Funes S.A., Centro de Oncología y Radioterapia de Mar del Plata S.A., Centro de Radioterapia Siglo XXI S.A., Centro de Radiaciones de la Costa S.A., Instituto Privado de Radioterapia Cuyo S.A., Centro de Radioterapia San Juan S.A., Instituto de Radiaciones Salta S.A., Centro Médico de Radioterapia Irazú S.A., Clínica de Radioterapia de Occidente S.A. de C.V., Centro de Radioterapia y Oncología Integral S.A., Centro de Radioterapia del Cibao S.A., Servicios y Soluciones Médicas S.A., Clínica de Radioterapia La Asunción S.A., Centro de Radioterapia Los Mangales S.A., Terapia Radiante S.A., Centro Oncológico de las Sierras S.A., Emprendimientos Médicos y Tecnológicos S.A., Centro de Diagnóstico y Tratamiento S.A. and EMTRO S.A., altogether entities under common control of Medical Developers, LLC and referred to as the "Operating Entities", as of December 31, 2011 and for the ten-month period from March 1, through December 31, 2011, not included in the prospectus, have been audited by Deloitte & Co. S.R.L., independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

        We are currently subject to the periodic reporting and other informational requirements of the Exchange Act, and file annual, quarterly and current reports and other information with the SEC. Following the offering of the Exchange Notes, we will continue to file periodic reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        Under the terms of the Indenture, we agree, whether or not we are required to do so by the rules and regulations of the SEC, to furnish to the holders of the Exchange Notes (a) all quarterly and annual financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (b) all information that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations. In addition, for so long as any Exchange Notes remain outstanding, during such times as we are not required to file such reports with the SEC we will furnish to the holders of Exchange Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Copies of such documents are available upon request, without charge, by writing or telephoning us at Radiation Therapy Services, Inc., 2270 Colonial Boulevard, Fort Myers, Florida 33907, Attn: Corporate Secretary, (239) 931-7275.

        Our website can be found on the Internet at www.rtsx.com. Information on our website is not deemed to be a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of
Radiation Therapy Services Holdings, Inc.

        We have audited the accompanying consolidated balance sheets of Radiation Therapy Services Holdings, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive loss, cash flows, and changes in equity for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the combined special-purpose financial statements of the Operating Entities of Medical Developers, LLC, majority-owned subsidiaries, which statements reflect total assets of $136 million as of December 31, 2011 and total revenues of $60 million for the ten month period then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the operating entities of Medical Developers LLC, is based solely on the report of the other auditors.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Radiation Therapy Services Holdings, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP Certified Public Accountants

Tampa, Florida
March 22, 2012

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31
	2011	2010
Assets
Current assets:
Cash and cash equivalents ($2,922 and $4,981 related to VIEs)	$10,177	$13,977
Accounts receivable, net ($17,934 and $19,670 related to VIEs)	87,094	63,571
Prepaid expenses ($414 and $376 related to VIEs)	5,731	6,969
Inventories ($168 and $17 related to VIEs)	4,308	2,647
Deferred income taxes	2,969	2,276
Other ($756 and $851 related to VIEs)	6,025	2,313

Total current assets	116,304	91,753
Equity investments in joint ventures	692	20,136
Property and equipment, net ($22,910 and $22,069 related to VIEs)	236,411	229,665
Real estate subject to finance obligation	13,719	8,100
Goodwill ($18,879 and $13,190 related to VIEs)	556,547	770,898
Intangible assets, net ($1,363 and $792 related to VIEs)	42,393	85,236
Other assets ($8,106 and $9,159 related to VIEs)	32,526	30,542

Total assets	$998,592	$1,236,330

Liabilities and Equity
Current liabilities:
Accounts payable ($2,282 and $3,385 related to VIEs)	$27,748	$21,888
Accrued expenses ($2,471 and $3,127 related to VIEs)	42,596	35,765
Income taxes payable ($31 and $0 related to VIEs)	5,310	5,994
Current portion of long-term debt	13,945	8,780
Current portion of finance obligation	161	53
Other current liabilities	6,615	197

Total current liabilities	96,375	72,677
Long-term debt, less current portion	665,088	590,051
Finance obligation, less current portion	14,105	8,515
Other long-term liabilities ($1,874 and $1,542 related to VIEs)	22,659	15,981
Deferred income taxes	10,343	33,527

Total liabilities	808,570	720,751
Noncontrolling interests—redeemable	12,728	7,371
Commitments and contingencies
Equity:
Common stock, $0.01 par value, 1,025 shares authorized, 1,025 and 1,000 shares issued, and outstanding at December 31, 2011 and 2010, respectively	—	—
Additional paid-in capital	648,703	630,989
Retained deficit	(483,815)	(130,374)
Note receivable from shareholder	(125)	(175)
Accumulated other comprehensive loss, net of tax	(4,890)	(3,391)

Total Radiation Therapy Services Holdings, Inc. shareholder's equity	159,873	497,049
Noncontrolling interests—nonredeemable	17,421	11,159

Total equity	177,294	508,208

Total liabilities and equity	$998,592	$1,236,330

The accompanying notes are an integral part of the consolidated financial statements.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
(in thousands):	2011	2010	2009
Revenues:
Net patient service revenue	$638,690	$535,913	$517,646
Other revenue	6,027	8,050	6,838

Total revenues	644,717	543,963	524,484
Expenses:
Salaries and benefits	326,782	282,302	259,532
Medical supplies	51,838	43,027	45,361
Facility rent expenses	33,375	27,885	22,106
Other operating expenses	33,992	27,103	24,398
General and administrative expenses	81,688	65,798	54,537
Depreciation and amortization	54,084	46,346	46,416
Provision for doubtful accounts	16,117	8,831	12,871
Interest expense, net	60,656	58,505	62,502
Loss on sale of assets of a radiation treatment center	—	1,903	—
Early extinguishment of debt	—	10,947	—
Impairment loss	360,639	97,916	3,474
Loss on investments	250	—	—
Gain on fair value adjustment of previously held equity investment	(234)	—	—
Loss on foreign currency transactions	106	—	—
Loss on forward currency derivative contracts	672	—	—

Total expenses	1,019,965	670,563	531,197

Loss before income taxes	(375,248)	(126,600)	(6,713)
Income tax (benefit) expense	(25,365)	(12,810)	1,002

Net loss	(349,883)	(113,790)	(7,715)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	(3,558)	(1,698)	(1,835)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(353,441)	(115,488)	(9,550)
Other comprehensive income (loss):
Unrealized gain on derivative interest rate swap agreements, net of tax	2,428	1,679	1,938
Unrealized loss on foreign currency translation	(4,909)	—	—
Unrealized loss on other comprehensive income from share of equity investee	—	(201)	(137)

Unrealized comprehensive (loss) income:	(2,481)	1,478	1,801

Comprehensive loss	(352,364)	(112,312)	(5,914)

Comprehensive income attributable to noncontrolling interests—redeemable and non-redeemable:	(2,914)	(1,698)	(1,835)

Comprehensive loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(355,278)	$(114,010)	$(7,749)

The accompanying notes are an integral part of the consolidated financial statements.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands):	2011	2010	2009
Cash flows from operating activities
Net loss	$(349,883)	$(113,790)	$(7,715)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	45,972	39,011	31,837
Amortization	8,112	7,335	14,579
Deferred rent expense	1,271	1,180	3,199
Deferred income taxes	(28,378)	(19,698)	(1,335)
Stock-based compensation	1,461	1,030	962
Provision for doubtful accounts	16,117	8,831	12,871
Loss on the sale/disposal of property and equipment	235	734	1,341
Loss on the sale of assets of a radiation treatment center	—	1,903	—
Write-off of pro-rata debt discount	—	494	—
Write-off of loan costs	—	1,593	—
Extinguishment of debt	—	10,947	—
Termination of a derivative interest rate swap agreement	(1,880)	—	—
Write-off of acquisition-related costs	—	—	812
Impairment loss	360,639	97,916	3,474
Loss on investments	250	—	—
Gain on fair value adjustment of previously held equity investment	(234)	—	—
Loss on foreign currency transactions	98	—	—
Loss on forward currency derivative contracts	672	—	—
Amortization of debt discount	847	791	1,208
Amortization of loan costs	4,524	3,350	2,850
Equity interest in net loss (earnings) of joint venture	1,036	(1,001)	(880)
Distribution received from unconsolidated joint ventures	52	980	—
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(20,780)	(16,066)	(3,790)
Income taxes payable	(4,393)	6,477	13,141
Inventories and other current assets	(1,622)	107	10
Prepaid expenses	2,839	4,425	2,006
Accounts payable	2,808	8,454	(965)
Accrued expenses / other long-term liabilities	5,001	3,991	(2,213)

Net cash provided by operating activities	44,764	48,994	71,392
Cash flows from investing activities
Purchases of property and equipment	(36,612)	(43,781)	(35,443)
Acquisition of medical practices	(59,886)	(43,388)	(2,449)
Restricted cash associated with earn-out provisions of acquisitions	—	—	2,269
Purchase of joint venture interests	—	(1,000)	(13,593)
Proceeds from sale of property and equipment	6	1,693	144
Repayments from employees	338	457	478
Contribution of capital to joint venture entities	(799)	(3,711)	(2,386)
Distribution received from joint venture	581	27	—
Proceeds from the sale of equity interest in a joint venture	312	—	—
Payments of foreign currency derivative contracts	(1,486)	—	—
Proceeds from sale of investments	1,035	—	—
Purchase of investments	(79)	—	—
Change in other assets and other liabilities	(192)	(2,808)	(3,192)

Net cash used in investing activities	(96,782)	(92,511)	(54,172)

The accompanying notes are an integral part of the consolidated financial statements.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year Ended December 31,
(in thousands):	2011	2010	2009
Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $625, $1,950 and $0 respectively)	111,205	316,550	—
Principal repayments of debt	(57,777)	(271,295)	(29,693)
Repayments of finance obligation	(95)	(302)	(1,242)
Payment of call premium on senior subordinated notes	—	(5,250)	—
Proceeds from equity contribution	3	156	—
Payments of notes receivable from shareholder	50	50	25
Proceeds from issuance of noncontrolling interest	4,120	608	356
Cash distributions to noncontrolling interest holders—redeemable and non-redeemable	(4,428)	(3,176)	(2,876)
Deconsolidation of noncontrolling interest	(33)	(14)	—
Payments of debt issue costs	(4,809)	(12,791)	—

Net cash provided by (used in) financing activities	48,236	24,536	(33,430)
Effect of exchange rate changes on cash and cash equivalents	(18)	—	—
Net decrease in cash and cash equivalents	$(3,800)	$(18,981)	$(16,210)
Cash and cash equivalents, beginning of period	13,977	32,958	49,168

Cash and cash equivalents, end of period	$10,177	$13,977	$32,958

Supplemental disclosure of cash flow information
Interest paid	$56,748	$57,688	$57,371

Income taxes paid (refunded)	$5,802	$411	$(10,776)

Supplemental disclosure of noncash transactions
Recorded finance obligation related to real estate projects	$11,623	$3,756	$17,866

Recorded derecognition of finance obligation related to real estate projects	$(5,829)	$(72,117)	$—

Recorded noncash deconsolidation of noncontrolling interest	$49	$(64)	$—

Recorded noncash purchase of noncontrolling interest in a joint venture	$—	$(475)	$—

Recorded noncash contribution of capital by controlling interest holder	$—	$602	$—

Recorded noncash use of vendor credits	$—	$2,027	$—

Recorded capital lease obligations related to the purchase of equipment	$4,701	$—	$—

Recorded issuance of Parent equity units related to the acquisition of medical practices	$16,250	$—	$—

Recorded issuance of senior subordinated notes related to the acquisition of medical practices	$16,047	$—	$—

Recorded earn-out accrual related to the acquisition of medical practices	$2,340	$—	$—

Recorded additional consideration related to the acquisition of medical practices	$561	$—	$—

Recorded other non-current liabilities related to non-controlling interest related to the acquisition of medical practices	$1,364	$—	$—

Recorded issuance of notes payable related to the acquisition of medical practices	$4,005	$—	$—

Recorded noncash dividend declared to noncontrolling interest	$221	$—	$—

Recorded issuance of redeemable noncontrolling interest	$71	$—	$—

Recorded noncash contribution of capital by noncontrolling interest holder	$—	$—	$694

Recorded accounts payable liabilities related to the acceptance and delivery of medical equipment	$—	$—	$2,063

Recorded reduction in goodwill due to purchase price adjustment	$—	$—	$188

Recorded noncash distribution receivable and equity contribution payable from equity investee	$—	$—	$301

Recorded accounts payable related to the final purchase adjustment for an equity investee	$—	$—	$1,900

The accompanying notes are an integral part of the consolidated financial statements.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common Stock				Note Receivable from Shareholder	Accumulated Other Comprehensive Loss
			Additional Paid-In Capital	Retained Deficit			Noncontrolling interests— Nonredeemable	Total Equity
(in thousands except share amounts):	Shares	Amount
Balance, January 1, 2009	1,000	$—	$629,220	$(5,336)	$(250)	$(6,670)	$12,208	$629,172
Net (loss) income	—	—	—	(9,550)	—	—	689	(8,861)
Unrealized gain on interest rate swap agreement, net of tax	—	—	—	—	—	1,938	—	1,938
Share of equity investee's other comprehensive loss, net of tax	—	—	—	—	—	(137)	—	(137)
Stock-based compensation	—	—	962	—	—	—	—	962
Sale of interest in a subsidiary	—	—	96	—	—	—	154	250
Payment of note receivable from shareholder	—	—	—	—	25	—	—	25
Equity contribution in joint venture	—	—	—	—	—	—	800	800
Cash distributions	—	—	—	—	—	—	(2,142)	(2,142)

Balance, December 31, 2009	1,000	$—	$630,278	$(14,886)	$(225)	$(4,869)	$11,709	$622,007

Net (loss) income	—	—	—	(115,488)	—	—	691	(114,797)
Unrealized gain on interest rate swap agreement, net of tax	—	—	—	—	—	1,679	—	1,679
Share of equity investee's other comprehensive loss, net of tax	—	—	—	—	—	(201)	—	(201)
Issuance of limited liability company interests	—	—	156	—	—	—	—	156
Deconsolidation of a noncontrolling interest	—	—	—	—	—	—	(78)	(78)
Purchase of a noncontrolling interest in a joint venture	—	—	(475)	—	—	—	475	—
Stock-based compensation	—	—	1,030	—	—	—	—	1,030
Payment of note receivable from shareholder	—	—	—	—	50	—	—	50
Equity contribution in joint venture	—	—	—	—	—	—	608	608
Cash distributions	—	—	—	—	—	—	(2,246)	(2,246)

Balance, December 31, 2010	1,000	$—	$630,989	$(130,374)	$(175)	$(3,391)	$11,159	$508,208

Net (loss) income	—	—	—	(353,441)	—	—	2,767	(350,674)
Unrealized gain on interest rate swap agreement, net of tax	—	—	—	—	—	2,428	—	2,428
Foreign currency translation loss	—	—	—	—	—	(4,265)	(617)	(4,882)
Cash contribution of equity	—	—	3	—	—	—	—	3
Deconsolidation of a noncontrolling interest	—	—	—	—	—	—	49	49
Equity issuance related to MDLLC acquisition	25	—	16,250	—	—	—	—	16,250
Fair value of noncontrolling interest acquired in connection with MDLLC acquisition	—	—	—	—	—	—	7,750	7,750
Reversal of other comprehensive income of previously held equity investment	—	—	—	—	—	338	—	338
Stock-based compensation	—	—	1,461	—	—	—	—	1,461
Payment of note receivable from shareholder	—	—	—	—	50	—	—	50
Cash distributions	—	—	—	—	—	—	(3,687)	(3,687)

Balance, December 31, 2011	1,025	$—	$648,703	$(483,815)	$(125)	$(4,890)	$17,421	$177,294

The accompanying notes are an integral part of the consolidated financial statements.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011, 2010 and 2009

(1) Organization and Basis of Presentation

Organization

        Radiation Therapy Services Holdings, Inc. ("Parent"), through its wholly-owned subsidiaries (the "Subsidiaries" and, collectively with the Subsidiaries, the "Company") develops and operates radiation therapy centers that provide radiation treatment to cancer patients in Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Rhode Island, South Carolina and West Virginia. The Company also develops and operates radiation therapy centers in South America, Central America and the Caribbean. The international centers are located in Argentina, Mexico, Costa Rica, Dominican Republic, Guatemala and El Salvador. The Company also has affiliations with physicians specializing in other areas including urology and medical, gynecological, and surgical oncology in a number of markets to strengthen the Company's clinical working relationships.

(2) Summary of Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries and entities controlled by the Company through the Company's direct or indirect ownership of a majority interest and/or exclusive rights granted to the Company as the general partner of such entities. All significant intercompany accounts and transactions have been eliminated.

Variable Interest Entities

        The Company has evaluated certain radiation oncology practices in order to determine if they are variable interest entities ("VIEs"). This evaluation resulted in the Company determining that certain of its radiation oncology practices were potential VIEs. For each of these practices, the Company has evaluated (1) the sufficiency of the fair value of the entity's equity investments at risk to absorb losses, (2) that, as a group, the holders of the equity investments at risk have (a) the direct or indirect ability through voting rights to make decisions about the entity's significant activities, (b) the obligation to absorb the expected losses of the entity and their obligations are not protected directly or indirectly, and (c) the right to receive the expected residual return of the entity, and (3) substantially all of the entity's activities do not involve or are not conducted on behalf of an investor that has disproportionately fewer voting rights in terms of its obligation to absorb the expected losses or its right to receive expected residual returns of the entity, or both. The Accounting Standards Codification (ASC), 810, Consolidation (ASC 810), requires a company to consolidate VIEs if the company is the primary beneficiary of the activities of those entities. Certain of the Company's radiation oncology practices are VIEs and the Company has a variable interest in each of these practices through its administrative services agreements. Other of the Company's radiation oncology practices (primarily consist of partnerships) are VIEs and the Company has a variable interest in each of these practices because the total equity investment at risk is not sufficient to permit the legal entity to finance its activities without the additional subordinated financial support provided by its members.

        In accordance with ASC 810, the Company consolidates certain radiation oncology practices where the Company provides administrative services pursuant to long-term management agreements. The noncontrolling interests in these entities represent the interests of the physician owners of the oncology

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

practices in the equity and results of operations of these consolidated entities. The Company, through its variable interests in these practices, has the power to direct the activities of these practices that most significantly impact the entity's economic performance and the Company would absorb a majority of the expected losses of these practices should they occur. Based on these determinations, the Company has consolidated these radiation oncology practices in its consolidated financial statements for all periods presented.

        The Company could be obligated, under the terms of the operating agreements governing certain of its joint ventures, upon the occurrence of various fundamental regulatory changes and or upon the occurrence of certain events outside of the Company's control to purchase some or all of the noncontrolling interests related to the Company's consolidated subsidiaries. These repurchase requirements would be triggered by, among other things, regulatory changes prohibiting the existing ownership structure. While the Company is not aware of events that would make the occurrence of such a change probable, regulatory changes are outside the control of the Company. Accordingly, the noncontrolling interests subject to these repurchase provisions have been classified outside of equity on the Company's consolidated balance sheets.

        All significant intercompany accounts and transactions have been eliminated. As of December 31, 2011 and 2010, the combined total assets included in the Company's balance sheet relating to the VIEs were approximately $73.5 and $71.1 million, respectively.

        As of December 31, 2011, the Company was the primary beneficiary of, and therefore consolidated, 24 VIEs, which operate 44 centers. Any significant amounts of assets and liabilities related to the consolidated VIEs are identified parenthetically on the accompanying consolidated balance sheets. The assets are owned by, and the liabilities are obligations of the VIEs, not the Company. Only the VIE's assets can be used to settle the liabilities of the VIE. The assets are used pursuant to operating agreements established by each VIE. The VIEs are not guarantors of the Company's debts. In the states of California, Delaware, Massachusetts, Michigan, Nevada, New York and North Carolina, the Company's treatment centers are operated as physician office practices. The Company typically provides technical services to these treatment centers in addition to administrative services. For the years ended December 31, 2011, 2010 and 2009 approximately 18.0%, 22.1% and 23.6% of the Company's net patient service revenue, respectively, was generated by professional corporations with which it has administrative services agreements.

        As of December 31, 2011, the Company also held equity interests in seven VIEs for which the Company is not the primary beneficiary. Those VIEs consist of partnerships that primarily provide radiation oncology services. The Company is not the primary beneficiary of these VIEs as it does not retain the power and rights in the operations of the entities. The Company's investments in the unconsolidated VIEs are approximately $0.7 million and $20.1 million at December 31, 2011 and December 31, 2010, respectively, with ownership interests ranging between 28.5% and 50% general partner or equivalent interest. Accordingly, substantially all of these equity investment balances are attributed to the Company's noncontrolling interests in the unconsolidated partnerships. The Company's maximum risk of loss related to the investments in these VIEs is limited to the equity interest.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

Net Patient Service Revenue and Allowances for Contractual Discounts

        The Company has agreements with third-party payers that provide for payments to the Company at amounts different from its established rates. Net patient service revenue is reported at the estimated net realizable amounts due from patients, third-party payers and others for services rendered. Net patient service revenue is recognized as services are provided.

        Medicare and other governmental programs reimburse physicians based on fee schedules, which are determined by the related government agency. The Company also has agreements with managed care organizations to provide physician services based on negotiated fee schedules. Accordingly, the revenues reported in the Company's consolidated financial statements are recorded at the amount that is expected to be received.

        The Company derives a significant portion of its revenues from Medicare, Medicaid, and other payers that receive discounts from its standard charges. The Company must estimate the total amount of these discounts to prepare its consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payer class basis given its interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from the Company's estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating regular review and assessment of the estimation process by management.

        On an annual basis the Company performs a hindsight analysis in reviewing estimates to its contractual adjustments and bad debt allowance. The Company's review of the estimates are based on a full year look-back of actual adjustments taken in the calculation of the contractual allowance and bad debt allowance. Adjustments to revenue related to changes in prior period estimates increased net patient service revenue by approximately $1.8 million for the year ended December 31, 2011, or approximately 0.3% of the net patient service revenue and decreased net patient service revenue by approximately $0.4 million, and $6.0 million for years ended December 31, 2010 and 2009, respectively, or approximately 0.1%, and 1.2%, of the net patient service revenue for each of the respective periods.

        For the years ended December 31, 2011, 2010, and 2009, approximately 48%, 48%, and 44%, respectively, of net patient service revenue related to services rendered under the Medicare and Medicaid programs. In the ordinary course of business, the Company is potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is a possibility that such estimates will change by a significant amount in the near term.

        Net patient service revenue is presented net of provisions for contractual adjustments. In the ordinary course of business, the Company provides services to patients who are financially unable to pay for their care. Accounts written off as charity and indigent care are not recognized in net patient service revenue. The Company's policy is to write off a patient's account balance upon determining that the patient qualifies under certain charity care and/or indigent care policies. The Company's policy includes the completion of an application for eligibility for charity care. The determination for charity care eligibility is based on income relative to federal poverty guidelines, family size, and assets available

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

to the patient. A sliding scale discount is then applied to the balance due with discounts up to 100%. The Company estimates the costs of charity care services it provides by developing a ratio of foregone charity care revenues compared to total revenues and applying that ratio to the costs of providing services. Costs of providing services includes select direct and indirect costs such as salaries and benefits, medical supplies, facility rent expenses, other operating expenses, general and administrative expenses, depreciation and amortization, provision for doubtful accounts, and interest expense. The Company's estimated cost to provide charity care services is approximately $13.1 million, $10.7 million, and $12.4 million for the years ended December 31, 2011, 2010, and 2009, respectively. Funds received to offset or subsidize charity services provided were approximately $0.7 million, $1.0 million, and $1.0 million for the years ended December 31, 2011, 2010, and 2009, respectively.

Cost of Revenues

        The cost of revenues for the years ended December 31, 2011, 2010, and 2009, are approximately $419.8 million, $364.4 million, and $331.9 million, respectively.

Accounts Receivable and Allowances for Doubtful Accounts

        Accounts receivable in the accompanying consolidated balance sheets are reported net of estimated allowances for doubtful accounts and contractual adjustments. Accounts receivable are uncollateralized and primarily consist of amounts due from third-party payers and patients. To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. Approximately $28.3 million and $23.0 million of accounts receivable were due from the Medicare and Medicaid programs at December 31, 2011 and 2010, respectively. The credit risk for any other concentrations of receivables is limited due to the large number of insurance companies and other payers that provide payments for services. Management does not believe that there are other significant concentrations of accounts receivable from any particular payer that would subject the Company to any significant credit risk in the collection of its accounts receivable.

        The allowance for doubtful accounts is based upon management's assessment of historical and expected net collections, business and economic conditions, trends in federal and state governmental health care coverage, and other collection indicators. The primary tool used in management's assessment is an annual, detailed review of historical collections and write-offs of accounts receivable. The results of the detailed review of historical collections and write-off experience, adjusted for changes in trends and conditions, are used to evaluate the allowance amount for the current period. Accounts receivable are written off after collection efforts have been followed in accordance with the Company's policies.

        Adjustments to bad debt expense related to changes in prior period estimates increased bad debt expense by approximately $1.1 million, for the year ended December 31, 2011 and decreased bad debt expense by approximately $4.5 million, and $3.8 million for the years ended December 31, 2010 and 2009, respectively.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

        A summary of the activity in the allowance for doubtful accounts is as follows:

	Year ended December 31,
(in thousands):	2011	2010	2009
Balance, beginning of period	$20,936	$26,352	$26,233
Acquisitions	1,855	—	—
Additions charged to provision for doubtful accounts	16,117	8,831	12,871
Deconsolidation of a noncontrolling interest	36	(113)	—
Accounts receivable written off, net of recoveries	(13,643)	(14,134)	(12,752)
Foreign currency translation	(259)	—	—

Balance, end of period	$25,042	$20,936	$26,352

Goodwill and Other Intangible Assets

        The Company's policy is to evaluate indefinite-lived intangible assets and goodwill for possible impairment at least annually at October 1, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An intangible asset with an indefinite life (a major trade name) is evaluated for possible impairment by comparing the fair value of the asset with its carrying value. Fair value is estimated as the discounted value of future revenues arising from a trade name using a royalty rate that an independent party would pay for use of that trade name. An impairment charge is recorded if the trade name's carrying value exceeds its estimated fair value. Goodwill is evaluated for possible impairment by comparing the fair value of a reporting unit with its carrying value, including goodwill assigned to that reporting unit. Fair value of a reporting unit is estimated using a combination of income-based and market-based valuation methodologies. Under the income approach, forecasted cash flows of a reporting unit are discounted to a present value using a discount rate commensurate with the risks of those cash flows. Under the market approach, the fair value of a reporting unit is estimated based on the revenues and earnings multiples of a group of comparable public companies and from recent transactions involving comparable companies. An impairment charge is recorded if the carrying value of the goodwill exceeds its implied fair value.

        Goodwill represents the excess purchase price over the estimated fair value of net assets acquired by the Company in business combinations. Goodwill and indefinite life intangible assets are not amortized, but are reviewed annually for impairment, or more frequently if impairment indicators arise. Goodwill impairment was recognized for the years ended December 31, 2011 and 2010 of approximately $298.3 million and $91.2 million, respectively. No goodwill impairment loss was recognized for the year ended December 31, 2009.

        Intangible assets consist of trade names (indefinite life and amortizable), noncompete agreements, hospital contracts and licenses. Indefinite life trade names are tested at least annually for impairment. Amortizable trade names are amortized over the life of the trade name of approximately 15 months. Noncompete agreements, hospital contracts and licenses are amortized over the life of the agreement (which typically ranges from 2 to 20 years) using the straight-line method. Intangible asset impairment loss was recognized for the year ended December 31, 2011 of approximately $58.2 million relating to

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

the Company's trade name and the Company's rebranding initiatives. No intangible asset impairment loss was recognized for the years ended December 31, 2010 and 2009.

Derivative Agreements

        The Company recognizes all derivatives in the consolidated balance sheets at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship based on its effectiveness in hedging against the exposure. Derivatives that do not meet hedge accounting requirements must be adjusted to fair value through operating results. If the derivative meets hedge accounting requirements, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through operating results or recognized in other comprehensive income (loss) until the hedged item is recognized in operating results. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

Interest rate swap agreements

        The Company enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate senior secured credit facility. The interest rate swap agreements are contracts to exchange floating rate interest payments for fixed interest payments over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The differential paid or received on interest rate swap agreements is recognized in interest expense in the consolidated statements of operations and comprehensive loss. The related accrued payable is included in other long term liabilities at December 31, 2011 and 2010.

        On May 27, 2008, the Company entered into an interest rate swap agreement for its $407.0 million of floating rate senior debt governed by the Credit Agreement dated February 21, 2008 (senior secured credit facility). The Company designated this derivative financial instrument as a cash flow hedge (i.e., the interest rate swap agreement hedges the exposure to variability in expected future cash flows that is attributable to interest rate risk). The initial notional amount of the swap agreement was $290.6 million with amounts scaling down during various quarters throughout the term of the interest rate swap agreement to $116.0 million. The effect of this agreement is to fix the interest rate exposure to 3.67% plus a margin on $116.0 million of the Company's senior secured credit facility. The interest rate swap agreement expires on March 30, 2012. In December 2011, the Company terminated the interest rate swap agreement and paid approximately $1.9 million representing the fair value of the interest rate hedge at time of termination. No ineffectiveness was recorded as a result of the termination of the interest rate swap agreement. The amount of accumulated other comprehensive loss related to the terminated interest swap agreement of approximately $84,000 will be amortized through interest expense through the original term of the interest rate swap agreement through March 30, 2012. At December 31, 2011 no amount of the floating rate senior debt was subject to an interest rate swap. At December 31, 2010, the amount of the floating rate senior debt subject to the interest rate swap was $174.2 million.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

        In July 2011, the Company entered into two interest rate swap agreements whereby the Company fixed the interest rate on the notional amounts totaling approximately $116.0 million of the Company's senior secured term credit facility, effective as of March 30, 2012. The rate and maturity of the interest rate swap agreements are 0.923% plus a margin, which is currently 475 basis points, and expires on December 31, 2013.

        The swaps are derivatives and are accounted for under ASC 815, "Derivatives and Hedging" ("ASC 815"). The fair value of the swap agreements, representing the estimated amount that the Company would pay to a third party assuming the Company's obligations under the interest rate swap agreements terminated at December 31, 2011 and 2010, was approximately $0.7 million and $5.0 million, respectively, which is included in other long term liabilities in the accompanying consolidated balance sheets. The estimated fair value of our interest rate swap was determined using the income approach that considers various inputs and assumptions, including LIBOR swap rates, cash flow activity, yield curves and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The fair value also incorporates valuation adjustments for credit risk. No ineffectiveness was recorded at December 31, 2011.

        Since the Company has the ability to elect different interest rates on the debt at each reset date, and the senior secured credit facility contains certain prepayment provisions, the hedging relationships do not qualify for use of the shortcut method under ASC 815. Therefore, the effectiveness of the hedge relationship is assessed on a quarterly basis during the life of the hedge through regression analysis. The entire change in fair market value is recorded in equity, net of tax, as other comprehensive income (loss).

Foreign currency derivative contracts

        Foreign currency risk is the risk that fluctuations in foreign exchange rates could impact the Company's results from operations. The Company is exposed to a significant amount of foreign exchange risk, primarily between the U.S. dollar and the Argentine peso. This exposure relates to the provision of radiation oncology services to patients at the Company's Latin American operations and purchases of goods and services in foreign currencies. On March 18, 2011, the Company entered into foreign exchange option contracts expiring at the end of the four consecutive quarterly periods beginning April 1, 2011 to convert a significant portion of the Company's forecasted foreign currency denominated net income into U.S. dollars to limit the adverse impact of a potential weakening Argentine peso against the U.S. dollar. On December 21, 2011 the Company entered into a foreign exchange option contract maturing on December 28, 2012 to replace the contract maturing on December 30, 2011. Because the Company's Argentine forecasted foreign currency denominated net income is expected to increase commensurate with inflationary expectations, any adverse impact on net income from a weakening Argentine peso against the U.S. dollar is limited to the cost of the option contracts, which was approximately $1.2 million in aggregate at inception of the contracts. Under the Company's foreign currency management program, the Company expects to monitor foreign exchange rates and periodically enter into forward contracts and other derivative instruments. Currently, the Company is targeting to cover approximately 70% of its forecasted Latin American operating income over the next twelve months through the use of forward contracts and other derivatives with the actual

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

percentage determined by management based on the changing exchange rate environment. The Company does not use derivative financial instruments for speculative purposes.

        These programs reduce, but do not entirely eliminate, the impact of currency exchange movements. The Company's current practice is to use currency derivatives without hedge accounting designation. The maturity of these instruments generally occurs within twelve months. Gains or losses resulting from the fair valuing of these instruments are reported in (gain) loss on forward currency derivative contracts on the consolidated statements of comprehensive loss. For the year ended December 31, 2011 the Company incurred a loss of approximately $672,000 relating to foreign currency derivative program. The fair value of the foreign currency derivative is recorded in other current assets in the accompanying consolidated balance sheet. At December 31, 2011, the fair value of the foreign currency derivative was approximately $814,000.

        The following represents the current foreign currency derivative agreements as of December 31, 2011 (in thousands):

Foreign Currency Derivative Agreements (in thousands):	Notional Amount	Maturity Date	Premium Amount	Fair Value
Foreign currency derivative Argentine peso to U.S. dollar	$3,500	March 30, 2012	$228	$68
Foreign currency derivative Argentine peso to U.S. dollar	3,500	June 29, 2012	193	200
Foreign currency derivative Argentine peso to U.S. dollar	4,250	September 28, 2012	350	249
Foreign currency derivative Argentine peso to U.S. dollar	3,750	December 28, 2012	390	297

	$15,000		$1,161	$814

Professional and General Liability Claims

        The Company is subject to claims and legal actions in the ordinary course of business, including claims relating to patient treatment, employment practices, and personal injuries. To cover these types of claims, the Company maintains general liability and professional liability insurance in excess of self-insured retentions through commercial insurance carriers in amounts that the Company believes to be sufficient for its operations, although, potentially, some claims may exceed the scope of coverage in effect. The Company expenses an estimate of the costs it expects to incur under the self-insured retention exposure for general and professional liability claims. The Company maintains insurance for the majority of its physicians up to $1 million on individual malpractice claims and $3 million on aggregate claims on a claims-made basis. The Company purchases medical malpractice insurance from an insurance company partially owned by a related party. The Company's reserves for professional and general liability claims are based upon independent actuarial calculations, which consider historical claims data, demographic considerations, severity factors, industry trends, and other actuarial assumptions.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

        Actuarial calculations include a large number of variables that may significantly impact the estimate of ultimate losses that are recorded during a reporting period. Professional judgment is used by the actuary in determining the loss estimate, by selecting factors that are considered appropriate by the actuary for the Company's specific circumstances. Changes in assumptions used by the Company's actuary with respect to demographics, industry trends, and judgmental selection of factors may impact the Company's recorded reserve levels.

        The amount accrued for professional and general liability claims as of the consolidated balance sheet dates reflects the current estimates of all outstanding losses, including incurred but not reported losses, based upon actuarial calculations. The loss estimates included in the actuarial calculations may change in the future based upon updated facts and circumstances. The amount accrued for professional liability claims was $1.3 million at December 31, 2010. In accordance with the adoption of ASU 2010-24, amounts accrued for reported claims as of December 31, 2011 total approximately $7.4 million. Of the approximate $7.4 million, approximately $3.1 million is recorded as other current liabilities and approximately $4.3 million is reported as other long-term liabilities. In addition the Company has recorded estimated insurance recoveries totaling approximately $7.4 million as of December 31, 2011. Of the approximate $7.4 million of estimated insurance recoveries, approximately $3.1 million is recorded as other current assets and approximately $4.3 million is reported as other long-term assets.

Noncontrolling Interest in Consolidated Entities

        The Company currently maintains equity interests in 9 treatment center facilities with ownership interests ranging from 51.0% to 90.0%. Since the Company controls more than 50% of the voting interest in these facilities, the Company consolidates these treatment centers. The noncontrolling interests represent the equity interests of outside investors in the equity and results of operations of these consolidated entities.

        In addition, in accordance with ASC 810, Consolidation, the Company consolidates certain radiation oncology practices where the Company provides administrative services pursuant to long-term management agreements. The noncontrolling interests in these entities represent the interests of the physician owners of the oncology practices in the equity and results of operations of these consolidated entities.

        On January 1, 2009, the Company adopted changes issued by the Financial Accounting Standards Board ("FASB") to the accounting for noncontrolling interests in consolidated financial statements. These changes require, among other items, that a noncontrolling interest be included within equity separate from the parent's equity; consolidated net income be reported at amounts inclusive of both the parent's and noncontrolling interest's shares; and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all be reported on the consolidated statements of operations and comprehensive loss.

        The Company could be obligated, under the terms of the operating agreements governing certain of its joint ventures, upon the occurrence of various fundamental regulatory changes and/or upon the occurrence of certain events outside of the Company's control to purchase some or all of the noncontrolling interests related to the Company's consolidated subsidiaries. These repurchase

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

requirements would be triggered by, among other things, regulatory changes making the existing ownership structure illegal. While the Company is not aware of events that would make the occurrence of such a change probable, regulatory changes are outside the control of the Company. Accordingly, the noncontrolling interests subject to these repurchase provisions have been classified outside of equity on the Company's consolidated balance sheets.

Use of Estimates

        The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include highly liquid investments with original maturities of three months or less when purchased.

Inventories

        Inventories consist of parts and supplies used for repairs and maintenance of equipment owned or leased by the Company and medical drugs used for patient care services as follows:

(in thousands):	December 31, 2011	December 31, 2010
Parts and supplies	$1,481	$1,426
Medical drugs	2,827	1,221

	$4,308	$2,647

        Inventories are valued at the lower of cost or market. The cost of parts and supplies and medical drugs are determined using the first-in, first-out method.

Property and Equipment

        Property and equipment are recorded at historical cost less accumulated depreciation and are depreciated over their estimated useful lives utilizing the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful life of the improvement or the life of the lease. Amortization of leased assets is included in depreciation and amortization in the accompanying consolidated statements of operations and comprehensive loss. Expenditures for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments are capitalized.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

        Major asset classifications and useful lives are as follows:

Buildings and leasehold improvements	10 - 50 years
Office, computer, and telephone equipment	3 - 10 years
Medical and medical testing equipment	5 - 10 years
Automobiles and vans	5 years

        The weighted-average useful life of medical and medical testing equipment is 9.3 years and 9.5 years in 2011 and 2010, respectively.

        The Company evaluates its long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows, in accordance with ASC 360, Property, Plant, and Equipment. Fair value estimates are derived from independent appraisals, established market values of comparable assets, or internal calculations of estimated future net cash flows. The Company's estimates of future cash flows are based on assumptions and projections it believes to be reasonable and supportable for a market.

Recent Pronouncements

        In August 2010, the FASB issued ASU 2010-23, Health Care Entities (Topic 954): Measuring Charity Care for Disclosure (ASU 2010-23), which amends ASC 954 to require that cost be used as the measurement basis for charity care disclosure purposes and that cost be identified as the direct and indirect costs of providing the charity care. The Company has historically measured charity care services by identifying the foregone patient charges associated with the provision of those services. The Company adopted ASU 2010-23 on January 1, 2011. The cost of charity care services is measured by developing a ratio of costs as compared to gross charges and applying the resulting ratio against gross charges associated with charity care patient services.

        In August 2010, the FASB issued ASU 2010-24, Health Care Entities (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries (ASU 2010-24), which amends ASC 954 to clarify that a health care entity cannot net insurance recoveries against a related claim liability. The Company adopted ASU 2010-24 on January 1, 2011. As a result, the Company recorded current claims liabilities totaling $2.2 million in other current liabilities; non-current claims liabilities totaling $2.3 million in other non-current liabilities; current claims insurance recoveries totaling $2.2 million in other current assets; and non-current claims insurance recoveries totaling $2.3 million in other non-current assets. The adoption of ASU 2010-24 did not have any impact to the consolidated statements of comprehensive loss and was not applied retrospectively to December 31, 2010.

        In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards, (ASU 2011-04), which amends the FASB Accounting Standards Codification to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. ASU 2011-04 is applied prospectively. The amendments are effective for fiscal years, and interim period within those years, beginning after

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

December 15, 2011, and as such we will adopt ASU 2011-04 on January 1, 2012. The Company is currently evaluating the impact of its pending adoption of ASU 2011-04 on the consolidated financial statements and accompanying notes.

        In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, (ASU 2011-05). ASU 2011-05 amends the FASB Accounting Standards Codification to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with the total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments to the Codification in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively. The amendments are effective for fiscal years, and interim period within those years, beginning after December 15, 2011. The Company adopted ASU 2011-05 in its 2011 consolidated financial statements.

        In July 2011, the FASB issued ASU 2011-07, Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities, (ASU 2011-07). ASU 2011-07 amends the FASB Accounting Standards Codification to require health care entities that recognize significant amounts of patient service revenue at the time services are rendered even though they do not assess the patient's ability to pay to present the provision for bad debts related to patient service revenue as a deduction from patient service revenue (net of contractual allowances and discounts) on their statement of operations. Additionally, those health care entities are required to provide enhanced disclosure about their policies for recognizing revenue and assessing bad debts. The amendments also require disclosures of patient service revenue (net of contractual allowances and discounts) as well as qualitative and quantitative information about changes in the allowance for doubtful accounts. ASU 2011-07 is applied retrospectively and disclosures relating to ASU 2011-07 are applied prospectively. The amendments are effective for fiscal years, and interim period within those years, beginning after December 15, 2011. The Company is currently evaluating the impact of ASU 2011-07 on its consolidated financial statements.

Advertising Costs

        Advertising costs are charged to general and administrative expenses as incurred and amounted to approximately $3.6 million, $2.0 million and $1.8 million, for the years ended December 31, 2011, 2010, and 2009, respectively.

Comprehensive Loss

        Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under accounting principles generally accepted in the United States are recorded as an element of equity but are excluded from net loss. The Company's other comprehensive income (loss) is composed of unrealized

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

gains and losses on interest rate swap agreements accounted for as cash flow hedges and the Company's foreign currency translation of its operations in South America, Central America and the Caribbean. The impact of the unrealized net loss decreased total equity on a consolidated basis by approximately $2.5 million for the year ended December 31, 2011 and the impact of unrealized net gain increased total equity on a consolidated basis by approximately $1.5 million and $1.8 million for the years ended December 31, 2010 and 2009, respectively.

        Accumulated Other Comprehensive Loss.    The components of accumulated other comprehensive income (loss) were as follows (in thousands):

	Radiation Therapy Services Holdings, Inc. Shareholder
					Noncontrolling Interests Foreign Currency Translation Adjustments
(in thousands):	Foreign Currency Translation Adjustments	Derivative Losses on Interest Rate Swap Agreements	Other	Total		Other Comprehensive Income (Loss)
Year ended December 31, 2008	$—	$(6,670)	$—	$(6,670)	$—
Other Comprehensive income (loss)	—	2,978	(137)	2,841	—	$2,841
Income tax expense	—	(1,040)	—	(1,040)	—	(1,040)

Year ended December 31, 2009	—	(4,732)	(137)	(4,869)	—	1,801
Other Comprehensive income (loss)	—	2,730	(201)	2,529	—	2,529
Income tax expense	—	(1,051)	—	(1,051)	—	(1,051)

Year ended December 31, 2010	—	(3,053)	(338)	(3,391)	—	1,478
Other Comprehensive (loss) income	(4,265)	2,377	—	(1,888)	(644)	(2,532)
Income tax benefit	—	51	—	51	—	51
Reversal of previously held equity investment	—	—	338	338	—	—

Year ended December 31, 2011	$(4,265)	$(625)	$—	$(4,890)	$(644)	$(2,481)

Income Taxes

        The Company provides for federal, foreign and state income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

        ASC 740, Income Taxes (ASC 740), clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740, provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Stock-Based Compensation

        Radiation Therapy Investments, LLC ("RT Investments") adopted an equity-based incentive plan in February 2008, and issued units of limited liability company interests designated Class B Units and Class C Units pursuant to such plan. The units are limited liability company interests and are available for issuance to the Company's employees and members of the Board of Directors for incentive purposes. For purposes of determining the compensation expense associated with these grants, management valued the business enterprise using a variety of widely accepted valuation techniques, which considered a number of factors such as the financial performance of the Company, the values of comparable companies and the lack of marketability of the Company's equity at grant date. The Company then used the option pricing method to determine the fair value of these units at the time of grant using valuation assumptions consisting of the expected term in which the units will be realized; a risk-free interest rate equal to the U.S. federal treasury bond rate consistent with the term assumption; expected dividend yield, for which there is none; and expected volatility based on the historical data of equity instruments of comparable companies. The Class B units vest over a four-year service period. The Class C units vest based on certain performance measures or market conditions being met or achieved. The estimated fair value of the units, less an assumed forfeiture rate, are recognized in expense on a straight-line basis over the requisite service periods of the awards for the Class B units and the accelerated attribution method approach is utilized for the Class C units.

Fair Value of Financial Instruments

        The carrying values of the Company's financial instruments, which include cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the short-term maturity of these instruments.

        The carrying values of the Company's long-term debt approximates fair value due either to the length to maturity or the existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

Segments

        The Company operates in one line of business, which is operating physician group practices. As of March 1, 2011, due to the acquisition of MDLLC and Clinica de Radioterapia La Asuncion S.A., the Company's operations are structured into two geographically organized groups: the Domestic U.S. includes 96 treatment centers and International includes 31 treatment centers. The Company assesses

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

performance of and makes decisions on how to allocate resources to its operating segments based on multiple factors including current and projected facility gross profit and market opportunities.

Reclassifications

        Certain reclassifications totaling approximately $1.2 million to increase inventories and decrease other assets-current have been made to the consolidated balance sheet at December 31, 2010. This reclassification had no effect on previously reported total assets, equity, net loss, or comprehensive loss.

(3) Property and Equipment

        Property and equipment consist of the following:

(in thousands):	December 31, 2011	December 31, 2010
Land	$1,770	$1,770
Buildings and leasehold improvements	56,642	51,156
Office, computer, and telephone equipment	63,485	43,492
Medical and medical testing equipment	236,041	214,712
Automobiles and vans	1,450	1,246

	359,388	312,376
Less accumulated depreciation	(126,742)	(84,202)

	232,646	228,174
Construction-in-progress	3,946	1,491
Foreign currency translation	(181)	—

	$236,411	$229,665

        During the fourth quarter of 2011 and 2010, the Company impaired certain leasehold improvements and other fixed assets of approximately $0.8 million and $3.5 million, respectively for planned closings of certain offices in California, Maryland and Michigan.

(4) Capital Lease Arrangements

        The Company leases certain equipment under agreements, which are classified as capital leases. These leases have bargain purchase options at the end of the original lease terms. Capital leased assets included in property and equipment are as follows:

(in thousands):	December 31, 2011	December 31, 2010
Medical equipment	$44,495	$38,309
Software	812	—
Less: accumulated amortization	(12,854)	(10,917)

	$32,453	$27,392

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(4) Capital Lease Arrangements (Continued)

        Amortization expense relating to capital leased equipment was approximately $4.4 million, $4.1 million, and $4.4 million for the years ended December 31, 2011, 2010 and 2009, respectively, and is included in depreciation expense in the consolidated statements of comprehensive loss.

(5) Goodwill and Intangible Assets

2011

        As disclosed during the second quarter of 2011, certain of the Company's regions' patient volume had stabilized in their respective markets. Although the Company had a stabilization of patient volume, the Company was reviewing its anticipated growth expectations in certain of the reporting units and was considering whether it was necessary to adjust expectations for the remainder of the year. During the third quarter of 2011, Company determined that its previously projected cash flows for certain of its reporting units were not likely to be achieved and as a result revised these estimated cash flows and obtained a valuation analysis and appraisal to enable the Company to determine if all or a portion of the recorded goodwill or any portion of other long-lived assets were impaired. The reporting units affected were affected by the deterioration in the housing market and the continued high unemployment rates, as well as the local economic conditions in the communities the Company serves.

        During the third quarter of 2011, the Company completed an interim impairment test for goodwill and indefinite-lived intangible assets as a result of its review of growth expectations and the release of the final rule issued on the physician fee schedule for 2012 and 2013 by the Centers for Medicare and Medicaid Services ("CMS"), the government agency responsible for administering the Medicare program, on November 1, 2011, which included certain rate reductions on Medicare payments to freestanding radiation oncology providers. In performing this test, the Company assessed the implied fair value of its goodwill and intangible assets. It was determined that the implied fair value of goodwill and/or indefinite-lived intangible assets was less than the carrying amount, and as a result the Company recorded an impairment charge. The implied fair value of goodwill was determined in the same manner as the amount of goodwill recognized in a business combination. The estimated fair value of the reporting unit was allocated to all of the assets and liabilities of the reporting unit (including the unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. Based on (i) assessment of current and expected future economic conditions, (ii) trends, strategies and forecasted cash flows at each reporting unit and (iii) assumptions similar to those that market participants would make in valuing the Company's reporting units, the Company's management determined that the carrying value of goodwill and trade name in certain U.S. Domestic markets, including North East United States (New York, Rhode Island, Massachusetts and southeast Michigan), California, South West United States (central Arizona and Las Vegas, Nevada), the Florida east coast, Northwest Florida and Southwest Florida regions exceeded their fair value. Accordingly, the Company recorded noncash impairment charges in the U.S. Domestic reporting segment totaling $234.9 million in the consolidated statement of comprehensive loss during the third quarter of 2011.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(5) Goodwill and Intangible Assets (Continued)

        Impairment charges relating to goodwill and trade name during the third quarter of 2011 are summarized as follows:

(in thousands):	North East U.S.	California	South West U.S.	Florida East Coast	Northwest Florida	Southwest Florida	Total
Goodwill	$13,412	$10,236	$45,127	$32,963	$40,026	$84,751	$226,515

Trade name	$258	$982	$4,049	$—	$969	$2,152	$8,410

        During the fourth quarter of 2011, the Company decided to rebrand its current trade name of 21st Century Oncology. As a result of the rebranding initiative and concurrent with the Company's annual impairment test for goodwill and indefinite-lived intangible assets, the Company incurred an impairment loss of approximately $121.6 million. Approximately $49.8 million of the $121.6 million related to the trade name impairment as a result of the rebranding initiative. The remaining $71.8 million of impairment was related to goodwill in certain of the Company's reporting units, including North East United States, (New York, Rhode Island, Massachusetts and southeast Michigan), and California, Southwest U.S. (Arizona and Nevada). The remaining domestic U.S. trade name of approximately $4.6 million will be amortized over its remaining useful life through December 31, 2012. The Company incurred approximately $0.9 million in amortization expense during the fourth quarter.

        Impairment charges relating to goodwill and trade name during the fourth quarter of 2011 are summarized as follows:

(in thousands):	North East U.S.	Mid East U.S.	Central South East U.S.	California	South West U.S.	Florida East Coast	Northwest Florida	Southwest Florida	Total
Goodwill	$37,940	$—	$—	$14,664	$19,144	$—	$—	$—	$71,748

Trade name	$5,245	$8,810	$6,755	$2,560	$3,706	$4,440	$5,728	$12,590	$49,834

        The estimated fair value measurements were developed using significant unobservable inputs (Level 3). For goodwill, the primary valuation technique used was an income methodology based on management's estimates of forecasted cash flows for each reporting unit, with those cash flows discounted to present value using rates commensurate with the risks of those cash flows. In addition, management used a market-based valuation method involving analysis of market multiples of revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") for (i) a group of comparable public companies and (ii) recent transactions, if any, involving comparable companies. For trade name intangible assets, management used the income-based relief-from-royalty valuation method in which fair value is the discounted value of forecasted royalty revenues arising from a trade name using a royalty rate that an independent party would pay for use of that trade name. Assumptions used by management were similar to those that management believes would be used by market participants performing valuations of these regional divisions. Management's assumptions were based on analysis of current and expected future economic conditions and the strategic plan for each reporting unit.

        In addition to the goodwill and trade name impairment losses noted above, an impairment loss of approximately $2.7 million, reported in impairment loss on the consolidated statements of comprehensive loss, was recognized during the third quarter of 2011 related to the Company's write-off

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(5) Goodwill and Intangible Assets (Continued)

of its 45% investment interest in a radiosurgery center in Rhode Island in the North East U.S. region due to continued operating losses since its inception in 2008. The estimated fair value measurements were developed using significant unobservable inputs (Level 3), including continued operating losses, declining operating cash flow and the limited use of the CyberKnife technology in treating cancer patients. In addition, during the fourth quarter of 2011, an impairment loss of approximately $0.8 million, reported in impairment loss on the consolidated statements of comprehensive loss, was recognized related to the impairment of certain leasehold improvements of a planned radiation treatment facility office closing in Baltimore, Maryland in the Central South East U.S. region and $0.7 million impairment on certain deposits on equipment.

        The Company implemented the qualitative screen test approach in assessing goodwill impairment for its international region. The qualitative analysis was limited to the international region due to its recent expansion into a new divisional region as a result of the Company's acquisition of MDLLC on March 1, 2011. Factors that contributed to the qualitative screen test included the macroeconomic conditions in Latin America remained strong in 2011 and its growth exceeding the growth estimates of the U.S. economy. Other factors included continued migration toward more clinically sophisticated radiation oncology services which have higher reimbursement rates, and the implementation of operational enhancements from equipment upgrades which enable the Company to increase the number of patients treated and improve the clinical quality of the service. Operational improvements, improvements in treatment mix, as well as new capacity coming on line from the Company's recent acquisition of five additional radiation treatment centers in Argentina in November 2011 are expected to produce continued growth in the international region. As the international region's current and projected results exceed original forecasts, the Company's view that it is more likely than not that the value of the international reporting unit is equal to or in excess of its carrying amount and therefore a further quantitative step 1 goodwill impairment analysis was not necessary.

2010

        The Company completed its annual impairment testing for goodwill and indefinite-lived intangible assets on October 1, 2010. Based on (i) assessment of current and expected future economic conditions, (ii) trends, strategies and forecasted cash flows at each reporting unit and (iii) assumptions similar to those that market participants would make in valuing the Company's reporting units, the Company's management determined that the carrying value of goodwill in certain markets, including California, South West United States (central Arizona and Las Vegas, Nevada) and the Florida east coast regions exceeded their fair value. Accordingly, the Company recorded noncash impairment charges totaling $91.2 million in the consolidated statements of operations. Subsequent to the Company's October 1 annual goodwill impairment testing, the Company evaluated the economic performance of certain of its California offices. The Company concluded that it is unlikely these offices would remain operational beyond 2011. Pursuant to ASC 350 Intangibles—Goodwill and Other, the Company recorded an additional $2.5 million noncash impairment charge based on the relative fair value of these offices as

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(5) Goodwill and Intangible Assets (Continued)

compared to the fair value of the portion of the California reporting unit to be retained. Impairment charges relating to goodwill are summarized as follows:

(in thousands):	California	South West United States	Florida east coast	Total
Goodwill	$35,033	$46,377	$12,256	$93,666

        The changes in the carrying amount of goodwill are as follows:

	Year ended December 31,
(in thousands):	2011	2010	2009
Balance, beginning of period
Goodwill	$864,564	$826,641	$824,579
Accumulated impairment losses	(93,666)	—	—

Goodwill, beginning of period	770,898	826,641	824,579

Goodwill acquired during the period	86,977	37,923	—
Earn-out provisions	—	—	2,250
Impairment	(298,263)	(93,666)	—
Adjustments to purchase price allocations	—	—	(188)
Foreign currency translation	(3,065)	—	—

Balance, end of period
Goodwill	948,476	864,564	826,641
Accumulated impairment losses	*(391,929)	(93,666)	—

Net goodwill, end of period	$556,547	$770,898	$826,641

*
Accumulated impairment losses incurred relate to the U.S. Domestic reporting segment.

	Year ended December 31,
(in thousands):	2011	2010	2009
Balance, beginning of period	$770,898	$826,641	$824,579
Goodwill recorded during the period	86,977	37,923	—
Earn-out provisions	—	—	2,250
Impairment	(298,263)	(93,666)	—
Adjustments to purchase price allocations	—	—	(188)
Foreign current translation	(3,065)	—	—

Balance, end of period	$556,547	$770,898	$826,641

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(5) Goodwill and Intangible Assets (Continued)

        Intangible assets consist of the following:

	December 31, 2011
(in thousands):	Gross	Impairment loss	Accumulated Amortization	Foreign Currency Translation	Net
Intangible assets subject to amortization
Noncompete agreements	$58,257	$—	$(40,166)	$(4)	$18,087
Hospital Contracts	19,994	—	(1,017)	(984)	17,993
Trade names	62,882	(58,244)	(928)	—	3,710
Intangible assets not subject to amortization (indefinite-lived)
Trade names	2,682	—	—	(79)	2,603

Balance, end of period	$143,815	$(58,244)	$(42,111)	$(1,067)	$42,393

	December 31, 2010
(in thousands):	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization
Noncompete agreements	$55,767	$(33,855)	$21,912
Other licenses	145	(145)	—
Intangible assets not subject to amortization (indefinite-lived)
Trade names	63,324	—	63,324

Balance, end of period	$119,236	$(34,000)	$85,236

        Amortization expense relating to intangible assets was approximately $8.1 million, $7.3 million, $14.6 million for the years ended December 31, 2011, 2010 and 2009, respectively. The weighted-average amortization period is approximately 9.6 years.

        Estimated future amortization expense is as follows (in thousands):

2012	$11,034
2013	7,324
2014	3,955
2015	3,159
2016	1,551

(6) Acquisitions

        In January 2009, the Company purchased from family members of a related party (i) a 33% interest in a joint venture that held a majority equity interest in and managed 26 radiation therapy treatment centers in South America, Central America and the Caribbean and (ii) a 19% interest in a joint venture, which operates a treatment center in Guatemala, for approximately $10.4 million, subject

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(6) Acquisitions (Continued)

to final determination of the purchase price based on a multiple of historical earnings before interest, taxes, and depreciation and amortization. In January 2010, the Company finalized the amount due for its 33% interest in the joint venture and paid an additional $1.9 million. The transaction had been accounted for under the equity method.

        During 2009, the Company acquired the assets of several urology practices in Florida for approximately $0.2 million. The urology practices provide synergistic clinical services to our patients. The allocation of the purchase price is to tangible assets of $0.2 million.

        In March 2010, the Company contributed approximately $3.0 million in tangible assets for a 77.3% interest in a joint venture with a group of physicians to open a radiation treatment center in El Segundo, California. The radiation treatment center expands the Company's presence in the California market.

        In April 2010, the Company entered into definitive agreements to acquire all the outstanding stock of Carolina Regional Cancer Center, P.A. for the acquisition of a radiation treatment center in Myrtle Beach, South Carolina that held three certificate of need licenses, and Atlantic Urology Clinics, LLC, Adult & Pediatric Urology Center of the Carolina, P.A., Coastal Urology Center, P.A. and Grand Strand Urology, LLP with respect to the acquisition of the assets of these Myrtle Beach-based physician practices. On May 3, 2010, the Company consummated these acquisitions for a combined purchase price of approximately $34.5 million in cash. The acquisition of the Myrtle Beach facility expands the Company's presence into a new local market within an existing regional division. The allocation of the purchase price was to tangible assets, primarily consisting of medical equipment of $4.8 million and assumed liabilities of approximately $0.3 million. The excess of the purchase price over the fair value of the assets acquired was allocated to goodwill of $30.0 million, which is deductible for tax purposes, representing primarily the value of synergies expected from the transaction.

        During the year ended December 31, 2010 the Company recorded $12.4 million of net patient service revenue and reported net income of $1.9 million in connection with the Carolina Regional Cancer Center, P.A. acquisition.

        In December 2010, the Company acquired the assets of a radiation treatment center located in Princeton, West Virginia for approximately $8.0 million. The center purchased in West Virginia further expands the Company's presence into the West Virginia market, which is a certificate of need state. The allocation of the purchase price is to tangible assets, primarily consisting of medical equipment of $0.2 million. The excess of the purchase price over the fair value of the assets acquired was allocated to goodwill of $7.8 million.

        During 2010, the Company acquired the assets of several physician practices in Florida and Arizona for approximately $0.9 million. The physician practices provide synergistic clinical services to our patients in the respective markets in which we treat. The allocation of the purchase price was to tangible assets of $0.9 million.

        In 2010, the Company held a 33% interest in Medical Developers and on March 1, 2011, the Company purchased the remaining 67% interest in Medical Developers, LLC ("MDLLC") from Bernardo Dosoretz as well as interests in the subsidiaries of MDLLC from Alejandro Dosoretz and Bernardo Dosoretz, resulting in an ownership interest of approximately 91% in the underlying radiation

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(6) Acquisitions (Continued)

oncology practices located in South America, Central America and the Caribbean. The Company also purchased an additional 61% interest in Clinica de Radioterapia La Asuncion S.A. from Bernardo Dosoretz, resulting in an ownership interest of 80%. The acquisition of the remaining interests expands the Company's presence into a new regional division. The Company consummated these acquisitions for a combined purchase price of approximately $82.7 million, comprised of $47.5 million in cash, 25 common units of Parent immediately exchanged for 13,660 units of RT Investments' non-voting preferred equity units and 258,955 units of RT Investments' class A equity units totaling approximately $16.25 million, and issuance of a 9 7/8% note payable, due 2017 totaling approximately $16.05 million to the seller, an estimated contingent earn out payment totaling $2.3 million, and issuance of real estate located in Costa Rica totaling $0.6 million. The earn out payment is contingent upon certain acquired centers attaining earnings before interest, taxes, depreciation and amortization targets, is due 18 months subsequent to the transaction closing, and is payable through Company financing and issuance of equity units. The Company estimates the potential range of earn out payments to be, on an undiscounted basis, between $0 and $7.35 million, however the earn out payment is uncapped. The Company utilized the income and market approaches as well as the option pricing allocation methodology to value the equity units issued as consideration.

        The allocation of the purchase price was as follows (in thousands):

Cash	$47,500
Seller financing note	16,047
Company's issuance of equity	16,250
Contingent earn-out	2,340
Issuance of real estate	561

Total consideration transferred	82,698
Net identifiable assets acquired	15,527

Goodwill	$67,171

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(6) Acquisitions (Continued)

        The following table summarizes the allocation of the aggregate purchase price of MDLLC, including assumed liabilities (in thousands):

Fair value of net assets acquired:
Cash and cash equivalents	$5,396
Accounts receivable, net	18,892
Prepaid expenses	268
Deferred tax assets	1,465
Other noncurrent assets	85
Property and equipment	8,479
Intangible assets	23,600
Accounts payable	(3,121)
Accrued expenses	(2,064)
Current portion of long-term debt	(422)
Income taxes payable	(3,048)
Other current liabilities	(580)
Long-term debt, less current portion	(686)
Deferred income taxes	(6,720)
Previously held equity interest	(16,150)
Other long-term liabilities	(2,117)
Noncontrolling interests—nonredeemable	(7,750)

Net identifiable assets acquired	$15,527

        The Company recorded the acquisition at its fair value upon gaining a controlling interest in MDLLC at March 1, 2011. The Company's previously held equity interest in the acquired entities as of the acquisition date totaled approximately $16.15 million. For purposes of valuing the previously held equity interest, the Company used the discounted cash flow method, a derivation of the income approach, which considered a number of factors such as the MDLLC's performance projections, MDLLC's cost of capital, and consideration ascribed to applicable discounts for lack of control and marketability. The Company recorded a gain on the previously held equity interest totaling approximately $0.2 million identified as gain on fair value adjustment of previously held equity investment in the accompanying condensed consolidated statements of comprehensive loss.

        The Company acquired noncontrolling interests totaling approximately $7.75 million as of the acquisition date. The Company valued the noncontrolling interests using the discounted cash flow method, a derivation of the income approach, which considered a number of factors such as the MDLLC's performance projections, MDLLC's cost of capital, and consideration ascribed to applicable discounts for lack of control and marketability. The Company acquired a number of hospital contract arrangements that have varying expiration dates through February 1, 2020. The weighted-average period prior to the next renewal period is 4.1 years as of December 31, 2011.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(6) Acquisitions (Continued)

        Net identifiable assets includes the following preliminary intangible assets:

Trade name (indefinite life)	$1,750
Non-compete agreement (5 year life)	2,000
Hospital contract arrangements (18.5 year life)	19,850

$23,600

        The Company valued the trade name using the relief from royalty method, a derivation of the income approach that estimates the benefit of owning the trade name rather than paying royalties for the right to use a comparable asset. The Company considered a number of factors to value the trade name, including MDLLC's performance projections, royalty rates, discount rates, strength of competition, and income tax rates.

        The Company valued the non-compete agreement using the discounted cash flow method, a derivation of the income approach that evaluates the difference in the sum of MDLLC's present value of cash flows of two scenarios: (1) with the non-compete in place and (2) without the non-compete in place. The Company considered various factors in determining the non-compete value including MDLLC's performance projections, probability of competition, income tax rates, and discount rates.

        The Company valued the hospital contract arrangements using the excess earnings method, which is a form of the income approach. This method includes projecting MDLLC's revenues and expenses attributable to the existing hospital contract arrangements, and then subtracts the required return on MDLLC's net tangible assets and any intangible assets used in the business in order to determine any residual excess earnings attributable to the hospital contract arrangements. The after tax excess earnings are then discounted to present value using an appropriate risk adjusted rate of return.

        The weighted-average amortization period for the acquired amortizable intangible assets as of December 31, 2011 is approximately 18.1 years. Total amortization expense recognized for the acquired amortizable intangible assets totaled approximately $1.2 million for the year ended December 31, 2011.

        Estimated future amortization expense for the acquired amortizable intangible assets is as follows (in thousands):

2012	$1,473
2013	1,473
2014	1,473
2015	1,473
2016	1,140
2017	1,073

        The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill of $67.9 million, representing primarily the value of estimated cost savings and synergies expected from the transaction. The goodwill is not deductible for tax purposes and is included in the Company's international geographic segment.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(6) Acquisitions (Continued)

        During the year ended December 31, 2011, the Company recorded $59.0 million of net patient service revenue and reported net income of $2.2 million in connection with the MDLLC and Clinica de Radioterapia Cancer Center, P.A. acquisitions.

        The following pro forma financial information is presented as if the purchase of the additional interests in MDLLC and Clinica de Radioterapia La Asuncion S.A. had occurred as of January 1, 2010. The pro forma financial information is not necessarily indicative of what the Company's results of operations actually would have been had the Company completed the acquisition at the dates indicated. In addition, the unaudited pro forma financial information does not purport to project the future operating results of the combined company:

	Years ended December 31,
(in thousands):	2011	2010
Pro forma total revenues	$654,898	$599,058
Pro forma net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(352,588)	(110,854)

        As of December 31, 2011, Medical Developers LLC had approximately 590 employees, 298 of whom are covered by a collective bargaining agreement with the Health Care Providers union corresponding to the agreement N° 108/75. The agreement does not have a fixed term, although payment increase is negotiated every year by the labor union.

        Cash at December 31, 2011 held by the Company's foreign subsidiaries was $5.2 million. The Company considers these cash amounts to be permanently invested in the Company's foreign subsidiaries and therefore does not anticipate repatriating any excess cash flows to the U.S. The Company anticipates it can adequately fund its domestic operations from cash flows generated solely from the U.S. business. Of the $5.2 million of cash held by the Company's foreign subsidiaries at December 31, 2011, $0.4 million is held in U.S. Dollars, $0.1 million of which is held at banks in the United States, with the remaining held in foreign currencies in foreign banks. The Company believes that the magnitude of its growth opportunities outside of the U.S. will cause the Company to continuously reinvest foreign earnings. The Company does not require access to the earnings and cash flow of its international subsidiaries to fund its U.S. operations.

        On August 29, 2011, the Company acquired the assets of a radiation treatment center and other physician practices located in Redding, California, for approximately $9.6 million. The acquisition of the Redding facility further expands the Company's presence into the Northern California market. The allocation of the purchase price is to tangible assets of $3.3 million, intangible assets including $0.3 million trade name and non-compete agreements of $0.3 million, amortized over 5 years, and goodwill of $5.7 million, which is deductible for tax purposes.

        In September 2011, the Company entered into a professional services agreement with a hospital district in Broward County, Florida to provide professional services at two radiation oncology sites within the hospital district.

        On November 4, 2011, the Company purchased an 80% interest in an operating entity, which operates 1 radiation treatment center in Argentina; an 80% interest in another operating entity, which operates 3 radiation treatment centers in Argentina; and a 96% interest in an operating entity, which

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(6) Acquisitions (Continued)

operates 1 radiation treatment center in Argentina. The combined purchase price of the ownership interests totals approximately $7.4 million, comprised of $2.1 million in cash, seller financing totaling approximately $4.0 million payable over 24 monthly installments, commencing January 2012, and a purchase option totaling approximately $1.3 million. The acquisition of these operating treatment centers expands the Company's presence in its international markets. The allocation of the purchase price is to tangible assets of $3.7 million (including cash of $0.6 million), intangible assets including $0.2 million trade name and non-compete agreements of $0.2 million, amortized over 5 years, goodwill of $8.1 million, which is deductible for U.S. tax purposes but non-deductible for foreign tax purposes, liabilities of $3.4 million, and noncontrolling interests redeemable of $1.4 million.

        On December 22, 2011, the Company acquired the interest in an operating entity which operates two radiation treatment centers located in North Carolina, for approximately $6.3 million. The acquisition of the two radiation treatment centers further expands the Company's presence into the eastern North Carolina market. The allocation of the purchase price is to tangible assets of $0.8 million, goodwill of $6.0 million, which is deductible for tax purposes, other current liabilities of approximately $0.1 million and an earn-out provision of approximately $0.4 million contingent upon maintaining a certain level of patient volume.

        During 2011, the Company acquired the assets of several physician practices in Florida and the non-professional practice assets of several North Carolina physician practices for approximately $0.4 million. The physician practices provide synergistic clinical services to our patients in the respective markets in which we treat. The allocation of the purchase price is to tangible assets of $0.4 million.

        The operations of the foregoing acquisitions have been included in the accompanying consolidated statements of operations and comprehensive loss from the respective dates of each acquisition.

Allocation of Purchase Price

        The purchase prices of these transactions were allocated to the assets acquired and liabilities assumed based upon their respective fair values. The purchase price allocations for certain recent transactions are subject to revision as the Company obtains additional information. The operations of the foregoing acquisitions have been included in the accompanying consolidated statements of

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(6) Acquisitions (Continued)

comprehensive loss from the respective dates of acquisition. The following table summarizes the allocations of the aggregate purchase price of the acquisitions, including assumed liabilities.

	Years Ended December 31,
(in thousands):	2011	2010	2009
Fair value of net assets acquired, excluding cash:
Accounts receivable, net	$20,306	$—	$—
Inventories	39	65	—
Other current assets	423	614	—
Deferred tax assets	1,925	—	—
Other noncurrent assets	159	18	—
Property and equipment	13,980	5,086	199
Intangible assets	24,580	—	—
Goodwill	86,977	37,923	2,250
Current liabilities	(11,356)	(318)	—
Long-term debt	(686)	—	—
Deferred tax liabilities	(6,720)	—	—
Other noncurrent liabilities	(6,250)	—	—
Previously held equity investment	(16,150)	—	—
Noncontrolling interest	(9,114)	—	—

	$98,113	$43,388	$2,449

(7) Other Income and Loss

Impairment Loss

        During 2009, the Company recorded an impairment loss of approximately $3.5 million primarily relating to an impairment loss incurred of approximately $1.8 million for the write down to fair value of certain of the Company's liner accelerators and CT machines due to technological obsolescence. The adjustment to machine inventories was due to several considerations, including the planned use of RapidArc technology on 3-D digital machines for which this technology cannot be implemented on 2-D digital machines or analog machines. RapidArc radiotherapy technology is an effective cancer treatment representing an advanced new form of image-guided IMRT. This technology enables clinicians to program a linear accelerator to deliver precise forms of IMRT up to eight times faster than other IMRT systems. It does this by delivering the complete IMRT treatment to the patient in fewer rotations than traditional IMRT.

        Impairment loss of approximately $97.9 million was recognized in 2010 related to our write-off of our investment in a 50% interest in an international freestanding radiation center in Mohali, India of approximately $0.7 million, certain planned office closings in California and Michigan of approximately $3.5 million and goodwill impairment in certain of our reporting units, including California, Southwest U.S. (Arizona and Nevada) and the Florida east coast of approximately $93.7 million.

        During the third quarter of 2011, the Company completed an interim impairment test for goodwill and indefinite-lived intangible assets as a result of its review of growth expectations and the release of

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(7) Other Income and Loss (Continued)

the final rule issued on the physician fee schedule for 2012 by CMS on November 1, 2011, which included certain rate reductions on Medicare payments to freestanding radiation oncology providers. In performing this test, the Company assessed the implied fair value of its goodwill and intangible assets. As a result, the Company incurred an impairment loss of approximately $237.6 million in 2011 primarily relating to goodwill and trade name impairment in certain of its reporting units, including North East United States (New York, Rhode Island, Massachusetts and southeast Michigan), California, Southwest U.S. (Arizona and Nevada), the Florida east coast, Northwest Florida and Southwest Florida. This impairment loss was comprised of approximately $234.9 million relating to goodwill and intangible assets and an impairment loss incurred of approximately $2.7 million in 2011 related to our write-off of our 45% investment interest in a radiosurgery center in Rhode Island due to continued operating losses since its inception in 2008.

        During the fourth quarter of 2011, the Company decided to rebrand its current trade name of 21st Century Oncology. As a result of the rebranding initiative and concurrent with the Company's annual impairment test for goodwill and indefinite-lived intangible assets, the Company incurred an impairment loss of approximately $121.6 million. Approximately $49.8 million of the $121.6 million related to the trade name impairment as a result of the rebranding initiative. The remaining $71.8 million of impairment relating to goodwill in certain of the Company's reporting units, including North East United States, (New York, Rhode Island, Massachusetts and southeast Michigan), and California, Southwest U.S. (Arizona and Nevada). The remaining domestic U.S. trade name of approximately $4.6 million will be amortized over its remaining useful life through December 31, 2012. The Company incurred approximately $0.9 million in amortization expense during the fourth quarter. In addition, during the fourth quarter of 2011, an impairment loss of approximately $0.8 million, reported in impairment loss on the consolidated statements of comprehensive loss, was recognized related to the impairment of certain leasehold improvements of a planned radiation treatment facility office closing in Baltimore, Maryland and $0.7 million impairment on certain deposits on equipment. The Company plans to complete the treatment of its current patients undergoing radiation treatment and close the radiation facility during the first quarter of 2012.

Loss on investments

        During the fourth quarter of 2011, the Company incurred a loss on a 50% investment in an unconsolidated joint venture in a freestanding radiation facility in West Palm Beach Florida. The Company plans on withdrawing from the joint venture during the first quarter of 2012. The Company incurred a loss on the investment of approximately $0.5 million.

        During the fourth quarter of 2011, the Company sold a 2% investment interest in a primary care physician practice for approximately $1.0 million. The Company recorded a gain on the sale of the investment of approximately $0.3 million.

Gain on fair value adjustment of previously held equity investment.

        As result of the acquisition of MDLLC, in which the Company acquired an effective ownership interest of approximately 91.0% on March 1, 2011, the Company recorded a gain of approximately $0.2 million to adjust its initial investment in the joint venture to fair value.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(7) Other Income and Loss (Continued)

Early Extinguishment of Debt

        On April 20, 2010, the Company issued $310.0 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2017 and repaid the existing $175.0 million in aggregate principal amount 13.5% senior subordinated notes due 2015, including accrued and unpaid interest and a call premium of approximately $5.3 million. The Company incurred approximately $10.9 million in early extinguishment of debt as a result of the prepayment of the $175.0 million in senior subordinated notes, which included a call premium payment of approximately $5.3 million, the write-offs of $2.5 million in deferred financing costs and $3.1 million in original issue discount costs.

(8) Income Taxes

        Significant components of the income tax provision are as follows:

	Years Ended December 31,
(in thousands):	2011	2010	2009
Current provision:
Federal	$(1,166)	$2,414	$1,791
State	(347)	4,474	598
Foreign	5,026	—	—
Deferred (benefit) provision:
Federal	(25,726)	(19,845)	(2,876)
State	(3,064)	147	1,489
Foreign	(88)	—	—

Total income tax provision (benefit)	$(25,365)	$(12,810)	$1,002

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(8) Income Taxes (Continued)

        A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate on income before income taxes are as follows:

	Years Ended December 31,
	2011	2010	2009
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.3	1.4	25.2
Effects of rates different than statutory	0.1	—	—
Nondeductible charge for stock-based compensation	(0.1)	(0.3)	(5.0)
Nondeductible charge for lobbying and political donations	(0.1)	(0.3)	(4.1)
Goodwill impairment	(21.3)	(13.8)	—
Tax rate changes on existing temporary differences	0.1	(0.4)	13.3
Income from noncontrolling interests	0.2	0.6	10.3
Valuation allowance increase	(7.7)	(11.2)	(51.0)
Purchase accounting adjustments	—	—	(16.5)
Federal and state true-ups	—	(1.0)	(17.7)
Uncertain tax positions current year	(0.3)	(1.1)	(1.3)
Prior period adjustments for uncertain tax positions and deferred tax true-ups	0.1	1.6	—
Other permanent items	(0.5)	(0.4)	(3.1)

Total income tax provision	6.8%	10.1%	(14.9)%

        The Company provides for income taxes using the liability method in accordance with ASC 740, Income Taxes. Deferred income taxes arise from the temporary differences in the recognition of income

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(8) Income Taxes (Continued)

and expenses for tax purposes. Deferred tax assets and liabilities are comprised of the following at December 31, 2011 and 2010:

(in thousands):	December 31, 2011	December 31, 2010
Deferred income tax assets:
Provision for doubtful accounts	$7,438	$4,848
State net operating loss carryforwards	8,096	6,336
Federal net operating loss carryforwards	28,382	22,525
Deferred rent liability	2,588	2,034
Intangible assets—U.S.	15,683	—
Management fee receivable allowance	8,466	9,945
Merger costs and debt financing costs	4,985	2,724
Unrealized loss on swap	1,027	2,058
Other	7,342	7,064

Gross deferred income tax assets	84,007	57,534
Valuation allowance	(45,458)	(17,641)

Net deferred income tax assets	38,549	39,893

Deferred income tax liabilities:
Property and equipment	(37,508)	(36,128)
Intangible assets—U.S.	—	(29,514)
Intangible assets—Foreign	(6,253)	—
Prepaid expense	(885)	(1,217)
Partnership interests	(843)	(2,970)
Other	(434)	(1,315)

Total deferred tax liabilities	(45,923)	(71,144)

Net deferred income tax liabilities	$(7,374)	$(31,251)

        ASC 740, Income Taxes, requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In 2009, the Company determined that a valuation allowance of $3.4 million was appropriate under the provisions of ASC 740. This valuation allowance of $3.4 million was against state deferred tax assets. Primarily because of the taxable loss for the year ended December 31, 2010, the Company determined that the valuation allowance should be $17.6 million, consisting of $12.3 million against federal deferred tax assets and $5.3 million against state deferred tax assets. This represents an increase of $14.2 million in valuation allowance.

        For the year ended December 31, 2011, the Company determined that the valuation allowance was approximately $45.5 million, consisting of $38.3 million against federal deferred tax assets and

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(8) Income Taxes (Continued)

$7.2 million against state deferred tax assets. The valuation allowance increased approximately $27.9 million from $17.6 million in 2010 to $45.5 million in 2011.

Description:	Beginning Balance	Tax Expense	Other Comprehensive Income	Ending Balance
Fiscal Year 2009	—	(3.4)		(3.4)
Fiscal Year 2010	(3.4)	(14.2)		(17.6)
Fiscal Year 2011	(17.6)	(28.8)	0.9	(45.5)

        During the year ended December 31, 2010, the Company undertook an analysis of its cumulative position with respect to income taxes on the balance sheet and identified certain balance adjustments required to be recorded. Those adjustments resulted in a current year tax benefit in the amount of $2.0 million, which is the difference between the tax benefit resulting from an $8.7 million adjustment to deferred tax assets and the tax expense resulting from an additional 4.0 million to tax contingency.

        The Company has federal net operating loss carryforwards beginning to expire in 2028 available to offset future taxable income of approximately $81.0 million and $64.4 million at December 31, 2011 and 2010, respectively.

        At December 31, 2011 and 2010 the Company has state net operating loss carryforwards, primarily in Florida and Kentucky beginning to expire in years 2013 through 2028, available to offset future taxable income of approximately $201.8 million, and $157.9 million, respectively. Utilization of net operating loss carryforwards in any one year may be limited.

        ASC 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements and prescribes a threshold for the recognition and measurement of tax position taken or expected to be taken on a tax return. Under ASC 740, Income Taxes, the impact of an uncertain tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740, Income Taxes, provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

        Since its adoption for uncertainty in income taxes pursuant to ASC 740, Income Taxes, the Company has recognized interest and penalties accrued related to unrecognized tax exposures in income tax expense. During the year ended December 31, 2011, the Company released approximately $0.9 million in interest and penalties related to unrecognized tax exposures in income tax expense. During the year ended December 31, 2010, the Company accrued approximately $2.1 million in interest and penalties related to unrecognized tax exposures in income tax expense. The Company had accrued $25,000 as of December 31, 2009. The Company did not make any payments of interest and penalties accrued during the years ended December 31, 2011, and 2010.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(8) Income Taxes (Continued)

        A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is a follows (in thousands):

Gross unrecognized tax benefits at January 1, 2009	$260
Increase in tax positions for prior years	59
Increase in tax positions for current year	78

Gross unrecognized tax benefits at December 31, 2009	$397

Gross unrecognized tax benefits at January 1, 2010	$397
Increase in tax positions for prior years	4,864
Increase in tax positions for current year	706

Gross unrecognized tax benefits at December 31, 2010	$5,967

Gross unrecognized tax benefits at January 1, 2011	$5,967
Decrease in tax positions for prior years	(1,971)
Decrease related to settlements with the taxing authorities	(1,988)
Decrease related to the lapse of the statute of limitations	(320)
Increase in tax positions for current year	49

Gross unrecognized tax benefits at December 31, 2011	$1,737

        The total amount of gross unrecognized tax benefits that, if recognized, would affect that effective tax rate was $0.9 million, $1.7 million at December 31, 2011 and 2010, respectively. The Company expects that unrecognized tax benefits in the amount of $0.1 million will reverse within the next 12 months due to resolution of ongoing federal income tax audits. Moreover, the Company expects that unrecognized tax benefits in the amount of $0.8 million will reverse within the next 12 months due to resolution of ongoing state income tax audits.

        The Company is subject to taxation in the U.S., approximately 22 state jurisdictions and countries throughout Latin America, namely, Argentina, Bolivia, Costa Rica, Dominican Republic, El Salvador, Guatemala and Mexico. However, the principal jurisdictions in which the Company is subject to tax are the U.S., Florida and Argentina.

        The Company's future effective tax rates could be affected by changes in the relative mix of taxable income and taxable loss jurisdictions, changes in the valuation of deferred tax assets or liabilities, or changes in tax laws or interpretations thereof. The Company monitors the assumptions used in estimating the annual effective tax rate and makes adjustments, if required, throughout the year. If actual results differ from the assumptions used in estimating the Company's annual effective tax rates, future income tax expense (benefit) could be materially affected.

        The Company has not provided U.S. federal and state deferred taxes on the cumulative earnings of non-US affiliates and associated companies that have been reinvested indefinitely offshore. With respect to the portion of unremitted earnings of certain lower-tier non-US affiliates and associated companies where the Company is not applying the indefinite reinvestment exception, no deferred tax liability has been provided due to dividend exemption rules at the local foreign holding company level and future tax planning strategies at the U.S. level. The aggregate undistributed earnings of the

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(8) Income Taxes (Continued)

Company's foreign operating subsidiaries for which no deferred tax liability has been recorded is approximately $3.3 million. It is not practicable to determine the U.S income tax liability that would be payable if such earnings were not reinvested indefinitely.

        The Company is routinely under audit by federal, state, or local authorities in the areas of income taxes and other taxes. These audits may include questioning the timing and amount of deductions and compliance with federal, state, and local tax laws. The Company regularly assesses the likelihood of adverse outcomes from these audits to determine the adequacy of the Company's provision for income taxes. To the extent the Company prevails in matters for which accruals have been established or is required to pay amounts in excess of such accruals, the effective tax rate could be materially affected. In accordance with the statute of limitations for federal tax returns, the Company's federal tax returns for the years 2007 through 2010 are subject to examination. The Company is currently undergoing a Federal income tax audit for tax years 2007 through 2008 and New York State audit for tax years 2006 through 2008. Subsequent to the end of the year, the Company closed the Federal audit for tax years 2005 and 2006, the Alabama audit for tax years 2009 and 2010 and Florida audit for tax years 2007 through 2009.

(9) Long-Term Debt

        The Senior Credit Facility consists of a $347.0 million six-year senior secured term loan facility, a $90.1 million six-year senior secured revolving credit facility, and a $34.9 million five-year secured revolving credit facility. Senior Subordinated notes due April 15, 2017 were issued in April 2010 of approximately $310.0 million. In March 2011, the Company issued an additional $50.0 million in Senior Subordinated notes due April 15, 2017 of which the proceeds were used to fund the MDLLC transaction and an additional $16.25 million issued to the seller in the transaction.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(9) Long-Term Debt (Continued)

        The Company's long-term debt consists of the following (in thousands):

	December 31, 2011	December 31, 2010
$347.0 million senior secured credit facility—(Term Loan B portion) (net of unamortized debt discount of $993 and $1,450 at December 31, 2011 and 2010, respectively) with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company's assets. At December 31, 2011 and 2010, interest rates were at LIBOR plus applicable margin, at 5.0% and 4.5%, respectively, due at various maturity dates through February 2014	$264,367	$263,910
$90.1 million senior secured credit facility (extended revolving credit portion) with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company's assets. At December 31, 2011, interest rates were at LIBOR plus applicable margin, at 5.0% due at various maturity dates through February 2014	7,212	—
$34.9 million senior secured credit facility (non-extended revolving credit portion) with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company's assets. At December 31, 2011 and 2010, interest rates were at LIBOR plus applicable margin, at 4.5% due at various maturity dates through February 2013	2,788	8,500
$360.0 million Senior Subordinated Notes (net of unamortized debt discount of $2,027 and $1,765 at December 31, 2011 and 2010, respectively) due April 15, 2017; semi-annual cash interest payments due on April 15 and October 15, fixed interest rate of 9 7/8%	357,973	308,235
$16.25 million Senior Subordinated Notes (net of unamortized debt discount of $175 at December 31, 2011) due April 15, 2017; semi-annual cash interest payments due on April 15 and October 15, fixed interest rate of 9 7/8%	16,075	—
$2.9 million various other notes payable with average interest rate of 21.5% due through August 2019	2,933	—
$4.0 million in seller financing promissory notes with average interest rate of 6.21% due through December 2013	4,005	—
Capital leases payable with various monthly payments plus interest at rates ranging from 4.5% to 9.1%, due at various maturity dates through October 2016	23,680	18,186

	679,033	598,831
Less current portion	(13,945)	(8,780)

	$665,088	$590,051

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(9) Long-Term Debt (Continued)

        Maturities under the obligations described above are as follows at December 31, 2011 (in thousands):

2012	13,945
2013	10,835
2014	275,885
2015	3,489
2016	1,717
Thereafter	376,357

682,228
Less unamortized debt discount	(3,195)

$679,033

        At December 31, 2011 and 2010, the prime interest rate was 3.25%.

        The Term Loan B initially bears interest either at LIBOR plus a spread of 475 basis points or a specified base rate plus a spread of 375 basis points and matures on February 21, 2014.

        The non-extended revolving credit portion of the senior secured credit facility ("Non-extended Revolver") will mature on February 21, 2013. The Non-extended Revolver bears interest either at LIBOR plus a spread ranging from 350 to 425 basis points or a specified base rate plus a spread ranging from 250 to 325 basis points, with the exact spread determined upon the basis of the Company's leverage ratio, as defined. The extended revolving credit portion of the senior secured credit facility ("Extended Revolver") will mature on February 21, 2014. The Extended Revolver bears interest either at LIBOR plus a spread ranging from 400 to 475 basis points or a specified base rate plus a spread ranging from 300 to 375 basis points, with the exact spread determined upon the basis of the Company's leverage ratio, as defined. The Company is required to pay a quarterly unused commitment fee at a rate ranging from 37.5 to 50.0 basis points on the Revolver determined upon the basis of its leverage ratio, as defined.

        The senior secured credit facility is secured by a pledge of substantially all of the Company's tangible and intangible assets and includes a number of restrictive covenants including limitations on leverage, capital and acquisitions expenditures and a requirement to maintain a minimum ratio of cash flow to interest. Under the terms of the Company's senior secured credit facility, borrowings under the Non-extended and Extended Revolvers are based on minimum incremental amounts of not less than $0.5 million for base rate loans and not less than $1.0 million for LIBOR rate loans.

        The senior secured credit facility requires the Company to make mandatory prepayments of outstanding borrowings under certain circumstances. Mandatory prepayments include prepayments of the Term Loan B from proceeds from asset dispositions if not reinvested within a certain period of time and debt and equity issuances, limited to a percentage of the proceeds and/or an excess amount above a dollar threshold. The Company is required to prepay the Term Loan B based on certain excess cash flow requirements ranging from 25% to 50% based on the Company's leverage ratio. To date the Company has not been required to make such prepayments. The senior secured credit facility also requires the Company to comply with various other covenants, including, but not limited to, restrictions

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(9) Long-Term Debt (Continued)

on new indebtedness, the ability to merge or consolidate, asset sales, and dividends. At December 31, 2011, the Company is in compliance with all covenants.

        On March 25, 2008, the Company issued $175.0 million senior subordinated notes due 2015 at 13.5% interest rate and repaid the $175.0 million senior subordinated interim loan agreement including any accrued and unpaid interest. The senior subordinated notes required semi-annual payments of interest only. The senior subordinated notes had similar or less restrictive covenants and were junior to the senior secured credit facility for order of priority of debt repayment.

        On April 1, 2010, the Company amended its senior secured credit facility, to among other things, (i) under certain circumstances, allow the Company to issue permitted additional subordinated debt to fund certain future acquisitions; (ii) disregard, for purposes of calculating compliance with the financial covenants, certain provisions of "Generally Accepted Accounting Principles" (GAAP) that would require the Company to treat leased properties as owned by the Company; and (iii) provide for certain other modifications as set forth therein to permit the incurrence of additional indebtedness in connection with certain future acquisitions and the ability to make additional investments, subject to pro forma compliance with certain performance based incurrence covenants, and other restrictions.

        On April 20, 2010, the Company issued $310.0 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2017 (the "Offering") and repaid the existing $175.0 million in aggregate principal amount 13.5% senior subordinated notes due 2015, including accrued and unpaid interest and a call premium of approximately $5.3 million. The remaining proceeds from the Offering were used to pay down $74.8 million of the Term Loan B and $10.0 million of the Revolver. A portion of the proceeds of the Offering was placed in a restricted account pending application to finance certain acquisitions, including the acquisitions of a radiation treatment center and physician practices in South Carolina consummated on May 3, 2010. The Company incurred approximately $11.9 million in transaction fees and expenses, including legal, accounting and other fees and expenses associated with the offering, and the initial purchasers' discount of $1.9 million.

        The Company recorded approximately $10.9 million of expenses in early extinguishment of debt as a result of the prepayment of the $175.0 million in senior subordinated notes, which included a call premium payment of approximately $5.3 million, the write-offs of $2.5 million in deferred financing costs and $3.1 million in original issue discount costs.

        On April 22, 2010, affiliates of certain initial purchasers of the $310.0 million in aggregate principal amount 9 7/8% senior subordinated notes due 2017 provided an additional $15.0 million of commitments to the Revolver, and increased the available commitment from $60.0 million to $75.0 million. The Company paid $2.0 million to Vestar Capital Partners V, L.P. for additional transaction advisory services in respect to the incremental amendments to the existing senior secured credit facility, the additional $15.0 million of commitments to the revolver portion, and the complete refinancing of the senior subordinated notes.

        On May 3, 2010, the Company further amended the senior secured credit facilities with respect to certain administrative matters, including permitting the Company to provide to the lenders thereunder, on a prospective basis, the consolidated financial statements of the parent company, Radiation Therapy Services Holdings, Inc., in lieu of those of the borrower, our wholly-owned subsidiary, Radiation Therapy Services, Inc. ("RTS").

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(9) Long-Term Debt (Continued)

        In January 2011, the Company received a commitment letter (the "Commitment Letter") from DDJ Capital Management, LLC to purchase an aggregate principal amount of $50 million of 9 7/8% Senior Subordinated Notes due 2017 ("New Notes") to be issued by RTS. On March 1, 2011, the Company issued $50 million of the New Notes. The proceeds of $48.5 million were used (i) to fund the Company's acquisition of all of the outstanding membership units of MDLLC and substantially all of the interests of MDLLC's affiliated companies (the "MDLLC Acquisition"), not currently controlled by the Company and (ii) to fund transaction costs associated with the MDLLC Acquisition.

        The Company's senior secured credit facilities:

  •
  is secured by a pledge of substantially all of the Company's tangible and intangible assets, including accounts receivable, inventory and capital stock of its existing and future subsidiaries, and requires that borrowings and other amounts due under it will be guaranteed by its existing and future subsidiaries;

  •
  requires the Company to make mandatory prepayments of outstanding borrowings, with a corresponding reduction in the maximum amount of borrowings available under the senior secured credit facility, with net proceeds from insurance recoveries and asset sales, and with the net proceeds from the issuance of equity or debt securities, subject to specified exceptions;

  •
  includes a number of restrictive covenants including, among other things, limitations on leverage, capital and acquisitions expenditures, and requirements that the Company maintain minimum ratios of cash flow to interest;

  •
  limits the Company's ability to pay dividends on its capital stock; and

  •
  contains customary events of default, including an event of default upon a change in control.

        On September 29, 2011, the Company amended its senior secured credit facility. Under the terms of the amendment, the definition of Applicable Margin was modified to increase the rate on both the senior secured term loan and extended revolving loans under the revolving credit facility provided for under the senior secured credit facility by 50 basis points. Both the senior secured term loan and amounts borrowed under the revolving credit facility will now bear interest based (i) with respect to extended revolving loans and the senior secured term loans, on either (A) LIBOR plus a spread of 475 basis points, or (B) the ABR plus a spread of 375 basis points, and (ii) with respect to non-extended revolving loans, on either (A) LIBOR plus a spread of 425 basis points, or (B) the ABR plus a spread of 325 basis points, in each case depending on whether the Company elects Eurodollar loans or ABR loans, respectively. The amendment also extended the revolving credit facility maturity by one year solely for the extended revolving loans, such that they will mature on February 21, 2014, whereas the non-extended revolving loans will continue to mature on February 21, 2013.

        The amendment modified the financial covenant levels, including to modify (x) the total leverage ratio to 6.00 to 1.00 for the Company's fiscal quarters ending September 30, 2011 and December 31, 2011, decreasing thereafter as specified therein, and (y) the consolidated interest coverage ratio to 2.00 to 1.00 for the Company's fiscal quarters ending March 31, 2011 through June 30, 2012 and increasing thereafter as specified therein.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(9) Long-Term Debt (Continued)

        The senior secured credit facility requires that the Company comply with certain financial covenants, including:

	Requirement	Level at December 31, 2011
Maximum permitted consolidated leverage ratio	<6.00 to 1.00	5.27 to 1.00
Minimum permitted consolidated interest coverage ratio	>2.00 to 1.00	2.29 to 1.00

        The maximum permitted consolidated leverage ratio required is <6.00 to 1.00 from July 1, 2011 through December 31, 2011, <5.75 to 1.00 from January 1, 2012 to June 30, 2012, <5.50 to 1.00 from July 1, 2012 to June 30, 2013 and <5.25 to 1.00 thereafter.

        The minimum permitted consolidated interest coverage ratio required is >2.00 to 1.00 through June 30, 2012, >2.05 to 1.00 from July 1, 2012 through December 31, 2012, >2.10 to 1.00 from January 1, 2013 to June 30, 2013 and >2.20 to 1.00 thereafter.

        The amendment also made several modifications to the permitted investments baskets, the permitted indebtedness baskets and several definitions in the senior secured credit facility.

        On September 30, 2011, the Company entered into an incremental amendment (the "Incremental Amendment") with Wells Fargo Bank, National Association, in its capacity as administrative agent for the lenders and SunTrust Bank, as incremental lender. The Incremental Amendment amends the senior secured credit facility. Under the terms of the Incremental Amendment, SunTrust Bank agreed to lend an aggregate amount up to $50 million to the Company, which will be used for general corporate purposes.

        The senior secured credit facility also requires that the Company comply with various other covenants, including, but not limited to, restrictions on new indebtedness, asset sales, capital expenditures, acquisitions and dividends, with which the Company was in compliance as of December 31, 2011.

        In August 2011, the Company entered into a lease line of credit with a financial institution for the purpose of obtaining financing for medical equipment purchases in the commitment amount of $12.5 million. The commitment, subject to various restrictions, is scheduled to be available through November 2011. As of December 31, 2011 the Company had utilized approximately $8.7 million under the lease line of credit.

        For the year ended December 31, 2011, the Company incurred deferred financing costs of approximately $4.8 million of which $1.6 million related to the issuance of the $50.0 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2017 in March 2011, $2.9 million related to the amendment to the Company's senior secured credit facility and the $50.0 million incremental amendment in September 2011, and $0.3 million related to the registration of the issuance of the $16.25 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2017 in March 2011 related to the MDLLC transaction. For the year ended December 31, 2010, the Company incurred deferred financing costs of approximately $11.9 million for the issuance of $310.0 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2017. The consolidated balance sheets as of December 31, 2011 and 2010, include $17.2 million and $17.0 million, respectively, in other

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(9) Long-Term Debt (Continued)

long-term assets related to unamortized deferred financing costs. The Company recorded approximately $4.5 million, $3.3 million, and $2.9 million, to interest expense for the years ended December 31, 2011, 2010 and 2009, respectively, related to the amortization of deferred financing costs.

(10) Real Estate Subject to Finance Obligation

        The Company leases certain of its treatment centers (facility) and other properties from partnerships which are majority-owned by related parties (related-party lessor). The related-party lessor constructs the facilities in accordance with the Company's plans and specifications and subsequently leases the facility to the Company. Due to the related-party relationship, the Company is considered the owner of the facility during the construction period pursuant to the provisions of ASC 840-40, Sale-Leaseback Transactions. In accordance with ASC 840-40, the Company records a construction-in-progress asset for the facility with a corresponding finance obligation during the construction period. Certain related parties guarantee the debt of the related-party lessor, which is considered to be continuing involvement pursuant to ASC 840-40. Accordingly, these leases do not qualify as a normal sale-leaseback at the time that construction is complete and the facility is leased to the Company. As a result, the costs to construct the facilities and the related finance obligation remain on the Company's consolidated balance sheets when construction is completed. The construction costs are included in real estate subject to finance obligation in the accompanying consolidated balance sheets. The finance obligation is amortized over the lease during the construction period term based on the payments designated in the lease agreements with a portion of the payment representing a free ground lease recorded in rent expense. The assets classified as real estate subject to finance obligation are amortized on a straight-line basis over their useful lives.

        In some cases, the related-party lessor will purchase a facility during the Company's acquisition of a business and lease the facility to the Company. These transactions also are within the scope of ASC 840-40. Certain related parties guarantee the debt of the related-party lessor, which is considered to be continuing involvement pursuant to ASC 840-40. Accordingly, these leases do not qualify as normal sale-leaseback. As a result, the cost of the facility, including land and the related finance obligation are recorded on the Company's consolidated balance sheets. The cost of the facility, including land, is included in real estate subject to finance obligation in the accompanying consolidated balance sheets. The finance obligation is amortized over the lease term based on the payments designated in the lease agreements and the Real Estate Subject to Finance Obligation are amortized on a straight-line basis over their useful lives.

        As of March 31, 2010, the related party lessors completed the refinancing of certain of their respective mortgages to remove the personal guarantees of the debt related thereto. As a result, of the refinancing of the landlords' mortgages on these respective properties the Company derecognized approximately $64.8 million in real estate subject to finance obligation, $67.7 million in finance obligation and recorded approximately $2.9 million of deferred gains that will be amortized as a reduction of rent expense over 15 years. In addition, the Company entered into a new master lease arrangement with the related party lessors on 28 properties. The initial term of the master lease is 15 years with four 5 year renewal options. Annual payments, including executory costs, total approximately $13.4 million pursuant to the master lease. The lease payments are scheduled to increase annually based on increases in the consumer price index. Subsequent to March 31, 2010 the related

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(10) Real Estate Subject to Finance Obligation (Continued)

party lessors removed the personal guarantees of the debt related to two additional properties. As a result, the Company in 2010 derecognized approximately $4.4 million in real estate subject to finance obligation, $4.5 million in finance obligation. During 2011 the related party lessors completed construction of 2 properties. Upon completion we entered into a new master lease arrangement with the related party lessors for these 2 properties as well as an existing property under lease. The initial term of the new master lease arrangement is 15 years with four 5 year renewal options. Annual payments, including executory costs, total approximately $0.7 million pursuant to the master lease. The lease payments are scheduled to increase annually based on increases in the consumer price index.

        The net book values of real estate subject to finance obligation are summarized as follows:

	December 31,
(in thousands):	2011	2010
Land	$337	$39
Leasehold Improvements	10,435	7,750
Construction-in-progress	3,825	945
Accumulated depreciation	(878)	(634)

	$13,719	$8,100

        Depreciation expense relating to real estate subject to finance obligation is classified in depreciation and amortization in the accompanying consolidated statements of comprehensive loss.

        Future payments of the finance obligation as of December 31, 2011, are as follows:

(in thousands):	Finance Obligation
2012	$1,264
2013	1,410
2014	1,427
2015	1,444
2016	1,444
Thereafter	11,064

$18,053
Less: amounts representing ground lease	(756)
Less: amounts representing interest	(12,505)
Finance obligation balance at end of lease term	9,474

Finance obligation	$14,266
Less: amount representing current portion	(161)

Finance obligation, less current portion	$14,105

        Interest expense relating to the finance obligation was approximately $0.8 million, $2.3 million, and $6.6 million for the years ended December 31, 2011, 2010 and 2009, respectively. Facility rent expense relating to real estate subject to finance obligation was approximately $1.0 million, $0.6 million, and $2.1 million for the years ended December 31, 2011, 2010 and 2009, respectively.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(11) Reconciliation of total equity

        The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Noncontrolling interests-nonredeemable principally represent minority shareholders' proportionate share of the equity of certain consolidated majority owned entities of the Company. The Company has certain arrangements whereby the noncontrolling interest may be redeemed upon the occurrence of certain events outside of the Company's control. These noncontrolling interests have been classified outside of permanent equity on the Company's consolidated balance sheets. The noncontrolling interests are not redeemable at December 31, 2011 and 2010, and the contingent events upon which the noncontrolling interest may be redeemed is not probable of occurrence at December 31, 2011. Accordingly, the noncontrolling interests are measured at their carrying value at December 31, 2011 and 2010.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(11) Reconciliation of total equity (Continued)

        The following table presents changes in total equity for the respective periods:

(in thousands):	Radiation Therapy Services Holdings, Inc. Shareholder's Equity	Noncontrolling interests— nonredeemable	Total Equity	Noncontrolling interests— redeemable
Balance, January 1, 2009	$616,964	$12,208	$629,172	$6,882

Net (loss) income	(9,550)	689	(8,861)	1,146
Other comprehensive income from unrealized gain on interest rate swap agreement	1,938	—	1,938	—
Other comprehensive income from share of equity investee	(137)	—	(137)	—
Stock-based compensation	962	—	962	—
Sale of interest in a subsidiary	96	154	250	—
Payment of note receivable from shareholder	25	—	25	—
Equity contribution in joint venture	—	800	800	—
Cash distributions	—	(2,142)	(2,142)	(734)

Balance, December 31, 2009	$610,298	$11,709	$622,007	$7,294

Net (loss) income	(115,488)	691	(114,797)	1,007
Other comprehensive income from unrealized gain on interest rate swap agreement	1,679	—	1,679	—
Other comprehensive income from share of equity investee	(201)	—	(201)	—
Issuance of limited liability company interests	156	—	156	—
Deconsolidation of noncontrolling interest	—	(78)	(78)	—
Purchase of noncontrolling interest in a joint venture	(475)	475	—	—
Stock-based compensation	1,030	—	1,030	—
Payment of note receivable from shareholder	50	—	50	—
Equity contribution in joint venture	—	608	608	—
Cash distributions	—	(2,246)	(2,246)	(930)

Balance, December 31, 2010	$497,049	$11,159	$508,208	$7,371

Net (loss) income	(353,441)	2,767	(350,674)	791
Other comprehensive income from unrealized gain on interest rate swap agreements	2,428	—	2,428	—
Other comprehensive income from foreign currency translation loss	(4,265)	(617)	(4,882)	(27)
Cash contribution of equity	3	—	3	—
Deconsolidation of noncontrolling interest	—	49	49	—
Equity issuance related to MDLLC acquisition	16,250	—	16,250	—
Fair value of noncontrolling interest acquired in connection with the acquisition of medical practices	—	—	—	1,364
Fair value of noncontrolling interest acquired in connection with MDLLC acquisition	—	7,750	7,750	—
Reversal of other comprehensive income of previously held equity investment	338	—	338	—
Stock-based compensation	1,461	—	1,461	—
Payment of note receivable from shareholder	50	—	50	—
Issuance of noncontrolling interest redeemable	—	—	—	71
Equity contribution in joint venture	—	—	—	4,120
Cash distributions	—	(3,687)	(3,687)	(962)

Balance, December 31, 2011	$159,873	$17,421	$177,294	$12,728

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(11) Reconciliation of total equity (Continued)

        Redeemable equity securities with redemption features that are not solely within the Company's control are classified outside of permanent equity. Those securities are initially recorded at their estimated fair value on the date of issuance. Securities that are currently redeemable or redeemable after the passage of time are adjusted to their redemption value as changes occur. In the event that a redeemable equity security will require redemption, then subsequent adjustments to the initially recorded amount will be recognized in the period that a redemption becomes probable.

(12) Fair Value of Financial Instruments

        ASC 820 requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1—	Quoted prices for identical assets and liabilities in active markets.
Level 2—	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3—	Unobservable inputs for the asset or liability.

        In accordance with ASC 820, the fair value of the 9 7/8% Senior Subordinated Notes due 2017 and Term Loan B portion of the senior secured credit facility ("Term Loan B") was based on prices quoted from third-party financial institutions. At December 31, 2011, the fair values are as follows (in thousands):

	Fair Value	Carrying Value
$347.0 million senior secured credit facility—(Term Loan B portion)	$261,048	$264,367
$360.0 million Senior Subordinated Notes due April 15, 2017	$273,600	$357,973
$16.25 million Senior Subordinated Notes due April 15, 2017	$12,350	$16,075

        At December 31, 2010, the fair values are as follows (in thousands):

	Fair Value	Carrying Value
$347.0 million senior secured credit facility—(Term Loan B portion)	$258,700	$263,910
$310.0 million Senior Subordinated Notes due April 15, 2017	$305,400	$308,235

        As of December 31, 2011 and 2010, we held certain items that are required to be measured at fair value on a recurring basis including interest rate swap agreements and foreign currency derivative

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(12) Fair Value of Financial Instruments (Continued)

contracts. Cash and cash equivalents are reflected in the financial statements at their carrying value, which approximate their fair value due to their short maturity. The carrying values of the Company's long-term debt other than Senior Subordinated Notes and Term Loan B approximates fair value due to the length of time to maturity and/or the existence of interest rates that approximate prevailing market rates.

        The following items are measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820, as of December 31, 2011 and 2010:

		Fair Value Measurements at Reporting Date Using
(in thousands):	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other long-term liabilities
Interest rate swaps	$(708)	$—	$(708)	$—

Other current assets
Foreign currency derivative contracts	$814	$—	$814	$—

		Fair Value Measurements at Reporting Date Using
(in thousands):	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other long-term liabilities
Interest rate swap	$(4,966)	$—	$(4,966)	$—

        The estimated fair value of the Company's interest rate swaps were determined using an approach that considers various inputs and assumptions, including LIBOR swap rates, cash flow activity, yield curves and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The fair value also incorporates valuation adjustments for credit risk.

        The estimated fair value of the Company's foreign currency derivative agreements considered various inputs and assumptions, including the applicable spot rate, forward rates, maturity, implied volatility and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The valuation technique used is an income approach with the best market estimate of what will be realized on a discounted cash flow basis.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(13) Equity Investments in Joint Ventures

        The Company currently maintains equity interests in seven unconsolidated joint ventures, a 45% interest in a joint venture with a radiosurgery facility, a 45% interest in a urology surgical facility, a 28.5% interest in the development and management of a proton beam therapy center to be constructed in Manhattan, a 50% interest in an international freestanding radiation center in Mohali, India, and two joint ventures in South America.

        In 2010, the Company maintained a 33% interest in Medical Developers, LLC, a joint venture which had a 57% interest in the underlying operating entities, and manages 26 radiation therapy treatment centers in South America, Central America and the Caribbean. The centers are located in Argentina, Mexico, Costa Rica, Dominican Republic, Guatemala, El Salvador and Bolivia. In March 2011, the Company purchased the remaining 67% interest in Medical Developers, LLC.

        At December 31, 2010 and 2009, the Company's investment in Medical Developers, LLC was approximately $14.7 million and $13.1 million, respectively. Total member's equity as reported by Medical Developers, LLC was $26.2 million and $19.0 million at December 31, 2010 and 2009, respectively. The Company's equity in the earnings of Medical Developers, LLC for the years ended December 31, 2010 and 2009 was approximately $2.0 million and $1.5 million, respectively, which is recorded in other revenue in the accompanying consolidated statements of comprehensive loss. The Company's equity in the earnings of a controlling interest in MDLLC for the two months ended February 28, 2011 was approximately $0.3 million. Effective March 1, 2011, the Company consolidated the operations of Medical Developers, LLC.

        The condensed results of operations of Medical Developers, LLC are as follows:

(in thousands):	Year Ended December 31, 2010
Total revenues	$53,152
Net income	10,940
Net income attributable to noncontrolling interests	(4,864)

Net income attributable to Medical Developers, LLC	$6,076

        The Company utilizes the equity method to account for its investments in the unconsolidated joint ventures. At December 31, 2011 and 2010, the Company's investments in the unconsolidated joint ventures were approximately $0.7 million and $20.1 million, respectively. The Company's equity in the earnings (losses) of the equity investments in joint ventures was approximately ($1.0 million), $1.0 million, and $0.9 million years ended December 31, 2011, 2010 and 2009, respectively, which is recorded in other revenue in the accompanying consolidated statements of comprehensive loss.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(13) Equity Investments in Joint Ventures (Continued)

        The condensed financial position and results of operations of the unconsolidated joint venture entities are as follows:

	December 31,
(in thousands):	2011	2010
Total assets	$10,807	$56,497

Liabilities	$1,153	$15,458
Shareholders' equity	9,654	41,039

Total liabilities and shareholders' equity	$10,807	$56,497

	Year Ended December 31,
(in thousands):	2011	2010	2009
Revenues	$3,152	$57,925	$43,202
Expenses	7,186	53,876	39,811

Net income (loss)	$(4,034)	$4,049	$3,391

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(13) Equity Investments in Joint Ventures (Continued)

        A summary of the changes in the equity investment in the unconsolidated joint ventures is as follows:

(in thousands):
Balance at January 1, 2009	$2,428
Capital contributions in joint venture	15,793
Distributions	(301)
Share of other comprehensive loss	(137)
Equity interest in net income of joint ventures	880

Balance at December 31, 2009	18,663

Capital contributions in joint venture	2,339
Distributions	(1,007)
Share of other comprehensive loss	(201)
Impairment	(659)
Equity interest in net income of joint ventures	1,001

Balance at December 31, 2010	20,136

Capital contributions in joint venture	799
Distributions	(634)
Foreign currency transaction loss	(2)
Impairment	(2,635)
Sale of investment	(312)
Consolidation of investment	(15,674)
Purchase of investment	50
Equity interest in net income of joint ventures	(1,036)

Balance at December 31, 2011	$692

(14) Commitments and Contingencies

Letters of Credit

        The Company issued to the lessor of one of its treatment centers an unconditional and irrevocable letter of credit in the amount of $0.3 million to serve as security for the performance of the assignees' obligations under the lease. In addition, the Company issued an irrevocable letter of credit in the amount of $0.6 million relating to the Company's workers' compensation insurance program. In November 2011, the Company issued an irrevocable letter of credit in the amount of $2.0 million to a financial institution to provide to an uncommitted line of credit to three operating entities of Medical Developers LLC.

Lease Commitments

        The Company is obligated under various operating leases for office space, medical equipment, and an aircraft lease. Total lease expense incurred under these leases was approximately $38.8 million, $33.1 million, and $25.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(14) Commitments and Contingencies (Continued)

        Future fixed minimum annual lease commitments are as follows at December 31, 2011:

(in thousands):	Commitments	Less Sublease Rentals	Net Rental Commitments
2012	$34,778	$386	$34,392
2013	32,267	386	31,881
2014	31,463	290	31,173
2015	29,199	—	29,199
2016	28,311	—	28,311
Thereafter	226,974	—	226,974

	$382,992	$1,062	$381,930

        The Company leases land and space at its treatment centers under operating lease arrangements expiring in various years through 2044. The majority of the Company's leases provide for fixed rent escalation clauses, ranging from 2.0% to 5.0%, or escalation clauses tied to the Consumer Price Index. The rent expense for leases containing fixed rent escalation clauses or rent holidays is recognized by the Company on a straight-line basis over the lease term. Leasehold improvements made by a lessee are recorded as leasehold improvements. Leasehold improvements are amortized over the shorter of their estimated useful lives (generally 39 years or less) or the related lease term plus anticipated renewals when there is an economic penalty associated with nonrenewal. An economic penalty is deemed to occur when the Company forgoes an economic benefit, or suffers an economic detriment by not renewing the lease. Penalties include, but are not limited to, impairment of existing leasehold improvements, profitability, location, uniqueness of the property within its particular market, relocation costs, and risks associated with potential competitors utilizing the vacated location. Lease incentives received are recorded as accrued rent and amortized as reductions to lease expense over the lease term.

Concentrations of Credit Risk

        Financial instruments, which subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company maintains its cash in bank accounts with highly rated financial institutions. These accounts may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company grants credit, without collateral, to its patients, most of whom are local residents. Concentrations of credit risk with respect to accounts receivable relate principally to third- party payers, including managed care contracts, whose ability to pay for services rendered is dependent on their financial condition. For the year ended December 31, 2011, a government payor in Argentina represented approximately 30% of the total revenues earned in Argentina.

Legal Proceedings

        The Company is involved in certain legal actions and claims arising in the ordinary course of its business. It is the opinion of management, based on advice of legal counsel, that such litigation and

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(14) Commitments and Contingencies (Continued)

claims will be resolved without material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

        On September 16, 2010, the Company was served with a civil complaint that was filed against the Company in the United States District Court for the Southern District of New York by TPTCC NY, Inc., The Proton Institute of NY, LLC and NY Medscan LLC. The complaint alleges, among other things, that in connection with a failed business venture between plaintiffs and the Company to provide proton beam therapy (PBT) services in New York City, the Company, certain of its subsidiaries and Norton Travis, the Company's general counsel, misappropriated confidential information and trade secrets of the plaintiffs and conspired in restraint of trade, engaged in unfair competition, and conspired to fix prices in seeking to establish a PBT services business in New York City. The plaintiffs seek to recover at least $350 million in damages, plus punitive damages of up to three times the amount of damages awarded. The Company intends to vigorously defend this suit. In the opinion of the Company's management, the case is without merit. By Order dated February 24, 2011, Judge Jed S. Rakoff granted the Company's motion to dismiss in its entirety dismissing all claims against all defendants including the Company and Mr. Travis.

Acquisitions

        The Company has acquired and plans to continue acquiring businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company institutes policies designed to conform practices to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. Although the Company generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

Employment Agreements

        The Company is party to employment agreements with several of its employees that provide for annual base salaries, targeted bonus levels, severance pay under certain conditions, and certain other benefits.

(15) Retirement Plan

        The Company has a defined contribution retirement plan under Section 401(a) of the Internal Revenue Code (the Retirement Plan). The Retirement Plan allows all full-time employees after one year of service to defer a portion of their compensation on a pretax basis through contributions to the Retirement Plan. The Company provides for a discretionary match based on a percentage of the employee's annual contribution. No Company match was provided for in 2011. At December 31, 2010 and 2009, the Company accrued approximately $0.6 million and $1.5 million, respectively related to the Company's approved discretionary match.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(16) Stock Option Plan and Restricted Stock Grants

        Radiation Therapy Investments, LLC ("RT Investments") adopted an equity- based incentive plan in February 2008, and authorized for issuance under the plan approximately 1,494,111 units of limited liability company interests consisting of 526,262 Class B Units and 967,849 Class C Units. The units are limited liability company interests and are available for issuance to the Company's employees. As of December 31, 2011, there were 13,815 Class B Units and 51,040 Class C Units available for future issuance under the plan.

        The Class B Units vest over approximately 48 months. Assuming continued employment of the employee with the Company, 25% vest on the first anniversary of the grant date, and the remaining 75% vest in three equal installments on the second, third, and fourth anniversaries from the grant date. The Class C Units vest annually for 34 months based on certain performance conditions and/or market conditions being met or achieved and, in all cases, assuming continued employment. For the Class C Units, the investment return conditions relate to Vestar Capital Partners V, L.P., majority owner of RT Investments ("Vestar") receiving a specified multiple on their investment upon a liquidity event. The performance condition relates to the Company achieving certain operating targets, and the market condition relates to holders of Preferred Units and Class A Units receiving a specified multiple on their investment upon a liquidation event. If an employee holder's employment is terminated, RT Investments may repurchase the holder's vested Class B Units and Class C Units. If the termination occurs within 12 months after the relevant measurement date, all of the Class B and Class C Units will be repurchased at the initial purchase price, or cost. If the termination occurs during the following three-year period, the Class B and Class C units may be purchased at fair market value depending on the circumstances of the holder's departure and the date of termination.

        For purposes of determining the compensation expense associated with these grants, management valued the business enterprise using a variety of widely accepted valuation techniques, which considered a number of factors such as the financial performance of the Company, the values of comparable companies and the lack of marketability of the Company's equity. The Company then used the option pricing method to determine the fair value of these units at the time of grant using the following assumptions: a term of five years, which is based on the expected term in which the units will be realized; a risk-free interest rate of 1.96% and 0.53% for grants issued in 2010 and 2011, respectively, which is the five-year U.S. federal treasury bond rate consistent with the term assumption; and expected volatility of 50% and 55% for grants issued in 2010 and 2011, respectively, which is based on the historical data of equity instruments of comparable companies.

        The estimated fair value of the units, less an assumed forfeiture rate of 2.7%, is recognized in expense in the Company's consolidated financial statements on a straight-line basis over the requisite service periods of the awards for Class B Units. For Class B Units, the requisite service period is approximately 48 months, and for Class C Units, the requisite service period is 34 months only if probable of being met. The assumed forfeiture rate is based on an average historical forfeiture rate.

        The Company recorded $1.5 million, $1.0 million, and $1.0 million of stock-based compensation expense for the years ended December 31, 2011, 2010 and 2009, respectively, which is included in

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(16) Stock Option Plan and Restricted Stock Grants (Continued)

salaries and benefits in the consolidated statements of operations. The summary of activity under the plan is presented below:

	Class B Units Outstanding	Weighted- Average Grant Date Fair Value	Class C Units Outstanding	Weighted- Average Grant Date Fair Value
Nonvested balance at end of period January 1, 2009	509,422	$8.14	822,806	$7.06
Units forfeited	(9,473)	8.14	(29,035)	7.06
Vested	(127,356)	8.14	—	—

Nonvested balance at end of period December 31, 2009	372,593	$8.14	793,771	$7.06

Units granted	16,665	10.08	43,099	8.75
Vested	(124,198)	8.14	—	—

Nonvested balance at end of period December 31, 2010	265,060	$8.26	836,870	$7.15

Units granted	41,662	5.49	107,748	4.88
Units forfeited	(20,831)	9.30	(119,720)	7.67
Vested	(136,697)	8.04	—	—

Nonvested balance at end of period December 31, 2011	149,194	$7.55	824,898	$6.78

        As of December 31, 2011 there were 363,254 B units and 91,911 C units vested and outstanding.

        As of December 31, 2011, there was approximately $0.3 million and $5.2 million of total unrecognized compensation expense related to the Class B Units and Class C Units, respectively. These costs are expected to be recognized over a weighted-average period of 0.8 years for Class B Units. The Class C units will be recognized if Vestar receives a specific return on their investment in the Company upon a liquidation event during the contractual life of the Class C Units.

(17) Related-Party Transactions

        The Company leases certain of its treatment centers and other properties from partnerships, which are majority owned by related parties. The leases are classified in the accompanying financial statements as either operating leases or as finance obligations pursuant to ASC 840, Leases. These related- party leases have expiration dates through December 31, 2026, and they provide for annual payments and executory costs, ranging from approximately $58,000 to $1.7 million. The aggregate payments the Company made to the entities owned by these related parties were approximately $15.8 million, $14.5 million, and $10.2 million, for the years ended December 31, 2011, 2010 and 2009, respectively.

        In October 1999, the Company entered into a sublease arrangement with a partnership, which is owned by a related parties to lease space to the partnership for an MRI center in Mount Kisco, New

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(17) Related-Party Transactions (Continued)

York. Sublease rentals paid by the partnership to the landlord were approximately $733,000, $673,000, and $761,000, for the years ended December 31, 2011, 2010 and 2009, respectively.

        The Company provides billing and collection services to an MRI entity, which is owned by a related party. In addition, the Company charges the MRI entity for certain allocated cost of certain staff that perform services on behalf of the MRI entity. The fees received by the Company for the billing and collection services and for reimbursement of certain allocated costs were approximately $0, $0, and $2,000, for the years ended December 31, 2011, 2010 and 2009, respectively. No balance was due from the MRI entity at December 31, 2011 and 2010.

        The Company is a participating provider in an oncology network, which is partially owned by a related party. The Company provides oncology services to members of the network. Annual payments received by the Company for the services were $884,000, $867,000, and $813,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

        The Company has a wholly owned subsidiary construction company that provides remodeling and real property improvements at certain of its facilities. In addition, the construction company is frequently engaged to build and construct facilities for lease that are owned by related parties. Payments received by the Company for building and construction fees were approximately $1.4 million, $0.5 million, and $0.5 million, for the years ended December 31, 2011, 2010 and 2009, respectively. Amounts due to the Company for the construction services were approximately $49,000 and $223,000 at December 31, 2011 and 2010, respectively.

        The Company purchases medical malpractice insurance from an insurance company owned by a related party. The period of coverage runs from October to September. The premium payments made by the Company were approximately $5.7 million, $5.4 million, and $6.9 million, for the years ended December 31, 2011, 2010 and 2009, respectively.

        In California, Delaware, Maryland, Massachusetts, Michigan, Nevada, New York, and North Carolina, the Company maintains administrative services agreements with professional corporations owned by related parties, who are licensed to practice medicine in such states. The Company entered into these administrative services agreements in order to comply with the laws of such states, which prohibit the Company from employing physicians. The administrative services agreements generally obligate the Company to provide treatment center facilities, staff, equipment, accounting services, billing and collection services, management and administrative personnel, assistance in managed care contracting, and assistance in marketing services. Fees paid to the Company by such professional corporations under the administrative services agreements were approximately $79.7 million, $83.5 million, and $87.2 million, for the years ended December 31, 2011, 2010 and 2009, respectively. These amounts have been eliminated in consolidation.

        On February 22, 2008, the Company entered into a management agreement with Vestar Capital Partners V, L.P. (Vestar) relating to certain advisory and consulting services for an annual fee equal to the greater of (i) $850,000 or (ii) an amount equal to 1.0% of the Company's consolidated earnings before interest, taxes, depreciation, and amortization for each fiscal year determined as set forth in the Senior Credit Facility. As part of the management agreement, the Company also paid Vestar a management fee of approximately $10.0 million for services rendered in connection with the consummation of the Merger. This management fee was allocated between goodwill, deferred financing

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(17) Related-Party Transactions (Continued)

costs, and consulting fees. As part of the management agreement, the Company agreed to indemnify Vestar and its affiliates from and against all losses, claims, damages, and liabilities arising out of the performance by Vestar of its services pursuant to the management agreement. The management agreement will terminate upon such time that Vestar and its partners and their respective affiliates hold, directly, or indirectly in the aggregate, less than 20% of the voting power of the outstanding voting stock of the Company. During the years ended December 31, 2011, 2010 and 2009, the Company incurred approximately $1.6 million, $1.3 million, and $1.2 million, respectively, of management fees and expenses under such agreement.

        On April 22, 2010, affiliates of certain initial purchasers of the $310.0 million in aggregate principal amount 9 7/8% senior subordinated notes due 2017 provided an additional $15.0 million of commitments to the Revolver, and increased the available commitment from $60.0 million to $75.0 million. The Company paid $2.0 million to Vestar Capital Partners V, L.P. for additional transaction advisory services in respect to the incremental amendments to the existing Senior Credit Facility, the additional $15.0 million of commitments to the revolver portion, and the complete refinancing of the senior subordinated notes.

        In January 2009, the Company purchased from family members of a related party (i) a 33% interest in MDLLC, a joint venture which has a 57% interest in the underlying operating entities, and manages 26 radiation therapy treatment centers in South America, Central America and the Caribbean and (ii) a 19% interest in a joint venture, which operates a treatment center in Guatemala for approximately $10.4 million, subject to final determination of the purchase price based on a multiple of historical earnings before interest, taxes, and depreciation and amortization. In January 2010, the Company finalized the amount due for its 33% interest in the joint venture and paid an additional $1.9 million. On March 1, 2011, the Company purchased the remaining 67% interest in MDLLC. The Company also purchased an additional 61% interest in Clinica de Radioterapia La Asuncion S.A., resulting in an ownership interest of 80%. The Company consummated these acquisitions for a combined purchase price of approximately $82.7 million.

        In 2010, the Company provided medical equipment and parts inventory to Medical Developers, LLC in the amount of approximately $769,000. As of December 31, 2010, amounts due from the sale of the equipment, including accrued interest were approximately $781,000. In connection with the proposed acquisition of Medical Developers, LLC, the Company advanced $500,000 for the purchase and implementation of a new accounting software system.

(18) Segment and geographic information

        The Company operates in one line of business, which is operating physician group practices. As of March 1, 2011, due to the acquisition of MDLLC and Clinica de Radioterapia La Asuncion S.A., the Company's operations were restructured into two geographically organized groups: the Domestic U.S. includes eight operating segments and International is an operating segment which are aggregated into one U.S. Domestic and one International reporting segment. Prior period information is not shown as a result of the current year acquisition and since the Company previously had one reporting segment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Transactions between reporting segments are properly eliminated. The Company

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(18) Segment and geographic information (Continued)

assesses performance of and makes decisions on how to allocate resources to its operating segments based on multiple factors including current and projected facility gross profit and market opportunities.

        Financial information by geographic segment is as follows (in thousands):

Year ended December 31, 2011
Total revenues:
U.S Domestic	$584,262
International	60,455

Total	$644,717

Facility gross profit:
U.S. Domestic	$191,211
International	33,660

Total	$224,871

Depreciation and amortization:
U.S. Domestic	$51,507
International	2,577

Total	$54,084

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(18) Segment and geographic information (Continued)

December 31, 2011
Total assets:
U.S. Domestic	$867,448
International	131,144

Total	$998,592

Long-lived assets:
U.S. Domestic	$223,511
International	12,900

Total	$236,411

Capital expenditures:*
U.S. Domestic	$38,897
International	2,416

Total	$41,313

*
includes capital lease obligations related to capital expenditures

Acquisition-related goodwill and intangible assets:
U.S. Domestic	$505,008
International	93,932

Total	$598,940

        Total revenues attributable to the Company's operations in Argentina were $43.5 million for the year ended December 31, 2011.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(18) Segment and geographic information (Continued)

        The reconciliation of the Company's reportable segment profit and loss is as follows (in thousands):

Year ended December 31, 2011
Facility gross profit	$224,871
Less:
General and administrative expenses	81,688
General and administrative salaries	68,523
General and administrative depreciation and amortization	11,702
Provision for doubtful accounts	16,117
Interest expense, net	60,656
Loss on investments	250
Impairment loss	360,639
Gain on fair value adjustment of previously held equity investment	(234)
Foreign currency transaction loss	106
Loss on forward currency derivative contracts	672

Loss before income taxes	$(375,248)

(19) Unaudited Quarterly Financial Information

        The quarterly interim financial information shown below has been prepared by the Company's management and is unaudited. It should be read in conjunction with the audited consolidated financial statements appearing herein.

	2011
(in thousands):	December 31,	September 30,	June 30,	March 31,
Total revenues	$169,658	$156,266	$162,256	$156,537
Net loss	(111,697)	(230,327)	(4,782)	(3,077)
Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(112,046)	(231,029)	(5,850)	(4,516)

	2010
(in thousands):	December 31,	September 30,	June 30,	March 31,
Total revenues	$137,523	$137,001	$134,906	$134,533
Net loss	(102,292)	(2,416)	(8,083)	(999)
Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(102,333)	(2,332)	(9,017)	(1,806)

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(20) Supplemental Consolidating Financial Information

        Radiation Therapy Services, Inc. (RTS) payment obligations under the senior secured credit facility and senior subordinated notes are guaranteed by Parent and certain domestic subsidiaries of RTS (Subsidiary Guarantors and, collectively with Parent, the "Guarantors"). The consolidated joint ventures and professional corporations of the Company are non-guarantors. Such guarantees are full, unconditional and joint and several. The following supplemental financial information sets forth, on an unconsolidated basis, balance sheets, statements of operations, and statements of cash flows information for Parent, the Subsidiary Guarantors and the non-guarantor subsidiaries. The supplemental financial information reflects the investment of Parent and RTS and subsidiary guarantors using the equity method of accounting.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(20) Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2011
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$184	$39	$733	$9,221	$—	$10,177
Accounts receivable, net	—	—	44,135	42,959	—	87,094
Intercompany receivables	6,335	—	91,477	—	(97,812)	—
Prepaid expenses	—	52	4,968	711	—	5,731
Inventories	—	—	4,140	168	—	4,308
Deferred income taxes	(35)	(1,924)	4,925	3	—	2,969
Other	4	814	4,397	810	—	6,025

Total current assets	6,488	(1,019)	154,775	53,872	(97,812)	116,304
Equity investments in joint ventures	149,377	778,355	123,310	42	(1,050,392)	692
Property and equipment, net	—	—	201,806	34,605	—	236,411
Real estate subject to finance obligation	—	—	13,719	—	—	13,719
Goodwill	—	82,491	384,001	90,055	—	556,547
Intangible assets, net	—	3,710	15,936	22,747	—	42,393
Other assets	—	17,248	7,089	8,189	—	32,526
Intercompany note receivable	—	—	—	—	—	—

Total assets	$155,865	$880,785	$900,636	$209,510	$(1,148,204)	$998,592

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$609	$21,838	$5,301	$—	$27,748
Intercompany payables	—	84,272	—	13,473	(97,745)	—
Accrued expenses	—	7,802	28,337	6,457	—	42,596
Income taxes payable	(126)	1,553	2,329	1,554	—	5,310
Current portion of long-term debt	—	—	9,923	4,022	—	13,945
Current portion of finance obligation	—	—	161	—	—	161
Other current liabilities	—	—	3,886	2,729	—	6,615

Total current liabilities	(126)	94,236	66,474	33,536	(97,745)	96,375
Long-term debt, less current portion	—	648,415	13,757	2,916	—	665,088
Finance obligation, less current portion	—	—	14,105	—	—	14,105
Other long-term liabilities	—	708	15,460	6,491	—	22,659
Deferred income taxes	(3,882)	(11,951)	21,553	4,623	—	10,343
Intercompany note payable	—	—	—	—	—	—

Total liabilities	(4,008)	731,408	131,349	47,566	(97,745)	808,570
Noncontrolling interests—redeemable	—	—	—	—	12,728	12,728
Total Radiation Therapy Services Holdings, Inc. shareholder's equity	159,873	149,377	769,287	161,944	(1,080,608)	159,873
Noncontrolling interests—nonredeemable	—	—	—	—	17,421	17,421

Total equity	159,873	149,377	769,287	161,944	(1,063,187)	177,294

Total liabilities and equity	$155,865	$880,785	$900,636	$209,510	$(1,148,204)	$998,592

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(20) Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEAR ENDED DECEMBER 31, 2011
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Net patient service revenue	$—	$—	$435,258	$203,432	$—	$638,690
Other revenue	—	1	6,574	488	—	7,063
(Loss) income from equity investment	(363,552)	(342,738)	2,633	(6)	702,627	(1,036)
Intercompany revenue	—	742	80,897	2	(81,641)	—

Total revenues	(363,552)	(341,995)	525,362	203,916	620,986	644,717
Expenses:
Salaries and benefits	1,461	—	263,483	61,838	—	326,782
Medical supplies	—	—	46,590	5,248	—	51,838
Facility rent expenses	—	—	28,902	4,473	—	33,375
Other operating expenses	—	—	23,768	10,224	—	33,992
General and administrative expenses	6	1,929	68,500	11,253	—	81,688
Depreciation and amortization	—	928	46,764	6,392	—	54,084
Provision for doubtful accounts	—	—	11,276	4,841	—	16,117
Interest expense, net	(6)	58,433	2,482	(253)	—	60,656
Impairment loss	—	—	359,857	782	—	360,639
Loss (gain) on investments	—	—	251	(1)	—	250
Gain on fair value adjustment of previously held equity investment	—	—	(234)	—	—	(234)
Foreign currency transaction loss	—	—	—	106	—	106
Loss on forward currency derivative contracts	—	672	—	—	—	672
Intercompany expenses	—	—	2	81,639	(81,641)	—

Total expenses	1,461	61,962	851,641	186,542	(81,641)	1,019,965

(Loss) income before income taxes	(365,013)	(403,957)	(326,279)	17,374	702,627	(375,248)
Income tax expense	(9,735)	(37,977)	16,547	5,800	—	(25,365)

Net (loss) income	(355,278)	(365,980)	(342,826)	11,574	702,627	(349,883)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	—	—	—	—	(3,558)	(3,558)

Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	(355,278)	(365,980)	(342,826)	11,574	699,069	(353,441)
Unrealized comprehensive income (loss):	—	2,428	—	(4,909)	—	(2,481)

Comprehensive (loss) income	(355,278)	(363,552)	(342,826)	6,665	702,627	(352,364)

Comprehensive income attributable to noncontrolling interests—redeemable and non-redeemable:	—	—	—	—	(2,914)	(2,914)

Comprehensive (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(355,278)	$(363,552)	$(342,826)	$6,665	$699,713	$(355,278)

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(20) Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2011
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(355,278)	$(365,980)	$(342,826)	$11,574	$702,627	$(349,883)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	—	—	40,822	5,150	—	45,972
Amortization	—	928	5,942	1,242	—	8,112
Deferred rent expense	—	—	1,069	202	—	1,271
Deferred income taxes	(2,141)	(38,285)	11,220	403	425	(28,378)
Stock-based compensation	1,461	—	—	—	—	1,461
Provision for doubtful accounts	—	—	11,276	4,841	—	16,117
Loss on the sale of property and equipment	—	—	235	—	—	235
Termination of a derivative interest rate swap agreement	—	(1,880)	—	—	—	(1,880)
Impairment loss	—	—	359,857	782	—	360,639
Loss on investments	—	—	251	(1)	—	250
Gain on fair value adjustment of previously held equity investment	—	—	(234)	—	—	(234)
Loss on foreign currency transactions	—	—	—	98	—	98
Loss on forward currency derivative contracts	—	672	—	—	—	672
Amortization of debt discount	—	847	—	—	—	847
Amortization of loan costs	—	4,524	—	—	—	4,524
Equity interest in net loss (earnings) of joint ventures	363,552	342,738	(2,633)	6	(702,627)	1,036
Distribution received from unconsolidated joint ventures	—	—	52	—	—	52
Changes in operating assets and liabilities:
Accounts receivable and other receivables	—	—	(11,807)	(8,973)	—	(20,780)
Income taxes payable	(568)	5,533	(7,076)	(1,684)	(598)	(4,393)
Inventories and other current assets	—	—	(1,552)	(100)	—	(1,622)
Prepaid expenses	—	(7)	2,536	310	—	2,839
Intercompany payable / receivable	(7,177)	61,149	(56,738)	2,593	173	—
Accounts payable	—	(15)	4,338	(1,515)	—	2,808
Accrued expenses	—	1,424	2,432	1,145	—	5,001

Net cash (used in) provided by operating activities	(151)	11,648	17,194	16,073	—	44,764

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(20) Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS (Continued)
YEAR ENDED DECEMBER 31, 2011
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from investing activities
Purchases of property and equipment	—	—	(30,733)	(5,879)	—	(36,612)
Acquisition of medical practices	—	—	(63,843)	3,957	—	(59,886)
Proceeds from the sale of property and equipment	—	—	6	—	—	6
Repayments from (loans to) employees	—	—	346	(8)	—	338
Intercompany notes to / from affiliates	—	—	—	—	—	—
Contribution of capital to joint venture entities	—	(57,647)	(299)	—	57,147	(799)
Distributions received from joint venture entities	—	1,379	6,442	—	(7,240)	581
Proceeds from sale of equity interest in a joint venture	—	—	4,432	—	(4,120)	312
Proceeds from sale of investments	—	—	1,035	—	—	1,035
Purchase of investments	—	—	—	(79)	—	(79)
Payment of foreign currency derivative contracts	—	(1,486)	—	—	—	(1,486)
Change in other assets and other liabilities	3	(1)	(233)	39	—	(192)

Net cash provided by (used in) investing activities	3	(57,755)	(82,847)	(1,970)	45,787	(96,782)
Cash flows from financing activities
Proceeds from issuance of debt	—	97,375	11,408	2,422	—	111,205
Principal repayments of debt	—	(46,500)	(10,711)	(566)	—	(57,777)
Repayments of finance obligation	—	—	(95)	—	—	(95)
Proceeds from equity contribution	3	—	57,147	—	(57,147)	3
Payments of notes receivable from shareholder	50	—	—	—	—	50
Proceeds from issuance of noncontrolling interest	—	—	—	—	4,120	4,120
Cash distributions to noncontrolling interest holders—redeemable and non-redeemable	—	—	—	—	(4,428)	(4,428)
Consolidation of noncontrolling interest	—	—	—	(33)	—	(33)
Payments of loan costs	—	(4,809)	—	—	—	(4,809)
Cash distributions to shareholders	—	—	—	(11,668)	11,668	—

Net cash provided by (used in) financing activities	53	46,066	57,749	(9,845)	(45,787)	48,236

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(18)	—	(18)
Net (decrease) increase in cash and cash equivalents	(95)	(41)	(7,904)	4,240	—	(3,800)
Cash and cash equivalents, beginning of period	279	80	8,637	4,981	—	13,977

Cash and cash equivalents, end of period	$184	$39	$733	$9,221	$—	$10,177

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(20) Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2010
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$279	$80	$8,637	$4,981	$—	$13,977
Accounts receivable, net	—	—	43,901	19,670	—	63,571
Intercompany receivables	—	—	71,519	—	(71,519)	—
Income taxes receivable	—	—	—	—	—	—
Prepaid expenses	—	45	6,549	375	—	6,969
Inventories	—	—	2,579	68	—	2,647
Deferred income taxes	(517)	1,553	1,240	—	—	2,276
Other	7	—	1,507	799	—	2,313

Total current assets	(231)	1,678	135,932	25,893	(71,519)	91,753
Equity investments in joint ventures	496,340	1,028,910	44,011	—	(1,549,125)	20,136
Property and equipment, net	—	—	207,250	22,415	—	229,665
Real estate subject to finance obligation	—	—	8,100	—	—	8,100
Goodwill	—	114,064	644,699	12,135	—	770,898
Intangible assets, net	—	12,978	71,783	475	—	85,236
Other assets	—	16,963	4,420	9,159	—	30,542
Intercompany note receivable	—	—	—	—	—	—

Total assets	$496,109	$1,174,593	$1,116,195	$70,077	$(1,620,644)	$1,236,330

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$624	$17,880	$3,384	$—	$21,888
Intercompany payables	841	59,758	—	11,037	(71,636)	—
Accrued expenses	—	6,378	26,260	3,127	—	35,765
Income taxes payable	442	(3,980)	9,405	(471)	598	5,994
Current portion of long-term debt	—	—	8,780	—	—	8,780
Current portion of finance obligation	—	—	53	—	—	53
Other current liabilities	—	—	197	—	—	197

Total current liabilities	1,283	62,780	62,575	17,077	(71,038)	72,677
Long-term debt, less current portion	—	580,645	9,406	—	—	590,051
Finance obligation, less current portion	—	—	8,515	—	—	8,515
Other long-term liabilities	—	4,966	10,002	1,013	—	15,981
Deferred income taxes	(2,223)	29,862	6,648	(335)	(425)	33,527
Intercompany note payable	—	—	—	—	—	—

Total liabilities	(940)	678,253	97,146	17,755	(71,463)	720,751
Noncontrolling interests—redeemable	—	—	—	—	7,371	7,371
Total Radiation Therapy Services Holdings, Inc. shareholder's equity	497,049	496,340	1,019,049	52,322	(1,567,711)	497,049
Noncontrolling interests—nonredeemable	—	—	—	—	11,159	11,159

Total equity	497,049	496,340	1,019,049	52,322	(1,556,552)	508,208

Total liabilities and equity	$496,109	$1,174,593	$1,116,195	$70,077	$(1,620,644)	$1,236,330

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(20) Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEAR ENDED DECEMBER 31, 2010
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Net patient service revenue	$—	$—	$391,643	$144,270	$—	$535,913
Other revenue	—	—	6,377	672	—	7,049
(Loss) income from equity investment	(113,441)	(48,528)	4,354	—	158,616	1,001
Intercompany revenue	—	569	81,966	—	(82,535)	—

Total revenues	(113,441)	(47,959)	484,340	144,942	76,081	543,963
Expenses:
Salaries and benefits	1,030	—	244,692	36,580	—	282,302
Medical supplies	—	—	40,779	2,248	—	43,027
Facility rent expenses	—	—	25,166	2,719	—	27,885
Other operating expenses	—	—	23,965	3,138	—	27,103
General and administrative expenses	2	2,669	59,567	3,560	—	65,798
Depreciation and amortization	—	—	42,864	3,482	—	46,346
Provision for doubtful accounts	—	—	3,566	5,265	—	8,831
Interest expense, net	(9)	54,934	4,011	(431)	—	58,505
Loss on sale of assets of a radiation treatment center	—	—	1,903	—	—	1,903
Early extinguishment of debt	—	10,947	—	—	—	10,947
Impairment Loss	—	—	97,916	—	—	97,916
Intercompany expenses	—	—	—	82,703	(82,703)	—

Total expenses	1,023	68,550	544,429	139,264	(82,703)	670,563

(Loss) income before income taxes	(114,464)	(116,509)	(60,089)	5,678	158,784	(126,600)
Income tax (benefit) expense	(454)	(1,389)	(11,142)	6	169	(12,810)

Net (loss) income	(114,010)	(115,120)	(48,947)	5,672	158,615	(113,790)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	—	—	—	—	(1,698)	(1,698)

Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	(114,010)	(115,120)	(48,947)	5,672	156,917	(115,488)
Unrealized comprehensive income (loss):	—	1,679	(201)	—	—	1,478

Comprehensive (loss) income	(114,010)	(113,441)	(49,148)	5,672	158,615	(112,312)

Comprehensive income attributable to noncontrolling interests—redeemable and non-redeemable:	—	—	—	—	(1,698)	(1,698)

Comprehensive (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(114,010)	$(113,441)	$(49,148)	$5,672	$156,917	$(114,010)

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(20) Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2010
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(114,010)	$(115,120)	$(48,947)	$5,672	$158,615	$(113,790)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	—	—	35,581	3,430	—	39,011
Amortization	—	—	7,283	52	—	7,335
Deferred rent expense	—	—	895	285	—	1,180
Deferred income tax provision (benefit)	(1,627)	(1,335)	(15,976)	(335)	(425)	(19,698)
Stock-based compensation	1,030	—	—	—	—	1,030
Impairment Loss	—	—	97,916	—	—	97,916
Provision for doubtful accounts	—	—	3,566	5,265	—	8,831
Loss on the sale of property and equipment	—	—	734	—	—	734
Loss on sale of assets of a radiation treatment center	—	—	1,903	—	—	1,903
Write off of pro-rata debt discount	—	494	—	—	—	494
Write off of loan costs	—	1,593	—	—	—	1,593
Early Extinguishment of debt	—	10,947	—	—	—	10,947
Amortization of debt discount	—	791	—	—	—	791
Amortization of loan costs	—	3,350	—	—	—	3,350
Equity interest in net earnings of joint ventures	113,441	48,528	(4,354)	—	(158,616)	(1,001)
Distribution received from unconsolidated joint ventures	—	—	980	—	—	980
Changes in operating assets and liabilities:
Accounts receivable and other receivables	—	—	(11,660)	(4,406)	—	(16,066)
Income taxes receivable / payable	442	1,220	4,178	39	598	6,477
Inventories	—	—	103	4	—	107
Prepaid expenses	—	(1)	4,214	212	—	4,425
Intercompany payable / receivable	732	10,900	(9,804)	(1,656)	(172)	—
Accounts payable	—	379	8,071	4	—	8,454
Accrued expenses	—	(4,483)	8,632	(163)	5	3,991

Net cash provided by (used in) operating activities	8	(42,737)	83,315	8,403	5	48,994
Cash flows from investing activities
Purchases of property and equipment	—	—	(43,260)	(521)	—	(43,781)
Acquisition of radiation centers	—	—	(43,388)	—	—	(43,388)
Purchase of joint venture interests	—	(1,000)	—	—	—	(1,000)
Proceeds from the sale of property and equipment	—	—	1,693	—	—	1,693
Repayments from (loans to) employees	—	—	457	—	—	457
Intercompany notes to / from affiliates	—	500	—	(500)	—	—
Contribution of capital to joint venture entities	—	(8,000)	(3,711)	—	8,000	(3,711)
Proceeds from sale of equity interest in joint venture	—	—	300	308	(608)	—
Distributions received from joint venture	—	1,166	4,140	—	(5,279)	27
Change in other assets and other liabilities	—	(2,005)	(826)	28	(5)	(2,808)

Net cash provided by (used in) investing activities	—	(9,339)	(84,595)	(685)	2,108	(92,511)
Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $1,950)	—	316,550	—	—	—	316,550
Principal repayments of debt	—	(260,667)	(10,628)	—	—	(271,295)
Repayments of finance obligation	—	—	(302)	—	—	(302)
Payment of call premium on senior subordinated notes	—	(5,250)	—	—	—	(5,250)
Proceeds from equity contribution	156	—	8,000	—	(8,000)	156
Payments of notes receivable from shareholder	50	—	—	—	—	50
Proceeds from issuance of noncontrolling interest	—	—	—	—	608	608
Cash distributions to noncontrolling interest holders—redeemable and non-redeemable	—	—	—	—	(3,176)	(3,176)
Deconsolidation of noncontrolling interest	—	—	—	(14)	—	(14)
Payments of loan costs	—	(12,791)	—	—	—	(12,791)
Cash distributions to shareholders	—	—	—	(8,455)	8,455	—

Net cash provided by (used in) financing activities	206	37,842	(2,930)	(8,469)	(2,113)	24,536

Net increase (decrease) in cash and cash equivalents	214	(14,234)	(4,210)	(751)	—	(18,981)
Cash and cash equivalents, beginning of period	65	14,314	12,847	5,732	—	32,958

Cash and cash equivalents, end of period	$279	$80	$8,637	$4,981	$—	$13,977

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(20) Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEAR ENDED DECEMBER 31, 2009
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Net patient service revenue	$—	$—	$369,728	$147,918	$—	$517,646
Other revenue	—	—	4,755	1,203	—	5,958
(Loss) income from equity investment	(6,795)	52,672	4,614	—	(49,611)	880
Intercompany revenue	—	845	86,862	—	(87,707)	—

Total revenues	(6,795)	53,517	465,959	149,121	(137,318)	524,484
Expenses:
Salaries and benefits	962	—	219,734	38,836	—	259,532
Medical supplies	—	—	43,913	1,448	—	45,361
Facility rent expenses	—	—	19,964	2,142	—	22,106
Other operating expenses	—	—	21,268	3,130	—	24,398
General and administrative expenses	2	739	50,653	3,143	—	54,537
Depreciation and amortization	—	—	43,605	2,811	—	46,416
Provision for doubtful accounts	—	—	8,526	4,345	—	12,871
Interest expense, net	(10)	53,831	9,031	(350)	—	62,502
Impairment loss	—	—	3,470	4	—	3,474
Intercompany expenses	—	—	—	87,707	(87,707)	—

Total expenses	954	54,570	420,164	143,216	(87,707)	531,197

(Loss) income before income taxes	(7,749)	(1,053)	45,795	5,905	(49,611)	(6,713)
Income tax (expense) benefit	—	7,680	(6,460)	(218)	—	1,002

Net (loss) income	(7,749)	(8,733)	52,255	6,123	(49,611)	(7,715)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	—	—	—	—	(1,835)	(1,835)

Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	(7,749)	(8,733)	52,255	6,123	(51,446)	(9,550)
Unrealized comprehensive income (loss):	—	1,938	(137)	—	—	1,801

Comprehensive (loss) income	(7,749)	(6,795)	52,118	6,123	(49,611)	(5,914)

Comprehensive income attributable to noncontrolling interests—redeemable and non-redeemable:	—	—	—	—	(1,835)	(1,835)

Comprehensive (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(7,749)	$(6,795)	$52,118	$6,123	$(51,446)	$(7,749)

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011, 2010 and 2009

(20) Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2009
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(7,749)	$(8,733)	$52,255	$6,123	$(49,611)	$(7,715)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	—	—	29,211	2,626	—	31,837
Amortization	—	—	14,394	185	—	14,579
Deferred rent expense	—	—	2,170	1,029	—	3,199
Deferred income tax provision	(34)	(6,825)	5,524	—	—	(1,335)
Stock-based compensation	962	—	—	—	—	962
Impairment loss	—	—	3,470	4	—	3,474
Provision for doubtful accounts	—	—	8,526	4,345	—	12,871
Loss on the sale of property and equipment	—	—	1,345	(4)	—	1,341
Write-off of acquisition-related costs	—	—	812	—	—	812
Amortization of debt discount	—	1,208	—	—	—	1,208
Amortization of loan costs	—	2,850	—	—	—	2,850
Equity interest in net earnings of joint ventures	6,795	(52,672)	(4,614)	—	49,611	(880)
Changes in operating assets and liabilities:
Accounts receivable	—	—	(58)	(3,732)	—	(3,790)
Income taxes receivable and other receivables	—	10,910	2,776	(545)	—	13,141
Inventories	—	—	14	(4)	—	10
Prepaid expenses	—	(2)	1,670	338	—	2,006
Intercompany payable / receivable	58	64,302	(64,057)	(303)	—	—
Accounts payable	—	(98)	(1,464)	597	—	(965)
Accrued expenses	—	(627)	(1,280)	(300)	(6)	(2,213)

Net cash provided by (used in) operating activities	32	10,313	50,694	10,359	(6)	71,392
Cash flows from investing activities
Purchases of property and equipment	—	—	(33,838)	(1,605)	—	(35,443)
Acquisition of radiation centers	—	—	(2,449)	—	—	(2,449)
Restricted cash associated with earn-out provisions of acquisitions	—	—	2,269	—	—	2,269
Purchase of joint venture interests	—	—	(13,593)	—	—	(13,593)
Proceeds from the sale of property and equipment	—	—	39	105	—	144
Repayments from (loans to) employees	—	—	451	27	—	478
Contribution of capital to joint venture entities	—	—	(2,665)	—	279	(2,386)
Proceeds from sale of equity interest in joint venture	—	—	250	385	(635)	—
Distributions received from joint venture	—	1,142	3,959	—	(5,101)	—
Change in other assets and other liabilities	3	(1,976)	(1,464)	239	6	(3,192)

Net cash provided by (used in) investing activities	3	(834)	(47,041)	(849)	(5,451)	(54,172)
Cash flows from financing activities
Principal repayments of debt	—	(18,768)	(10,925)	—	—	(29,693)
Repayments of finance obligation	—	—	(1,242)	—	—	(1,242)
Payments of notes receivable from shareholder	25	—	—	—	—	25
Proceeds from issuance of noncontrolling interest	—	—	—	—	356	356
Cash distributions to noncontrolling interest holders—redeemable and non-redeemable	—	—	—	—	(2,876)	(2,876)
Cash distributions to shareholders	—	—	—	(7,977)	7,977	—

Net cash provided by (used in) financing activities	25	(18,768)	(12,167)	(7,977)	5,457	(33,430)

Net increase (decrease) in cash and cash equivalents	60	(9,289)	(8,514)	1,533	—	(16,210)
Cash and cash equivalents, beginning of period	5	23,603	21,361	4,199	—	49,168

Cash and cash equivalents, end of period	$65	$14,314	$12,847	$5,732	—	$32,958

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Medical Developers, LLC

        We have audited the combined special-purpose balance sheet of Vidt Centro Médico S.A., Ceditrin—Centro de Diagnóstico y Tratamiento S.A., CITO Centro de Interconsulta y Tratamiento Oncológico S.A., Instituto Médico Dean Funes S.A., Centro de Oncología y Radioterapia de Mar del Plata S.A., Centro de Radioterapia Siglo XXI S.A., Centro de Radiaciones de la Costa S.A., Instituto Privado de Radioterapia Cuyo S.A., Centro de Radioterapia San Juan S.A., Instituto de Radiaciones Salta S.A., Centro Médico de Radioterapia Irazú S.A., Clínica de Radioterapia de Occidente S.A. de C.V., Centro de Radioterapia y Oncología Integral S.A., Centro de Radioterapia del Cibao S.A., Servicios y Soluciones Médicas S.A., Clínica de Radioterapia La Asunción S.A., Centro de Radioterapia Los Mangales S.A., Terapia Radiante S.A., Centro Oncológico de las Sierras S.A., Emprendimientos Médicos y Tecnológicos S.A., Centro de Diagnóstico y Tratamiento S.A. and EMTRO S.A., altogether entities under common control of Medical Developers, LLC (the "Company") and referred to as the "Operating Entities", as of December 31, 2011, and the related combined special-purpose statements of comprehensive income, changes in equity, and cash flows for the ten-month period from March 1, through December 31, 2011. These combined special-purpose financial statements, none of which are included herein, are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined special-purpose financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined special-purpose financial statements are free of material misstatements. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined special-purpose financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined special-purpose financial statements presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, such combined special-purpose financial statements present fairly, in all material respects, the financial position of the Operating Entities at December 31, 2011, and the combined results of their operations and their cash flows for the ten-month period from March 1, through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Buenos Aires City, Argentina
Deloitte & Co. S.R.L.
March 22, 2012

/s/ DANIEL VARDE Daniel Varde (Partner)

        Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents ($4,455 and $2,922 related to VIEs)	$12,407	$10,177
Accounts receivable, net ($20,195 and $17,934 related to VIEs)	101,169	87,094
Prepaid expenses ($608 and $414 related to VIEs)	5,889	5,731
Inventories ($334 and $168 related to VIEs)	4,927	4,308
Deferred income taxes	2,969	2,969
Other ($901 and $756 related to VIEs)	4,457	6,025

Total current assets	131,818	116,304
Equity investments in joint ventures	522	692
Property and equipment, net ($22,008 and $22,910 related to VIEs)	244,292	236,411
Real estate subject to finance obligation	13,735	13,719
Goodwill ($18,929 and $18,879 related to VIEs)	569,901	556,547
Intangible assets, net ($1,346 and $1,363 related to VIEs)	45,809	42,393
Other assets ($8,121 and $8,106 related to VIEs)	30,457	32,526

Total assets	$1,036,534	$998,592

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable ($2,365 and $2,282 related to VIEs)	$39,402	$27,748
Accrued expenses ($2,805 and $2,471 related to VIEs)	53,923	42,596
Income taxes payable ($(25) and $31 related to VIEs)	5,484	5,310
Current portion of long-term debt	22,777	13,945
Current portion of finance obligation	184	161
Other current liabilities	5,374	6,615

Total current liabilities	127,144	96,375
Long-term debt, less current portion	681,985	665,088
Finance obligation, less current portion	14,133	14,105
Other long-term liabilities ($1,971 and $1,874 related to VIEs)	23,142	22,659
Deferred income taxes	10,259	10,343

Total liabilities	856,663	808,570
Noncontrolling interests—redeemable	12,925	12,728
Commitments and contingencies
Equity:
Common stock, $0.01 par value, 1,025 shares authorized, issued and outstanding	—	—
Additional paid-in capital	648,798	648,703
Retained deficit	(493,364)	(483,815)
Note receivable from shareholder	(125)	(125)
Accumulated other comprehensive loss, net of tax	(5,859)	(4,890)

Total Radiation Therapy Services Holdings, Inc. shareholder's equity	149,450	159,873
Noncontrolling interests—nonredeemable	17,496	17,421

Total equity	166,946	177,294

Total liabilities and equity	$1,036,534	$998,592

See accompanying notes.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three months ended March 31,
	2012	2011
Revenues:
Net patient service revenue	$175,548	$155,083
Other revenue	1,897	1,454

Total revenues	177,445	156,537
Expenses:
Salaries and benefits	93,843	80,899
Medical supplies	15,460	12,491
Facility rent expenses	9,590	7,823
Other operating expenses	8,701	7,458
General and administrative expenses	19,682	17,836
Depreciation and amortization	15,196	12,455
Provision for doubtful accounts	5,061	3,801
Interest expense, net	17,555	14,493
Gain on fair value adjustment of previously held equity investment	—	(234)
Foreign currency transaction loss	49	10
Loss on foreign currency derivative contracts	594	116

Total expenses	185,731	157,148

Loss before income taxes	(8,286)	(611)
Income tax expense	110	2,466

Net loss	(8,396)	(3,077)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	(1,153)	(1,439)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(9,549)	(4,516)
Other comprehensive income (loss):
Unrealized (loss) gain on derivative interest rate swap agreements	(333)	1,296
Unrealized loss on foreign currency translation	(528)	(155)

Unrealized comprehensive (loss) income:	(861)	1,141

Comprehensive loss	(9,257)	(1,936)

Comprehensive income attributable to noncontrolling interests-redeemable and non-redeemable:	(1,177)	(1,411)

Comprehensive loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(10,434)	$(3,347)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities
Net loss	$(8,396)	$(3,077)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	12,450	10,829
Amortization	2,746	1,626
Deferred rent expense	316	289
Deferred income taxes	(106)	1,968
Stock-based compensation	95	680
Provision for doubtful accounts	5,061	3,801
Loss (gain) on the sale of property and equipment	90	(8)
Amortization of termination of interest rate swap	(84)	—
Gain on fair value adjustment of previously held equity investment	—	(234)
Loss on foreign currency transactions	9	49
Loss on foreign currency derivative contracts	594	116
Amortization of debt discount	218	192
Amortization of loan costs	1,334	1,014
Equity interest in net loss of joint ventures	381	250
Distribution received from unconsolidated joint ventures	9	—
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(18,772)	(15,597)
Income taxes payable	200	(337)
Inventories and other current assets	(392)	(677)
Prepaid expenses	195	765
Accounts payable	11,316	2,844
Accrued deferred compensation	199	—
Accrued expenses / other long-term liabilities	11,374	13,887

Net cash provided by operating activities	18,837	18,380
Cash flows from investing activities
Purchases of property and equipment	(6,902)	(11,413)
Acquisition of medical practices	(23,103)	(42,104)
Proceeds from the sale of property and equipment	26	5
(Loans to) repayments from employees	(136)	135
Contribution of capital to joint venture entities	(225)	—
Distributions received from joint venture entities	—	300
Proceeds from the sale of equity interest in a joint venture	—	312
Payment of foreign currency derivative contracts	(292)	(552)
Premiums on life insurance policies	(155)	—
Change in other assets and other liabilities	155	(60)

Net cash used in investing activities	(30,632)	(53,377)
Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $0 and $625, respectively)	560	49,401
Net proceeds from revolving credit facility	20,000	—
Principal repayments of debt	(5,599)	(2,456)
Repayments of finance obligation	(26)	(13)
Proceeds from equity contribution	—	3
Cash distributions to noncontrolling interest holders—redeemable and non-redeemable	(905)	(923)
Payments of loan costs	—	(1,534)

Net cash provided by financing activities	14,030	44,478

Effect of exchange rate changes on cash and cash equivalents	(5)	(3)
Net increase in cash and cash equivalents	2,230	9,478
Cash and cash equivalents, beginning of period	10,177	13,977

Cash and cash equivalents, end of period	$12,407	$23,455

Supplemental disclosure of non-cash transactions
Recorded finance obligation related to real estate projects	$77	$1,575

Recorded capital lease obligations related to the purchase of equipment	$696	$—

Recorded issuance of Parent equity units related to the acquisition of medical practices	$—	$16,282

Recorded issuance of senior subordinated notes related to the acquisition of medical practices	$—	$16,250

Recorded earn-out accrual related to the acquisition of medical practices	$—	$2,280

Recorded property and equipment related to the North Broward Hospital District license agreement	$4,260	$—

Recorded capital lease obligations related to the acquisition of medical practices	$5,726	$—

See accompanying notes.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1. Organization

        Radiation Therapy Services Holdings, Inc. ("Parent"), through its wholly-owned subsidiaries (the "Subsidiaries" and, collectively with the Subsidiaries, the "Company") develops and operates radiation therapy centers that provide radiation treatment to cancer patients in Alabama, Arizona, California, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Rhode Island, South Carolina and West Virginia. The Company also develops and operates radiation therapy centers in Latin America, Central America and the Caribbean. The international centers are located in Argentina, Mexico, Costa Rica, Dominican Republic, Guatemala, and El Salvador. The Company also has affiliations with physicians specializing in other areas including urology and medical, gynecological, and surgical oncology in a number of markets to strengthen the Company's clinical working relationships and to evolve from a freestanding radiation oncology centric model to an Integrated Cancer Care ("ICC") model.

2. Basis of presentation

        The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. All adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal and recurring nature. Interim results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2012.

        The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. Many of the patients of the Company's Florida treatment centers are part-time residents during the winter months. Hence, these treatment centers have historically experienced higher utilization rates during the winter months than during the remainder of the year. In addition, volume is typically lower in the summer months due to traditional vacation periods.

        The accompanying interim condensed consolidated financial statements include the accounts of the Company and all subsidiaries and entities controlled by the Company through the Company's direct or indirect ownership of a majority interest and/or exclusive rights granted to the Company as the management company of such entities or by contract. All significant intercompany accounts and transactions have been eliminated.

        The Company has evaluated certain radiation oncology practices in order to determine if they are variable interest entities ("VIEs"). This evaluation resulted in the Company determining that certain of its radiation oncology practices were potential VIEs. For each of these practices, the Company has evaluated (1) the sufficiency of the fair value of the entity's equity investments at risk to absorb losses, (2) that, as a group, the holders of the equity investments at risk have (a) the direct or indirect ability through voting rights to make decisions about the entity's significant activities, (b) the obligation to absorb the expected losses of the entity and that their obligations are not protected directly or indirectly, and (c) the right to receive the expected residual return of the entity, and (3) substantially all of the entity's activities do not involve or are not conducted on behalf of an investor that has disproportionately fewer voting rights in terms of its obligation to absorb the expected losses or its right to receive expected residual returns of the entity, or both. The Accounting Standards Codification (ASC), 810, Consolidation (ASC 810), requires a company to consolidate VIEs if the company is the

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

2. Basis of presentation (Continued)

primary beneficiary of the activities of those entities. Certain of the Company's radiation oncology practices are VIEs and the Company has a variable interest in each of these practices through its administrative services agreements. Other of the Company's radiation oncology practices (primarily consisting of partnerships) are VIEs and the Company has a variable interest in each of these practices because the total equity investment at risk is not sufficient to permit the legal entity to finance its activities without the additional subordinated financial support provided by its members.

        In accordance with ASC 810, the Company consolidates certain radiation oncology practices where the Company provides administrative services pursuant to long-term management agreements. The noncontrolling interests in these entities represent the interests of the physician owners of the oncology practices in the equity and results of operations of these consolidated entities. The Company, through its variable interests in these practices, has the power to direct the activities of these practices that most significantly impact the entity's economic performance and the Company would absorb a majority of the expected losses of these practices should they occur. Based on these determinations, the Company has consolidated these radiation oncology practices in its consolidated financial statements for all periods presented.

        The Company could be obligated, under the terms of the operating agreements governing certain of its joint ventures, upon the occurrence of various fundamental regulatory changes and or upon the occurrence of certain events outside of the Company's control to purchase some or all of the noncontrolling interests related to the Company's consolidated subsidiaries. These repurchase requirements would be triggered by, among other things, regulatory changes prohibiting the existing ownership structure. While the Company is not aware of events that would make the occurrence of such a change probable, regulatory changes are outside the control of the Company. Accordingly, the noncontrolling interests subject to these repurchase provisions have been classified outside of equity on the Company's condensed consolidated balance sheets.

        As of March 31, 2012, the Company was the primary beneficiary of, and therefore consolidated, 24 VIEs, which operate 42 centers. Any significant amounts of assets and liabilities related to the consolidated VIEs are identified parenthetically on the accompanying condensed consolidated balance sheets. The assets are owned by, and the liabilities are obligations of the VIEs, not the Company. Only the VIE's assets can be used to settle the liabilities of the VIE. The assets are used pursuant to operating agreements established by each VIE. The VIEs are not guarantors of the Company's debts. In the states of California, Massachusetts, Michigan, Nevada, New York and North Carolina, the Company's treatment centers are operated as physician office practices. The Company typically provides technical services to these treatment centers in addition to administrative services. For the three months ended March 31, 2012 and 2011 approximately 18.3% of the Company's net patient service revenue was generated by professional corporations for which it has administrative services agreements.

        As of March 31, 2012, the Company also held equity interests in seven VIEs for which the Company is not the primary beneficiary. Those VIEs consist of partnerships that primarily provide radiation oncology services. The Company is not the primary beneficiary of these VIEs as it does not retain the power and rights in the operations of the entities. The Company's investments in the unconsolidated VIEs are approximately $0.5 million and $0.7 million at March 31, 2012 and December 31, 2011, respectively, with ownership interests ranging between 28.5% and 50.0% general

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

2. Basis of presentation (Continued)

partner or equivalent interest. Accordingly, substantially all of these equity investment balances are attributed to the Company's noncontrolling interests in the unconsolidated partnerships. The Company's maximum risk of loss related to the investments in these VIEs is limited to the equity interest.

        These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated audited financial statements and the notes thereto included in the Company's Form 10-K for the year ended December 31, 2011.

        The cost of revenues for the three months ended March 31, 2012 and 2011 are approximately $120.4 million and $102.1 million, respectively.

New Pronouncements

        In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards, (ASU 2011-04), which amends the FASB Accounting Standards Codification to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. ASU 2011-04 is applied prospectively. The amendments are effective for fiscal years, and interim period within those years, beginning after December 15, 2011. The Company adopted ASU 2011-04 on January 1, 2012 had no impact on the Company's condensed consolidated financial position, results of operations or cash flows.

        In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, (ASU 2011-05). ASU 2011-05 amends the FASB Accounting Standards Codification to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with the total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments to the Codification in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, (ASU 2011-12). ASU 2011-12 updates ASU 2011-05 by deferring requirements to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. ASU 2011-05 and ASU 2011-12 should be applied retrospectively. The amendments pursuant to both ASU 2011-05 and 2011-12 are effective for fiscal years, and interim period within those years, beginning after December 15, 2011. The Company adopted ASU 2011-05 and ASU 2011-12 in its 2011 consolidated financial statements.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

2. Basis of presentation (Continued)

        In July 2011, the FASB issued ASU 2011-07, Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities, (ASU 2011-07). ASU 2011-07 amends the FASB Accounting Standards Codification to require health care entities that recognize significant amounts of patient service revenue at the time services are rendered even though they do not assess the patient's ability to pay to present the provision for bad debts related to patient service revenue as a deduction from patient service revenue (net of contractual allowances and discounts) on their statement of operations. Additionally, those health care entities are required to provide enhanced disclosure about their policies for recognizing revenue and assessing bad debts. The amendments also require disclosures of patient service revenue (net of contractual allowances and discounts) as well as qualitative and quantitative information about changes in the allowance for doubtful accounts. ASU 2011-07 is applied retrospectively and disclosures relating to ASU 2011-07 are applied prospectively. The amendments are effective for fiscal years, and interim period within those years, beginning after December 15, 2011. The Company has evaluated ASU 2011-07 and determined that the requirements of this ASU are not applicable to the Company as the ultimate collection of patient service revenue is generally determinable at the time of service, and therefore, the ASU had no impact on the Company's condensed consolidated financial position, results of operations or cash flows.

3. Stock-based compensation

        Radiation Therapy Investments, LLC ("RT Investments") adopted an equity-based incentive plan in February 2008, and authorized for issuance under the plan approximately 1,494,111 units of limited liability company interests consisting of 526,262 Class B Units and 967,849 Class C Units. The units are limited liability company interests and are available for issuance to the Company's employees. As of March 31, 2012, there were 13,815 Class B Units and 51,040 Class C Units available for future issuance under the plan.

        The Class B Units vest over approximately 48 months. Assuming continued employment of the employee with the Company, 25% vest on the first anniversary of the grant date, and the remaining 75% vest in three equal installments on the second, third, and fourth anniversaries from the grant date. The Class C Units vest annually for 34 months based on certain performance conditions and/or market conditions being met or achieved and, in all cases, assuming continued employment. For the Class C Units, the investment return conditions relate to Vestar Capital Partners V, L.P., majority owner of RT Investments ("Vestar") receiving a specified multiple on their investment upon a liquidity event. The performance condition relates to the Company achieving certain operating targets, and the market condition relates to holders of Preferred Units and Class A Units receiving a specified multiple on their investment upon a liquidation event. If an employee holder's employment is terminated, RT Investments may repurchase the holder's vested Class B Units and Class C Units. If the termination occurs within 12 months after the relevant measurement date, all of the Class B and Class C Units will be repurchased at the initial purchase price, or cost. If the termination occurs during the following three-year period, the Class B and Class C units may be purchased at fair market value depending on the circumstances of the holder's departure and the date of termination.

        For purposes of determining the compensation expense associated with these grants, management valued the business enterprise using a variety of widely accepted valuation techniques, which considered a number of factors such as the financial performance of the Company, the values of comparable

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3. Stock-based compensation (Continued)

companies and the lack of marketability of the Company's equity. The Company then used the option pricing method to determine the fair value of these units at the time of grant using the following assumptions: a term of five years, which is based on the expected term in which the units will be realized; a risk-free interest rate of 1.96% and 0.53% for grants issued in 2010 and 2011, respectively, which is the five-year U.S. federal treasury bond rate consistent with the term assumption; and expected volatility of 50% and 55% for grants issued in 2010 and 2011, respectively, which is based on the historical data of equity instruments of comparable companies.

        The estimated fair value of the units, less an assumed forfeiture rate of 2.7%, is recognized in expense in the Company's consolidated financial statements on a straight-line basis over the requisite service periods of the awards for Class B Units. For Class B Units, the requisite service period is approximately 48 months, and for Class C Units, the requisite service period is 34 months only if probable of being met. The assumed forfeiture rate is based on an average historical forfeiture rate.

        The Company recorded approximately $95,000 and $680,000 of stock-based compensation for the three months ended March 31, 2012 and 2011, respectively, which is included in salaries and benefits in the condensed consolidated statements of comprehensive loss. The summary of activity under the plan is presented below:

	Class B Units Outstanding	Weighted- Average Grant Date Fair Value	Class C Units Outstanding	Weighted- Average Grant Date Fair Value
Nonvested balance at end of period December 31, 2011	149,194	$7.55	824,898	$6.78

Units granted	—	—	—	—
Units forfeited	—	—	—	—
Units vested	(114,813)	8.14	—	—

Nonvested balance at end of period March 31, 2012	34,381	$5.57	824,898	$6.78

        As of March 31, 2012 there were 478,067 Class B units and 91,911 Class C units vested and outstanding.

        As of March, 2012, there was approximately $0.2 million and $5.2 million of total unrecognized compensation expense related to the Class B Units and Class C Units, respectively. These costs are expected to be recognized over a weighted-average period of 2.8 years for Class B Units. The Class C units will be recognized if Vestar receives a specific return on their investment in the Company upon a liquidation event during the contractual life of the Class C Units.

4. Comprehensive loss

        Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under accounting principles generally accepted in the United States are recorded as an element of equity but are excluded from net loss. The Company's other comprehensive income (loss) is composed of unrealized

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

4. Comprehensive loss (Continued)

gains and losses on interest rate swap agreements accounted for as cash flow hedges and the Company's foreign currency translation of its operations in Latin America, Central America and the Caribbean. The impact of the unrealized net loss decreased total equity on a consolidated basis by approximately $0.9 million for the three months ended March 31, 2012 and the impact of unrealized net gain increased total equity on a consolidated basis by approximately $1.1 million for the three months ended March 31, 2011.

        Accumulated Other Comprehensive Loss.    The components of accumulated other comprehensive income (loss) were as follows (in thousands):

	Radiation Therapy Services Holdings, Inc. Shareholder
					Noncontrolling Interests
		Derivative Losses on Interest Rate Swap Agreements
(in thousands):	Foreign Currency Translation Adjustments		Other	Total	Foreign Currency Translation Adjustments	Other Comprehensive Income (Loss)
As of December 31, 2011	$(4,265)	$(625)	$—	$(4,890)	$(644)
Other Comprehensive (loss) income	(552)	(333)	—	(885)	24	(861)
Amortization of termination of interest rate swap agreement, net of tax	—	(84)	—	(84)	—	—

As of March 31, 2012	$(4,817)	$(1,042)	$—	$(5,859)	$(620)	$(861)

5. Reconciliation of total equity

        The condensed consolidated financial statements include the accounts of the Company and its majority owned subsidiaries in which it has a controlling financial interest. Noncontrolling interests-nonredeemable principally represent minority shareholders' proportionate share of the equity of certain consolidated majority owned entities of the Company. The Company has certain arrangements whereby the noncontrolling interest may be redeemed upon the occurrence of certain events outside of the Company's control. These noncontrolling interests have been classified outside of permanent equity on the Company's consolidated balance sheets. The noncontrolling interests are not redeemable at March 31, 2012 and December 31, 2011, and the contingent events upon which the noncontrolling interest may be redeemed are not probable of occurrence at March 31, 2012. Accordingly, the noncontrolling interests are measured at their carrying value at March 31, 2012 and December 31, 2011.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

5. Reconciliation of total equity (Continued)

        The following table presents changes in total equity for the respective periods (in thousands):

	Radiation Therapy Services Holdings, Inc. Shareholder's Equity	Noncontrolling interests— nonredeemable	Total Equity	Noncontrolling interests— redeemable
Balance, December 31, 2011	$159,873	$17,421	$177,294	$12,728
Net (loss) income	(9,549)	896	(8,653)	257
Other comprehensive loss from unrealized gain on interest rate swap agreements	(333)	—	(333)	—
Other comprehensive (loss) income from foreign currency translation	(552)	34	(518)	(10)
Amortization of other comprehensive income for termination of interest rate swap agreement, net of tax	(84)	—	(84)	—
Stock-based compensation	95	—	95	—
Cash distributions	—	(855)	(855)	(50)

Balance, March 31, 2012	$149,450	$17,496	$166,946	$12,925

Balance, December 31, 2010	$497,049	$11,159	$508,208	$7,371
Net (loss) income	(4,516)	1,226	(3,290)	213
Other comprehensive income from unrealized gain on interest rate swap agreements	1,297	—	1,297	—
Other comprehensive income from foreign currency translation loss	(128)	(28)	(156)	—
Cash contribution of equity	3	—	3	—
Equity issuance related to MDLLC acquisition	16,282	—	16,282	—
Fair value of noncontrolling interest acquired in connection with MDLLC acquisition	—	7,750	7,750	—
Reversal of other comprehensive income of previously held equity investment	338	—	338	—
Stock-based compensation	680	—	680	—
Cash distributions	—	(661)	(661)	(262)

Balance, March 31, 2011	$511,005	$19,446	$530,451	$7,322

        Redeemable equity securities with redemption features that are not solely within the Company's control are classified outside of permanent equity. Those securities are initially recorded at their estimated fair value on the date of issuance. Securities that are currently redeemable or redeemable after the passage of time are adjusted to their redemption value as changes occur. In the unlikely event that a redeemable equity security will require redemption, any subsequent adjustments to the initially recorded amount will be recognized in the period that a redemption becomes probable.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

6. Derivative Agreements

        The Company recognizes all derivatives in the condensed consolidated balance sheets at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship based on its effectiveness in hedging against the exposure. Derivatives that do not meet hedge accounting requirements must be adjusted to fair value through operating results. If the derivative meets hedge accounting requirements, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through operating results or recognized in other comprehensive income (loss) until the hedged item is recognized in operating results. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

Interest rate swap agreements

        The Company enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate senior secured credit facility. The interest rate swap agreements are contracts to exchange floating rate interest payments for fixed interest payments over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The differential paid or received on interest rate swap agreements is recognized in interest expense in the condensed consolidated statements of comprehensive loss. The related accrued payable is included in other long term liabilities at March 31, 2012 and December 31, 2011.

        On May 27, 2008, the Company entered into an interest rate swap agreement for its $407.0 million of floating rate senior debt governed by the Credit Agreement dated February 21, 2008 (senior secured credit facility). The Company designated this derivative financial instrument as a cash flow hedge (i.e., the interest rate swap agreement hedges the exposure to variability in expected future cash flows that is attributable to interest rate risk). The initial notional amount of the swap agreement was $290.6 million with amounts scaling down during various quarters throughout the term of the interest rate swap agreement to $116.0 million. The effect of this agreement is to fix the interest rate exposure to 3.67% plus a margin on $116.0 million of the Company's senior secured credit facility. The interest rate swap agreement was scheduled to expire on March 30, 2012. In December 2011, the Company terminated the interest rate swap agreement and paid approximately $1.9 million representing the fair value of the interest rate hedge at time of termination. No ineffectiveness was recorded as a result of the termination of the interest rate swap agreement. The amount of accumulated other comprehensive loss related to the terminated interest swap agreement of approximately $84,000, net of tax was amortized through interest expense through the original term of the interest rate swap agreement on March 30, 2012.

        In July 2011, the Company entered into two interest rate swap agreements whereby the Company fixed the interest rate on the notional amounts totaling approximately $116.0 million of the Company's senior secured term credit facility, effective as of March 30, 2012. The rate and maturity of the interest rate swap agreements are 0.923% plus a margin, which is currently 475 basis points, and expires on December 31, 2013. At March 31, 2012, the amount of the floating rate senior debt subject to the interest rate swap was $116.0 million.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

6. Derivative Agreements (Continued)

        The swaps are derivatives and are accounted for under ASC 815, "Derivatives and Hedging" ("ASC 815"). The fair value of the swap agreements, representing the estimated amount that the Company would pay to a third party assuming the Company's obligations under the interest rate swap agreements terminated at March 31, 2012 and December 31, 2011, was approximately $1.0 million and $0.7 million, respectively, which is included in other long term liabilities in the accompanying condensed consolidated balance sheets. The estimated fair value of our interest rate swap was determined using the income approach that considers various inputs and assumptions, including LIBOR swap rates, cash flow activity, yield curves and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The fair value also incorporates valuation adjustments for credit risk. No ineffectiveness was recorded at March 31, 2012 and December 31, 2011.

        Since the Company has the ability to elect different interest rates on the debt at each reset date, and the senior secured credit facility contains certain prepayment provisions, the hedging relationships do not qualify for use of the shortcut method under ASC 815. Therefore, the effectiveness of the hedge relationship is assessed on a quarterly basis during the life of the hedge through regression analysis. The entire change in fair market value is recorded in equity, net of tax, as other comprehensive income (loss).

Foreign currency derivative contracts

        Foreign currency risk is the risk that fluctuations in foreign exchange rates could impact the Company's results from operations. The Company is exposed to a significant amount of foreign exchange risk, primarily between the U.S. dollar and the Argentine peso. This exposure relates to the provision of radiation oncology services to patients at the Company's Latin American operations and purchases of goods and services in foreign currencies. On March 18, 2011, the Company entered into foreign exchange option contracts expiring at the end of the four consecutive quarterly periods beginning April 1, 2011 to convert a significant portion of the Company's forecasted foreign currency denominated net income into U.S. dollars to limit the adverse impact of a potential weakening Argentine peso against the U.S. dollar. On March 30, 2012 the Company entered into a foreign exchange option contract maturing on March 27, 2013 to replace the contract maturing on March 30, 2012. Because the Company's Argentine forecasted foreign currency denominated net income is expected to increase commensurate with inflationary expectations, any adverse impact on net income from a weakening Argentine peso against the U.S. dollar is limited to the cost of the option contracts, which was approximately $1.2 million in aggregate at inception of the contracts. Under the Company's foreign currency management program, the Company expects to monitor foreign exchange rates and periodically enter into forward contracts and other derivative instruments. Currently, the Company is targeting to cover approximately 70% of its forecasted Latin American operating income over the next twelve months through the use of forward contracts and other derivatives with the actual percentage determined by management based on the changing exchange rate environment. The Company does not use derivative financial instruments for speculative purposes.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

6. Derivative Agreements (Continued)

        These programs reduce, but do not entirely eliminate, the impact of currency exchange movements. The Company's current practice is to use currency derivatives without hedge accounting designation. The maturity of these instruments generally occurs within twelve months. Gains or losses resulting from the fair valuing of these instruments are reported in (gain) loss on foreign currency derivative contracts on the condensed consolidated statements of comprehensive loss. For the three months ended March 31, 2012 and 2011 the Company incurred a loss of approximately $594,000 and $116,000, respectively relating to the fair market valuation of its foreign currency derivative program. The fair value of the foreign currency derivative is recorded in other current assets in the accompanying condensed consolidated balance sheet. At March 31, 2012 and December 31, 2011, the fair value of the foreign currency derivative was approximately $512,000 and $814,000, respectively.

        The following represents the current foreign currency derivative agreements as of March 31, 2012 (in thousands):

Foreign Currency Derivative Agreements (in thousands):	Notional Amount	Maturity Date	Premium Amount	Fair Value
Foreign currency derivative Argentine peso to U.S. dollar	$3,500	June 29, 2012	$193	$58
Foreign currency derivative Argentine peso to U.S. dollar	4,250	September 28, 2012	350	93
Foreign currency derivative Argentine peso to U.S. dollar	3,750	December 28, 2012	390	120
Foreign currency derivative Argentine peso to U.S. dollar	3,750	March 27, 2013	292	241

	$15,250		$1,225	$512

7. Fair value of financial instruments

        ASC 820 requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

          Level 1—Quoted prices for identical assets and liabilities in active markets.

          Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

          Level 3—Unobservable inputs for the asset or liability.

        In accordance with ASC 820, the fair value of the 9 7/8% Senior Subordinated Notes due 2017 and Term Loan B portion of the senior secured credit facility ("Term Loan B") was based on prices quoted

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

7. Fair value of financial instruments (Continued)

from third-party financial institutions (Level 2). At March 31, 2012, the fair values are as follows (in thousands):

	Fair Value	Carrying Value
$347.0 million senior secured credit facility—(Term Loan B portion)	$261,380	$264,481
$360.0 million Senior Subordinated Notes due April 15, 2017	$289,800	$358,068
$16.25 million Senior Subordinated Notes due April 15, 2017	$13,081	$16,083

        At December 31, 2011, the fair values are as follows (in thousands):

	Fair Value	Carrying Value
$347.0 million senior secured credit facility—(Term Loan B portion)	$261,048	$264,367
$360.0 million Senior Subordinated Notes due April 15, 2017	$273,600	$357,973
$16.25 million Senior Subordinated Notes due April 15, 2017	$12,350	$16,075

        As of March 31, 2012 and December 31, 2011, we held certain items that are required to be measured at fair value on a recurring basis including interest rate swap agreements and foreign currency derivative contracts. Cash and cash equivalents are reflected in the financial statements at their carrying value, which approximate their fair value due to their short maturity. The carrying values of the Company's long-term debt other than Senior Subordinated Notes and Term Loan B approximates fair value due to the length of time to maturity and/or the existence of interest rates that approximate prevailing market rates. There have been no transfers between levels of valuation hierarchies for the three months ended March 31, 2012 and 2011.

        The following items are measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820, as of March 31, 2012 and December 31, 2011:

		Fair Value Measurements at Reporting Date Using
(in thousands):	March 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other long-term liabilities
Interest rate swaps	$(1,042)	$—	$(1,042)	$—

Other current assets
Foreign currency derivative contracts	$512	$—	$512	$—

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

7. Fair value of financial instruments (Continued)

		Fair Value Measurements at Reporting Date Using
(in thousands):	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other long-term liabilities
Interest rate swaps	$(708)	$—	$(708)	$—

Other current assets
Foreign currency derivative contracts	$814	$—	$814	$—

        The estimated fair value of the Company's interest rate swaps were determined using the income approach that considers various inputs and assumptions, including LIBOR swap rates, cash flow activity, yield curves and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The fair value also incorporates valuation adjustments for credit risk.

        The estimated fair value of the Company's foreign currency derivative agreements considered various inputs and assumptions, including the applicable spot rate, forward rates, maturity, implied volatility and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The valuation technique used is an income approach with the best market estimate of what will be realized on a discounted cash flow basis.

8. Impairment of goodwill and long-lived assets

        As disclosed during the second quarter of 2011, certain of the Company's regions' patient volume had stabilized in their respective markets. Although the Company had a stabilization of patient volume, the Company was reviewing its anticipated growth expectations in certain of the reporting units and was considering whether it was necessary to adjust expectations for the remainder of the year. During the third quarter of 2011, Company determined that its previously projected cash flows for certain of its reporting units were not likely to be achieved and as a result revised these estimated cash flows and obtained a valuation analysis and appraisal to enable the Company to determine if all or a portion of the recorded goodwill or any portion of other long-lived assets were impaired. The reporting units affected were affected by the deterioration in the housing market and the continued high unemployment rates, as well as the local economic conditions in the communities the Company serves.

        During the third quarter of 2011, the Company completed an interim impairment test for goodwill and indefinite-lived intangible assets as a result of its review of growth expectations and the release of the final rule issued on the physician fee schedule for 2012 and 2013 by the Centers for Medicare and Medicaid Services ("CMS"), the government agency responsible for administering the Medicare program, on November 1, 2011, which included certain rate reductions on Medicare payments to freestanding radiation oncology providers. In performing this test, the Company assessed the implied fair value of its goodwill and intangible assets. It was determined that the implied fair value of goodwill and/or indefinite-lived intangible assets was less than the carrying amount, and as a result the Company recorded an impairment charge. The implied fair value of goodwill was determined in the same manner as the amount of goodwill recognized in a business combination. The estimated fair value of the

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NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

8. Impairment of goodwill and long-lived assets (Continued)

reporting unit was allocated to all of the assets and liabilities of the reporting unit (including the unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. Based on (i) assessment of current and expected future economic conditions, (ii) trends, strategies and forecasted cash flows at each reporting unit and (iii) assumptions similar to those that market participants would make in valuing the Company's reporting units, the Company's management determined that the carrying value of goodwill and trade name in certain U.S. Domestic markets, including North East United States (New York, Rhode Island, Massachusetts and southeast Michigan), California, South West United States (central Arizona and Las Vegas, Nevada), the Florida east coast, Northwest Florida and Southwest Florida regions exceeded their fair value. Accordingly, the Company recorded noncash impairment charges in the U.S. Domestic reporting segment totaling $234.9 million in the consolidated statement of comprehensive loss during the third quarter of 2011.

        Impairment charges relating to goodwill and trade name during the third quarter of 2011 are summarized as follows:

(in thousands):	North East U.S.	California	South West U.S.	Florida East Coast	Northwest Florida	Southwest Florida	Total
Goodwill	$13,412	$10,236	$45,127	$32,963	$40,026	$84,751	$226,515

Trade name	$258	$982	$4,049	$—	$969	$2,152	$8,410

        During the fourth quarter of 2011, the Company decided to rebrand its current trade name of 21st Century Oncology. As a result of the rebranding initiative and concurrent with the Company's annual impairment test for goodwill and indefinite-lived intangible assets, the Company incurred an impairment loss of approximately $121.6 million. Approximately $49.8 million of the $121.6 million related to the trade name impairment as a result of the rebranding initiative. The remaining $71.8 million of impairment was related to goodwill in certain of the Company's reporting units, including North East United States, (New York, Rhode Island, Massachusetts and southeast Michigan), and California, Southwest U.S. (Arizona and Nevada). The remaining domestic U.S. trade name of approximately $4.6 million will be amortized over its remaining useful life through December 31, 2012. The Company incurred approximately $0.9 million in amortization expense during the fourth quarter.

        Impairment charges relating to goodwill and trade name during the fourth quarter of 2011 are summarized as follows:

(in thousands):	North East U.S.	Mid East U.S.	Central South East U.S.	California	South West U.S.	Florida East Coast	Northwest Florida	Southwest Florida	Total
Goodwill	$37,940	$—	$—	$14,664	$19,144	$—	$—	$—	$71,748

Trade name	$5,245	$8,810	$6,755	$2,560	$3,706	$4,440	$5,728	$12,590	$49,834

        The estimated fair value measurements were developed using significant unobservable inputs (Level 3). For goodwill, the primary valuation technique used was an income methodology based on management's estimates of forecasted cash flows for each reporting unit, with those cash flows discounted to present value using rates commensurate with the risks of those cash flows. In addition,

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NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

8. Impairment of goodwill and long-lived assets (Continued)

management used a market-based valuation method involving analysis of market multiples of revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") for (i) a group of comparable public companies and (ii) recent transactions, if any, involving comparable companies. For trade name intangible assets, management used the income-based relief-from-royalty valuation method in which fair value is the discounted value of forecasted royalty revenues arising from a trade name using a royalty rate that an independent party would pay for use of that trade name. Assumptions used by management were similar to those that management believes would be used by market participants performing valuations of these regional divisions. Management's assumptions were based on analysis of current and expected future economic conditions and the strategic plan for each reporting unit.

        In addition to the goodwill and trade name impairment losses noted above, an impairment loss of approximately $2.7 million, reported in impairment loss on the consolidated statements of comprehensive loss, was recognized during the third quarter of 2011 related to the Company's write-off of its 45% investment interest in a radio-surgery center in Rhode Island in the North East U.S. region due to continued operating losses since its inception in 2008. The estimated fair value measurements were developed using significant unobservable inputs (Level 3), including continued operating losses, declining operating cash flow and the limited use of the CyberKnife technology in treating cancer patients. In addition, during the fourth quarter of 2011, an impairment loss of approximately $0.8 million, reported in impairment loss on the consolidated statements of comprehensive loss, was recognized related to the impairment of certain leasehold improvements of a planned radiation treatment facility office closing in Baltimore, Maryland in the Central South East U.S. region and $0.7 million impairment on certain deposits on equipment.

        The Company implemented the qualitative screen test approach in assessing goodwill impairment for its international region. The qualitative analysis was limited to the international region due to its recent expansion into a new divisional region as a result of the Company's acquisition of MDLLC on March 1, 2011. Factors that contributed to the qualitative screen test included the macroeconomic conditions in Latin America remained strong in 2011 and its growth exceeding the growth estimates of the U.S. economy. Other factors included continued migration toward more clinically sophisticated radiation oncology services which have higher reimbursement rates, and the implementation of operational enhancements from equipment upgrades which enable the Company to increase the number of patients treated and improve the clinical quality of the service. Operational improvements, improvements in treatment mix, as well as new capacity coming on line from the Company's recent acquisition of five additional radiation treatment centers in Argentina in November 2011 are expected to produce continued growth in the international region. As the international region's current and projected results exceed original forecasts, the Company's view that it is more likely than not that the value of the international reporting unit is equal to or in excess of its carrying amount and therefore a further quantitative step 1 goodwill impairment analysis was not necessary.

9. Income tax accounting

        The Company provides for federal, state and non-US income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are

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NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

9. Income tax accounting (Continued)

measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

        ASC 740, Income Taxes (ASC 740), clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740, provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

        The Company is subject to taxation in the U.S., approximately 22 state jurisdictions, the Netherlands and countries throughout Latin America, namely, Argentina, Bolivia, Costa Rica, Dominican Republic, El Salvador, Guatemala and Mexico. However, the principal jurisdictions in which the Company is subject to tax are the U.S., Florida and Argentina.

        The Company's effective rate was (1.3)% in the first quarter of fiscal 2012 and (403.6)% in the first quarter of fiscal 2011. The change in the effective rate for the first quarter of 2012 compared to the same period of the year prior is primarily the result of the reduction of the deferred tax liability on the amount of goodwill and trade name impaired in the third quarter of 2011,the Company's application of ASC 740-270 to exclude certain jurisdictions (U.S. and certain states) for which the Company is unable to benefit from losses that are not more likely than not to be realized and the impact of the non-US income taxes on the international operations acquired in the first quarter of 2011. These items also caused the effective tax rate to differ from the U.S. statutory rate of 35%. The Company's tax expense in the first quarter of fiscal 2012 is due to non-US tax expense associated with foreign subsidiaries acquired in March 2011 offset by the income tax benefit associated with the termination of the interest rate swap.

        The Company's future effective tax rates could be affected by changes in the relative mix of taxable income and taxable loss jurisdictions, changes in the valuation of deferred tax assets or liabilities, or changes in tax laws or interpretations thereof. The Company monitors the assumptions used in estimating the annual effective tax rate and makes adjustments, if required, throughout the year. If actual results differ from the assumptions used in estimating the Company's annual effective tax rates, future income tax expense (benefit) could be materially affected.

        The Company has not provided U.S. federal and state deferred taxes on the cumulative earnings of non-US affiliates and associated companies that have been reinvested indefinitely. The earnings are being reinvested in active non-US business operations and the Company does not intend to repatriate these earnings to fund U.S. operations. Because of the availability of U.S, foreign tax credits, it is not practicable to determine the U.S income tax liability that would be payable if such earnings were not reinvested indefinitely.

        The Company is routinely under audit by federal, state, or local authorities in the areas of income taxes and other taxes. These audits may include questioning the timing and amount of deductions and compliance with federal, state, and local tax laws. The Company regularly assesses the likelihood of

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NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

9. Income tax accounting (Continued)

adverse outcomes from these audits to determine the adequacy of the Company's provision for income taxes. To the extent the Company prevails in matters for which accruals have been established or is required to pay amounts in excess of such accruals, the effective tax rate could be materially affected. In accordance with the statute of limitations for federal tax returns, the Company's federal tax returns for the years 2007 through 2010 are subject to examination. The Company is currently undergoing a Federal income tax audit for tax years 2007 through 2008 and New York State audit for tax years 2006 through 2008. The Company closed the Federal audit for tax years 2005 and 2006, the Alabama audit for tax years 2009 and 2010 and Florida audit for tax years 2007 through 2009.

10. Acquisitions and other arrangements

        In 2010, the Company held a 33% interest in Medical Developers and on March 1, 2011, the Company purchased the remaining 67% interest in Medical Developers, LLC ("MDLLC") from Bernardo Dosoretz as well as interests in the subsidiaries of MDLLC from Alejandro Dosoretz and Bernardo Dosoretz, resulting in an ownership interest of approximately 91% in the underlying radiation oncology practices located in South America, Central America and the Caribbean. The Company also purchased an additional 61% interest in Clinica de Radioterapia La Asuncion S.A. from Bernardo Dosoretz, resulting in an ownership interest of 80%. The acquisition of the remaining interests expands the Company's presence into a new regional division. The Company consummated these acquisitions for a combined purchase price of approximately $82.7 million, comprised of $47.5 million in cash, 25 common units of Parent immediately exchanged for 13,660 units of RT Investments' non-voting preferred equity units and 258,955 units of RT Investments' class A equity units totaling approximately $16.25 million, and issuance of a 9 7/8% note payable, due 2017 totaling approximately $16.05 million to the seller, an estimated contingent earn out payment totaling $2.3 million, and issuance of real estate located in Costa Rica totaling $0.6 million. The earn out payment is contingent upon certain acquired centers attaining earnings before interest, taxes, depreciation and amortization targets, is due 18 months subsequent to the transaction closing, and is payable through Company financing and issuance of equity units. The Company estimates the potential range of earn out payments to be, on an undiscounted basis, between $0 and $7.35 million, however the earn out payment is uncapped. The Company utilized the income and market approaches as well as the option pricing allocation methodology to value the equity units issued as consideration.

        The allocation of the purchase price was as follows (in thousands):

Cash	$47,500
Seller financing note	16,047
Company's issuance of equity	16,250
Contingent earn-out	2,340
Issuance of real estate	561

Total consideration transferred	82,698
Net identifiable assets acquired	15,527

Goodwill	$67,171

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NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10. Acquisitions and other arrangements (Continued)

        The following table summarizes the allocation of the aggregate purchase price of MDLLC, including assumed liabilities (in thousands):

Fair value of net assets acquired:
Cash and cash equivalents	$5,396
Accounts receivable, net	18,892
Prepaid expenses	268
Deferred tax assets	1,465
Other noncurrent assets	85
Property and equipment	8,479
Intangible assets	23,600
Accounts payable	(3,121)
Accrued expenses	(2,064)
Current portion of long-term debt	(422)
Income taxes payable	(3,048)
Other current liabilities	(580)
Long-term debt, less current portion	(686)
Deferred income taxes	(6,720)
Previously held equity interest	(16,150)
Other long-term liabilities	(2,117)
Noncontrolling interests—nonredeemable	(7,750)

Net identifiable assets acquired	$15,527

        The Company recorded the acquisition at its fair value upon gaining a controlling interest in MDLLC at March 1, 2011. The Company's previously held equity interest in the acquired entities as of the acquisition date totaled approximately $16.15 million. For purposes of valuing the previously held equity interest, the Company used the discounted cash flow method, a derivation of the income approach, which considered a number of factors such as the MDLLC's performance projections, MDLLC's cost of capital, and consideration ascribed to applicable discounts for lack of control and marketability. The Company recorded a gain on the previously held equity interest totaling approximately $0.2 million identified as gain on fair value adjustment of previously held equity investment in the accompanying condensed consolidated statements of comprehensive loss.

        The Company acquired noncontrolling interests totaling approximately $7.75 million as of the acquisition date. The Company valued the noncontrolling interests using the discounted cash flow method, a derivation of the income approach, which considered a number of factors such as the MDLLC's performance projections, MDLLC's cost of capital, and consideration ascribed to applicable discounts for lack of control and marketability. The Company acquired a number of hospital contract arrangements that have varying expiration dates through February 1, 2020. The weighted-average period prior to the next renewal period is 4.1 years as of December 31, 2011.

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NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10. Acquisitions and other arrangements (Continued)

        Net identifiable assets includes the following intangible assets:

Trade name (indefinite life)	$1,750
Non-compete agreement (5 year life)	2,000
Hospital contract arrangements (18.5 year life)	19,850

$23,600

        The Company valued the trade name using the relief from royalty method, a derivation of the income approach that estimates the benefit of owning the trade name rather than paying royalties for the right to use a comparable asset. The Company considered a number of factors to value the trade name, including MDLLC's performance projections, royalty rates, discount rates, strength of competition, and income tax rates.

        The Company valued the non-compete agreement using the discounted cash flow method, a derivation of the income approach that evaluates the difference in the sum of MDLLC's present value of cash flows of two scenarios: (1) with the non-compete in place and (2) without the non-compete in place. The Company considered various factors in determining the non-compete value including MDLLC's performance projections, probability of competition, income tax rates, and discount rates.

        The Company valued the hospital contract arrangements using the excess earnings method, which is a form of the income approach. This method includes projecting MDLLC's revenues and expenses attributable to the existing hospital contract arrangements, and then subtracts the required return on MDLLC's net tangible assets and any intangible assets used in the business in order to determine any residual excess earnings attributable to the hospital contract arrangements. The after tax excess earnings are then discounted to present value using an appropriate risk adjusted rate of return.

        The weighted-average amortization period for the acquired amortizable intangible assets as of December 31, 2011 is approximately 18.1 years. Total amortization expense recognized for the acquired amortizable intangible assets totaled approximately $1.2 million for the year ended December 31, 2011.

        Estimated future amortization expense for the acquired amortizable intangible assets as of December 31, 2011 is as follows (in thousands):

2012	$1,473
2013	1,473
2014	1,473
2015	1,473
2016	1,140
2017	1,073

        The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill of $67.2 million, representing primarily the value of estimated cost savings and synergies expected from the transaction. The goodwill is not deductible for tax purposes and is included in the Company's international geographic segment.

        Cash at March 31, 2012 and December 31, 2011 held by the Company's foreign subsidiaries was $4.9 million and $5.2 million, respectively. The Company considers these cash amounts to be

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NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10. Acquisitions and other arrangements (Continued)

permanently invested in the Company's foreign subsidiaries and therefore does not anticipate repatriating any excess cash flows to the U.S. The Company anticipates it can adequately fund its domestic operations from cash flows generated solely from the U.S. business. The Company believes that the magnitude of its growth opportunities outside of the U.S. will cause the Company to continuously reinvest foreign earnings. The Company does not require access to the earnings and cash flow of its international subsidiaries to fund its U.S. operations.

        On August 29, 2011, the Company acquired the assets of a radiation treatment center and other physician practices located in Redding, California, for approximately $9.6 million. The acquisition of the Redding facility further expands the Company's presence into the Northern California market. The allocation of the purchase price is to tangible assets of $3.3 million, intangible assets including $0.3 million trade name and non-compete agreements of $0.3 million, amortized over 5 years, and goodwill of $5.7 million, which is deductible for tax purposes.

        In September 2011, the Company entered into a professional services agreement with a hospital district in Broward County, Florida to provide professional services at two radiation oncology sites within the hospital district. In March 2012, the Company entered into a license agreement with the North Broward Hospital District to license the space and equipment and assume responsibility for the operation of the two radiation therapy departments at Broward General Medical Center and North Broward Medical Center, as part of the Company's value added services offering. The license agreement runs for an initial term of ten years, with three separate five year renewal options. The Company recorded approximately $4.3 million in capital lease obligations relating the portion of the license agreement for the use of the equipment.

        On November 4, 2011, the Company purchased an 80% interest in an operating entity, which operates 1 radiation treatment center in Argentina; an 80% interest in another operating entity, which operates 3 radiation treatment centers in Argentina; and a 96% interest in an operating entity, which operates 1 radiation treatment center in Argentina. The combined purchase price of the ownership interests totals approximately $7.4 million, comprised of $2.1 million in cash, seller financing totaling approximately $4.0 million payable over 24 monthly installments, commencing January 2012, and a purchase option totaling approximately $1.3 million. The acquisition of these operating treatment centers expands the Company's presence in its international markets. The allocation of the purchase price is to tangible assets of $3.7 million (including cash of $0.6 million), intangible assets including $0.2 million trade name and non-compete agreements of $0.2 million, amortized over 5 years, goodwill of $8.1 million, which is deductible for U.S. tax purposes but non-deductible for foreign tax purposes, liabilities of $3.4 million, and noncontrolling interests redeemable of $1.4 million.

        On December 22, 2011, the Company acquired the interest in an operating entity which operates two radiation treatment centers located in North Carolina, for approximately $6.3 million. The acquisition of the two radiation treatment centers further expands the Company's presence into the eastern North Carolina market. The allocation of the purchase price is to tangible assets of $0.8 million, goodwill of $6.0 million, which is deductible for tax purposes, other current liabilities of approximately $0.1 million and an earn-out provision of approximately $0.4 million contingent upon maintaining a certain level of patient volume.

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NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10. Acquisitions and other arrangements (Continued)

        During 2011, the Company acquired the assets of several physician practices in Florida and the non-professional practice assets of several North Carolina physician practices for approximately $0.4 million. The physician practices provide synergistic clinical services and an integrated cancer care service to its patients in the respective markets in which the Company provides radiation therapy treatment services. The allocation of the purchase price is to tangible assets of $0.4 million.

        On February 6, 2012, the Company acquired the assets of a radiation oncology practice and a urology group located in Asheville, North Carolina for approximately $0.9 million. The acquisition of the radiation oncology practice and the urology group, further expands the Company's presence in the Western North Carolina market and builds on the Company's integrated cancer care model. The allocation of the purchase price is to tangible assets of $0.8 million, and goodwill of $0.1 million, which is all deductible for tax purposes.

        In March 2012, the Company entered into a license agreement with the North Broward Hospital District to license the space and equipment and assume responsibility for the operation of the two radiation therapy departments at Broward General Medical Center and North Broward Medical Center, as part of the Company's value added services offering. The license agreement runs for an initial term of ten years, with three separate five year renewal options. The Company recorded approximately $4.3 million in capital lease obligations relating the portion of the license agreement for the use of the equipment.

        On March 30, 2012, the Company acquired the assets of a radiation oncology practice for $26.0 million and two urology groups located in Sarasota/Manatee counties in Southwest Florida for approximately $1.6 million, for a total purchase price of approximately $27.6 million, comprised of $21.9 million in cash and assumed capital lease obligation of approximately $5.7 million. The acquisition of the radiation oncology practice and the two urology groups, further expands the Company's presence in the Sarasota/Manatee counties and builds on the Company's integrated cancer care model. The allocation of the purchase price, which is preliminary pending final valuation of the intangible assets, is to tangible assets of $8.0 million, intangible assets including non-compete agreements of $6.4 million amortized over 5 years, goodwill of $13.2 million, which is all deductible for tax purposes, and assumed capital lease obligations of approximately $5.7 million. The preliminary purchase price allocation is subject to revision as the Company obtains additional information, including the finalization of the non-compete agreements.

        Estimated future amortization expense for the acquired preliminary amortizable intangible assets is as follows (in thousands):

2012	$960
2013	1,280
2014	1,280
2015	1,280
2016	1,280
2017	320

        During 2012, the Company acquired the assets of several physician practices in Florida for approximately $0.4 million. The physician practices provide synergistic clinical services and an integrated cancer care service to its patients in the respective markets in which the Company provides

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NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10. Acquisitions and other arrangements (Continued)

radiation therapy treatment services. The allocation of the purchase price is to tangible assets of $0.4 million.

        During the three months ended March 31, 2011 the Company recorded $5.2 million of net patient service revenue and reported net income of $0.0 million in connection with the MDLLC and Clinica de Radioterapia Cancer Center, P.A. acquisitions.

        The following unaudited pro forma financial information is presented as if the purchase of the additional interests in MDLLC and Clinica de Radioterapia La Asuncion S.A. and the purchase of the Sarasota/Manatee practices had occurred at the beginning of each period presented. The pro forma financial information is not necessarily indicative of what the Company's results of operations actually would have been had the Company completed the acquisition at the dates indicated. In addition, the unaudited pro forma financial information does not purport to project the future operating results of the combined company:

	Three months ended March 31,
(in thousands):	2012	2011
Pro forma total revenues	$183,341	$172,614
Pro forma net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(9,045)	(3,152)

        The operations of the foregoing acquisitions have been included in the accompanying condensed consolidated statements of comprehensive loss from the respective dates of each acquisition.

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NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

11. Long-term debt

        The Company's long-term debt consists of the following (in thousands):

	March 31, 2012	December 31, 2011
$347.0 million senior secured credit facility—(Term Loan B) portion with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company's assets. Interest rates are at LIBOR plus applicable margin due at various maturity dates through February 2014	$264,481	$264,367
$90.1 million senior secured credit facility (extended revolving credit portion) with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company's assets. Interest rates are at LIBOR plus applicable margin due at various maturity dates through February 2014	21,635	7,212
$34.9 million senior secured credit facility (non-extended revolving credit portion) with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company's assets. Interest rates are at LIBOR plus applicable margin due at various maturity dates through February 2013	8,365	2,788
$360.0 million Senior Subordinated Notes due April 15, 2017; semi-annual cash interest payments due on April 15 and October 15, fixed interest rate of 9.875%	358,068	357,973
$16.25 million Senior Subordinated Notes due April 15, 2017; semi-annual cash interest payments due on April 15 and October 15, fixed interest rate of 9.875%	16,083	16,075
$3.2 million various other notes payable with average interest rate of 18.3% due through August 2019	3,247	2,933
$4.0 million in seller financing promissory notes with average interest rate of 6.21% due through December 2013	3,551	4,005
Capital leases payable with various monthly payments plus interest at rates ranging from 1.0% to 9.1%, due at various maturity dates through March 2022	29,332	23,680

	704,762	679,033
Less current portion	(22,777)	(13,945)

	$681,985	$665,088

        The Term Loan B initially bears interest either at LIBOR plus a spread of 475 basis points or a specified base rate plus a spread of 375 basis points and matures on February 21, 2014.

        The non-extended revolving credit portion of the senior secured credit facility ("Non-extended Revolver") will mature on February 21, 2013. The Non-extended Revolver bears interest either at

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NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

11. Long-term debt (Continued)

LIBOR plus a spread ranging from 350 to 425 basis points or a specified base rate plus a spread ranging from 250 to 325 basis points, with the exact spread determined upon the basis of the Company's leverage ratio, as defined. The extended revolving credit portion of the senior secured credit facility ("Extended Revolver") will mature on February 21, 2014. The Extended Revolver bears interest either at LIBOR plus a spread ranging from 400 to 475 basis points or a specified base rate plus a spread ranging from 300 to 375 basis points, with the exact spread determined upon the basis of the Company's leverage ratio, as defined. The Company is required to pay a quarterly unused commitment fee at a rate ranging from 37.5 to 50.0 basis points on the Revolver determined upon the basis of its leverage ratio, as defined.

        The senior secured credit facility is secured by a pledge of substantially all of the Company's tangible and intangible assets and includes a number of restrictive covenants including limitations on leverage, capital and acquisitions expenditures and a requirement to maintain a minimum ratio of cash flow to interest. Under the terms of the Company's senior secured credit facility, borrowings under the Non-extended and Extended Revolvers are based on minimum incremental amounts of not less than $0.5 million for base rate loans and not less than $1.0 million for LIBOR rate loans.

        The senior secured credit facility requires the Company to make mandatory prepayments of outstanding borrowings under certain circumstances. Mandatory prepayments include prepayments of the Term Loan B from proceeds from asset dispositions if not reinvested within a certain period of time and debt and equity issuances, limited to a percentage of the proceeds and/or an excess amount above a dollar threshold. The Company is required to prepay the Term Loan B based on certain excess cash flow requirements ranging from 25% to 50% based on the Company's leverage ratio. To date the Company has not been required to make such prepayments. The senior secured credit facility also requires the Company to comply with various other covenants, including, but not limited to, restrictions on new indebtedness, the ability to merge or consolidate, asset sales, and dividends. At March 31, 2012, the Company is in compliance with all covenants.

        On March 25, 2008, the Company issued $175.0 million senior subordinated notes due 2015 at 13.5% interest rate and repaid the $175.0 million senior subordinated interim loan agreement including any accrued and unpaid interest. The senior subordinated notes required semi-annual payments of interest only. The senior subordinated notes had similar or less restrictive covenants and were junior to the senior secured credit facility for order of priority of debt repayment.

        On April 1, 2010, the Company amended its senior secured credit facility, to among other things, (i) under certain circumstances, allow the Company to issue permitted additional subordinated debt to fund certain future acquisitions; (ii) disregard, for purposes of calculating compliance with the financial covenants, certain provisions of "Generally Accepted Accounting Principles" (GAAP) that would require the Company to treat leased properties as owned by the Company; and (iii) provide for certain other modifications as set forth therein to permit the incurrence of additional indebtedness in connection with certain future acquisitions and the ability to make additional investments, subject to pro forma compliance with certain performance based incurrence covenants, and other restrictions.

        On April 20, 2010, the Company issued $310.0 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2017 (the "Offering") and repaid the existing $175.0 million in aggregate principal amount 13.5% senior subordinated notes due 2015, including accrued and unpaid interest and a call premium of approximately $5.3 million. The remaining proceeds from the Offering were used to

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

11. Long-term debt (Continued)

pay down $74.8 million of the Term Loan B and $10.0 million of the Revolver. A portion of the proceeds of the Offering was placed in a restricted account pending application to finance certain acquisitions, including the acquisitions of a radiation treatment center and physician practices in South Carolina consummated on May 3, 2010. The Company incurred approximately $11.9 million in transaction fees and expenses, including legal, accounting and other fees and expenses associated with the offering, and the initial purchasers' discount of $1.9 million.

        In April 2010, the Company recorded approximately $10.9 million of expenses in early extinguishment of debt as a result of the prepayment of the $175.0 million in senior subordinated notes, which included a call premium payment of approximately $5.3 million, the write-offs of $2.5 million in deferred financing costs and $3.1 million in original issue discount costs.

        On April 22, 2010, affiliates of certain initial purchasers of the $310.0 million in aggregate principal amount 9 7/8% senior subordinated notes due 2017 provided an additional $15.0 million of commitments to the Revolver, and increased the available commitment from $60.0 million to $75.0 million. The Company paid $2.0 million to Vestar Capital Partners V, L.P. for additional transaction advisory services in respect to the incremental amendments to the existing senior secured credit facility, the additional $15.0 million of commitments to the revolver portion, and the complete refinancing of the senior subordinated notes.

        On May 3, 2010, the Company further amended the senior secured credit facilities with respect to certain administrative matters, including permitting the Company to provide to the lenders thereunder, on a prospective basis, the consolidated financial statements of the parent company, Radiation Therapy Services Holdings, Inc., in lieu of those of the borrower, our wholly-owned subsidiary, Radiation Therapy Services, Inc. ("RTS").

        In January 2011, the Company received a commitment letter (the "Commitment Letter") from DDJ Capital Management, LLC to purchase an aggregate principal amount of $50 million of 9 7/8% Senior Subordinated Notes due 2017 ("New Notes") to be issued by RTS. On March 1, 2011, the Company issued $50 million of the New Notes. The proceeds of $48.5 million were used (i) to fund the Company's acquisition of all of the outstanding membership units of MDLLC and substantially all of the interests of MDLLC's affiliated companies (the "MDLLC Acquisition"), not currently controlled by the Company and (ii) to fund transaction costs associated with the MDLLC Acquisition.

        The Company's senior secured credit facilities:

  •
  is secured by a pledge of substantially all of the Company's tangible and intangible assets, including accounts receivable, inventory and capital stock of its existing and future subsidiaries, and requires that borrowings and other amounts due under it will be guaranteed by its existing and future subsidiaries;

  •
  requires the Company to make mandatory prepayments of outstanding borrowings, with a corresponding reduction in the maximum amount of borrowings available under the senior secured credit facility, with net proceeds from insurance recoveries and asset sales, and with the net proceeds from the issuance of equity or debt securities, subject to specified exceptions;

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

11. Long-term debt (Continued)

  •
  includes a number of restrictive covenants including, among other things, limitations on leverage, capital and acquisitions expenditures, and requirements that the Company maintain minimum ratios of cash flow to interest;

  •
  limits the Company's ability to pay dividends on its capital stock; and

  •
  contains customary events of default, including an event of default upon a change in control.

        On September 29, 2011, the Company amended its senior secured credit facility. Under the terms of the amendment, the definition of Applicable Margin was modified to increase the rate on both the senior secured term loan and extended revolving loans under the revolving credit facility provided for under the senior secured credit facility by 50 basis points. Both the senior secured term loan and amounts borrowed under the revolving credit facility will now bear interest based (i) with respect to extended revolving loans and the senior secured term loans, on either (A) LIBOR plus a spread of 475 basis points, or (B) the ABR plus a spread of 375 basis points, and (ii) with respect to non-extended revolving loans, on either (A) LIBOR plus a spread of 425 basis points, or (B) the ABR plus a spread of 325 basis points, in each case depending on whether the Company elects Eurodollar loans or ABR loans, respectively. The amendment also extended the revolving credit facility maturity by one year solely for the extended revolving loans, such that they will mature on February 21, 2014, whereas the non-extended revolving loans will continue to mature on February 21, 2013.

        The amendment modified the financial covenant levels, including to modify (x) the total leverage ratio to 6.00 to 1.00 for the Company's fiscal quarters ending September 30, 2011 and December 31, 2011, decreasing thereafter as specified therein, and (y) the consolidated interest coverage ratio to 2.00 to 1.00 for the Company's fiscal quarters ending March 31, 2011 through June 30, 2012 and increasing thereafter as specified therein.

        The senior secured credit facility requires that the Company comply with certain financial covenants, including:

	Requirement at March 31, 2012	Level at March 31, 2012
Maximum permitted consolidated leverage ratio	<5.75 to 1.00	5.36 to 1.00
Minimum permitted consolidated interest coverage ratio	>2.00 to 1.00	2.35 to 1.00

        The maximum permitted consolidated leverage ratio required is <5.25 to 1.00 through June 30, 2011, <6.00 to 1.00 from July 1, 2011 through December 31, 2011, <5.75 to 1.00 from January 1, 2012 to June 30, 2012, <5.50 to 1.00 from July 1, 2012 to June 30, 2013 and <5.25 to 1.00 thereafter.

        The minimum permitted consolidated interest coverage ratio required is >2.00 to 1.00 through June 30, 2012, >2.05 to 1.00 from July 1, 2012 through December 31, 2012, >2.10 to 1.00 from January 1, 2013 to June 30, 2013 and >2.20 to 1.00 thereafter.

        The amendment also made several modifications to the permitted investments baskets, the permitted indebtedness baskets and several definitions in the senior secured credit facility.

        On September 30, 2011, the Company entered into an incremental amendment (the "Incremental Amendment") with Wells Fargo Bank, National Association, in its capacity as administrative agent for

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

11. Long-term debt (Continued)

the lenders and SunTrust Bank, as incremental lender. The Incremental Amendment amends the senior secured credit facility. Under the terms of the Incremental Amendment, SunTrust Bank agreed to lend an aggregate amount up to $50 million to the Company, which will be used for general corporate purposes.

        The senior secured credit facility also requires that the Company comply with various other covenants, including, but not limited to, restrictions on new indebtedness, asset sales, capital expenditures, acquisitions and dividends, with which the Company was in compliance as of March 31, 2012.

        In August 2011, the Company entered into a lease line of credit with a financial institution for the purpose of obtaining financing for medical equipment purchases in the commitment amount of $12.5 million. The commitment, subject to various restrictions, was scheduled to be available through November 2011. The Company had utilized approximately $8.7 million under the lease line of credit.

Senior Secured Second Lien Notes

        On May 10, 2012, Radiation Therapy Services, Inc. ("RTS"), a wholly owned subsidiary of Radiation Therapy Services Holdings, Inc. (the "Company") completed its previously announced offering of $350.0 million in aggregate principal amount of its 8 7/8% Senior Secured Second Lien Notes due 2017 (the "Notes") by issuing the Notes in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act.

        The Notes were issued pursuant to an indenture, dated May 10, 2012 (the "Indenture"), among RTS, the guarantors signatory thereto and Wilmington Trust, National Association, governing the Notes. The Notes are senior secured second lien obligations of RTS and are guaranteed on a senior secured second lien basis by RTS, and each of RTS's domestic subsidiaries to the extent such guarantor is a guarantor of RTS's obligations under the Revolving Credit Facility (as defined below).

        In connection with the issuance of the Notes, on May 10, 2012, RTS also entered into a registration rights agreement relating to the Notes, pursuant to which RTS has agreed to use its reasonable best efforts to file with the Securities and Exchange Commission and cause to become effective a registration statement with respect to a registered offer to exchange the Notes for new notes, with terms substantially identical in all material respects to the Notes.

        Interest is payable on the Notes on each May 15 and November 15, commencing November 15, 2012. RTS may redeem some or all of the Notes at any time prior to May 15, 2014 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, and an applicable make-whole premium. On or after May 15, 2014, RTS may redeem some or all of the Notes at redemption prices set forth in the Indenture. In addition, at any time prior to May 15, 2014, RTS may redeem up to 35% of the aggregate principal amount of the Notes, at a specified redemption price with the net cash proceeds of certain equity offerings.

        The Indenture contains covenants that, among other things, restrict the ability of the Company, RTS and certain of its subsidiaries to: incur, assume or guarantee additional indebtedness; pay dividends or redeem or repurchase capital stock; make other restricted payments; incur liens; redeem

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

11. Long-term debt (Continued)

debt that is junior in right of payment to the Notes; sell or otherwise dispose of assets, including capital stock of subsidiaries; enter into mergers or consolidations; and enter into transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications. In addition, in certain circumstances, if RTS sells assets or experiences certain changes of control, it must offer to purchase the Notes.

        RTS used the proceeds to repay its existing senior secured revolving credit facility and the Term Loan B portion of its senior secured credit facilities, which were prepaid in their entirety, cancelled and replaced with the new Revolving Credit Facility described below, and to pay related fees and expenses. Any remaining net proceeds will be used for general corporate purposes.

Credit Agreement

        On May 10, 2012, RTS also entered into the Credit Agreement (the "Credit Agreement") among RTS, as borrower, the Company, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the "Administrative Agent"), collateral agent, issuing bank and as swingline lender, the other agents party thereto and the lenders party thereto.

        The credit facilities provided under the Credit Agreement consist of a revolving credit facility providing for up to $140 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the "Revolving Credit Facility"). RTS may increase the aggregate amount of revolving loans by an amount not to exceed $10 million in the aggregate. The Revolving Credit Facility will mature in 4-years and 5-months.

        Loans under the Revolving Credit Facility are subject to the following interest rates:

          (a)   for loans which are Eurodollar loans, for any interest period, at a rate per annum equal to a percentage equal to (i) the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such interest period commencing on the first day of such interest period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two business days prior to the beginning of such interest period divided by (ii) 1.0 minus the then stated maximum rate of all reserve requirements applicable to any member bank of the Federal Reserve System in respect of eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), plus (ii) an applicable margin based upon a total leverage pricing grid; and

          (b)   for loans which are base rate loans, (i) the greatest of (A) the Administrative Agent's prime lending rate at such time, (B) the overnight federal funds rate at such time plus 1/2 of 1%, and (C) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1.00%, plus (ii) an applicable margin based upon a total leverage pricing grid.

        RTS will pay certain recurring fees with respect to the Revolving Credit Facility, including (i) fees on the unused commitments of the lenders under the Revolving Credit Facility, (ii) letter of credit fees on the aggregate face amounts of outstanding letters of credit and (iii) administration fees.

        The Credit Agreement contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting the ability (subject to various exceptions) of RTS and certain of its subsidiaries to: incur additional indebtedness (including guarantee obligations); incur

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

11. Long-term debt (Continued)

liens; engage in mergers or other fundamental changes; sell certain property or assets; pay dividends of other distributions; consummate acquisitions; make investments, loans and advances; prepay certain indebtedness, including the Notes; change the nature of their business; engage in certain transactions with affiliates; and incur restrictions on the ability of RTS's subsidiaries to make distributions, advances and asset transfers. In addition, under the Revolving Credit Facility, we will be required to comply with a specific first lien leverage ratio not to exceed 1.25 to 1.00.

        The Revolving Credit Facility contains customary events of default, including with respect to nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; failure to perform or observe covenants; cross-default to other material indebtedness; bankruptcy and insolvency events; inability to pay debts; monetary judgment defaults; actual or asserted invalidity or impairment of any definitive loan documentation and a change of control.

        As of the Closing Date, the obligations of RTS under the Revolving Credit Facility are guaranteed by the Company and each direct and indirect, domestic subsidiary of RTS.

        The Revolving Credit Facility and any interest rate protection and other hedging arrangements provided by any lender party to the Revolving Credit Facility or any affiliate of such a lender are secured on a first priority basis by a perfected security interest in substantially all of RTS's and each guarantor's tangible and intangible assets (subject to certain exceptions).

12. Segment and geographic information

        The Company operates in one line of business, which is operating physician group practices. As of March 1, 2011, due to the acquisition of MDLLC and Clinica de Radioterapia La Asuncion S.A., the Company's operations were reorganized into two geographically organized groups: the Domestic U.S. includes eight operating segments and International is an operating segment which are aggregated into one U.S. Domestic and one International reporting segment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Transactions between reporting segments are properly eliminated. The Company assesses performance of and makes decisions on how to allocate resources to its operating segments based on multiple factors including current and projected facility gross profit and market opportunities.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

12. Segment and geographic information (Continued)

        Financial information by geographic segment is as follows (in thousands):

	Three Months ended March 31, 2012	Three Months ended March 31, 2011
Total revenues:
U.S Domestic	$157,292	$151,051
International	20,153	5,486

Total	$177,445	$156,537

Facility gross profit:
U.S. Domestic	$45,528	$51,189
International	11,511	3,243

Total	$57,039	$54,432

Depreciation and amortization:
U.S. Domestic	$14,258	$12,233
International	938	222

Total	$15,196	$12,455

	March 31, 2012	December 31, 2011
Total assets:
U.S. Domestic	$901,006	$867,448
International	135,528	131,144

Total	$1,036,534	$998,592

Long-lived assets:
U.S. Domestic	$229,039	$223,511
International	15,253	12,900

Total	$244,292	$236,411

Capital expenditures:*
U.S. Domestic	$6,723	$38,897
International	875	2,416

Total	$7,598	$41,313

*
includes capital lease obligations related to capital expenditures

Acquisition-related goodwill and intangible assets:
U.S. Domestic	$522,387	$505,008
International	93,323	93,932

Total	$615,710	$598,940

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

12. Segment and geographic information (Continued)

        The reconciliation of the Company's reportable segment profit and loss is as follows (in thousands):

	Three Months ended March 31, 2012	Three Months ended March 31, 2011
Facility gross profit	$57,039	$54,432
Less:
General and administrative expenses	19,682	17,836
General and administrative salaries	18,785	16,625
General and administrative depreciation and amortization	3,599	2,396
Provision for doubtful accounts	5,061	3,801
Interest expense, net	17,555	14,493
Gain on fair value adjustment of previously held equity investment	—	(234)
Foreign currency transaction loss	49	10
Loss on foreign currency derivative contracts	594	116

Loss before income taxes	$(8,286)	$(611)

13. Supplemental Consolidating Financial Information

        Radiation Therapy Services, Inc. (RTS) payment obligations under the senior secured credit facility and senior subordinated notes are guaranteed by Radiation Therapy Services Holdings, Inc. (Parent) and certain domestic subsidiaries of RTS (Subsidiary Guarantors and, collectively with Parent, the "Guarantors"). The consolidated joint ventures and professional corporations of the Company are non-guarantors. Such guarantees are full, unconditional and joint and several. The following supplemental financial information sets forth, on an unconsolidated basis, balance sheets, statements of comprehensive income (loss), and statements of cash flows information for Parent, the Subsidiary Guarantors and the non-guarantor subsidiaries. The supplemental financial information reflects the investment of Parent and RTS and subsidiary guarantors using the equity method of accounting.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2012
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$114	$53	$1,874	$10,366	$—	$12,407
Accounts receivable, net	—	—	53,813	47,356	—	101,169
Intercompany receivables	6,305	—	82,360	—	(88,665)	—
Prepaid expenses	—	79	4,513	1,297	—	5,889
Inventories	—	—	4,388	539	—	4,927
Deferred income taxes	(35)	(1,924)	4,925	3	—	2,969
Other	6	872	2,624	955	—	4,457

Total current assets	6,390	(920)	154,497	60,516	(88,665)	131,818
Equity investments in joint ventures	139,037	867,212	113,675	49	(1,119,451)	522
Property and equipment, net	—	—	208,977	35,315	—	244,292
Real estate subject to finance obligation	—	—	13,735	—	—	13,735
Goodwill	—	—	489,080	80,821	—	569,901
Intangible assets, net	—	2,782	20,901	22,126	—	45,809
Other assets	—	15,554	6,722	8,181	—	30,457
Intercompany note receivable	—	—	—	—	—	—

Total assets	$145,427	$884,628	$1,007,587	$207,008	$(1,208,116)	$1,036,534

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$795	$33,174	$5,433	$—	$39,402
Intercompany payables	—	68,367	—	20,235	(88,602)	—
Accrued expenses	(16)	17,073	30,301	6,565	—	53,923
Income taxes payable	(126)	1,624	2,325	1,661	—	5,484
Current portion of long-term debt	—	8,365	9,868	4,544	—	22,777
Current portion of finance obligation	—	—	184	—	—	184
Other current liabilities	—	—	2,518	2,856	—	5,374

Total current liabilities	(142)	96,224	78,370	41,294	(88,602)	127,144
Long-term debt, less current portion	—	660,268	19,463	2,254	—	681,985
Finance obligation, less current portion	—	—	14,133	—	—	14,133
Other long-term liabilities	—	1,041	15,512	6,589	—	23,142
Deferred income taxes	(3,882)	(11,942)	21,591	4,498	(6)	10,259
Intercompany note payable	—	—	—	—	—	—

Total liabilities	(4,024)	745,591	149,069	54,635	(88,608)	856,663
Noncontrolling interests—redeemable	—	—	—	—	12,925	12,925
Total Radiation Therapy Services Holdings, Inc. shareholder's equity	149,451	139,037	858,518	152,373	(1,149,929)	149,450
Noncontrolling interests—nonredeemable	—	—	—	—	17,496	17,496

Total equity	149,451	139,037	858,518	152,373	(1,132,433)	166,946

Total liabilities and equity	$145,427	$884,628	$1,007,587	$207,008	$(1,208,116)	$1,036,534

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2012
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Net patient service revenue	$—	$—	$116,659	$58,889	$—	$175,548
Other revenue	—	—	2,134	144	—	2,278
(Loss) income from equity investment	(10,340)	6,772	957	12	2,218	(381)
Intercompany revenue	—	31	17,690	—	(17,721)	—

Total revenues	(10,340)	6,803	137,440	59,045	(15,503)	177,445
Expenses:
Salaries and benefits	95	—	72,095	21,653	—	93,843
Medical supplies	—	—	12,628	2,832	—	15,460
Facility rent expenses	—	—	8,123	1,467	—	9,590
Other operating expenses	—	—	6,097	2,604	—	8,701
General and administrative expenses	—	274	15,594	3,814	—	19,682
Depreciation and amortization	—	927	12,431	1,838	—	15,196
Provision for doubtful accounts	—	—	2,982	2,079	—	5,061
Interest expense, net	(1)	16,788	655	113	—	17,555
Foreign currency transaction loss	—	—	—	49	—	49
Loss on foreign currency derivative contracts	—	594	—	—	—	594
Intercompany expenses	—	118	—	17,603	(17,721)	—

Total expenses	94	18,701	130,605	54,052	(17,721)	185,731

(Loss) income before income taxes	(10,434)	(11,898)	6,835	4,993	2,218	(8,286)
Income tax expense	—	(1,891)	92	1,916	(7)	110

Net (loss) income	(10,434)	(10,007)	6,743	3,077	2,225	(8,396)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	—	—	—	—	(1,153)	(1,153)

Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	(10,434)	(10,007)	6,743	3,077	1,072	(9,549)
Unrealized comprehensive loss:	—	(333)	—	(528)	—	(861)

Comprehensive (loss) income	(10,434)	(10,340)	6,743	2,549	2,225	(9,257)

Comprehensive income attributable to noncontrolling interests—redeemable and non-redeemable:	—	—	—	—	(1,177)	(1,177)

Comprehensive (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(10,434)	$(10,340)	$6,743	$2,549	$1,048	$(10,434)

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2012
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(10,434)	$(10,007)	$6,743	$3,077	$2,225	$(8,396)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	—	—	10,996	1,454	—	12,450
Amortization	—	927	1,435	384	—	2,746
Deferred rent expense	—	—	251	65	—	316
Deferred income taxes	—	10	38	(148)	(6)	(106)
Stock-based compensation	95	—	—	—	—	95
Provision for doubtful accounts	—	—	2,982	2,079	—	5,061
Loss on the sale of property and equipment	—	—	90	—	—	90
Amortization of termination of interest rate swap	—	(84)	—	—	—	(84)
Loss on foreign currency transactions	—	—	—	9	—	9
Loss on foreign currency derivative contracts	—	594	—	—	—	594
Amortization of debt discount	—	218	—	—	—	218
Amortization of loan costs	—	1,334	—	—	—	1,334
Equity interest in net loss (earnings) of joint ventures	10,340	(6,772)	(957)	(12)	(2,218)	381
Distribution received from unconsolidated joint ventures	—	—	9	—	—	9
Changes in operating assets and liabilities:
Accounts receivable and other receivables	—	—	(12,854)	(5,918)	—	(18,772)
Income taxes payable	—	71	(4)	133	—	200
Inventories and other current assets	—	—	(227)	(165)	—	(392)
Prepaid expenses	—	(27)	765	(543)	—	195
Intercompany payable / receivable	(53)	(15,821)	10,603	5,272	(1)	—
Accounts payable	—	186	11,336	(206)	—	11,316
Accrued deferred compensation	—	—	152	47	—	199
Accrued expenses	(16)	9,271	1,953	166	—	11,374

Net cash (used in) provided by operating activities	(68)	(20,100)	33,311	5,694	—	18,837
Cash flows from investing activities
Purchases of property and equipment	—	—	(5,836)	(1,066)	—	(6,902)
Acquisition of medical practices	—	—	(23,053)	(50)	—	(23,103)
Proceeds from the sale of property and equipment	—	—	26	—	—	26
Loans to employees	—	—	(133)	(3)	—	(136)
Intercompany notes to / from affiliates	—	—	—	—	—	—
Contribution of capital to joint venture entities	—	—	(225)	—	—	(225)
Distributions received from joint venture entities	—	406	1,529	—	(1,935)	—
Payment of foreign currency derivative contracts	—	(292)	—	—	—	(292)
Premiums on life insurance policies	—	—	—	(155)	—	(155)
Change in other assets and other liabilities	(2)	—	409	(252)	—	155

Net cash (used in) provided by investing activities	(2)	114	(27,283)	(1,526)	(1,935)	(30,632)
Cash flows from financing activities
Proceeds from issuance of debt	—	—	—	560	—	560
Net proceeds from revolving credit facility	—	20,000	—	—	—	20,000
Principal repayments of debt	—	—	(4,861)	(738)	—	(5,599)
Repayments of finance obligation	—	—	(26)	—	—	(26)
Cash distributions to noncontrolling interest holders—redeemable and non-redeemable	—	—	—	—	(905)	(905)
Cash distributions to shareholders	—	—	—	(2,840)	2,840	—

Net cash provided by (used in) financing activities	—	20,000	(4,887)	(3,018)	1,935	14,030

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(5)	—	(5)
Net (decrease) increase in cash and cash equivalents	(70)	14	1,141	1,145	—	2,230
Cash and cash equivalents, beginning of period	184	39	733	9,221	—	10,177

Cash and cash equivalents, end of period	$114	$53	$1,874	$10,366	$—	$12,407

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2011
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$184	$39	$733	$9,221	$—	$10,177
Accounts receivable, net	—	—	44,135	42,959	—	87,094
Intercompany receivables	6,335	—	91,477	—	(97,812)	—
Prepaid expenses	—	52	4,968	711	—	5,731
Inventories	—	—	4,140	168	—	4,308
Deferred income taxes	(35)	(1,924)	4,925	3	—	2,969
Other	4	814	4,397	810	—	6,025

Total current assets	6,488	(1,019)	154,775	53,872	(97,812)	116,304
Equity investments in joint ventures	149,377	778,355	123,310	42	(1,050,392)	692
Property and equipment, net	—	—	201,806	34,605	—	236,411
Real estate subject to finance obligation	—	—	13,719	—	—	13,719
Goodwill	—	82,491	384,001	90,055	—	556,547
Intangible assets, net	—	3,710	15,936	22,747	—	42,393
Other assets	—	17,248	7,089	8,189	—	32,526
Intercompany note receivable	—	—	—	—	—	—

Total assets	$155,865	$880,785	$900,636	$209,510	$(1,148,204)	$998,592

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$609	$21,838	$5,301	$—	$27,748
Intercompany payables	—	84,272	—	13,473	(97,745)	—
Accrued expenses	—	7,802	28,337	6,457	—	42,596
Income taxes payable	(126)	1,553	2,329	1,554	—	5,310
Current portion of long-term debt	—	—	9,923	4,022	—	13,945
Current portion of finance obligation	—	—	161	—	—	161
Other current liabilities	—	—	3,886	2,729	—	6,615

Total current liabilities	(126)	94,236	66,474	33,536	(97,745)	96,375
Long-term debt, less current portion	—	648,415	13,757	2,916	—	665,088
Finance obligation, less current portion	—	—	14,105	—	—	14,105
Other long-term liabilities	—	708	15,460	6,491	—	22,659
Deferred income taxes	(3,882)	(11,951)	21,553	4,623	—	10,343
Intercompany note payable	—	—	—	—	—	—

Total liabilities	(4,008)	731,408	131,349	47,566	(97,745)	808,570
Noncontrolling interests—redeemable	—	—	—	—	12,728	12,728
Total Radiation Therapy Services Holdings, Inc. shareholder's equity	159,873	149,377	769,287	161,944	(1,080,608)	159,873
Noncontrolling interests—nonredeemable	—	—	—	—	17,421	17,421

Total equity	159,873	149,377	769,287	161,944	(1,063,187)	177,294

Total liabilities and equity	$155,865	$880,785	$900,636	$209,510	$(1,148,204)	$998,592

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2011
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Net patient service revenue	$—	$—	$113,665	$41,418	$—	$155,083
Other revenue	—	—	1,459	245	—	1,704
(Loss) income from equity investment	(2,657)	11,629	1,726	(1)	(10,947)	(250)
Intercompany revenue	—	206	19,677	—	(19,883)	—

Total revenues	(2,657)	11,835	136,527	41,662	(30,830)	156,537
Expenses:
Salaries and benefits	680	—	68,999	11,220	—	80,899
Medical supplies	—	—	11,788	703	—	12,491
Facility rent expenses	—	—	7,006	817	—	7,823
Other operating expenses	—	—	6,019	1,439	—	7,458
General and administrative expenses	5	399	15,782	1,650	—	17,836
Depreciation and amortization	—	—	11,327	1,128	—	12,455
Provision for doubtful accounts	—	—	2,282	1,519	—	3,801
Interest expense, net	(2)	14,087	513	(105)	—	14,493
Gain on fair value adjustment of previously held equity investment	—	—	(234)	—	—	(234)
Foreign currency transaction loss	—	—	—	10	—	10
Loss on foreign currency derivative contracts	—	116	—	—	—	116
Intercompany expenses	7	—	—	19,876	(19,883)	—

Total expenses	690	14,602	123,482	38,257	(19,883)	157,148

(Loss) income before income taxes	(3,347)	(2,767)	13,045	3,405	(10,947)	(611)
Income tax (benefit) expense	—	1,186	1,120	16	144	2,466

Net (loss) income	(3,347)	(3,953)	11,925	3,389	(11,091)	(3,077)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	—	—	—	—	(1,439)	(1,439)

Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	(3,347)	(3,953)	11,925	3,389	(12,530)	(4,516)
Unrealized comprehensive income (loss):	—	1,296	—	(155)	—	1,141

Comprehensive (loss) income	(3,347)	(2,657)	11,925	3,234	(11,091)	(1,936)

Comprehensive income attributable to noncontrolling interests—redeemable and non-redeemable:	—	—	—	—	(1,411)	(1,411)

Comprehensive (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(3,347)	$(2,657)	$11,925	$3,234	$(12,502)	$(3,347)

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2011
(in thousands)

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(3,347)	$(3,953)	$11,925	$3,389	$(11,091)	$(3,077)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	—	—	9,816	1,013	—	10,829
Amortization	—	—	1,511	115	—	1,626
Deferred rent expense	—	—	229	60	—	289
Deferred income taxes	—	527	1,209	188	44	1,968
Stock-based compensation	680	—	—	—	—	680
Provision for doubtful accounts	—	—	2,282	1,519	—	3,801
Gain on the sale of property and equipment	—	—	(8)	—	—	(8)
Gain on fair value adjustment of previously held equity investment	—	—	(234)	—	—	(234)
Loss on foreign currency transactions	—	—	—	49	—	49
Loss on foreign currency derivative contracts	—	116	—	—	—	116
Amortization of debt discount	—	192	—	—	—	192
Amortization of loan costs	—	1,014	—	—	—	1,014
Equity interest in net loss (earnings) of joint ventures	2,657	(11,629)	(1,726)	1	10,947	250
Changes in operating assets and liabilities:
Accounts receivable and other receivables	—	—	(10,863)	(4,734)	—	(15,597)
Income taxes payable	—	635	(89)	(814)	(69)	(337)
Inventories and other current assets	—	—	(681)	4	—	(677)
Prepaid expenses	—	(57)	806	16	—	765
Intercompany payable / receivable	(276)	2,393	(5,776)	3,490	169	—
Accounts payable	—	(237)	3,715	(634)	—	2,844
Accrued expenses	—	10,776	3,213	(102)	—	13,887

Net cash (used in) provided by operating activities	(286)	(223)	15,329	3,560	—	18,380
Cash flows from investing activities
Purchases of property and equipment	—	—	(10,878)	(535)	—	(11,413)
Acquisition of medical practices	—	—	(47,500)	5,396	—	(42,104)
Proceeds from the sale of property and equipment	—	—	5	—	—	5
Repayments from (loans to) employees	—	—	147	(12)	—	135
Intercompany notes to / from affiliates	—	—	—	—	—	—
Contribution of capital to joint venture entities	—	(47,500)	—	—	47,500	—
Distributions received from joint venture entities	—	372	1,728	—	(1,800)	300
Proceeds from sale of equity interest in a joint venture	—	—	312	—	—	312
Payment of foreign currency derivative contracts	—	(552)	—	—	—	(552)
Change in other assets and other liabilities	5	3	(100)	32	—	(60)

Net cash provided by (used in) investing activities	5	(47,677)	(56,286)	4,881	45,700	(53,377)
Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $625)	—	49,375	—	26	—	49,401
Principal repayments of debt	—	—	(2,433)	(23)	—	(2,456)
Repayments of finance obligation	—	—	(13)	—	—	(13)
Proceeds from equity contribution	3	—	47,500	—	(47,500)	3
Cash distributions to noncontrolling interest holders—redeemable and non-redeemable	—	—	—	—	(923)	(923)
Payments of loan costs	—	(1,534)	—	—	—	(1,534)
Cash distributions to shareholders	—	—	—	(2,723)	2,723	—

Net cash provided by (used in) financing activities	3	47,841	45,054	(2,720)	(45,700)	44,478

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(3)	—	(3)
Net (decrease) increase in cash and cash equivalents	(278)	(59)	4,097	5,718	—	9,478
Cash and cash equivalents, beginning of period	279	80	8,637	4,981	—	13,977

Cash and cash equivalents, end of period	$1	$21	$12,734	$10,699	$—	$23,455

$350,000,000

Radiation Therapy Services, Inc.

Exchange Offer for 8 7/8% Senior Secured Second Lien Notes due 2017

PROSPECTUS

                        , 2012

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

        This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

        Until                        , 2012 all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Florida

        Radiation Therapy Services, Inc., 21st Century Oncology of Jacksonville, Inc., Devoto Construction of Southwest Florida, Inc., Radiation Therapy Services International, Inc., 21st Century Oncology Management Services, Inc., Jacksonville Radiation Therapy Services, Inc., Radiation Therapy School for Radiation Therapy Technology, Inc., Derm-Rad Investment Company, LLC, Financial Services of Southwest Florida, LLC and 21st Century Oncology, LLC are incorporated under the laws of the State of Florida.

        Section 607.0831 of the Florida Business Corporation Act ("FBCA") limits the liability of directors of Florida corporations. Section 607.0831 provides that a director is not personally liable for monetary damages to the corporation or any other person unless the director breached or failed to perform his or her duties as a director and the director's breach of, or failure to perform, those duties constituted:

  •
  a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful, or had no reasonable cause to believe his or her conduct was unlawful;

  •
  a transaction from which the director derived an improper personal benefit, either directly or indirectly;

  •
  a circumstance under which the liability provisions of Florida law for unlawful distributions are applicable;

  •
  in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or

  •
  in a proceeding by or in the right of someone other than the corporation or by or in the right of a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

        Section 607.0850 of the FBCA empowers a Florida corporation, subject to certain limitations, to indemnify its directors, officers and employees against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

        Section 608.4229 of the Florida Limited Liability Company Act provides that, subject to such standards and restrictions set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding that provision, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of Section 608.426 (relating to improper distribution to members) are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the LLC in a proceeding by or in the right of the LLC to procure a judgment in its favor or in a proceeding by or in the right of a member.

        The bylaws of Radiation Therapy Services, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        The Articles of Incorporation of Jacksonville Radiation Therapy Services, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        The operating agreement of Financial Services of South west Florida, LLC provides for the indemnification of the member and officers for losses incurred in such person's capacity as member r officer.

        The operating agreement of 21st Century Oncology, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

        The Articles of Incorporation of 21st Century Oncology Management Services, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        The operating agreement of Derm-Rad Investment Company, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

        The Articles of Incorporation of Radiation Therapy School for Radiation Therapy Technology, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        The Certificate of Incorporation and by-laws of Radiation Therapy Services International, Inc. are silent as to indemnification.

        The Articles of Incorporation of Devoto Construction of Southwest Florida, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        The Articles of Incorporation and by-laws of 21st Century Oncology of Jacksonville, Inc. are silent as to indemnification.

Delaware

        Radiation Therapy Services Holdings, Inc., Asheville CC, LLC, 21st Century Oncology Services, Inc. and Aurora Technology Development, LLC are incorporated under the laws of the State of Delaware.

        Under the Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

        The Certificate of Incorporation of Radiation Therapy Services Holdings, Inc. provides for the indemnification of officers and directors to the fullest extent permitted by Delaware law.

        The operating agreement of Asheville CC, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

        The operating agreement of Aurora Technology Development, LLC provides for the indemnification or its officers and directors.

        The by-laws of 21st Century Oncology Services, Inc. are silent as to indemnification.

Alabama

        21st Century Oncology of Alabama, LLC is incorporated under the laws of the State of Alabama.

        Section 10-12-24(n) of the Code of Alabama allows limited liability companies to indemnify a member, manager, or employee, or former member, manager, or employee of the limited liability company against expenses actually and reasonably incurred in connection with the defense of an action, suit, or proceeding, civil or criminal, in which the member, manager, or employee is made a party by reason of being or having been a member, manager, or employee of the limited liability company, except in relation to matters as to which the member, manager, or employee is determined in the action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty; to make any other indemnification that is authorized by the articles of organization, the operating agreement, or by a resolution adopted by the members after notice (unless notice is waived); to purchase and maintain insurance on behalf of any person who is or was a member, manager, or employee of the limited liability company against any liability asserted against and incurred by the member, manager, or employee in any capacity or arising out of the member's, manager's, or employee's status as such, whether or not the limited liability company would have the power to indemnify the member, manager, or employee against that liability under the provisions of this section.

        The Limited Liability Company Agreement of 21st Century Oncology of Alabama, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

Arizona

        Arizona Radiation Therapy Management Services, Inc. is incorporated under the laws of the State of Arizona.

        Section 10-851 of the Arizona Revised Statutes permits a corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if all of the following conditions exist: (a) the individual's conduct was in good faith; (b) the individual reasonably believed in the case of conduct in an official capacity with the corporation, that the conduct was in its best interests and in all other cases, that the conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceedings, the individual had no reasonable cause to believe the conduct was unlawful. Section 10-851 of the Arizona Revised Statutes permits a corporation to indemnify an individual made a party to a proceeding because the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to section 10-202, subsection B, paragraph 2 of the Arizona Revised Statutes. The termination of a proceeding by judgment, order, settlement or conviction or on a plea of no contest or its equivalent is not of itself determinative that the director did not meet the standard of conduct described in this section. Under Arizona Revised Statutes, a corporation may not indemnify a director under this section either: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (b) in connection with any other proceeding charging improper financial benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

        The Articles of Incorporation of Arizona Radiation Therapy Management Services, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

California

        California Radiation Therapy Management Services, Inc. is incorporated under the laws of the State of California.

        Section 317 of the General Corporation Law of the State of California provides as follows:

        A California corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, including any threatened, pending or completed action, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor), by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A California corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. When a director, officer, employee or other agent of the corporation is successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the corporation must indemnify him against the expenses, including attorney's fees, actually and reasonably incurred by the agent in connection therewith.

        Section 317 further authorizes a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such, whether or not the corporation would have the power to indemnify the agent against that liability under Section 317.

        The Articles of Incorporation and bylaws of California Radiation Therapy Management Services, Inc. are silent as to indemnification.

Kentucky

        21st Century Oncology of Kentucky, LLC is incorporated under the laws of the State of Kentucky.

        Section 275.180 of the Kentucky Limited Liability Company Act permits a limited liability company to indemnify a member or manager of the company under certain circumstances and subject to certain limitations. Section 274.170(1) of the Kentucky Limited Liability Company Act provides that, unless otherwise provided in a written operating agreement, a member or manager shall not be liable, responsible or accountable in damages or otherwise to a limited liability company for any action taken or failure to act on behalf of the limited liability company unless the act or omission constitutes wanton or reckless misconduct. The Articles of Organization and operating agreement of 21st Century Oncology of Kentucky, LLC are silent as to indemnification.

Maryland

        Berlin Radiation Therapy Treatment Center, LLC, 21st Century Oncology of Prince Georges County, Maryland, LLC, 21st Century Oncology of Harford County Maryland, LLC and Maryland Radiation Therapy Management Services, LLC are incorporated under the laws of the State of Maryland.

        Section 4A-203 of the Maryland Limited Liability Company Act provides that unless otherwise provided by law or its articles of organization, a limited liability company has the general powers, whether or not set forth in its articles of organization, to indemnify and hold harmless any member, agent, or employee from and against any and all claims and demands, except in the case of action or failure to act by the member, agent, or employee which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any, set forth in the articles of organization or operating agreement.

        The operating agreement of Berlin Radiation Therapy Treatment Center, LLC provides for the indemnification of officers and directors to the fullest extent permitted by law.

        The operating agreement of 21st Century Oncology of Prince Georges County, Maryland, LLC provides for the indemnification of any officer, manager or member except where such claim arises from such officer, manager or member's bad faith or where such action resulted in personal financial profit or gain for such person.

        The Articles of Organization and operating agreement of 21st Century Oncology of Harford County Maryland, LLC are silent as to indemnification.

        The operating agreement of Maryland Radiation Therapy Management Services, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

Massachusetts

        New England Radiation Therapy Management Services, Inc. is incorporated under the laws of the State of Massachusetts.

        Section 8.51 of the Massachusetts Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which he shall not be liable under a provision of the articles of organization authorized by clause (4) of subsection (b) of section 2.02. A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation.

        The Articles of Organization and by-laws of New England Radiation Therapy Management Services, Inc. are silent as to indemnification.

Michigan

        American Consolidated Technologies, LLC, Phoenix Management Company, LLC and Michigan Radiation Therapy Management Services, Inc. are incorporated under the laws of the State of Michigan.

        Sections 561 through 571 of the Michigan Business Corporation Act ("MBCA") contain provisions governing the indemnification of directors and officers by Michigan corporations. The statute provides that a corporation has the power to indemnify a person who was or is a party of is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonable incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful in on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

        A determination that the person indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a directors, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (ii) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meeting the standard of conduct, which undertaking need not be secured.

        The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation, bylaws, or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided under the MBCA continues as to a person who ceases to be a director, officer, employee, or agent. Additionally, the MBCA permits a corporation to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with the corporation, whether or not such liabilities would be within the above indemnification provisions. An amendment to the articles of incorporation of HD Supply Fasteners & Tools, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to the corporation nor its subsidiaries; (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (3) for a violation of Section 551(1) of the Michigan Business Corporation Act; (4) for any transaction from which the director derived an improper personal benefit; and (5) for any acts or omission occurring before June 27, 1989.

        The Articles of Organization and operating agreement of American Consolidated Technologies are silent as to indemnification.

        The Articles of Incorporation and by-laws of Michigan Radiation Therapy Management Services, Inc. are silent as to indemnification.

        The Articles of Organization and operating agreement of Phoenix Management Company, LLC are silent as to indemnification.

Nevada

        Nevada Radiation Therapy Management Services, Inc. is incorporated under the laws of the State of Nevada.

        Section 78.7502 of the Nevada Revised Statutes, as the same exists or may hereafter be amended (the "NRS"), permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

  (k)
  is not liable for a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law; or

  (l)
  acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

        Section 78.752 of the NRS allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

        No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

        The Articles of Incorporation of Nevada Radiation Therapy Management Services, Inc. provides that the Company may indemnify any officer or director pursuant to Nevada law.

New Jersey

        21st Century Oncology of New Jersey, Inc. is incorporated under the laws of the State of New Jersey.

        Section 14A: 3-5 of the New Jersey Business Corporation Act provides that any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if: (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. Any corporation organized for any purpose under any general or special law of this New Jersey shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        The Certificate of Incorporation and bylaws of 21st Century Oncology of New Jersey, Inc. are silent as to indemnification.

New York

        New York Radiation Therapy Management Services, Inc. is incorporated under the laws of the State of New York.

        Section 722 of the New York Business Corporation Law permits a corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

        New York Business Corporation Law also provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

        The Certificate of Incorporation of New York Radiation Therapy Management Services, Inc. provides for the indemnification of directors and officers to the fullest extent permitted by the New York Business Corporation Law.

North Carolina

        North Carolina Radiation Therapy Management Services, LLC, Carolina Radiation and Cancer Treatment Center, Inc., Goldsboro Radiation Therapy Services, Inc., AHLC, LLC, Sampson Accelerator, LLC and Sampson Simulator, LLC are incorporated under the laws of the State of North Carolina.

        Section 57C-3-32 of the North Carolina Limited Liability Company Act provides that the articles of organization or a written operating agreement may eliminate or limit the personal liability of a manager, director, or executive for monetary damages for breach of any duty as manager, director, or executive and provides for indemnification of a manager, member, director, or executive for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which the member, manager, director, or executive is a party because the person is or was a manager, member, director, or executive.

        No provision permitted under this section shall limit, eliminate, or indemnify against the liability of a manager, director, or executive for: (i) acts or omissions that the manager, director, or executive knew at the time of the acts or omissions were clearly in conflict with the interests of the limited liability company, (ii) any transaction from which the manager, director, or executive derived an improper personal benefit, or (iii) acts or omissions occurring prior to the date the provision became effective, except that indemnification may be provided if approved by all the members.

        Section 55-8-51 of the North Carolina Business Corporation Act ("NCBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any proceeding charging improper benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

        Section 55-8-57 of the NCBCA permits a corporation, in its articles of incorporation or bylaws or by contract or resolution, to indemnify, or agree to indemnify, its directors, officers, employees or agents against liability and expenses (including attorneys' fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he was or is a director or officer of the corporation against reasonable expenses actually incurred by the director or officer in connection with the proceeding. Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who was or is a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person.

        The operating agreement of North Carolina Radiation Therapy Management Services, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

        The Articles of Incorporation and by-laws of Carolina Radiation and Cancer Treatment Center, Inc. are silent as to indemnification.

        The by-laws of Goldsboro Radiation Therapy Services, Inc. are silent as to indemnification.

        The operating agreements of AHLC, LLC, Sampson Accelerator, LLC and Sampson Simulator, LLC each provide for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

Pennsylvania

        21st Century Oncology of Pennsylvania, Inc. and Gettysburg Radiation, LLC are incorporated under the laws of the State of Pennsylvania.

        Section 8945 of the Pennsylvania Limited Liability Company Act provides that a limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988, as amended, permits, and in some cases requires, the indemnification of officers, directors and employees of the Company. Section 3.1 of our bylaws provides that we shall indemnify any director or officer of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including actions or suits by or in the right of the Company, its shareholders or otherwise, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by law, including, without limitation, against expenses (including legal fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such proceedings unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. Section 3.1 also provides that, if an authorized representative is not entitled to indemnification for a portion of liabilities to which he or she may be subject, the Company will indemnify the person to the maximum extent permitted for the remaining portion of the liabilities.

        The Articles of Incorporation and by-laws of 21st Century Oncology of Pennsylvania, Inc. are silent as to indemnification.

        The Certificate of Organization and operating agreement of Gettysburg Radiation, LLC are silent as to indemnification.

South Carolina

        21st Century Oncology of South Carolina, LLC, Atlantic Urology Clinics, LLC and Carolina Regional Cancer Center, LLC. are incorporated under the laws of the State of South Carolina.

        Under Section 33-44-403 of the South Carolina Limited Liability Company Act, a limited liability company shall reimburse a member or manager for payments made and indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

        The operating agreement of 21st Century Oncology of South Carolina, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

        The operating agreement of Atlantic Urology Clinics, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

        The Articles of Incorporation and by-laws of Carolina Regional Cancer Center, LLC are silent as to indemnification.

West Virginia

        West Virginia Radiation Therapy Services, Inc. is incorporated under the laws of the State of West Virginia.

        The West Virginia Business Corporation Act ("WVBCA") empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding or (y) in connection with any other proceeding with respect to conduct for which he was adjudged liable on the basis that he received financial benefit to which he was not entitled, whether or not involving action in his official capacity. A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Under the WVBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct; and (2) the director furnishes the corporation a written undertaking to repay the advance if the director is not entitled to mandatory indemnification under the WVBCA and it is ultimately determined that he did not meet the relevant standard of conduct. A corporation may indemnify and advance expenses to an officer of the corporation to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director or officer of the corporation insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the WVBCA.

        The bylaws of West Virginia Radiation Therapy Services, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        In addition, we maintain, at our expense, policies of insurance which insure their respective directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

        We have also entered into indemnification agreements with certain of our directors and executive officers prior to the Merger. The indemnification agreements provide, among other things, that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of his or her status as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other enterprise which such person is or was serving at the request of the Company, such indemnitee was, is or is threatened to be made, a party to in any threatened, pending or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, against all expenses (including attorneys' and other professionals' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding. The indemnitee shall not be indemnified unless he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company, or for willful misconduct. In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee in connection with any such proceeding to the fullest extent permitted by applicable law. The indemnification agreements terminate upon the later of five years after the date that the indemnitee ceased to serve as a director and/or executive officer or the date of the final termination of any proceedings subject to the indemnification agreements. The Company agrees not to bring any legal action against the indemnitee or his or her spouse or heirs after two years following the date the indemnitee ceases to be a director and/or executive officer of the Company. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Articles of Incorporation or Bylaws of the Company, or the FBCA. In connection with the Merger, we agreed that we would not alter or impair any existing indemnification provisions then in existence in favor of then current or former directors or officers as provided in the Articles of Incorporation or Bylaws of the Company or as evidenced by indemnification agreements with us.

        Further, in connection with the Closing each of the Company, RT Investments and Parent entered into a Management Agreement with Vestar relating to certain advisory and consulting services, pursuant to which, among other things, RT Investments, Parent and the Company must indemnify Vestar and its affiliates against all losses, claims, damages and liabilities arising out of the performance by Vestar of its services pursuant to the Management Agreement, other than those that have resulted primarily from the gross negligence or willful misconduct of Vestar and/or its affiliates.

        Each of our directors and executive officers who is a holder of equity units of RT Investments, including Drs. Dosoretz, Sheridan, Rubenstein, Mantz and Fernandez, Ms. Dornaus, and Mr. Travis is a

party to an Amended and Restated Limited Liability Company Agreement with RT Investments governing affairs of RT Investments and the conduct of its business. The Amended and Restated Limited Liability Company Agreement contains, among other things, customary indemnification provisions relating to holders of units and managers and officers of RT Investments relating to threatened, pending or completed actions, suits, or proceedings, whether civil, criminal, administrative or arbitral.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1	Purchase Agreement, dated as of March 1, 2011, among Radiation Therapy Services, Inc., the guarantors named therein and the several purchasers named in Schedule I thereto, incorporated herein by reference to Exhibit 1.1 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
2.1
Membership Interest Purchase Agreement, dated January 1, 2009, among Radiation Therapy Services International, Inc., Medical Developers, LLC, Lisdey, S.A., Alejandro Dosoretz and Bernardo Dosoretz, for the purchase of membership interests in Medical Developers, LLC, incorporated herein by reference to Exhibit 2.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.*
2.2
Stock Purchase Agreement, dated as of April 1, 2010, by and among 21st Century Oncology of South Carolina, LLC, R. Steven Bass, M.D., Paul Goetowski, M.D. and Todd Williams, M.D. concerning the purchase of all of the outstanding capital stock of Carolina Regional Cancer Center, P.A., incorporated herein by reference to Exhibit 2.2 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.1
Amended and Restated Articles of Incorporation of Radiation Therapy Services, Inc. (as successor to RTS MergerCo, Inc.), incorporated herein by reference to Exhibit 3.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.2
Bylaws of Radiation Therapy Services, Inc. (as successor to RTS MergerCo, Inc.), incorporated herein by reference to Exhibit 3.2 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.3
Certificate of Incorporation of Radiation Therapy Services Holdings, Inc., incorporated herein by reference to Exhibit 3.3 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.4
Certificate of Amendment of the Certificate of Incorporation of Radiation Therapy Services Holdings, Inc., incorporated herein by reference to Exhibit 3.4 to Radiation Therapy Services Holdings, Inc.'s Form 10-K filed on March 11, 2011.
3.5
Bylaws of Radiation Therapy Services Holdings, Inc., incorporated herein by reference to Exhibit 3.5 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.6
Articles of Organization of 21st Century Oncology of Alabama, LLC, incorporated herein by reference to Exhibit 3.5 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.7
Operating Agreement of 21st Century Oncology of Alabama, LLC, incorporated herein by reference to Exhibit 3.6 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.8
Articles of Incorporation of California Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.7 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.9
By-Laws of California Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.8 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
3.10	Articles of Organization of 21st Century Oncology of Jacksonville, LLC, incorporated herein by reference to Exhibit 3.10 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.11
Operating Agreement of 21st Century Oncology of Jacksonville, LLC, incorporated herein by reference to Exhibit 3.11 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.12
Articles of Incorporation of Devoto Construction of Southwest Florida, Inc., incorporated herein by reference to Exhibit 3.11 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.13
Bylaws of Devoto Construction of Southwest Florida, Inc., incorporated herein by reference to Exhibit 3.12 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.14
Certificate of Incorporation of Radiation Therapy Services International, Inc., incorporated herein by reference to Exhibit 3.13 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.15
By-Laws of Radiation Therapy Services International, Inc., incorporated herein by reference to Exhibit 3.14 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.16
Articles of Incorporation of 21st Century Oncology Management Services, Inc., incorporated herein by reference to Exhibit 3.15 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.17
By-Laws of 21st Century Oncology Management Services, Inc., incorporated herein by reference to Exhibit 3.16 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.18
Articles of Organization of Jacksonville Radiation Therapy Services, LLC, incorporated herein by reference to Exhibit 3.18 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.19
Operating Agreement of Jacksonville Radiation Therapy Services, LLC, incorporated herein by reference to Exhibit 3.19 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.20
Articles of Organization of Financial Services of Southwest Florida, LLC, incorporated herein by reference to Exhibit 3.19 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.21
Operating Agreement of Financial Services of Southwest Florida, LLC, incorporated herein by reference to Exhibit 3.20 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.22
Articles of Organization of 21st Century Oncology, LLC, incorporated herein by reference to Exhibit 3.21 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.23	Operating Agreement of 21st Century Oncology, LLC, incorporated herein by reference to Exhibit 3.22 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
3.24	Articles of Organization of 21st Century Oncology of Harford County, Maryland LLC, incorporated herein by reference to Exhibit 3.23 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.25
Operating Agreement of 21st Century Oncology of Harford County, Maryland LLC, incorporated herein by reference to Exhibit 3.24 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.26
Articles of Organization of Berlin Radiation Therapy Treatment Center, LLC, incorporated herein by reference to Exhibit 3.25 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.27
Operating Agreement of Berlin Radiation Therapy Treatment Center, LLC, incorporated herein by reference to Exhibit 3.26 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.28
Articles of Organization of 21st Century Oncology of Prince Georges County, Maryland, LLC, incorporated herein by reference to Exhibit 3.27 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.29
Operating Agreement of 21st Century Oncology of Prince Georges County, Maryland, LLC, incorporated herein by reference to Exhibit 3.28 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.30
Articles of Organization of Maryland Radiation Therapy Management Services, LLC, incorporated herein by reference to Exhibit 3.29 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.31
Operating Agreement of Maryland Radiation Therapy Management Services, LLC, incorporated herein by reference to Exhibit 3.30 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.32
Articles of Organization and Certificate of Conversion of American Consolidated Technologies, LLC, incorporated herein by reference to Exhibit 3.31 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.33
Operating Agreement of American Consolidated Technologies, LLC, incorporated herein by reference to Exhibit 3.33 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.34
Articles of Incorporation of Michigan Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.33 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.35
By-Laws of Michigan Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.34 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.36
Articles of Incorporation of Nevada Radiation Therapy Management Services, Incorporated, incorporated herein by reference to Exhibit 3.35 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.37
Bylaws of Nevada Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.36 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
3.38	Certificate of Incorporation of 21st Century Oncology of New Jersey, Inc., incorporated herein by reference to Exhibit 3.37 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.39
By-Laws of 21st Century Oncology of New Jersey, Inc., incorporated herein by reference to Exhibit 3.38 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.40
Articles of Organization of New York Radiation Therapy Management Services, Inc, incorporated herein by reference to Exhibit 3.40 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.41
Operating Agreement of New York Radiation Therapy Management Services, LLC, incorporated herein by reference to Exhibit 3.41 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.42
Articles of Organization of North Carolina Radiation Therapy Management Services, LLC, incorporated herein by reference to Exhibit 3.41 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.43
Operating Agreement of North Carolina Radiation Therapy Management Services, LLC, incorporated herein by reference to Exhibit 3.42 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.44
Articles of Organization of 21st Century Oncology of South Carolina, LLC, incorporated herein by reference to Exhibit 3.43 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.45
Operating Agreement of 21st Century Oncology of South Carolina, LLC, incorporated herein by reference to Exhibit 3.44 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.46
Articles of Incorporation of West Virginia Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 3.45 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.47
Bylaws of West Virginia Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 3.46 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.48
Articles of Organization of Phoenix Management Company, LLC, incorporated herein by reference to Exhibit 3.47 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.49	Operating Agreement of Phoenix Management Company, LLC, incorporated herein by reference to Exhibit 3.49 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.50
Articles of Organization of Carolina Regional Cancer Center, Inc, incorporated herein by reference to Exhibit 3.50 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.51
Operating Agreement of Carolina Regional Cancer Center, LLC, incorporated herein by reference to Exhibit 3.51 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.

Exhibit Number	Description
3.52	Articles of Organization of Atlantic Urology Clinics, LLC, incorporated herein by reference to Exhibit 3.51 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.53
Amended and Restated Operating Agreement of Atlantic Urology Clinics, LLC, incorporated herein by reference to Exhibit 3.52 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.54
Articles of Organization of Derm-Rad Investment Company, LLC, incorporated herein by reference to Exhibit 3.53 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.55	Operating Agreement of Derm-Rad Investment, LLC, incorporated herein by reference to Exhibit 3.54 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.56
Articles of Incorporation of 21st Century Oncology of Pennsylvania, Inc., incorporated herein by reference to Exhibit 3.55 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.57
By-Laws of 21st Century Oncology of Pennsylvania, Inc., incorporated herein by reference to Exhibit 3.56 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.58
Certificate of Organization of Gettysburg Radiation, LLC, incorporated herein by reference to Exhibit 3.57 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.59
Amended and Restated Operating Agreement of Gettysburg Radiation, LLC, incorporated herein by reference to Exhibit 3.58 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.60
Amended and Restated Articles of Organization of Carolina Radiation and Cancer Treatment Center, LLC, incorporated herein by reference to Exhibit 3.60 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.61
Operating Agreement of Carolina Radiation and Cancer Treatment Center, LLC, incorporated herein by reference to Exhibit 3.61 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.62
Articles of Organization of 21st Century Oncology of Kentucky, LLC, incorporated herein by reference to Exhibit 3.61 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.63
Operating Agreement of 21st Century Oncology of Kentucky, LLC, incorporated herein by reference to Exhibit 3.62 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.64
Articles of Organization of New England Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.63 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.65
By-Laws of New England Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.64 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
3.66	Articles of Incorporation of Radiation Therapy School for Radiation Therapy Technology, Inc., incorporated herein by reference to Exhibit 3.65 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.67
Bylaws of Radiation Therapy School for Radiation Therapy Technology, Inc., incorporated herein by reference to Exhibit 3.66 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.68
Articles of Incorporation of Arizona Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.67 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.69
Bylaws of Arizona Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.68 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.70
Certificate of Formation of Aurora Technology Development, LLC, incorporated herein by reference to Exhibit 3.70 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on April 1, 2011.
3.71
Operating Agreement of Aurora Technology Development, LLC, incorporated herein by reference to Exhibit 3.71 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on April 1, 2011.
3.72
Certificate of Incorporation of 21st Century Oncology Services, Inc., incorporated herein by reference to Exhibit 3.72 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.73	By-laws of 21st Century Oncology Services, Inc., incorporated herein by reference to Exhibit 3.73 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.74
Articles of Amendment of Goldsboro Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 3.74 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.75	By-laws of Goldsboro Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 3.75 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.76	Articles of Organization of AHLC, LLC, incorporated herein by reference to Exhibit 3.76 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.77	Operating Agreement of AHLC, LLC, incorporated herein by reference to Exhibit 3.77 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.78	Certificate of Formation for Asheville CC, LLC, incorporated herein by reference to Exhibit 3.78 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.79	Operating Agreement of Asheville CC, LLC, incorporated herein by reference to Exhibit 3.79 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.

Exhibit Number	Description
3.80	Articles of Organization of Sampson Simulator, LLC, incorporated herein by reference to Exhibit 3.80 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.81	Operating Agreement of Sampson Simulator, LLC, incorporated herein by reference to Exhibit 3.81 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.82	Articles of Organization of Sampson Accelerator, LLC, incorporated herein by reference to Exhibit 3.82 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.83	Operating Agreement of Sampson Accelerator, LLC, incorporated herein by reference to Exhibit 3.83 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
4.1
Registration Rights Agreement, dated April 20, 2010, by and among Radiation Therapy Services, Inc., the guarantors named therein as guarantors, Wells Fargo Securities, LLC, Barclays Capital Inc., Banc of America Securities LLC, Daiwa Capital Markets America, Inc. and Fifth Third Securities, Inc., incorporated herein by reference to Exhibit 4.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
4.2
Indenture, dated April 20, 2010, by and among Radiation Therapy Services, Inc., each guarantor named therein as guarantors and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.2 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
4.3
First Supplemental Indenture, dated as of June 24, 2010, by and among Phoenix Management Company, LLC, Carolina Regional Cancer Center, LLC, Atlantic Urology Clinics, LLC, Radiation Therapy Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.3 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
4.4
Second Supplemental Indenture, dated as of September 29, 2010, by and Derm-Rad Investment Company, LLC, 21st Century Oncology of Pennsylvania, Inc., Gettysburg Radiation, LLC, Carolina Radiation and Cancer Treatment Center, Inc., 21st Century Oncology of Kentucky, LLC, New England Radiation Therapy Management Services, Inc. and Radiation Therapy School for Radiation Therapy Technology, Inc., Radiation Therapy Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.4 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
4.5
Third Supplemental Indenture, dated as of March 1, 2011, by and among Radiation Therapy Services, Inc. each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.1 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
4.6	Form of Notes, incorporated herein by reference to Exhibit 4.2 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.

Exhibit Number	Description
4.7	Fourth Supplemental Indenture, dated as of March 30, 2011, by and among Aurora Technology Development, LLC, Radiation Therapy Services, Inc. each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.7 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on April 1, 2011.
4.8
Fifth Supplemental Indenture, dated as of September 30, 2011 by and among Radiation Therapy Services, Inc., 21st Century Oncology Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.8 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 8, 2011.
4.9
Sixth Supplemental Indenture, dated as of January 25, 2012, by and among Radiation Therapy Services, Inc., Goldsboro Radiation Therapy Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.9 to Radiation Therapy Services, Inc.'s Form 10-K filed on March 22, 2012.
4.10
Indenture, dated as of May 10, 2012, among Radiation Therapy Services, Inc., the guarantors named therein as guarantors and Wilmington Trust, National Association, incorporated herein by reference to Exhibit 4.1 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on May 14, 2012.
4.11
Registration Rights Agreement, dated as of May 10, 2012, among Radiation Therapy Services, Inc., the guarantors named therein as guarantors and Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc., incorporated herein by reference to Exhibit 4.2 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on May 14, 2012.
4.12
Seventh Supplemental Indenture, dated as of May 10, 2012, by and among Radiation Therapy Services, Inc., AHLC, LLC, Asheville CC, LLC, Sampson Simulator, LLC and Sampson Accelerator, LLC, each other then existing guarantor named therein and Wells Fargo Bank, National Association., incorporated herein by reference to Exhibit 4.3 to Radiation Therapy Services Holdings, Inc.'s Quarterly Report on Form 10-Q filed on May 15, 2012.
5.1	Opinion of Kirkland & Ellis LLP, incorporated herein by reference to Exhibit 5.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
10.1
Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein, incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.2	Amendment No. 1, dated August 15, 2008, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein, incorporated herein by reference to Exhibit 10.2 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.3
Amendment No. 2, dated April 1, 2010, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein, incorporated herein by reference to Exhibit 10.3 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.4
Incremental Amendment, dated April 22, 2010, to the Credit Agreement dated February 21, 2008, by and among the Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein and Barclays Bank PLC, as Incremental Revolving Lender, incorporated herein by reference to Exhibit 10.4 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.5
Incremental Amendment, dated April 22, 2010, to the Credit Agreement dated February 21, 2008, by and among the Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein and Bank of America, N.A., as Incremental Revolving Lender, incorporated herein by reference to Exhibit 10.5 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.6
Waiver and Amendment No. 3, dated May 3, 2010, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein, incorporated herein by reference to Exhibit 10.6 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.7
Management Agreement, dated February 21, 2008, among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., Radiation Therapy Investments, LLC and Vestar Capital Partners, Inc., incorporated herein by reference to Exhibit 10.7 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.8	Amended and Restated Securityholders Agreement, dated March 25, 2008, by and among Radiation Therapy Investments, LLC and the other Securityholders party thereto, incorporated herein by reference to Exhibit 10.8 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.9
Form of Management Stock Contribution and Unit Subscription Agreement (Preferred Units and Class A Units), incorporated herein by reference to Exhibit 10.9 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.10
Management Stock Contribution and Unit Subscription Agreement (Preferred Units and Class A Units), dated February 21, 2008, by and between Radiation Therapy Investments, LLC and Daniel E. Dosoretz, incorporated herein by reference to Exhibit 10.10 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.11
Form of Management Unit Subscription Agreement (Class B Units and Class C Units), incorporated herein by reference to Exhibit 10.11 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.12
Purchase and Sale Agreement, dated September 30, 2008, among Nationwide Health Properties, Inc., 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., Maryland Radiation Therapy Management Services, LLC f/k/a Maryland Radiation Therapy Management Services, Inc., Phoenix Management Company, LLC and American Consolidated Technologies, LLC for certain properties located in Florida, Maryland and Michigan, incorporated herein by reference to Exhibit 10.12 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.13
Master Lease, dated September 30, 2008, among Nationwide Health Properties, Inc., 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., Maryland Radiation Therapy Management Services, LLC f/k/a Maryland Radiation Therapy Management Services, Inc., Phoenix Management Company, LLC and American Consolidated Technologies, LLC for certain facilities located in Florida, Maryland and Michigan, incorporated herein by reference to Exhibit 10.3 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.14
Master Lease, dated March 31, 2010, as amended by that certain First Amendment to Master Lease, dated April 15, 2010, among Theriac Rollup, LLC, and its wholly-owned subsidiaries as Landlord and Arizona Radiation Therapy Management Services, Inc., 21st Century Oncology, LLC, 21st Century Oncology Management Services, Inc., 21st Century Oncology of El Segundo, LLC, 21st Century Oncology of Kentucky, LLC, Nevada Radiation Therapy Management Services, Inc., West Virginia Radiation Therapy Services, Inc., 21st Century Oncology of New Jersey, Inc., Central Massachusetts Comprehensive Cancer Center, LLC, Jacksonville Radiation Therapy Services, Inc., 21st Century Oncology of Jacksonville, Inc., California Radiation Therapy Management Services, Inc. and Palms West Radiation Therapy, LLC, collectively as Tenant for certain facilities located in Arizona, California, Florida, Kentucky, Massachusetts, New Jersey, Nevada and West Virginia, as guaranteed by Radiation Therapy Services, Inc, incorporated herein by reference to Exhibit 10.14 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.15	Lease, dated December 29, 2009, between Theriac Enterprises of Peoria, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Peoria, Arizona, incorporated herein by reference to Exhibit 10.15 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.16
Lease, dated December 29, 2009, between Theriac Enterprises of Gilbert, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Gilbert, Arizona, incorporated herein by reference to Exhibit 10.16 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.17
Lease, dated December 29, 2009, between Theriac Enterprises of Rancho Mirage, LLC and California Radiation Therapy Management Services, Inc., for premises in Rancho Mirage, California, incorporated herein by reference to Exhibit 10.17 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.18
Lease, dated December 29, 2009, between Theriac Enterprises of Bradenton, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Lakewood Ranch, Florida, incorporated herein by reference to Exhibit 10.18 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.19
Lease, dated December 29, 2009, between Theriac Enterprises of Hammonton, LLC and 21st Century Oncology of New Jersey, Inc., for premises in Hammonton, New Jersey, incorporated herein by reference to Exhibit 10.19 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.20
Lease, dated effective December 11, 2008, between Theriac Enterprises of Jacksonville, LLC and 21st Century Oncology of Jacksonville, Inc., for premises in Jacksonville, Florida, incorporated herein by reference to Exhibit 10.20 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.21
Master Lease Agreement, dated December 21, 2010, between Theriac Rollup 2, LLC and West Virginia Radiation Therapy Services, Inc. for premises in Princeton, West Virginia, incorporated herein by reference to Exhibit 10.21 to Radiation Therapy Services Holdings, Inc.'s Form 10-K filed on March 11, 2011.
10.22
Lease Agreement, dated September 16, 2008, as amended by that certain Second Amendment to Lease, effective July 1, 2008, and Third Amendment to Lease, dated December 31, 2009, between Theriac Enterprises of Harrington, LLC and Central Massachusetts Comprehensive Cancer Center, LLC, for premises in Southbridge, Massachusetts, incorporated herein by reference to Exhibit 10.22 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.23
Ground Lease, dated September 15, 2008, between Harrington Memorial Hospital, Inc. and Central Massachusetts Comprehensive Cancer Center, LLC, for premises in Southbridge, Massachusetts, incorporated herein by reference to Exhibit 10.23 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.24
Construction Sublease, dated September 16, 2008, among Harrington Memorial Hospital, Inc., Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, for premises in Southbridge, Massachusetts, incorporated herein by reference to Exhibit 10.24 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.25	Lease, dated September 16, 2008, between Theriac Enterprises of Harington, LLC and Harrington Memorial Hospital, Inc., for premises in Southbridge, Massachusetts, incorporated herein by reference to Exhibit 10.25 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.26
Blanket Amendment to Leases, dated effective May 5, 2008, amending the: (i) Ground Lease between Harrington Memorial Hospital, Inc. and Central Massachusetts Comprehensive Cancer Center, LLC, (ii) Construction Sublease, among Harrington Memorial Hospital, Inc., Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, (iii) Lease, between Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, and (iv) Lease, between Theriac Enterprises of Harington, LLC and Harrington Memorial Hospital, Inc., for premises in Southbridge, Massachusetts, incorporated herein by reference to Exhibit 10.26 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.27
Lease Agreement, dated August 21, 2007, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Theriac Enterprises of Scottsdale, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Scottsdale, Arizona, incorporated herein by reference to Exhibit 10.27 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.28
Lease, dated October 4, 1996, as amended by that certain First Amendment to Lease, dated December 31, 2009, between 445 Partners, LLC and North Carolina Radiation Enterprises, LLC, for premises in Asheville, North Carolina, incorporated herein by reference to Exhibit 10.28 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.29
Lease Agreement effective July 1, 1987, between Kyle, Sheridan & Thorn Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., as successor in interest to Katin, Dosoretz Radiation Therapy Associates, P.A., for premises in Ft. Myers, Florida, incorporated herein by reference to Exhibit 10.29 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.30
Lease, dated December 3, 1999, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Henderson Radiation Associates and Nevada Radiation Therapy Management Services, Inc., for premises in Henderson, Nevada, incorporated herein by reference to Exhibit 10.30 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.31
Lease, dated August 1, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Nevada Radiation Enterprises, LLC and Nevada Radiation Therapy Management Services, Inc., for premises in Las Vegas, Nevada, incorporated herein by reference to Exhibit 10.31 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.32
Lease, dated December 31, 1999, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Tamarac Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Tamarac, Florida, incorporated herein by reference to Exhibit 10.32 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.33	Lease, dated January 1, 2001, as amended by that certain First Amendment to Lease, dated December 3, 2009, between Bonita Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Bonita Springs, Florida, incorporated herein by reference to Exhibit 10.33 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.34
Lease Agreement, dated May 21, 2001, between Fort Walton Radiation Associates, LLP and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Fort Walton Beach, Florida, incorporated herein by reference to Exhibit 10.34 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.35
Lease Agreement, dated January 18, 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Fort Walton Beach Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Fort Walton Beach, Florida, incorporated herein by reference to Exhibit 10.35 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.36
Lease Agreement, dated November 17, 2000, as amended by that certain First Amendment to Lease, dated December 31, 2009, between West Palm Radiation Associates, LLC and Palms West Radiation Associates, LLC, for premises in Palm Beach County, Florida, incorporated herein by reference to Exhibit 10.36 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.37
Lease, dated May 1, 2002, between Bradenton Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., as amended by that certain First Amendment to Lease, dated December 31, 2009, for premises in Bradenton, Florida, incorporated herein by reference to Exhibit 10.37 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.38
Lease Agreement, dated October 1, 2002, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Plantation Radiation Associates, for premises in Plantation, Florida, incorporated herein by reference to Exhibit 10.38 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.39
Lease Agreement, dated January 21, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Yonkers Radiation Enterprises, LLC and New York Radiation Therapy Management Services, Incorporated, for premises in Yonkers, New York, incorporated herein by reference to Exhibit 10.39 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.40
Lease, dated February 1, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Lehigh Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Lehigh Acres, Florida, incorporated herein by reference to Exhibit 10.40 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.41
Lease, dated November 19, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Destin Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Santa Rosa Beach, Florida, incorporated herein by reference to Exhibit 10.41 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.42	Sublease agreement dated October 21, 1999 between Radiation Therapy Services, Inc. and Westchester MRI Specialists, P.C, incorporated herein by reference to Exhibit 10.42 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.43
Lease, dated June 1, 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Arizona Radiation Enterprises, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Scottsdale, Arizona, incorporated herein by reference to Exhibit 10.43 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.44
Lease, dated January 30, 2003, effective February 20, 2004, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Crestview Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Crestview, Florida, incorporated herein by reference to Exhibit 10.44 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.45
Lease, dated October 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Palm Springs Radiation Enterprises, LLC and California Radiation Therapy Management Services, Inc., for premises in Palm Desert, California, incorporated herein by reference to Exhibit 10.45 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.46
Lease Agreement, dated February 7, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Theriac Enterprises of Littlestown, LLC and 21st Century Oncology of Pennsylvania, Inc., for premises in Littlestown, Pennsylvania, incorporated herein by reference to Exhibit 10.46 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.47
Lease Agreement, dated March 12, 2007, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Theriac Enterprises of Casa Grande, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Casa Grande, Arizona, incorporated herein by reference to Exhibit 10.47 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.48
Lease Agreement, dated August 17, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Marco Island Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Naples, Florida, incorporated herein by reference to Exhibit 10.48 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.49	Administrative Services Agreement, dated January 1, 1997, as amended by that certain Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, Addendum to Administrative Services Agreement, dated January 1, 2010, between New York Radiation Therapy Management Services, Incorporated and Yonkers Radiation Medical Practice, P.A. (incorporated herein by reference to Exhibit 10.49 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010), and Addendum to Administrative Services Agreement, dated January 1, 2011, between New York Radiation Therapy Management Services, LLC f/k/a New York Radiation Therapy Management Services, Inc. and Yonkers Radiation Medical Practice, P.A. (incorporated herein by reference to Exhibit 10.49 to Radiation Therapy Services, Inc.'s Form 10-K filed on March 22, 2012).
10.50
Administrative Services Agreement, dated January 1, 2002, as amended by that certain Addendum to Administrative Services Agreement, dated January 1, 2002, Addendum to Administrative Services Agreement, dated January 1, 2004, Addendum to Administrative Services Agreement, dated January 1, 2005, Addendum to Administrative Services Agreement, dated January 1, 2006, Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, Addendum to Administrative Services Agreement, dated January 1, 2010, between North Carolina Radiation Therapy Management Services, LLC f/k/a North Carolina Radiation Therapy Management Services, Inc. and Radiation Therapy Associates of Western North Carolina, P.A. (incorporated herein by reference to Exhibit 10.50 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010) and Addendum to Administrative Services Agreement, dated January 1, 2011, between North Carolina Radiation Therapy Management Services, LLC and Radiation Therapy Associates of Western North Carolina, P.A. (incorporated by reference to Exhibit 10.5 to Radiation Therapy Services, Inc.'s Form 10-K filed on March 22, 2012).
10.51
Administrative Services Agreement, dated January 9, 1998, as amended by that certain Amendment to Administrative Services Agreement, dated January 1, 1999, Amendment to Administrative Services Agreement, dated January 1, 1999, Amendment to Administrative Services Agreement, January 1, 2001, Amendment to Administrative Services Agreement, January 1, 2002, Amendment to Administrative Services Agreement, January 1, 2003, Amendment to Administrative Services Agreement, January 1, 2004, Amendment to Administrative Services Agreement, January 1, 2005, Amendment to Administrative Services Agreement, January 1, 2006, and Amendment to Administrative Services Agreement, August 1, 2006, between Nevada Radiation Therapy Management Services, Incorporated and Michael J. Katin, M.D., Prof. Corp., incorporated herein by reference to Exhibit 10.51 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.52	Administrative Services Agreement, dated October 31, 1998, as amended by that certain Amendment to Administrative Services Agreement effective April 1, 2005, Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, Addendum to Administrative Services Agreement, dated January 1, 2010, between Maryland Radiation Therapy Management Services LLC f/k/a Maryland Radiation Therapy Management Services, Inc. and Katin Radiation Therapy, P.A. (incorporated herein by reference to Exhibit 10.52 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010), and Addendum to Administrative Services Agreement, dated January 1, 2011, between Maryland Radiation Therapy Management Services, LLC and Katin Radiation Therapy, P.A. (incorporated by reference to Exhibit 10.52 to Radiation Therapy Services, Inc.'s Form 10-K filed on March 11, 2012).
10.53
Professional Services Agreement, dated January 1, 2005, between Berlin Radiation Therapy Treatment Center, LLC and Katin Radiation Therapy, P.A., incorporated herein by reference to Exhibit 10.53 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.54
Independent Contractor Agreement, dated October 18, 2005, between Katin Radiation Therapy, P.A. and Ambergris, LLC, incorporated herein by reference to Exhibit 10.54 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.55
Administrative Services Agreement, dated August 1, 2003, as amended by that certain Amendment to Administrative Services Agreement, dated January 1, 2005, between California Radiation Therapy Management Services, Inc. and 21st Century Oncology of California, a Medical Corporation, incorporated herein by reference to Exhibit 10.55 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.56
Management Services Agreement, dated May 1, 2006, between 21st Century Oncology of California, a Medical Corporation and California Radiation Therapy Management Services, Inc., as successor by assignment pursuant to that certain Assignment and Assumption Agreement, dated May 1, 2006, between California Radiation Therapy Management Services, Inc. and LHA, Inc., as amended by that certain Addendum to Management Services Agreement, dated August 1, 2006, Second Amendment to Management Services Agreement, dated November 1, 2006, and Third Addendum to Management Services Agreement, dated August 1, 2007, for premises in Palm Desert, Santa Monica and Beverly Hills, California, incorporated herein by reference to Exhibit 10.56 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.57
Facilities and Management Services Agreement, dated October 13, 2008, among 21st Century Oncology—CHW, LLC, 21st Century Oncology of California, A Medical Corporation and Redding Radiation Oncologists, P.C., incorporated herein by reference to Exhibit 10.57 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.58	Five Party Agreement, dated May 5, 2009, among Central Massachusetts Comprehensive Cancer Center, LLC, Harrington Memorial Hospital, Inc., Theriac Enterprises of Harrington, LLC, Bank of America, N.A., and Alliance Oncology, LLC, incorporated herein by reference to Exhibit 10.58 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.59
Management Services Agreement, dated June 1, 2005, as amended by that certain Addendum, dated January 1, 2006, between New England Radiation Therapy Management Services, Inc. and Massachusetts Oncology Services, P.C., incorporated herein by reference to Exhibit 10.59 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.60
Professional Services Agreement, dated January 1, 2009, between Radiosurgery Center of Rhode Island, LLC and Massachusetts Oncology Services, P.C., incorporated herein by reference to Exhibit 10.60 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.61
Radiation Therapy Services Agreement, dated as of January 1, 2010, between South County Radiation Therapy, LLC and Massachusetts Oncology Services, P.C., incorporated herein by reference to Exhibit 10.61 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.62
Radiation Therapy Services Agreement, dated as of January 1, 2010 between Southern New England Regional Cancer Center, LLC and Massachusetts Oncology Services, P.C., incorporated herein by reference to Exhibit 10.62 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.63
Transition Agreement and Stock Pledge, dated 2008, among 21st Century Oncology—CHW, LLC, Redding Radiation Oncologists, P.C. and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.63 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.64
Transition Agreement and Stock Pledge, dated August 2007, among American Consolidated Technologies, LLC, RADS, PC Oncology Professionals and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.64 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.65
Transition Agreement and Stock Pledge, dated August 2007, among Phoenix Management Company, LLC, American Oncologic Associates of Michigan, P.C. and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.63 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.66
Transition Agreement and Stock Pledge, dated August 2007, among Phoenix Management Company, LLC, X-Ray Treatment Center, P.C. and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.66 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.67
Transition Agreement and Stock Pledge, dated June 1, 2005, among New England Radiation Therapy Management Services, Inc., Massachusetts Oncology Services, P.C., Daniel E. Dosoretz, M.D. and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.67 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.68	Transition Agreement and Stock Pledge, dated September 3, 2003, among California Radiation Therapy Management Services, Inc., 21st Century Oncology of California, A Medical Corporation and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.68 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.69
Transition Agreement and Stock Pledge, dated August 1, 2002, among North Carolina Radiation Therapy Management Services, LLC f/k/a North Carolina Radiation Therapy Management Services, Inc., Radiation Therapy Associates of Western North Carolina, P.A. and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.69 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.70
Healthcare Professional Liability Claims Made and Healthcare General Liability Occurrence Insurance Policy, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD to Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 10.70 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.71
Excess Physician Professional Liability Insurance Policy, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD on behalf of RTSI Segregated Portfolio to Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 10.71 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.72
Excess Professional Physician and General Liability Insurance Policy, Claims Made and Reported Coverage, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD on behalf of RTSI Segregated Portfolio to Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 10.72 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.73
Physician Professional Liability Insurance Policy, the policy period from October 14, 2009 to October 14, 2010, issued by National Medical Professional Risk Retention Group, Inc. to Radiation Therapy Services, Inc./21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., incorporated herein by reference to Exhibit 10.73 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.74
Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and Daniel E. Dosoretz, incorporated herein by reference to Exhibit 10.74 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.75
Physician Employment Agreement, dated February 21, 2008, between Daniel E. Dosoretz, M.D. and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., incorporated herein by reference to Exhibit 10.75 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.76
Executive Employment Agreement, dated effective as of February 8, 2010, between Radiation Therapy Services, Inc. and Kerrin E. Gillespie, incorporated herein by reference to Exhibit 10.76 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+

Exhibit Number	Description
10.77	Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and James H. Rubenstein, M.D., incorporated herein by reference to Exhibit 10.77 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.78
Executive Employment Agreement, dated effective as of February 21, 2008, as amended by that certain Amendment to Executive Employment Agreement, dated December 15, 2008 (incorporated herein by reference to Exhibit 10.78 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010) and Second Amendment to Executive Employment Agreement, dated February 2, 2011, between Radiation Therapy Services, Inc. and Norton Travis, incorporated herein by reference to Exhibit 10.78 to Radiation Therapy Services, Inc.'s Form 10-K filed on March 11, 2012.+
10.79
Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and Howard Sheridan, incorporated herein by reference to Exhibit 10.79 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.80
Physician Employment Agreement, dated effective as of July 1, 2003, as amended by that certain Amendment to Physician Employment Agreement, dated January 1, 2006, Second Amendment to Physician Employment Agreement, dated October 1, 2006, and Third Amendment to Physician Employment Agreement, dated January 1, 2007, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Constantine A. Mantz, M.D., incorporated herein by reference to Exhibit 10.80 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.81
Physician Employment Agreement, dated effective as of January 1, 2002, as amended by that certain First Amendment to Physician Employment Agreement, dated effective as of July 1, 2002, Second Amendment to Physician Employment Agreement, dated effective as of March 24, 2007, and Third Amendment to Physician Employment Agreement, dated effective as of November 11, 2009, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Eduardo Fernandez, M.D., incorporated herein by reference to Exhibit 10.81 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.82
Physician Employment Agreement, dated February 21, 2008, as amended by that certain Amendment to Physician Employment Agreement, dated February 1, 2010, between James H. Rubenstein, M.D. and 21st Century Oncology, Inc., incorporated herein by reference to Exhibit 10.82 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.83
Physician Sharing Agreement, dated effective as of August 1, 2003, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Radiation Therapy Associates of Western North Carolina, P.A., incorporated herein by reference to Exhibit 10.83 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.84
Personal and Services Agreement, dated effective as of December 1, 2004, between Imaging Initiatives, Inc and 21st Century Oncology, Inc., incorporated herein by reference to Exhibit 10.84 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.85	Business Operations and Support Agreement, dated July 20, 1999, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between Phoenix Management Company, LLC and X-Ray Treatment Center, P.C., incorporated herein by reference to Exhibit 10.85 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.86
Business Operations and Support Agreement, dated August 19, 2000, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between American Consolidated Technologies, LLC and RADS, P.C. Oncology Professionals, incorporated herein by reference to Exhibit 10.86 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.87
Business Operations and Support Agreement, dated August 19, 2000, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between Phoenix Management Company, LLC, as successor by merger of Pontiac Investment Associates, a Michigan Partnership and American Oncologic Associates of Michigan, P.C., incorporated herein by reference to Exhibit 10.87 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.88
Physician Sharing Agreement, dated as of October 1, 2006, between Katin Radiation Therapy, P.A. and 21st Century Oncology of Harford County, Maryland, LLC, incorporated herein by reference to Exhibit 10.88 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.89
Radiation Therapy Services Agreement, dated effective as of February 1, 2007, between Roger Williams Radiation Therapy, LLC and Massachusetts Oncology Services, P.C., incorporated herein by reference to Exhibit 10.89 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.90
Second Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, dated March 25, 2008, incorporated herein by reference to Exhibit 10.90 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.91
Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), incorporated herein by reference to Exhibit 10.91 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.92
Supplement No. 1, dated as of June 6, 2008, between Jacksonville Radiation Therapy Services, Inc. and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.92 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.93	Supplement No. 2, dated as of April 22, 2010, between Phoenix Management Company, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.93 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.94
Supplement No. 3, dated as of June 24, 2010, between Carolina Regional Cancer Center, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.94 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.95
Supplement No. 4, dated as of June 24, 2010, between Atlantic Urology Clinics, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.95 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.96
Supplement No. 5, dated as of September 30, 2010, between Derm-Rad Investment Company, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.96 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.97
Supplement No. 6, dated as of September 30, 2010, between 21st Century Oncology of Pennsylvania, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.97 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.98
Supplement No. 7, dated as of September 30, 2010, between Gettysburg Radiation, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.98 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.99
Supplement No. 8, dated as of September 30, 2010, between Carolina Radiation and Cancer Treatment Center, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.99 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.100	Supplement No. 9, dated as of September 30, 2010, between 21st Century Oncology of Kentucky, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.100 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.101
Supplement No. 10, dated as of September 30, 2010, between New England Radiation Therapy Management Services, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.101 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.102
Supplement No. 11, dated as of September 30, 2010, between Radiation Therapy School for Radiation Therapy Technology, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.102 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.103
Form of Indemnification Agreement (Directors and/or Officers), incorporated herein by reference to Exhibit 10.103 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.104
Amendment No. 1, dated as of November 24, 2010, to the Second Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, dated March 25, 2008, incorporated herein by reference to Exhibit 10.104 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.105
Commitment Letter, dated January 10, 2011, by and between DDJ Capital Management, LLC and Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 10.105 to Radiation Therapy Services Holdings, Inc.'s 8-K filing on January 24, 2011.
10.106
Amended and Restated Radiation Therapy Investments, LLC 2008 Unit Award Plan, adopted on February 21, 2008, as amended and restated on March 1, 2011, , incorporated herein by reference to Exhibit 10.3 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 4, 2011.
10.107
Membership Interest Purchase Agreement, dated as of March 1, 2011, by and among Radiation Therapy Services International, Inc., Main Film B.V., Radiation Therapy Services, Inc., Radiation Therapy Investments, LLC, Alejandro Dosoretz, and Claudia Elena Kaplan Browntein de Dosoretz, incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.

Exhibit Number	Description
10.108	Membership Interest Purchase Agreement, dated as of March 1, 2011, by and among Radiation Therapy Services International, Inc., Main Film B.V., Bernardo Dosoretz, and Eduardo Chehtman, incorporated herein by reference to Exhibit 10.2 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
10.109
Membership Interest Purchase Agreement, dated as of March 1, 2011, by and among Radiation Therapy Services International, Inc., Radiation Therapy Services, Inc., Radiation Therapy Investments, LLC, Bernardo Dosoretz and Eduardo Chehtman, incorporated herein by reference to Exhibit 10.3 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
10.110
Contribution Agreement, dated March 1, 2011, by and between Radiation Therapy Investments, LLC and Alejandro Dosoretz, incorporated herein by reference to Exhibit 10.4 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
10.111
Registration Rights Agreement, dated March 1, 2011, by and among Radiation Therapy Services, Inc., the guarantors party thereto and the purchasers named in Schedule II thereto, incorporated herein by reference to Exhibit 10.5 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
10.112
Registration Rights Agreement, dated March 1, 2011, by and among Radiation Therapy Services, Inc., the guarantors party thereto and Bernardo Dosoretz, incorporated herein by reference to Exhibit 10.6 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
10.113
Supplement No. 12, dated as of March 31, 2011 between Aurora Technology Development, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.113 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on April 1, 2011.
10.114
Amendment No. 2 to the Second Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, incorporated herein by reference to Exhibit 10.2 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 4, 2011
10.115
Unit Repurchase Agreement, dated March 1, 2011, between Radiation Therapy Investments, LLC and Daniel E. Dosoretz, incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 4, 2011
10.116
Supplement No. 12, dated as of March 31, 2011 between Aurora Technology Development, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A. , incorporated herein by reference to Exhibit 10.113 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on April 1, 2011.

Exhibit Number	Description
10.117	Amendment Agreement, dated as of September 29, 2011, among Radiation Therapy Services, Inc. (as successor to RTS Merger Co., Inc.), Radiation Therapy Services Holdings, Inc., the Subsidiaries of the Borrower identified as "Subsidiary Guarantors" on the signature pages thereto, the Lenders signatory thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders, incorporated by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on October 3, 2011.
10.118
Incremental Amendment, dated as of September 30, 2011, among Radiation Therapy Services, Inc., a Florida corporation (as successor to RTS Merger Co., Inc.), Radiation Therapy Services Holdings, Inc., the Subsidiaries identified as "Subsidiary Guarantors" on the signature pages thereto, SunTrust Bank, as the incremental revolving lender, and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders, incorporated by reference to Exhibit 10.2 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on October 3, 2011.
10.119
Supplement No. 13, dated as of September 29, 2011, between 21st Century Oncology Services, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A. incorporated herein by reference to Exhibit 10.119 to Radiation Therapy Services Holdings, Inc's Current Report on Form 10-K filed on March 22, 2012.
10.120
Supplement No. 14, dated as of February 2, 2012, between Goldsboro Radiation Therapy Services, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A. incorporated herein by reference to Exhibit 10.120 to Radiation Therapy Services Holdings, Inc's Current Report on Form 10-K filed on March 22, 2012.
10.121
Executive Employment Agreement, dated March 1, 2011, between Radiation Therapy Services, Inc. and Joseph M. Garcia, incorporated herein by reference to Exhibit 10.4 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 4, 2011.
10.122
Master Lease #3, dated as of December 12, 2011, between Theriac Rollup II, LLC and its wholly-owned subsidiaries as Landlord and 21st Century Oncology of Alabama, LLC, West Virginia Radiation Therapy Services, Inc. and 21st Century Oncology, LLC, collectively as Tenant for certain facilities, as guaranteed by Radiation Therapy Services, Inc. incorporated herein by reference to Exhibit 10.122 to Radiation Therapy Services Holdings, Inc's Current Report on Form 10-K filed on March 22, 2012.

Exhibit Number	Description
10.123	Asset Purchase Agreement, dated March 30, 2012 between 21st Century Oncology, LLC and Lakewood Ranch Oncology Center, LLC, Asset Purchase Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and Urology Partners, P.A., Asset Purchase Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and Florida Urology Specialists, P.A., Goodwill Purchase and Sale Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and Joseph Bilik, M.D., Goodwill Purchase Agreement and Sale, dated March 30, 2012, between 21st Century Oncology, LLC and Matthew J. Perry, M.D., Goodwill Purchase and Sale Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and William J. Tingle, M.D., Goodwill Purchase and Sale Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and Thomas H. Williams, M.D., and Goodwill Purchase and Sale Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and Tracey B. Gapin, M.D.., incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc.'s Quarterly Report on Form 10-Q filed on May 15, 2012.
10.124
Credit Agreement, dated as of May 10, 2012, among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the lenders party thereto from time to time, Wells Fargo Bank, National Association, as administrative agent and collateral agent and the other parties thereto, incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on May 14, 2012.
10.125	Intercreditor Agreement, dated as of May 10, 2012, among Wells Fargo Bank, National Association Wilmington Trust, National Association and each collateral agent from time to time party thereto.
10.126
Third Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, dated as of June 11, 2012, incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.127
Amendment No. 1 to the Second Amended and Restated Securityholders Agreement, dated as of June 11, 2012, incorporated herein by reference to Exhibit 10.2 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.128
Amended and Restated Executive Employment Agreement, dated as of June 11, 2012, by and among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc. and Daniel E. Dosoretz, incorporated herein by reference to Exhibit 10.3 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.129
Amended and Restated Physician Employment Agreement, dated as of June 11, 2012, by and between 21st Century Oncology, Inc. and Daniel E. Dosoretz, M.D., incorporated herein by reference to Exhibit 10.4 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.130
Executive Employment Agreement, dated as of January 1, 2012, by and among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc. and Bryan J. Carey, incorporated herein by reference to Exhibit 10.5 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.131
First Amendment to Executive Employment Agreement, dated as of June 11, 2012, by and between Joseph Garcia and Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 10.6 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.132
Amendment No. 3 to Executive Employment Agreement, dated as of June 11, 2012, by and among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc. and Norton Travis, incorporated herein by reference to Exhibit 10.7 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.

Exhibit Number	Description
12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges, incorporated herein by reference to Exhibit 12.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
21.1	Subsidiaries of Registrant, incorporated herein by reference to Exhibit 21.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
23.1	Consent of Ernst and Young LLP.
23.2	Consent of Deloitte & Co. S.A.
23.3	Consent of Kirkland & Ellis LLP (Included in Exhibit 5.1).
24.1	Powers of Attorney (Included on the signature pages of this Form S-4 and incorporated herein by reference).
25.1	Statement of Trustee Eligibility, incorporated herein by reference to Exhibit 25.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
99.1	Letter of Transmittal, incorporated herein by reference to Exhibit 99.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
101.INS	XBRL Instance Document, incorporated herein by reference to Exhibit 101.INS to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**
101.SCH	XBRL Taxonomy Extension Schema Document, incorporated herein by reference to Exhibit 101.SCH to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**
101.CAL
XBRL Taxonomy Extension Calculation Linkbase Document, incorporated herein by reference to Exhibit 101.CAL to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**
101.LAB	XBRL Taxonomy Extension Label Linkbase Document, incorporated herein by reference to Exhibit 101. LAB to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**
101.PRE
XBRL Taxonomy Extension Presentation Linkbase Document, incorporated herein by reference to Exhibit 101.PRE to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**
101.DEF
XBRL Taxonomy Extension Definition Linkbase Document, incorporated herein by reference to Exhibit 101. DEF to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

**
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

+
Management contracts and compensatory plans and arrangements.

Item 22.    Undertakings. The undersigned registrants hereby undertake:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d)   That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (e)   That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

          (f)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (g)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

          (h)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

RADIATION THERAPY SERVICES, INC. (Registrant)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.		President, Chief Executive Officer and Director	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey		Chief Financial Officer	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi		Assistant Treasurer	June 15, 2012
* Anil Shrivastava		Director	June 15, 2012
* James L. Elrod, Jr.		Director	June 15, 2012
* Erin L. Russell		Director	June 15, 2012
* James H. Rubenstein, M.D.		Director	June 15, 2012
*By:	/s/ BRYAN J. CAREY Bryan J. Carey as attorney-in-fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

ARIZONA RADIATION THERAPY
MANAGEMENT SERVICES, INC.
CALIFORNIA RADIATION THERAPY
MANAGEMENT SERVICES, INC.
21ST CENTURY ONCOLOGY OF
JACKSONVILLE, LLC
RADIATION THERAPY SERVICES
INTERNATIONAL, INC.
21ST CENTURY ONCOLOGY MANAGEMENT
SERVICES, INC.
JACKSONVILLE RADIATION THERAPY
SERVICES, LLC
MICHIGAN RADIATION THERAPY
MANAGEMENT SERVICES, INC.
NEVADA RADIATION THERAPY
MANAGEMENT SERVICES, INCORPORATED
21ST CENTURY ONCOLOGY OF NEW
JERSEY, INC.
NEW YORK RADIATION THERAPY
MANAGEMENT SERVICES, LLC
WEST VIRGINIA RADIATION THERAPY
SERVICES, INC.
21ST CENTURY ONCOLOGY OF
PENNSYLVANIA, INC.
CAROLINA RADIATION AND CANCER
TREATMENT CENTER, LLC
NEW ENGLAND RADIATION THERAPY
MANAGEMENT SERVICES, INC.
RADIATION THERAPY SCHOOL FOR
RADIATION THERAPY TECHNOLOGY, INC.
21ST CENTURY ONCOLOGY SERVICES, INC.
GOLDSBORO RADIATION THERAPY
SERVICES, INC.
(Registrant)
By:	/s/ BRYAN J. CAREY
Name:	Bryan J. Carey
Title:	Vice President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.		President, Chief Executive Officer and Director	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey		Vice President	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi		Assistant Treasurer	June 15, 2012
* James H. Rubenstein, M.D.		Director and Secretary	June 15, 2012
* Howard Sheridan, M.D.		Director	June 15, 2012
*By:	/s/ BRYAN J. CAREY Bryan J. Carey as attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

DEVOTO CONSTRUCTION OF SOUTHWEST FLORIDA, INC.
(Registrant)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Vice President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.		Chairman, President and Chief Executive Officer	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey		Vice President	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi		Assistant Treasurer	June 15, 2012
* Howard Sheridan, M.D.		Director	June 15, 2012
*By:	/s/ BRYAN J. CAREY Bryan J. Carey as attorney-in-fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

21ST CENTURY ONCOLOGY OF
ALABAMA, LLC.
21ST CENTURY ONCOLOGY, LLC
21ST CENTURY ONCOLOGY OF PRINCE
GEORGES COUNTY, MARYLAND, LLC
NORTH CAROLINA RADIATION THERAPY
MANAGEMENT SERVICES, LLC
MARYLAND RADIATION THERAPY
MANAGEMENT SERVICES, LLC
AHLC, LLC
SAMPSON SIMULATOR, LLC
SAMPSON ACCELERATOR, LLC
ASHEVILLE CC, LLC (Registrant)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Vice President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President, Chief Executive Officer and Manager	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey	Vice President	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	June 15, 2012

Name		Title	Date

* James H. Rubenstein, M.D.		Manager and Secretary	June 15, 2012
* Howard Sheridan, M.D.		Manager	June 15, 2012
*By:	/s/ BRYAN J. CAREY Bryan J. Carey as attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

BERLIN RADIATION THERAPY TREATMENT CENTER, LLC
(Registrant)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President and Chief Executive Officer	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey	Vice President	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	June 15, 2012
Member:
Maryland Radiation Therapy Management Services, LLC
/s/ BRYAN J. CAREY Bryan J. Carey	Vice President	June 15, 2012

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

AMERICAN CONSOLIDATED TECHNOLOGIES, LLC
PHOENIX MANAGEMENT COMPANY, LLC (Registrant)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President and Chief Executive Officer	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey	Vice President	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	June 15, 2012
Member:
Michigan Radiation Therapy Management Services, Inc.
/s/ BRYAN J. CAREY Bryan J. Carey	Vice President	June 15, 2012

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

FINANCIAL SERVICES OF SOUTHWEST FLORIDA, LLC
DERM-RAD INVESTMENT COMPANY, LLC (Registrant)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Vice President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President and Chief Executive Officer	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey	Vice President	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	June 15, 2012
Member:
Radiation Therapy Services, Inc.
/s/ BRYAN J. CAREY Bryan J. Carey	Senior Vice President and Chief Financial Officer	June 15, 2012

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

21ST CENTURY ONCOLOGY OF HARFORD COUNTY MARYLAND, LLC
(Registrant)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.		President, Chief Executive Officer and Director	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey		Vice President	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi		Assistant Treasurer	June 15, 2012
* James H. Rubenstein, M.D.		Director and Secretary	June 15, 2012
* Howard Sheridan, M.D.		Director	June 15, 2012
*By:	/s/ BRYAN J. CAREY Bryan J. Carey as attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

21ST CENTURY ONCOLOGY OF SOUTH CAROLINA, LLC
CAROLINA REGIONAL CANCER CENTER, LLC
ATLANTIC UROLOGY CLINICS, LLC
(Registrant)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.		President, Chief Executive Officer and Manager	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey		Vice President	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi		Assistant Treasurer	June 15, 2012
* Michael J. Katin		Manager	June 15, 2012
*By:	/s/ BRYAN J. CAREY Bryan J. Carey as attorney-in-fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

AURORA TECHNOLOGY DEVELOPMENT, LLC
(Registrant)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.		President, Chief Executive Officer and Manager	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey		Vice President	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi		Assistant Treasurer	June 15, 2012
* Michael J. Katin		Manager	June 15, 2012
*By:	/s/ BRYAN J. CAREY Bryan J. Carey as attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

GETTYSBURG RADIATION, LLC (Registrant)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President and Chief Executive Officer	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey	Vice President	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi	Controller	June 15, 2012
Manager: 21ST Century Oncology of
Pennsylvania, Inc.
/s/ BRYAN J. CAREY Bryan J. Carey	Vice President	June 15, 2012

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

21ST CENTURY ONCOLOGY OF KENTUCKY, LLC
(Registrant)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.		President, Chief Executive Officer and Director	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey		Vice President	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi		Assistant Treasurer	June 15, 2012
* James H. Rubenstein, M.D.		Director and Secretary	June 15, 2012
* Howard Sheridan, M.D.		Director	June 15, 2012
*By:	/s/ BRYAN J. CAREY Bryan J. Carey as attorney-in-fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on June 15, 2012.

RADIATION THERAPY SERVICES HOLDINGS, INC.
(Registrants)
By:	/s/ BRYAN J. CAREY
	Name:	Bryan J. Carey
	Title:	Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.		Director and Chief Exectuve Officer	June 15, 2012
/s/ BRYAN J. CAREY Bryan J. Carey		Senior Vice President and Chief Financial Officer	June 15, 2012
/s/ JOSEPH BISCARDI Joseph Biscardi		Controller and Chief Accounting Officer	June 15, 2012
* Anil Shrivastava		Director	June 15, 2012
* James L. Elrod, Jr.		President and Director	June 15, 2012
* Erin L. Russell		Vice President and Director	June 15, 2012
* James H. Rubenstein, M.D.		Director	June 15, 2012
*By:	/s/ BRYAN J. CAREY Bryan J. Carey as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Purchase Agreement, dated as of March 1, 2011, among Radiation Therapy Services, Inc., the guarantors named therein and the several purchasers named in Schedule I thereto, incorporated herein by reference to Exhibit 1.1 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
2.1
Membership Interest Purchase Agreement, dated January 1, 2009, among Radiation Therapy Services International, Inc., Medical Developers, LLC, Lisdey, S.A., Alejandro Dosoretz and Bernardo Dosoretz, for the purchase of membership interests in Medical Developers, LLC, incorporated herein by reference to Exhibit 2.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.*
2.2
Stock Purchase Agreement, dated as of April 1, 2010, by and among 21st Century Oncology of South Carolina, LLC, R. Steven Bass, M.D., Paul Goetowski, M.D. and Todd Williams, M.D. concerning the purchase of all of the outstanding capital stock of Carolina Regional Cancer Center, P.A., incorporated herein by reference to Exhibit 2.2 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.1
Amended and Restated Articles of Incorporation of Radiation Therapy Services, Inc. (as successor to RTS MergerCo, Inc.), incorporated herein by reference to Exhibit 3.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.2
Bylaws of Radiation Therapy Services, Inc. (as successor to RTS MergerCo, Inc.), incorporated herein by reference to Exhibit 3.2 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.3
Certificate of Incorporation of Radiation Therapy Services Holdings, Inc., incorporated herein by reference to Exhibit 3.3 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.4
Certificate of Amendment of the Certificate of Incorporation of Radiation Therapy Services Holdings, Inc., incorporated herein by reference to Exhibit 3.4 to Radiation Therapy Services Holdings, Inc.'s Form 10-K filed on March 11, 2011.
3.5
Bylaws of Radiation Therapy Services Holdings, Inc., incorporated herein by reference to Exhibit 3.5 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.6
Articles of Organization of 21st Century Oncology of Alabama, LLC, incorporated herein by reference to Exhibit 3.5 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.7
Operating Agreement of 21st Century Oncology of Alabama, LLC, incorporated herein by reference to Exhibit 3.6 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.8
Articles of Incorporation of California Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.7 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.9
By-Laws of California Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.8 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
3.10	Articles of Organization of 21st Century Oncology of Jacksonville, LLC, incorporated herein by reference to Exhibit 3.10 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.11
Operating Agreement of 21st Century Oncology of Jacksonville, LLC, incorporated herein by reference to Exhibit 3.11 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.12
Articles of Incorporation of Devoto Construction of Southwest Florida, Inc., incorporated herein by reference to Exhibit 3.11 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.13
Bylaws of Devoto Construction of Southwest Florida, Inc., incorporated herein by reference to Exhibit 3.12 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.14
Certificate of Incorporation of Radiation Therapy Services International, Inc., incorporated herein by reference to Exhibit 3.13 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.15
By-Laws of Radiation Therapy Services International, Inc., incorporated herein by reference to Exhibit 3.14 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.16
Articles of Incorporation of 21st Century Oncology Management Services, Inc., incorporated herein by reference to Exhibit 3.15 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.17
By-Laws of 21st Century Oncology Management Services, Inc., incorporated herein by reference to Exhibit 3.16 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.18
Articles of Organization of Jacksonville Radiation Therapy Services, LLC, incorporated herein by reference to Exhibit 3.18 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.19
Operating Agreement of Jacksonville Radiation Therapy Services, LLC, incorporated herein by reference to Exhibit 3.19 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.20
Articles of Organization of Financial Services of Southwest Florida, LLC, incorporated herein by reference to Exhibit 3.19 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.21
Operating Agreement of Financial Services of Southwest Florida, LLC, incorporated herein by reference to Exhibit 3.20 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.22
Articles of Organization of 21st Century Oncology, LLC, incorporated herein by reference to Exhibit 3.21 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.23	Operating Agreement of 21st Century Oncology, LLC, incorporated herein by reference to Exhibit 3.22 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.24
Articles of Organization of 21st Century Oncology of Harford County, Maryland LLC, incorporated herein by reference to Exhibit 3.23 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
3.25	Operating Agreement of 21st Century Oncology of Harford County, Maryland LLC, incorporated herein by reference to Exhibit 3.24 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.26
Articles of Organization of Berlin Radiation Therapy Treatment Center, LLC, incorporated herein by reference to Exhibit 3.25 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.27
Operating Agreement of Berlin Radiation Therapy Treatment Center, LLC, incorporated herein by reference to Exhibit 3.26 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.28
Articles of Organization of 21st Century Oncology of Prince Georges County, Maryland, LLC, incorporated herein by reference to Exhibit 3.27 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.29
Operating Agreement of 21st Century Oncology of Prince Georges County, Maryland, LLC, incorporated herein by reference to Exhibit 3.28 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.30
Articles of Organization of Maryland Radiation Therapy Management Services, LLC, incorporated herein by reference to Exhibit 3.29 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.31
Operating Agreement of Maryland Radiation Therapy Management Services, LLC, incorporated herein by reference to Exhibit 3.30 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.32
Articles of Organization and Certificate of Conversion of American Consolidated Technologies, LLC, incorporated herein by reference to Exhibit 3.31 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.33
Operating Agreement of American Consolidated Technologies, LLC, incorporated herein by reference to Exhibit 3.33 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.34
Articles of Incorporation of Michigan Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.33 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.35
By-Laws of Michigan Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.34 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.36
Articles of Incorporation of Nevada Radiation Therapy Management Services, Incorporated, incorporated herein by reference to Exhibit 3.35 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.37
Bylaws of Nevada Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.36 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.38
Certificate of Incorporation of 21st Century Oncology of New Jersey, Inc., incorporated herein by reference to Exhibit 3.37 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.39
By-Laws of 21st Century Oncology of New Jersey, Inc., incorporated herein by reference to Exhibit 3.38 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
3.40	Articles of Organization of New York Radiation Therapy Management Services, Inc, incorporated herein by reference to Exhibit 3.40 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.41
Operating Agreement of New York Radiation Therapy Management Services, LLC, incorporated herein by reference to Exhibit 3.41 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.42
Articles of Organization of North Carolina Radiation Therapy Management Services, LLC, incorporated herein by reference to Exhibit 3.41 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.43
Operating Agreement of North Carolina Radiation Therapy Management Services, LLC, incorporated herein by reference to Exhibit 3.42 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.44
Articles of Organization of 21st Century Oncology of South Carolina, LLC, incorporated herein by reference to Exhibit 3.43 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.45
Operating Agreement of 21st Century Oncology of South Carolina, LLC, incorporated herein by reference to Exhibit 3.44 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.46
Articles of Incorporation of West Virginia Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 3.45 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.47
Bylaws of West Virginia Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 3.46 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.48
Articles of Organization of Phoenix Management Company, LLC, incorporated herein by reference to Exhibit 3.47 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.49	Operating Agreement of Phoenix Management Company, LLC, incorporated herein by reference to Exhibit 3.49 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.50
Articles of Organization of Carolina Regional Cancer Center, Inc, incorporated herein by reference to Exhibit 3.50 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.51
Operating Agreement of Carolina Regional Cancer Center, LLC, incorporated herein by reference to Exhibit 3.51 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.52
Articles of Organization of Atlantic Urology Clinics, LLC, incorporated herein by reference to Exhibit 3.51 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.53
Amended and Restated Operating Agreement of Atlantic Urology Clinics, LLC, incorporated herein by reference to Exhibit 3.52 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.54
Articles of Organization of Derm-Rad Investment Company, LLC, incorporated herein by reference to Exhibit 3.53 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
3.55	Operating Agreement of Derm-Rad Investment, LLC, incorporated herein by reference to Exhibit 3.54 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.56
Articles of Incorporation of 21st Century Oncology of Pennsylvania, Inc., incorporated herein by reference to Exhibit 3.55 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.57
By-Laws of 21st Century Oncology of Pennsylvania, Inc., incorporated herein by reference to Exhibit 3.56 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.58
Certificate of Organization of Gettysburg Radiation, LLC, incorporated herein by reference to Exhibit 3.57 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.59
Amended and Restated Operating Agreement of Gettysburg Radiation, LLC, incorporated herein by reference to Exhibit 3.58 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.60
Amended and Restated Articles of Organization of Carolina Radiation and Cancer Treatment Center, LLC, incorporated herein by reference to Exhibit 3.60 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.61
Operating Agreement of Carolina Radiation and Cancer Treatment Center, LLC, incorporated herein by reference to Exhibit 3.61 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.62
Articles of Organization of 21st Century Oncology of Kentucky, LLC, incorporated herein by reference to Exhibit 3.61 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.63
Operating Agreement of 21st Century Oncology of Kentucky, LLC, incorporated herein by reference to Exhibit 3.62 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.64
Articles of Organization of New England Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.63 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.65
By-Laws of New England Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.64 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.66
Articles of Incorporation of Radiation Therapy School for Radiation Therapy Technology, Inc., incorporated herein by reference to Exhibit 3.65 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.67
Bylaws of Radiation Therapy School for Radiation Therapy Technology, Inc., incorporated herein by reference to Exhibit 3.66 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.68
Articles of Incorporation of Arizona Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.67 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
3.69
Bylaws of Arizona Radiation Therapy Management Services, Inc., incorporated herein by reference to Exhibit 3.68 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
3.70	Certificate of Formation of Aurora Technology Development, LLC, incorporated herein by reference to Exhibit 3.70 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on April 1, 2011.
3.71
Operating Agreement of Aurora Technology Development, LLC, incorporated herein by reference to Exhibit 3.71 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on April 1, 2011.
3.72
Certificate of Incorporation of 21st Century Oncology Services, Inc., incorporated herein by reference to Exhibit 3.72 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.73	By-laws of 21st Century Oncology Services, Inc., incorporated herein by reference to Exhibit 3.73 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.74
Articles of Amendment of Goldsboro Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 3.74 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.75	By-laws of Goldsboro Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 3.75 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.76	Articles of Organization of AHLC, LLC, incorporated herein by reference to Exhibit 3.76 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.77	Operating Agreement of AHLC, LLC, incorporated herein by reference to Exhibit 3.77 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.78	Certificate of Formation for Asheville CC, LLC, incorporated herein by reference to Exhibit 3.78 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.79	Operating Agreement of Asheville CC, LLC, incorporated herein by reference to Exhibit 3.79 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.80	Articles of Organization of Sampson Simulator, LLC, incorporated herein by reference to Exhibit 3.80 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.81	Operating Agreement of Sampson Simulator, LLC, incorporated herein by reference to Exhibit 3.81 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.82	Articles of Organization of Sampson Accelerator, LLC, incorporated herein by reference to Exhibit 3.82 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
3.83	Operating Agreement of Sampson Accelerator, LLC, incorporated herein by reference to Exhibit 3.83 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.

Exhibit Number	Description
4.1	Registration Rights Agreement, dated April 20, 2010, by and among Radiation Therapy Services, Inc., the guarantors named therein as guarantors, Wells Fargo Securities, LLC, Barclays Capital Inc., Banc of America Securities LLC, Daiwa Capital Markets America, Inc. and Fifth Third Securities, Inc., incorporated herein by reference to Exhibit 4.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
4.2
Indenture, dated April 20, 2010, by and among Radiation Therapy Services, Inc., each guarantor named therein as guarantors and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.2 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
4.3
First Supplemental Indenture, dated as of June 24, 2010, by and among Phoenix Management Company, LLC, Carolina Regional Cancer Center, LLC, Atlantic Urology Clinics, LLC, Radiation Therapy Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.3 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
4.4
Second Supplemental Indenture, dated as of September 29, 2010, by and Derm-Rad Investment Company, LLC, 21st Century Oncology of Pennsylvania, Inc., Gettysburg Radiation, LLC, Carolina Radiation and Cancer Treatment Center, Inc., 21st Century Oncology of Kentucky, LLC, New England Radiation Therapy Management Services, Inc. and Radiation Therapy School for Radiation Therapy Technology, Inc., Radiation Therapy Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.4 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
4.5
Third Supplemental Indenture, dated as of March 1, 2011, by and among Radiation Therapy Services, Inc. each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.1 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
4.6	Form of Notes, incorporated herein by reference to Exhibit 4.2 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
4.7
Fourth Supplemental Indenture, dated as of March 30, 2011, by and among Aurora Technology Development, LLC, Radiation Therapy Services, Inc. each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.7 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on April 1, 2011.
4.8
Fifth Supplemental Indenture, dated as of September 30, 2011 by and among Radiation Therapy Services, Inc., 21st Century Oncology Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.8 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 8, 2011.
4.9
Sixth Supplemental Indenture, dated as of January 25, 2012, by and among Radiation Therapy Services, Inc., Goldsboro Radiation Therapy Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association, incorporated herein by reference to Exhibit 4.9 to Radiation Therapy Services, Inc.'s Form 10-K filed on March 22, 2012.

Exhibit Number	Description
4.10	Indenture, dated as of May 10, 2012, among Radiation Therapy Services, Inc., the guarantors named therein as guarantors and Wilmington Trust, National Association, incorporated herein by reference to Exhibit 4.1 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on May 14, 2012.
4.11
Registration Rights Agreement, dated as of May 10, 2012, among Radiation Therapy Services, Inc., the guarantors named therein as guarantors and Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc., incorporated herein by reference to Exhibit 4.2 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on May 14, 2012.
4.12
Seventh Supplemental Indenture, dated as of May 10, 2012, by and among Radiation Therapy Services, Inc., AHLC, LLC, Asheville CC, LLC, Sampson Simulator, LLC and Sampson Accelerator, LLC, each other then existing guarantor named therein and Wells Fargo Bank, National Association., incorporated herein by reference to Exhibit 4.3 to Radiation Therapy Services Holdings, Inc.'s Quarterly Report on Form 10-Q filed on May 15, 2012.
5.1	Opinion of Kirkland & Ellis LLP, incorporated herein by reference to Exhibit 5.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
10.1
Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein, incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.2
Amendment No. 1, dated August 15, 2008, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein, incorporated herein by reference to Exhibit 10.2 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.3
Amendment No. 2, dated April 1, 2010, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein, incorporated herein by reference to Exhibit 10.3 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.4	Incremental Amendment, dated April 22, 2010, to the Credit Agreement dated February 21, 2008, by and among the Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein and Barclays Bank PLC, as Incremental Revolving Lender, incorporated herein by reference to Exhibit 10.4 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.5
Incremental Amendment, dated April 22, 2010, to the Credit Agreement dated February 21, 2008, by and among the Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein and Bank of America, N.A., as Incremental Revolving Lender, incorporated herein by reference to Exhibit 10.5 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.6
Waiver and Amendment No. 3, dated May 3, 2010, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein, incorporated herein by reference to Exhibit 10.6 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.7
Management Agreement, dated February 21, 2008, among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., Radiation Therapy Investments, LLC and Vestar Capital Partners, Inc., incorporated herein by reference to Exhibit 10.7 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.8
Amended and Restated Securityholders Agreement, dated March 25, 2008, by and among Radiation Therapy Investments, LLC and the other Securityholders party thereto, incorporated herein by reference to Exhibit 10.8 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.9
Form of Management Stock Contribution and Unit Subscription Agreement (Preferred Units and Class A Units), incorporated herein by reference to Exhibit 10.9 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.10
Management Stock Contribution and Unit Subscription Agreement (Preferred Units and Class A Units), dated February 21, 2008, by and between Radiation Therapy Investments, LLC and Daniel E. Dosoretz, incorporated herein by reference to Exhibit 10.10 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.11
Form of Management Unit Subscription Agreement (Class B Units and Class C Units), incorporated herein by reference to Exhibit 10.11 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.12	Purchase and Sale Agreement, dated September 30, 2008, among Nationwide Health Properties, Inc., 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., Maryland Radiation Therapy Management Services, LLC f/k/a Maryland Radiation Therapy Management Services, Inc., Phoenix Management Company, LLC and American Consolidated Technologies, LLC for certain properties located in Florida, Maryland and Michigan, incorporated herein by reference to Exhibit 10.12 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.13
Master Lease, dated September 30, 2008, among Nationwide Health Properties, Inc., 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., Maryland Radiation Therapy Management Services, LLC f/k/a Maryland Radiation Therapy Management Services, Inc., Phoenix Management Company, LLC and American Consolidated Technologies, LLC for certain facilities located in Florida, Maryland and Michigan, incorporated herein by reference to Exhibit 10.3 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.14
Master Lease, dated March 31, 2010, as amended by that certain First Amendment to Master Lease, dated April 15, 2010, among Theriac Rollup, LLC, and its wholly-owned subsidiaries as Landlord and Arizona Radiation Therapy Management Services, Inc., 21st Century Oncology, LLC, 21st Century Oncology Management Services, Inc., 21st Century Oncology of El Segundo, LLC, 21st Century Oncology of Kentucky, LLC, Nevada Radiation Therapy Management Services, Inc., West Virginia Radiation Therapy Services, Inc., 21st Century Oncology of New Jersey, Inc., Central Massachusetts Comprehensive Cancer Center, LLC, Jacksonville Radiation Therapy Services, Inc., 21st Century Oncology of Jacksonville, Inc., California Radiation Therapy Management Services, Inc. and Palms West Radiation Therapy, LLC, collectively as Tenant for certain facilities located in Arizona, California, Florida, Kentucky, Massachusetts, New Jersey, Nevada and West Virginia, as guaranteed by Radiation Therapy Services, Inc, incorporated herein by reference to Exhibit 10.14 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.15
Lease, dated December 29, 2009, between Theriac Enterprises of Peoria, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Peoria, Arizona, incorporated herein by reference to Exhibit 10.15 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.16
Lease, dated December 29, 2009, between Theriac Enterprises of Gilbert, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Gilbert, Arizona, incorporated herein by reference to Exhibit 10.16 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.17
Lease, dated December 29, 2009, between Theriac Enterprises of Rancho Mirage, LLC and California Radiation Therapy Management Services, Inc., for premises in Rancho Mirage, California, incorporated herein by reference to Exhibit 10.17 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.18
Lease, dated December 29, 2009, between Theriac Enterprises of Bradenton, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Lakewood Ranch, Florida, incorporated herein by reference to Exhibit 10.18 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.19
Lease, dated December 29, 2009, between Theriac Enterprises of Hammonton, LLC and 21st Century Oncology of New Jersey, Inc., for premises in Hammonton, New Jersey, incorporated herein by reference to Exhibit 10.19 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.20	Lease, dated effective December 11, 2008, between Theriac Enterprises of Jacksonville, LLC and 21st Century Oncology of Jacksonville, Inc., for premises in Jacksonville, Florida, incorporated herein by reference to Exhibit 10.20 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.21
Master Lease Agreement, dated December 21, 2010, between Theriac Rollup 2, LLC and West Virginia Radiation Therapy Services, Inc. for premises in Princeton, West Virginia, incorporated herein by reference to Exhibit 10.21 to Radiation Therapy Services Holdings, Inc.'s Form 10-K filed on March 11, 2011.
10.22
Lease Agreement, dated September 16, 2008, as amended by that certain Second Amendment to Lease, effective July 1, 2008, and Third Amendment to Lease, dated December 31, 2009, between Theriac Enterprises of Harrington, LLC and Central Massachusetts Comprehensive Cancer Center, LLC, for premises in Southbridge, Massachusetts, incorporated herein by reference to Exhibit 10.22 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.23
Ground Lease, dated September 15, 2008, between Harrington Memorial Hospital, Inc. and Central Massachusetts Comprehensive Cancer Center, LLC, for premises in Southbridge, Massachusetts, incorporated herein by reference to Exhibit 10.23 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.24
Construction Sublease, dated September 16, 2008, among Harrington Memorial Hospital, Inc., Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, for premises in Southbridge, Massachusetts, incorporated herein by reference to Exhibit 10.24 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.25
Lease, dated September 16, 2008, between Theriac Enterprises of Harington, LLC and Harrington Memorial Hospital, Inc., for premises in Southbridge, Massachusetts, incorporated herein by reference to Exhibit 10.25 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.26
Blanket Amendment to Leases, dated effective May 5, 2008, amending the: (i) Ground Lease between Harrington Memorial Hospital, Inc. and Central Massachusetts Comprehensive Cancer Center, LLC, (ii) Construction Sublease, among Harrington Memorial Hospital, Inc., Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, (iii) Lease, between Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, and (iv) Lease, between Theriac Enterprises of Harington, LLC and Harrington Memorial Hospital, Inc., for premises in Southbridge, Massachusetts, incorporated herein by reference to Exhibit 10.26 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.27
Lease Agreement, dated August 21, 2007, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Theriac Enterprises of Scottsdale, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Scottsdale, Arizona, incorporated herein by reference to Exhibit 10.27 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.28
Lease, dated October 4, 1996, as amended by that certain First Amendment to Lease, dated December 31, 2009, between 445 Partners, LLC and North Carolina Radiation Enterprises, LLC, for premises in Asheville, North Carolina, incorporated herein by reference to Exhibit 10.28 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.29	Lease Agreement effective July 1, 1987, between Kyle, Sheridan & Thorn Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., as successor in interest to Katin, Dosoretz Radiation Therapy Associates, P.A., for premises in Ft. Myers, Florida, incorporated herein by reference to Exhibit 10.29 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.30
Lease, dated December 3, 1999, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Henderson Radiation Associates and Nevada Radiation Therapy Management Services, Inc., for premises in Henderson, Nevada, incorporated herein by reference to Exhibit 10.30 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.31
Lease, dated August 1, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Nevada Radiation Enterprises, LLC and Nevada Radiation Therapy Management Services, Inc., for premises in Las Vegas, Nevada, incorporated herein by reference to Exhibit 10.31 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.32
Lease, dated December 31, 1999, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Tamarac Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Tamarac, Florida, incorporated herein by reference to Exhibit 10.32 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.33
Lease, dated January 1, 2001, as amended by that certain First Amendment to Lease, dated December 3, 2009, between Bonita Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Bonita Springs, Florida, incorporated herein by reference to Exhibit 10.33 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.34
Lease Agreement, dated May 21, 2001, between Fort Walton Radiation Associates, LLP and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Fort Walton Beach, Florida, incorporated herein by reference to Exhibit 10.34 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.35
Lease Agreement, dated January 18, 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Fort Walton Beach Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Fort Walton Beach, Florida, incorporated herein by reference to Exhibit 10.35 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.36
Lease Agreement, dated November 17, 2000, as amended by that certain First Amendment to Lease, dated December 31, 2009, between West Palm Radiation Associates, LLC and Palms West Radiation Associates, LLC, for premises in Palm Beach County, Florida, incorporated herein by reference to Exhibit 10.36 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.37
Lease, dated May 1, 2002, between Bradenton Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., as amended by that certain First Amendment to Lease, dated December 31, 2009, for premises in Bradenton, Florida, incorporated herein by reference to Exhibit 10.37 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.38	Lease Agreement, dated October 1, 2002, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Plantation Radiation Associates, for premises in Plantation, Florida, incorporated herein by reference to Exhibit 10.38 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.39
Lease Agreement, dated January 21, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Yonkers Radiation Enterprises, LLC and New York Radiation Therapy Management Services, Incorporated, for premises in Yonkers, New York, incorporated herein by reference to Exhibit 10.39 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.40
Lease, dated February 1, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Lehigh Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Lehigh Acres, Florida, incorporated herein by reference to Exhibit 10.40 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.41
Lease, dated November 19, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Destin Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Santa Rosa Beach, Florida, incorporated herein by reference to Exhibit 10.41 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.42
Sublease agreement dated October 21, 1999 between Radiation Therapy Services, Inc. and Westchester MRI Specialists, P.C, incorporated herein by reference to Exhibit 10.42 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.43
Lease, dated June 1, 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Arizona Radiation Enterprises, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Scottsdale, Arizona, incorporated herein by reference to Exhibit 10.43 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.44
Lease, dated January 30, 2003, effective February 20, 2004, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Crestview Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Crestview, Florida, incorporated herein by reference to Exhibit 10.44 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.45
Lease, dated October 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Palm Springs Radiation Enterprises, LLC and California Radiation Therapy Management Services, Inc., for premises in Palm Desert, California, incorporated herein by reference to Exhibit 10.45 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.46
Lease Agreement, dated February 7, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Theriac Enterprises of Littlestown, LLC and 21st Century Oncology of Pennsylvania, Inc., for premises in Littlestown, Pennsylvania, incorporated herein by reference to Exhibit 10.46 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.47
Lease Agreement, dated March 12, 2007, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Theriac Enterprises of Casa Grande, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Casa Grande, Arizona, incorporated herein by reference to Exhibit 10.47 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.48	Lease Agreement, dated August 17, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Marco Island Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Naples, Florida, incorporated herein by reference to Exhibit 10.48 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.49
Administrative Services Agreement, dated January 1, 1997, as amended by that certain Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, Addendum to Administrative Services Agreement, dated January 1, 2010, between New York Radiation Therapy Management Services, Incorporated and Yonkers Radiation Medical Practice, P.A. (incorporated herein by reference to Exhibit 10.49 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010), and Addendum to Administrative Services Agreement, dated January 1, 2011, between New York Radiation Therapy Management Services, LLC f/k/a New York Radiation Therapy Management Services, Inc. and Yonkers Radiation Medical Practice, P.A. (incorporated herein by reference to Exhibit 10.49 to Radiation Therapy Services, Inc.'s Form 10-K filed on March 22, 2012).
10.50
Administrative Services Agreement, dated January 1, 2002, as amended by that certain Addendum to Administrative Services Agreement, dated January 1, 2002, Addendum to Administrative Services Agreement, dated January 1, 2004, Addendum to Administrative Services Agreement, dated January 1, 2005, Addendum to Administrative Services Agreement, dated January 1, 2006, Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, Addendum to Administrative Services Agreement, dated January 1, 2010, between North Carolina Radiation Therapy Management Services, LLC f/k/a North Carolina Radiation Therapy Management Services, Inc. and Radiation Therapy Associates of Western North Carolina, P.A. (incorporated herein by reference to Exhibit 10.50 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010) and Addendum to Administrative Services Agreement, dated January 1, 2011, between North Carolina Radiation Therapy Management Services, LLC and Radiation Therapy Associates of Western North Carolina, P.A. North Carolina, P.A. (incorporated by reference to Exhibit 10.5 to Radiation Therapy Services, Inc.'s Form 10-K filed on March 22, 2012).
10.51
Administrative Services Agreement, dated January 9, 1998, as amended by that certain Amendment to Administrative Services Agreement, dated January 1, 1999, Amendment to Administrative Services Agreement, dated January 1, 1999, Amendment to Administrative Services Agreement, January 1, 2001, Amendment to Administrative Services Agreement, January 1, 2002, Amendment to Administrative Services Agreement, January 1, 2003, Amendment to Administrative Services Agreement, January 1, 2004, Amendment to Administrative Services Agreement, January 1, 2005, Amendment to Administrative Services Agreement, January 1, 2006, and Amendment to Administrative Services Agreement, August 1, 2006, between Nevada Radiation Therapy Management Services, Incorporated and Michael J. Katin, M.D., Prof. Corp., incorporated herein by reference to Exhibit 10.51 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.52	Administrative Services Agreement, dated October 31, 1998, as amended by that certain Amendment to Administrative Services Agreement effective April 1, 2005, Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, Addendum to Administrative Services Agreement, dated January 1, 2010, between Maryland Radiation Therapy Management Services LLC f/k/a Maryland Radiation Therapy Management Services, Inc. and Katin Radiation Therapy, P.A. (incorporated herein by reference to Exhibit 10.52 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010), and Addendum to Administrative Services Agreement, dated January 1, 2011, between Maryland Radiation Therapy Management Services, LLC and Katin Radiation Therapy, P.A. (incorporated by reference to Exhibit 10.52 to Radiation Therapy Services, Inc.'s Form 10-K filed on March 11, 2012).
10.53
Professional Services Agreement, dated January 1, 2005, between Berlin Radiation Therapy Treatment Center, LLC and Katin Radiation Therapy, P.A., incorporated herein by reference to Exhibit 10.53 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.54
Independent Contractor Agreement, dated October 18, 2005, between Katin Radiation Therapy, P.A. and Ambergris, LLC, incorporated herein by reference to Exhibit 10.54 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.55
Administrative Services Agreement, dated August 1, 2003, as amended by that certain Amendment to Administrative Services Agreement, dated January 1, 2005, between California Radiation Therapy Management Services, Inc. and 21st Century Oncology of California, a Medical Corporation, incorporated herein by reference to Exhibit 10.55 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.56
Management Services Agreement, dated May 1, 2006, between 21st Century Oncology of California, a Medical Corporation and California Radiation Therapy Management Services, Inc., as successor by assignment pursuant to that certain Assignment and Assumption Agreement, dated May 1, 2006, between California Radiation Therapy Management Services, Inc. and LHA, Inc., as amended by that certain Addendum to Management Services Agreement, dated August 1, 2006, Second Amendment to Management Services Agreement, dated November 1, 2006, and Third Addendum to Management Services Agreement, dated August 1, 2007, for premises in Palm Desert, Santa Monica and Beverly Hills, California, incorporated herein by reference to Exhibit 10.56 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.57
Facilities and Management Services Agreement, dated October 13, 2008, among 21st Century Oncology—CHW, LLC, 21st Century Oncology of California, A Medical Corporation and Redding Radiation Oncologists, P.C., incorporated herein by reference to Exhibit 10.57 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.58
Five Party Agreement, dated May 5, 2009, among Central Massachusetts Comprehensive Cancer Center, LLC, Harrington Memorial Hospital, Inc., Theriac Enterprises of Harrington, LLC, Bank of America, N.A., and Alliance Oncology, LLC, incorporated herein by reference to Exhibit 10.58 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.59	Management Services Agreement, dated June 1, 2005, as amended by that certain Addendum, dated January 1, 2006, between New England Radiation Therapy Management Services, Inc. and Massachusetts Oncology Services, P.C., incorporated herein by reference to Exhibit 10.59 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.60
Professional Services Agreement, dated January 1, 2009, between Radiosurgery Center of Rhode Island, LLC and Massachusetts Oncology Services, P.C., incorporated herein by reference to Exhibit 10.60 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.61
Radiation Therapy Services Agreement, dated as of January 1, 2010, between South County Radiation Therapy, LLC and Massachusetts Oncology Services, P.C., incorporated herein by reference to Exhibit 10.61 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.62
Radiation Therapy Services Agreement, dated as of January 1, 2010 between Southern New England Regional Cancer Center, LLC and Massachusetts Oncology Services, P.C., incorporated herein by reference to Exhibit 10.62 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.63
Transition Agreement and Stock Pledge, dated 2008, among 21st Century Oncology—CHW, LLC, Redding Radiation Oncologists, P.C. and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.63 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.64
Transition Agreement and Stock Pledge, dated August 2007, among American Consolidated Technologies, LLC, RADS, PC Oncology Professionals and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.64 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.65
Transition Agreement and Stock Pledge, dated August 2007, among Phoenix Management Company, LLC, American Oncologic Associates of Michigan, P.C. and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.63 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.66
Transition Agreement and Stock Pledge, dated August 2007, among Phoenix Management Company, LLC, X-Ray Treatment Center, P.C. and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.66 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.67
Transition Agreement and Stock Pledge, dated June 1, 2005, among New England Radiation Therapy Management Services, Inc., Massachusetts Oncology Services, P.C., Daniel E. Dosoretz, M.D. and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.67 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.68
Transition Agreement and Stock Pledge, dated September 3, 2003, among California Radiation Therapy Management Services, Inc., 21st Century Oncology of California, A Medical Corporation and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.68 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.69	Transition Agreement and Stock Pledge, dated August 1, 2002, among North Carolina Radiation Therapy Management Services, LLC f/k/a North Carolina Radiation Therapy Management Services, Inc., Radiation Therapy Associates of Western North Carolina, P.A. and Michael J. Katin, M.D., incorporated herein by reference to Exhibit 10.69 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.70
Healthcare Professional Liability Claims Made and Healthcare General Liability Occurrence Insurance Policy, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD to Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 10.70 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.71
Excess Physician Professional Liability Insurance Policy, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD on behalf of RTSI Segregated Portfolio to Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 10.71 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.72
Excess Professional Physician and General Liability Insurance Policy, Claims Made and Reported Coverage, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD on behalf of RTSI Segregated Portfolio to Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 10.72 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.73
Physician Professional Liability Insurance Policy, the policy period from October 14, 2009 to October 14, 2010, issued by National Medical Professional Risk Retention Group, Inc. to Radiation Therapy Services, Inc./21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., incorporated herein by reference to Exhibit 10.73 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.74
Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and Daniel E. Dosoretz, incorporated herein by reference to Exhibit 10.74 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.75
Physician Employment Agreement, dated February 21, 2008, between Daniel E. Dosoretz, M.D. and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., incorporated herein by reference to Exhibit 10.75 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.76
Executive Employment Agreement, dated effective as of February 8, 2010, between Radiation Therapy Services, Inc. and Kerrin E. Gillespie, incorporated herein by reference to Exhibit 10.76 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.77
Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and James H. Rubenstein, M.D., incorporated herein by reference to Exhibit 10.77 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+

Exhibit Number	Description
10.78	Executive Employment Agreement, dated effective as of February 21, 2008, as amended by that certain Amendment to Executive Employment Agreement, dated December 15, 2008 (incorporated herein by reference to Exhibit 10.78 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010) and Second Amendment to Executive Employment Agreement, dated February 2, 2011, between Radiation Therapy Services, Inc. and Norton Travis, incorporated herein by reference to Exhibit 10.78 to Radiation Therapy Services, Inc.'s Form 10-K filed on March 11, 2012.+
10.79
Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and Howard Sheridan, incorporated herein by reference to Exhibit 10.79 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.80
Physician Employment Agreement, dated effective as of July 1, 2003, as amended by that certain Amendment to Physician Employment Agreement, dated January 1, 2006, Second Amendment to Physician Employment Agreement, dated October 1, 2006, and Third Amendment to Physician Employment Agreement, dated January 1, 2007, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Constantine A. Mantz, M.D., incorporated herein by reference to Exhibit 10.80 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.81
Physician Employment Agreement, dated effective as of January 1, 2002, as amended by that certain First Amendment to Physician Employment Agreement, dated effective as of July 1, 2002, Second Amendment to Physician Employment Agreement, dated effective as of March 24, 2007, and Third Amendment to Physician Employment Agreement, dated effective as of November 11, 2009, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Eduardo Fernandez, M.D., incorporated herein by reference to Exhibit 10.81 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.82
Physician Employment Agreement, dated February 21, 2008, as amended by that certain Amendment to Physician Employment Agreement, dated February 1, 2010, between James H. Rubenstein, M.D. and 21st Century Oncology, Inc., incorporated herein by reference to Exhibit 10.82 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.83
Physician Sharing Agreement, dated effective as of August 1, 2003, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Radiation Therapy Associates of Western North Carolina, P.A., incorporated herein by reference to Exhibit 10.83 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.84
Personal and Services Agreement, dated effective as of December 1, 2004, between Imaging Initiatives, Inc and 21st Century Oncology, Inc., incorporated herein by reference to Exhibit 10.84 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.85
Business Operations and Support Agreement, dated July 20, 1999, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between Phoenix Management Company, LLC and X-Ray Treatment Center, P.C., incorporated herein by reference to Exhibit 10.85 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.86	Business Operations and Support Agreement, dated August 19, 2000, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between American Consolidated Technologies, LLC and RADS, P.C. Oncology Professionals, incorporated herein by reference to Exhibit 10.86 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.87
Business Operations and Support Agreement, dated August 19, 2000, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between Phoenix Management Company, LLC, as successor by merger of Pontiac Investment Associates, a Michigan Partnership and American Oncologic Associates of Michigan, P.C., incorporated herein by reference to Exhibit 10.87 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.88
Physician Sharing Agreement, dated as of October 1, 2006, between Katin Radiation Therapy, P.A. and 21st Century Oncology of Harford County, Maryland, LLC, incorporated herein by reference to Exhibit 10.88 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.89
Radiation Therapy Services Agreement, dated effective as of February 1, 2007, between Roger Williams Radiation Therapy, LLC and Massachusetts Oncology Services, P.C., incorporated herein by reference to Exhibit 10.89 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.90
Second Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, dated March 25, 2008, incorporated herein by reference to Exhibit 10.90 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.91
Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), incorporated herein by reference to Exhibit 10.91 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.92
Supplement No. 1, dated as of June 6, 2008, between Jacksonville Radiation Therapy Services, Inc. and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.92 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.93
Supplement No. 2, dated as of April 22, 2010, between Phoenix Management Company, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.93 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.94	Supplement No. 3, dated as of June 24, 2010, between Carolina Regional Cancer Center, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.94 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.95
Supplement No. 4, dated as of June 24, 2010, between Atlantic Urology Clinics, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.95 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.96
Supplement No. 5, dated as of September 30, 2010, between Derm-Rad Investment Company, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.96 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.97
Supplement No. 6, dated as of September 30, 2010, between 21st Century Oncology of Pennsylvania, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.97 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.98
Supplement No. 7, dated as of September 30, 2010, between Gettysburg Radiation, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.98 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.99
Supplement No. 8, dated as of September 30, 2010, between Carolina Radiation and Cancer Treatment Center, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.99 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.100
Supplement No. 9, dated as of September 30, 2010, between 21st Century Oncology of Kentucky, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.100 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.

Exhibit Number	Description
10.101	Supplement No. 10, dated as of September 30, 2010, between New England Radiation Therapy Management Services, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.101 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.102
Supplement No. 11, dated as of September 30, 2010, between Radiation Therapy School for Radiation Therapy Technology, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.102 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.103
Form of Indemnification Agreement (Directors and/or Officers), incorporated herein by reference to Exhibit 10.103 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.+
10.104
Amendment No. 1, dated as of November 24, 2010, to the Second Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, dated March 25, 2008, incorporated herein by reference to Exhibit 10.104 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on November 24, 2010.
10.105
Commitment Letter, dated January 10, 2011, by and between DDJ Capital Management, LLC and Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 10.105 to Radiation Therapy Services Holdings, Inc.'s 8-K filing on January 24, 2011.
10.106
Amended and Restated Radiation Therapy Investments, LLC 2008 Unit Award Plan, adopted on February 21, 2008, as amended and restated on March 1, 2011, , incorporated herein by reference to Exhibit 10.3 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 4, 2011.
10.107
Membership Interest Purchase Agreement, dated as of March 1, 2011, by and among Radiation Therapy Services International, Inc., Main Film B.V., Radiation Therapy Services, Inc., Radiation Therapy Investments, LLC, Alejandro Dosoretz, and Claudia Elena Kaplan Browntein de Dosoretz, incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
10.108
Membership Interest Purchase Agreement, dated as of March 1, 2011, by and among Radiation Therapy Services International, Inc., Main Film B.V., Bernardo Dosoretz, and Eduardo Chehtman, incorporated herein by reference to Exhibit 10.2 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
10.109
Membership Interest Purchase Agreement, dated as of March 1, 2011, by and among Radiation Therapy Services International, Inc., Radiation Therapy Services, Inc., Radiation Therapy Investments, LLC, Bernardo Dosoretz and Eduardo Chehtman, incorporated herein by reference to Exhibit 10.3 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
10.110
Contribution Agreement, dated March 1, 2011, by and between Radiation Therapy Investments, LLC and Alejandro Dosoretz, incorporated herein by reference to Exhibit 10.4 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.

Exhibit Number	Description
10.111	Registration Rights Agreement, dated March 1, 2011, by and among Radiation Therapy Services, Inc., the guarantors party thereto and the purchasers named in Schedule II thereto, incorporated herein by reference to Exhibit 10.5 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
10.112
Registration Rights Agreement, dated March 1, 2011, by and among Radiation Therapy Services, Inc., the guarantors party thereto and Bernardo Dosoretz, incorporated herein by reference to Exhibit 10.6 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 7, 2011.
10.113
Supplement No. 12, dated as of March 31, 2011 between Aurora Technology Development, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A., incorporated herein by reference to Exhibit 10.113 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on April 1, 2011.
10.114
Amendment No. 2 to the Second Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, incorporated herein by reference to Exhibit 10.2 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 4, 2011
10.115
Unit Repurchase Agreement, dated March 1, 2011, between Radiation Therapy Investments, LLC and Daniel E. Dosoretz, incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 4, 2011
10.116
Supplement No. 12, dated as of March 31, 2011 between Aurora Technology Development, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A. , incorporated herein by reference to Exhibit 10.113 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on April 1, 2011.
10.117
Amendment Agreement, dated as of September 29, 2011, among Radiation Therapy Services, Inc. (as successor to RTS Merger Co., Inc.), Radiation Therapy Services Holdings, Inc., the Subsidiaries of the Borrower identified as "Subsidiary Guarantors" on the signature pages thereto, the Lenders signatory thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders, incorporated by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on October 3, 2011.
10.118
Incremental Amendment, dated as of September 30, 2011, among Radiation Therapy Services, Inc., a Florida corporation (as successor to RTS Merger Co., Inc.), Radiation Therapy Services Holdings, Inc., the Subsidiaries identified as "Subsidiary Guarantors" on the signature pages thereto, SunTrust Bank, as the incremental revolving lender, and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders, incorporated by reference to Exhibit 10.2 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on October 3, 2011.

Exhibit Number	Description
10.119	Supplement No. 13, dated as of September 29, 2011, between 21st Century Oncology Services, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A. incorporated herein by reference to Exhibit 10.119 to Radiation Therapy Services Holdings, Inc's Current Report on Form 10-K filed on March 22, 2012.
10.120
Supplement No. 14, dated as of February 2, 2012, between Goldsboro Radiation Therapy Services, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A. incorporated herein by reference to Exhibit 10.120 to Radiation Therapy Services Holdings, Inc's Current Report on Form 10-K filed on March 22, 2012.
10.121
Executive Employment Agreement, dated March 1, 2011, between Radiation Therapy Services, Inc. and Joseph M. Garcia, incorporated herein by reference to Exhibit 10.4 to Radiation Therapy Services Holdings, Inc's Current Report on Form 8-K filed on March 4, 2011.
10.122
Master Lease #3, dated as of December 12, 2011, between Theriac Rollup II, LLC and its wholly-owned subsidiaries as Landlord and 21st Century Oncology of Alabama, LLC, West Virginia Radiation Therapy Services, Inc. and 21st Century Oncology, LLC, collectively as Tenant for certain facilities, as guaranteed by Radiation Therapy Services, Inc. incorporated herein by reference to Exhibit 10.122 to Radiation Therapy Services Holdings, Inc's Current Report on Form 10-K filed on March 22, 2012.
10.123
Asset Purchase Agreement, dated March 30, 2012 between 21st Century Oncology, LLC and Lakewood Ranch Oncology Center, LLC, Asset Purchase Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and Urology Partners, P.A., Asset Purchase Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and Florida Urology Specialists, P.A., Goodwill Purchase and Sale Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and Joseph Bilik, M.D., Goodwill Purchase Agreement and Sale, dated March 30, 2012, between 21st Century Oncology, LLC and Matthew J. Perry, M.D., Goodwill Purchase and Sale Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and William J. Tingle, M.D., Goodwill Purchase and Sale Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and Thomas H. Williams, M.D., and Goodwill Purchase and Sale Agreement, dated March 30, 2012, between 21st Century Oncology, LLC and Tracey B. Gapin, M.D.., incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc.'s Quarterly Report on Form 10-Q filed on May 15, 2012.
10.124	Credit Agreement, dated as of May 10, 2012, among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the lenders party thereto from time to time, Wells Fargo Bank, National Association, as administrative agent and collateral agent and the other parties thereto, incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on May 14, 2012.
10.125	Intercreditor Agreement, dated as of May 10, 2012, among Wells Fargo Bank, National Association Wilmington Trust, National Association and each collateral agent from time to time party thereto.

Exhibit Number	Description
10.126	Third Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, dated as of June 11, 2012, incorporated herein by reference to Exhibit 10.1 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.127	Amendment No. 1 to the Second Amended and Restated Securityholders Agreement, dated as of June 11, 2012, incorporated herein by reference to Exhibit 10.2 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.128	Amended and Restated Executive Employment Agreement, dated as of June 11, 2012, by and among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc. and Daniel E. Dosoretz, incorporated herein by reference to Exhibit 10.3 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.129	Amended and Restated Physician Employment Agreement, dated as of June 11, 2012, by and between 21st Century Oncology, Inc. and Daniel E. Dosoretz, M.D., incorporated herein by reference to Exhibit 10.4 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.130	Executive Employment Agreement, dated as of January 1, 2012, by and among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc. and Bryan J. Carey, incorporated herein by reference to Exhibit 10.5 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.131	First Amendment to Executive Employment Agreement, dated as of June 11, 2012, by and between Joseph Garcia and Radiation Therapy Services, Inc., incorporated herein by reference to Exhibit 10.6 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
10.132	Amendment No. 3 to Executive Employment Agreement, dated as of June 11, 2012, by and among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc. and Norton Travis, incorporated herein by reference to Exhibit 10.7 to Radiation Therapy Services Holdings, Inc.'s Current Report on Form 8-K filed on June 15, 2012.
12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges, incorporated herein by reference to Exhibit 12.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
21.1	Subsidiaries of Registrant, incorporated herein by reference to Exhibit 21.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
23.1	Consent of Ernst and Young LLP.
23.2	Consent of Deloitte & Co. S.A.
23.3	Consent of Kirkland & Ellis LLP (Included in Exhibit 5.1).
24.1	Powers of Attorney (Included on the signature pages of this Form S-4 and incorporated herein by reference).
25.1	Statement of Trustee Eligibility, incorporated herein by reference to Exhibit 25.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
99.1	Letter of Transmittal, incorporated herein by reference to Exhibit 99.1 to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.
101.INS	XBRL Instance Document, incorporated herein by reference to Exhibit 101.INS to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**

Exhibit Number	Description
101.SCH	XBRL Taxonomy Extension Schema Document, incorporated herein by reference to Exhibit 101.SCH to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document, incorporated herein by reference to Exhibit 101.CAL to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**
101.LAB	XBRL Taxonomy Extension Label Linkbase Document, incorporated herein by reference to Exhibit 101. LAB to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document, incorporated herein by reference to Exhibit 101.PRE to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document, incorporated herein by reference to Exhibit 101. DEF to Radiation Therapy Services, Inc.'s Registration Statement on Form S-4 filed on May 24, 2012.**

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

**
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

+
Management contracts and compensatory plans and arrangements.